                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Tenneco Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

      PRELIMINARY COPIES - SUBJECT TO COMPLETION - OCTOBER 21, 1996

DANA G. MEAD           Tenneco
Chairman and           1275 King Street
Chief Executive OfficerGreenwich, Connecticut 06831

                                                                           LOGO
                                            [LOGO OF TENNECO INC. APPEARS HERE]

    , 1996

Dear Tenneco Shareowner:

  I invite you to attend a Special Meeting of Tenneco Shareowners on Monday,
December   , 1996, at 10:00 a.m., local time, at Tenneco's executive offices at 1275 King Street, Greenwich, Connecticut. At this important meeting, you will be asked to approve a very significant reorganization, through which Tenneco will be divided into three separate, publicly traded companies: (i) New Tenneco Inc., which will be spun-off, renamed Tenneco Inc., and consist of Tenneco's Automotive and Packaging businesses and its Administrative Services business, (ii) Newport News Shipbuilding Inc., which will be spun-off and consist of Tenneco's current Shipbuilding business, and (iii) El Paso Natural Gas Company, which will include Tenneco Energy as a subsidiary.

  As a Tenneco Common Shareowner, after the reorganization is completed you will receive:

 . One share of New Tenneco for every share of your current Tenneco shares. . One share of Newport News for every five shares of your current Tenneco shares.
 . Shares in El Paso Natural Gas Company, which will be allocated based on a formula more fully described in the attached Joint Proxy Statement-- Prospectus.

  Tenneco Preferred Shareowners will receive common shares of El Paso Natural Gas Company.

  The Spin-Offs and Merger have been structured to be tax-free for federal income tax purposes to Tenneco and its Shareowners. These transactions are contingent upon Tenneco Shareowner approval and the receipt of a favorable ruling from the IRS.

  THE TENNECO BOARD HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF ITS SHAREOWNERS. THE BOARD HAS APPROVED THE TRANSACTION AND RECOMMENDS THAT SHAREOWNERS APPROVE THE TRANSACTION BY EXECUTING AND RETURNING THE ENCLOSED PROXY.

  For the past few years, Tenneco has been undergoing a corporate transformation from a diversified industrial corporation to a global manufacturing company focused on its Automotive and Packaging businesses. This process has produced a number of important milestones allowing Tenneco to focus its strategic actions to maximize shareowner value--which has culminated in the reorganization you are being asked to approve at this Special Shareowners meeting.

  This reorganization will enable the management of each of the three businesses of the company to concentrate its attention and financial resources on its respective core businesses and permit investors to make more focused investment decisions based on the specific attributes of each business in its respective industry. It will create a powerful New Tenneco--global manufacturing in Automotive and Packaging with a strong balance sheet, high growth potential, leading market positions and products, higher profitability, and with a great potential for value creation. Going forward this New Tenneco will have market leadership positions in these businesses with proven products and unparalleled brand equity worldwide. It will have a unique opportunity to take advantage of powerful demographic and economic trends worldwide--i.e. to take advantage of current industry consolidation trend in the automotive parts industry where both Walker and Monroe are already leaders, and in the packaging industry where many of Tenneco's products, such as Hefty(R) and One Zip(R) are also leaders along with its other innovative products.

  In Newport News Shipbuilding the Tenneco Shareowner will own the nation's largest and most profitable privately owned shipyard; the only one capable of building the Navy's nuclear powered aircraft carriers, the only non-Naval shipyard capable of refueling and overhauling the Navy's nuclear powered aircraft carriers, and one of only two shipyards capable of building the Navy's nuclear powered submarines.

  With the merger of Tenneco Energy and El Paso, you will have an investment in one of the nation's largest natural gas companies, with coast-to-coast access to all of the nation's major markets, critical mass in non-regulated operations and an expanded international presence.

  The purpose of the Special Meeting is to approve and adopt the definitive agreements providing for the Merger and the Spin-Offs and to approve certain related actions. The Merger and the Spin-Offs are distinct parts of one combined Transaction that you are being asked to approve as a whole. Please read carefully the enclosed Joint Proxy Statement--Prospectus for a more complete description of the terms of the proposed transaction.

  This is the key event in the five-year long transformation of Tenneco from an unfocused, slow growth conglomerate into a set of highly focused businesses with substantial prospects for growth and value creation.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. If you attend the Special Meeting in person, you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your proxy.

  I appreciate your support in this important event.

                                          Sincerely,
                                          /s/ Dana G. Mead
                                          Dana G. Mead
                                          Chairman and Chief Executive Officer

      PRELIMINARY COPIES - SUBJECT TO COMPLETION - OCTOBER 21, 1996

                               TENNECO INC.
                               1275 KING STREET
                         GREENWICH, CONNECTICUT 06831
                                (203) 863-1000

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER   , 1996

TO THE STOCKHOLDERS OF TENNECO INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Tenneco
Inc., a Delaware corporation ("Tenneco"), will be held on December   , 1996 at
10:00 a.m., local time (EST), at Tenneco's executive offices at 1275 King Street, Greenwich, Connecticut, for the following purposes:

  I. To consider and vote upon a single, unified proposal relating to the proposed reorganization of Tenneco (the "Transaction"):

    A. to approve and adopt the Distribution Agreement, dated as of       ,
  1996, as such may be amended, supplemented or modified from time to time (the "Distribution Agreement"), among Tenneco, New Tenneco Inc., a Delaware corporation and newly formed wholly owned subsidiary of Tenneco ("New Tenneco"), and Newport News Shipbuilding Inc., a Delaware corporation (formerly known as Tenneco InterAmerica Inc.) and wholly owned subsidiary of Tenneco ("Newport News"), pursuant to which (i) Tenneco and its subsidiaries will undertake various intercompany transfers and distributions designed to restructure, divide and separate their existing businesses and assets so that the assets, liabilities and operations of (A) their automotive parts, packaging and administrative services businesses are owned and operated by New Tenneco, and (B) their shipbuilding business are owned and operated by Newport News, and (ii) Tenneco will subsequently distribute (the "Distributions") pro rata to holders of Tenneco common stock, par value $5.00 per share (the "Tenneco Common Stock"), all of the outstanding common stock, $.01 par value per share, of New Tenneco and all of the outstanding common stock, $.01 par value per share, of Newport News;

    B. to approve and adopt the Agreement and Plan of Merger, dated as of June 19, 1996, as such may be amended, supplemented or modified from time to time (the "Merger Agreement"), among El Paso Natural Gas Company, a Delaware corporation ("El Paso"), El Paso Merger Company, a Delaware corporation and an indirect wholly owned subsidiary of El Paso ("El Paso Subsidiary"), and Tenneco pursuant to which (i) El Paso Subsidiary will be merged with and into Tenneco, which will then (as a result of the Distributions) consist only of Tenneco's remaining active businesses, including the transportation and marketing of natural gas, and its discontinued operations, and (ii) shares of Tenneco stock (other than shares of a new series of Tenneco junior preferred stock to be issued prior to the Merger and certain preferred shares held by holders entitled to demand and who properly demand appraisal of such shares) will be converted into the right to receive shares of El Paso common stock, par value $3.00 per share, and possibly, in the case of holders of Tenneco Common Stock, depositary shares representing interests in shares of a new series of El Paso preferred stock, pursuant to formulas set forth in the Merger Agreement and described more fully in the Joint Proxy Statement-Prospectus that accompanies this Notice;

    C. to approve the transactions contemplated by the Merger Agreement and the Distribution Agreement; and

    D. to approve an amendment (the "Charter Amendment") to the Certificate of Incorporation of Tenneco, as amended, which will eliminate certain relative rights and preferences of the junior preferred stock of Tenneco.

  II. To transact such other business including, without limitation, the adjournment of the Special Meeting (including an adjournment of the Special Meeting to obtain a quorum, solicit additional votes in favor of proposal I and/or allow for the fulfillment of certain conditions precedent to the Transaction) as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Distributions, Merger and Charter Amendment will each be voted upon together as part of the Transaction and will not be effected separately (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved).

  The Board of Directors of Tenneco has fixed the close of business on October , 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. A list of such stockholders will be available for examination at the offices of Tenneco, located at 1275 King Street, Greenwich, Connecticut, for a period of at least ten days prior to the Special Meeting.

  A proxy and a Joint Proxy Statement-Prospectus (including as appendices Information Statements regarding New Tenneco and Newport News) containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice. A copy of the Distribution Agreement and Merger Agreement in effect as of the date hereof are attached to the Joint Proxy Statement-Prospectus as Appendices A and B, respectively.

                                          By Order of the Board of Directors,

                                          Karl A. Stewart
                                          Secretary

Greenwich, Connecticut
October   , 1996



                                   IMPORTANT

  All stockholders are cordially invited to attend the Special Meeting in person.

  Whether or not you plan to attend the Special Meeting in person, in order to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card, which is being solicited by the Board of Directors, and promptly return it in the self-addressed return envelope enclosed for that purpose. The envelope requires no postage if mailed in the United States. Any stockholder who signs and sends in a proxy card may revoke it at any time prior to the vote at the Special Meeting by following the procedures set forth in the accompanying Joint Proxy Statement--Prospectus.

                             DO NOT SEND ANY STOCK
                           CERTIFICATES AT THIS TIME.

      PRELIMINARY COPIES - SUBJECT TO COMPLETION - OCTOBER 21, 1996

                                 TENNECO INC.

              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER   , 1996

                               ----------------

                          EL PASO NATURAL GAS COMPANY

              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD        , 1996

                                  PROSPECTUS

                               ----------------

  This Joint Proxy Statement-Prospectus is being furnished to the stockholders of Tenneco Inc., a Delaware corporation ("Tenneco"), and to the stockholders of El Paso Natural Gas Company, a Delaware corporation ("El Paso"), in connection with the solicitation of proxies by the Boards of Directors of Tenneco and El Paso for use at the respective meetings of stockholders of Tenneco and El Paso, and at any adjournments or postponements thereof (respectively, the "Tenneco Special Meeting" and the "El Paso Special Meeting").

  The Tenneco Special Meeting will be held on December   , 1996 at the time
and place and for the purposes specified in the accompanying Notice. See "THE TENNECO SPECIAL MEETING." At the Tenneco Special Meeting, holders of record as
of the close of business on October   , 1996 (the "Tenneco Record Date") of
the currently outstanding classes of Tenneco capital stock will, to the extent and as described more fully herein, consider and vote upon:

    (1) a single unified proposal relating to the proposed reorganization of Tenneco (the "Transaction") to: (a) approve and adopt the Distribution
  Agreement, dated as of      , 1996, as such may be amended, supplemented or
  modified from time to time (the "Distribution Agreement"), among Tenneco, New Tenneco Inc., a Delaware corporation and newly formed, wholly owned subsidiary of Tenneco ("New Tenneco"), and Newport News Shipbuilding Inc., a Delaware corporation and wholly owned subsidiary of Tenneco ("Newport News"), pursuant to which, among other things, Tenneco will spin-off (the "Distributions") to holders of Common Stock, par value $5.00 per share, of Tenneco (the "Tenneco Common Stock") (i) New Tenneco, which will hold the assets, liabilities and operations of Tenneco's automotive parts, packaging and administrative services businesses, and (ii) Newport News, which will hold the assets, liabilities and operations of Tenneco's shipbuilding business; (b) approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of June 19, 1996, as such may be amended, supplemented or modified from time to time (the "Merger Agreement"), among El Paso, El Paso Merger Company, an indirect wholly owned subsidiary of El Paso ("El Paso Subsidiary"), and Tenneco, pursuant to which (i) El Paso Subsidiary will be merged (the "Merger") with and into Tenneco, and (ii) shares of Tenneco Stock (as defined) will be converted into the right to receive El
  Paso equity securities purs     uant to formulas set forth in the Merger
  Agreement and more fully described herein; (c) approve the transactions

                                                       (continued on next page)
                               ----------------

THE NEW TENNECO INFORMATION STATEMENT AND THE NEWPORT NEWS INFORMATION STATEMENT (EACH AS DEFINED) ARE ATTACHED HERETO AS APPENDICES C AND D. SEE "RISK FACTORS" THEREIN, BEGINNING AT PAGES 29 AND 27, RESPECTIVELY, FOR CERTAIN MATTERS RELEVANT TO THE OWNERSHIP OF NEW TENNECO COMMON STOCK AND NEWPORT NEWS COMMON STOCK. SEE ALSO "RISK FACTORS" HEREIN, BEGINNING AT PAGE 36, FOR MATTERS THAT SHOULD BE CONSIDERED WITH RESPECT TO THE TRANSACTION AND THE SECURITIES OF EL PASO ISSUABLE IN CONNECTION THEREWITH.

                               ----------------

 THE SECURITIES  TO BE ISSUED  IN THE DISTRIBUTIONS  AND THE MERGER  HAVE NOT
   BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES  AND EXCHANGE COMMISSION
    OR  BY ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE SECURITIES  AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE  ACCURACY  OR  ADEQUACY  OF  THIS  JOINT  PROXY  STATEMENT-
         PROSPECTUS.  ANY   REPRESENTATION  TO  THE  CONTRARY   IS  A
           CRIMINAL OFFENSE.

                               ----------------

       THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS      , 1996.

(continued from front cover)

  contemplated by the Merger Agreement and the Distribution Agreement; and
  (d) approve an amendment (the "Charter Amendment") to Tenneco's Certificate of Incorporation to eliminate specified rights, powers and preferences of Tenneco's junior preferred stock; and


    (2) such other business including, without limitation, the adjournment of the meeting (including an adjournment to obtain a quorum, solicit additional votes in favor of proposal (1) and/or allow for the fulfillment of certain conditions precedent to the Transaction) as may properly come before the Tenneco Special Meeting.

  The El Paso Special Meeting will be held on        , 1996 at the time and
place and for the purposes specified in the accompanying Notice. See "THE EL PASO SPECIAL MEETING." At the El Paso Special Meeting, holders of record as of
the close of business on        , 1996 (the "El Paso Record Date") of
outstanding shares of Common Stock, par value $3.00 per share, of El Paso (the "El Paso Common Stock"), will consider and vote upon the proposed issuance by El Paso (the "Stock Issuance") of up to 23,894,862 shares of El Paso Common Stock in connection with the transactions contemplated by the Merger Agreement.



  In the Distributions, record holders of Tenneco Common Stock will receive one share of New Tenneco common stock for each share of Tenneco Common Stock held and one share of Newport News common stock for every five shares of Tenneco Common Stock held, with cash (without interest) in lieu of fractional shares. Application will be made to list the New Tenneco common stock and Newport News common stock on the New York Stock Exchange (the "NYSE"). See "THE DISTRIBUTIONS."

  The Merger is expected to be consummated promptly following the Distributions. At the time of the Merger, Tenneco will consist only of the remaining assets, liabilities and operations of Tenneco and its subsidiaries other than those of New Tenneco and Newport News, including the transmission and marketing of natural gas. Tenneco will survive the Merger, with 100% of its common equity and approximately 75% of its combined equity value at that time held indirectly by El Paso (and the remainder held by the holders of new series of Tenneco junior preferred stock to be issued between the date hereof and the Merger). See "THE NPS ISSUANCE." The Merger Agreement provides for (i) the retention by Tenneco after the Merger of approximately $2.65 billion of debt and preferred stock obligations, subject to certain adjustments described herein, (ii) the retention by Tenneco after the Merger of liabilities related to discontinued businesses of Tenneco (estimated by El Paso to be approximately $600 million), and (iii) the issuance of El Paso equity securities to holders of Tenneco Stock in the Merger valued at an aggregate of $750 million (the "Equity Consideration"), subject to the effect of a "collar" on the market price of El Paso Common Stock. See "THE MERGER."

  If the Stock Issuance is approved, upon consummation of the Merger, in general, each outstanding share of (a) Tenneco's $7.40 Cumulative Preferred Stock, no par value (the "$7.40 Preferred Stock"), will be converted into the right to receive a number of shares of El Paso Common Stock designed generally to provide, in the aggregate, [$38] million of the Equity Consideration to the holders of $7.40 Preferred Stock, (b) Tenneco's $4.50 Cumulative Preferred Stock, no par value (the "$4.50 Preferred Stock"), will be converted into the right to receive a number of shares of El Paso Common Stock designed generally to provide, in the aggregate, [$74] million of the Equity Consideration to the holders of $4.50 Preferred Stock, and (c) Tenneco Common Stock will be converted into the right to receive a number of shares of El Paso Common Stock designed to provide, in the aggregate, the balance of the Equity Consideration of [$638] million to the holders of Tenneco Common Stock (subject to the collar). The $7.40 Preferred Stock and $4.50 Preferred Stock are sometimes collectively referred to herein as the "Tenneco Preferred Stock" and the Tenneco Common Stock and Tenneco Preferred Stock are sometimes collectively referred to herein as the "Tenneco Stock." Throughout this Joint Proxy Statement-Prospectus, disclosures of the aggregate or per share amount of consideration to be received by any of the holders of Tenneco Stock are estimates based on the assumption that the aggregate consideration to be received by the holders of Tenneco Preferred Stock will equal an aggregate liquidation preference of all outstanding shares of Tenneco Preferred Stock of $112 million. Such numbers have been provided herein solely for the purposes of illustration and there can be no assurance that the actual amounts will not be more or less than the estimates provided herein.

  If the Stock Issuance is not approved, the Merger is still expected to be consummated but El Paso will issue to the holders of Tenneco Stock 7,000,000 shares of El Paso Common Stock, with the balance of the equity consideration to consist of depositary shares (the "El Paso Preferred Depositary Shares"), each
representing a    !wenty-fifth fractional interest in a whole share of a new series of El Paso voting preferred stock (the "El

(continued from front cover)

Paso Preferred Stock"). In such case, the holders of Tenneco Preferred Stock will receive shares of El Paso Common Stock as described above, and holders of Tenneco Common Stock will receive (i) a number of shares of El Paso Common Stock equal to 7,000,000 less the number of such shares issued to holders of Tenneco Preferred Stock, and (ii) El Paso Preferred Depositary Shares representing interests in that number of shares of El Paso Preferred Stock which has an aggregate liquidation preference equal to the value of the additional shares of El Paso Common Stock that would have been issued to the holders of Tenneco Common Stock if the Stock Issuance had been approved. For a description of the El Paso Preferred Stock and El Paso Preferred Depositary Shares issuable in the Merger and certain risks associated therewith, see "RISK FACTORS--Risks Relating to the Transaction--No Current Market for El Paso Preferred Depositary Shares" and "DESCRIPTION OF EL PASO PREFERRED STOCK AND DEPOSITARY SHARES."

  In any event, holders of Tenneco Common Stock and Tenneco Preferred Stock will receive cash (without interest) in lieu of fractional shares, if any, in the Merger. Holders of $4.50 Preferred Stock will have appraisal rights in connection with the Merger. See "THE MERGER--Appraisal Rights."

  The number of shares to be issued to the holders of Tenneco Preferred Stock will be based on the average of the per share closing prices on the NYSE of El Paso Common Stock (the "Average El Paso Common Price," as more fully described herein) during the period of 20 consecutive trading days ending two trading days prior to the effective time of the Merger (the "Merger Effective Time"). The number of shares to be issued to the holders of Tenneco Common Stock will be based on the Average El Paso Common Price, subject, however, to a collar on that price of $31.3875 to 38.3625, inclusive (the "Collar"). After giving effect to the Collar, holders of Tenneco Common Stock will likely receive El Paso equity securities that have a market value as of the Merger Effective Time which is more or less than [$638 million] if the Average El Paso Common Price is above or below the Collar, respectively. Furthermore, because the consideration to be received by Tenneco stockholders will be fixed based upon an average of closing prices of the El Paso Common Stock over a 20 trading-day period, the market value of such consideration upon receipt may be more or less than such 20 trading-day average. See "RISK FACTORS."

  In all events, holders of Tenneco Preferred Stock will be entitled to receive a number of shares of El Paso Common Stock having a value of $100 (such value to be based on the Average El Paso Common Price, which may differ from the market price of El Paso Common Stock on the date of issue) for each share of Tenneco Preferred Stock converted in the Merger. If the Stock Issuance is approved and based on various assumptions described more fully herein, holders of Tenneco Common Stock will be entitled to receive between
 .119 (if the Average El Paso Common Price is less than or equal to $31.3875) and .097 (if the Average El Paso Common Price is greater than or equal to $38.3625) shares of El Paso Common Stock per share of Tenneco Common Stock converted in the Merger. If the Stock Issuance is not approved and based on the assumptions described above, holders of Tenneco Common Stock will be entitled to receive between .020 and .024 shares of El Paso Common Stock and between .078 and .070 El Paso Preferred Depositary Shares per share of Tenneco Common Stock in the Merger. In either case, the market value of El Paso securities received by Tenneco stockholders at the Merger Effective Time will depend on the market price of the El Paso Common Stock and, if applicable, the El Paso Preferred Depositary Shares, on such date. For the 20 trading days ended August 21, 1996, the average per share closing price of the El Paso Common Stock on the NYSE was $39.8625. For a table showing how changes in the Average El Paso Common Price impact the number and value of shares to be received by Tenneco stockholders in the Merger, see "THE TRANSACTION--
Consideration to Tenneco Stockholders." Beginning on      , 1996, Tenneco
stockholders can obtain the average per share closing price of the El Paso Common Stock on the NYSE for the most recent 20 trading-day period by calling
El Paso's transfer agent, The First National Bank of Boston, at 1-800-   -
    .

  For a more complete description of the terms of the Transaction, see "THE TRANSACTION," "THE NPS ISSUANCE," "DEBT AND CASH REALIGNMENT," "CORPORATE RESTRUCTURING TRANSACTIONS," "THE DISTRIBUTIONS," "THE MERGER" and "THE CHARTER AMENDMENT."

  This Joint Proxy Statement-Prospectus also constitutes a prospectus of El Paso with respect to the shares of El Paso Common Stock and the El Paso Preferred Depositary Shares (including the underlying El Paso Preferred Stock) issuable upon consummation of the Merger. El Paso Common Stock is currently listed and traded on the NYSE and application will be made to list on the NYSE the additional shares of El Paso Common Stock and the El Paso Preferred Depositary Shares, if any, issuable in the Merger.

  This Joint Proxy Statement-Prospectus, the attached Notices of Special Meeting, and the enclosed proxy are first being mailed to Tenneco and El Paso
stockholders on or about             , 1996.

                             AVAILABLE INFORMATION

  El Paso has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the El Paso Common Stock, El Paso Preferred Stock and El Paso Preferred Depositary Shares issuable in connection with the Merger. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. For further information, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning provisions of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. All information concerning El Paso and its affiliates (including El Paso Subsidiary) contained or incorporated by reference in this Joint Proxy Statement-Prospectus has been furnished by El Paso, and all information concerning Tenneco, New Tenneco, Newport News and their respective affiliates contained or incorporated by reference in this Joint Proxy Statement-Prospectus has been furnished by Tenneco.

  A Registration Statement on Form 10 will be filed by each of New Tenneco (the "New Tenneco Registration Statement") and Newport News (the "Newport News Registration Statement") to register their respective shares of common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information statement regarding New Tenneco to be filed as part of the New Tenneco Registration Statement (the "New Tenneco Information Statement") is attached hereto as Appendix C. The information statement regarding Newport News to be filed as part of the Newport News Registration Statement (the "Newport News Information Statement") is attached hereto as Appendix D.

  El Paso and Tenneco are (and, upon consummation of the Distributions, New Tenneco and Newport News will be) subject to the informational requirements of the Exchange Act, and, in accordance therewith, file (or will file) reports, proxy statements and other information with the SEC.

  The Registration Statement and exhibits thereto filed by El Paso, and the reports, proxy statements, and other information filed with the SEC by El Paso and Tenneco (or to be filed with the SEC, in the case of New Tenneco and Newport News) can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W. Washington, DC 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, at prescribed rates, from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or accessed electronically on the SEC's Web site at (http://www.sec.gov). The El Paso Common Stock, Tenneco Common Stock and $7.40 Preferred Stock are listed on the NYSE, and reports and other information concerning El Paso and Tenneco can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS (WHICH INCLUDES THE MATERIALS APPENDED HERETO) OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EL PASO, EL PASO SUBSIDIARY, TENNECO, NEW TENNECO OR NEWPORT NEWS. THIS JOINT PROXY STATEMENT-PROSPECTUS (WHICH INCLUDES THE MATERIALS APPENDED HERETO) DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS (WHICH INCLUDES THE MATERIALS APPENDED HERETO) NOR ANY DISTRIBUTION OF SECURITIES AS CONTEMPLATED HEREIN SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EL PASO, EL PASO SUBSIDIARY, TENNECO, NEW TENNECO OR NEWPORT NEWS SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO EL PASO AND TENNECO THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO EL PASO (EXCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO NORMA F. DUNN, VICE PRESIDENT, INVESTOR AND PUBLIC RELATIONS, EL PASO NATURAL GAS COMPANY, ONE PAUL KAYSER CENTER, 100 NORTH STANTON STREET, EL PASO, TEXAS 79901, TELEPHONE (915) 541-2600. DOCUMENTS RELATING TO TENNECO (EXCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., 1275 KING STREET, GREENWICH, CONNECTICUT 06831, TELEPHONE (203) 863-1000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE EL PASO SPECIAL MEETING OR THE
TENNECO SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY           , 1996.

  The following documents filed by El Paso with the SEC (File No. 1-2700) are incorporated by reference into this Joint Proxy Statement-Prospectus:

    1.El Paso's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    2. El Paso's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 1996, as amended by El Paso's Form 10-Q/A filed May 15, 1996, and for the quarterly period ended June 30, 1996;

    3.El Paso's Proxy Statement for the Annual Meeting of Stockholders held on April 30, 1996;

    4. El Paso's Current Reports on Form 8-K dated May 2, 1996 and June 28, 1996; and

    5.El Paso's Registration Statement on Form 8-A filed with respect to the El Paso Common Stock, as amended to date.

  The following documents filed by Tenneco with the SEC (File No. 1-9864) are incorporated by reference into this Joint Proxy Statement-Prospectus:

    1.Tenneco's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Tenneco's Form 10-K/A dated August 27, 1996;

    2. Tenneco's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996;

    3. Tenneco's Proxy Statement for the Annual Meeting of Stockholders held on May 14, 1996; and

    4. Tenneco's Current Reports on Form 8-K dated November 17, 1995, February 2, 1996, March 21, 1996, June 6, 1996 and June 19, 1996.

  All documents filed by El Paso or Tenneco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Tenneco Special Meeting and El Paso Special Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus. Subject to the foregoing, all information appearing in this Joint Proxy Statement-Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   5
TABLE OF CONTENTS.........................................................   6
SUMMARY OF JOINT PROXY STATEMENT-PROSPECTUS ..............................   9
RISK FACTORS..............................................................  36
  Risks Relating to the Transaction.......................................  36
  Risks Relating to El Paso and Tenneco Energy............................  41
  Safe Harbor Disclosure: Forward-Looking Statements and Associated Risks.  46
THE TENNECO SPECIAL MEETING...............................................  47
  General.................................................................  47
  Purpose of the Tenneco Special Meeting..................................  47
  Record Date; Shares Entitled to Vote; Quorum............................  47
  Votes Required; Effect of Abstentions and Non-Votes.....................  47
  Voting and Revocation of Proxies........................................  48
  Solicitation of Proxies.................................................  48
  Appraisal Rights........................................................  49
  Adjournment of the Tenneco Special Meeting..............................  49
  Tenneco Junior Preferred Stockholders Written Consent...................  49
THE EL PASO SPECIAL MEETING...............................................  49
  General.................................................................  49
  Purpose of the El Paso Special Meeting..................................  49
  Record Date; Shares Entitled to Vote; Quorum............................  50
  Votes Required; Effect of Abstentions and Non-Votes.....................  50
  Voting and Revocation of Proxies........................................  50
  Solicitation of Proxies.................................................  51
  Adjournment of the El Paso Special Meeting..............................  51
THE TRANSACTION...........................................................  52
  Structure of the Transaction............................................  52
  Consideration to Tenneco Stockholders...................................  53
  Background of the Transaction...........................................  55
  Reasons for the Transaction; Recommendations of the Boards of Directors.  56
  Opinions of Financial Advisors..........................................  60
  Interests of Certain Persons in the Transaction.........................  67
  Expenses................................................................  68
THE NPS ISSUANCE .........................................................  69
DEBT AND CASH REALIGNMENT.................................................  69
  Debt Realignment........................................................  70
  Capital Expenditure Adjustment..........................................  72
  Cash Realignment........................................................  72
CORPORATE RESTRUCTURING TRANSACTIONS......................................  72
THE DISTRIBUTIONS.........................................................  74
  Manner of Distribution..................................................  74
  Certain Other Pre-Distribution Transactions.............................  74
  Relationship Among Tenneco, New Tenneco and Newport News After the
   Distributions..........................................................  75
  Conditions to Consummation of the Distributions.........................  80
  Amendment or Termination of the Distributions...........................  80
  Trading of New Tenneco Common Stock and Newport News Common Stock.......  80
THE MERGER................................................................  82
  Closing of the Merger...................................................  82
  Conversion of Shares....................................................  82

                                                                           PAGE
                                                                           ----
  Final Dividends on Tenneco Stock........................................  85
  Effects of the Merger...................................................  85
  Certain Other Pre-Merger Transactions...................................  85
  No Solicitation.........................................................  86
  Certain Covenants.......................................................  86
  Employee Benefits.......................................................  89
  Representations and Warranties..........................................  90
  Conditions Precedent....................................................  90
  Amendment or Termination of the Merger Agreement........................  92
  Waiver..................................................................  92
  Termination Fee ........................................................  93
  Consulting Arrangement..................................................  93
  Regulatory Approvals....................................................  93
  Appraisal Rights........................................................  93
  Restrictions on Resale of El Paso Stock.................................  96
THE CHARTER AMENDMENT.....................................................  97
DESCRIPTION OF THE TENNECO JUNIOR PREFERRED STOCK.........................  98
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  99
  Tax Rulings and Opinions................................................ 100
  The Distributions....................................................... 102
  The Merger.............................................................. 103
  Possible Future Legislation............................................. 104
  Back-up Withholding Requirements........................................ 105
SELECTED FINANCIAL DATA................................................... 106
  Tenneco and Consolidated Subsidiaries Consolidated Selected Financial
   Information............................................................ 106
  El Paso Selected Financial Data......................................... 108
  Tenneco Energy Combined Selected Financial Data......................... 109
  New Tenneco Combined Selected Financial Data............................ 110
  Newport News Combined Selected Financial Data........................... 111
INFORMATION CONCERNING TENNECO............................................ 112
INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED................... 112
  General................................................................. 112
  Interstate Pipeline Operations.......................................... 112
  Gas Marketing, Intrastate Pipelines and Related Services................ 117
  International, Power Generation and Ventures............................ 117
  Discontinued and Other Operations....................................... 118
  Employees............................................................... 118
  Properties.............................................................. 119
  Operation of the Energy Business After the Merger....................... 119
  Environmental Matters................................................... 119
  Legal Proceedings....................................................... 122
  Tenneco Credit Facility................................................. 122
  Management After the Transaction........................................ 123
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations of the Energy Business................................... 124
UNAUDITED PRO FORMA FINANCIAL INFORMATION................................. 133
  Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco
   Energy................................................................. 133
  Unaudited Pro Forma Combined Financial Statements of New Tenneco........ 150
  Unaudited Pro Forma Combined Financial Statements of Newport News....... 156
COMPARISON OF RIGHTS OF STOCKHOLDERS OF TENNECO, NEW TENNECO AND NEWPORT
 NEWS..................................................................... 160

                                                                         PAGE
                                                                      ----------
INFORMATION CONCERNING EL PASO.......................................        165
DESCRIPTION OF EL PASO PREFERRED STOCK AND DEPOSITARY SHARES.........        165
COMPARISON OF RIGHTS OF STOCKHOLDERS OF TENNECO AND EL PASO..........        166
ACCOUNTING TREATMENT.................................................        176
LEGAL MATTERS........................................................        176
EXPERTS..............................................................        176
STOCKHOLDER PROPOSALS................................................        177
INDEX OF CERTAIN DEFINED TERMS.......................................        178
INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE..................        F-1
Distribution Agreement............................................... Appendix A
Merger Agreement..................................................... Appendix B
New Tenneco Information Statement.................................... Appendix C
Newport News Information Statement................................... Appendix D
Appraisal Rights..................................................... Appendix E
Lazard Opinion....................................................... Appendix F
DLJ Opinion.......................................................... Appendix G
The Charter Amendment................................................ Appendix H

                  SUMMARY OF JOINT PROXY STATEMENT-PROSPECTUS

  The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information included or incorporated by reference in this Joint Proxy Statement-Prospectus, and the Appendices hereto, including, but not limited to the Distribution Agreement and the Merger Agreement (as currently in effect) set forth as Appendix A and Appendix B hereto, respectively. Stockholders are urged to read carefully this Joint Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated by reference in their entirety. Unless the context otherwise requires, as used herein (i) the term "New Tenneco" refers to (A) New Tenneco Inc. (to be renamed Tenneco Inc. upon consummation of the Merger) and its subsidiaries, for all periods after consummation of the Distributions, and (B) the entities through which Tenneco and its subsidiaries operated the Industrial Business (as defined), for all periods prior to consummation of the Distributions, and (ii) the term "Newport News" refers to (A) Newport News Shipbuilding Inc. (formerly known as Tenneco InterAmerica Inc.) and its subsidiaries (including Newport News Shipbuilding and Dry Dock Company), for periods after consummation of the Distributions, and (B) Newport News Shipbuilding and Dry Dock Company and its subsidiaries, through which Tenneco and its subsidiaries operated the Shipbuilding Business (as defined), for periods prior to consummation of the Distributions. Capitalized terms that are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement-Prospectus. See "INDEX OF CERTAIN DEFINED TERMS."

                                 THE COMPANIES

EL PASO

  El Paso is a Delaware corporation which was incorporated in 1928. In recognition of changes in the natural gas industry and the manner in which El Paso manages its businesses, and in order to facilitate a more detailed understanding of the various activities in which it engages, El Paso began doing business under the name El Paso Energy Corporation (effective April 22,
1996) and has segregated its business activities into three business segments:
(i) natural gas transmission, (ii) field and merchant services, and (iii) corporate and other.

  The natural gas transmission segment includes one of the nation's largest mainline natural gas transmission systems, connecting natural gas supply regions in New Mexico, Texas, Oklahoma, and Colorado to markets in California, Nevada, Arizona, New Mexico, Texas, and northern Mexico. The transmission system consists of approximately 10,000 miles of pipeline and is connected to one of the most prolific supply basins in the nation, the San Juan Basin of northern New Mexico and southern Colorado. The field and merchant services segment provides field services, including gathering, products extraction, dehydration, purification and compression. In addition, the field and merchant services segment purchases, markets and trades natural gas, natural gas liquids, power and other energy commodities, and provides risk management activities associated with these commodities. This segment has approximately 7,900 miles of gathering lines and 64,000 horsepower of compression located in the San Juan, Anadarko, and Permian Basins, and in East Texas and Louisiana. The corporate and other segment includes El Paso Energy International, through which El Paso conducts its international activities, and other corporate activities.

  El Paso's principal executive offices are located at One Paul Kayser Center, 100 North Stanton Street, El Paso, Texas 79901, and its telephone number at that address is (915) 541-2600. For further information concerning El Paso, see "--Summary Historical and Pro Forma Combined Consolidated Financial Data of El Paso," "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "SELECTED FINANCIAL DATA--El Paso Selected Financial Data," and "INFORMATION CONCERNING EL PASO."

EL PASO SUBSIDIARY

  El Paso Subsidiary, a direct wholly owned subsidiary of El Paso Energy Corporation and an indirect wholly owned subsidiary of El Paso, was formed by El Paso solely for the purpose of effecting the Merger. El Paso Subsidiary's principal executive offices are located at One Paul Kayser Center, 100 North Stanton Street, El Paso, Texas 79901 and its telephone number at that location is (915) 541-2600.

TENNECO

  Tenneco is a diversified industrial company conducting all of its operations through its subsidiaries. The major businesses of Tenneco presently consist of
(i) interstate and intrastate transportation and marketing of natural gas, (ii) the manufacture and sale of automotive exhaust and ride control systems, (iii) the manufacture and sale of packaging materials, cartons, containers and specialty packaging products for consumer and commercial markets, and (iv) the design, construction, repair and overhauling of ships (primarily nuclear-powered aircraft carriers and submarines for the United States Navy).

  In 1987, Tenneco was incorporated in Delaware and acquired all of the outstanding shares of Tennessee Gas Pipeline Company (which at the time was named Tenneco Inc.). Tenneco's principal executive offices are located at 1275 King Street, Greenwich, Connecticut 06831 and its telephone number at that address is (203) 863-1000. For further information concerning Tenneco, see "-- Summary Consolidated Financial Data of Tenneco," "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "SELECTED FINANCIAL DATA-- Tenneco Inc. and Consolidated Subsidiaries Selected Consolidated Financial Information," and "INFORMATION CONCERNING TENNECO."

TENNECO ENERGY BUSINESS TO BE MERGED

  General. Under the terms of the Merger, El Paso Subsidiary will be merged with and into Tenneco, which will then consist only of the assets, liabilities and operations of Tenneco and its subsidiaries other than those of New Tenneco or Newport News, including the transmission and marketing of natural gas (collectively, the "Energy Business" or "Tenneco Energy"). Following the Merger, Tenneco will change its name to "El Paso Tennessee Pipeline Co."

  The Energy Business as presently conducted consists principally of the interstate transportation of natural gas, as well as certain other related business operations not generally subject to regulation by the Federal Energy Regulatory Commission (the "FERC"), such as gas marketing, intrastate pipeline operations, international pipelines and power generation, domestic power generation operations and oil and gas ventures. The Energy Business also includes certain assets and liabilities of Tenneco and its subsidiaries that do not relate to the Industrial Business or the Shipbuilding Business, including those business operations that have been discontinued or sold.

  Tenneco Energy's principal interstate pipeline operations consist of the pipeline systems of wholly owned subsidiaries Tennessee Gas Pipeline Company ("TGP"), Midwestern Gas Transmission Company and East Tennessee Natural Gas Company. The interstate systems, which include approximately 16,300 miles of pipeline, gathering lines and sales laterals, serve markets located primarily in the Eastern United States. Tenneco Energy Resources Corporation, a wholly owned subsidiary of Tenneco, and its subsidiaries operate approximately 1,300 miles of intrastate pipelines serving the Texas Gulf Coast and West Texas markets. Its businesses include buying, selling, storing, processing and transporting natural gas and price risk management services. Also, Tenneco Energy is engaged in various international energy-related projects, invests in oil and gas properties and finances independent producers engaged in exploration and development projects. See "--Summary Historical and Pro Forma Combined Consolidated Financial Data of El Paso," "--Summary Combined Financial Data of Tenneco Energy," "SELECTED FINANCIAL DATA--Tenneco Energy Combined Selected Financial Data," and "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED."

  Operation After the Merger. El Paso is currently engaged in a comprehensive review of the business and operations of the Energy Business. Following the completion of such review and the Merger, El Paso plans to integrate, for the most part, the operations of the Energy Business with those of El Paso in order to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. El Paso anticipates that the complementary interstate and intrastate pipeline operations and gas marketing activities of El Paso and the Energy Business should provide the combined company with increased operating flexibility and access to additional customers and markets. See "RISK FACTORS--Risks Relating to El Paso and Tenneco Energy-- Uncertainty Surrounding Integration of Operations."

  El Paso has indicated that it intends to undertake various transactions (the "Refinancing Transactions") in order to reduce the amount of Tenneco debt that would otherwise be outstanding after consummation of the Transaction including
(i) the monetization of certain assets of the Energy Business for anticipated net proceeds of approximately $500 million, and (ii) a public equity offering by El Paso of approximately $200 million and the use of the net proceeds thereof to purchase a subordinated series of junior preferred stock (the "Subordinated Junior Preferred Stock") from Tenneco. In addition, as market conditions allow, El Paso may refinance Tenneco's post-Transaction debt through a sale of senior debt of Tenneco and/or TGP to the public. See "RISK FACTORS--Risks Relating to El Paso and Tenneco Energy--Consummation of Refinancing Transactions," "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED--Operation of the Energy Business After the Merger" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION--Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy."

NEW TENNECO

  New Tenneco is a newly formed Delaware corporation which, upon completion of the Transaction, will be renamed "Tenneco Inc." and will be an independent, publicly held company. New Tenneco will own and operate, through its direct and indirect subsidiaries, the assets of, and will assume the liabilities associated with, Tenneco's automotive parts, packaging and administrative services businesses (collectively, the "Industrial Business"). New Tenneco's principal executive offices will be located at 1275 King Street, Greenwich, Connecticut 06831, and its telephone number at that address will be
(203) 863-1000.

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name. Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R). Tenneco's administrative services operations design, implement and administer shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities. See "--Summary Historical and Pro Forma Combined Financial Data of New Tenneco," "SELECTED FINANCIAL DATA--New Tenneco Combined Selected Financial Data," and the New Tenneco Information Statement attached hereto as Appendix C.

NEWPORT NEWS

  Newport News (formerly known as Tenneco InterAmerica Inc.) was incorporated in Delaware in 1965 and operates through its subsidiaries a shipyard with over 100 years of experience in the shipbuilding business. Upon consummation of the Transaction, Newport News will become an independent, publicly held company that will own and operate, through its direct and indirect subsidiaries, substantially all of the assets of, and will assume substantially all of the liabilities associated with, Tenneco's shipbuilding business (the "Shipbuilding Business"), which consists primarily of (i) the design, construction, repair and overhauling of nuclear-powered aircraft carriers and submarines for the United States Navy, (ii) the overhaul and repair of U.S. Navy and commercial vessels, and (iii) the refueling of nuclear-powered ships. Newport News' principal executive offices will be located at 4101 Washington Avenue, Newport News, Virginia 23607, and its telephone number at that address will be (757) 380-2000.

  Newport News believes it currently is (i) the only shipyard capable of building the Navy's nuclear powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear powered submarines. With over 100 years of experience, Newport News has developed a preeminent reputation through the construction of 264 naval ships and 542 merchant vessels including aircraft carriers, submarines, guided missile cruisers, cargo ships, passenger cruise liners, tankers, large crude carriers, liquefied gas carriers and tug boats. In addition to these major vessels, Newport News has built barges, caisson ships, car floats (ferries) and pilot boats. See "--Summary Historical and Pro Forma Combined Financial Data of Newport News," "SELECTED FINANCIAL DATA--Newport News Combined Selected Financial Data," and the Newport News Information Statement attached hereto as Appendix D.

                                THE TRANSACTION

GENERAL

  The Distributions, Merger and Charter Amendment are separate parts of the Transaction, none of which will be consummated unless the Transaction as a whole is approved at the Tenneco Special Meeting (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved). The following sets forth the principal transactions which constitute parts of, and will be undertaken to consummate, the Transaction.

  NPS Issuance. Tenneco will issue (the "NPS Issuance") in a registered public offering shares of one or more new series of its junior preferred stock (the "Tenneco Junior Preferred Stock") in an amount calculated, to the extent possible, to have an aggregate value equal to approximately 25% of the total value of all shares of Tenneco capital stock outstanding as of the Merger Effective Time. Holders of Tenneco Junior Preferred Stock will have the right to elect one-sixth of the Board of Directors of Tenneco. The proceeds (the "NPS Issuance Proceeds") to Tenneco from the sale of the Tenneco Junior Preferred Stock in the NPS Issuance (which are estimated to be $275 million) will, net of underwriting commissions and other expenses, be used to repay certain existing indebtedness of Tenneco and certain of its subsidiaries in connection with the Debt Realignment (as defined).

  Debt Realignment. The indebtedness for money borrowed of Tenneco and certain of its consolidated subsidiaries (the "Tenneco Energy Consolidated Debt," which had a total book value of approximately $4,443 million at June 30, 1996) will be restructured through a series of tender offers, exchange offers, payments, redemptions, prepayments and defeasances involving Tenneco, New Tenneco and Newport News (the "Debt Realignment"). The Debt Realignment is intended to reduce the total amount of the Tenneco Energy Consolidated Debt to an amount that, when added to the total amount of certain other liabilities and obligations of Tenneco Energy outstanding as of the Merger Effective Time (as so added, the "Actual Energy Debt Amount," described more fully herein), equals $2.65 billion, less the NPS Issuance Proceeds and subject to certain other adjustments described herein (the "Base Debt Amount"). If the Actual Energy Debt Amount varies from the Base Debt Amount, the amount of such variance will be accounted for in a post-Transaction cash payment (the "Debt Cash Adjustment") (i) from New Tenneco to Tenneco, in the event the Actual Energy Debt Amount exceeds the Base Debt Amount, or (ii) from Tenneco to New Tenneco, in the event the Actual Energy Debt Amount is less than the Base Debt Amount. See "DEBT AND CASH REALIGNMENT." If the Debt Realignment and the other components of the Transaction had been consummated on June 30, 1996, on a pro forma basis, Tenneco, New Tenneco and Newport News would have had indebtedness for money borrowed of approximately $2,544 million ($1,844 million after giving effect to the Refinancing Transactions as discussed elsewhere herein), $2,145 million and $614 million, respectively. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  Corporate Restructuring. Pursuant to the Distribution Agreement, Tenneco and its subsidiaries will undertake various intercompany transfers and distributions (collectively, the "Corporate Restructuring Transactions") designed to restructure, divide and separate their existing businesses and assets so that, upon consummation of the Distributions, the assets, liabilities and operations of (i) the Industrial Business will be directly and indirectly owned and operated by New Tenneco, and (ii) the Shipbuilding Business will be directly and indirectly owned and operated by Newport News. See "CORPORATE RESTRUCTURING TRANSACTIONS."

  Cash Realignment. The total amount of cash and cash equivalents of Tenneco and its consolidated subsidiaries (which, as of June 30, 1996, totalled approximately $229 million) as of the Merger Effective Time will be allocated $25.0 million to Tenneco, $5.0 million to Newport News and the balance to New Tenneco (the "Cash Realignment"). See "DEBT AND CASH REALIGNMENT."

  The Charter Amendment. Prior to the Merger, Tenneco will file the Charter Amendment to eliminate specified rights, powers and preferences of its junior preferred stock (certain of which may be preserved or modified in the certificates of designation for the Tenneco Junior Preferred Stock to be issued in the NPS Issuance) contained in the Tenneco Certificate of Incorporation, as amended (the "Tenneco Charter"). See "THE NPS ISSUANCE" and "THE CHARTER AMENDMENT."

  The Distributions. On the effective date of the Distributions (the "Distribution Date"), Tenneco will distribute to all holders of Tenneco Common Stock of record as of the close of business on a record date to be specified by the Tenneco Board of Directors (the "Distribution Record Date," which Tenneco presently estimates will be on or about the Distribution Date) (i) one share of New Tenneco common stock, $.01 par value (the "New Tenneco Common Stock"), for every share of Tenneco Common Stock held (the "Industrial Distribution"), and
(ii) one share of Newport News common stock, $.01 par value (the "Newport News Common Stock") for every five shares of Tenneco Common Stock held (the "Shipbuilding Distribution"). Cash will be paid in lieu of fractional shares. See "THE DISTRIBUTIONS."

  The Merger. El Paso Subsidiary will be merged with and into Tenneco, which will then consist solely of the Energy Business. The consideration to be paid by El Paso in the Merger consists of (i) the retention by Tenneco of any outstanding Tenneco Energy Consolidated Debt as of the Merger Effective Time (subject to the Debt Cash Adjustment) and Tenneco's obligations to the holders of the Tenneco Junior Preferred Stock issued in the NPS Issuance, (ii) the retention by Tenneco after the Merger of liabilities related to certain discontinued businesses of Tenneco estimated by El Paso to be approximately $600 million, and (iii) the issuance of El Paso equity securities with a value equal to the Equity Consideration, as described below, to the holders of Tenneco Stock (the "Tenneco Stockholders"). Tenneco will survive the Merger, with 100% of its common equity and approximately 75% of its combined equity value at that time held indirectly by El Paso (and the remainder held by the holders of the Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance). See "THE MERGER."

  In general, the Merger consideration formulas are designed to yield an aggregate Equity Consideration of $750 million to the holders of Tenneco Stock if the Average El Paso Common Price is within the Collar. Based on the number of shares of Tenneco Preferred Stock outstanding as of the date hereof, a total of [$38 million and $74 million] of the Equity Consideration will be allocated and paid in the form of shares of El Paso Common Stock to the holders of $7.40 Preferred Stock and $4.50 Preferred Stock, respectively. These amounts are designed to ensure that the holders of Tenneco Preferred Stock receive in the Merger El Paso Common Stock with a value (based on the Average El Paso Common Price) equal to the liquidation preference of their shares. This amount is fixed and is not subject to the Collar.

  The balance of the Equity Consideration will be allocated and paid to the holders of Tenneco Common Stock. The form of payment, however, depends on whether the Stock Issuance is approved by El Paso stockholders. If the Stock Issuance is approved, this amount will be paid entirely in the form of El Paso Common Stock to holders of Tenneco Common Stock, with the number of such shares issued to be based on the Average El Paso Common Price after giving effect to the Collar. The Collar has the following effects: (i) if the Average El Paso Common Price falls within the Collar (i.e., between $31.3875 and $38.3625, inclusive), the number of shares of El Paso Common Stock issued to holders of Tenneco Common Stock will be based on that price, (ii) if the Average El Paso Common Price is less than $31.3875 (the "Minimum El Paso Price"), the number of such shares of El Paso Common Stock will nonetheless be based on a per share price of $31.3875 and will likely have a market value as of the Merger Effective Time which is less than [$638 million,] and (iii) if the Average El Paso Common Price is more than $38.3625 (the "Maximum El Paso Price"), the number of such shares will nonetheless be based on a per share price of $38.3625 and will likely have a market value as of the Merger Effective Time which is greater than [$638 million.] See "RISK FACTORS--Risks Relating to the Transaction--Consideration for Tenneco Common Stock in Merger May Vary Due to Collar."

  If the Stock Issuance is not approved by El Paso's stockholders, El Paso will issue only 7,000,000 shares of El Paso Common Stock, which will be issued first to the holders of Tenneco Preferred Stock and then to the holders of Tenneco Common Stock. The holders of Tenneco Common Stock will then receive El Paso Preferred Depositary Shares in respect of that number of shares of El Paso Preferred Stock that has an aggregate liquidation preference equal to the value (based on the Average El Paso Common Price) of the additional consideration which would have been received by holders of Tenneco Common Stock had the Stock Issuance been approved. See "THE TRANSACTION--Consideration to Tenneco Stockholders."

  The following chart shows the abbreviated corporate structure of Tenneco and its subsidiaries immediately prior to the Transaction:






                                      LOGO

   The following chart shows the abbreviated corporate structure of Tenneco and its current subsidiaries immediately after giving effect to the Transaction:

                                      LOGO

 * Assumes approval of the Stock Issuance by El Paso Stockholders. If the Stock Issuance is not approved, Tenneco stockholders would hold approximately
    % of the combined voting power. Does not give effect to a proposed sale of approximately $200 million of equity securities, and the purchase by El Paso with the net proceeds of such sale of approximately $200 million of Subordinated Junior Preferred Stock from Tenneco, which El Paso presently intends to undertake following consummation of the Transaction as part of the Refinancing Transactions. See "RISK FACTORS."

CONSIDERATION TO TENNECO STOCKHOLDERS

  The following table summarizes what Tenneco Stockholders would receive if the Transaction were consummated on the date hereof assuming (i) an Average El Paso Common Price of $39.8625 (which is equal to the average per share closing price of El Paso Common Stock on the NYSE for the 20-day trading period ended August 21, 1996), and (ii) the issuance of no additional shares of Tenneco Common Stock upon the exercise of options and the vesting of performance share awards in connection with the Merger. Because the hypothetical Average El Paso Common Price of $39.8625 used for purposes of the table below is above the Collar, the number of shares to be received by holders of Tenneco Common Stock in the Merger was based on (or gives effect to, in the alternative where the Stock Issuance is not approved and El Paso Preferred Depositary Shares are issued) the upper limit of the Collar of $38.3625.

 HOLDERS OF:               WILL RECEIVE:
 . Tenneco Common Stock    . one share of New Tenneco Common Stock for every
                             share of Tenneco Common Stock held
                           . one share of Newport News Common Stock for every
                             five shares of Tenneco Common Stock held
                           . if the Stock Issuance is approved, .097 shares of
                             El Paso Common Stock for every share of Tenneco
                             Common Stock held (valued at $3.88)(/1/)
                           . if the Stock Issuance is not approved, .025
                             shares of El Paso Common Stock and .073 El Paso
                             Preferred Depositary Shares for every share of
                             Tenneco Common Stock held (valued at $3.88)(/1/)
 . $7.40 Preferred Stock   . 2.509 shares of El Paso Common Stock for every
                             share of $7.40 Preferred Stock held (valued at
                             $100)(/1/)
 . $4.50 Preferred Stock   . 2.509 shares of El Paso Common Stock for every
                             share of $4.50 Preferred Stock held (valued at
                             $100)(/1/)

--------

(/1/Assuming)a market value for the El Paso Common Stock equal to the Average
    El Paso Common Price and a market value for an El Paso Preferred Depositary Share equal to $40 (one twenty-fifth of the liquidation value of a whole share of El Paso Preferred Stock).

  Based on the assumptions described above, (i) at an assumed Average El Paso Common Price equal to the high point of the Collar, Tenneco Stockholders would receive in the Merger .097 shares of El Paso Common Stock (or .024 shares of El Paso Common Stock and .070 El Paso Preferred Depositary Shares), valued at $3.73, and 2.607 shares of El Paso Common Stock, valued at $100, per share of Tenneco Common Stock and Tenneco Preferred Stock, respectively, and (ii) at an Average El Paso Common Price equal to the low point of the Collar, Tenneco stockholders would receive .119 shares of El Paso Common Stock (or .020 shares of El Paso Common Stock and .078 El Paso Preferred Depositary Shares), valued at $3.73, and 3.186 shares of El Paso Common Stock, valued at $100, per share of Tenneco Common Stock and Tenneco Preferred Stock, respectively. For a table showing how changes in the Average El Paso Common Price impact the number and value of shares to be received by Tenneco Stockholders in the Merger, see "THE TRANSACTION--Consideration to Tenneco Stockholders."

  In all events, Tenneco Stockholders will receive cash in lieu of fractional shares and fractional El Paso Preferred Depositary Shares, if any. There can be no assurance that the actual Average El Paso Common Price will equal $39.8625. As of October 16, 1996, the closing sales prices of the El Paso Common Stock and Tenneco Common Stock on the NYSE were $46.88 and $48.63, respectively.

  Shares of the Tenneco Junior Preferred Stock, which will be issued between the date hereof and the Merger pursuant to the NPS Issuance, will not be converted or exchanged in the Merger and will remain outstanding following the Merger. Holders thereof will receive no consideration in the Transaction.

REASONS FOR THE TRANSACTION

  The combination of El Paso and Tenneco Energy will create one of the nation's largest natural gas companies, with combined volumes of approximately 18.4 billion cubic feet of gas per day. The Merger will result in a combined company with a coast-to-coast pipeline system with access to all of the nation's major markets and supply basins, critical mass in non-regulated operations, including gas gathering, processing and marketing, and will position the combined company to participate in the emerging deregulation of the United States electric industry. In addition, the combined company will have an expanded international presence, with opportunities for further international growth. The charts on the following pages illustrate (i) the combined United States operations of El Paso and Tenneco Energy and (ii) the combined international operations of El Paso and Tenneco Energy.

  The following chart shows the abbreviated corporate structure of Tenneco and its subsidiaries immediately prior to the Transaction:

  [DIAGRAM SHOWING ABBREVIATED CORPORATE ORGANIZATIONAL STRUCTURE OF TENNECO
                                 APPEARS HERE]

   The following chart shows the abbreviated corporate structure of Tenneco and its current subsidiaries immediately after giving effect to the
 Transaction:


                                                         POST-TRANSACTION

NEW TENNECO                 NEWPORT NEWS                                         EL PASO
                                                                  (with Tenneco Energy as a subsidiary)

Former holders of           Former holders of            * Current El Paso                       * Former Tenneco
Tenneco Common Stock        Tenneco common Stock           Stockholders to hold                    Stock holders to hold
to hold 100% of             to hold 100% of                approximately __% of                    approximately __-% of
Common Stock                Common Stock                   equity value and __%                    equity value and __%
        /                          /                       of combined voting power          /     of combined voting power
       /                          /                                           \             /
New Tenneco Inc.            Newport News                                    El Paso Natural
(to be renamed              Shipbuilding Inc.                                 Gas Company
Tenneco Inc.                (name changed from                                    \
      /                     Tenneco InterAmerica Inc.)                       El Paso Energy
Monroe Auto                         /                                         Corporation
Equipment Co.,                     /                                                \
Walker Autoparts            Newport News                                     El Paso Energy          Third parties to hold
Division and                Shipbuilding and Dry                           to hold 100% Common       100% Junior Preferred
other                       Dock Company                                   Stock (approximately      Stock (approximately 25%
Automotive                                                                    75% of value)          of value) and the right
Subsidiaries;                                                                       \              / to elect 1/6th of directors
Tenneco Packaging Inc,                                                  El Paso Tennessee Pipeline Co.
and other Packaging                                                   (formerly known as Tenneco Inc.)
Sysidiaries;                                                                  /                       \
Tenneco Business                                           Tenneco Energy Operations                  Various Discontinued
Services, Inc.                                             including TGP (pipeline division            and Other Operations
                                                           only), TCC and various other
                                                           Energy Subsidiaries

 * Assumes approval of the Stock Issuance by El Paso Stockholders. If the Stock Issuance is not approved, Tenneco stockholders would hold approximately
    % of combined voting power. Does not give effect to a proposed sale of approximately $200 million of equity securities which El Paso presently intends to undertake following consummation of the Transaction. See "CERTAIN CONSIDERATIONS RELATING TO THE TRANSACTION."

  The Distributions are expected to enhance Tenneco stockholder values and to accomplish the following principal business objectives: (i) to tailor the assets of Tenneco to facilitate the acquisition of the Energy Business by El Paso, (ii) to enhance the ability of New Tenneco and Newport News to provide incentives to their respective management and other employees (including through formation of an employee stock ownership plan by Newport News), and
(iii) to allow New Tenneco and Newport News greater flexibility in pursuing business opportunities, including acquisitions, joint ventures and business combinations. See "THE TRANSACTION--Reasons for the Transaction; Recommendations of the Boards of Directors."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

TENNECO

  The Board of Directors of Tenneco has approved the Distribution Agreement, Merger Agreement and Charter Amendment and the transactions contemplated thereby and recommends that the stockholders of Tenneco vote FOR approval and adoption of the Transaction. The Board of Directors of Tenneco believes the Transaction is in the best interests of Tenneco and its stockholders and, in making that determination, considered the factors described under "THE TRANSACTION--Reasons for the Transaction; Recommendations of the Boards of Directors--Tenneco."

EL PASO

  The Board of Directors of El Paso believes that the Merger Agreement is in the best interests of El Paso and its stockholders, has approved the Merger Agreement and the transactions contemplated thereby and recommends that the El Paso stockholders vote FOR approval of the Stock Issuance. In making the determination described above, the El Paso Board of Directors considered the factors described under "THE TRANSACTION--Reasons for the Transaction; Recommendations of the Boards of Directors--El Paso."

CERTAIN CONSIDERATIONS

  In deciding whether to approve the Transaction or the Stock Issuance, as the case may be, stockholders should carefully evaluate the matters set forth under "RISK FACTORS" herein and in the New Tenneco Information Statement and the Newport News Information Statement, in addition to the other matters described herein and therein.


                OTHER TERMS OF THE DISTRIBUTIONS AND MERGER

RELATIONSHIP AMONG TENNECO, NEW TENNECO AND NEWPORT NEWS AFTER THE
DISTRIBUTIONS

  In addition to establishing the manner of the Distributions, the Distribution Agreement provides for the consummation of various pre-Distribution transactions, the allocation among the parties of certain rights and obligations, and the assumption by each of the parties of certain liabilities. The Distribution Agreement also requires that, prior to the Distributions, Tenneco, New Tenneco and/or Newport News enter into certain ancillary instruments, assignments, arrangements and agreements (the "Ancillary Agreements") governing, among other things, tax sharing, insurance, indemnification, trademark licensing, transition services and employee benefits and human resources allocation. See "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

CONDITIONS TO CONSUMMATION OF THE DISTRIBUTIONS AND MERGER

  The principal conditions to consummation of the Distributions include: (i) approval of the Distributions (to be submitted as a part of the Transaction) by the Tenneco Stockholders at the Tenneco Special Meeting and by the holders of the Tenneco Junior Preferred Stock (if issued prior to the effectiveness of the Charter Amendment); (ii) receipt of rulings (the "IRS Ruling Letter") from the Internal Revenue Service ("IRS") to the effect that for federal income tax purposes the Distributions will be treated as tax-free to Tenneco and its stockholders under the Internal Revenue Code of 1986, as amended (the "Code"), and certain other transactions to be effected as a part of the Corporate Restructuring Transactions will also be treated as tax-free, and (iii) approval of the New Tenneco Common Stock and Newport News Common Stock for listing on the NYSE. See "THE DISTRIBUTIONS--Conditions to Consummation of the Distributions."

  Because consummation of the Distributions (with only certain permitted modifications) is a condition to consummation of the Merger, all of the conditions to the Distributions are therefore also generally conditions to the Merger. The other principal conditions to consummation of the Merger include:
(i) approval of the El Paso Common Stock (and El Paso Preferred Depositary Shares, if the Stock Issuance is not approved) issuable in the Merger for listing on the NYSE; (ii) the receipt of an opinion of Jenner & Block, counsel to Tenneco (the "Tax Opinion"), to the extent not covered by the IRS Ruling Letter, to the effect that, among other things, the Merger will be treated as tax-free for federal income tax purposes to El Paso, Tenneco and Tenneco Stockholders (except to the extent that cash is received in lieu of fractional shares (and fractional El Paso Preferred Depositary Shares, if any) or in connection with a proper demand for appraisal of shares); (iii) the absence of certain material adverse changes; and (iv) approval and adoption of the Merger Agreement by Tenneco Stockholders. See "THE MERGER--Conditions to Consummation of the Merger."

  Early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act") was granted on July 30, 1996.

AMENDMENT OR TERMINATION OF THE DISTRIBUTIONS AND THE MERGER AGREEMENT

  Tenneco has reserved the right, under certain circumstances, to amend or terminate the Distribution Agreement and the transactions contemplated thereby (without the approval of New Tenneco, Newport News or the stockholders of Tenneco), subject in certain circumstances to the prior written consent of El Paso. See "THE DISTRIBUTIONS--Amendment or Termination of the Distributions."

  The Merger Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after its approval by the Tenneco Stockholders and the approval of the Stock Issuance by El Paso's stockholders, by (i) the mutual written consent of El Paso and Tenneco authorized by their respective Boards of Directors; (ii) El Paso or Tenneco, if the Merger has not been effected on or prior to June 30, 1997 (the "Termination Date"), subject to limited exceptions; (iii) El Paso or Tenneco, if there has been a material breach on the part of the other party of any covenant, agreement, representation or warranty set forth in the Merger Agreement or any other circumstances have occurred such that the conditions to El Paso's or Tenneco's consummation of the Merger, respectively, could not be satisfied on or prior to the Termination Date; (iv) El Paso or Tenneco if the Tenneco Stockholders at the Tenneco Special Meeting do not approve the Transaction; (v) El Paso or Tenneco, under certain circumstances if the board of directors of the other party withdraws, amends or modifies its favorable recommendation to its stockholders of the Transaction or the Stock Issuance, as applicable, or promulgates any favorable recommendation with respect to certain other business combinations not involving the other party; (vi) El Paso or Tenneco, if certain events involving a business combination not involving El Paso or the Energy Business occur; (vii) El Paso, if there have occurred various events, changes or effects which, in the aggregate with all other such events, changes or effects, reduces the value of the Energy Business by more than $75 million;
(viii) Tenneco if there have occurred various events, changes or effects which, in the aggregate with all other such events, changes or effects, reduces the value of El Paso by more than $75 million; (ix) El Paso, under certain circumstances, if the FERC administrative law judge ("ALJ") in a pending proceeding (the "GSR Proceeding") issues a ruling on the eligibility of certain gas supply realignment ("GSR") costs (the "GSR Ruling") which could have substantially adverse effects on the Energy Business (see "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED--Interstate Pipeline Operations-- Federal Regulation"); or (x) by El Paso or Tenneco (but only prior to approval by Tenneco stockholders), in the event Tenneco receives a Higher Proposal (as defined) which El Paso does not at least match within five business days. See "THE MERGER--Amendment or Termination of the Merger Agreement."

  Prior to the Merger Effective Time, whether before or after approval and adoption of the Transaction by the Tenneco Stockholders, the provisions of the Merger Agreement may be amended by a written agreement executed and delivered by the parties thereto, subject to applicable law. After the Merger Effective Time, the provisions of the Merger Agreement may be amended only by a written agreement executed and delivered by El Paso, Tenneco (as the surviving corporation of the Merger) and New Tenneco.

TRADING OF NEW TENNECO COMMON STOCK AND NEWPORT NEWS COMMON STOCK

  There is not currently a public trading market with respect to shares of New Tenneco Common Stock or Newport News Common Stock. New Tenneco and Newport News each intend to apply for listing of their respective shares of common stock on the NYSE and the Distributions will not occur until such listings are approved.



TERMINATION FEE

  The Merger Agreement requires Tenneco to pay to El Paso $25 million, plus up to $10 million in actual out of pocket expenses incurred and payable to third parties (collectively, the "Termination Fee"), if the Merger Agreement is terminated under certain circumstances. See "THE MERGER--Termination Fee."

CONSULTING ARRANGEMENT

  Tenneco and El Paso have entered into an Agreement, dated June 19, 1996 (the "Consulting Agreement"), pursuant to which El Paso is providing certain consulting services to Tenneco for the six-month term of the Consulting Agreement with respect to enhancing the Energy Business' relationships with customers, plaintiffs in material litigation and regulatory authorities. As consideration for these services, El Paso is entitled to an aggregate consulting fee of $60 million. Under the terms of the Consulting Agreement, however, this fee is only due and payable by Tenneco if the Merger Agreement is terminated under certain circumstances. See "THE MERGER--Consulting Arrangement."

DEPOSITARY ARRANGEMENTS FOR EL PASO PREFERRED STOCK

  If the Stock Issuance is not approved at the El Paso Special Meeting and the Merger is consummated, El Paso will enter into a depositary arrangement (the "Depositary Agreement") so that holders of Tenneco Common Stock are issued El Paso Preferred Depositary Shares (each representing a one twenty-fifth interest in a whole share of El Paso Preferred Stock) rather than whole shares of El Paso Preferred Stock. Pursuant to the Depositary Agreement, holders of El Paso Preferred Depositary Shares will have rights equivalent to those of holders of whole shares of El Paso Preferred Stock (to the extent of their fractional interests therein). The El Paso Preferred Depositary Shares, if any, will be listed on the NYSE. See "DESCRIPTION OF EL PASO PREFERRED STOCK AND DEPOSITARY SHARES."

APPRAISAL RIGHTS

  Holders of record of $4.50 Preferred Stock who do not vote in favor of the Transaction and persons who become record holders of Tenneco Junior Preferred Stock on or prior to the date of the Tenneco Special Meeting have the right, upon compliance with specific procedures set forth in Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), to demand payment from Tenneco of the fair value of their shares in connection with the Merger. No other stockholders of Tenneco are entitled to such appraisal rights. See "THE NPS ISSUANCE" and "THE MERGER--Appraisal Rights."

                            MEETINGS OF STOCKHOLDERS

TENNECO SPECIAL MEETING

  General. The Tenneco Special Meeting will be held on December   , 1996 at
10:00 a.m. (EST), at the Tenneco executive offices at 1275 King Street, Greenwich, Connecticut. At the Tenneco Special Meeting, holders of Tenneco Stock will be asked to consider and vote upon the Transaction and to transact such other business as may properly come before the meeting.

  Record Date; Shares Entitled to Vote; Quorum. Only the holders of record of
Tenneco Stock at the close of business on October   , 1996 (the "Tenneco Record
Date"), will be entitled to notice of and to vote at the Tenneco Special
Meeting. On that date, there were outstanding (i)            shares of Tenneco
Common Stock, (ii)      shares of $7.40 Preferred Stock, and (iii)    shares of
$4.50 Preferred Stock, with each share being entitled to one vote on each matter to be considered at the Tenneco Special Meeting by the holders of shares of such class or series of Tenneco Stock. The holders of at least (i) a majority of the outstanding shares of Tenneco Common Stock and $7.40 Preferred Stock, and (ii) a majority of the outstanding shares of $7.40 Preferred Stock and $4.50 Preferred Stock, must be present in person or represented by proxy at the Tenneco Special Meeting to establish a quorum for consideration of the Transaction.

  Votes Required. The Transaction must be approved and adopted by both (i) holders of a majority of the outstanding shares of the Tenneco Common Stock and $7.40 Preferred Stock, voting together as a class, and (ii) holders of a majority of the outstanding shares of $4.50 Preferred Stock and $7.40 Preferred Stock, voting together as a class. Any other business to properly come before the Tenneco Special Meeting (except as otherwise provided by applicable law, the Tenneco Charter or the Tenneco Bylaws) will require the affirmative vote of holders of majority of the shares of Tenneco Common Stock and $7.40 Preferred Stock, voting together as a class, present in person or by proxy at the Tenneco Special Meeting.

  Beneficial Ownership of Management. As of the Tenneco Record Date, directors and executive officers of Tenneco, and their respective affiliates, in the
aggregate held (i)      shares of Tenneco Common Stock (or   % of the
outstanding shares of Tenneco Common Stock), (ii)     shares of $7.40 Preferred
Stock (or   % of the outstanding shares of $7.40 Preferred Stock), and (iii) no shares of $4.50 Preferred Stock. See "--El Paso Special Meeting--Beneficial Ownership of Management" for a description of the voting rights of directors and executive officers of El Paso, and their respective affiliates, at the El Paso Special Meeting.

EL PASO SPECIAL MEETING

  General. The El Paso Special Meeting will be held on       , 1996 at 10:00
a.m. (MST), at The Sheraton Crescent Hotel, 2620 West Dunlap Avenue, Phoenix, Arizona. At the El Paso Special Meeting, holders of El Paso Common Stock will be asked to consider and vote upon a proposal to approve the Stock Issuance and to transact such other business as may properly come before the meeting.

  Record Date; Shares Entitled to Vote; Quorum. Only the holders of record of
El Paso Common Stock at the close of business on       , 1996 (the "El Paso
Record Date"), will be entitled to notice of and to vote at the El Paso Special
Meeting. On that date, there were outstanding    shares of El Paso Common
Stock, with each share being entitled to one vote on each matter to be considered at the El Paso Special Meeting. In order to establish a quorum for the transaction of business at the El Paso Special Meeting, holders of a majority of the outstanding shares of El Paso Common Stock must be either (i) present in person at the El Paso Special Meeting, or (ii) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the meeting.

  Vote Required. The Stock Issuance must be approved by the affirmative vote of the holders of a majority of the shares of the El Paso Common Stock present in person or represented by proxy at the El Paso Special Meeting and entitled to vote thereon. Any other business to come properly before the El Paso Special Meeting will require the affirmative vote of the holders of a majority of the shares of El Paso Common Stock present in person or represented by proxy at the El Paso Special Meeting and entitled to vote thereon, unless a greater vote is required by Delaware law or by El Paso's Restated Certificate of Incorporation or By-laws.

  Beneficial Ownership of Management. As of the El Paso Record Date, directors and executive officers of El Paso, and their respective affiliates, in the
aggregate held      shares of El Paso Common Stock (or   % of the outstanding
shares of El Paso Common Stock). See "--Tenneco Special Meeting--Beneficial Ownership of Management" for a description of the voting rights of directors and executive officers of Tenneco, and their respective affiliates, at the Tenneco Special Meeting.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  Stockholders of Tenneco and El Paso should be aware, and should carefully consider, that certain members of Tenneco and El Paso management and the Tenneco Board of Directors may be deemed to have interests in the Transaction that are in addition to their interests as holders of stock generally and which may create potential conflicts of interest. These interests include, but are not limited to, the acceleration of the vesting of certain Tenneco stock options, restricted stock and performance share units in connection with the Transaction, the commonality of the directors and executive officers of Tenneco before the Transaction with the directors and executive officers of New Tenneco and Newport News after the Transaction, certain insurance, indemnity and other arrangements and the grants of restricted stock and nonqualified stock options that have been made to certain officers of El Paso, contingent upon the closing of the Merger and other factors. See "THE TRANSACTION--Interests of Certain Persons in the Transaction."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Tenneco has requested a ruling from the IRS substantially to the effect that for federal income tax purposes, among other things, the Distributions will be tax-free to Tenneco and its stockholders (except with respect to cash received for fractional shares) under Section 355 of the Code, and that certain internal transactions involving Tenneco or its subsidiaries to be effected prior to the Distributions as part of the Corporate Restructuring Transactions will not be taxable transactions. Receipt of an IRS ruling to the effect that the Distributions and certain internal spin-off transactions included in the Corporate Restructuring Transactions will be tax-free for federal income tax purposes under Section 355 of the Code is a condition to the Distributions.

  The Merger is conditioned upon receipt of the foregoing IRS ruling and receipt by Tenneco and El Paso of the Tax Opinion, to the extent not covered by the IRS Ruling Letter, to the effect, among other things, that the Merger will constitute a reorganization under Section 368(a)(1)(B) of the Code, and that each of Tenneco, El Paso and El Paso Subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Code, that El Paso will not recognize any gain or loss upon the receipt of Tenneco Stock solely in exchange for El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares as set forth in the Merger Agreement, and that no gain or loss will be recognized by the holders of Tenneco Stock upon the exchange of such Tenneco Stock for El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares (except to the extent that cash is received in lieu of fractional shares or fractional El Paso Preferred Depositary Shares, if any or in connection with a proper demand for appraisal of shares). All stockholders should read carefully the discussion in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and other sections of this Joint Proxy Statement-Prospectus.

  BECAUSE OF THE COMPLEXITIES OF THE TAX TREATMENT OF THE TRANSACTION, IT IS RECOMMENDED THAT EACH STOCKHOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE TRANSACTION.

                     MARKET PRICE AND DIVIDEND INFORMATION

  The El Paso Common Stock is traded on the NYSE under the symbol "EPG" and the Tenneco Common Stock is traded on the NYSE under the symbol "TEN." No public trading market currently exists for the El Paso Preferred Stock, El Paso Preferred Depositary Shares, New Tenneco Common Stock or Newport News Common Stock. The following table sets forth, for the periods indicated, the high and low sales prices for the El Paso Common Stock and Tenneco Common Stock, as reported on the NYSE Composite Transactions Tape, and cash dividends declared on shares of El Paso Common Stock and Tenneco Common Stock. For current price information, Tenneco Stockholders are urged to consult publicly available sources.

                            EL PASO COMMON            TENNECO COMMON
                             STOCK PRICES              STOCK PRICES
                            ---------------           ---------------
                                             EL PASO                   TENNECO
                                              CASH                      CASH
                             HIGH     LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS
                            ------- ------- --------- ------- ------- ---------
                                           (PER SHARE)                  (PER
                                                                       COMMON
                                                                       SHARE)
1994
  First Quarter............ $41.875 $35.250  $0.3025  $58.750 $51.500  $0.4000
  Second Quarter........... $39.000 $31.500  $0.3025  $54.875 $45.125  $0.4000
  Third Quarter............ $35.375 $31.625  $0.3025  $49.500 $43.250  $0.4000
  Fourth Quarter........... $34.750 $29.875  $0.3025  $45.750 $37.000  $0.4000
1995
  First Quarter............ $32.500 $28.000  $0.3300  $47.375 $42.250  $0.4000
  Second Quarter........... $29.875 $26.875  $0.3300  $48.625 $45.125  $0.4000
  Third Quarter............ $29.500 $24.750  $0.3300  $50.250 $44.875  $0.4000
  Fourth Quarter........... $31.625 $26.500  $0.3300  $50.375 $41.875  $0.4000
1996
  First Quarter............ $38.125 $28.625  $0.3475  $58.500 $47.625  $0.4500
  Second Quarter........... $39.000 $34.250  $0.3475  $57.625 $49.625  $0.4500
  Third Quarter............ $45.875 $37.750  $0.3475  $51.875 $45.625  $0.4500
  Fourth Quarter (through
   October 2, 1996)........ $45.625 $44.125           $50.500 $49.750


  Since the second quarter of 1992, El Paso has paid quarterly cash dividends to the holders of El Paso Common Stock. The timing and amount of future dividends will be (i) dependent on El Paso's results of operations, financial condition, cash requirements and other relevant factors, (ii) subject to the discretion of the Board of Directors of El Paso, and (iii) subject to restrictions, if any, contained in debt instruments of El Paso in effect from time to time and under the DGCL.

  On June 18, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement, the high and low sales prices per share, as reported on the NYSE Composite Transactions Tape, of El Paso Common Stock, Tenneco Common Stock and $7.40 Preferred Stock were as follows:

                                                                 JUNE 18, 1996
                                                                ----------------
                                                                  HIGH     LOW
                                                                -------- -------
     El Paso Common Stock...................................... $ 35.250 $34.375
     Tenneco Common Stock...................................... $ 54.875 $53.750
     $7.40 Preferred Stock..................................... $100.000 $99.625

  Tenneco has declared cash dividends for the fourth quarter 1996 on the Tenneco Common Stock and $7.40 Preferred Stock. See "THE MERGER--Final Dividends on Tenneco Stock."

                 SUMMARY CONSOLIDATED FINANCIAL DATA OF TENNECO

  The summary consolidated financial data set forth below as of and for each of the fiscal years in the five-year period ended December 31, 1995 were derived from audited financial statements of Tenneco and its consolidated subsidiaries. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants. The summary consolidated financial data set forth below as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited condensed financial statements of Tenneco and its consolidated subsidiaries. In the opinion of Tenneco's management, the summary consolidated financial data of Tenneco as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with Tenneco's financial statements, and the notes thereto, contained in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Tenneco Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, which are incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "SELECTED FINANCIAL DATA--Tenneco and Consolidated Subsidiaries Consolidated Selected Financial Information."

                              SIX MONTHS
                            ENDED JUNE 30,                     YEARS ENDED DECEMBER 31,
                            ----------------  ------------------------------------------------------------------------
(MILLIONS EXCEPT PER SHARE  1996(A)  1995(A)    1995(A)      1994(A)         1993(A)          1992            1991
AMOUNTS)                    -------  -------  -----------  -----------     -----------     -----------     -----------
STATEMENTS OF INCOME
 (LOSS) DATA(B):
Net sales and operating
 revenues from continuing
 operations--
 Automotive..............    $1,463   $1,263  $     2,479  $     1,989     $     1,785     $     1,763     $     1,668
 Energy..................     1,366      937        1,916        2,378           2,862           2,183           2,183
 Packaging...............     1,775    1,318        2,752        2,184           2,042           2,078           1,934
 Shipbuilding............       915      845        1,756        1,753           1,861           2,265           2,216
 Other...................        (2)      (2)          (4)          (6)             (5)             31              26
                            -------  -------  -----------  -----------     -----------     -----------     -----------
  Total..................   $ 5,517  $ 4,361  $     8,899  $     8,298     $     8,545     $     8,320     $     8,027
                            =======  =======  ===========  ===========     ===========     ===========     ===========
Income from continuing
 operations before inter-
 est expense, income
 taxes and minority in-
 terest--
 Automotive..............   $   163  $   134  $       240  $       223     $       222     $       237     $       188
 Energy..................       185      148          333          415             411             360             561 (c)
 Packaging...............       256      244          430          209             139             221             139 (c)
 Shipbuilding............        81       90          160          200             225             249             225
 Other...................        (4)     (11)         (67)         (25)             18             (32)            (98)
                            -------  -------  -----------  -----------     -----------     -----------     -----------
  Total..................       681      605        1,096        1,022           1,015           1,035           1,015
Interest expense (net of
 interest capitalized)...       179      152          306          263             254             221             237
Income tax expense.......       175      185          279          249             298             282             258
Minority interest........        10       11           22            7              --              --              --
                            -------  -------  -----------  -----------     -----------     -----------     -----------
Income from continuing
 operations..............       317      257          489          503             463             532             520
Income (loss) from dis-
 continued operations,
 net of income tax(d)....       339       81          246          (51)(e)         (12)(e)      (1,144)(e)      (1,252)(e)
Extraordinary loss, net
 of income tax...........        --       --           --           (5)            (25)            (12)             --
Cumulative effect of
 changes in accounting
 principles, net of in-
 come tax................        --       --           --          (39)(f)          --            (699)(f)          --
                            -------  -------  -----------  -----------     -----------     -----------     -----------
Net income (loss)........       656      338          735          408             426          (1,323)           (732)
Preferred stock divi-
 dends...................         5        6           12           12              14              16              16
                            -------  -------  -----------  -----------     -----------     -----------     -----------
Net income (loss) to com-
 mon stock...............   $   651  $   332  $       723  $       396     $       412     $    (1,339)    $      (748)
                            =======  =======  ===========  ===========     ===========     ===========     ===========
Earnings (loss) per
 average share of common
 stock
 Continuing operations...   $  1.83  $  1.43  $      2.75  $      2.72     $      2.66     $      3.58     $      4.10
 Discontinued operations.      1.99      .46         1.41         (.27)           (.07)          (7.93)         (10.19)
 Extraordinary loss......        --       --           --         (.03)           (.15)           (.08)             --
 Cumulative effect of
  changes in accounting
  principles.............        --       --           --         (.22)             --           (4.86)             --
                            -------  -------  -----------  -----------     -----------     -----------     -----------
 Net earnings (loss).....   $  3.82  $  1.89  $      4.16  $      2.20 (g) $      2.44 (g) $     (9.29)(g) $     (6.09)
                            =======  =======  ===========  ===========     ===========     ===========     ===========
BALANCE SHEET DATA(B):
 Total assets............   $13,262  $12,090  $    13,451  $    12,251     $    11,105     $    11,320     $    12,985
 Short-term debt.........     1,146      635          908          536             431             669           1,132
 Long-term debt..........     3,374    3,309        3,751        3,568           3,620           4,718           4,593
 Minority interest.......       320      315          320          320             150             160             171
 Preferred stock with
  mandatory redemption
  provisions.............       112      129          130          147             163             191             194
 Shareowners' equity.....     3,569    2,911        3,148        2,900           2,601           1,330           2,774
OTHER DATA:
 EBITDA(h)...............   $   956  $   804  $     1,523  $     1,321     $     1,385     $     1,391     $     1,350

                                                        (Continued on next page)

(Continued from previous page)
--------
(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993, and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Tenneco Inc. and Consolidated Subsidiaries, included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Tenneco Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference herein.

(b) During 1995 and 1994, Tenneco completed several acquisitions at its various operating segments, the most significant of which was Tenneco Packaging's acquisition of the Mobil Plastics Division of Mobil Oil Corporation ("Mobil Plastics") for $1.3 billion in late 1995. See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries, included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, which is incorporated by reference herein, for further information on the Tenneco acquisitions.
(c) For Tenneco Energy, includes a gain of $265 million related to the sale of its natural gas liquids business, including its interest in an MTBE plant then under construction. Also, Tenneco Packaging recorded a gain of $42 million related to the sale of three short-line railroads.
(d) Discontinued operations reflected in the above periods include Tenneco's farm and construction equipment operations, which were discontinued in March 1996, its chemicals and brakes operations, which were discontinued during 1994, and its minerals and pulp chemicals operations, which were discontinued in 1992. In addition, certain additional costs related to Tenneco's discontinued oil and gas operations were reflected in the 1991 results.
(e) Includes a restructuring charge of $920 million recorded in 1992 relating to the discontinued farm and construction equipment business. This restructuring charge was reduced by $20 million in 1993 and $16 million in 1994. Additionally, a $473 million restructuring charge was recorded in 1991, of which $461 million related to the discontinued farm and construction equipment business.

(f) In 1994, Tenneco adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(g) For purposes of computing earnings per share, Series A preferred stock was included in average common shares outstanding until its conversion into common stock in December 1994; therefore, the preferred dividends paid were not deducted from net income (loss) to determine net income (loss) to common stock. The inclusion of Series A preferred stock in the computation of earnings per share was antidilutive for the years and certain quarters in 1994, 1993 and 1992. Other convertible securities and common stock equivalents outstanding during each of the five years ended December 31, 1995, 1994, 1993, 1992 and 1991 were not materially dilutive.

(h) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated historical Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Tenneco or as an alternative to operating cash flows as a measure of liquidity.

  SUMMARY HISTORICAL AND PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA OF EL
                                      PASO

  The summary financial data set forth below have been derived from the financial statements of El Paso for each of the five fiscal years ended December 31, 1995 and the unaudited six month periods ended June 30, 1996 and June 30, 1995. The financial statements for each of the five fiscal years for the period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants. The summary consolidated financial data set forth below as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited condensed financial statements of El Paso and its consolidated subsidiaries. In the opinion of El Paso's management, the summary consolidated financial data of El Paso as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995 have been prepared to reflect: (i) certain Tenneco Energy restructuring and realignment transactions (see the "Transaction" included elsewhere herein), (ii) the Merger, and (iii) the Refinancing Transactions. The unaudited pro forma combined financial position data has been prepared as if such transactions occurred on June 30, 1996; the unaudited pro forma combined operating results data have been prepared as if such transactions occurred as of January 1, 1995. Additionally, the pro forma combined data is presented (i) assuming the Stock Issuance is approved, and (ii) assuming the Stock Issuance is not approved. The summary pro forma combined financial data are not necessarily indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

  This information should be read in conjunction with the historical financial statements and notes thereto contained in the El Paso Annual Report on Form 10-K for the year ended December 31, 1995 and the El Paso Quarterly Report on Form 10-Q for the six months ended June 30, 1996, which are incorporated by reference herein, and in conjunction with the Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy and notes thereto included elsewhere in this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                                                YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------------------
                                PRO FORMA 1995
                         -----------------------------
                         ASSUMING STOCK ASSUMING STOCK
                          ISSUANCE IS    ISSUANCE IS
                            APPROVED     NOT APPROVED  1995(D)  1994  1993(E)  1992   1991
                         -------------- -------------- ------- ------ ------- ------ ------
                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
OPERATING RESULTS
 Operating revenues.....     $2,912         $2,912     $1,038  $  870 $  909  $  803 $  735
 Depreciation,
  depletion, and
  amortization..........        287            287         72      65     54      73     61
 Litigation special
  charge................         --             --         --      15     --      --     --
 Operating income.......        323            323        212     222    229     185    185
 Income from continuing
  operations before
  income taxes and
  minority interest.....        198            198        133     148    151     123    141
 Income taxes...........          4              4         48      58     59      47     52
 Minority interest......         23             23         --      --     --      --     --
 Income from continuing
  operations............        171            171         85      90     92      76     89
 Preferred stock
  dividend..............         --             50         --      --     --      --     --
 Earnings available to
  common stock..........        171            121         85      90     92      76     89
 Earnings per common
  share from continuing
  operations............       2.90           2.60       2.47    2.45   2.46    2.12   2.82
 Cash dividends declared
  per common share(a)...       1.32           1.32       1.32    1.21   1.10    0.75     --
 Average common shares
  outstanding...........     58,925         46,495     34,495  36,632 37,212  36,049 31,422
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividend requirements.       1.70           1.29       2.51    2.87   3.04    2.73   2.86
                                                                   DECEMBER 31,
                                                       ------------------------------------
                                                       1995(D)  1994  1993(E)  1992   1991
                                                       ------- ------ ------- ------ ------
                                                                    (IN MILLIONS)
FINANCIAL POSITION
 Total assets...........                               $2,535  $2,332 $2,270  $2,051 $2,302
 Payable to Burlington
  Resources Inc.,
  including current
  portion...............                                   --      --     --      --    625
 Long-term debt(b)......                                  772     779    796     637    250
 Stockholders'
  equity(c).............                                  712     710    708     669    815

                                   SIX MONTHS ENDED JUNE 30,
                          -----------------------------------------------
                                 PRO FORMA 1996
                          -----------------------------
                          ASSUMING STOCK ASSUMING STOCK
                           ISSUANCE IS    ISSUANCE IS
                             APPROVED     NOT APPROVED  1996(D)     1995
                          -------------- -------------- -------    ------
                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
OPERATING RESULTS
 Operating revenues......     $2,517         $2,517     $1,193     $  389
 Depreciation, depletion,
  and amortization.......        158            158         43         34
 Employee separation and
  asset impairment
  charge(f)..............         99             99         99         --
 Operating income........        109            109         29        109
 Income (loss) from
  continuing operations
  before income taxes and
  minority interest......         53             53        (18)        70
 Income taxes (benefit)..         (4)            (4)        (7)        28
 Minority interest.......         12             12         --         --
 Income (loss) from
  continuing operations..         45             45        (11)        42
 Preferred stock
  dividend...............         --             25         --         --
 Earning (loss) available
  to common stock........         45             20       (11)         42
 Earnings (loss) per
  common share from
  continuing operations..        .75            .42      (0.31)      1.21
 Cash dividends declared
  per common share.......        .70            .70       0.70       0.66
 Average common shares
  outstanding............     59,694         47,264     35,264     34,976
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividend requirements..       1.34           1.02         --(g)    2.59
                                            JUNE 30,
                          -----------------------------------------------
                                 PRO FORMA 1996
                          -----------------------------
                          ASSUMING STOCK ASSUMING STOCK
                           ISSUANCE IS    ISSUANCE IS
                             APPROVED     NOT APPROVED  1996(D)     1995
                          -------------- -------------- -------    ------
                                         (IN MILLIONS)
FINANCIAL POSITION
 Total assets............     $8,392         $8,392     $2,764     $2,266
 Long-term debt(b).......      2,184          2,184        670        775
 Minority interest.......        323            323         --         --
 Stockholders' equity....      1,665          1,665        688        691

-------

(a) Represents dividends declared subsequent to El Paso's March 1992 initial public offering.

(b) Excludes current maturities.

(c) In May 1991, El Paso declared and paid a dividend of $175 million to The El Paso Company (formerly the parent company of El Paso). In September 1991, El Paso declared a dividend of all its Oil and Gas Operations Segment to The El Paso Company. The total amount of that dividend was $925 million. In addition, El Paso declared and paid dividends to Burlington Resources, Inc. totaling $55 million in 1991 and $274 million prior to El Paso's March 1992 initial public offering.

(d) Reflects the consolidation in September 1995 of Eastex Energy Inc., in December 1995 of Premier Gas Company, and in June 1996 of Cornerstone Natural Gas Company.

(e) Mojave Pipeline Company was consolidated beginning May 1993.

(f) Charge of $99 million pre-tax ($60 million after tax) to reflect costs associated with the implementation of a workforce reduction plan and the impairment of certain long-lived assets. Earnings per common share for the six months ended June 30, 1996 before giving effect to this charge would have been $1.41 (compared to $(0.31)) and $1.76 (compared to $0.75) on a historical and pro forma basis (assuming the Stock Issuance is approved), respectively.

(g) Earnings for the six months ended June 30, 1996 were inadequate to cover fixed charges by $18 million due to a special charge for employee separation and asset impairments of $99 million pre-tax.

               SUMMARY COMBINED FINANCIAL DATA OF TENNECO ENERGY

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of Tenneco Energy. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of Tenneco Energy. In the opinion of Tenneco Energy's management, the summary combined financial data of Tenneco Energy as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  This information should be read in conjunction with the "Combined Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Energy Business and Tenneco Energy's Combined Financial Statements, and notes thereto, included elsewhere in this Joint Proxy Statement-Prospectus.

                           SIX MONTHS
                         ENDED JUNE 30,        YEARS ENDED DECEMBER 31,
                         --------------- ----------------------------------------------
                         1996(A) 1995(A) 1995(A)  1994(A) 1993(A)      1992       1991
(MILLIONS)               ------- ------- -------  ------- -------     ------     ------
STATEMENTS OF INCOME
 DATA(B):
 Net sales and operating
  revenues.............. $1,370  $  939  $1,921   $2,381  $2,866      $2,221     $2,216
                         ======  ======  ======   ======  ======      ======     ======
 Income before interest
  expense and income
  taxes ................ $  188  $  140  $  268   $  367  $  419      $  337     $  475(c)
 Interest expense (net
  of interest capital-
  ized).................     63      61     122      142     127          94        121
 Income tax expense
  (benefit).............     22      32     (11)      72     104          63        103
                         ------  ------  ------   ------  ------      ------     ------
 Income before
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles, net of
  income tax............    103      47     157      153     188         180        251
 Extraordinary loss, net
  of income tax.........     --      --      --       --     (25)(d)      (9)(e)     --
 Cumulative effect of
  changes in accounting
  principles, net of
  income tax............     --      --      --       --      --        (332)(f)     --
                         ------  ------  ------   ------  ------      ------     ------
 Net income (loss)...... $  103  $   47  $  157   $  153  $  163      $ (161)    $  251
                         ======  ======  ======   ======  ======      ======     ======
BALANCE SHEET DATA(B):
 Total assets........... $5,539  $5,799  $5,792   $5,730  $4,290      $4,054     $4,464
 Short-term debt(g).....    521     376     456      399     304         392        338
 Long-term debt(g)......  1,519   1,737   1,811    2,242   2,019       2,282      2,674
 Combined equity........  1,054     899     687      382    (652)     (1,503)    (1,120)

-------

(a) For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Energy Business included elsewhere in this Joint Proxy Statement-Prospectus.
(b) During 1995, 1994 and 1993, Tenneco Energy completed several acquisitions and dispositions, the most significant of which was the acquisition of the natural gas pipeline assets of the Pipeline Authority of South Australia in 1995 and the disposition of its 50% interest in Kern River Gas Transmission Company in 1995. See Notes 4 and 5 to the Combined Financial Statements of Tenneco Energy, included elsewhere in this Joint Proxy Statement-Prospectus, for further information on the Tenneco Energy acquisitions and dispositions.
(c) Includes a gain of $265 million related to the sale of Tenneco Energy's natural gas liquids business, including its interest in an MTBE plant then under construction.
(d) During 1993, Tenneco Energy recorded an extraordinary loss as a result of the prepayment of long-term debt. See Note 5 to the Combined Financial Statements of Tenneco Energy, included elsewhere in this Joint Proxy Statement-Prospectus, for further information on the Tenneco Energy extraordinary loss.
(e) During 1992, Tenneco Energy recorded an extraordinary loss as a result of the defeasance of $310 million of its high interest bearing long-term debt.
(f) In 1992, Tenneco Energy adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

                                                   (continued on next page)

(continued from previous page)

(g) Amounts are net of allocations from Tenneco to New Tenneco and Newport News. The allocation is based on the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based on the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of Tenneco Energy's debt upon completion of the Debt Realignment. See Note 6 to the Combined Financial Statements of Tenneco Energy, included elsewhere in this Joint Proxy Statement--Prospectus.

    SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF NEW TENNECO

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of New Tenneco. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of New Tenneco. In the opinion of New Tenneco's management, the summary combined financial data of New Tenneco as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect (i) the acquisition of The Pullman Company and its Clevite products division ("Clevite") in July 1996 and the acquisition of the Amoco Foam Products Company, a unit of Amoco Chemical Company, ("Amoco Foam Products"), in August 1996; (ii) the effect on New Tenneco of the Cash Realignment and Debt Realignment; (iii) the effect on New Tenneco of the Corporate Restructuring Transactions and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of New Tenneco Common Stock as part of the Industrial Distribution. The unaudited pro forma combined financial data for the year ended December 31, 1995 also reflects the pro forma results of operations of Mobil Plastics prior to its acquisition in November 1995. The Clevite and Amoco Foam Products acquisitions do not meet the SEC's criteria for inclusion of separate historical financial statements. The unaudited pro forma combined Statements of Income Data have been prepared as if the transactions occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data have been prepared as if the transactions occurred on June 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of New Tenneco had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

  This information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements of New Tenneco" the "New Tenneco Combined Selected Financial Data" included elsewhere in this Joint Proxy--Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of New Tenneco and New Tenneco's Combined Financial Statements, and notes thereto, included in the New Tenneco Information Statement attached hereto as Appendix C.

                                   SIX MONTHS
                                 ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                            --------------------------  ---------------------------------------------------------
                            PRO FORMA                   PRO FORMA
(MILLIONS EXCEPT PER SHARE    1996    1996(A)  1995(A)    1995    1995(A)  1994(A)     1993(A)   1992       1991
AMOUNTS)                    --------- -------  -------  --------- -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
Net sales and operating
 revenues from continuing
 operations--
 Automotive...............   $1,583   $1,463   $1,263    $2,710   $2,479   $1,989      $1,785   $1,763     $1,668
 Packaging................    1,927    1,775    1,318     4,556    2,752    2,184       2,042    2,078      1,934
 Intergroup sales and
  other...................       (5)      (5)      (4)      (10)     (10)      (7)         (7)      (5)        (5)
                             ------   ------   ------    ------   ------   ------      ------   ------     ------
   Total..................   $3,505   $3,233   $2,577    $7,256   $5,221   $4,166      $3,820   $3,836     $3,597
                             ======   ======   ======    ======   ======   ======      ======   ======     ======
Income from continuing
 operations before
 interest expense, income
 taxes and minority
 interest--
 Automotive...............   $  170   $  163   $  134    $  258   $  240     $223      $  222   $  237     $  188
 Packaging................      280      256      244       548      430      209         139      221        139
 Other....................       (5)      (5)      --         2        2       24          20        7          3
                             ------   ------   ------    ------   ------   ------      ------   ------     ------
   Total..................      445      414      378       808      672      456         381      465        330
Interest expense (net of
 interest capitalized)....       83      100       74       166      160      104         101      102        111
Income tax expense........      147      126      124       291      231      114         115      154         80
Minority Interest.........       10       10       12        23       23       --          --       --         --
                             ------   ------   ------    ------   ------   ------      ------   ------     ------
Income from continuing
 operations...............      205      178      168       328      258      238         165      209        139
Loss from discontinued
 operations, net of income
 tax......................       --       --       --        --       --      (31)         (7)      (7)       (12)
Cumulative effect of
 changes in accounting
 principles, net of income
 tax......................       --       --       --        --       --       (7)(c)      --      (99)(c)     --
                             ------   ------   ------    ------   ------   ------      ------   ------     ------
Net income................   $  205   $  178   $  168    $  328   $  258   $  200      $  158   $  103     $  127
                             ======   ======   ======    ======   ======   ======      ======   ======     ======
Income from continuing
 operations per share.....   $ 1.20                      $ 1.89
                             ======                      ======
Net income per share......   $ 1.20                      $ 1.89
                             ======                      ======
BALANCE SHEET DATA(B):
Total assets..............   $7,617   $6,523   $4,430       N/A   $6,117   $3,940      $3,029   $2,812     $2,792
Short-term debt(d)........       13      530      205       N/A      384      108          94      182        758
Long-term debt(d).........    2,132    1,573    1,246       N/A    1,648    1,039       1,178    1,675      1,555
Minority interest.........      301      301      297       N/A      301      301           1        1          2
Combined equity...........    2,988    2,168    1,163       N/A    1,852      987         533      (87)      (553)
OTHER DATA:
EBITDA(e).................   $  603   $  551   $  458    $1,023   $  845   $  598      $  518   $  595     $  463

                                                        (Continued on next page)

(Continued from previous page)
--------

(a) For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of New Tenneco included in the New Tenneco Information Statement attached hereto as Appendix C.

(b) During 1995 and 1994, the Automotive and Packaging operating segments of New Tenneco each completed several acquisitions, the most significant of which was the Packaging segment's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements of New Tenneco, included in the New Tenneco Information Statement attached hereto as Appendix C, for further information on New Tenneco's acquisitions.
(c) In 1994, New Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, New Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts include debt allocated to New Tenneco from Tenneco based on the portion of Tenneco's investment in New Tenneco which is deemed to be debt, generally based upon the ratio of New Tenneco's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of New Tenneco's debt upon completion of the Debt Realignment nor debt and interest that may be incurred by New Tenneco as a separate public entity. See the Combined Financial Statements of New Tenneco, and notes thereto, included in the New Tenneco Information Statement attached hereto as Appendix C.

(e) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of New Tenneco or as an alternative to operating cash flows as a measure of liquidity.

    SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF NEWPORT NEWS

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of Newport News. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of Newport News. In the opinion of Newport News' management, the summary combined financial data of Newport News as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect: (i) borrowings of $614 million under the Newport News Financings (as defined); (ii) the cash dividend of $600 million to be paid by Newport News to Tenneco or one of its subsidiaries as part of the Debt Realignment; (iii) the payment of $14 million of fees and expenses incurred in connection with the Newport News Financings; and (iv) the issuance of Newport News Common Stock pursuant to the Shipbuilding Distribution. The unaudited pro forma combined Statements of Earnings Data have been prepared as if the transactions occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data have been prepared as if the transactions occurred on June 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of Newport News had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

  This information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements of Newport News" and the "Newport News Combined Selected Financial Data" included elsewhere in this Joint Proxy Statement-- Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Newport News, and the Newport News Combined Financial Statements, and notes thereto, included in the Newport News Information Statement attached hereto as Appendix D.

                                                        YEARS
                                                        ENDED
                                                      DECEMBER
                            SIX MONTHS ENDED JUNE 30,    31,
                            ------------------------- ------------------------------------------------------------
                            PRO FORMA                 PRO FORMA
(MILLIONS EXCEPT PER SHARE    1996    1996(A) 1995(A)   1995    1995(A)  1994(A)     1993(A)      1992       1991
AMOUNTS)                    --------- ------- ------- --------- -------  -------     -------     ------     ------
STATEMENTS OF EARNINGS
 DATA:
 Net sales................   $  915   $  915  $  845   $1,756   $1,756   $1,753      $1,861      $2,265     $2,216
                             ======   ======  ======   ======   ======   ======      ======      ======     ======
 Operating earnings.......   $   80   $   81  $   90   $  155   $  157   $  201      $  210      $  249     $  224
                             ======   ======  ======   ======   ======   ======      ======      ======     ======
 Earnings before
  cumulative effect of
  changes in accounting
  principles..............   $   29   $   37  $   41   $   54   $   73   $   95      $  111 (b)  $  143     $  135
 Cumulative effect of
  changes in accounting
  principles, net of tax..       --       --      --       --       --       (4)(c)      --         (93)(c)     --
                             ------   ------  ------   ------   ------   ------      ------      ------     ------
 Net earnings.............   $   29   $   37  $   41   $   54   $   73   $   91      $  111      $   50     $  135
                             ======   ======  ======   ======   ======   ======      ======      ======     ======
Earnings per share........   $  .85                    $ 1.55
                             ======                    ======
BALANCE SHEET DATA:
  Working capital.........   $  185   $   41  $    4      N/A   $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
  Total assets............    1,461    1,452   1,337      N/A    1,380    1,263       1,235       1,450      1,412
  Short-term debt(d)......       28       95      54      N/A       68       30          34          83         36
  Long-term debt(d).......      586      282     326      N/A      292      287         423         761        364
  Combined equity.........      194      349     236      N/A      272      199         105        (173)       (30)
OTHER DATA:
  EBITDA(e)...............   $  112   $  113  $  123   $  225     $227   $  270      $  297      $  323     $  298

                                                   (continued on next page)

(continued from previous page)
--------
(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Newport News, included in the Newport News Information Statement attached hereto as Appendix D.
(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.
(c) In 1994, Newport News adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, Newport News adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts represent debt allocated to Newport News from Tenneco based on the portion of Tenneco's investment in Newport News which is deemed to be debt, generally based upon the ratio of Newport News' net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of Newport News' debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by Newport News as a separate public entity. See the Combined Financial Statements of Newport News, and notes thereto, included in the Newport News Information Statement attached hereto as Appendix D.

(e) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Earnings. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Newport News or as an alternative to operating cash flows as a measure of liquidity.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

  The tables below present certain comparative historical and pro forma per share data adjusted to reflect: (a) the El Paso pro forma equivalent of one share of Tenneco Common Stock, and (b) the New Tenneco and Newport News pro forma equivalent of one share of Tenneco Common Stock. The El Paso pro forma equivalent data is calculated based on the estimated conversion ratio of El Paso Common Stock per share of Tenneco Common Stock multiplied by the pro forma El Paso data. The estimated conversion ratio was calculated assuming, solely for the purpose of making such calculation, (i) an Average El Paso Common Price of $39.8625 (which is equal to the average per share closing price on the NYSE for the El Paso Common Stock for the 20-day trading period ended on August 21,
1996), (ii) prior consummation of the Acquisition, and (iii) the issuance of no additional shares of Tenneco Common Stock upon the exercise of options and the vesting of performance share awards in connection with the Merger. The actual conversion ratio may be higher or lower depending upon the Average El Paso Common Price. See "THE MERGER--Conversion of Shares". The New Tenneco and Newport News pro forma equivalent data is calculated based on the distribution ratio for Tenneco Common Stock. In each case, the New Tenneco and Newport News pro forma data is multiplied by the distribution ratio to calculate the equivalent pro forma data. See "THE DISTRIBUTIONS" for discussion of the Distributions.

EL PASO AND TENNECO COMMON EQUIVALENT PER SHARE DATA

                                HISTORICAL                     PRO FORMA(A)
                         -------------------------- -----------------------------------
                                   TENNECO COMMON                      TENNECO COMMON
                                     EQUIVALENT          EL PASO         EQUIVALENT
                                  ----------------- ----------------- -----------------
                                            STOCK             STOCK             STOCK
                                   STOCK   ISSUANCE  STOCK   ISSUANCE  STOCK   ISSUANCE
                                  ISSUANCE   NOT    ISSUANCE   NOT    ISSUANCE   NOT
                         EL PASO  APPROVED APPROVED APPROVED APPROVED APPROVED APPROVED
                         -------  -------- -------- -------- -------- -------- --------
Year Ended December 31,
 1995
 Income from continuing
  operations per common
  share................. $ 2.47    $ .24    $ .06    $2.90    $2.60     $.28     $.07
 Cash dividends per
  common share..........   1.32      .13      .03     1.32     1.32      .13      .03
 Cash dividends per El
  Paso Preferred
  Depositary Share......    --       --       --       --      4.00      --       .29
Six Months Ended June
 30, 1996
 Income (loss) from
  continuing operations
  per common share...... $(0.31)   $(.03)   $(.01)   $ .75    $ .42     $.07     $.01
 Cash dividends per
  common share..........   0.70      .07      .02      .70      .70      .07      .02
 Cash dividends per El
  Paso Preferred
  Depositary Share......    --       --       --       --      2.00      --       .15
 Book value per common
  share.................  19.32     1.87      .48    27.73    24.53     2.69      .61

TENNECO, TENNECO COMMON EQUIVALENT, NEW TENNECO EQUIVALENT AND NEWPORT NEWS EQUIVALENT PER SHARE DATA

                                                 PRO FORMA EQUIVALENT(B)
                                           ------------------------------------
                                            TENNECO
                                 TENNECO     COMMON     NEW   NEWPORT   TOTAL
STOCK ISSUANCE APPROVED         HISTORICAL EQUIVALENT TENNECO  NEWS   PRO FORMA
-----------------------         ---------- ---------- ------- ------- ---------
Year Ended December 31, 1995
 Income from continuing
  operations per common share..   $2.75       $.28     $1.89   $.31     $2.48
 Cash dividends per common
  share........................    1.60        .13       N/A    N/A       .13
 Cash dividends per El Paso
  Preferred Depositary Share...     --         --        --     --        --
Six Months Ended June 30, 1996
 Income from continuing
  operations per common share..   $1.83       $.07     $1.20   $.17     $1.44
 Cash dividends per common
  share........................     .90        .07       N/A    N/A       .07
 Cash dividends per El Paso
  Preferred Depositary Share...     --         --        --     --        --
 Book value per common share...   20.89       2.69     17.49   1.14     21.32
                                                 PRO FORMA EQUIVALENT(B)
                                           ------------------------------------
                                            TENNECO
                                 TENNECO     COMMON     NEW   NEWPORT   TOTAL
STOCK ISSUANCE NOT APPROVED     HISTORICAL EQUIVALENT TENNECO  NEWS   PRO FORMA
---------------------------     ---------- ---------- ------- ------- ---------
Year Ended December 31, 1995
 Income from continuing
  operations per common share..   $2.75       $.07     $1.89   $.31     $2.27
 Cash dividends per common
  share........................    1.60        .03       N/A    N/A       .03
 Cash dividends per El Paso
  Preferred Depositary Share...     --         .29       --     --        .29
Six Months Ended June 30, 1996
 Income from continuing
  operations per common share..   $1.83       $.01     $1.20   $.17     $1.38
 Cash dividends per common
  share........................     .90        .02       N/A    N/A       .02
 Cash dividends per El Paso
  Preferred Depositary Share...     --         .15       --     --        .15
 Book value per common share...   20.89        .61     17.49   1.14     19.24

-------

(a) El Paso includes the pro forma effects of the Refinancing Transactions, the proceeds of which will be used to pay down long-term debt assumed in the Merger. See the "Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy" included elsewhere herein.
(b) New Tenneco includes the pro forma effects of the Clevite and Amoco Foam Products acquisitions for all periods, and the pro forma effects of the Mobil Plastics acquisition for the year ended December 31, 1995. See the "Unaudited Pro Forma Combined Financial Statements of New Tenneco" included elsewhere herein.

                               RISK FACTORS

  The following factors, in conjunction with the other information included in this Joint Proxy Statement-Prospectus (including the documents incorporated by reference herein), should be considered by the stockholders of Tenneco and El Paso in evaluating the matters presented herein.

RISKS RELATING TO THE TRANSACTION

 Lack of Operating History as Separate Entities and Potential Disruptions in Operations

  Upon consummation of the Distributions, Tenneco (as a subsidiary of El Paso) will own and operate the Energy Business, New Tenneco will own and operate the Industrial Business and Newport News will own and operate the Shipbuilding Business. None of these businesses have any recent operating histories as separate entities and each of these businesses has historically been able to rely on the earnings, assets and cash flow of the others for capital requirements and certain administrative services.

  Following the Distributions, the ability of each of Tenneco, New Tenneco and Newport News to satisfy its respective obligations and maintain profitability will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors affecting the business operations of Tenneco, New Tenneco or Newport News, respectively, including factors beyond the control of Tenneco, New Tenneco or Newport News.

  Subsequent to the Distributions, each of New Tenneco and Newport News will be a smaller and less diversified company than Tenneco was prior to the Distributions. In addition, the division of Tenneco may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of each company, and will also result in the duplication of certain personnel, administrative and other expenses required for the operation of independent companies. Pursuant to the Merger Agreement, the directors of El Paso Subsidiary as of the Merger Effective Time will become the directors of Tenneco upon consummation of the Merger. In addition, as of the Merger Effective Time, it is expected that substantially all the executive officers of Tenneco will resign and become the initial executive officers of New Tenneco and the executive officers of El Paso Subsidiary as of the Merger Effective Time will become the executive officers of Tenneco. There can be no assurance that such transition in the management of Tenneco will not disrupt, at least temporarily, the operations of the Energy Business. Nevertheless, the Tenneco Board of Directors believes that separation of the companies also will result in certain long-term operating efficiencies by allowing the companies to focus on their respective businesses.

 Potential Responsibility for Liabilities Not Expressly Assumed

  The Distribution Agreement and the Ancillary Agreements allocate among Tenneco, New Tenneco and Newport News responsibility for various debts, liabilities and obligations. See "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions." It is possible that a court would disregard this contractual allocation of debts, liabilities and obligations among the parties and require either Tenneco, New Tenneco or Newport News to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

 Increased Leverage of Newport News After the Transaction

  Although following the Transaction Newport News will have substantially less debt than Tenneco had prior to the Transaction, Newport News will be substantially more leveraged. If the Transaction (including the Debt Realignment) had been consummated as of June 30, 1996, on a pro forma basis, Newport News would have had total debt of $614 million and total stockholders' equity of $194 million. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION-- Unaudited Pro Forma Combined Financial Statements of Newport News."

 Potential Federal Income Tax Liabilities

  It is a condition to the Distributions and the Merger that Tenneco receive the IRS Ruling Letter to the effect, among other things, that for federal income tax purposes the Distributions will be tax-free to Tenneco and the Tenneco Stockholders under Section 355 of the Code (except to the extent cash is received in lieu of fractional shares) and that certain other transactions to be effected as part of the Corporate Restructuring Transactions will be tax-free. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Such an IRS ruling letter, while generally binding upon the IRS, is based upon certain factual representations and assumptions. If such factual representations and assumptions were incomplete or untrue in a material respect, or the facts upon which the IRS Ruling Letter was based are materially different from the facts at the time of the Distributions, the IRS could modify or revoke the IRS Ruling Letter retroactively. Each of El Paso, Tenneco, New Tenneco and Newport News has agreed to certain restrictions on its future actions to provide further assurances that the Distributions will be tax-free for federal income tax purposes.

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then, in general, a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Section 355 of the Code) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. The corporate level federal income tax would be payable by Tenneco. Under certain limited circumstances, however, New Tenneco and Newport News have agreed to indemnify Tenneco for a defined portion of such tax liabilities. See "THE DISTRIBUTIONS--Certain Relationships among Tenneco, New Tenneco and Newport News After the Distributions--Ancilliary Agreements--Tax Sharing Agreement." In addition, under IRS regulations, each member of the consolidated group (including New Tenneco and Newport News) is severally liable for such tax liability.

  It is possible that legislation may be introduced requiring a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of one or more controlled corporations under certain circumstances. If such legislation were enacted, the Distributions, if ultimately subject to such legislation, may result in significant taxable gain to Tenneco under
Section 355(c) of the Code. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES-- Possible Future Legislation."

  Furthermore, if the Distributions were not tax-free under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of New Tenneco Common Stock and Newport News Common Stock in the Distributions would be treated as if such stockholder received taxable distributions in an amount equal to the fair market value of the New Tenneco Common Stock and Newport News Common Stock received, which would result in: (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii).

  In connection with, and as a condition to consummation of, the Transaction, Tenneco will also receive a Tax Opinion, to the effect, among other things (but only to the extent not covered by the IRS Ruling Letter), that the Merger will constitute a reorganization under Section 368(a)(1)(B) of the Code and that no gain or loss will be recognized by the holders of Tenneco Stock upon the exchange of such Tenneco Stock for El Paso Common Stock and El Paso Preferred Depositary Shares, if any (except to the extent that cash is received in lieu of fractional shares or any fractional El Paso Preferred Depositary Shares or in connection with a proper demand for appraisal of shares). If the Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, the Tenneco Stockholders will recognize gain or loss upon the receipt of the El Paso Common Stock and any El Paso Preferred Depositary Shares in exchange for their Tenneco Stock equal to the difference between the fair market value of the El Paso Common Stock and El Paso Preferred Depositary Shares, if any, received and their basis in their Tenneco Stock. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code may also cause the Distributions to not qualify as tax-free distributions under Section 355 of the Code, in which case Tenneco and the Tenneco Stockholders who receive Newport News Common Stock and New Tenneco Common Stock in the Distributions would be treated in the manner described in the previous two paragraphs of this section.

 Consideration for Tenneco Common Stock in Merger May Vary Due to Collar

  Under the terms of the Merger Agreement, the Collar only impacts the number (and thus the aggregate value) of shares received in the Merger by the holders of Tenneco Common Stock and does not have any impact on the number (and thus the aggregate value) of shares received by holders of Tenneco Preferred Stock. The number of shares of El Paso Common Stock and any El Paso Preferred Depositary Shares to be issued to holders of Tenneco Common Stock in the Merger will be based on the Average El Paso Common Price only if such price is within the Collar. If this price exceeds the Collar, the number of such shares issued will nonetheless be based on $38.3625, with the result that shares received by holders of Tenneco Common Stock in the Merger will likely have a market value, as of the Merger Effective Time, that exceeds [$638 million.] If, on the other hand, this price is less than the Collar, the number of such shares so issued will nonetheless be based on $31.3875, with the result that the shares received by holders of Tenneco Common Stock in the Merger will likely have a market value, as of the Merger Effective Time, that is less than [$638 million.] See "THE TRANSACTION--Consideration to Tenneco Stockholders." The Average El Paso Common Price, if it were to be based on the 20-day trading period ended August 21, 1996, would be $39.8625. Since that price is above the Collar, the number of shares that would have been issued to holders of Tenneco Common Stock would have been based on (or given effect to, in the case where the Stock Issuance is not approved) the upper limit of the Collar of $38.3625 (and thus would likely have a market value as of the Merger Effective Time in excess of [$638 million]). There can no be assurance, however, that, when finally determined as of the Merger Effective Time the Average El Paso Common Price will not have fallen below $31.3875, thereby decreasing the total consideration to be received by holders of Tenneco Common Stock. See "THE MERGER--Conversion of Shares."

 No Current Market for New Tenneco Common Stock and Newport News Common Stock

  There is not currently a public market for either New Tenneco Common Stock or Newport News Common Stock, and there can be no assurance that such public trading markets will develop or, assuming such public trading markets develop, the prices at which trading in New Tenneco Common Stock or Newport News Common Stock will occur after the Distributions. Until shares of New Tenneco Common Stock and Newport News Common Stock are fully distributed and an orderly market develops, the prices at which trading in such shares occurs may fluctuate significantly. Tenneco intends to apply for listing of the New Tenneco Common Stock and Newport News Common Stock on the NYSE. See "THE DISTRIBUTIONS--Trading of New Tenneco Common Stock and Newport News Common Stock." Prices for New Tenneco Common Stock and Newport News Common Stock will each be determined in the marketplace and may be influenced by many factors, including the respective operating performances of New Tenneco and Newport News, the depth and liquidity of the market for New Tenneco Common Stock and Newport News Common Stock, investor perception of New Tenneco and Newport News, and general economic and market conditions.

 No Current Market for El Paso Preferred Depositary Shares

  Although El Paso intends to list the El Paso Preferred Depositary Shares, if issued, on the NYSE, there is not currently a public market for El Paso Preferred Depositary Shares and there can be no assurance as to the prices at which trading in El Paso Preferred Depositary Shares will occur after the Transaction. Until El Paso Preferred Depositary Shares are fully distributed and an orderly market develops, the prices at which trading in any such shares occurs may fluctuate significantly. Furthermore, although the dividend rate on the El Paso Preferred Stock will be designed to cause the market price of 25 El Paso Preferred Depositary Shares to equal approximately $1,000, there can be no assurance that such market price will be obtained. See "DESCRIPTION OF EL PASO PREFERRED STOCK AND DEPOSITARY SHARES."

 Uncertainty Regarding Trading Prices of and Markets for Stock Following the Transaction

  Upon consummation of the Transaction, holders of Tenneco Common Stock as of the Merger Effective Time and the Distribution Record Date will have received shares of El Paso Common Stock (and El Paso Preferred Depositary Shares, if the Stock Issuance is not approved), New Tenneco Common Stock and Newport News Common Stock and holders of Tenneco Preferred Stock as of the Merger Effective Time will have received shares of El Paso Common Stock.

  Tenneco Stockholders should be aware that there can be no assurance as to whether the combined market value after the Transaction of the shares of El Paso Common Stock (and any El Paso Preferred Depositary

Shares), New Tenneco Common Stock and Newport News Common Stock (plus cash in lieu of fractional shares and any fractional El Paso Preferred Depositary Shares) received in respect of their shares of Tenneco Common Stock will be less than, equal to or greater than the market value of their shares of Tenneco Common Stock prior to the Transaction. Furthermore, there can be no assurance that after the Transaction the market value of the shares of El Paso Common Stock (plus cash in lieu of fractional shares) received in respect of their shares of $7.40 Preferred Stock or $4.50 Preferred Stock in the Merger will be less than, equal to or greater than the liquidation preference or, in the case of the $7.40 Preferred Stock, market value, of such shares of $7.40 Preferred Stock or $4.50 Preferred Stock prior to the Transaction. Tenneco Common Stock is currently listed and traded, and following the Distributions, New Tenneco Common Stock will be listed, on the NYSE and the Chicago, Pacific, Toronto and London Stock Exchanges. El Paso Common Stock and $7.40 Preferred Stock are currently listed and traded on the NYSE. Upon consummation of the Transaction, El Paso Preferred Depositary Shares, if any, and Newport News Common Stock will be listed on the NYSE.

 Uncertainty Regarding Future Dividend Policies

  Historically, Tenneco has paid cash dividends on Tenneco Common Stock and Tenneco Preferred Stock. The future payments of dividends by New Tenneco and Newport News will depend on decisions that will be made by the New Tenneco Board of Directors and the Newport News Board of Directors, respectively, from time to time based on the results of operations and financial conditions of each entity. The future payments of dividends by El Paso will be (i) dependent on El Paso's results of operations, financial condition, cash requirements and other relevant factors, (ii) subject to the discretion of the Board of Directors of El Paso, and (iii) subject to restrictions, if any, contained in debt instruments of El Paso in effect from time to time and under the DGCL. El Paso Preferred Stock will bear dividends at a rate (which will be not less than 6% per year nor more than 10% per year) which will be designed to cause the market price of 25 El Paso Preferred Depositary Shares to equal approximately $1,000. There can be no assurance that the annual dividend rate received by holders of Tenneco Common Stock prior to the Transaction will be equal to the aggregate dividend rate which such holders will receive from the shares of El Paso Common Stock, El Paso Preferred Depositary Shares (if any), New Tenneco Common Stock and Newport News Common Stock received in respect of their Tenneco Common Stock in the Transaction (and it is unlikely that the dividend rate would be greater than the aggregate dividend rate received by holders of Tenneco Common Stock prior to the Transaction). There can be no assurance that the annual dividend rate received by holders of Tenneco Preferred Stock prior to the Transaction will be equal to the aggregate dividend rate which such holders will receive from the shares of El Paso Common Stock received in respect of their Tenneco Preferred Stock in the Transaction (and it is unlikely that the dividend rate would be greater than the aggregate dividend rate received by holders of Tenneco Preferred Stock prior to the Transaction).

 Consents Required to Effect Transaction

  Certain of Tenneco's existing debt and other contractual arrangements prohibit the consummation of the Transaction unless an appropriate amendment, consent or waiver from third parties is obtained. It is a condition of the Transaction that these amendments, consents or waivers have been obtained, except for those for which the failure to obtain would not have a material adverse effect. See "DEBT AND CASH REALIGNMENT" and "THE DISTRIBUTIONS."

 Potential Conflicts

  Subsequent to the Transaction, the interests of El Paso (which will include Tenneco as a subsidiary), New Tenneco and Newport News may potentially conflict due to the ongoing relationships among the companies. Additionally, New Tenneco and Newport News will share one common director following the Distributions and New Tenneco and El Paso will share one common director following the Merger. Appropriate policies and procedures will be followed by the Board of Directors of each company to attempt to limit the involvement of the common directors (and, if appropriate, other officers and directors of such companies) in situations that could give rise to conflicts of interest. See "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

 Differences in Stockholder Rights

  For a description of the principal differences in the rights of holders of Tenneco Stock and holders of El Paso Common Stock and El Paso Preferred Stock, see "COMPARISON OF RIGHTS OF STOCKHOLDERS

OF TENNECO AND EL PASO." For a description of the principal differences in the rights of holders of Tenneco Common Stock and holders of New Tenneco Common Stock and Newport News Common Stock, see "COMPARISON OF RIGHTS OF STOCKHOLDERS OF TENNECO, NEW TENNECO AND NEWPORT NEWS."

 Potential Indemnification Liabilities

  Pursuant to the Distribution Agreement and certain of the Ancillary Agreements, each of Tenneco, New Tenneco and Newport News has agreed to indemnify the other parties from and after consummation of the Distributions with respect to certain debts, liabilities and obligations. See "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

 Potential Liabilities Due to Fraudulent Transfer Considerations and Legal Dividend Requirements

  The Corporate Restructuring Transactions, Debt Realignment and Tenneco's distribution of the New Tenneco Common Stock and Newport News Common Stock to holders of Tenneco Common Stock are subject to review under federal and state fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy of Tenneco, New Tenneco or Newport News as a debtor-in-possession) were to determine that Tenneco, New Tenneco, Newport News or any of their subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness or transferring assets in connection with the Debt Realignment and Corporate Restructuring Transactions and, at the time of the Distributions, or such incurrence of indebtedness or transfer of assets, Tenneco, New Tenneco, Newport News or any of their subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage, or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of the New Tenneco Common Stock and the Newport News Common Stock to return the value of the stock and any dividends paid thereon, bar future dividend and redemption payments on the stock, and invalidate, in whole or in part, the Corporate Restructuring Transactions, Debt Realignment or Distributions, as fraudulent conveyances.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities), or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Tenneco, New Tenneco, Newport News or any of their subsidiaries was "insolvent" at the time of or after giving effect to the Corporate Restructuring Transactions, the Debt Realignment and the Distributions.

  In addition, Tenneco's distribution of the New Tenneco Common Stock and the Newport News Common Stock, and the distributions pursuant to the Corporate Restructuring Transactions and Debt Realignment, are subject to review under state corporate distribution statutes. Under the DGCL, a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) and not out of capital, or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although all distributions are intended to be made entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distributions were unlawful.

  Prior to the Distributions, the Tenneco Board of Directors expects to obtain an opinion from a third-party financial advisor regarding the solvency of Tenneco, New Tenneco and Newport News and the permissibility of the Distributions under Section 170 of the DGCL. Tenneco's Board of Directors and management believe that, in accordance with this opinion, (a) Tenneco, New Tenneco and Newport News each will not be insolvent at or following the time of the Distributions (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distributions and will have sufficient capital to carry on its businesses, and (b) the Distributions will be made entirely out of surplus, in accordance with Section 170 of DGCL. There is no certainty, however, that a court would find the opinion rendered by Tenneco's financial advisor to be binding on creditors of Tenneco, New Tenneco or Newport News or that a court would reach the same conclusions set forth in such opinion in determining whether Tenneco, New Tenneco or Newport News was insolvent at the time of, or after giving effect to, the Distributions, or whether lawful funds were available for the distributions made in connection with the Transaction.

 Potential Dilution Due to Proposed El Paso Equity Offering

  Subject to market conditions, El Paso currently intends to issue, in public or private transactions, up to approximately $200 million of equity securities following the Merger as part of the Refinancing Transactions, the proceeds of which would be used to pay down indebtedness of El Paso and its subsidiaries. There can be no assurance that such issuance will occur or as to the price at which such securities may be issued. Such issuance could be dilutive to El Paso's earnings per share and could adversely affect prices for, or the liquidity of, El Paso Common Stock. See "--Risks Relating to El Paso and Tenneco Energy--Consummation of the Refinancing Transactions."

RISKS RELATING TO EL PASO AND TENNECO ENERGY

 Risks Associated with Fluctuating Market Conditions

  The revenues generated by Tenneco Energy and El Paso are dependent upon the price of natural gas, as well as the prices of alternative sources of energy. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, availability and adequacy of transportation facilities, energy legislation, federal or state taxes, if any, on the sale or transportation of natural gas and natural gas liquids and the abundance of supplies of alternative energy sources.

 Uncertainty Surrounding Integration of Operations

  El Paso is currently engaged in a comprehensive review of the business and operations of the Energy Business. Following the completion of such review and consummation of the Merger, El Paso plans to integrate, for the most part, the operations of the Energy Business with those of El Paso to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. The future operations of the Energy Business as a subsidiary of El Paso may vary significantly from its historical operations as a division of Tenneco. While El Paso believes that operational, financial and administrative synergies can be achieved through the combination of El Paso and the Energy Business, the amount and timing of realization of such synergies will depend upon the ability of El Paso to integrate successfully the businesses and operations of the companies, and the time period over which such integration is effected.

 Consummation of Refinancing Transactions

  El Paso has indicated that it currently intends to enter into the Refinancing Transactions. However, there can be no assurance that any of the Refinancing Transactions will occur or as to the price, terms or provisions of any of such transactions. See "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED-- Operation of the Energy Business After the Merger" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION--Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy."

 Regulated Industry; Potential Adverse Impact of Pending Cost Recovery and Rate Proceedings

  Certain pipeline facilities, services and rates of both Tenneco Energy (including TGP, Midwestern Gas Transmission Company and East Tennessee Natural Gas Company) and El Paso are regulated by the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The FERC regulates the interstate transportation and certain sales of natural gas, including, among other things, rates and charges allowed natural gas companies, construction, extensions and abandonments of facilities and service, rates of depreciation and amortization and accounting systems. The businesses of El Paso and Tenneco Energy could be adversely affected by the outcome of regulatory or rate proceedings relating to their pipeline operations.

  TGP and El Paso are each currently parties to various regulatory and rate proceedings relating to their pipeline operations. In particular, TGP is a party to regulatory proceedings before the FERC relating to the recovery of gas supply realignment ("GSR") costs associated with the restructuring by TGP of its transportation, storage and sales services to convert TGP from primarily a merchant to primarily a transporter of gas.

  As of June 30, 1996, TGP has deferred GSR costs yet to be recovered from its customers of approximately $551 million, net of $380 million previously recovered from its customers, subject to refund. A phased proceeding is underway at the FERC with respect to the recovery of TGP's GSR costs (the "GSR Proceeding"). Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues was originally set by a FERC ALJ for late October 1996. The Chief Judge of the FERC has since issued orders (i) cancelling the October oral argument, (ii) convening settlement discussions which commenced on October 9, 1996, and (iii) postponing scheduling oral argument on eligibility issues.

  Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the FERC's Order 636 issued April 8, 1992 ("Order 636") transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of TGP's GSR costs and TGP has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements. However, there can be no assurance regarding the outcome of these settlement discussions.

  With regard to TGP's GSR costs, TGP, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The settlement resolved litigation concerning purchases made by TGP of synthetic gas produced from the Great Plains Coal Gasification plant ("Great Plains"). The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an ALJ. The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. TGP has filed exceptions to this initial decision. Tenneco believes that this decision will not impair TGP's recovery of the costs resulting from this contract. On July 17, 1996, the FERC ordered oral arguments to be heard in September 1996. Oral arguments were held before the full FERC on September 25, 1996. A decision by the FERC is expected by the end of the year.

  Also related to TGP's GSR costs, in June 1996, TGP settled certain litigation with ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas") by making a payment of $125 million. This payment is included in the deferred GSR costs described above. In connection with that litigation, certain royalty interest owners filed a claim in July 1996 against TGP in Webb County, Texas, alleging that they are sellers entitled to tender gas to TGP under the settled contract. This claim falls under the indemnification provisions of TGP's settlement agreement with TransTexas and ICA, which requires TransTexas and ICA to defend and indemnify TGP on this claim.

  In a separate declaratory judgment action relating to another gas purchase contract, the Texas Supreme Court affirmed a ruling of the Court of Appeals favorable to TGP on August 1, 1995. On April 18, 1996, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion on the matter which was favorable to TGP. That Texas Supreme Court ruling, however, explicitly preserves TGP's defenses based on bad faith conduct of the producers. In June 1996, TGP filed a motion for rehearing with the Texas Supreme Court. On August 16, 1996, the Texas Supreme Court denied TGP's motion. Nothing in the Supreme Court's decision affects TGP's ability to seek recovery of its above-market costs of purchasing gas under the contract from its customers as GSR costs in the phased proceedings currently pending before the FERC. In addition, TGP has initiated two lawsuits against the holders of this gas purchase contract seeking damages related to their conduct in connection with that contract.

  During the pendency of the declaratory judgment lawsuit, TGP has either paid, or provided for the payment of, amounts it believes are appropriate to cover the resolution of its contract reformation litigation, including providing a bond (the "Bond") in the approximate amount of $200 million. On September 30, 1996, TGP paid approximately $195 million to the producers and the producers agreed to release all but approximately $2 million of the bonded amount (to cover remaining disputed interest charges and attorneys' fees). On October 1, 1996, TGP filed to recover the pricing differential portion of this payment from its customers. It is anticipated that TGP will also continue to pay the above-market contract price for the gas tendered by the producers through the expiration of the contract in 1999, and will seek recovery of those amounts from its customers in the FERC proceedings as well. TGP plans to amend its complaint in one of the separate lawsuits pending against the producers to seek recovery of amounts TGP believes it is entitled to recover as a result of the producers' bad faith conduct.

  Given the uncertainty over the results of ongoing discussions between TGP and its customers related to the recovery of GSR costs and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, Tenneco Energy is unable to predict the timing or the ultimate impact that the resolution of these issues will have on the combined financial position or results of operations of the Energy Business.

  On December 30, 1994, TGP filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, TGP began collecting rates, subject to refund, reflecting an $87 million increase in TGP's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation, which is currently pending before the FERC, proposed to resolve the rates subject to the 1995 Rate Case, including structural rate design and increased revenue requirements, and TGP is reserving revenues it believes adequate to cover the income impact of any refunds that may be required upon final settlement of this proceeding. While Tenneco believes that the Stipulation for the settlement of the 1995 Rate Case is likely to be approved substantially in its current form, there can be no assurance that there will not be changes which are adverse to the Energy Business.

  For a detailed description of rate and regulatory proceedings relating to TGP, see "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED--Interstate Pipeline Operations--Federal Regulation."

  In June 1995, El Paso made a filing with the FERC for approval of new system rates for mainline transportation to be effective January 1, 1996. In July 1995, the FERC accepted and suspended El Paso's filing to be effective January 1, 1996, subject to refund and certain other conditions. The FERC also set El Paso's rates for hearing. In March 1996, El Paso filed a comprehensive offer of settlement which, if approved by the FERC, would resolve issues related to the above-mentioned rate filing and issues surrounding certain contract reductions and expirations scheduled to occur from January 1, 1996, through December 31, 1997. The settlement provides for, among other things: (i) a long term rate stability plan which establishes base rates for a ten-year period from January 1, 1996, through December 31, 2005, subject to annual escalation after 1997; (ii) payments within eight years to El Paso by its customers totaling $255 million (prior to interest) representing recovery of approximately 35 percent of the revenues (for the period 1996 to 2003) associated with the contract reductions and expirations; (iii) the sharing between El Paso (65%) and its customers (35%) of revenues, in excess of a threshold, which are attributable to unsubscribed capacity sales during the period 1996 through 2003; and (iv) a mechanism to adjust the base rate for increases or decreases resulting from laws or regulations to the extent that costs are impacted at a level in excess of $10 million a year. The settlement contains a provision which permits any party desiring not to be bound by the settlement to have its rates determined pursuant to procedures established by the FERC.

  In March 1996, Southern California Edison Company ("Edison"), a firm shipper on El Paso's system, filed its own offer of settlement. While Edison's offer is similar in many respects to El Paso's, it contains provisions that El Paso believes would be adverse to its interests if Edison's offer was approved and El Paso's offer was rejected. The ALJ has established procedures to determine what discovery will be allowed in connection with comments on the two offers of settlement to be filed by the parties and in the meantime has suspended the schedule for filing comments. It is El Paso's position that discovery is inappropriate because, among other things, a provision in El Paso's offer of settlement affords Edison the opportunity to have its rates determined separately. The ALJ will determine whether to certify El Paso's settlement to the FERC and will make a similar determination concerning the Edison offer. Even though the comment schedule has been suspended, comments supporting El Paso's settlement have been filed by the FERC staff, the regulatory agencies of California, Arizona, and Nevada, the State of New Mexico, and customers representing 95 percent of the firm throughput on El Paso's mainline transmission system. Comments opposing Edison's offer have been filed by El Paso, the FERC staff, and the customer coalition supporting El Paso's settlement. While El Paso believes that its settlement is likely to be approved substantially on the terms proposed by El Paso, there can be no assurance that there will not be changes to such settlement which are adverse to El Paso.

 Highly Competitive Industry

  The regulated natural gas pipeline industry is experiencing increasing competition, which results from actions taken by the FERC to strengthen market forces throughout the industry. In a number of key markets, interstate pipelines face competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a supplier or switch suppliers based on the short term price of gas and the cost of transportation. Both the Energy Business and El Paso also face varying degrees of competition from alternative energy sources, such as electricity, hydroelectric power, coal and oil.

  Competition between pipelines is particularly intense in the Chicago, Northern Indiana, Roanoke, Chattanooga and Atlanta markets served by the Energy Business, and in TGP's supply area, Louisiana and Texas. In some instances, the pipelines of the Energy Business have been required to discount their transportation rates in order to maintain their market share. Additionally, transportation contracts representing approximately 70% of firm interstate transportation capacity will be expiring over the next five years, principally in the year 2000.

  El Paso faces significant competition from three companies that transport natural gas to the California market, which is the largest single market served by El Paso. Competition generally occurs on the basis of delivered price. The combined capacity of the four pipelines transporting natural gas to the California market is 6.9 billion cubic feet per day. In 1995, the demand for interstate pipeline capacity to California averaged 5.0 billion cubic feet per day. For a discussion of additional risks relating to the California market, see "--Reliance on California Market."

  Future renegotiations of El Paso's or Tenneco Energy's existing transportation contracts and negotiations with potential new customers could be adversely impacted by the foregoing or other competitive factors.

 Potential Environmental Liabilities

  The current and discontinued operations and activities of El Paso and the Energy Business are subject to various federal, state, local and foreign laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, El Paso's and Tenneco Energy's pipeline facilities and their use of facilities for treating, processing, recovering, or otherwise handling natural gas are subject to stringent environmental regulation by governmental authorities in the United States and in foreign jurisdictions. Such regulations have increased the costs of planning, designing, operating and abandoning facilities.

  El Paso and the Energy Business have each expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and each anticipates that it will continue to do so in the future. Although El Paso and Tenneco Energy believe that their respective operations and facilities are in general compliance with applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in natural gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from El Paso's or Tenneco Energy's current or discontinued operations, could result in substantial costs and liabilities in the future. See "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED--Environmental Matters" and Note 15 to the Tenneco Energy Combined Financial Statements included elsewhere herein.

 Refinancing and Interest Rate Exposure Risks

  The business and operating results of each of El Paso and the Energy Business can be adversely affected by changes in the economic environment, including changes in interest rates, market perceptions of the natural gas industry, El Paso or the Energy Business, or security ratings. It is anticipated that a substantial portion of the debt of El Paso and its subsidiaries after the Merger (expected to be in excess of $2 billion) will be refinanced into long-term fixed rate debt. El Paso's ability to refinance this debt on favorable terms will be impacted by prevailing interest rates at the time such debt is refinanced and no assurance can be made that such terms will be available. El Paso's inability to refinance this debt could have a negative impact on its financial condition and results of operations.

 Risks Related to Use of Derivative Financial Instruments

  Prior to 1995, El Paso used derivative instruments to principally manage well-defined interest rate price risks and had limited involvement in financial derivative instruments to manage commodity price risks. Subsequent to the acquisition of Eastex Energy Inc. in September 1995, El Paso has broadened its utilization of natural gas futures, options and swap contracts to hedge higher levels of volumetric fixed price purchase and sale commitments. In the ordinary course and conduct of its business, El Paso's marketing affiliate, El Paso Energy Marketing ("EPEM"), utilizes futures and option contracts traded on the New York Mercantile Exchange ("NYMEX") and over-the-counter ("OTC") options and price and basis swaps with major gas merchants and financial institutions to hedge its price risk exposure related to inventories and fixed price commitments to purchase and sell natural gas. It is EPEM's policy to seek to maintain a balanced portfolio of supply and demand contracts, utilizing the NYMEX and OTC financial markets to hedge against price volatility which may affect those obligations. In addition to its hedging activities, EPEM also engages in selective trading of these financial instruments. Losses incurred as a result of derivatives transactions could have an adverse effect on the financial condition or results of operations of El Paso.

  The Energy Business has utilized financial instruments for many years to mitigate its exposure to various risks. The Energy Business is currently party to financial instruments to hedge its exposure to changes in interest rates and natural gas prices. Although losses could occur, the derivatives contracts used by the Energy Business are generally designated as hedges whose fair value correlates to price movements of natural gas. As a result, gains or losses resulting from market changes should generally be offset by losses or gains on the hedged transaction.

 Operating Hazards and Uninsured Risks

  The operations of El Paso and the Energy Business are subject to the inherent risks normally associated with the transportation, gathering and processing of natural gas, including explosions, pollution and fires, each of which could result in damage to or destruction of gas transportation, gathering and processing facilities or damage to persons and property. While each of El Paso and the Energy Business maintains insurance against such risks and in amounts that it believes to be reasonable, the occurrence of a significant event that is not fully insured against could have a material adverse effect on the combined financial condition or operations of El Paso or the Energy Business.

 Potential Adverse Effects of Weather on Results of Operations

  El Paso's and Tenneco Energy's results of operations can be adversely affected by weather conditions, which may result in lower energy usage or in increased availability of alternative energy sources, thereby reducing demand for and prices of natural gas.

 Acquisitions and Investments

  Opportunities for growth through acquisitions and investments in joint ventures, and future operating results and the success of acquisitions and joint ventures within and outside the United States may be subject to the effects of, and changes in, United States and foreign trade and monetary policies, laws and regulations, political and economic developments, inflation rates, and the effects of taxes and operating conditions. Activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks, and the effects of currency fluctuations and exchange controls.

 Liabilities of Tenneco Energy for Discontinued Businesses

  Tenneco has certain actual and contingent liabilities which, under the terms of the Distribution Agreement, will be liabilities of the Energy Business after the Distributions. These liabilities relate to, among other things, retiree medical and other retiree costs of former employees of Tenneco and its subsidiaries, litigation, environmental matters, and liabilities (including environmental liabilities) relating to discontinued businesses and operations of Tenneco and its subsidiaries (other than the discontinued businesses of New Tenneco and Newport News). El Paso has estimated that the aggregate amount of these liabilities is approximately $600 million. However, the actual amount of such liabilities could vary materially from such estimate.

 Reliance on California Market

  El Paso's business is particularly sensitive to the California market. California is the largest single market served by El Paso and is the second largest natural gas market in the nation. However, the industry's increasing reliance on market forces has allowed the construction of significant excess pipeline capacity into California. Currently, El Paso has firm transportation contracts covering 89% of its current capacity to California. By 1998, that figure has the potential to drop to approximately 53%. El Paso's largest contracts for interstate capacity to California are with Southern California Gas Company ("SoCal") and Pacific Gas and Electric Company ("PG&E"). In 1995, natural gas deliveries by El Paso to SoCal and PG&E accounted for 17% and 12%, respectively, of El Paso's consolidated operating revenues (no other customer accounted for 10% or more of such revenues). SoCal has exercised an option in its contract to relinquish certain firm capacity rights, and PG&E has exercised its right to relinquish all firm capacity rights commencing in 1998.

  In addition to the comprehensive offer of settlement described above, El Paso is seeking to offset the effects of these and other future reductions in existing firm capacity commitments by actively seeking new markets, pursuing attractive opportunities to increase traditional market share, and controlling costs. El Paso's efforts to obtain new markets in California at full tariff rates are adversely impacted by the current excess interstate pipeline capacity to California.

SAFE HARBOR DISCLOSURE: FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

  This Joint Proxy Statement-Prospectus contains or incorporates by reference forward-looking statements. The factors identified under "RISK FACTORS" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, El Paso or Tenneco (or their respective subsidiaries).

  Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, El Paso and Tenneco caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, El Paso or Tenneco (or their respective subsidiaries), or their respective managements, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements. The portions of this Joint Proxy Statement--Prospectus which contain forward-looking statements generally include cross-references to "RISK FACTORS." See also the information contained under the captions "--Management's Discussion and Analysis of Financial Condition and Results of Operations of the Energy Business," "--Interstate Pipeline Operations," "--Gas Marketing, Interstate Pipelines and Related Services," "--International, Power Generation and Ventures," and "--Operation of the Energy Business After the Merger," included in the section entitled "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED" included elsewhere herein and the information incorporated by reference from El Paso's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and El Paso's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, as amended, and June 30, 1996 under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business and Properties."

                          THE TENNECO SPECIAL MEETING

GENERAL

  This Joint Proxy Statement-Prospectus is being furnished to Tenneco Stockholders in connection with the solicitation of proxies on behalf of the Tenneco Board of Directors for use at the Tenneco Special Meeting to be held
on December   , 1996 at the time and place specified in the accompanying
Notice of Special Meeting of Stockholders, or any adjournment or postponements thereof.

PURPOSE OF THE TENNECO SPECIAL MEETING

  The purpose of the Tenneco Special Meeting is to consider and vote upon a single, unified proposal to approve and adopt the Transaction and to transact such other business as may properly come before the Tenneco Special Meeting. The Distributions, Merger and Charter Amendment will be voted on together as parts of the Transaction, none of which will be consummated unless the Transaction as a whole is approved at the Tenneco Special Meeting (although if the Transaction is not approved, Tenneco may subsequently elect to undertake one or more transactions included in the Transaction which do not require stockholder approval). See "THE TRANSACTION," "THE DISTRIBUTIONS," "THE MERGER" and "THE CHARTER AMENDMENT."

  Each copy of this Joint Proxy Statement-Prospectus mailed to Tenneco Stockholders is accompanied by a form of proxy for use at the Tenneco Special Meeting. This Joint Proxy Statement-Prospectus is also being furnished to Tenneco Stockholders as a prospectus of El Paso with respect to the shares of El Paso Common Stock and El Paso Preferred Depositary Shares, if any, issuable to Tenneco Stockholders upon consummation of the Merger.

  THE BOARD OF DIRECTORS OF TENNECO RECOMMENDS THAT TENNECO STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE TRANSACTION.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  The Board of Directors of Tenneco has fixed the close of business on October , 1996 as the Tenneco Record Date for the determination of the Tenneco
Stockholders entitled to receive notice of and to vote at the Tenneco Special Meeting. Only holders of record of shares of Tenneco Stock as of the Tenneco Record Date will be entitled to notice of and to vote at the Tenneco Special
Meeting. On the Tenneco Record Date, (a)            shares of Tenneco Common
Stock were outstanding, (b)       shares of $4.50 Preferred Stock were
outstanding, and (c)        shares of $7.40 Preferred Stock were outstanding,
with each share being entitled to one vote on each matter to be considered at the Tenneco Special Meeting by the holders of shares of such class or series of Tenneco Stock. The holders of at least (i) a majority of the outstanding shares of Tenneco Common Stock and $7.40 Preferred Stock, together as a class, and (ii) a majority of the outstanding shares of $7.40 Preferred Stock and $4.50 Preferred Stock, together as a class, must be present in person or represented by proxy at the Tenneco Special Meeting in order to establish a quorum for the consideration of the Transaction at the Tenneco Special Meeting. The holders of at least a majority of the outstanding shares of Tenneco Common Stock and $7.40 Preferred Stock, together as a class, must be present in person or represented by proxy at the Tenneco Special Meeting in order to establish a quorum for the transaction of any additional business to properly come before the Tenneco Special Meeting (except as may otherwise be provided by applicable law, the Tenneco Charter or Tenneco's Bylaws).

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND NON-VOTES

  Approval and adoption of the Transaction by the Tenneco Stockholders at the Tenneco Special Meeting requires both (i) the affirmative vote of holders of a majority of the outstanding shares of the Tenneco Common Stock and $7.40 Preferred Stock, voting together as a class, and (ii) the affirmative vote of holders of a majority of the outstanding shares of the $4.50 Preferred Stock and $7.40 Preferred Stock, voting together as a class. As described below, approval of the holders of the Tenneco Junior Preferred Stock to be issued in the NPS Issuance also will be required to effect the Distributions and Charter Amendment if the NPS Issuance occurs prior to effectiveness of the Charter Amendment (which is expected to occur immediately following the Tenneco
Special Meeting if the Transaction is approved). In such event, the Distributions and Charter Amendment will be submitted for approval by the initial record holders of the Tenneco Junior Preferred Stock by written consent in lieu of a meeting. See "THE NPS ISSUANCE" and "THE MERGER--Appraisal Rights." Any other business to properly come before the Tenneco Special Meeting (except as otherwise provided by applicable law, the Tenneco Charter or the Tenneco Bylaws) will require the affirmative vote of holders of a majority of the shares of Tenneco Common Stock and $7.40 Preferred Stock, voting together as a class, present in person or by proxy at the Tenneco Special Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum at the Tenneco Special Meeting. Broker non-votes (which occur when brokers holding shares as nominees for their customers do not have authority to vote on a matter absent specific instructions from the beneficial owners of the shares) will be counted for purposes of determining the presence or absence of a quorum at the Tenneco Special Meeting. Because approval of the Transaction requires the affirmative vote of the majority of the outstanding shares of two groups of Tenneco stockholders, abstentions, broker non-votes and failures to vote in person or by proxy at the Tenneco Special Meeting will have the effect of votes against the Transaction. With respect to all other business to properly come before the Tenneco Special Meeting, abstentions, broker non-votes and failures to vote shares represented and entitled to vote will have the effect of votes cast against.

  While holders of Tenneco Common Stock are not entitled as a matter of Delaware law to vote on the Distributions, approval thereof by the holders of Tenneco Common Stock is a condition to the consummation of the Distributions under the Distribution Agreement. Furthermore, although the holders of $4.50 Preferred Stock are not entitled as a matter of Delaware law to vote on the Merger Agreement and Charter Amendment, Tenneco's Board of Directors has nonetheless determined to submit the Transaction as a whole to the vote of all Tenneco Stockholders.

VOTING AND REVOCATION OF PROXIES

  Stockholders of record as of the Tenneco Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Tenneco Special Meeting. All shares of Tenneco Stock represented at the Tenneco Special Meeting by properly executed proxies received prior to the Tenneco Special Meeting, unless properly revoked, will be voted at the Tenneco Special Meeting in accordance with the instructions indicated on such proxies. IF A PROXY IS SIGNED AND RETURNED BY A HOLDER OF TENNECO STOCK WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES OF TENNECO STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE TRANSACTION. Any proxy given by a Tenneco Stockholder pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by (a) filing with the Secretary of Tenneco, at or before the Tenneco Special Meeting, a written notice of revocation bearing a date later than the date of the proxy; (b) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Tenneco before the Tenneco Special Meeting; or (c) attending the Tenneco Special Meeting and voting in person (although attendance at the Tenneco Special Meeting will not in and of itself constitute a revocation of a proxy).

  The Board of Directors of Tenneco is not aware of any business to be acted upon at the Tenneco Special Meeting other than as described in this Joint Proxy Statement-Prospectus. If, however, other business is properly brought before the Tenneco Special Meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise, except that no proxy that directs the proxyholders to vote the shares represented thereby against, or to abstain from voting on, the Transaction shall be voted in favor of any adjournment or postponement of the Tenneco Special Meeting.

TENNECO STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SOLICITATION OF PROXIES

  In connection with the Tenneco Special Meeting, proxies are being solicited by and on behalf of the Tenneco Board of Directors. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Tenneco in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be specifically compensated for such services but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition, Tenneco has engaged Georgeson & Company, Inc., Tenneco's regular investor relations firm, to assist in the solicitation of proxies for the Tenneco

Special Meeting. The anticipated cost of such assistance is approximately
$     . Arrangements will be made with brokerage houses, nominees, fiduciaries and custodians for forwarding of proxy solicitation materials to beneficial owners of Tenneco Stock held of record by such persons, and Tenneco may reimburse such nominees, fiduciaries and custodians for their reasonable expenses incurred in connection therewith.

  All expenses of the solicitation of proxies from Tenneco Stockholders in connection with the Tenneco Special Meeting will be borne by Tenneco. However, any such expenses which remain unpaid as of the Merger Effective Time will remain the responsibility of Tenneco pursuant to the Debt Realignment and be included in the Actual Energy Debt Amount. New Tenneco must reimburse Tenneco for the amount by which the Actual Energy Debt Amount exceeds the Base Debt Amount. See "THE TRANSACTION--Expenses."

APPRAISAL RIGHTS

  Appraisal rights are available to record holders of $4.50 Preferred Stock and persons who become record holders of Tenneco Junior Preferred Stock on or prior to the date of the Tenneco Special Meeting in connection with the Merger. No other stockholders of Tenneco are entitled to any such appraisal rights. See "THE NPS ISSUANCE" and "THE MERGER--Appraisal Rights."

ADJOURNMENT OF THE TENNECO SPECIAL MEETING

  If the Tenneco Special Meeting is adjourned to another time and place, notice of the adjourned meeting will not be given if the time and place of the adjourned meeting are announced at the Tenneco Special Meeting. If the adjournment is for more than 30 days, or if after the adjournment the Tenneco Board of Directors fixes a new record date for the adjourned meeting, a notice of the Tenneco Special Meeting will be given to each Tenneco Stockholder of record entitled to vote at the adjourned meeting.

TENNECO JUNIOR PREFERRED STOCKHOLDERS WRITTEN CONSENT

  The holders of Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance will not vote at the Tenneco Special Meeting. If the NPS Issuance occurs prior to effectiveness of the Charter Amendment, each of the Distributions (which will require approval of a majority of the outstanding shares of Tenneco Junior Preferred Stock) and the Charter Amendment (which will require approval of two-thirds of the outstanding shares of Tenneco Junior Preferred Stock) will be submitted for approval by the initial record holders of Tenneco Junior Preferred Stock by written consent in lieu of a meeting. See "THE NPS ISSUANCE."

                          THE EL PASO SPECIAL MEETING

GENERAL

  This Joint Proxy Statement-Prospectus is being furnished to the stockholders of El Paso in connection with the solicitation of proxies on behalf of the Board of Directors of El Paso for use at the El Paso Special Meeting to be
held on        , 1996 at the time and place specified in the accompanying
Notice of Special Meeting of Stockholders, or any adjournment or postponements thereof.

PURPOSE OF THE EL PASO SPECIAL MEETING

  The purpose of the El Paso Special Meeting is to consider and vote upon the proposal to approve the Stock Issuance and to transact such other business as may properly come before the El Paso Special Meeting.

  El Paso is seeking stockholder approval of the Stock Issuance to comply with certain requirements of the NYSE governing the listing of the El Paso Common Stock thereon and relating to the issuance of El Paso Common Stock in the Merger. Approval of the Stock Issuance by El Paso stockholders is not required by Delaware law or by El Paso's Restated Certificate of Incorporation or By-laws.

  Each copy of this Joint Proxy Statement-Prospectus mailed to El Paso stockholders is accompanied by a form of proxy for use at the El Paso Special Meeting.

  THE BOARD OF DIRECTORS OF EL PASO RECOMMENDS THAT EL PASO STOCKHOLDERS VOTE FOR APPROVAL OF THE STOCK ISSUANCE.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  The Board of Directors of El Paso has fixed the close of business on       ,
1996 as the El Paso Record Date for the determination of the El Paso stockholders entitled to receive notice of and to vote at the El Paso Special Meeting. Only holders of record of shares of El Paso Common Stock as of the El Paso Record Date will be entitled to notice of and to vote at the El Paso
Special Meeting. On the El Paso Record Date,       shares of El Paso Common
Stock were outstanding. In order to establish a quorum for the transaction of business at the El Paso Special Meeting, holders of a majority of shares of outstanding El Paso Common Stock must be either (i) present in person at the El Paso Special Meeting, or (ii) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the El Paso Special Meeting.

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND NON-VOTES

  Each share of El Paso Common Stock outstanding as of the El Paso Record Date entitles the holder thereof to one vote on each matter presented for a stockholder vote at the El Paso Special Meeting. Approval and adoption of the Stock Issuance by the stockholders of El Paso requires the affirmative vote of the holders of the majority of the shares of the El Paso Common Stock present in person or represented by proxy at the El Paso Special Meeting and entitled to vote thereon. Any other business to come properly before the El Paso Special Meeting will require the affirmative vote of holders of the majority of the shares of El Paso Common Stock present in person or represented by proxy at the El Paso Special Meeting and entitled to vote thereon, unless a greater vote is required by Delaware law or by El Paso's Restated Certificate of Incorporation or By-laws. In determining the number of votes cast for or against a proposal, shares abstaining from voting on a matter will not be treated as a vote for or against the proposal. A non-vote by a broker will be treated as if the broker never voted, but a non-vote by a stockholder will be counted as a vote "for" the management's position. Because approval of the Stock Issuance requires the affirmative vote of the holders of the majority of the shares of El Paso Common Stock present at the El Paso Special Meeting or represented by proxy, and abstentions and broker non-votes will be counted toward the quorum requirement, abstentions and broker non-votes at the El Paso Special Meeting will have the effect of votes against the Stock Issuance.

VOTING AND REVOCATION OF PROXIES

  Stockholders of record as of the El Paso Record Date are entitled to cast their votes, in person or by properly executed proxy, at the El Paso Special Meeting. All shares of El Paso Common Stock represented at the El Paso Special Meeting by properly executed proxies received at or prior to the El Paso Special Meeting, unless properly revoked, will be voted at the El Paso Special Meeting in accordance with the instructions indicated on such proxies. IF A PROXY IS SIGNED AND RETURNED BY A HOLDER OF EL PASO COMMON STOCK WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES OF EL PASO COMMON STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED FOR APPROVAL OF THE STOCK ISSUANCE. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by: (a) filing with the Secretary of El Paso, at or before the El Paso Special Meeting, a written notice of revocation bearing a date later than the date of the proxy; (b) duly executing another proxy relating to the same shares and bearing a date subsequent to the proxy being revoked and delivering it to the Secretary of El Paso at or before the El Paso Special Meeting; or (c) attending the El Paso Special Meeting and voting in person.

  The Board of Directors of El Paso is not aware of any business to be acted upon at the El Paso Special Meeting other than as described in this Joint Proxy Statement-Prospectus. If, however, other matters are properly brought before the El Paso Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise, except that no proxy that directs the proxyholders to vote the shares represented thereby against, or to abstain from voting on, the Stock Issuance shall be voted in favor of any adjournment or postponement of the El Paso Special Meeting.

SOLICITATION OF PROXIES

  In connection with the El Paso Special Meeting, proxies are being solicited by and on behalf of the Board of Directors of El Paso. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of El Paso in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be specifically compensated for such services but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition, El Paso has engaged Georgeson & Company, Inc., El Paso's regular investor relations firm, to assist in the solicitation of proxies for the El Paso Special Meeting. The anticipated cost of such assistance is approximately $ . Arrangements will be made with brokerage houses, nominees, fiduciaries and custodians for reasonable expenses incurred in connection therewith.

ADJOURNMENT OF THE EL PASO SPECIAL MEETING

  If the El Paso Special Meeting is adjourned to another time and place, notice of the adjourned meeting will not be given if the time and place of the adjourned meeting are announced at the El Paso Special Meeting. If the adjournment is for more than 30 days, or if after the adjournment the El Paso Board of Directors fixes a new record date for the adjourned meeting, a notice of the El Paso Special Meeting will be given to each El Paso stockholder of record entitled to vote at the adjourned meeting.

                                THE TRANSACTION

STRUCTURE OF THE TRANSACTION

  The Distributions, Merger and Charter Amendment are separate parts of the Transaction, none of which will be consummated unless the Transaction as a whole is approved at the Tenneco Special Meeting (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved). The Charter Amendment is expected to be filed on the day following the Tenneco Special Meeting, if the Transaction is approved thereat. The Distributions are expected to be consummated as soon thereafter as practicable, and in any event one day prior to the anticipated consummation of the Merger. The Distributions will not be consummated until all other conditions to the Merger that are capable of being satisfied at that time have been satisfied (or can be contemporaneously satisfied).

  The principal transactions which will be undertaken to consummate the Transaction include the (i) NPS Issuance, (ii) Debt Realignment, (iii) Corporate Restructuring Transactions, (iv) Cash Realignment, (v) Charter Amendment, (vi) Distributions, and (vii) Merger, each as more fully described below. See "DEBT AND CASH REALIGNMENT," "CORPORATE RESTRUCTURING TRANSACTIONS," "THE DISTRIBUTIONS," "THE MERGER" and "THE CHARTER AMENDMENT."

CONSIDERATION TO TENNECO STOCKHOLDERS

  The following table sets forth what holders of Tenneco Stock would receive upon consummation of the Transaction if it were consummated on the date hereof assuming, (i) an Average El Paso Common Price of $39.8625 (which is equal to the average per share closing price on the NYSE for the 20-day trading period ended August 21, 1996), and (ii) the issuance of no additional shares of Tenneco Common Stock upon the exercise of options and the vesting of performance share awards in connection with the Merger. Because the hypothetical Average El Paso Price of $39.8625 used for purposes of the table below is above the Collar, the number of shares to be received by holders of Tenneco Common Stock in the Merger is based on (or gives effect to, in the alternative where the Stock Issuance is not approved and El Paso Preferred Depositary Shares are issued) the upper limit of the Collar of $38.3625.

 HOLDERS OF:                     WILL RECEIVE:
 . Tenneco Common Stock          . one share of New Tenneco Common Stock for
                                   every share of Tenneco Common Stock held
                                 . one share of Newport News Common Stock for
                                   every five shares of Tenneco Common Stock
                                   held
                                 . if the Stock Issuance is approved, .097
                                   shares of El Paso Common Stock for every
                                   share of Tenneco Common Stock held (valued
                                   at $3.88)(/1/)
                                 . if the Stock Issuance is not approved, .025
                                   shares of El Paso Common Stock and .073 El
                                   Paso Preferred Depositary Shares for every
                                   share of Tenneco Common Stock held (valued
                                   at $3.88)(/1/)
 . $7.40 Preferred Stock         . 2.509 shares of El Paso Common Stock for
                                   every share of $7.40 Preferred Stock held
                                   (valued at $100)(/1/)
 . $4.50 Preferred Stock         . 2.509 shares of El Paso Common Stock for
                                   every share of $4.50 Preferred Stock held
                                   (valued at $100)(/1/)

--------

(1) Assumes the market price for El Paso Common Stock equals $39.8625 (the assumed Average El Paso Common Price) and the market price for El Paso Preferred Depositary Shares equals $40 (one twenty-fifth of the liquidation value of a whole share of El Paso Preferred Stock).

  The number of shares to be issued to the holders of Tenneco Common Stock will be based on the Average El Paso Common Price, subject, however, to the Collar. After giving effect to the Collar, holders of Tenneco Common Stock will likely receive in the Merger El Paso equity securities that have a market value as of the Merger Effective Time which is more or less than [$638 million] if the Average El Paso Common Price is above or below the Collar, respectively. Furthermore, because the consideration to be received by Tenneco Stockholders will be fixed based upon an average of closing prices of the El Paso Common Stock over a 20 trading day period ending on the day that is two trading days prior to the Merger Effective Time, the market value at the Merger Effective Time of the El Paso Common Stock and El Paso Preferred Depositary Shares, if issued because the Stock Issuance is not approved, received by Tenneco Stockholders in the Merger may be more or less than such 20 trading day average. As of October 16, 1996, the closing sales prices on the NYSE of the El Paso Common Stock and Tenneco Common Stock were $46.88 and $48.63, respectively.

  The following tables illustrate how changes in the Average El Paso Common Price will affect the number and value of shares received per share of Tenneco Stock in the Merger (based on the number of shares of Tenneco Stock outstanding on the date hereof and assuming the issuance of no additional shares of Tenneco Common Stock upon the exercise of options and the vesting of performance share awards in connection with the Merger).

If the Stock Issuance is approved:

                             PER SHARE OF TENNECO      PER SHARE OF TENNECO
                                 COMMON STOCK             PREFERRED STOCK
                           ------------------------- -------------------------
HYPOTHETICAL AVERAGE EL      SHARES OF      DOLLAR     SHARES OF      DOLLAR
PASO COMMON PRICE          EL PASO COMMON VALUE(/1/) EL PASO COMMON VALUE(/1/)
-----------------------    -------------- ---------- -------------- ----------
$28.0000..................      .119        $3.33        3.571       $100.00
$31.3875 (Minimum El Paso
 Price)...................      .119         3.73        3.186        100.00
$34.8750..................      .107         3.73        2.867        100.00
$38.3625 (Maximum El Paso
 Price)...................      .097         3.73        2.607        100.00
(/2/)$39.8625.............      .097         3.88        2.509        100.00
$42.0000..................      .097         4.09        2.381        100.00
$44.0000..................      .097         4.28        2.273        100.00
$46.0000..................      .097         4.48        2.174        100.00

--------

(1) Based on the hypothetical Average El Paso Common Price.

(2) Represents the hypothetical Average El Paso Common Price based on the 20-day trading period ended August 21, 1996.

If the Stock Issuance is not approved:

                                  PER SHARE OF TENNECO          PER SHARE OF TENNECO
                                      COMMON STOCK                PREFERRED STOCK
                         -------------------------------------- --------------------
                         SHARES OF                     TOTAL    SHARES OF
HYPOTHETICAL AVERAGE EL   EL PASO  EL PASO PREFERRED   DOLLAR    EL PASO    DOLLAR
PASO COMMON PRICE         COMMON   DEPOSITARY SHARES VALUE(/1/)  COMMON   VALUE(/1/)
-----------------------  --------- ----------------- ---------- --------- ----------
$28.0000................   .018          .071          $3.33      3.571    $100.00
$31.3875 (Minimum El
 Paso Price)............   .020          .078           3.73      3.186     100.00
$34.8750................   .022          .074           3.73      2.867     100.00
$38.3625 (Maximum El
 Paso Price)............   .024          .070           3.73      2.607     100.00
(/2/)$39.8625...........   .025          .073           3.88      2.509     100.00
$42.0000................   .025          .076           4.09      2.381     100.00
$44.0000................   .026          .078           4.28      2.273     100.00
$46.0000................   .027          .081           4.48      2.174     100.00

--------

(1) Based on the hypothetical Average El Paso Common Price, in the case of the shares of El Paso Common Stock, and the liquidation value of a whole share of El Paso Preferred Stock, in the case of El Paso Preferred Depositary Shares.

(2) The hypothetical Average El Paso Common Price based on the 20-day trading period ended August 21, 1996.

  Shares of the Tenneco Junior Preferred Stock, which will be issued pursuant to the NPS Issuance, will not be converted or exchanged in the Merger and will remain issued and outstanding following the Merger, and holders thereof will receive no consideration therefor in the Transaction. See "THE NPS ISSUANCE." In any event, Tenneco Stockholders will receive cash in lieu of fractional shares and fractional El Paso Preferred Depositary Shares, if any. See "THE DISTRIBUTIONS--Manner of Distribution" and "THE MERGER--Conversion of Shares."

  Tenneco Stockholders may call El Paso's transfer agent, The First National
Bank of Boston, at 1-800-       beginning on     , 1996 to obtain information
regarding the average per share closing price of El Paso Common Stock for the most recent 20 trading-day period.

BACKGROUND OF THE TRANSACTION

  For the past several years, Tenneco has been undergoing a corporate transformation from a highly diversified industrial corporation to a global manufacturing company focused on its automotive and packaging businesses. This process can best be described in three phases. The first phase included the restructuring of Case Corporation ("Case") and the successful implementation of a $1.1 billion Tenneco equity offering in April 1993. The second phase consisted of an extensive operating cost savings program, whereby the company instituted an integrated system of processes, controls and incentives in an effort to enhance profitability in each of the company's divisions.

  The third phase, which is currently ongoing, involves an effort to enhance growth through the redeployment of Tenneco's resources to higher growth, less cyclical businesses. For example, the monetization of Tenneco's investment in Case began with an initial public offering in June 1994 and was followed by secondary offerings in November 1994, August 1995 and March 1996. Similarly, Tenneco divested its Albright & Wilson chemicals subsidiary through a 100% initial public offering in March 1995. The capital raised through these and other initiatives has been (or will be) redeployed into higher growth businesses such as (i) Heinrich Gillet GmbH & Co., the largest manufacturer of automotive exhaust systems in Europe, that was acquired by Tenneco in November 1994, (ii) the Manufacturas Fonos, S.L., Spain's largest participant in the exhaust systems aftermarket, that was acquired by Tenneco in the third quarter of 1995, (iii) The Pullman Company and its Clevite products division, a leading manufacturer of elastomeric vibration control components, that was acquired by Tenneco in July 1996, (iv) Mobil Plastics, a specialty packaging business with several leading brand-name products that was acquired by Tenneco in November 1995, and (v) Amoco Foam Products, a leading manufacturer of foam polystyrene tableware, that was acquired in August 1996.

  In the fourth quarter of 1995, Tenneco management began an intensive review of structural alternatives for increasing stockholder value, including strategic alliances, divestitures and business combinations. Fundamental to this review was Tenneco's objective of clarifying its corporate focus in favor of its automotive and packaging businesses and away from its energy and shipbuilding business. The strategic review gradually became focused on two alternatives. The first alternative focused upon the creation of three independent publicly traded companies through tax-free spin-offs of both New Tenneco and Newport News. The second alternative assumed that the Energy Business would be acquired by a strategic buyer in a tax-free merger transaction immediately following the spin-offs of New Tenneco and Newport News.

  Tenneco management, together with its financial advisor Lazard Freres & Co. LLC ("Lazard"), analyzed these alternatives with a view towards maximizing stockholder value and ensuring adequate financial flexibility for future automotive and packaging acquisitions. After a thorough review of these alternatives, both Tenneco management and its financial advisor concluded that the alternative involving the merger of the Energy Business had the greatest potential for maximizing shareholder value as Tenneco's stockholders would receive common stock in a new company (i.e., the Energy Business combined with the strategic buyer's existing business) that should have a stronger market position and stronger earnings growth than the Energy Business as a stand-alone company, providing stockholders with an increased opportunity for enhanced stockholder value in the future. Tenneco management, together with its financial advisor, also concluded that a merger of the Energy Business would allow Tenneco to spin-off New Tenneco with less debt and thus greater opportunity to take advantage of value enhancing transactions in the future.

  In the first quarter of 1996, Lazard was asked to conduct a formal divestiture process for the Energy Business. After an Offering Memorandum was prepared describing the Energy Business, its prospects and the proposed merger transaction, Lazard contacted over 20 possible logical strategic buyers with respect to the proposed transaction. In addition, as a result of a Tenneco press release indicating its development of strategic options to separate the Energy Business from New Tenneco through a tax-free spinoff, a merger, a strategic alliance or other action, Lazard was contacted directly by several interested potential strategic buyers.

  First round bidders were asked to indicate preliminary values for the Energy Business based solely upon the information contained in the Offering Memorandum and other publicly available information. In mid-April 1996, four bidders submitted preliminary non-binding indications of interest for an acquisition of the Energy Business. Given the relatively tight range of preliminary indications of interest, each of the first round bidders was invited to participate in second round due diligence. During second round due diligence, prospective buyers were given complete access to the senior management of the Energy Business, a comprehensive data room and visits to key sites.

  During the last week of May 1996, Lazard distributed a final bid package to prospective buyers including: (i) detailed operating projections for the Energy Business; (ii) guidelines with respect to the acquisition process; and
(iii) a summary of the terms of the agreement and plan of merger and drafts of the related transaction documentation prepared by Tenneco. In an effort to expedite the sales process in order to complete a transaction before the anticipated enactment of legislation that could potentially affect adversely the tax-free treatment of the proposed merger, a final bid date was not formally communicated to potential bidders. Instead, bidders were encouraged to set forth final proposals as quickly as possible with Tenneco reacting to final proposals on a first-come, first-served basis. However, the final bid package did make clear Tenneco's intention to fully negotiate a definitive proposal and file an IRS ruling request prior to June 30, 1996.

  Tenneco received three final proposals for an acquisition of the Energy Business, one from a privately held energy company and the other two from publicly held energy companies. These proposals reflected varying structures, types and amounts of consideration to be delivered, liabilities to be assumed (particularly with respect to liabilities associated with discontinued operations) and conditions to closing (including further due diligence and negotiation of transaction documentation). In addition, the potential acquirors responded in different ways to Tenneco's request to provide definitive comments on documentation for the transaction. At the June 19, 1996 meeting of the Tenneco Board of Directors, Lazard reviewed the process by which the bids were solicited and reviewed the three definitive proposals. In reviewing the three proposals, Tenneco management, together with Lazard, reached the judgment that two of the proposals (one of which was El Paso's) were substantially more favorable than the third, which was judged to have a significantly lower value because it provided for the assumption of less indebtedness and other liabilities and the issuance of less equity consideration.

  In reviewing the valuations of the two most favorable proposals, it was the judgment of Tenneco management, together with Lazard, that although the bidder other than El Paso assigned a nominally higher value to its proposal than the terms set forth in the Merger Agreement, the adjusted value of that proposal was, considered as a whole, slightly less than the terms set forth in the Merger Agreement (primarily as a result of assigning a lower adjusted value to the common equity consideration thereof which did not have an established public market valuation). In addition, it was the judgment of Tenneco management, together with Lazard, that such proposal was substantially less certain of consummation in the time frame set by the Tenneco Board of Directors for execution of definitive documentation than the El Paso proposal. Tenneco management, together with Lazard, reached its judgment as to the appropriate valuation of this other bidder's equity consideration after taking into account the full benefit of a post-closing equity ownership adjustment mechanism contained in such proposal. This proposal had provided for retention of consolidated indebtedness by Tenneco, a limitation on the assumption of liabilities for discontinued operations and the issuance of a partial equity interest in a to be formed company the assets of which would have consisted of Tenneco's Energy Business and certain business operations of the acquiror. This acquiror did not submit definitive acquisition documentation with its proposal, and Tenneco was concerned that a definitive agreement could not be concluded on a timely basis.

  On June 19, 1996, the Boards of Directors of both Tenneco and El Paso approved the Transaction and the Merger, respectively, and the Merger Agreement was executed and delivered. The transaction was publicly announced after the financial markets in New York closed on June 19, 1996.

REASONS FOR THE TRANSACTION; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Tenneco. The Board of Directors of Tenneco has approved the Distribution Agreement, the Merger Agreement and Charter Amendment and the transactions contemplated thereby and recommends that the stockholders of Tenneco vote FOR approval and adoption of the Transaction.

  The Board of Directors of Tenneco believes the Transaction is in the best interests of Tenneco and its stockholders. In reaching its decision to approve the Transaction, the Tenneco Board of Directors consulted with Tenneco's management, legal advisors and financial advisors, and considered a number of factors, including, but not limited to, the following:

    (i) Information regarding the financial condition, results of operations, business and prospects of El Paso and Tenneco, as well as current industry conditions and trends as they relate to the Energy, Industrial and Shipbuilding Businesses and, based on these factors, the likelihood that those businesses would have better growth opportunities following the Transaction as separate businesses (in the case of the Industrial Business and Shipbuilding Business) or combined with El Paso.

    (ii) That the holders of Tenneco Stock will receive in the Merger fair value, in the form of El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares, for the businesses and assets of the Energy Business being combined in the Merger with those of El Paso and will retain a continuing interest in the future prospects of the Energy Business as well as acquire an interest in the businesses and assets of El Paso.

    (iii) That the holders of Tenneco Stock will have investment liquidity, since shares of El Paso Common Stock, New Tenneco Common Stock, Newport News Common Stock and, if issued in the Merger, El Paso Preferred Depositary Shares will be listed on the NYSE.

    (iv) The potential for increased value believed to result from the acquisition of the Energy Business by El Paso because of complementary geographic and operating fit and in the possibility of efficiencies in, costs savings to and the achievement of critical mass in non-regulated operations of the combined Tenneco Energy-El Paso operations after the Merger.

    (v) The fact that the separation of Tenneco's Energy, Industrial and Shipbuilding Businesses will allow each of Tenneco Energy, New Tenneco and Newport News to concentrate exclusively on its own business objectives, which the Board of Directors of Tenneco believes will enhance each company's profitability.

    (vi) The opportunity that the Transaction offers for each of Tenneco Energy, New Tenneco and Newport News to attract, motivate and retain key personnel through the provision of more effective incentive compensation programs (including, in the case of Newport News, an employee stock ownership plan) that are based on the performance of the respective businesses in which such individuals are employed without being influenced by the results of the businesses in which they have no involvement.

    (vii) The strategic and financial alternatives available to Tenneco, including the spinoff of all three of the Industrial Business, Shipbuilding Business and Energy Business or the sale of one or more of the Energy Business and the Shipbuilding Business, and the discussions with and indications of interest from other potential acquirors of the Energy Business and the Shipbuilding Business. After a review of these alternatives, the Board of Directors believed that the alternative involving the merger of the Energy Business had the greatest potential for maximizing shareholder value as Tenneco's stockholders would receive stock in a new company (i.e., the Energy Business combined with the strategic buyer's existing business) that should have a stronger market position and stronger earnings growth than the Energy Business as a stand-alone company, providing stockholders with an increased opportunity for enhanced stockholder value in the future. The Board of Directors also believed based on such review that a merger of the Energy Business would allow Tenneco to spin-off New Tenneco with less debt and thus greater opportunity to take advantage of value enhancing transactions in the future.

    (viii) Its and its financial advisor's analyses and judgements regarding the three definitive proposals received from potential acquirors of the Energy Business, as described under "--Background of The Transaction."

    (ix) The opinion of Lazard to the effect that the consideration to be received by the holders of Tenneco Stock pursuant to the Transaction was, as of the date of such opinion, fair, from a financial point of view, to such holders (see "--Opinions of Financial Advisors--Tenneco").

    (x) The fact that the Transaction is expected to maximize stockholder value by allowing for the value of the non-core businesses to be realized and for the growth of core business revenues.

    (xi) The flexibility the Transaction is expected to afford to each of New Tenneco and Newport News to pursue business opportunities, including acquisitions, joint ventures and business combinations, in certain circumstances using their own common stock as consideration.

    (xii) The expected enhancement of the ability of each of Tenneco, New Tenneco and Newport News to raise additional equity and debt financing by better comprehension on the part of potential investors and lenders of the nature and strength of the business and assets of each individual company with a long-term reduction in the cost of capital.

    (xiii) That the Distributions will facilitate the acquisition of the Energy Business by El Paso in a tax-free transaction.

    (xiv) The fact that both the Distributions and the Merger are expected to be tax-free to Tenneco Stockholders for federal income tax purposes (other than with respect to cash received in lieu of fractional shares and fractional El Paso Preferred Depositary Shares, if any, or in connection with a proper demand for appraisal of shares).

    (xv) The formulas for determining the number of shares of El Paso Common Stock and any El Paso Preferred Depositary Shares to be received by holders of Tenneco Stock in the Merger, which the Board of Directors believed to be in the best interests of Tenneco stockholders when applied to the trading prices for El Paso Common Stock, Tenneco Common Stock and $7.40 Preferred Stock.

    (xvi) The terms of the Merger Agreement, Distribution Agreement, Ancillary Agreements, Charter Amendment and other related agreements in comparison to the transaction terms proposed by the other potential acquirors of the Energy Business.

  The foregoing discussion of the information and factors considered and given weight by the Tenneco Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors of Tenneco. In addition, in reaching the determination to approve and recommend the Transaction, in view of the wide variety of factors considered in connection with its evaluation of the proposed Transaction, the Board of Directors of Tenneco did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to the different factors.

  THE BOARD OF DIRECTORS OF TENNECO RECOMMENDS THAT THE HOLDERS OF TENNECO STOCK VOTE FOR APPROVAL AND ADOPTION OF THE TRANSACTION.

  El Paso. At a meeting on June 19, 1996, the El Paso Board of Directors, by a unanimous vote of the directors present, approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the El Paso stockholders approve the Stock Issuance. The Board of Directors of El Paso believes that the Merger is in the best interests of El Paso and its stockholders and recommends that El Paso's stockholders vote FOR approval of the Stock Issuance.

  In reaching its determination, El Paso's Board of Directors consulted with El Paso's management, as well as its financial and legal advisors, and considered the following material factors:

    (i) Information concerning the financial condition, cash flows, business operations, assets, liabilities and prospects of El Paso and Tenneco Energy, both on an historical and on a pro forma combined basis. As discussed in greater detail in factors (ii), (iii), (iv), (v), (vi) and (x) below, based upon the information received by the El Paso Board of Directors, the Board of Directors believed that the combination of El Paso and Tenneco Energy would create one of the nation's largest natural gas companies, with a coast-to-coast pipeline system with access to all of the nation's major markets and supply basins, critical mass in non-regulated operations, and an expanded international presence, with increased financial flexibility and strengthened financial performance.

    (ii) The Merger would significantly expand the scope of El Paso's energy business, resulting in a combined company which would be one of the nation's three largest natural gas companies, transporting 4.5 trillion cubic feet of gas annually through approximately 33,000 miles of pipeline.

    (iii) The projected strategic fit and geographic compatibility of the combined companies which are expected to result in an integrated pipeline system stretching across the United States with a substantial presence in all major markets and production regions, which would enable El Paso to diversify its transportation operations and reduce its dependence upon the California natural gas market.

    (iv) The Merger would add critical mass to, and significant expansion opportunities for, El Paso's non-regulated gas gathering, processing and marketing operations, and provide El Paso with access to the Houston Ship Channel industrial area and the Henry gas trading hub, which will permit El Paso to take advantage of favorable price differentials between Henry and trading hubs to which El Paso's pipeline system currently has access, increased flexibility to transport gas east through Tenneco Energy's 30%- owned Oasis pipeline, and opportunities to participate in the emerging deregulation of the United States electric industry.

    (v) The Merger would expand the scope of El Paso's international operations, complementing El Paso's existing Latin American operations and adding projects in Europe, Indonesia and Australia, and providing opportunities for further diversification and international expansion.

    (vi) Potential synergies which may be realized by combining El Paso's and Tenneco Energy's operations, including synergies resulting from consolidation of operations and facilities, economies of scale and reengineering of Tenneco Energy's operations.

    (vii) The El Paso Board of Directors' evaluation of the legal and regulatory issues faced by Tenneco Energy and the Board's belief, based upon El Paso's familiarity with Tenneco Energy's customers and the comprehensive settlement negotiated by El Paso with its customers in 1996, that a combination of El Paso and Tenneco Energy should enhance Tenneco's ability to resolve those issues. See "RISK FACTORS--Risks Relating to El Paso and Tenneco Energy-Regulated Industry; Potential Adverse Impact of Pending Cost Recovery and Rate Proceedings."

    (viii) The El Paso Board of Directors' assessment of the liabilities of Tenneco's discontinued businesses being assumed by Tenneco Energy, including liabilities relating to retiree medical and other retiree costs of former employees of Tenneco and its subsidiaries, litigation, environmental and other matters the amount of which El Paso management estimated to be approximately $600 million. The El Paso Board of Directors believed that the willingness of a purchaser of Tenneco Energy to assume responsibility for liabilities of discontinued businesses of Tenneco would be an important factor in Tenneco's evaluation of proposals for the acquisition of Tenneco Energy. Accordingly, the El Paso Board of Directors considered the nature of the contingent liabilities of Tenneco's discontinued businesses and El Paso management's estimate of the amount of such liabilities. The El Paso Board of Directors viewed El Paso's agreement to accept these liabilities for discontinued operations as a component of the aggregate consideration offered by El Paso for Tenneco Energy. Moreover, the El Paso Board of Directors recognized that, under the terms of the Distributions Agreement, Tenneco Energy's liability was not capped at $600 million and that it was possible that the amount of such liabilities might ultimately exceed $600 million. See "RISK FACTORS--Risks Relating to El Paso and Tenneco Energy--Liabilities of Tenneco Energy for Discontinued Businesses."

    (ix) The terms of the Merger Agreement, including the fact that the Merger is not conditioned on approval of the Stock Issuance. El Paso's Board of Directors believed that certainty of consummation would be an important consideration for Tenneco's Board of Directors and that El Paso's proposal would be more attractive to Tenneco's Board of Directors if the proposal were not conditioned on El Paso stockholder approval. While the Board of Directors believed that providing the alternative of offering El Paso Preferred Stock to Tenneco stockholders was in the best interests of El Paso (because this alternative made El Paso's proposal less conditional), the Board of Directors noted that the alternative preferred stock structure would significantly decrease El Paso's free cash flow, reduce its fixed charge coverage ratio and increase its leverage ratio. The Board of Directors also noted that the issuance of El Paso Preferred Stock would be viewed less favorably by its rating agencies.

    (x) The Merger is expected to be accretive to El Paso's pro forma earnings per share and cash flow (although if the Stock Issuance is not approved, the Merger would be less accretive to El Paso's earnings per share and cash flow). See "UNAUDITED PRO FORMA FINANCIAL INFORMATION-- Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy."

    (xi) The analyses of its financial advisor, including the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") described below as to the fairness to El Paso and the El Paso stockholders of the consideration to be paid by El Paso pursuant to the Merger Agreement from a financial point of view.

  The foregoing discussion sets forth the material information and factors considered and given weight by the El Paso Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the El Paso Board of Directors did not find it practicable or necessary to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the El Paso Board of Directors may have given different weights to different factors.

  THE BOARD OF DIRECTORS OF EL PASO RECOMMENDS THAT THE HOLDERS OF EL PASO COMMON STOCK VOTE FOR APPROVAL OF THE STOCK ISSUANCE.

OPINIONS OF FINANCIAL ADVISORS

  Tenneco. At the meeting of the Board of Directors of Tenneco held on June 19, 1996 to approve the Transaction, Lazard delivered its opinion to the Board of Directors of Tenneco that, as of that date, the consideration to be received by the Tenneco Stockholders pursuant to the Transaction was fair to the Tenneco Stockholders from a financial point of view. The Lazard opinion was prepared for the Tenneco Board of Directors and is directed only to the fairness of the consideration to be received by the Tenneco Stockholders from a financial point of view pursuant to the Transaction. The Lazard opinion does not constitute a recommendation to any Tenneco Stockholder as to how such stockholder should vote at the Tenneco Special Meeting.

  In connection with rendering its opinion to the Tenneco Board of Directors on June 19, 1996, Lazard, among other things: (i) reviewed the financial terms and conditions of the forms of Distribution Agreement, Merger Agreement and Ancillary Agreements; (ii) analyzed certain historical business and financial information relating to Tenneco and El Paso; (iii) reviewed various financial forecasts and other data provided to it by Tenneco and El Paso relating to their respective businesses; (iv) held discussions with members of the senior management of Tenneco and El Paso with respect to the past and current operations and financial condition of Tenneco and El Paso and the business, prospects and strategic objectives of Tenneco and El Paso and possible benefits which might be realized after the Transaction; (v) reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the businesses of Tenneco and El Paso; (vi) reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally comparable to those of the Energy Business, and in other industries generally;
(vii) reviewed historical stock prices and trading volumes of the Tenneco Common Stock and El Paso Common Stock; and (viii) conducted such other financial studies, analyses, and investigations as it deemed appropriate.

  Additionally, Lazard assumed and relied upon the accuracy and the completeness of the financial and other information provided to it by Tenneco and El Paso and did not assume responsibility for any independent verification of such information or any independent valuation or appraisal of the assets or liabilities of Tenneco and El Paso. With respect to financial forecasts, Lazard assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Tenneco and El Paso, and Lazard assumed no responsibility for, and expressed no view as to, such forecasts or the assumptions on which they were based.

  Lazard also assumed that the Transaction would be consummated on the terms contained in the forms of Distribution Agreement and Merger Agreement, without any waiver of any material terms or conditions by Tenneco, and that obtaining the necessary regulatory and governmental and other approvals for the Transaction would not have an adverse effect on Tenneco's Energy Business, Industrial Business or Shipbuilding Business. Further, Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the other information made available to it as of, the date of such opinion. In rendering its opinion, Lazard also specifically assumed that the terms of any El Paso Preferred Depositary Shares representing interests in El Paso Preferred Stock issued in connection with the Merger would be as contemplated in the Merger Agreement, including that 25 El Paso Preferred Depositary Shares would trade at an aggregate market price of $1,000 upon issuance and that the El Paso Common Stock and El Paso Preferred Depositary Shares would have the same value in the aggregate as the El Paso Common Stock would have had if the consideration in connection with the Merger consisted solely of El Paso Common Stock. Lazard expressed no opinion as to the prices at which the shares of New Tenneco Common Stock, Newport News Common Stock, El Paso Common Stock or El Paso Preferred Depositary Shares will trade when issued to the holders of Tenneco Stock. Lazard also assumed that for federal income tax purposes (i) the Distributions will be tax-free distributions under
Section 355 of the Code, (ii) the Merger will qualify as a reorganization under Section 368(a)(1)(B) of the Code, and (iii) certain inter-company transfers included in the Corporate Restructuring Transactions will qualify as tax-free transfers.

  In connection with rendering its opinion to the Tenneco Board of Directors on June 19, 1996, Lazard undertook the financial analysis summarized below.

  Analysis of Certain Other Publicly Traded Energy Companies. Lazard reviewed and analyzed certain publicly available information for a group of six selected companies (Coastal Corporation, El Paso, NorAm Energy Corporation, PanEnergy Corporation, Sonat, Inc. and The Williams Companies, Inc. (collectively the "Comparable Companies")) that, in Lazard's judgment and based in part on conversations with the management of Tenneco, were generally comparable to the Energy Business for purposes of this analysis. The Comparable Companies were divided into two groups: those deemed to be more operationally comparable based on size, asset base, growth profile and business mix (El Paso, PanEnergy Corporation and The Williams Companies, Inc.) and those deemed to be less operationally comparable (Coastal Corporation, NorAm Energy Corporation and Sonat, Inc.). Such information included (i) market capitalization and market value; (ii) operating performance;
(iii) capitalization; (iv) profitability; (v) market capitalization as a multiple of net sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT") for the latest twelve months, the last fiscal year and projected for the next two fiscal years; (vi) common stock price as a multiple of earnings per share for the latest twelve months, the last fiscal year and projected for the next two fiscal years; and (vii) leverage ratios pertaining to total debt/total book capitalization, net debt/market capitalization and total debt/EBITDA for the latest twelve months. Lazard's analysis indicated, among other things, that
(i) the capitalization of the companies deemed to be more operationally comparable as a multiple of latest twelve months EBITDA ranged from 6.9x to 11.6x, as a multiple of projected 1996 EBITDA ranged from 6.6x to 8.1x, as a multiple of projected 1997 EBITDA ranged from 6.1x to 7.2x, as a multiple of latest twelve months EBIT ranged from 9.6x to 18.8x, as a multiple of projected 1996 EBIT ranged from 8.9x to 12.3x and as a multiple of projected 1997 EBIT ranged from 8.2x to 10.6x and (ii) the market price of these companies as a multiple of latest twelve months earnings per share ranged from 14.9x to 41.3x, as a multiple of projected 1996 earnings per share ranged from 12.8x to 15.6x and as a multiple of projected 1997 earnings per share ranged from 11.6x to 13.4x. The earnings estimates and growth rates for the Comparable Companies were derived from published research reports of certain analysts covering the Comparable Companies. Lazard then applied these multiples to the corresponding financial information and forecasts of future performance for the Energy Business provided by Tenneco management and derived a theoretical range of enterprise values (before deducting the negative value of the discontinued operations) for Tenneco Energy from $3.4 billion to $3.7 billion.

  Analysis of Selected Transactions. Lazard reviewed the financial terms, to the extent publicly available, of eighteen selected pending and completed change of control transactions in the energy industry commenced since March 1, 1985 (the "Precedent Transactions") which, in Lazard's judgment, were generally comparable to the Energy Business for purposes of this analysis. The 18 transactions, in reverse chronological order of public announcement, were the following: (i) Tejas Gas Corporation's acquisition of Transok Inc. (1996);
(ii) El Paso Energy Corporation's acquisition of Cornerstone Natural Gas Inc.
(1996); (iii) Pacific Gas & Electric Co.'s acquisition of State Gas Pipeline-Queensland, Australia (1996); (iv) Texas Utilities Co.'s acquisition of Enserch Corp. (1996); (v) IPL Energy Inc.'s acquisition of Consumers Gas Company (1996); (vi) Forest Oil Corp.'s acquisition of Atcor Resources Ltd.
(1995); (vii) Tejas Gas Corporation's acquisition of a gas processing plant from Seagull Energy Corp., Enron Corp., Panhandle Eastern Corp. and Amoco Corp. (1995); (viii) Crystal Oil Company's acquisition of First Reserve Gas Company (1995); (ix) The Williams Companies, Inc.'s acquisition of Transco Energy Co. (1994); (x) Tejas Gas Corporation's acquisition of natural gas pipeline systems from Exxon (1993); (xi) TransCanada Pipelines Ltd.'s acquisition of Alberta Natural Gas Co. Ltd. from Pacific Gas Transmission Co.
(1992); (xii) the acquisition by a group of investors of TransCanada Pipelines Ltd. from BCE Inc. (1990); (xiii) American Oil and Gas Corporation's acquisition of Cabot Gas Pipeline Companies from Cabot Corporation (1989);
(xiv) Panhandle Eastern Corporation's acquisition of Texas Eastern Corporation
(1989); (xv) Pacific Gas & Electric Co.'s acquisition of Pacific Gas Transmission Company (1985); (xvi) MidCon Corp.'s acquisition of United Energy Resources, Inc. (1985); (xvii) InterNorth Inc.'s acquisition of Houston Natural Gas Corporation (1985); and (xviii) Coastal Corporation's acquisition of American Natural Resources Company (1985). Lazard reviewed the prices paid in such transactions in terms of (i) aggregate transaction value as a multiple of latest twelve month sales, EBITDA and EBIT; (ii) equity value as a multiple of latest twelve months net income; and (iii) the premium paid to the closing stock price one month prior to announcement. Lazard noted that the reasons for, and circumstances surrounding, each of the Precedent Transactions were diverse and the characteristics of the companies involved were not directly comparable to the Energy Business and El Paso. Nonetheless, the transactions deemed to be most comparable for the purposes of this analysis were The Williams Companies Inc.'s acquisition of Transco Energy Co. in 1994 and IPL Energy Inc.'s acquisition of Consumers Gas Company in 1996 (the "Comparable Transactions"). Lazard's analysis indicated, among other things, that (i) the aggregate transaction value of the Comparable Transactions as a multiple of latest twelve months EBITDA ranged from 7.0x to 7.1x and as a multiple of latest twelve months EBIT ranged from 9.4x to 14.4x and (ii) the equity value of the Comparable Transactions as a multiple of latest twelve months net income ranged from 11.5x to 47.4x. Lazard then applied these multiples to the corresponding financial information and forecasts of future performance for the Energy Business provided by Tenneco management and derived a theoretical range of enterprise values (before deducting the negative value of the discontinued operations) for Tenneco Energy from $3.7 billion to $4.2 billion. Lazard is of the view that no transaction reviewed was identical to the Merger and that, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Energy Business that could affect the acquisition value of the companies to which it was being compared.

  Discounted Cash Flow Analysis. Lazard conducted a discounted cash flow analysis to estimate the present value of the stand-alone unleveraged free cash flow that the Energy Business was expected to generate based on management's long-range plan prior to the Merger. This plan assumed compound annual revenue growth of 19%, compound annual EBIT growth of 3% and average EBIT, as a percentage of revenues, of 9% over a projected five year period ending December 31, 2001. Lazard calculated a range of enterprise values for the Energy Business by applying a range of terminal exit multiples of 6.5x to 7.5x to estimated EBITDA and a range of discount rates of 8.75% to 9.25%. After adding back the negative present value of all liabilities for discontinued operations, (which Lazard and Tenneco's management believed to be $500 million), Lazard's analysis derived a theoretical range of enterprise values (before deducting the negative value of the discontinued operations) for Tenneco Energy from $3.6 billion to $4.2 billion.

  Other. In connection with rendering its opinion to the Tenneco Board of Directors, Lazard also conducted an analysis of the total value that would be realized by a common stockholder of Tenneco in each of two scenarios considered by the Tenneco Board of Directors; one, the spin-offs of the Industrial Business and Shipbuilding Business and the continuation of the Energy Business as an independent, publicly held company; and two, the Distributions and the Merger.

  The summary set forth above does not purport to be a complete description of analyses performed by Lazard. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Lazard may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lazard's view of the actual value of the Energy Business.

  As described above, Lazard's opinion and presentation to the Tenneco Board of Directors was one of the factors taken into consideration by the Tenneco Board of Directors in making its determination to approve and recommend the Transaction. Consequently, Lazard's analyses described above should not be viewed as determinative of the Tenneco Board of Directors' or Tenneco management's opinion with respect to the value of Tenneco or of whether the Tenneco Board of Directors or Tenneco management would have been willing to agree to different financial terms than those that are set forth in the Merger Agreement.

  A copy of the full text of the Lazard opinion, dated as of June 19, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix F hereto. HOLDERS OF TENNECO STOCK ARE URGED TO READ THE TEXT OF THE LAZARD OPINION IN ITS ENTIRETY. THE SUMMARY DISCUSSION OF THE OPINION OF LAZARD SET FORTH IN THIS JOINT PROXY STATEMENT--PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. LAZARD'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE TENNECO SPECIAL MEETING OR EL PASO SPECIAL MEETING.

  The Tenneco Board of Directors retained Lazard based upon its experience and expertise and did not impose any limitations on Lazard with respect to the procedures followed or factors considered by Lazard in issuing its opinions. Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes.

  Lazard has in the past provided investment banking and financial advisory services to Tenneco and during the past two years has received customary investment banking and financial advisory fees for rendering such services. Lazard, certain of its managing directors and affiliates, and certain related entities may have direct or indirect interests in the stock of Tenneco. Mr. Michael Blumenthal, a senior advisor to Lazard, is a member of Tenneco's Board of Directors.

  Pursuant to the letter agreement dated as of February 1, 1996 between Tenneco and Lazard, it was agreed that Lazard would be paid a fee of either
(i) $6,500,000 in the event of the spin-offs of the Shipbuilding Business and the Industrial Business (the "Spin-Off Fee"), or (ii) $9,500,000 plus .50% of the amount by which the aggregate consideration (as defined therein) to be paid in connection with a sale exceeds $3,500,000,000 (the "Sale Fee") in the event of a sale of Tenneco Energy. As a result of the Distributions and the Merger, Lazard will be paid $12,100,000 (based on a projected aggregate consideration of $4,020,000,000). Tenneco also agreed to use its best efforts, subject to Lazard's agreement, to include Lazard as at least a co-manager with respect to any securities offerings relating to these transactions. Accordingly, Lazard will be a co-manager with respect to any offering of the Tenneco Junior Preferred Stock for which it will be paid customary investment banking fees. See "NPS ISSUANCE."

  In addition, Tenneco has agreed, among other things, to reimburse Lazard for all reasonable out-of-pocket expenses incurred in connection with the services provided by Lazard, and to indemnify and hold harmless Lazard and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

  El Paso. In its role as financial advisor to El Paso, DLJ was asked by El Paso to render an opinion to the Board of Directors of El Paso as to the fairness to El Paso and its common stockholders, from a financial point of view, of the consideration to be paid by El Paso pursuant to the terms of the Merger Agreement. On June 19, 1996, DLJ delivered its oral opinion to the Board of Directors of El Paso (subsequently confirmed in a written opinion to the Board of Directors of El Paso, dated June 27, 1996 (the "DLJ Opinion")) that, as of the date of the DLJ Opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be paid by El Paso pursuant to the Merger Agreement is fair to El Paso and its common stockholders from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX G. THE DLJ OPINION SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW AND PROCEDURES FOLLOWED BY DLJ IN CONNECTION WITH SUCH OPINION.

  The Board of Directors of El Paso selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the natural gas industry and is familiar with El Paso and its businesses. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for assets, corporate and other purposes.

  The DLJ Opinion was prepared for the Board of Directors of El Paso and is directed only to the fairness to El Paso and its common stockholders from a financial point of view of the consideration to be paid by El Paso pursuant to the Merger Agreement. The DLJ Opinion does not constitute a recommendation to any El Paso stockholder as to how such stockholder should vote at the El Paso Special Meeting. DLJ did not, and was not requested by the Board of Directors of El Paso to, make any recommendation as to the form or amount of consideration to be paid by El Paso in the Merger, which issues were determined by arm's-length negotiations between El Paso and Tenneco, in which negotiations DLJ advised El Paso. DLJ's opinion does not constitute an opinion as to the price at which the El Paso Common Stock or, if issued, the El Paso Preferred Depositary Shares representing interests in El Paso Preferred Stock will actually trade at any time. No restrictions or limitations were imposed by El Paso upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.

  In arriving at the DLJ Opinion, DLJ reviewed the form of Merger Agreement and the exhibits thereto and financial and other information that was publicly available or furnished to it by El Paso and Tenneco, including information provided during discussions with their respective managements and certain financial forecasts of Tenneco Energy and El Paso prepared by the management of Tenneco or El Paso, as the case may be. In addition, DLJ compared certain financial and securities data of El Paso with various other companies whose securities are traded in public markets; reviewed the historical stock prices and trading volumes of El Paso Common Stock; reviewed prices paid in certain other business combinations; and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Opinion.

  In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by El Paso and Tenneco or their respective representatives, or that was otherwise reviewed by it. In particular, DLJ relied upon the views and judgments of the management of El Paso as to (i) the impact of regulatory matters and customer relationships on the business of Tenneco Energy, (ii) the amount of liabilities associated with Tenneco's previously discontinued operations included in the Energy Business, and (iii) the amount and timing of synergies achievable as a result of the Merger. DLJ assumed that each of (i) the Distributions, (ii) the Debt Realignment, and (iii) the NPS Issuance was consummated prior to consummation of the Merger. With respect to the financial forecasts supplied to it, DLJ assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of El Paso and Tenneco as to the future operating and financial performance of El Paso and Tenneco. DLJ did not assume any responsibility for making any independent evaluation of the assets or liabilities of the Energy Business or for making any independent verification of any of the information reviewed by it. DLJ relied as to all legal matters on the advice of counsel to El Paso.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of such opinion. It should be understood that, although subsequent developments may affect the DLJ Opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion. DLJ expressed no opinion as to the recoverability of gas supply realignment costs of Tenneco or the amount of liabilities to be assumed by El Paso related to the discontinued operations of Tenneco. DLJ was not requested to and did not express any opinion regarding the financial impact of the amounts recovered or assumed, as the case may be, on Tenneco Energy or El Paso and the effect, if any, of such actual amounts on the fairness to El Paso from a financial point of view of the consideration to be paid in the proposed Merger.

  The following is a summary of certain factors considered and financial analyses performed by DLJ in connection with the DLJ Opinion that were included in a presentation to the Board of Directors of El Paso on June 19, 1996.

  Unless otherwise stated, the financial analyses assume, among other things,
(i) the number of shares of El Paso Common Stock to be issued in the Merger is based upon an Average El Paso Common Price of $34.875, the midpoint of the Collar; (ii) post-closing asset sales and off balance sheet financings of approximately $500 million (the "Asset Sales"); and (iii) a post-closing common equity offering of approximately $200 million (the "New Common Equity Offering").

  Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. DLJ reviewed, without independent verification, the operating synergies contemplated to result from the Merger in 1997 by combining the operations of the Energy Business and El Paso as forecasted by the managements of Tenneco and El Paso. DLJ analyzed the pro forma effect of such operating synergies on earnings per share and cash flow per share for El Paso. The analysis indicated that the pro forma earnings per share of El Paso, assuming the forecasted annual net operating synergies contemplated to result from the Merger, would be higher in the fiscal year 1997 when compared to forecasts for El Paso as a stand-alone company during the same period. The analysis also indicated that the pro forma cash flow per share of El Paso, assuming the forecasted annual net operating synergies contemplated to result from the Merger would be higher in the fiscal year 1997 when compared to forecasts for El Paso as a stand-alone company during the same period.

  Contribution Analysis. DLJ analyzed El Paso's and the Energy Business' relative contribution to the combined company with respect to earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and total assets. Such analysis was considered in both absolute dollar terms and on a percentage basis and was made for the historical fiscal year 1995 and for forecasted fiscal years 1996 and 1997. As a result of the Merger, El Paso stockholders will own approximately 62% of the common equity of the combined company. This compares with El Paso's contribution to the combined company's pro forma results (before taking into account any forecasted net operating synergies, asset sales and expenses from discontinued operations which may result from the Merger) for (i) historical fiscal year 1995 of 37% of EBITDA, and 42% of EBIT; (ii) forecasted fiscal year 1996 of 40% EBITDA and 42% of EBIT, and (iii) forecasted fiscal year 1997 of 40% of EBITDA and 41% of EBIT. El Paso's contributions to the combined company's pro forma total assets at forecasted fiscal year end 1996 was 36%.

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ reviewed selected historical operating and financial ratios for Tenneco Energy and compared them to the corresponding data and ratios of certain other companies whose securities are publicly traded (collectively, the "Public Companies"). The Public Companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which El Paso and Tenneco Energy operate. The Public Companies consisted of Coastal Corporation, Enron Corp., NorAm Energy Corporation, PanEnergy Corporation, Sonat, Inc. and The Williams Companies, Inc. Such data and ratios included "Adjusted Price," defined as equity value plus net debt (i.e. total debt plus nonoperating liabilities assumed plus preferred stock less cash and cash equivalents) as a multiple of EBITDA and EBIT for the latest reported twelve months, such period being the twelve months ending March 31, 1996. The average multiple of Adjusted Price to EBITDA for the Public Companies was 7.6 times and the average multiple of Adjusted Price to EBIT for the Public Companies was 11.9 times. DLJ then compared these multiples to the Adjusted Price to EBITDA multiple of 6.8 times for the Merger and the Adjusted Price to EBIT multiple of 10.7 times for the Merger and such multiples for the Merger compared favorably to the multiples for the Public Companies.

  Transaction Analysis. DLJ reviewed publicly available information for eight selected transactions involving the combination of selected natural gas companies. The eight transactions reviewed (the "Comparative Transactions") were (i) Texas Eastern Corporation/Panhandle Eastern Corporation; (ii) Acadian Gas

Group/Tejas Gas Corporation; (iii) Exxon's Texas and Louisiana Interstate Natural Gas Pipeline Systems/Tejas Gas Corporation; (iv) Grand Valley Gas Company/Associated Natural Gas Corp.; (v) American Oil and Gas Co./KN Energy, Inc.; (vi) Associated Natural Gas Corp./Panhandle Eastern Corporation;
(vii) Transco Energy Company/The Williams Companies, Inc.; and (viii) ENSERCH Corporation/Texas Utilities Company. The eight transactions selected are not intended to represent the complete list of natural gas industry transactions which have occurred during the last several years; instead they include only transactions involving combinations of companies with operating characteristics, size or financial performance characteristics believed to be comparable to such characteristics of Tenneco Energy and El Paso. DLJ determined that (i) Texas Eastern Corporation/Panhandle Eastern Corporation;
(ii) Transco Energy Company/The Williams Companies, Inc.; and (iii) ENSERCH Corporation/Texas Utilities Company were the most representative of the Comparative Transactions because those transactions involved combinations of companies with operating characteristics, size or financial performance characteristics believed to be most similar to such characteristics of the Energy Business and El Paso. DLJ reviewed the consideration paid in such transactions in terms of the Adjusted Price as a multiple of EBITDA and EBIT for the latest reported twelve months prior to the announcement of such transaction. The ratio of Adjusted Price to EBITDA, computed for the Comparative Transactions, had a mean of 9.3 times. DLJ then compared these multiples to the Adjusted Price to EBITDA multiple of 6.8 times for the Merger and the Adjusted Price to EBIT multiple of 10.7 times for the Merger and such multiples for the Merger compared favorably to the multiples for the other transactions.

  Discounted Cash Flow Analysis. DLJ also performed a discounted cash flow analysis to evaluate the consideration being paid in the Merger. Using the information provided by the management of Tenneco and El Paso, DLJ performed a stand-alone discounted cash flow analysis for the Energy Business. DLJ calculated the estimated "Free Cash Flow" for the Energy Business stand-alone based on forecasted unleveraged operating income adjusted for: (i) forecasted annual net operating synergies; (ii) taxes; (iii) certain forecasted non-cash items (i.e., depreciation, amortization and deferred taxes); (iv) forecasted capital expenditures; (v) forecasted restructuring costs associated with the Merger; (vi) forecasted cash flows relating to regulatory matters and customer relationships; and (vii) the cost of liabilities associated with Tenneco's previously discontinued operations. DLJ analyzed the Energy Business stand-alone forecasts as adjusted by El Paso management and discounted the stream of free cash flows from fiscal 1997 to fiscal 2001, provided in such forecasts, back to December 31, 1996 using discount rates ranging from 9% to 13%. To estimate the residual value of the Energy Business stand-alone at the end of the forecast period, DLJ applied terminal multiples of 6.5 times to 8.5 times to the forecasted fiscal 2001 EBITDA and discounted such value estimates back to December 31, 1996 using discount rates ranging from 9% to 13%. DLJ then summed the present values of the cash flows, the present values of the residual values and the after-tax cash flows related to the Assets Sales to derive a range of implied enterprise values for the Energy Business stand-alone. The range of implied Adjusted Prices for the Energy Business stand-alone, based on discount rates of 9% to 13% and the range of terminal multiples of 6.5 times to 8.5 times, was $3.7 billion to $5.1 billion.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. Furthermore, in arriving at the DLJ Opinion, DLJ did not attribute any particular weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than aggregated by such analyses.

  Pursuant to the terms of an engagement letter dated May 14, 1996, El Paso has paid to DLJ: (i) a retainer fee of $150,000; (ii) an additional fee of $1,000,000 upon execution of the Merger Agreement; and (iii) a fee of

$1,000,000 at the time DLJ notified the El Paso Board that it was prepared to deliver the DLJ Opinion. El Paso has also agreed to pay DLJ an additional fee of $50,000 for each additional or updated opinion delivered by DLJ with respect to the Merger and additional cash compensation of an amount equal to 0.2% of the purchase price upon consummation of the Merger, less the amount paid by El Paso pursuant to clauses (i), (ii) and (iii) above. In addition, El Paso has agreed to pay DLJ a fee equal to 5% of any "termination fee," "break-up fee," "topping fee" or other form of consideration payable to El Paso if El Paso and Tenneco fail to consummate the Merger and El Paso receives or is entitled to receive any such compensation.

  El Paso has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and El Paso believe are customary in transactions of this nature, were negotiated at arm's length between El Paso and DLJ and the Board of Directors of El Paso was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

  In the ordinary course of its business, DLJ actively trades the securities of both El Paso and Tenneco for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  In considering the Transaction, stockholders should be aware of, and should carefully consider that, certain members of Tenneco's management and the Tenneco Board of Directors may be deemed to have interests in the Transaction that are in addition to their interests as holders of Tenneco Stock generally and which may create potential conflicts of interest. The Tenneco Board of Directors was aware of these interests and considered them, among other matters, in approving the Transaction.

  Certain executive officers and members of the Board of Directors of Tenneco will be, after consummation of the Distributions, executive officers and/or members of the boards of directors of New Tenneco and/or Newport News. Each of New Tenneco and Newport News plans to adopt various employee benefit plans in connection with the Transaction. For a discussion of certain matters relating to such plans see "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions" and the New Tenneco Information Statement and Newport News Information Statement attached hereto as Appendices C and D, respectively.

  As of     , 1996, there were outstanding options to purchase      shares of
Tenneco Common Stock granted pursuant to various Tenneco employee stock option
plans, of which    are currently exercisable and    of which were held by
executive officers of Tenneco. The Merger Agreement requires that, in connection with the Transaction, Tenneco accelerate the vesting of all of these stock options held by employees of the Energy Business so that they become fully exercisable prior to the Merger Effective Time. If not exercised prior to the Merger Effective Time, such options will be canceled upon consummation of the Merger. All stock options held by employees of the Industrial Business and Shipbuilding Business will be redenominated into options to acquire New Tenneco Common Stock and Newport News Common Stock, respectively, with terms and conditions set to preserve the aggregate "spread" of the redenominated stock options.

  As of     , 1996, Tenneco had outstanding     restricted shares of Tenneco
Common Stock held by various directors and employees which vest according to
the length of service to Tenneco of the person holding such shares. As of    ,
1996, Tenneco had outstanding     performance share equivalent unit awards
held by various employees, each entitling the holder thereof to receive one share of Tenneco Common Stock upon the achievement of specified Tenneco
performance goals,      of which were vested. In connection with the
Transaction, prior to the Distributions all of the restricted shares held by Tenneco directors and employees will become fully vested and non-forfeitable and the conditions to issuance of all shares underlying the performance share equivalent unit awards will be waived and the maximum number of shares of

Tenneco Common Stock subject thereto will be issued, except that a small number of employees of the administrative services business will be given cash in lieu of vesting of their restricted stock. Directors and executive officers of Tenneco hold, in the aggregate, of such restricted shares and of such performance unit awards.

  In addition, Tenneco, El Paso and El Paso Subsidiary have agreed to insurance and indemnification for directors and executive officers of Tenneco after the Merger Effective Time and certain employees of the Energy Business will receive retention bonuses and severance benefits in connection with the Transaction. See "THE MERGER--Certain Covenants" and "THE MERGER--Employee Benefits."

  Stockholders should also be aware that the El Paso Energy Corporation Strategic Stock Plan (the "El Paso Stock Plan") provides for the grant of stock options, stock appreciation rights, limited stock appreciation rights and restricted stock to officers and key management employees of El Paso and the Energy Business in order to provide incentive to encourage the successful acquisition and integration of the Energy Business with El Paso. A grant of restricted stock and nonqualified stock options has been made to officers of El Paso, contingent upon the consummation of the Merger and other factors. It is anticipated that after the Merger Effective Time, certain officers and key management employees of Tenneco who remain employed by the Energy Business may receive grants under the El Paso Stock Plan.

EXPENSES

  In connection with the Transaction, all costs and expenses of El Paso will be paid by El Paso. In general, Tenneco is responsible for all fees and expenses incurred by Tenneco, New Tenneco and Newport News in connection with the Transaction for periods prior to the Distribution Date (except for certain environmental costs and expenses and except for costs and expenses that are incurred separately and directly by either New Tenneco or Newport News in connection with the Transaction, which shall be such party's sole responsibility and liability). Any such fees and expenses which are unpaid as of the Merger Effective Time will be allocated to and remain the responsibility of Tenneco but will be included in the Actual Energy Debt Amount. See "DEBT AND CASH REALIGNMENT." Each party has also generally agreed to bear its own respective fees and expenses incurred after the Distribution Date. Notwithstanding the foregoing, pursuant to the Distribution Agreement, costs and expenses incurred at any time in connection with compliance with environmental laws shall be paid by the party that will own the assets or operate the business subject to such laws after the Distribution Date.

  The following sections entitled "THE NPS ISSUANCE," "DEBT AND CASH REALIGNMENT," "CORPORATE RESTRUCTURING TRANSACTIONS," "THE DISTRIBUTIONS" and "THE MERGER" contain descriptions of certain provisions of the Distribution Agreement and Merger Agreement. These descriptions are only summaries and do not purport to be complete. These descriptions are qualified in their entirety by reference to the complete text of the Distribution Agreement and Merger Agreement. Copies of the Distribution Agreement and Merger Agreement as currently in effect are attached hereto as Appendix A and Appendix B, respectively, and are incorporated herein by reference.

                               THE NPS ISSUANCE

  Prior to the Merger, Tenneco will issue in a public offering new shares of Tenneco Junior Preferred Stock in one or more series pursuant to the NPS Issuance in an amount calculated to have, to the extent possible, an aggregate value as of the Merger Effective Time that is equal to approximately 25% (but in any event more than 20%) of the total value of all shares of Tenneco capital stock then outstanding. Holders of the Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance will possess the right to elect, voting as a class, a number of directors of Tenneco representing one-sixth of the members of the Board of Directors of Tenneco, and the number of directors comprising the entire Tenneco Board of Directors will be set at six or an integral multiple of six. The NPS Issuance Proceeds are estimated to be $275 million. Tenneco expects to use the net NPS Issuance Proceeds (estimated to be $265 million) to repay a portion of the outstanding Tenneco Energy Consolidated Debt pursuant to the Debt Realignment.

  Under the existing terms of the Tenneco Charter, the approval of a majority of the outstanding Tenneco Junior Preferred Stock will be required to effect the Distributions and the approval of two-thirds of the outstanding Tenneco Junior Preferred Stock will be required to effect the Charter Amendment if the Tenneco Junior Preferred Stock is issued prior to the effectiveness of the Charter Amendment (which is expected to occur immediately following the Tenneco Special Meeting if the Transaction is approved). Accordingly, if the NPS Issuance occurs prior to the effectiveness of the Charter Amendment, as part of the NPS Issuance, the Charter Amendment and Distributions will be submitted for approval by the initial record holders of the Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance (which will be the underwriters for the public offering) by written consent in lieu of a meeting. Notwithstanding such approval, persons who become record holders of the Tenneco Junior Preferred Stock on or prior to the date of the Tenneco Special Meeting will have the right to demand appraisal of their shares of Tenneco Junior Preferred Stock at or prior to the Tenneco Special Meeting. See "THE MERGER--Appraisal Rights."

  The shares of Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance will not be converted or otherwise exchanged in the Merger and will remain outstanding immediately following consummation thereof (held by the persons who were the holders of such shares prior to the Merger), and the holders thereof will receive no consideration in respect thereof in connection with the Merger. See "THE CHARTER AMENDMENT."

  Although the NPS Issuance is one of the transactions contemplated by the Merger Agreement on which Tenneco Stockholders are being asked to vote at the Tenneco Special Meeting, Tenneco Stockholders should be aware that the NPS Issuance is expected to be consummated prior to the Tenneco Special Meeting and thus regardless of the outcome of the vote at the Tenneco Special Meeting.

  For a description of the anticipated terms of the Tenneco Junior Preferred Stock, see "DESCRIPTION OF THE TENNECO JUNIOR PREFERRED STOCK."

                           DEBT AND CASH REALIGNMENT

  In general, from and after the Distributions each of Tenneco, New Tenneco and Newport News will be responsible for the debts, liabilities and obligations related to the business or businesses that it owns and operates following consummation of the Corporate Restructuring Transactions. See "CORPORATE RESTRUCTURING

TRANSACTIONS" and "THE DISTRIBUTIONS." Tenneco's historical practice, however, has been to generally incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, the Merger Agreement, Distribution Agreement, and Ancillary Agreements provide for (i) the pre-Distribution restructuring of the Tenneco Energy Consolidated Debt pursuant to the Debt Realignment, (ii) the allocation among each of Tenneco, New Tenneco and Newport News of the total amount of cash and cash equivalents on hand as of the Merger Effective Time pursuant to the Cash Realignment, and (iii) the allocation of responsibility for certain capital expenditures related to the Energy Business.

DEBT REALIGNMENT

  The Merger Agreement requires Tenneco to, or to cause its relevant subsidiaries to, obtain the requisite consents of the various lenders to permit consummation of the Transaction and tender for, exchange, redeem, prepay, defease or let mature the Tenneco Energy Consolidated Debt prior to the Distributions.

  The Debt Realignment is intended to reduce the total amount of the Tenneco Energy Consolidated Debt to an amount that, when added to the total amount of certain other obligations of the Energy Business outstanding, as of the Merger Effective Time (i.e., the Actual Energy Debt Amount), equals the Base Debt Amount. As of June 30, 1996, the total book value of Tenneco Energy Consolidated Debt was $4,443 million, including $634 million of short-term debt (excluding the current portion of long-term debt), $75 million of non-public debt and $3,734 million book value ($3,955 million principal amount) of publicly held debt (the "Public Debt"). The short-term debt consists primarily of commercial paper and bank borrowings under Tenneco's current credit facilities. The Public Debt includes an aggregate of $2,619 million, $436 million and $679 million book value ($2,625 million, $650 million and $680 million principal amount) of Public Debt issued in various series under several different trust indentures by Tenneco, TGP and Tenneco Credit Corporation ("TCC"), respectively.

  The short-term debt and the $75 million of non-public debt will be retired with cash. In addition, Tenneco and its subsidiaries will defease or let mature approximately $428 million of Public Debt, New Tenneco will offer to exchange debt obligations of New Tenneco (the "New Tenneco Debt") for $1.95 billion of aggregate principal amount of Public Debt (the "Debt Exchange Offers") and Tenneco will offer to purchase for cash approximately $1.58 billion of aggregate principal amount of Public Debt pursuant to a series of tender offers (the "Debt Tender Offers"). The defeasances, Debt Tender Offers and related extinguishments described above, as well as the retirement of existing short-term and non-public debt, will be financed by internally generated cash, borrowings by Tenneco under a new credit facility to be entered into by Tenneco in connection with the Transaction (the "Tenneco Credit Facility"), the net NPS Issuance Proceeds, the sale of certain TCC receivables and a cash dividend of $600 million to be paid by Newport News to Tenneco or one or more of its subsidiaries principally using borrowings under one or more credit facilities and/or financings to be entered into by Newport News in connection with the Transaction (the "Newport News Financings"). The balance of the funding will be financed by a cash dividend to be paid by New Tenneco to Tenneco principally using borrowings under a new credit facility to be entered into by New Tenneco in connection with the Transaction (the "New Tenneco Credit Facility"). Upon consummation of the Debt Exchange Offers, Tenneco will purchase for cash (and subsequently extinguish) the Public Debt held by New Tenneco (which cash will then be distributed back to Tenneco as a dividend). Upon consummation of the Debt Tender Offers, the Public Debt acquired thereby will be extinguished.

  Accordingly, after giving effect to the Debt Realignment, Tenneco will remain responsible for all of the Tenneco Energy Consolidated Debt which remains outstanding and any borrowings under the Tenneco Credit Facility, Newport News will be responsible for all borrowings under the Newport News Financings and New Tenneco will be responsible for the New Tenneco Debt and all borrowings under the New Tenneco Credit Facility.

  The Debt and Cash Allocation Agreement to be entered into among Tenneco, New Tenneco and Newport News in connection with the Distributions (the "Debt and Cash Allocation Agreement") contemplates that, as of the Merger Effective Time, the Actual Energy Debt Amount be limited to the Base Debt Amount. The Base Debt Amount will equal $2.65 billion less the NPS Issuance Proceeds, (i) plus the sum of: (a) the amount of all cash payments made by Tenneco and its subsidiaries during the period from June 19, 1996 to the Merger

Effective Time (the "Merger Interim Period") in respect of gas purchase contracts as a result or in respect of any settlement, judgment or satisfaction of a bond in excess of the market price for gas received under such contracts by Tenneco and its subsidiaries reduced by the amount of any cash payments received by Tenneco and its subsidiaries from customers, insurers or other third parties in respect of any such settlement, judgment or satisfaction of a bond (other than ones refunded prior to the Merger Effective
Time) or with respect to any GSR costs recovered (and not refunded) on or prior to the Merger Effective Time, (b) the amount of any purchase price paid by Tenneco or its subsidiaries during the Merger Interim Period to acquire an additional interest in certain existing pipeline operations, and (c) the amount of all cash payments made by Tenneco and any of its direct and indirect subsidiaries remaining after giving effect to the Distributions (the "Energy Subsidiaries") during the Merger Interim Period in settlement of any significant claim, action, suit or proceeding to the extent such matter would be an Energy Liability (as defined) and with the consent of El Paso, which shall not be arbitrarily withheld, reduced by the amount of any payments by or recoveries from third parties received by Tenneco or its subsidiaries during the Merger Interim Period relating to any such settlement, and (ii) less the amount, calculated as of the Merger Effective Time, of any rate refunds, including interest, which become payable to customers pursuant to the finally approved settlement at FERC Docket RP95-112 and which have not been paid as of the Merger Effective Time, whether such amounts are to be paid to customers or credited against GSR costs pursuant to such settlement. The Actual Energy Debt Amount will include the following amounts, as of the Merger Effective Time:
(i) outstanding amounts under the Tenneco Revolving Debt (plus accrued and accreted interest and fees), (ii) the value of any remaining Public Debt,
(iii) the outstanding amount of other Tenneco Energy Consolidated Debt (plus accrued and accreted interest and fees), (iv) the unpaid amount of Transaction expenses incurred by Tenneco and its subsidiaries, (v) any sales and use, gross receipt or other transfer taxes applicable to the Transaction, (vi) certain income taxes resulting from the Transaction, (vii) the outstanding amount of any off balance sheet indebtedness incurred after the date of the Merger Agreement to finance the acquisition by Tenneco of an additional interest in the pipeline operations referred to above, and (viii) unpaid dividends on Tenneco Stock which have a record date before the Merger Effective Time.

  Pursuant to the Debt Cash Adjustment, if the post-Transaction audit conducted by the parties determines that the Actual Energy Debt Amount as of the Merger Effective Time exceeds the Base Debt Amount, New Tenneco will be required to pay the excess to Tenneco in cash. Likewise, Tenneco will be required to pay to New Tenneco in cash the amount, if any, by which such Actual Energy Debt Amount is less than the Base Debt Amount.

  The Debt Realignment is expected to create tax benefits to Tenneco of approximately $120 million. Pursuant to the tax sharing agreement to be entered into by Tenneco, New Tenneco, Newport News and El Paso in connection with the Distributions, any such tax benefits will be allocated to New Tenneco. For a description of this tax sharing arrangement, see "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

  Also in connection with the Debt Realignment, Tenneco has agreed that, (i) the indebtedness for borrowed money of the Energy Subsidiaries as of the Merger Effective Time (other than amounts outstanding under the Tenneco Credit Facility) will contain only specified financial and operational covenants, and
(ii) with respect to the Public Debt for which Tenneco and the Energy Subsidiaries will remain liable after the Merger, there shall be no extension of maturity or average life, increase in interest rates or adverse change in defeasance or redemption provisions.

  As part of the Debt Tender Offers and the Debt Exchange Offers, Tenneco or New Tenneco (on behalf of Tenneco), as the case may be, will solicit the consent of the holders of certain of the Public Debt to make various amendments to the indentures of Tenneco, TGP and TCC governing such Public Debt. The approval of a majority in aggregate principal amount of all series of Public Debt of Tenneco taken together as a single class is necessary to amend the indenture under which Public Debt was issued by Tenneco. The approval of 66 2/3% in aggregate principal amount of the series of Public Debt of TGP that is subject to a Debt Tender Offer is necessary to amend the indenture under which such Public Debt was issued. The approval of 66 2/3% in aggregate principal amount of all series of the senior TCC Public Debt that are subject to the Debt Tender Offers, taken together, and all series of the subordinated TCC Public Debt that are subject to the Debt Tender Offers, taken together, are necessary to amend the indentures under which such Public Debt was issued.

  The obligation of Tenneco to consummate the Debt Tender Offers and the obligation of New Tenneco to consummate the Debt Exchange Offers, are conditioned upon sufficient Public Debt being tendered and/or exchanged such that the necessary amendments to the relevant indentures have been approved and such tenders have not been withdrawn (which condition may be waived). If the conditions to the Debt Tender Offers and the Debt Exchange Offers are satisfied, the Debt Tender Offers and the Debt Exchange Offers will be consummated immediately prior to the Distributions . Completion of the Debt Realignment is a condition to the obligation of Tenneco and El Paso to consummate the Merger and failure to consummate the Debt Realignment could result in Tenneco's abandonment of the Transaction or El Paso's abandonment of the Merger.

  The offering of the New Tenneco Debt in the Debt Exchange Offers will be made by means of a separate prospectus that constitutes a part of New Tenneco's
Registration Statement on Form S-4 (File No.    ), which has been filed with
the SEC. The Debt Tender Offers will be made only by means of an offer to purchase made by Tenneco.

CAPITAL EXPENDITURE ADJUSTMENT

  Also as part of the Debt Realignment, Tenneco has agreed to make certain minimum capital expenditures with respect to the Energy Business pending consummation of the Transaction. If the actual amount of such capital expenditures exceeds the required amount, after consummation of the Transaction Tenneco will be required to pay the excess to New Tenneco in cash. Likewise, New Tenneco will be required to pay to Tenneco in cash the amount, if any, by which such actual capital expenditures are less than the required amount. The required amount of Energy Business capital expenditures is equal to $333,200,000 for 1996, plus $27,750,000 per month for each month (or pro rata portion) from January 1, 1997 to the Merger Effective Time.

CASH REALIGNMENT

  Pursuant to the Cash Realignment, as of the Merger Effective Time Tenneco will be allocated $25.0 million of cash and cash equivalents, Newport News will be allocated $5.0 million of cash and cash equivalents and New Tenneco will be allocated all remaining cash and cash equivalents on hand. Following the post-Transaction audit described above, New Tenneco will be required to pay to Tenneco or Newport News, as the case may be, the amount of any shortfall as of the Merger Effective Time from the above-reflected allocation. Likewise, Tenneco and Newport News will each be required to pay to New Tenneco any excess cash and cash equivalents as of the Merger Effective Time determined pursuant to such audit.

                      CORPORATE RESTRUCTURING TRANSACTIONS

  Pursuant to the Distribution Agreement, prior to consummation of the Distributions, Tenneco will effect the Corporate Restructuring Transactions through a series of intercompany transfers and distributions. Upon completion of the Corporate Restructuring Transactions, Tenneco's existing businesses and assets will be restructured, divided and separated so that, upon consummation of the Distributions, the assets, liabilities and operations of (i) the Industrial Business will be owned and operated, directly and indirectly, by New Tenneco, and (ii) the Shipbuilding Business will be owned and operated, directly and indirectly, by Newport News. As a result of the Corporate Restructuring Transactions, upon consummation of the Distributions the remaining assets, liabilities and operations of Tenneco and its remaining subsidiaries will consist solely of those related to the Energy Business, which includes liabilities and limited assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Businesses.

  The assets which will be owned by New Tenneco upon consummation of the Corporate Restructuring Transactions (the "Industrial Assets") are generally those related to the past and current conduct of the Industrial Business, as reflected on the New Tenneco June 30, 1996 pro forma balance sheet attached as an exhibit to the Distribution Agreement and included elsewhere herein (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included thereon had it been acquired prior to the date thereof), plus all rights expressly allocated to New Tenneco and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. As part of the Corporate Restructuring Transactions, New Tenneco will acquire various corporate assets of Tenneco such as the "Tenneco" trademark and associated rights, other intellectual property and certain office space and related equipment. The assets which will be owned by Newport News (the "Shipbuilding Assets") upon consummation of the Corporate Restructuring Transactions are generally those related to the past and current conduct of the Shipbuilding Business, as reflected on the Newport News June 30, 1996 pro forma balance sheet attached as an exhibit to the Distribution Agreement and included elsewhere herein (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included thereon had it been acquired prior to the date thereof), plus all rights expressly allocated to Newport News and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. See the New Tenneco Information Statement and the Newport News Information Statement for a description of the assets to be owned by New Tenneco and Newport News following consummation of the Transaction. The remaining assets of Tenneco (the "Energy Assets") will continue to be owned and operated by Tenneco following the Transaction. See "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED."

  The liabilities to be retained or assumed by New Tenneco pursuant to the Distribution Agreement (the "Industrial Liabilities") generally include (i) those liabilities related to the Industrial Assets and the current and past conduct of the Industrial Business, including liabilities reflected on the New Tenneco June 30, 1996 pro forma balance sheet which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), and (ii) those liabilities expressly allocated to New Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Newport News pursuant to the Distribution Agreement (the "Shipbuilding Liabilities") generally include (i) those liabilities related to the Shipbuilding Assets and the current and past conduct of the Shipbuilding Business, including liabilities reflected on the aforementioned Newport News June 30, 1996 pro forma balance sheet which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), and (ii) those liabilities expressly allocated to Newport News or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Tenneco pursuant to the Distribution Agreement (the "Energy Liabilities") generally include (i) those liabilities related to the Energy Assets and the current and past conduct of the Energy Business, including liabilities reflected on the Energy Business June 30, 1996 pro forma balance sheet attached as an exhibit to the Distribution Agreement and included elsewhere herein which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), (ii) those liabilities expressly allocated to Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement, and
(iii) all other liabilities of Tenneco or any of the Energy Subsidiaries which do not constitute Industrial Liabilities or Shipbuilding Liabilities.

  It is expected that a substantial number of the Corporate Restructuring Transactions will be consummated prior to the date of the Tenneco Special Meeting. Tenneco does not presently intend to unwind any such transactions if the Transaction is not approved at the Tenneco Special Meeting.

  For a description of certain liabilities that will be expressly allocated among Tenneco, New Tenneco and Newport News by the Distribution Agreement and Ancillary Agreements, including liabilities for the Tenneco Energy Consolidated Debt, taxes and certain employee benefits, see "DEBT AND CASH REALIGNMENT," "THE DISTRIBUTIONS--Certain Other Pre-Distribution Transactions" and "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

                               THE DISTRIBUTIONS

MANNER OF DISTRIBUTION

  Pursuant to the Distribution Agreement, the Tenneco Board of Directors will declare the special distribution to effect the Distributions and will set the Distribution Record Date and Distribution Date (which should be immediately prior to the Merger Effective Time). Subject to the conditions summarized below, on the Distribution Date Tenneco will distribute pro rata to all holders of record of Tenneco Common Stock as of the Distribution Record Date,
(i) one share of New Tenneco Common Stock for every share of Tenneco Common Stock so held, and (ii) one share of Newport News Common Stock for every five shares of Tenneco Common Stock so held. Pursuant to the Distribution Agreement, as soon as practicable on or after the Distribution Date, Tenneco will deliver to First Chicago Trust Company of New York (the "Distribution Agent"), as distribution agent for holders of Tenneco Common Stock as of the Distribution Record Date, certificates representing such shares of New Tenneco Common Stock and Newport News Common Stock as are required for the Distributions.

  The Boards of Directors of New Tenneco and Newport News will each adopt a stockholder rights plan and cause to be issued, with each share of New Tenneco Common Stock and Newport News Common Stock to be distributed in the Distributions, one right, entitling the holder thereof to purchase, under certain circumstances, one one-hundredth of a share of a junior series of New Tenneco preferred stock or Newport News preferred stock, as the case may be (which rights will expire on June 10, 1998 (unless extended with stockholder approval), the same date the rights under Tenneco's existing stockholder rights plan would have expired if such plan were not being terminated in connection with the Transaction). Unless the context otherwise requires, references herein to New Tenneco Common Stock and Newport News Common Stock include the associated rights.

  Beneficial holders of Tenneco Common Stock who would be entitled to receive fractional shares of Newport News Common Stock will receive cash in the Distributions, in lieu of such fractional shares (because the New Tenneco Common Stock is being distributed on the basis of one share for each share of Tenneco Common Stock, no fractional interests will arise). To accomplish this, the Distribution Agreement requires that the Distribution Agent determine the number of whole and fractional shares of Newport News Common Stock to which each beneficial holder of Tenneco Common Stock as of the Distribution Record Date is entitled immediately following the Distributions. Next, the Distribution Agent will aggregate these fractional share interests and sell them on the open market at then-prevailing prices. The Distribution Agent will distribute to each Tenneco Stockholder its ratable share of such proceeds after deducting appropriate amounts for federal income tax withholding purposes and any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by Tenneco.

  If any shares of New Tenneco Common Stock or Newport News Common Stock are returned to the Distribution Agent as unclaimed or cannot be distributed by the Distribution Agent, any post-Distribution dividends or distributions thereon will be paid to the Distribution Agent (or set aside and retained by the applicable company). On the 180th day following the Distribution Date, the Distribution Agent will return to Tenneco all unclaimed shares of New Tenneco Common Stock and Newport News Common Stock, cash in lieu of fractional shares and dividends or other distributions with respect thereto. Thereafter, holders of Tenneco Common Stock as of the Distribution Record Date will be entitled to look only to Tenneco for such amounts to which they are entitled, subject to applicable escheat or other abandoned property laws.

  NO HOLDER OF TENNECO COMMON STOCK WILL BE REQUIRED TO PAY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NEW TENNECO COMMON STOCK AND NEWPORT NEWS COMMON STOCK (OR THE CASH IN LIEU OF FRACTIONAL SHARES) TO BE RECEIVED IN THE DISTRIBUTIONS, OR TO SURRENDER OR EXCHANGE SHARES OF TENNECO COMMON STOCK IN ORDER TO RECEIVE EITHER NEW TENNECO COMMON STOCK OR NEWPORT NEWS COMMON STOCK (OR THE CASH IN LIEU OF FRACTIONAL SHARES).

CERTAIN OTHER PRE-DISTRIBUTION TRANSACTIONS

  Settlement of Intercompany Accounts. Pursuant to the Distribution Agreement, all intercompany receivables, payables and loans (unless specifically provided for in any Ancillary Agreement) between entities which will be the members of separate business groups following consummation of the Distributions must be settled, capitalized or converted into ordinary trade accounts as of the close of business on the Distribution Date. Further, all intercompany agreements between members of different business groups (other than those contemplated by the Transaction) will be terminated.


  Certain Consent Requirements. Pursuant to the Distribution Agreement, each party has agreed to use its best efforts to obtain any third-party consents or approvals that are required to consummate the transactions contemplated thereby. Consent of the holders of certain of the Tenneco Energy Consolidated Debt will be sought in connection with the Distributions. See "DEBT AND CASH REALIGNMENT." Tenneco presently believes that it will be able to obtain in a timely manner all required third-party consents with respect to its material contractual obligations in connection with the Distributions.

  Other. The Distribution Agreement also requires that a variety of other actions be taken by Tenneco and/or its subsidiaries prior to consummation of the Distributions including, without limitation, (i) certain corporate organizational actions with respect to New Tenneco and Newport News, (ii) the transfer and assignment of certain licenses and permits among Tenneco and its subsidiaries after giving effect to the Transaction (the "Energy Group"), New Tenneco and its subsidiaries after giving effect to the Transaction (the "Industrial Group") and Newport News and its subsidiaries after giving effect to the Transaction (the "Shipbuilding Group"), (iii) assignment and assumption of agreements that relate exclusively to the Energy Business, Industrial Business or Shipbuilding Business to the Energy Group, Industrial Group or Shipbuilding Group, as appropriate (with joint agreements to be assigned and assumed in part), and (iv) the preparation and filing of NYSE listing applications and necessary federal and state securities laws filings.

RELATIONSHIP AMONG TENNECO, NEW TENNECO AND NEWPORT NEWS AFTER THE
DISTRIBUTIONS

  Tenneco, New Tenneco and Newport News have entered into the Distribution Agreement, which governs certain aspects of their relationships both prior to and following the Distributions. See "--Certain Other Pre-Distribution Transactions." In addition, prior to the Distributions, Tenneco, New Tenneco and/or Newport News (and their appropriate subsidiaries) will enter into the Ancillary Agreements which are intended to further effect the disaffiliation of the Energy Business, Industrial Business and Shipbuilding Business and to govern certain additional aspects of their ongoing relationships.

  Terms of the Distribution Agreement. In addition to providing for the terms of the Distributions and the various actions to be taken prior to the Distributions, the Distribution Agreement contains other agreements governing the relationship among Tenneco, New Tenneco and Newport News prior to and following the Distributions.

  The Distribution Agreement provides that, from and after the Distribution Date, (i) Tenneco shall (and shall cause the other members of the Energy Group to) assume, pay, perform and discharge all Energy Liabilities in accordance with their terms, (ii) New Tenneco shall (and shall cause the other members of the Industrial Group to) assume, pay, perform and discharge all Industrial Liabilities in accordance with their terms, and (iii) Newport News shall (and shall cause the other members of the Shipbuilding Group to) assume, pay, perform and discharge all Shipbuilding Liabilities in accordance with their terms.

  In addition, the Distribution Agreement provides for cross-indemnities that require (i) Tenneco to indemnify New Tenneco and Newport News (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Energy Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Tenneco, (ii) New Tenneco to indemnify Tenneco and Newport News (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Industrial Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by New Tenneco, and (iii) Newport News to indemnify Tenneco and New Tenneco (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Shipbuilding Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Newport News.

  Pursuant to the Distribution Agreement, each of the parties has agreed to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by and carry out the purposes of the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Transaction transfers and assignments have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

  The Distribution Agreement provides for the transfer of books and records among Tenneco, New Tenneco and Newport News and their respective subsidiaries and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements). In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each party to obtain the consent of the others prior to waiving any shared privilege.

  Terms of the Ancillary Agreements. Below are descriptions of the principal Ancillary Agreements to be entered into by Tenneco, New Tenneco and/or Newport News (and, in certain circumstances, their appropriate subsidiaries) prior to consummation of the Distributions.

  Benefits Agreement

   The Benefits Agreement to be entered into by and among Tenneco, New Tenneco and Newport News (the "Benefits Agreement") will define certain labor, employment, compensation and benefit matters in connection with the Distributions and the transactions contemplated thereby. Pursuant to the Benefits Agreement, from and after the Distribution Date each of Tenneco, New Tenneco and Newport News will continue employment of each of their respective retained employees (subject to their rights to terminate said employees) with the same compensation as prior to the Distribution Date, continue to honor all related existing collective bargaining agreements, recognize related incumbent labor organizations and continue sponsorship of hourly employee benefit plans. New Tenneco will become the sole sponsor of the Tenneco Inc. Retirement Plan (the "TRP") and of the Tenneco Inc. Thrift Plan (the "Tenneco Thrift Plan") from and after the Distribution Date, and Tenneco and Newport News will establish defined contribution plans for the benefit of each of their respective employees to which the account balances of retained and former employees of Tenneco and Newport News in the Tenneco Thrift Plan will be transferred. The benefits accrued by Tenneco and Newport News employees in the TRP will be frozen as of the last day of the calendar month including the Distribution Date, and New Tenneco will amend the TRP to provide that all benefits accrued through that day by Tenneco and Newport News employees are fully vested and non-forfeitable. Tenneco will retain and assume employment contracts with certain individuals. All liabilities under the Tenneco Inc. Benefit Equalization Plan and the Supplemental Executive Retirement Plan will be assumed by New Tenneco pursuant to the Benefits Agreement; however, New Tenneco is entitled to reimbursement for certain payments thereunder from Tenneco and Newport News. Generally, each of Tenneco, New Tenneco and Newport News will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents, but Tenneco will assume all liabilities for retiree medical benefits of the employees of discontinued operations and their dependents. In addition, as of the Distribution Date, participation by retained and former employees of Tenneco and Newport News in the Tenneco Inc. Deferred Compensation Plan and the 1993 Deferred Compensation Plan will be discontinued. For a discussion of how Tenneco stock options, restricted stock and performance share equivalent unit awards will be treated as of the Merger Effective Time, see "THE TRANSACTION--Interests of Certain Persons in the Transaction."

  Debt and Cash Allocation Agreement

   The Debt and Cash Allocation Agreement will govern the allocation among the parties of the cash and cash equivalents of Tenneco and its consolidated subsidiaries on hand as of the Merger Effective Time and responsibility for certain capital expenditures related to the Energy Business, as described above under "DEBT AND CASH REALIGNMENT." The Debt and Cash Allocation Agreement will also (i) require Newport News to make a $600 million dividend to Tenneco or one of its subsidiaries to be used in connection with the Debt Realignment, (ii) govern certain terms of the Tenneco Revolving Debt, (iii) govern the conduct of the post-Transaction audit to be undertaken to ascertain the Actual Energy Debt Amount and the amount of cash and cash equivalents held by each of Tenneco, New Tenneco and Newport News upon consummation of the Transaction, and (iv) require New Tenneco to pay in cash to Tenneco the amount, if any, by which the Actual Energy Debt Amount exceeds the Base Debt Amount (and require Tenneco to pay in cash to New Tenneco the amount, if any, by which the Actual Energy Debt Amount is less than the Base Debt Amount). See "DEBT AND CASH REALIGNMENT."

  Insurance Agreement

   Tenneco has historically maintained at the parent-company level various insurance policies for the benefit or protection of itself and its subsidiaries. The Insurance Agreement to be entered into among Tenneco, Newport News and New Tenneco (the "Insurance Agreement") in connection with the Distributions will provide for the respective continuing rights and obligations from and after the Distribution Date of the parties with respect to these insurance policies (other than directors' and officers' liability insurance policies, which are addressed by the Merger Agreement). See "THE MERGER--Certain Covenants."

   In general, following consummation of the Transaction policies which relate exclusively to the Energy Business or a member of the Energy Group will be retained by Tenneco, policies which relate exclusively to the Industrial Business or a member of the Industrial Group will be retained by New Tenneco and policies which relate exclusively to the Shipbuilding Business or a member of the Shipbuilding Group will be retained by Newport News.

   Pursuant to the Insurance Agreement, any non-exclusive Tenneco policies which are in effect as of the Distribution Date (other than those which are cost plus, fronting, high deductible or retrospective premium programs, as described below) will either be transferred into the name of New Tenneco or cancelled, at New Tenneco's option. In general, "go-forward" coverage under these policies for the Energy Group and Shipbuilding Group (and certain related persons) will be terminated as follows: (i) coverage under "claims-made" policies (i.e., those policies which provide coverage for claims made during a specified period) will be terminated on the Distribution Date for any claims not made prior thereto, and (ii) coverage under "occurrence-based" policies (i.e., those policies which provide coverage for acts or omissions occurring during a specified period) will be terminated on the Distribution Date for acts or omissions occurring thereafter. However, the Energy Group, Industrial Group and Shipbuilding Group (and certain related persons) will all continue to have access to these policies ("go-backward" coverage) for claims made prior to the Distribution Date, in the case of claims-made policies, and for acts or omissions which occurred prior to the Distribution Date, in the case of occurrence-based policies (subject to certain obligations to replace exhausted policy limits). Each respective group will be liable for and get the benefit of premiums, costs and charges under these policies that relate to its coverage thereunder.

   Pursuant to the Insurance Agreement, policies which are cost plus, fronting, high deductible or retrospective premium programs will be retained by the Energy Group following the Distributions and shall provide no go-forward coverage to the Industrial Group or Shipbuilding Group. However, go-backward coverage will continue to be available to these groups, subject to an obligation to reimburse Tenneco for premiums, costs and charges under these policies related to their respective coverages following the Distributions. Following the Distributions, Tenneco will be required to maintain in place certain letters of credit and surety bonds securing obligations under these policies.

  Tax Sharing Agreement

   The Tax Sharing Agreement to be entered into among Tenneco, Newport News, New Tenneco and El Paso (the "Tax Sharing Agreement") will provide for the allocation among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. As a general rule, Tenneco will be liable for all taxes not specifically allocated to New Tenneco or Newport News under the specific terms of the Tax Sharing Agreement. Generally, New Tenneco will be liable for taxes imposed exclusively on the Industrial Group, and Newport News will be liable for taxes imposed exclusively on the Shipbuilding Group (including for pre-Distribution periods, taxes imposed on Newport News). Federal income taxes imposed on the combined activities of Tenneco, the Industrial Group, and the Shipbuilding Group will be allocated among the business groups according to their respective shares of consolidated taxable income, except that (i) tax benefits attributable to the Debt Realignment ("Debt Discharge Items"), presently anticipated to total approximately $120 million, will be specifically allocated to the Industrial Group, and (ii) tax benefits attributable to certain items included in the Base Debt Amount ("Base Debt Amount Adjustment Items") will be specifically allocated to Tenneco. In the case of state income taxes imposed on the combined activities of the business groups, Tenneco will be responsible for payment of the combined tax to the state tax authority, and New Tenneco and Newport News will pay Tenneco a deemed tax equal to the tax that would be imposed if the Industrial Group and the Shipbuilding Group had filed combined returns for their respective groups, except that Debt Discharge Items and Base Debt Amount Adjustment Items will be specifically allocated to New Tenneco and Tenneco, respectively.

   In general, and except as provided below, Tenneco will be responsible for any taxes imposed on or resulting from the Transaction ("Transaction Taxes"). New Tenneco will be responsible for any Transaction Taxes resulting from any inaccuracy in factual statements or representations in connection with the IRS Ruling Letter or the Tax Opinion to the extent attributable to facts in existence prior to the Merger, but excluding facts relating to the Shipbuilding Group or El Paso. Newport News and El Paso will each be responsible for the accuracy of any factual statements or representations relating to them or their respective affiliates. Each of New Tenneco, Newport News, and El Paso will be responsible for any Transaction Tax to the extent such tax is attributable to action taken by that entity which is inconsistent with tax treatment contemplated in the IRS Ruling Letter or Tax Opinion. Certain Transaction Taxes (i.e., transfer taxes, and federal and state income taxes imposed on those Corporate Restructuring Transactions which are known to be taxable) are included in the determination of the Actual Energy Debt Amount and consequently may be economically borne by New Tenneco (because New Tenneco must pay to Tenneco in cash the amount, if any, by which the Actual Energy Debt Amount exceeds the Base Debt Amount). If between the date of the Merger Agreement and the Merger Effective Time, there is a change in law (as defined in the Tax Sharing Agreement) and as a result of such change in law Tenneco is required to restore certain deferred gains to income, then any resulting tax shall be shared equally between New Tenneco and Tenneco.

  Transition Services Agreement

   Tenneco Business Services Inc. ("TBS") currently provides certain administrative services to Tenneco, including mainframe computing services, backup, recovery and related operations, consulting services and payroll services. Under the Transition Services Agreement entered into among Tenneco, TBS and El Paso (the "Transition Services Agreement"), at the request of El Paso at least 45 days prior to the Merger Effective Time TBS (which will, following the Distributions, be a subsidiary of New Tenneco) will continue to provide the services specified in El Paso's request for a period of 12 months from the Merger Effective Time at a price to be negotiated among the parties and based on the market rate for comparable services. If elected, any or all of the services may be terminated by Tenneco on 45 days notice to TBS.

  TBS Services Agreements

   TBS will enter into a series of separate services agreements (the "Service Agreements"), as described below, with Newport News and New Tenneco (and its subsidiaries other than TBS), which, together, will constitute the "TBS Services Agreement" which is to be delivered as an "Ancillary Agreement" under the Distribution Agreement.

   One of the Service Agreements between TBS and Newport News will be for mainframe data processing services (the "NNS Processing Services Agreement"). Under the NNS Processing Services Agreement, TBS will supply, as a vendor, mainframe data processing services to Newport News for a period from the Merger Effective Time through December 31, 1998, and thereafter only by mutual agreement. The rate of compensation to TBS for services will be $9.1 million in 1997 and $9.6 million in 1998, payable in monthly installments, subject to adjustment if Newport News requests a change in the scope of services. TBS will lease the space currently used by it at the Newport News headquarters for the period from the Merger Effective Time through December 31, 1998, with TBS' option to extend for one month periods for up to 12 months, for continued use by TBS as its mainframe data processing facility. The rent under such lease will be approximately $1.2 million per year plus pass throughs of certain occupancy-related costs.

   TBS has also entered into a supplier participation agreement (the "NNS Supplier Participation Agreement") with Newport News to govern the procedures under which Newport News will continue to participate with New Tenneco in vendor purchase agreements between TBS and various suppliers of goods and services. The NNS Supplier Participation Agreement will provide for continued participation of Newport News in various purchase programs, absent a termination for cause, for the full existing terms of the agreements with each such vendor. Under this Agreement, as is the case currently, purchases of goods and services will be made directly by Newport News at prices negotiated by TBS which are applicable to all participating purchasers. TBS will charge Newport News a fixed fee of $5,000 per month for TBS contract administration services including data collection, negotiations, progress reporting, benefits reporting, follow-up and consulting in connection with the vendor agreements.

   Additionally, as described above, a separate Service Agreement may also be entered into with Tenneco for transition services to be supplied by TBS to Tenneco and its subsidiaries. The services covered and the compensation for such services would depend on the services elected by Tenneco, and the negotiation among the parties, pursuant to the Transition Services Agreement.

  Trademark Transition License Agreements

   Upon consummation of the Corporate Restructuring Transactions, New Tenneco will hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco" "Ten" and "Tenn" (but not "Tennessee"), alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and elsewhere throughout the world. In connection with the Distributions, Trademark Transition License Agreements will be entered into as of the Distribution Date between both (i) New Tenneco and Tenneco, and
 (ii) New Tenneco and Newport News. Pursuant to these agreements, New Tenneco will grant to each of Tenneco and Newport News a limited, non-exclusive, royalty-free license to use the Trademarks, with respect to specified goods and services as follows: (a) Tenneco and Newport News will be permitted to use the Trademarks in their corporate names for 30 days after the date of the agreements (and, pursuant to the Distribution Agreement, each have agreed to remove the Trademarks from such corporate names within 30 days after the Distribution Date), (b) Tenneco and Newport News will be permitted to use their existing supplies and documents which have the Trademarks imprinted on them for six months after the date of the agreements, and (c) Tenneco and Newport News will be permitted to use the Trademarks on existing signs, displays or other identifications for a period of two years (in the case of Tenneco) and one year (in the case of Newport News) after the date of the agreements. However, so long as Tenneco or Newport News continues to use the Trademarks, it must maintain certain quality standards prescribed by New Tenneco in the conduct of business operations in which the Trademarks are used. In addition, under these agreements each of Tenneco and Newport News will agree to indemnify New Tenneco from any claims that arise as a result of its use of the Trademarks or any breach of its agreement and neither Tenneco nor Newport News may adopt or use at any time a word or mark likely to be similar to or confused with the Trademarks. Each Trademark Transition License Agreement shall be immediately terminable by New Tenneco upon a material breach of the agreement by Tenneco or Newport News, as the case may be.

   Directors. After the Distribution Date, there will be one director of New Tenneco who also serves on the Board of Directors of Newport News.

CONDITIONS TO CONSUMMATION OF THE DISTRIBUTIONS

  The Distributions are conditioned on, among other things, approval of the Distributions by the holders of Tenneco Stock at the Tenneco Special Meeting and by the holders of Tenneco Junior Preferred Stock, if issued prior to the effectiveness of the Charter Amendment, and formal declaration of the Distributions by the Tenneco Board of Directors. Other conditions to the Distributions include (i) execution and delivery of certain of the Ancillary Agreements and consummation of the various pre-Distribution transactions (such as the Corporate Restructuring Transactions and the Debt Realignment), (ii) receipt of the IRS Ruling Letter to the effect that for federal income tax purposes the Distributions will be tax-free to Tenneco and its stockholders under Section 355 of the Code and that certain internal spin-off transactions involving Tenneco or its subsidiaries to be effected pursuant to the Corporate Restructuring Transactions will also be tax-free, (iii) approval for listing on the NYSE of the New Tenneco Common Stock and Newport News Common Stock,
(iv) registration of the New Tenneco Common Stock and Newport News Common Stock under the Exchange Act, (v) receipt of all material consents to the Corporate Restructuring Transactions, the Distributions and transactions contemplated in the Distribution Agreement, (vi) performance of the various covenants required to be performed prior to the Distribution Date (see "-- Certain Other Pre-Distribution Transactions" and "--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions"), and (vii) lack of prohibition of the Distributions by any law or governmental authority. Even if all the conditions to the Distributions are satisfied, Tenneco has reserved the right to, under certain circumstances, amend or terminate the Distribution Agreement and the transactions contemplated thereby. The Tenneco Board of Directors has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Tenneco Board of Directors to consider amending or terminating the Distributions. See "--Amendment or Termination of the Distributions." Although the foregoing conditions may be waived by Tenneco to the extent permitted by law, the Board of Directors of Tenneco presently has no intention to proceed with the Distributions unless each of these conditions is satisfied.

AMENDMENT OR TERMINATION OF THE DISTRIBUTIONS

  Prior to the Distributions, the Distribution Agreement may be terminated and the Distributions may be amended, modified or abandoned by Tenneco without the approval of its stockholders or New Tenneco or Newport News, subject to the consent of El Paso as described below. Any amendment or modification prior to the termination of the Merger Agreement or consummation of the Merger which adversely affects the Energy Business (other than to a de minimis extent) or materially delays or prevents the consummation of the Merger can be effectuated only with prior consent of El Paso. Termination of the Distribution Agreement prior to the termination of the Merger Agreement or consummation of the Merger can be effectuated only with the prior written consent of El Paso.

  After consummation of the Distributions, the Distribution Agreement may be amended or terminated only by a written agreement signed by Tenneco, New Tenneco and Newport News. Certain amendments or terminations after the Distributions also require the consent of third-party beneficiaries to the extent that the Distribution Agreement has expressly guaranteed them such rights.

TRADING OF NEW TENNECO COMMON STOCK AND NEWPORT NEWS COMMON STOCK

  See "RISK FACTORS--Risks Relating to the Transaction--No Current Market for New Tenneco Common Stock and Newport News Common Stock" and "RISK FACTORS-- Risks Relating to the Transaction

--Uncertainty Regarding Trading Prices of and Markets for Stock Following the Transaction" for a discussion of certain considerations relating to the market for and trading prices of New Tenneco Common Stock and Newport News Common Stock following the Distributions.

  Shares of New Tenneco Common Stock and Newport News Common Stock received by stockholders of Tenneco pursuant to the Distributions will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of either New Tenneco or Newport News under the Securities Act. Persons who are affiliates of either New Tenneco or Newport News will be permitted to sell their shares of New Tenneco Common Stock or Newport News Common Stock, respectively, only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. There would not, however, be any 90-day waiting period before sales could be made by affiliates pursuant to Rule 144 under the Securities Act, as long as the other provisions of Rule 144 are met.

                                  THE MERGER

CLOSING OF THE MERGER

  On June 19, 1996 the respective boards of directors of El Paso, El Paso Subsidiary and Tenneco each approved, and El Paso, El Paso Subsidiary and Tenneco each executed and delivered, the Merger Agreement, a copy of which is appended hereto as Appendix B and is incorporated herein by reference. The Merger Agreement provides that, at the Merger Effective Time, El Paso Subsidiary will be merged with and into Tenneco, with Tenneco continuing as the surviving corporation of the Merger and as a subsidiary of El Paso, and the separate existence of El Paso Subsidiary will cease.

  Pursuant to the provisions of the Merger Agreement (unless the parties otherwise agree), as soon as practicable (and in any event within two business days) after the satisfaction or waiver of certain conditions summarized herein, the closing of the transactions contemplated by the Merger Agreement will take place (the "Closing") and a Certificate of Merger will be prepared, executed and acknowledged and thereafter delivered to the Secretary of State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at the Merger Effective Time, which shall be the time of the filing of the Certificate of Merger with the Secretary of State of Delaware (or such later date or time set forth therein). As used herein, the term "Closing Date" refers to the date on which the Closing occurs.

  Where an event or series of events occurs during the period of 20 consecutive trading days ended on the trading day that is two trading days prior to the Merger Effective Time (the "Average Period") or the 20 business days prior thereto which could reasonably be expected to have a temporary effect on the price of El Paso Common Stock which would cause the Average El Paso Common Price to be outside the Collar then Tenneco (if the Average El Paso Common Price would be greater than the Maximum El Paso Price of $38.3625) or El Paso (if the Average El Paso Common Price would be less than the Minimum El Paso Price of $31.3875) has the right to delay or restart the commencement of the Average Period (and thereby delay the Merger) until such temporary effect has ended. In no event, however, may the Closing be delayed by more than 15 days or beyond the Termination Date.

CONVERSION OF SHARES

  AS DESCRIBED BELOW, THE ACTUAL NUMBER AND VALUE OF SHARES OF EL PASO COMMON STOCK AND EL PASO PREFERRED DEPOSITARY SHARES (IF ISSUED BECAUSE THE STOCK ISSUANCE IS NOT APPROVED) TO BE ISSUED TO TENNECO STOCKHOLDERS IN THE MERGER WILL DEPEND ON THE AVERAGE EL PASO COMMON PRICE, WHICH WILL NOT BE KNOWN AT THE TIME OF THE TENNECO SPECIAL MEETING. IN ADDITION, WHETHER HOLDERS OF TENNECO COMMON STOCK RECEIVE EL PASO COMMON STOCK OR AN COMBINATION OF EL PASO COMMON STOCK AND EL PASO PREFERRED DEPOSITARY SHARES IN THE MERGER DEPENDS
ON THE OUTCOME OF THE VOTE BY EL PASO STOCKHOLDERS ON THE STOCK ISSUANCE, WHICH [IS EXPECTED TO] BE KNOWN AT THE TIME OF THE TENNECO SPECIAL MEETING BUT WILL LIKELY NOT BE KNOWN BEFORE STOCKHOLDERS SUBMIT THEIR PROXIES IN RESPONSE HERETO.

  If the Stock Issuance is approved by El Paso's stockholders, then pursuant to the Merger Agreement, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock at the Merger Effective
Time:

    (1) each share of $4.50 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares owned directly or indirectly by Tenneco, El Paso or their respective wholly owned subsidiaries and shares held by stockholders who perfect their appraisal rights) shall be converted into the right to receive that number of fully paid and nonassessable shares of El Paso Common Stock (rounded to the
  nearest one-thousandth of a share) equal to (i) $      divided by (ii) the
  Average El Paso Common Price;

    (2) each share of $7.40 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares owned directly or indirectly by Tenneco, El Paso or their respective wholly owned subsidiaries) shall be converted into the right to receive that number of fully paid and nonassessable shares of El Paso Common Stock (rounded to the
  nearest one-thousandth of a share) equal to (i) $   divided by (ii) the
  Average El Paso Common Price;

    (3) each share of Tenneco Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares owned directly or indirectly by Tenneco, El Paso or their respective wholly owned subsidiaries) shall be converted into the right to receive that number of fully paid and nonassessable shares of El Paso Common Stock (rounded to the nearest one-thousandth of a share) equal to (i) an amount equal to (A) the Equity Consideration of $750 million less the value (based on the Average El Paso Common Price) of the El Paso Common Stock issuable to holders of Tenneco Preferred Stock in the Merger, divided by (B) the Average El Paso Common Price after giving effect to the Collar, divided by (ii) the number of Tenneco Common Conversion Shares;

    (4) each share of Tenneco Stock issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Distributions owned directly or indirectly by Tenneco, El Paso or their respective wholly owned subsidiaries shall be canceled, and no consideration shall be delivered therefor;

    (5) each share of El Paso Subsidiary's capital stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable share of Tenneco Common Stock; and

    (6) each share of Tenneco Junior Preferred Stock issued and outstanding immediately prior to the Merger Effective Time shall not be converted or exchanged pursuant to the Merger and shall remain outstanding immediately after the Merger, held by the persons who were the holders of such Tenneco Junior Preferred Stock immediately prior to the Merger. See "THE NPS ISSUANCE."

  The "Average El Paso Common Price" will be the average of the closing prices of El Paso Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days on the NYSE immediately preceding the second trading day prior to the Merger Effective Time (but subject to correction for typographical or other manifest errors in such reporting), rounded to four decimal places.

  Although not provided in the Merger Agreement, Tenneco Stockholders who receive El Paso Common Stock in connection with the Merger will receive, together with each share of El Paso Common Stock issued in the Merger, one associated preferred stock purchase right of El Paso (an "El Paso Purchase Right"). The El Paso Purchase Rights are currently attached to certificates for shares of El Paso Common Stock, are not separately tradeable and become exercisable only upon certain conditions. Unless the context otherwise requires, references herein to "El Paso Common Stock" include the associated El Paso Purchase Rights.

  The Collar has the following effects on the shares of El Paso Common Stock to be issued to holders of Tenneco Common Stock as described above: (i) if the Average El Paso Common Price falls within the Collar (i.e., between $31.3875 and $38.3625, inclusive), the number of shares of El Paso Common Stock issued to holders of Tenneco Common Stock will be based on that price, (ii) if the Average El Paso Common Price is less than the Minimum El Paso Price of $31.3875, the number of shares of El Paso Common Stock issued to holders of Tenneco Common Stock will nonetheless be based on a per share price of $31.3875, and (iii) if the Average El Paso Common Price is more than the Maximum El Paso Price of $38.3625, the number of shares of El Paso Common Stock issued to holders of Tenneco Common Stock will nonetheless be based on a per share price of $38.3625. The Maximum El Paso Price and Minimum El Paso Price are subject to appropriate adjustments, reasonably satisfactory to Tenneco and El Paso in all respects, to reflect any recapitalization, reclassification, stock split, combination of shares, issuance of equity (other than issuances of shares pursuant to the exercise of employee stock options) or options for less than full market value or the like of or involving El Paso.

  Alternatively, if the El Paso stockholders do not approve the Stock Issuance, El Paso will issue to the Tenneco Stockholders 7,000,000 shares of El Paso Common Stock, with the balance of the equity consideration to consist of El Paso Preferred Depositary Shares representing interests in El Paso Preferred Stock. In such case, the holders of Tenneco Preferred Stock will receive shares of El Paso Common Stock as described above, and each share of Tenneco Common Stock will be converted into the right to receive (i) the number of shares of El Paso Common Stock obtained by subtracting from 7,000,000 the number of such shares issued to the holders of Tenneco Preferred Stock and dividing the remainder by the number of Tenneco Common Conversion Shares, and (ii) El Paso Preferred Depositary Shares representing interests in that fraction of a share of El Paso Preferred Stock which has an aggregate liquidation preference equal to the value (based on the Average El Paso Common Price) of the additional shares of El Paso Common Stock (or fraction thereof) that would have been issued to the holder of a single share of Tenneco Common Stock if the Stock Issuance had been approved.

  Because the formula for determining the number of shares of El Paso Common Stock and El Paso Preferred Depositary Shares issuable to holders of Tenneco Common Stock if the Stock Issuance is not approved is designed to provide such holders with the same aggregate dollar value of consideration that they would have received had the Stock Issuance been approved, under this alternative scenario holders of Tenneco Common Stock will also likely receive stock worth more than [$638 million] if the Average El Paso Common Price is above the Collar and less than [$638 million] if the Average El Paso Common Price is below the Collar.

  Notwithstanding the foregoing, holders of Tenneco Stock will not receive fractional shares of El Paso Common Stock or fractional El Paso Preferred Depositary Shares. Instead, a holder's fractional share interest will be retained by El Paso and will be aggregated with the fractional share interests of all other holders into whole shares of El Paso Common Stock or El Paso Preferred Depositary Shares, as applicable. The Exchange Agent (as defined) will sell these whole shares at then-prevailing prices on the NYSE as soon as practicable after the Merger Effective Time. The Exchange Agent will then determine and remit the portion of the proceeds from the sale of the whole shares to which each holder is entitled provided that such holder has properly surrendered such holder's certificate formerly representing Tenneco Stock.

  Pursuant to the Merger Agreement, as soon as practicable after the Merger Effective Time, a letter of transmittal will be mailed by First Chicago Trust Company of New York, as exchange agent for the holders of Tenneco Stock (the "Exchange Agent"), to each holder of record of a certificate or certificates representing shares of Tenneco Stock which were converted pursuant to the Merger (the "Certificates") to be used in effecting the surrender of the Certificates in exchange for certificates and depositary receipts representing shares of El Paso Common Stock and El Paso Preferred Depositary Shares (the "New Certificates") to which such holder has become entitled and, if applicable, cash in lieu of fractional shares as described above. After receipt of the letter of transmittal, each holder of Certificates formerly representing shares of Tenneco Stock should surrender such Certificates together with the letter of transmittal duly executed, and any other required documents as set forth in the letter of transmittal, to the Exchange Agent, and each such holder will receive in exchange New Certificates evidencing the whole shares of El Paso Common Stock and El Paso Preferred Depositary Shares, if any, that such holder has the right to receive, any dividend or distribution with respect thereto made with a record date after the Merger Effective Time and any cash paid in lieu of fractional shares. The letter of transmittal will be accompanied by instructions specifying the other details of the exchange. STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

  After the Merger Effective Time, each Certificate formerly representing Tenneco Stock, until surrendered and exchanged, will be deemed for all purposes to represent only the right to receive upon such surrender the number of whole shares of El Paso Common Stock and El Paso Preferred Depositary Shares, if any, into which the shares of Tenneco Stock shall have been so converted, plus any dividends or other distributions in respect of such shares of El Paso Common Stock and/or El Paso Preferred Depositary Shares and any cash in lieu of fractional shares. The holder of any unexchanged Certificate will not be entitled to receive in respect thereof any dividend or other distribution with a record date after the Merger Effective Time payable by El Paso to its stockholders until such Certificate is surrendered. Instead, all such dividends and other distributions will be paid to the Exchange Agent (until December 31, 1998, after which time such amounts will be set aside by El Paso), who will hold such amounts for the benefit of the former Tenneco Stockholder entitled thereto until such stockholder's Certificates are surrendered for exchange.

  After December 31, 1998, the Exchange Agent will return to El Paso all New Certificates, dividends and distributions and cash in lieu of fractional shares (and any fractional El Paso Preferred Depositary Shares) and thereafter former Tenneco Stockholders will be entitled to look only to El Paso for distribution of such amounts.

  The Merger Agreement provides that all shares of El Paso Common Stock and any El Paso Preferred Depositary Shares issued upon the surrender for exchange of shares of Tenneco Stock pursuant thereto (plus cash in lieu of fractional shares and any fractional El Paso Preferred Depositary Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Tenneco Stock and that none of El Paso, El Paso Subsidiary, Tenneco, New Tenneco or Newport News shall be liable to any holders of shares of Tenneco Stock, or El Paso Common Stock or El Paso Preferred Depositary Shares, for such shares or cash in lieu of fractional shares and any fractional El Paso Preferred Depositary Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

FINAL DIVIDENDS ON TENNECO STOCK

  Tenneco presently expects that the Transaction will be consummated, if approved at the Tenneco Special Meeting, on or prior to the end of 1996. Pursuant to the Merger Agreement, holders of Tenneco Preferred Stock do not receive accrued but unpaid dividends on their shares of Tenneco Preferred Stock as part of the Equity Consideration. Accordingly, the Tenneco Board has declared a dividend on the $7.40 Preferred Stock of $1.85 per share for the full fourth quarter 1996, payable on December 31, 1996 to the holders of record as of the close of business on November 22, 1996. If the Transaction is consummated on or prior to December 31, 1996, such dividends will be the final dividends payable to the holders of $7.40 Preferred Stock. If the Transaction is not consummated on or prior to December 31, 1996, dividends for the first quarter 1997 on the Tenneco Preferred Stock will be paid on a date to be determined.

  In addition, the Tenneco Board of Directors has declared a dividend on the Tenneco Common Stock of $.45 per share for the fourth quarter 1996, payable on December 10, 1996 to holders of record as of the close of business on November 22, 1996.

  All dividends on Tenneco Stock which are unpaid as of the Merger Effective Time but have a record date prior to the Merger Effective Time are considered a part of the Actual Energy Debt Amount. See "DEBT AND CASH REALIGNMENT."

EFFECTS OF THE MERGER

  The Merger will have the effects specified in the DGCL. In addition, the Merger Agreement provides that the Tenneco Charter will be further amended as of the Merger Effective Time, altering the authorized capital stock of Tenneco, eliminating the authorized class of preferred stock of Tenneco and renaming Tenneco's junior preferred stock as preferred stock, eliminating certain restrictions on business combinations with interested stockholders, modifying the number of members of and the structure of the Tenneco Board of Directors, and eliminating provisions regarding transactions between Tenneco and members of its Board of Directors with certain interests in the transactions. See "THE CHARTER AMENDMENT." The Merger Agreement also provides that the bylaws of El Paso Subsidiary, as in effect immediately prior to the Merger Effective Time and amended to include specified provisions regarding the indemnification of and advancement of expenses to directors and officers, shall become the bylaws of Tenneco. In addition, the Merger Agreement provides that the directors of El Paso Subsidiary at the Merger Effective Time will be the initial directors of Tenneco after the Merger.

CERTAIN OTHER PRE-MERGER TRANSACTIONS

 Distributions and Related Transactions. The Merger Agreement requires that the Distributions be consummated before the Merger Effective Time with only such changes or modifications as do not adversely affect, other than to a de minimis extent, the Energy Business. Accordingly, the pre-Distribution transactions and conditions must generally be consummated or satisfied, as the case may be, substantially as described herein prior to the Merger. See "THE DISTRIBUTIONS."

  Notwithstanding the foregoing, the Merger Agreement contemplates that under certain circumstances Tenneco may enter into negotiations and/or an agreement regarding a sale, merger or other disposition transaction involving either or both of the Shipbuilding Business and Industrial Business, or any portion thereof (an "S/I Transaction"), and thereby abandon one or both of the Distributions. With prior notice to El Paso, Tenneco may enter into an S/I Transaction so long as such transaction is not adverse, other than to a de minimis extent, to El Paso or the Energy Business and would not render the Merger impossible or impracticable or materially delay the consummation thereof. If the S/I Transaction would have any of the foregoing effects, the transaction may nonetheless be pursued prior to approval of the Merger by Tenneco Stockholders if the Tenneco Board of Directors determines in good faith after consultation with counsel that there is a substantial risk that failure to do so would constitute a breach of its fiduciary duties under applicable law.

  Rights Agreement and Dividend Reinvestment Program. In preparation for the Merger, Tenneco has amended its stockholder rights plan to exempt El Paso and El Paso Subsidiary from becoming an "acquiring person" thereunder, or otherwise triggering the rights issued in connection therewith, solely by reason of the execution of the Merger Agreement and consummation of the transactions contemplated thereby, and to cause such rights to expire at the Merger Effective Time. Furthermore, the Tenneco Dividend Reinvestment Program will be terminated after reinvestment of Tenneco's third quarter 1996 dividends.

NO SOLICITATION

  The Merger Agreement required Tenneco to immediately cease any then-existing discussions or negotiations with any third parties with respect to any merger, consolidation, business combination, sale of the Energy Business, sale of certain major subsidiaries of Tenneco, tender or exchange or similar transaction involving the Energy Business as a whole or certain major subsidiaries as a whole other than the transactions contemplated in the Merger Agreement (an "Acquisition Transaction"). The Merger Agreement further provides that neither Tenneco, any of its subsidiaries nor any of their respective directors and officers shall, and Tenneco shall use its best efforts to ensure that none of its or its subsidiaries' affiliates, representatives or agents shall, directly or indirectly, solicit any person, entity or group concerning any Acquisition Transaction. Prior to the approval of the Transaction by Tenneco's stockholders, however, Tenneco may furnish information or enter into negotiations regarding, or enter into an agreement for, an Acquisition Transaction if Tenneco provides prior notice to El Paso, and Tenneco's Board of Directors determines in good faith, after consultation with independent legal counsel, that there is a substantial risk that the failure to do so would be found to constitute a breach of its fiduciary duties under applicable law, but only in response to a proposal for an Acquisition Transaction received by Tenneco which the Board of Directors of Tenneco determines in good faith after consultation with its financial advisors is reasonably likely to result in consummation of an Acquisition Transaction more favorable, from a financial point of view, to the stockholders of Tenneco than the Transaction, taking into account the financial responsibility of the party making such proposal, as then reasonably determinable by Tenneco, and such party's ability, as then reasonably determinable by Tenneco, to obtain regulatory approvals for such Acquisition Transaction (a "Higher Proposal").

  The Merger Agreement provides that Tenneco shall advise El Paso immediately if any proposal for or other indication of interest in a Higher Proposal is received by Tenneco and the terms and conditions thereof and keep El Paso promptly informed of the status thereof. As of the date of this Joint Proxy Statement-Prospectus, Tenneco has not received any such inquiries or proposals.

CERTAIN COVENANTS

  Interim Operations of Tenneco. Pursuant to the Merger Agreement, Tenneco has agreed, among other things, that from the date thereof to the Closing Date, unless El Paso has consented in writing and except for actions (i) affecting solely the Industrial Business or the Shipbuilding Business, (ii) which only adversely affect the Energy Business to a de minimis extent and do not materially delay or prevent consummation of the Transaction, (iii) specified therein involving the Energy Group, or (iv) taken by Tenneco and its affiliates in order to consummate the Transaction as contemplated by the Merger Agreement, Tenneco shall and shall cause the Energy Subsidiaries to:

    (i) use its reasonable best efforts to operate the Energy Business in the ordinary course of business consistent with past practices, preserve substantially intact the business organization thereof, preserve customer, supplier and other business relationships in respect thereof and keep available the services of employees and consultants thereto;

    (ii) not amend the Tenneco Charter or its Bylaws;

    (iii) not issue or authorize the issuance of (except, with respect to Tenneco, in the ordinary course of business consistent with past practices) any of its capital stock, options, warrants or other rights to acquire such capital stock or any other ownership interest (subject to limited exceptions for certain existing rights, dividend reinvestment and benefits plans);

    (iv) not declare, set aside or pay any dividends or other distributions in respect of the capital stock of Tenneco or any of the Energy
  Subsidiaries except for (A) dividends declared and paid by Tenneco consistent with its past practice, (B) the Distributions, (C) cash dividends declared by any of the Energy Subsidiaries and (D) the issuance of the Tenneco Junior Preferred Stock;

    (v) not reclassify, combine, split, subdivide or redeem, purchase, or otherwise acquire, directly or indirectly, any class of the capital stock of Tenneco or any of the Energy Subsidiaries, subject to exceptions relating to employee benefit and dividend reinvestment plans;

    (vi) generally not increase the compensation of persons who will be employees of the Energy Business after the Merger Effective Time (except as contemplated by the Merger Agreement);

    (vii) except in the ordinary course of business, not transfer, sell or otherwise dispose of any of the Energy Assets;

    (viii) cooperate with El Paso with respect to any opportunity to acquire additional interests in certain pipeline operations; or

    (ix) not take any action that would (a) be reasonably likely to result in any of the conditions to the Merger not being satisfied or (b) impair the ability of Tenneco to consummate the Distributions or the Merger pursuant to the terms of the Distribution Agreement and the Merger Agreement, respectively.

   Interim Operations of El Paso. Pursuant to the Merger Agreement, during the period from the date thereof to the Closing Date, neither El Paso nor any of its affiliates may:

    (i) amend its charter, by-laws or other governing documents;

    (ii) acquire (directly or indirectly, beneficially or of record) any shares of Tenneco Stock;

    (iii) take any action that would be reasonably likely to result in any of the conditions to the Merger not being satisfied or that would either impair the ability of El Paso or El Paso Subsidiary to consummate the Merger or would delay the Merger; or

    (iv) take or cause to be taken any action that would disqualify either of the Distributions as a tax-free distribution within the meaning of Section 355 of the Code.

  Furthermore, the Merger Agreement provides that El Paso Subsidiary may not engage in any activities except in connection with the transactions contemplated by the Merger Agreement and that, prior to the Merger Effective Time, El Paso may not undertake any internal corporate restructuring or any action which is primarily for the purpose of reducing the value of the Transaction to Tenneco stockholders.

  Additionally, during the 20 trading days prior to commencement of the Average Period the Merger Agreement provides that El Paso and its subsidiaries
(i) will carry on their businesses in the ordinary course and use all reasonable efforts to preserve intact their present business organizations and relationships with customers, suppliers and others, (ii) will not declare or pay any dividends or other distributions in respect of their capital stock (other than regular quarterly dividends on El Paso Common Stock and certain intercompany dividends), (iii) will not take certain actions involving the issuance, repurchase or exchange of their capital stock (including any rights to acquire said capital stock), and (iv) will not enter into certain business combination or disposition transactions, in each case except as contemplated by the Merger Agreement.

 Certain Other Covenants and Agreements

  Indemnification and Insurance of Directors and Officers

    Pursuant to the Merger Agreement, El Paso has agreed not to cause or permit amendments to certain charter and bylaw provisions of Tenneco relating to indemnification of directors and officers for a period of six years after the Merger.

    The Merger Agreement also provides that prior to the Merger Effective Time Tenneco shall, and from and after the Merger Effective Time El Paso and Tenneco jointly and severally shall, indemnify, defend and hold harmless each person who is now, has been at any time prior to the date of the Merger Agreement or who becomes prior to the Merger Effective Time an officer, director or employee of Tenneco or any of its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director, officer or employee of Tenneco or any of its subsidiaries and arising out of actions or omissions occurring at or prior to the Merger Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement and the Distribution Agreement), whether or not such Claim was asserted prior to, at or after the Merger Effective Time, in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required by Section 145(e) of the DGCL). However, these obligations to indemnify do not affect the allocation of liability among the Energy Group, the Industrial Group and Shipbuilding Group pursuant to the Distribution Agreement and any corresponding indemnification rights thereunder.

    The Merger Agreement provides that any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any Claim, will promptly notify Tenneco (or, after the Merger Effective Time, Tenneco and El Paso) thereof, but the failure to so notify will not relieve Tenneco or El Paso of any liability it may have if such failure does not materially prejudice such party.

    In the event any Claim is brought against an Indemnified Party, the Indemnified Party may retain counsel satisfactory to the Indemnified Party (with the consent of Tenneco and, after the Merger Effective Time, El Paso) and Tenneco (or, after the Merger Effective Time, Tenneco and El Paso) shall pay all reasonable fees and expense of such counsel and use all reasonable efforts to assist in the vigorous defense of the matter.

    Furthermore, under the Merger Agreement El Paso and Tenneco have agreed to maintain certain policies of directors' and officers' liability insurance for a period of seven years following the Merger and to be responsible for all costs and expenses associated therewith.

  El Paso Guaranty of Tenneco Performance

    Pursuant to the Merger Agreement and certain instruments to be executed in connection therewith, from and after the Merger Effective Time El Paso will guarantee the full and timely payment and performance by Tenneco and the other members of the Energy Group of their obligations under the Merger Agreement, Distribution Agreement and each and every other agreement to be entered into pursuant thereto.

  Other

    The Merger Agreement also contains other agreements of the parties including, without limitation, agreements to cooperate with respect to certain regulatory requests, filings, approvals and proceedings (including with respect to the GSR Proceeding), to not take actions that would cause a breach of the Merger Agreement, to not take actions which might cause certain adverse tax consequences (such as a failure of the Merger or Distributions to qualify as tax-free for federal income tax purposes), and to use reasonable best efforts to make effective the transactions contemplated thereby and by the Distribution Agreement.

    Under the terms of the Merger Agreement, El Paso will cause Tenneco to pay any New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax (and similar taxes in any other jurisdiction) incurred in connection with the Merger. Tenneco and El Paso will cooperate in the preparation and filing of returns with respect to such transfer taxes (including returns on behalf of Tenneco Stockholders) and in the determination of the portion of the consideration allocable to the real property of Tenneco and its subsidiaries in New York State and City (and any other jurisdiction, if applicable). The Tenneco Stockholders will be bound by the allocation of consideration determined by Tenneco and El Paso in the preparation of any return relating to the foregoing transfer taxes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The Merger."

EMPLOYEE BENEFITS

  The Merger Agreement requires Tenneco to enter into the Benefits Agreement and to perform its obligations thereunder. See "THE DISTRIBUTIONS-- Relationship Among Tenneco, New Tenneco and Newport News After the Distributions." In addition, pursuant to the Merger Agreement, El Paso has agreed to provide (or cause Tenneco to provide) certain benefits to certain employees and former employees of Tenneco and their dependents from and after the Merger Effective Time.

  El Paso has agreed to provide severance benefits, vacation pay, outplacement services and other benefits to certain employees of the Energy Business who are terminated within one year of the Merger Effective Time (other than for death, disability or cause). Pursuant to this agreement, approximately 50 high-level employees of the Energy Business would be eligible to receive severance benefits ranging from 12 to 24 months' base pay and approximately 3,200 other employees of the Energy Business would be eligible to receive severance benefits ranging from 6 to 52 weeks' base pay. Additionally, El Paso has agreed to provide health care coverage to these employees on an optional basis (with the costs being shared by the employee as are shared by similarly situated active El Paso employees) for a period equal to the months of pay received as severance, up to 12 months.

  El Paso has also agreed to provide retiree medical and life benefits for at least ten years from the Merger Effective Time to former employees of Tenneco and their dependents and to current employees who are eligible to retire as of the Merger Effective Time and retire within a window period after the Merger Effective Time to be selected by El Paso, which will be not less than six months. However, El Paso may institute changes to the retiree medical plan to implement appropriate cost containment features and other methods of providing comparable benefits.

  El Paso has further agreed to provide retention payments to key and other Energy Business employees. Under the executive retention program, certain key employees will be paid an aggregate of $9 million if they cooperate with the effort to sell the Energy Business and remain full-time active employees until the Merger Effective Time. Additionally, a separate retention program has been implemented for approximately 200 lower management and staff level employees with similar conditions and an aggregate of $4 million in payments.

  Employees of the Energy Business will also receive credit for past service with Tenneco in determining entitlements under certain El Paso benefit programs. El Paso has also agreed to satisfy certain obligations owed by Tenneco to specific individuals.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of El Paso, El Paso Subsidiary and Tenneco, none of which will survive the Merger Effective Time.

  The representations and warranties of Tenneco in the Merger Agreement include, among other things, representations and warranties as to: corporate organization, existence and good standing; capitalization; corporate and other authority to enter into the transactions contemplated by the Merger Agreement; the financial statements of Tenneco and the Energy Business; confirmation that the Transaction will not violate certain duties, provisions and laws; the absence of certain litigation, changes or events; the accuracy of Tenneco SEC documents and other reports; the absence of any undisclosed material adverse change; the receipt by Tenneco of an opinion of Lazard that the consideration to be received in the Merger by Tenneco's stockholders is fair from a financial point of view; the absence of any arrangements made by or on behalf of Tenneco with any broker, investment banker or similar person other than Lazard, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Incorporated; and certain amendments to the stockholder rights plan of Tenneco.

  The representations and warranties of El Paso and El Paso Subsidiary in the Merger Agreement include, among other things, representations and warranties as to: corporate organization, existence and good standing; capitalization; corporate and other authority to enter into the transactions contemplated by the Merger Agreement; the accuracy of El Paso SEC documents and other reports; the financial statements of El Paso; confirmation that the Transaction will not violate certain duties, provisions and laws; the absence of certain litigation, changes or events; the receipt by El Paso of an opinion from DLJ that the Merger is fair to El Paso's stockholders from a financial point of view; the absence of any undisclosed material adverse change; due authorization of the shares of El Paso Stock to be issued in the Merger; El Paso Subsidiary's lack of contractual liabilities, commitments, obligations or assets; and the absence of arrangements made by or on behalf of El Paso with any broker, investment banker or similar person other than DLJ.

CONDITIONS PRECEDENT

 Conditions to Obligations of the Parties

  The respective obligations of each of Tenneco, El Paso and El Paso Subsidiary to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (i) the Registration Statement (of which this Joint Proxy Statement-Prospectus forms a part) shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued and no proceedings for that purpose shall have been instituted or, to the parties' knowledge, be threatened;

    (ii) the Merger Agreement, the Merger and the Distributions shall have been approved and adopted by the requisite vote of the stockholders of Tenneco, in accordance with the DGCL and the Tenneco Charter;

    (iii) any waiting period applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated;

    (iv) all authorizations, consents, orders and approvals of, and declarations or filings with, and expiration of waiting periods imposed by, any governmental authority or other person shall have been obtained or filed and shall be in full force and effect (although this shall not apply with respect to the GSR Ruling), other than those which if not obtained or filed would not have a material adverse effect on El Paso and its consolidated subsidiaries, the Energy Business or the ability of any party to consummate the transactions contemplated by the Merger Agreement prior to the Termination Date;

    (v) no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute or rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement;

    (vi) the El Paso Common Stock and El Paso Preferred Depositary Shares (if any) shall have been approved for listing on the NYSE, subject to official notice of issuance;

    (vii) Tenneco shall have received (a) the IRS Ruling Letter as described under "THE DISTRIBUTIONS--Conditions to Consummation of the Distributions," and (b) to the extent not covered by the IRS Ruling Letter, the Tax Opinion from the law firm of Jenner & Block (counsel to Tenneco) that, among other things, the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code;

    (viii) the Distributions, the Debt Realignment and the other transactions contemplated by the Distribution Agreement (including any S/I Transaction) shall have been effected; and

    (ix) the NPS Issuance shall have been consummated.

 Conditions to Obligations of Tenneco

  The obligations of Tenneco to consummate the transactions contemplated by the Merger Agreement are also subject to the satisfaction, at the Closing, of the following conditions, any or all of which may be waived, in whole or in part, by Tenneco:

    (i) the representations and warranties of El Paso and El Paso Subsidiary in the Merger Agreement shall be true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except for changes permitted by the Merger Agreement and failures to remain true and correct which do not have a material adverse effect on El Paso and its consolidated subsidiaries and will not prevent consummation of the transactions contemplated by the Merger Agreement by El Paso or El Paso Subsidiary prior to the Termination Date);

    (ii) each of El Paso and El Paso Subsidiary shall have performed in all material respects their respective obligations under the Merger Agreement to be performed at or prior to the Closing; and

    (iii) delivery to Tenneco by El Paso and El Paso Subsidiary of officers' certificates with respect to the matters identified in clauses (i) and (ii) and certain other corporate proceedings.

 Conditions to Obligations of El Paso and El Paso Subsidiary

  The obligations of El Paso and El Paso Subsidiary to effect the transactions contemplated by the Merger Agreement are also subject to the satisfaction, at the Closing, of the following conditions any or all of which may be waived, in whole or in part, by El Paso and El Paso Subsidiary:

    (i) the representations and warranties of Tenneco contained in the Merger Agreement shall be true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except for changes permitted by the Merger Agreement and failures to remain true and correct which do not have a material adverse effect on the Energy Business and will not prevent consummation of the transactions contemplated by the Merger Agreement by Tenneco prior to the Termination Date);

    (ii) Tenneco shall have performed in all material respects its obligations under the terms of the Merger Agreement to be performed at or prior to the Closing;

    (iii) El Paso shall not have reasonably determined, in good faith after consultation with Tenneco and its advisors, that as a result of an announcement or introduction of legislation by certain U.S. government officials identified in the Merger Agreement there exists a reasonable likelihood that the Distributions or the Merger would not be tax-free for federal income tax purposes to Tenneco and El Paso; and

    (iv) delivery to El Paso by Tenneco of officers' certificates with respect to the matters identified in clauses (i) and (ii) and certain other corporate proceedings.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after the approval of the Merger Agreement or the Merger by the stockholders of Tenneco and the approval of the Stock Issuance by the stockholders of El Paso, by (i) the mutual written consent of El Paso and Tenneco authorized by their respective boards of directors; (ii) El Paso or Tenneco, if the Merger is not consummated by the Termination Date (other than for the terminating party's failure to observe any of the covenants, agreements and conditions of the Merger Agreement to be performed or observed by such party prior to the Closing Date), (iii) El Paso or Tenneco, if there has been a material breach on the part of the other party of any covenant, representation or warranty set forth in the Merger Agreement, or any failure on the part of the other party to comply with its obligations under the Merger Agreement, or any other circumstances have occurred such that the conditions to El Paso's or Tenneco's consummation of the Merger, respectively, could not be satisfied on or prior to the Termination Date; (iv) El Paso or Tenneco, if the stockholders of Tenneco at the Tenneco Special Meeting do not approve the Transaction; (v) El Paso, if the Board of Directors of Tenneco withdraws, amends or modifies in a manner adverse to El Paso its favorable recommendation to its stockholders of the Transaction or promulgates any favorable recommendation with respect to an Acquisition Transaction (other than in response to a situation described in clause (iii) above);
(vi) Tenneco, if the Board of Directors of El Paso withdraws, amends or modifies in a manner adverse to Tenneco its favorable recommendation to its stockholders or approves an agreement for or recommends to its stockholders a business combination transaction not involving Tenneco (other than in response to a situation described in clause (iii) above); (vii) El Paso or Tenneco, under certain circumstances where, prior to approval of the Transaction by Tenneco stockholders, Tenneco enters into an S/I Transaction which would adversely impact El Paso or the Energy Business, or render the Merger impossible or impracticable or prevent or materially delay consummation of the Merger; (viii) El Paso, if there has occurred any event, change or effect which, in the aggregate with all other events, changes or effects, reduces the value of the Energy Business by more than $75 million (excluding negative events, changes or effects which result from (A) any action by El Paso or certain affiliated parties, (B) changes in general economic, financial markets or industrial conditions, or (C) matters related to the GSR Ruling); (ix) Tenneco if there has occurred any event, change or effect which, in the aggregate with all other events, changes or effects, reduces the value of El Paso by more than $75 million (excluding negative events, changes or effects which result from (A) any action by Tenneco or certain affiliated parties, or
(B) changes in general economic, financial markets or industrial conditions);
(x) El Paso, if the GSR Ruling has a specified adverse effect on the Energy Business, so long as El Paso has not materially breached its obligations under the Merger Agreement to cooperate with Tenneco in working towards a favorable resolution thereof; or (xi) Tenneco or El Paso (but only prior to approval of the Transaction by Tenneco's stockholders) if Tenneco receives a Higher Proposal that it advises El Paso in writing that it wishes to accept and El Paso does not make, within five business days of receipt of such written notice, an offer that the Board of Directors of Tenneco believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Tenneco as the Higher Proposal.

  If the Merger Agreement is terminated as permitted above, the Merger Agreement will become void and there will be no liability or obligation on the part of the terminating party, or the directors, officers, stockholders, employees, agents, consultants or representatives of such party, except that such termination shall not relieve any other party of any damages or other amounts for which it would otherwise be liable, including Tenneco's obligation to pay to El Paso the Termination Fee under certain circumstances. See "-- Termination Fee."

  Prior to the Merger Effective Time, whether before or after approval and adoption of the Transaction by the stockholders of Tenneco, the provisions of the Merger Agreement may be amended by a written agreement executed and delivered by the parties thereto, subject to applicable law. After the Merger Effective Time, the provisions of the Merger Agreement may be amended only by a written agreement executed and delivered by El Paso, Tenneco (as the surviving corporation of the Merger) and New Tenneco.

WAIVER

  Any time prior to the Merger Effective Time any party to the Merger Agreement may, by action of its board of directors set forth in writing, to the extent legally permissible, extend the time for performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document delivered pursuant thereto, and waive compliance by any of the other parties thereto with any of the agreement or conditions contained therein.

TERMINATION FEE

  The Merger Agreement requires Tenneco to pay to El Paso the Termination Fee of $25 million, plus up to $10 million in actual out of pocket expenses incurred and payable to third parties by El Paso, if the Merger Agreement is terminated (i) by El Paso or Tenneco, if prior to approval of the Transaction by Tenneco stockholders Tenneco enters into an S/I Transaction which would adversely impact El Paso or the Energy Business or would prevent or materially delay consummation of the Merger upon a good faith determination (after consultation with and based upon advice of independent counsel) by Tenneco's Board of Directors that there is a substantial risk that the failure to do so would result in a breach of its fiduciary duties under applicable law; (ii) by El Paso or Tenneco if the Tenneco Stockholders do not adopt and approve the Transaction; or (iii) by Tenneco or El Paso (but only prior to approval of the Transaction by Tenneco's stockholders), if Tenneco receives a Higher Proposal that it advises El Paso in writing that it wishes to accept and El Paso does not make, within five business days of receipt of such written notice, an offer that the Board of Directors of Tenneco believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Tenneco as the Higher Proposal. The Termination Fee shall be payable by Tenneco in exchange for a complete release of any liabilities from El Paso.

CONSULTING ARRANGEMENT

  Tenneco and El Paso have entered into the Consulting Agreement pursuant to which El Paso is providing certain consulting services to Tenneco for the six-month term of the Consulting Agreement with respect to enhancing the Energy Business' relationships with customers, plaintiffs in material litigation and regulatory authorities. As consideration for these services, El Paso is entitled to an aggregate consulting fee of $60 million. Under the terms of the Consulting Agreement, however, this fee is only due and payable by Tenneco if the Merger Agreement is terminated by El Paso or Tenneco in the manner described in either clause (i) or (iii) under "--Termination Fee," or in the manner described in clause (ii) under "--Termination Fee" if Tenneco's Board of Directors withdraws, amends or modifies its recommendation of the Transaction prior to the vote of Tenneco Stockholders at the Tenneco Special Meeting.

REGULATORY APPROVALS

  Under the HSR Act certain transactions, including the Merger, may not be consummated unless certain filing and waiting period requirements have been satisfied. On July 9, 1996, Tenneco and El Paso each filed Premerger Notification and Report Forms pursuant to the HSR Act with the Department of Justice ("DOJ") and Federal Trade Commission ("FTC"). Early termination of the waiting period applicable to the Merger was granted on July 30, 1996. The early termination of the waiting period does not preclude the DOJ, FTC or others from challenging the Merger on antitrust grounds. El Paso and Tenneco have also filed Premerger Notification and Report Forms pursuant to the HSR Act with the DOJ and FTC relating to the indirect acquisition by El Paso (through the Merger) of a 30% interest in the Oasis Pipeline. The waiting period applicable to such acquisition expired on August 28, 1996.

APPRAISAL RIGHTS

  Holders of shares of $4.50 Preferred Stock and, in the event the NPS Issuance is consummated prior to approval of the Transaction at the Tenneco Special Meeting, Tenneco Junior Preferred Stock (hereinafter together referred to as "Eligible Stock") will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. No other stockholders of Tenneco are entitled to such appraisal rights.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT-PROSPECTUS AS APPENDIX E. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF ELIGIBLE STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF ELIGIBLE STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

  Under the DGCL, holders of shares of Eligible Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Eligible Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Tenneco Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Joint Proxy Statement-Prospectus shall constitute such notice, and the applicable statutory provisions are attached to this Joint Proxy Statement-Prospectus as Appendix E. Any holder of Eligible Stock who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the following discussion and Appendix E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Eligible Stock wishing to exercise his, her or its appraisal rights must deliver to Tenneco, before the vote on the Transaction (which includes the Merger) at the Tenneco Special Meeting, a written demand for appraisal of his, her or its shares of Eligible Stock and must not vote in favor of the Merger (which is being submitted as a part of the Transaction). Because a duly executed proxy which does not contain voting instructions will, unless revoked, be voted for the Transaction, a holder of shares of $4.50 Preferred Stock who votes by proxy and who wishes to exercise his, her or its appraisal rights must (i) vote against the Transaction, or (ii) abstain from voting on the Transaction. A vote against the Transaction, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, a holder of shares of Eligible Stock wishing to exercise his, her or its appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record until the Merger Effective Time. If any holder of shares of Eligible Stock fails to comply with any of these conditions and the Merger becomes effective, the holder of shares of Eligible Stock will be entitled to receive the consideration (if any) receivable with respect to such shares in the absence of a valid assertion of appraisal rights in accordance with the Merger Agreement.

  Only a holder of record of shares of Eligible Stock is entitled to assert appraisal rights for the shares of Eligible Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the Merger. If the shares of Eligible Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Eligible Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Eligible Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Eligible Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Eligible Stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Eligible Stock as to which appraisal is sought and where no number of shares of Eligible Stock is expressly mentioned the demand will be presumed to cover all shares of Eligible Stock held in the name of the record owner. Stockholders who hold their shares of Eligible Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  All written demands for appraisal pursuant to Section 262 should be sent or delivered to Tenneco at 1275 King Street, Greenwich, Connecticut, 06831,
Attention: Corporate Secretary.

  Within ten days after the Merger Effective Time, Tenneco, as the surviving corporation of the Merger, must notify each holder of Eligible Stock who has complied with Section 262 and has not voted in favor of or consented to the Merger of the date that the Merger has become effective. Within 120 days after the Merger Effective Time, but not thereafter, Tenneco or any holder of Eligible Stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his, her or its shares of $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be. Tenneco is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of $4.50 Preferred Stock and Tenneco Junior Preferred Stock, respectively, to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Merger Effective Time, any holder of Eligible Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Tenneco a statement setting forth the aggregate number of shares of $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be, not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by Tenneco or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

  If a petition for an appraisal is timely filed by a holder of shares of $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be, and a copy thereof is served upon Tenneco, Tenneco will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be, who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be, who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Eligible Stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

  After determining the holders of Eligible Stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of Eligible Stock considering seeking appraisal should be aware that the fair value of their shares of Eligible Stock as determined in an appraisal proceeding under
Section 262 could be more than, the same as or less than the value of the shares they would receive or continue to hold, as the case may be, pursuant to the Merger if they did not seek appraisal of their shares of Eligible Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Eligible Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all the shares of Eligible Stock entitled to be appraised.

  Any holder of shares of Eligible Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Merger Effective Time, be entitled to vote the shares of Eligible Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Eligible Stock (except dividends or other distributions payable to holders of record of Eligible Stock as of a record date prior to the Merger Effective Time).

  If any stockholder who demands appraisal of his, her or its shares of Eligible Stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be, of such stockholder will be converted into the right to receive shares of El Paso Common Stock or remain outstanding as shares of Tenneco Junior Preferred Stock, respectively, pursuant to the Merger Agreement as described herein (without interest). A stockholder will fail to perfect, or effectively loses or withdraws, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the Merger Effective Time, or if the stockholder delivers to Tenneco a written withdrawal of his, her, or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Merger Effective Time will require the written approval of Tenneco and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Pursuant to the Merger Agreement, from and after the Merger Effective Time Tenneco will be solely responsible for (and shall indemnify New Tenneco and Newport News against) the payment of any and all consideration that may be determined pursuant to Section 262 to be due to the holders of Eligible Stock who have perfected their rights to appraisal as described herein. El Paso has
agreed to establish an escrow consisting of $      million to fund any such
payments.

RESTRICTIONS ON RESALE OF EL PASO STOCK

  The shares of El Paso Common Stock and El Paso Preferred Depositary Shares, if any, to be issued to stockholders of Tenneco pursuant to the Merger Agreement will be registered under the Securities Act, thereby allowing such shares to be freely traded without restrictions by persons who will not be "affiliates" of El Paso or who were not affiliates of Tenneco prior to the Merger. Directors and executive officers of Tenneco may be deemed to have been affiliates of Tenneco prior to the Merger and, pursuant to Rule 145 under the Securities Act, will not be able to resell the shares of El Paso Common Stock and El Paso Preferred Depositary Shares, if any, received by them in the Merger unless such sale is registered or an exemption from registration under the Securities Act is available. Pursuant to the Merger Agreement, Tenneco has agreed to identify all persons who may be considered affiliates of Tenneco under Rule 145, advise them of the resale restrictions described above and use its best efforts to obtain from each a written agreement not to sell, transfer or otherwise dispose of any shares of El Paso Common Stock and any El Paso Preferred Depositary Shares received in the Merger except pursuant to an effective registration statement or in compliance with Rule 145.

                             THE CHARTER AMENDMENT

  If the Transaction is approved at the Tenneco Special Meeting, the Tenneco Charter will be amended immediately thereafter to eliminate specified rights, powers and preferences of the authorized class of junior preferred stock of Tenneco contained therein ("Tenneco Junior Preferred Shares"). As of the date of this Joint Proxy Statement-Prospectus, there are no Tenneco Junior Preferred Shares outstanding. However, prior to the Merger, Tenneco will issue one or more new series of Tenneco Junior Preferred Stock pursuant to the NPS Issuance. Certain of the rights, powers and preferences eliminated in the Charter Amendment may be preserved or modified for the holders of the Tenneco Junior Preferred Stock issued in the NPS Issuance in the Certificates of Designation of the series.

  Upon the Charter Amendment becoming effective, the Tenneco Charter will provide that each series of Tenneco Junior Preferred Shares will have such dividend and liquidation preferences, voting rights, redemption prices, conversion rights and other terms and provisions as may be contained in the Certificate of Designation creating such series. Thus, each of the following provisions of the Tenneco Charter will be eliminated upon the effectiveness of the Charter Amendment:

  Dividends. The Charter Amendment would eliminate the provisions contained in the Tenneco Charter prohibiting any dividends from being paid or declared, or any distribution being made on any class of stock ranking junior to the Tenneco Junior Preferred Shares and prohibiting any shares of stock ranking junior to the Tenneco Junior Preferred Shares from being purchased, retired or otherwise acquired by Tenneco, unless all dividends on the Tenneco Junior Preferred Shares for all past periods shall have been paid, or declared and a sum sufficient for the payment of such dividends set apart, and the full dividend thereon for the then current dividend period shall have been paid or declared.

  Liquidation Rights. The Charter Amendment would eliminate the sections of the Tenneco Charter providing that: (i) in the event of any liquidation, dissolution or winding up of the affairs of Tenneco, then, before any distribution or payment shall be made to the holders of any class of stock of Tenneco ranking junior to the Tenneco Junior Preferred Shares, the holders of the Tenneco Junior Preferred Shares of the respective series (subject to the rights of the Preferred Stock) shall be entitled to be paid in full the respective amounts fixed for such series; (ii) after such payment shall have been made in full to the holders of the Tenneco Junior Preferred Shares, the remaining assets and funds of Tenneco shall be distributed among the holders of the stock of Tenneco ranking junior to the Tenneco Junior Preferred Shares according to their respective rights; and (iii) in the event that the assets of Tenneco available for distribution to holders of Tenneco Junior Preferred Shares shall not be sufficient to make the foregoing payments required to be made in full, such assets shall be distributed to the holders of the respective shares of Tenneco Junior Preferred Shares pro rata in proportion to the amounts payable upon each share thereof.

  Voting Rights. The Charter Amendment would eliminate from the Tenneco Charter certain existing provisions which, if there are shares of the Tenneco Junior Preferred Shares outstanding, require the consent of the holders of a majority of such shares for the taking of any of the following actions by
Tenneco: (i) creating additional classes of stock ranking prior to the Tenneco Junior Preferred Shares, or increasing the amount of preferred stock or any additional class of stock ranking prior to the Tenneco Junior Preferred Shares in respect of dividends or distribution of assets on liquidation; (ii) creating any obligation or security convertible into shares of preferred stock ranking prior to or on parity with the Tenneco Junior Preferred Shares in respect of dividends or distribution of assets on liquidation; (iii) creating any class of stock ranking on a parity with the Tenneco Junior Preferred Shares or increasing the authorized amount of the Tenneco Junior Preferred Shares or of any class of stock ranking on a parity with the Tenneco Junior Preferred Shares in respect of dividends or distribution of assets on liquidation; (iv) the purchase, redemption or other acquisition for value of any shares of the Tenneco Junior Preferred Shares or of any other stock ranking on a parity with the Tenneco Junior Preferred Shares in respect of dividends or distribution of assets on liquidation during the continuance of any default in the payment of dividends on the Tenneco Junior Preferred Shares; or (v) selling, leasing, transferring or conveying all, or substantially all, of Tenneco's property or business, or consolidating with or merging into any other corporation or corporations (except for mergers of another corporation into Tenneco or mortgages, pledges or other hypothecations of Tenneco property). The Charter Amendment also would eliminate the provisions contained in the Tenneco Charter requiring the consent of the holders of at least two-thirds of the number of shares of Tenneco Junior Preferred Shares at the time outstanding to amend, alter, or repeal any of the provisions of Article FOURTH of the Tenneco Charter (other than provisions relating exclusively to the shares of Tenneco Junior Preferred Shares of a particular series) so as to affect adversely the rights, powers or preferences of Tenneco Junior Preferred Shares or of the holders thereof, and requiring the consent of the holders of at least two-thirds of the number of shares of Tenneco Junior Preferred Shares of such series at the time outstanding to amend, alter or repeal any of the provisions of Article FOURTH of the Tenneco Charter (relating exclusively to the shares of Tenneco Junior Preferred Shares of a particular series) or of any resolution or resolutions relating exclusively to the shares of Tenneco Junior Preferred Shares of such series so as to adversely affect the rights, powers or preferences of the Tenneco Junior Preferred Shares of such series or the holders thereof.

  Reacquired Tenneco Junior Preferred Shares. The Charter Amendment also would eliminate the section of the Tenneco Charter stating that except as otherwise provided in any resolution of the Board of Directors providing for the issuance of any particular series of Tenneco Junior Preferred Shares, shares of Tenneco Junior Preferred Shares redeemed or otherwise acquired by Tenneco shall assume the status of authorized but unissued Tenneco Junior Preferred Shares and may thereafter, subject to the provisions of the Tenneco Charter and of any restrictions contained in any resolution of the Board of Directors providing for the issue of any particular series of Tenneco Junior Preferred Shares, be reissued in the same manner as other authorized but unissued Tenneco Junior Preferred Shares.


  The Charter Amendment would allow the Board of Directors of Tenneco additional flexibility in establishing the powers, preferences and relative and other special rights, including voting rights, of any series of the Tenneco Junior Preferred Shares issued in the future, and to take certain actions without first obtaining the consent of holders of any outstanding shares of the Tenneco Junior Preferred Shares, unless otherwise required by law and unless the Board of Directors elected to provide voting rights with respect to any of the foregoing actions pursuant to the terms of any series of the Tenneco Junior Preferred Shares issued in the future.

  The full text of the provisions of the Tenneco Charter relating to the Tenneco Junior Preferred Shares, as such provisions will be amended pursuant to the Charter Amendment if the Transaction is approved, is set forth as Appendix H hereto.

  A vote by a Tenneco Stockholder in favor of the Transaction constitutes a vote in favor of, among other things, the Charter Amendment.

               DESCRIPTION OF THE TENNECO JUNIOR PREFERRED STOCK

  Prior to the Merger, Tenneco will issue in one or more series shares of the Tenneco Junior Preferred Stock. The Tenneco Junior Preferred Stock so issued are currently expected to have the rights and preferences described below.


  Shares of Tenneco Junior Preferred Stock will pay dividends at a rate to be determined. The Tenneco Junior Preferred Stock issued in the NPS Issuance will rank as to payment of dividends and amounts payable in liquidation senior to the Tenneco Common Stock, on a parity with each other series of the Tenneco Junior Preferred Shares (except to the extent the terms of such other series provide otherwise) and junior to the Tenneco Preferred Stock.

  In the event of any dissolution, liquidation or winding up of the affairs of Tenneco, whether voluntary or involuntary (collectively, a "Liquidation"), holders of the Tenneco Junior Preferred Stock will be entitled to receive a preferential distribution, plus an amount equal to all accrued and unpaid dividends to the date of final distribution (the "Liquidation Value"), but not until the holders of Tenneco's capital stock ranking senior to such Tenneco Junior Preferred Stock have been paid in full the liquidation preference, if any, applicable thereto. After such amount is paid in full, no further distributions or payments will be made in respect of shares of Tenneco Junior Preferred Stock.

  Except as otherwise provided in the Tenneco Charter, the terms of the Tenneco Junior Preferred Stock or as required by law, the holders of the Tenneco Junior Preferred Stock will not be entitled to vote on any matter on which the holders of any voting securities of Tenneco are entitled to vote. Holders of the Tenneco Junior Preferred Stock will be entitled, voting as a class, to elect one-sixth of the entire Board of Directors of Tenneco. In addition, whenever dividends payable on the Tenneco Junior Preferred Stock are in arrears in an aggregate amount equivalent to six or more full quarter-yearly dividends, the holders of outstanding Tenneco Junior Preferred Stock will have the exclusive right, voting separately as a class, to elect two additional directors of Tenneco, until all accrued and unpaid dividends on the Tenneco Junior Preferred Stock have been paid in full, at which time the right of the holders of the Tenneco Junior Preferred Stock to elect such two additional members of the Tenneco Board will terminate automatically, and the term of office of the directors so elected by the holders of the Tenneco Junior Preferred Stock will terminate. Under the current Tenneco Charter, the holders of Tenneco Junior Preferred Stock also will have certain voting rights. It is presently expected that, after giving effect to the Charter Amendment, the majority of such voting rights will be eliminated. However, it is expected that the holders of Tenneco Junior Preferred Stock issued in the NPS Issuance will, by virtue of the resolutions creating such stock, have the right, together as a class, to vote on the creation of stock ranking prior to or on a parity with the Tenneco Junior Preferred Stock and the purchase, redemption or other acquisition of stock ranking junior to or on a parity with the Tenneco Junior Preferred Stock during the pendency of any defaults in the payment of dividends thereon. See "THE CHARTER AMENDMENT."

  The Tenneco Junior Preferred Stock is expected to be redeemable in whole or in part, at the option of Tenneco at the Liquidation Value, plus accrued and unpaid dividends, at any time or from time to time after the fifth anniversary of the date of issuance. Each series of the Tenneco Junior Preferred Stock also is expected to be redeemable at the option of Tenneco if less than a specified percentage of the original issuance of such stock remains outstanding. Certain series of the Tenneco Junior Preferred Stock also may be redeemable, prior to the fifth anniversary of the date of issuance, in the event of certain amendments to the Code in respect of the dividends received deduction.

  Tenneco will be required to redeem the Tenneco Junior Preferred Stock at a premium to be determined, plus accrued and unpaid dividends, upon the earliest to occur of (i) the proposal to approve the Transaction is voted on and is not approved at the Tenneco Special Meeting, (ii) the Transaction fails to be approved by the requisite vote of the holders of Tenneco stock entitled to vote thereon on or prior to March 31, 1997, or (iii) Tenneco shall not have accepted on or prior to March 31, 1997 any indebtedness of Tenneco and its subsidiaries tendered to it pursuant to the Debt Tender Offers to be made by it in connection with the Transaction. The Tenneco Junior Preferred Stock will not be subject to any sinking fund provisions and will have no maturity date.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary description of the material federal income tax consequences of the Transaction. This summary is for general informational purposes only and is not intended as a complete description of all of the tax consequences of the Transaction and does not discuss tax consequences under the laws of state or local governments or of any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including (i) insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates as defined for United States federal income tax purposes, and (ii) stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his or her shares pursuant to the exercise of stock options or otherwise as compensation.

  THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING, PROPOSED AND TEMPORARY TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE VALIDITY OF THE FOLLOWING DISCUSSION. SEE "--POSSIBLE FUTURE LEGISLATION" BELOW.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

TAX RULINGS AND OPINIONS

  Consummation of the Distributions is conditioned upon Tenneco's receipt of the IRS Ruling Letter, reasonably acceptable to Tenneco and El Paso, to the effect that:

    (a) the New Tenneco Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the Tenneco Stockholders under Section 355(a) of the Code;

    (b) the Newport News Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the Tenneco Stockholders under Section 355(a) of the Code; and

    (c) the following distributions to be effected as part of the Corporate Restructuring Transactions will be tax-free for federal income tax purposes to the respective transferor corporations under Section 355(c)(1) or 361(a) of the Code and to the respective stockholders of the transferor corporations under Section 355(a) of the Code: (i) the distribution by Newport News of the capital stock of Tenneco Packaging Inc. to Tenneco Corporation; (ii) the distribution by Tenneco Corporation of the capital stock of Newport News and New Tenneco to TGP; and (iii) the distribution by TGP of the capital stock of Newport News and New Tenneco to Tenneco.

  A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. The rulings obtained from the IRS will be based on certain facts and representations, some of which will have been made by El Paso. Generally, the IRS Ruling Letter would not be revoked or modified retroactively provided that (i) there has been no misstatement or omission of material facts, (ii) the facts at the time of the Transaction are not materially different from the facts upon which the IRS Ruling Letter was based, and (iii) there has been no change in the applicable law.

  Consummation of the Merger is conditioned upon receipt of the foregoing rulings and, to the extent not covered by the IRS Ruling Letter, receipt of the Tax Opinion of Jenner & Block, as counsel to Tenneco, to the effect that:

    (a) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code, and Tenneco, El Paso and El Paso Subsidiary will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

    (b) El Paso will not recognize any gain or loss upon receipt of Tenneco Stock, solely in exchange for El Paso Common Stock and El Paso Preferred Depositary Shares (if any), as set forth in the Merger Agreement;

    (c) El Paso's basis in the Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock, will, in each case, be equal to the basis of such stock in the hands of Tenneco Stockholders immediately prior to the Merger;

    (d) El Paso's holding period for the Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will, in each case, include the period during which such stock was held by the Tenneco Stockholders;

    (e) the holders of the Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will not recognize any gain or loss upon the exchange of such stock for El Paso Common Stock and El Paso Preferred Depositary Shares (if any);

    (f) the basis of the El Paso Common Stock and El Paso Preferred Depositary Shares (if any) to be received by the holders of the Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will be the same as the basis of the Tenneco Stock surrendered in exchange therefor; and

    (g) the holding period for the El Paso Common Stock and El Paso Preferred Depositary Shares (if any) to be received by the holders of the Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock will include the holding period for the Tenneco Stock surrendered in exchange therefor, provided that the Tenneco Stock surrendered is held as a capital asset on the closing date of the Merger.

  The Tax Opinion also is to cover certain other federal tax matters addressed below in this section of the Joint Proxy Statement-Prospectus (including treatment of holders of Tenneco Stock receiving cash in lieu of fractional share interests of El Paso Common Stock or fractional El Paso Preferred Depositary Shares and treatment of holders of $4.50 Preferred Stock, if any, who demand appraisal rights in connection with the Merger and receive cash in accordance with the DGCL).

  Receipt of the Tax Opinion is a condition to the obligations of each of Tenneco, El Paso and El Paso Subsidiary to consummate the transactions contemplated by the Merger Agreement. Although this condition may be waived by the parties (subject to applicable law), neither Tenneco, El Paso nor El Paso Subsidiary currently intends to consummate the transactions contemplated by the Merger Agreement unless the Tax Opinion is delivered to Tenneco in a timely manner. The Tax Opinion is presently expected to be delivered immediately prior to the Closing of the Merger.

  An opinion of counsel is not binding on the IRS or the courts. Moreover, the Tax Opinion of Jenner & Block will be based upon, among other things, current law and certain representations as to factual matters made by Tenneco and El Paso, which representations if incorrect or incomplete in certain material respects, would jeopardize the conclusions reached in the opinion. With respect to both the IRS Ruling Letter and the Tax Opinion, representations as to factual matters will include a representation that there is no stockholder of Tenneco who beneficially owns five percent or more of Tenneco's capital stock, and to the best knowledge of Tenneco management, there is no plan or intention on the part of the remaining Tenneco stockholders to sell, exchange or otherwise dispose of a number of shares of El Paso Common Stock or El Paso Preferred Depositary Shares received in the Merger that would reduce the Tenneco Stockholders' ownership of El Paso Common Stock and El Paso Preferred Depositary Shares to a number of shares having a value, as of the Merger Effective Time, of less than 50 percent of the value of all of the shares of Tenneco Stock formerly outstanding as of the Merger Effective Time. For purposes of the foregoing representation, shares of Tenneco Stock surrendered by holders who demand appraisal rights or exchanged for cash in lieu of fractional shares of El Paso Common Stock or El Paso Preferred Depositary Shares will be treated as outstanding Tenneco Stock as of the Merger Effective Time. Moreover, shares of Tenneco Stock, El Paso Common Stock and El Paso Preferred Depositary Shares held by Tenneco Stockholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger Effective Time will be considered in making the foregoing representation.

  Representations as to factual matters will also include, among other things, that (i) El Paso has no plan or intention to liquidate Tenneco, to merge Tenneco into another corporation, to cause Tenneco to sell or otherwise dispose of its assets, other than certain assets unrelated to (or immaterial in relation to) Tenneco's interstate pipeline or natural gas marketing businesses, or to sell or otherwise dispose of Tenneco Stock acquired in the Merger (except as described in Section 368(a)(2)(C) of the Code), (ii) immediately following the Merger, El Paso will continue the Energy Business or use a significant portion of the assets of the Energy Business in a business,
(iii) El Paso has no plan or intention to reacquire any El Paso Common Stock or El Paso Preferred Depositary Shares issued to Tenneco stockholders in the Merger, (iv) immediately following the Merger, El Paso will be in control of Tenneco within the meaning of Section 368(c) of the Code, and (v) except as set forth in the Merger Agreement, Tenneco, El Paso, El Paso Subsidiary and the Tenneco stockholders will pay their own expenses, if any, incurred in connection with the Merger.

  The receipt of the Tax Opinion will not be a condition to consummation of the Merger to the extent the matters referred to in the opinion are covered by rulings obtained by Tenneco from the IRS. In this regard, Tenneco has requested rulings from the IRS on certain tax matters to be covered in the Tax Opinion.

THE DISTRIBUTIONS

  It is expected that the Distributions will qualify as tax-free distributions under Section 355 of the Code. Assuming that the Distributions so qualify, (i) the holders of Tenneco Common Stock will not recognize gain or loss upon receipt of shares of Newport News Common Stock or shares of New Tenneco Common Stock, (ii) each holder of Tenneco Common Stock will allocate his, her or its aggregate tax basis in the Tenneco Common Stock immediately before the Distributions among the Tenneco Common Stock, Newport News Common Stock and New Tenneco Common Stock in proportion to their respective fair market values,
(iii) the holding period of each holder of Tenneco Common Stock for the Newport News Common Stock and the New Tenneco Common Stock will include the holding period for his, her or its Tenneco Common Stock, provided that the Tenneco Common Stock is held as a capital asset at the time of the Distributions, and (iv) Tenneco will not recognize any gain or loss on its distribution of the New Tenneco Common Stock or Newport News Common Stock to its stockholders.

  No fractional shares of New Tenneco Common Stock or Newport News Common Stock will be distributed in the Distributions. A holder of Tenneco Common Stock who, pursuant to the Distributions, receives cash in lieu of fractional shares of Newport News Common Stock will be treated as having received such fractional shares of Newport News Common Stock pursuant to the Distributions and then as having received such cash in a sale of such fractional shares of Newport News Common Stock. Such holders will generally recognize capital gain or loss pursuant to such deemed sale equal to the difference between the amount of cash received and such holders' adjusted tax basis in the fractional share of Newport News Common Stock received. Such gain or loss will be capital (provided the Tenneco Common Stock is held as a capital asset at the time of the Distributions) and will be treated as a long-term capital gain or loss if the holding period for the fractional shares of Newport News Common Stock deemed to be received and then sold is more than one year.

  If the Distributions do not qualify as tax-free distributions under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of New Tenneco Common Stock and Newport News Common Stock in the Distributions will be treated as if such stockholder received taxable distributions in an amount equal to the fair market value of the New Tenneco Common Stock and Newport News Common Stock received. Such distributions will be treated as (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits, then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i), and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each stockholder's basis in his, her or its Newport News Common Stock and New Tenneco Common Stock would be equal to the fair market value of such stock at the time of the Distributions. In addition, if the Distributions were not to qualify as tax-free distributions under Section 355 of the Code, then, in general, a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section 355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. Under the terms of the Tax Sharing Agreement, neither New Tenneco nor Newport News will be liable to indemnify Tenneco for any additional taxes incurred by reason of the Distributions being taxable, unless the Distributions fail to qualify for tax-free treatment under Section 355 of Code as a result of the inaccuracy of certain factual statements or representations made in connection with the request for the IRS Ruling Letter or Tax Opinion or New Tenneco or Newport News take any action which is inconsistent with any factual statements or representations or the tax treatment of the Transaction as contemplated in the IRS Ruling Letter request or the Tax Opinion. See the discussion of the Tax Sharing Agreement under "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

  Various of the Corporate Restructuring Transactions are intended to be tax-free for federal income tax purposes, although Tenneco has sought an IRS ruling to that effect only with respect to certain of such transactions. Except as otherwise provided in the Tax Sharing Agreement, Tenneco will be liable for any unintended gain recognized in connection with the Corporate Restructuring Transactions, other than such gains which are the result of the failure of New Tenneco or Newport News to comply with certain tax-related representations and covenants to refrain from taking action which is inconsistent with certain factual statements or representations or the tax treatment of the Transaction as contemplated in the IRS Ruling Letter request or in the Tax Opinion. See "THE DISTRIBUTIONS--Relationship Among Tenneco, New Tenneco and Newport News After the Distributions."

THE MERGER

  It is expected that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. If the Merger so qualifies, (i) Tenneco Stockholders will not recognize gain or loss upon the receipt of El Paso Common Stock and El Paso Preferred Depositary Shares (if any) in exchange for their Tenneco Stock, (ii) each Tenneco Stockholder's tax basis in the Tenneco Stock (as determined immediately following the Distributions) will carry over to the El Paso Common Stock and El Paso Preferred Depositary Shares (if any), (iii) each Tenneco Stockholder's holding period for Tenneco Stock will carry over to the El Paso Common Stock and/or El Paso Preferred Depositary Shares (if any), provided that the Tenneco Stock is held as a capital asset immediately prior to the Merger Effective Time, and (iv) any Tenneco Stockholder receiving cash in lieu of fractional shares or any fractional El Paso Preferred Depositary Shares will recognize capital gain or loss (provided the shares of Tenneco surrendered are held as capital assets immediately prior to the Merger Effective Time) equal to the difference between the amount of cash received and the portion of such stockholder's basis in the shares of Tenneco Stock allocable to such fractional share interests and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

  In addition, holders of $4.50 Preferred Stock and Tenneco Junior Preferred Stock who properly demand appraisal in accordance with the terms of Delaware law and receive cash in an appraisal proceeding, will be treated as having received that cash as a distribution in redemption of such stock subject to the provisions and limitations of Section 302 of the Code. Any such holder who holds no El Paso stock, directly or by reason of attribution under Section 318 of the Code, will be treated as having a complete termination of their interests within the meaning of Section 302(b)(3) of the Code, the cash received will be treated as a distribution in full payment in exchange for their $4.50 Preferred Stock or Tenneco Junior Preferred Stock, as the case may be, under Section 302(a) of the Code, and such stockholders will recognize capital gain or loss, provided such stock is held as a capital asset at the Merger Effective Time, in an amount equal to the difference between the amount of the cash received and the stockholder's basis in the shares surrendered and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year. Any such holder who holds El Paso stock, directly or indirectly by reason of attribution under
Section 318 of the Code, will also be entitled to capital gain treatment unless the receipt of the cash is considered to have the effect of a dividend distribution under Section 302 of the Code. In this event, the cash such stockholder receives is treated as a dividend to the extent of the stockholder's ratable share of applicable current and/or accumulated earnings and profits. For a stockholder taxed as a domestic corporation (other than an S corporation), if the cash received is treated as a dividend, the corporate stockholder may, subject to the conditions set forth in Section 243 and 246 of the Code, be entitled to deduct an amount equal to 70 percent of the amount taxed as a dividend. In general, the receipt of cash or other property will not be considered to have the effect of a dividend distribution if (a) it is "substantially disproportionate" with respect to such stockholder, or (b) it is "not essentially equivalent to a dividend" with respect to such stockholder. Stockholders should consult their own tax advisors with respect to the issue of constructive ownership and the possibility of satisfying the "substantially disproportionate" or "not essentially equivalent to a dividend" tests.

  If the Merger does not qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code, the Tenneco Stockholders will recognize gain or loss upon the receipt of the El Paso Common Stock and El Paso Preferred Depositary Shares (if any) in exchange for their Tenneco Stock equal to the difference between the fair market value of the El Paso Common Stock and El Paso Preferred Depositary Shares (if any) received and their basis in their Tenneco Stock. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B) of the Code may also cause the Distributions to not qualify as tax-free distributions under Section 355 of the Code, in which case (as described in the third paragraph under "--The Distributions" above) each holder of Tenneco Common Stock who receives shares of New Tenneco Common Stock and Newport News Common Stock in the Distributions, will be treated as if such stockholder received taxable distributions in an amount equal to the fair market value of the New Tenneco Common Stock and Newport News Common Stock received. Such distributions would be treated as (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits, then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in cause (i), and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each stockholder's basis in the Newport News Common Stock and New Tenneco Common Stock would be equal to the fair market value of such stock at the time of the Distributions.

  It is possible that, as a result of the Merger, certain New York state and local real property transfer taxes (the "NY Transfer Taxes") will be imposed on Tenneco Stockholders. Under the terms of the Merger Agreement, Tenneco will pay all such NY Transfer Taxes, if any, directly to state and local tax authorities on behalf of all Tenneco Stockholders. Any such payments by Tenneco on behalf of the Tenneco Stockholders would likely result in dividend income to the Tenneco Stockholders, to the extent of Tenneco's current and accumulated earnings and profits, as determined for federal income tax purposes. The amount of such dividend income attributable to each share of Tenneco Stock cannot be calculated at this time but it is not expected to be material. Tenneco will be required to report any such dividend income to the IRS if the aggregate amount of all dividends received by a Tenneco Stockholder in the relevant year (including dividends attributable to Tenneco's payment of the NY Transfer Taxes) is $10.00 or more. Tenneco will notify each Tenneco Stockholder of the amount of all dividends attributable to such stockholder on a Form 1099-DIV which will be mailed to such stockholder at a later date.

POSSIBLE FUTURE LEGISLATION

  The Administration's Budget Proposal issued March 19, 1996 contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect stockholders of the distributing corporation own more than 50 percent of the distributing corporation and controlled corporations at all times during the four year period commencing two years prior to the distribution. The Anti-Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was (i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date, or (iii) described in a public announcement or SEC filing on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee and Congressman Bill Archer, Chairman of the House Ways & Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that, should certain of the revenue proposals included in the Administration's Budget (including the Anti-Morris Trust Proposal), be enacted, their effective date will be no earlier than the date of "appropriate Congressional action." As of the date of this Joint Proxy Statement-Prospectus, no legislation has been introduced relating to the Anti-Morris Trust Proposal. On June 27, 1996, Tenneco submitted its request for rulings (including rulings on the tax-free treatment of the Distributions) to the IRS. Accordingly, in view of the Roth-Archer Statement, any future Anti-Morris Trust legislation should not apply to the Distributions assuming that the effective date of such legislation contains a grandfather clause for transactions for which a ruling request has been filed with the IRS prior to the date of "appropriate Congressional action." Nevertheless, there can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply retroactively to the Distributions. In the event such legislation is announced or introduced prior to the consummation of the Transaction, under the terms of the Merger Agreement El Paso may elect not to proceed with the Merger if it reasonably determines that there exists a reasonable likelihood that the Distributions or the Merger would not be tax-free for federal income tax purposes. If El Paso elects to proceed with the Merger notwithstanding the announcement or introduction of Anti-Morris Trust legislation, the Distributions, if ultimately subject to such legislation, may result in significant taxable gain to Tenneco under Section 355(c) of the Code. Although Tenneco Stockholders would not recognize taxable gain or loss on the receipt of the stock of New Tenneco and Newport News under the current Anti-Morris Trust Proposal, the taxable gain required to be recognized by Tenneco under Code Section 355(c) would significantly reduce the value of the El Paso Common Stock and El Paso Preferred Depositary Shares (if any) received by the Tenneco Stockholders in the Merger.

BACK-UP WITHHOLDING REQUIREMENTS

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of Tenneco Stock, unless the stockholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply Tenneco with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be refunded or credited against the stockholder's federal income tax liability. Stockholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such stockholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

                            SELECTED FINANCIAL DATA

                  TENNECO AND CONSOLIDATED SUBSIDIARIES

               CONSOLIDATED SELECTED FINANCIAL INFORMATION

  The following consolidated selected financial data as of and for each of the fiscal years in the five-year period ended December 31, 1995 were derived from audited financial statements of Tenneco and its consolidated subsidiaries. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants. The consolidated selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited condensed financial statements of Tenneco and its consolidated subsidiaries. In the opinion of Tenneco's management, the selected financial data of Tenneco as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six-months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with Tenneco's financial statements, and the notes thereto, contained in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Tenneco Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, which are incorporated by reference herein.

                              SIX MONTHS
                            ENDED JUNE 30,                         YEARS ENDED DECEMBER 31,
                        ------------------------  ------------------------------------------------------------------------
(MILLIONS EXCEPT PER      1996(A)      1995(A)      1995(A)      1994(A)         1993(A)          1992            1991
SHARE AMOUNTS)          -----------  -----------  -----------  -----------     -----------     -----------     -----------
STATEMENTS OF INCOME
 (LOSS) DATA(B):
 Net sales and
  operating revenues
  from continuing
  operations--
  Automotive..........  $     1,463  $     1,263  $     2,479  $     1,989     $     1,785     $     1,763     $     1,668
  Energy..............        1,366          937        1,916        2,378           2,862           2,183           2,183
  Packaging...........        1,775        1,318        2,752        2,184           2,042           2,078           1,934
  Shipbuilding........          915          845        1,756        1,753           1,861           2,265           2,216
  Other...............           (2)          (2)          (4)          (6)             (5)             31              26
                        -----------  -----------  -----------  -----------     -----------     -----------     -----------
   Total..............  $     5,517  $     4,361  $     8,899  $     8,298     $     8,545     $     8,320     $     8,027
                        ===========  ===========  ===========  ===========     ===========     ===========     ===========
 Income from
  continuing
  operations before
  interest expense,
  income taxes and
  minority interest--
  Automotive..........  $       163  $       134  $       240  $       223     $       222     $       237     $       188
  Energy..............          185          148          333          415             411             360             561 (c)
  Packaging...........          256          244          430          209             139             221             139 (c)
  Shipbuilding........           81           90          160          200             225             249             225
  Other...............           (4)         (11)         (67)         (25)             18             (32)            (98)
                        -----------  -----------  -----------  -----------     -----------     -----------     -----------
   Total..............          681          605        1,096        1,022           1,015           1,035           1,015
 Interest expense (net
  of interest
  capitalized)........          179          152          306          263             254             221             237
 Income tax expense...          175          185          279          249             298             282             258
 Minority interest....           10           11           22            7              --              --              --
                        -----------  -----------  -----------  -----------     -----------     -----------     -----------
 Income from
  continuing
  operations..........          317          257          489          503             463             532             520
 Income (loss) from
  discontinued
  operations, net of
  income tax(d).......          339           81          246          (51)(e)         (12)(e)      (1,144)(e)      (1,252)(e)
 Extraordinary loss,
  net of income tax...           --           --           --           (5)            (25)            (12)             --
 Cumulative effect of
  changes in
  accounting
  principles, net of
  income tax..........           --           --           --          (39)(f)          --            (699)(f)          --
                        -----------  -----------  -----------  -----------     -----------     -----------     -----------
 Net income (loss)....          656          338          735          408             426          (1,323)           (732)
 Preferred stock divi-
  dends...............            5            6           12           12              14              16              16
                        -----------  -----------  -----------  -----------     -----------     -----------     -----------
 Net income (loss) to
  common stock........  $       651  $       332  $       723  $       396     $       412     $    (1,339)    $      (748)
                        ===========  ===========  ===========  ===========     ===========     ===========     ===========
 Average number of
  shares of common
  stock outstanding...  170,351,740  175,829,883  173,995,941  180,084,909     168,772,852     144,110,151     122,777,910
 Earnings (loss) per
  average share of
  common stock--
  Continuing
   operations.........  $      1.83  $      1.43  $      2.75  $      2.72     $      2.66     $      3.58     $      4.10
  Discontinued
   operations.........         1.99          .46         1.41         (.27)           (.07)          (7.93)         (10.19)
  Extraordinary loss..           --           --           --         (.03)           (.15)           (.08)             --
  Cumulative effect of
   changes in
   accounting
   principles.........           --           --           --         (.22)             --           (4.86)             --
                        -----------  -----------  -----------  -----------     -----------     -----------     -----------
  Net earnings (loss).  $      3.82  $      1.89  $      4.16  $      2.20 (g) $      2.44 (g) $     (9.29)(g) $     (6.09)
                        ===========  ===========  ===========  ===========     ===========     ===========     ===========
 Cash dividends paid
  per common share....  $       .90  $       .80  $      1.60  $      1.60     $      1.60     $      1.60     $      2.80

                                                 (Table continued on next page)

(Continued from previous page)

                         SIX MONTHS ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                         --------------------------  --------------------------------------------------------------
                           1996(A)       1995(A)       1995(A)      1994(A)      1993(A)       1992        1991
                         ------------  ------------  -----------  -----------  -----------  ----------  -----------
(MILLIONS)
BALANCE SHEET DATA(B):
 Total assets........... $     13,262  $     12,090  $    13,451  $    12,251  $    11,105  $   11,320  $    12,985
 Short-term debt........        1,146           635          908          536          431         669        1,132
 Long-term debt.........        3,374         3,309        3,751        3,568        3,620       4,718        4,593
 Minority interest......          320           315          320          320          150         160          171
 Preferred stock with
  mandatory redemption
  provisions............          112           129          130          147          163         191          194
 Shareowners' equity....        3,569         2,911        3,148        2,900        2,601       1,330        2,774
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............ $       (215) $        255  $     1,443  $       450  $     1,615  $      929  $       950
 Net cash provided
  (used) by investing
  activities............          505           183       (1,146)        (117)        (338)        105         (660)
 Net cash provided
  (used) by financing
  activities............         (413)         (741)        (356)        (151)      (1,166)     (1,136)        (205)
 Capital expenditures
  for continuing
  operations............          464           322          976          653          424         447          564
OTHER DATA:
 EBITDA(h).............. $        956  $        804  $     1,523  $     1,321  $     1,385  $    1,391  $     1,350

-------

(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993, and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Tenneco and Consolidated Subsidiaries included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the Tenneco Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference herein.

(b) During 1995 and 1994, Tenneco completed several acquisitions at its various operating segments, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 2 to the Financial Statements of Tenneco and Consolidated Subsidiaries included in the Tenneco Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, which is incorporated by reference herein, for further information on the Tenneco acquisitions.

(c) For Tenneco Energy, includes a gain of $265 million related to the sale of its natural gas liquids business, including its interest in an MTBE plant then under construction. Also, Tenneco Packaging recorded a gain of $42 million related to the sale of three short-line railroads.
(d) Discontinued operations reflected in the above periods include Tenneco's farm and construction equipment operations, which were discontinued in March 1996, its chemicals and brakes operations, which were discontinued during 1994, and its minerals and pulp chemicals operations, which were discontinued in 1992. In addition, certain additional costs related to Tenneco's discontinued oil and gas operations were reflected in the 1991 results.
(e) Includes restructuring charge of $920 million recorded in 1992 relating to the discontinued farm and construction equipment business. This restructuring charge was reduced by $20 million in 1993 and $16 million in 1994. Additionally, a $473 million restructuring charge was recorded in 1991, of which $461 million related to the discontinued farm and construction equipment business.
(f) In 1994, Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits". In 1992, Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(g) For purposes of computing earnings per share, Series A preferred stock was included in average common shares outstanding until its conversion into common stock in December 1994; therefore, the preferred dividends paid were not deducted from net income (loss) to determine net income (loss) to common stock. The inclusion of Series A preferred stock in the computation of earnings per share was antidilutive for the years and certain quarters in 1994, 1993 and 1992. Other convertible securities and common stock equivalents outstanding during each of the five years ended December 31, 1995, 1994, 1993, 1992 and 1991 were not materially dilutive.

(h) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Tenneco or as an alternative to operating cash flows as a measure of liquidity.

                                    EL PASO

                            SELECTED FINANCIAL DATA

  The summary financial data set forth below have been derived from the financial statements of El Paso for each of the five fiscal years ended December 31, 1995 and the unaudited six month periods ended June 30, 1996 and June 30, 1995. The financial statements for each of the five fiscal years for the period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants. The summary consolidated financial data set forth below as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited condensed financial statements of El Paso and its consolidated subsidiaries. In the opinion of El Paso's management, the summary consolidated financial data of El Paso as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  This information should be read in conjunction with the historical financial statements and notes thereto contained in the El Paso Annual Report on Form 10-K for the year ended December 31, 1995 and the El Paso Quarterly Report on Form 10-Q for the six months ended June 30, 1996, which are incorporated by reference herein, and in conjunction with the Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy and notes thereto included elsewhere in this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                           FOR THE SIX
                           MONTHS ENDED
                             JUNE 30,             YEAR ENDED DECEMBER 31,
                          ----------------- ------------------------------------
                          1996(E)     1995  1995(E)  1994  1993(F)  1992   1991
                          -------    ------ ------- ------ ------- ------ ------
                           (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS AND
                                                RATIOS)
OPERATING RESULTS
 Operating revenues...... $1,193     $  389 $1,038  $  870 $  909  $  803 $  735
 Depreciation, depletion,
  and amortization.......     43         34     72      65     54      73     61
 Litigation special
  charge.................     --         --     --      15     --      --     --
 Employee separation and
  asset impairment
  charge(a)..............     99         --     --      --     --      --     --
 Operating income........     29        109    212     222    229     185    185
 Income (loss) from
  continuing operations
  before income taxes....    (18)        70    133     148    151     123    141
 Income taxes (benefit)..     (7)        28     48      58     59      47     52
 Income (loss) from
  continuing operations..    (11)        42     85      90     92      76     89
 Earnings (loss) per
  common share from
  continuing operations..  (0.31)      1.21   2.47    2.45   2.46    2.12   2.82
 Cash dividends declared
  per common share(b)....   0.70       0.66   1.32    1.21   1.10    0.75     --
 Average common shares
  outstanding............ 35,264     34,976 34,495  36,632 37,212  36,049 31,422
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividend requirements..     --(g)    2.59   2.51    2.87   3.04    2.73   2.86
                             JUNE 30,                   DECEMBER 31,
                          ----------------- ------------------------------------
                          1996(E)     1995  1995(E)  1994  1993(F)  1992   1991
                          -------    ------ ------- ------ ------- ------ ------
                                            (IN THOUSANDS)
FINANCIAL POSITION
 Total assets............ $2,764     $2,266 $2,535  $2,332 $2,270  $2,051 $2,302
 Payable to Burlington
  Resources Inc.,
  including current
  portion................     --         --     --      --     --      --    625
 Long-term debt(c).......    670        775    772     779    796     637    250
 Stockholders' equity(d).    688        691    712     710    708     669    815

-------

(a) Charge of $99 million pre-tax ($60 million after tax) to reflect costs associated with the implementation of a workforce reduction plan and the impairment of certain long-lived assets. Earnings per common share for the six months ended June 30, 1996 before giving effect to this charge would have been $1.41 compared to $(0.31).
(b) Represents dividends declared subsequent to El Paso's March 1992 initial public offering.
(c) Excludes current maturities.
(d) In May 1991, El Paso declared and paid a dividend of $175 million to The El Paso Company (formerly the parent company of El Paso). In September 1991, El Paso declared a dividend of all its Oil and Gas Operations Segment to The El Paso Company. The total amount of that dividend was $925 million. In addition, El Paso declared and paid dividends to Burlington Resources Inc. totaling $55 million in 1991 and $274 million prior to El Paso's March 1992 initial public offering.
(e) Reflects the consolidation in September 1995 of Eastex Energy Inc., in December 1995 of Premier Gas Company, and in June 1996 of Cornerstone Natural Gas Company.
(f) Mojave Pipeline Company was consolidated beginning May 1993.

(g) Earnings for the six months ended June 30, 1996 were inadequate to cover fixed charges by $18 million due to a special charge for employee separation and asset impairments of $99 million pre-tax.

                                TENNECO ENERGY

                       COMBINED SELECTED FINANCIAL DATA

  The combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of Tenneco Energy. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of Tenneco Energy. In the opinion of Tenneco Energy's management, the combined selected financial data of Tenneco Energy as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Energy Business and Tenneco Energy's Combined Financial Statements, and notes thereto, included elsewhere in this Joint Proxy Statement-Prospectus.

                           SIX MONTHS
                         ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                         ----------------  -----------------------------------------------
                         1996(A)  1995(A)  1995(A)  1994(A)  1993(A)      1992       1991
(MILLIONS)               -------  -------  -------  -------  -------     ------     ------
STATEMENTS OF INCOME
 DATA(B):
 Net sales and operating
  revenues.............. $1,370   $  939   $1,921   $2,381   $2,866      $2,221     $2,216
                         ======   ======   ======   ======   ======      ======     ======
 Income before interest
  expense and income
  taxes ................ $  188   $  140   $  268   $  367   $  419      $  337     $  475(c)
 Interest expense (net
  of interest capital-
  ized).................     63       61      122      142      127          94        121
 Income tax expense
  (benefit).............     22       32      (11)      72      104          63        103
                         ------   ------   ------   ------   ------      ------     ------
 Income before
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles, net of
  income tax............    103       47      157      153      188         180        251
 Extraordinary loss, net
  of income tax.........     --       --       --       --      (25)(d)      (9)(e)     --
 Cumulative effect of
  changes in accounting
  principles, net of in-
  come tax..............     --       --       --       --       --        (332)(f)     --
                         ------   ------   ------   ------   ------      ------     ------
 Net income (loss)...... $  103   $   47   $  157   $  153   $  163      $ (161)    $  251
                         ======   ======   ======   ======   ======      ======     ======
BALANCE SHEET DATA(B):
 Total assets........... $5,539   $5,799   $5,792   $5,730   $4,290      $4,054     $4,464
 Short-term debt(g).....    521      376      456      399      304         392        338
 Long-term debt(g)......  1,519    1,737    1,811    2,242    2,019       2,282      2,674
 Combined equity........  1,054      899      687      382     (652)     (1,503)    (1,120)
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............ $ (185)  $  174   $  765   $ (278)  $  209      $  729     $   84
 Net cash provided
  (used) by investing
  activities............    117     (266)    (537)    (229)     (35)       (383)        61
 Net cash provided
  (used) by financing
  activities............    (81)      63      (27)     426      (49)       (393)      (190)
 Capital expenditures...    164      113      337      345      171         253        298

-------

(a)For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Energy Business included elsewhere herein.

(b) During 1995, 1994 and 1993, Tenneco Energy completed several acquisitions and dispositions, the most significant of which was the acquisition of the natural gas pipeline assets of the Pipeline Authority of South Australia in 1995 and the disposition of its 50% interest in Kern River Gas Transmission Company in 1995. See Notes 4 and 5 to the Combined Financial Statements of Tenneco Energy, included elsewhere in this Joint Proxy Statement-Prospectus, for further information on the Tenneco Energy acquisitions and dispositions.
(c) Includes a gain of $265 million related to the sale of Tenneco Energy's natural gas liquids business, including its interest in an MTBE plant then under construction.

(d) During 1993, Tenneco Energy recorded an extraordinary loss as a result of the prepayment of long-term debt. See Note 5 to the Combined Financial Statements of Tenneco Energy, included elsewhere in this Joint Proxy Statement-Prospectus, for further information on the Tenneco Energy extraordinary loss.
(e) During 1992, Tenneco Energy recorded an extraordinary loss as a result of the defeasance of $310 million of its high interest bearing long-term debt.
(f) In 1992, Tenneco Energy adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(g) Amounts are net of allocations from Tenneco to New Tenneco and Newport News. The allocation is based on the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based on the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of Tenneco Energy's debt and interest expense upon completion of the Debt Realignment. See Note 6 to the Combined Financial Statements of Tenneco Energy, included elsewhere in this Joint Proxy Statement-Prospectus.

                                  NEW TENNECO

                       COMBINED SELECTED FINANCIAL DATA

  The combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of New Tenneco. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of New Tenneco. In the opinion of New Tenneco's management, the combined selected financial data of New Tenneco as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of New Tenneco and New Tenneco's Combined Financial Statements, and notes thereto, included in the New Tenneco Information Statement attached hereto as Appendix C.

                            SIX MONTHS
                          ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                          ----------------  -----------------------------------------------
                          1996(A)  1995(A)  1995(A)  1994(A)     1993(A)   1992       1991
(MILLIONS)                -------  -------  -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
 Net sales and operating revenues
  from continuing operations--
  Automotive............  $1,463   $1,263   $2,479   $1,989      $1,785   $1,763     $1,668
  Packaging.............   1,775    1,318    2,752    2,184       2,042    2,078      1,934
  Intergroup sales and
   other................      (5)      (4)     (10)      (7)         (7)      (5)        (5)
                          ------   ------   ------   ------      ------   ------     ------
   Total................  $3,233   $2,577   $5,221   $4,166      $3,820   $3,836     $3,597
                          ======   ======   ======   ======      ======   ======     ======
 Income from continuing
  operations before
  interest expense,
  income taxes and
  minority interest--
  Automotive............  $  163   $  134   $  240     $223      $  222   $  237     $  188
  Packaging.............     256      244      430      209         139      221        139
  Other.................      (5)      --        2       24          20        7          3
                          ------   ------   ------   ------      ------   ------     ------
   Total................     414      378      672      456         381      465        330
 Interest expense (net
  of interest capital-
  ized).................     100       74      160      104         101      102        111
 Income tax expense.....     126      124      231      114         115      154         80
 Minority interest......      10       12       23       --          --       --         --
                          ------   ------   ------   ------      ------   ------     ------
 Income from continuing
  operations............     178      168      258      238         165      209        139
 Loss from discontinued
  operations, net of
  income tax............      --       --       --      (31)         (7)      (7)       (12)
 Cumulative effects of
  changes in accounting
  principles, net of
  income tax............      --       --       --       (7)(c)      --      (99)(c)     --
                          ------   ------   ------   ------      ------   ------     ------
 Net income.............  $  178   $  168   $  258   $  200      $  158   $  103     $  127
                          ======   ======   ======   ======      ======   ======     ======
BALANCE SHEET DATA(B):
 Total assets...........  $6,523   $4,430   $6,117   $3,940      $3,029   $2,812     $2,792
 Short-term debt(d).....     530      205      384      108          94      182        758
 Long-term debt(d)......   1,573    1,246    1,648    1,039       1,178    1,675      1,555
 Minority interest......     301      297      301      301           1        1          2
 Combined equity........   2,168    1,163    1,852      987         533      (87)      (553)
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............  $  199   $   (9)  $  489   $  571      $  324   $  121     $  503
 Net cash provided
  (used) by investing
  activities............    (340)    (206)  (2,041)    (303)       (152)     (78)      (237)
 Net cash provided
  (used) by financing
  activities............     169      (52)   1,297       50        (165)     (41)      (251)
 Capital expenditures
  for continuing
  operations............     263      179      562      280         217      159        202
OTHER DATA:
 EBITDA(e)..............  $  551   $  458   $  845   $  598      $  518   $  595     $  463

-------
(a) For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of New Tenneco included in the New Tenneco Information Statement attached hereto as Appendix C.

(b) During 1995 and 1994, Tenneco Automotive and Tenneco Packaging each completed several acquisitions, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements of New Tenneco, included in the New Tenneco Information Statement attached hereto as Appendix C, for further information on New Tenneco's acquisitions.
(c) In 1994, New Tenneco adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits". In 1992, New Tenneco adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts include debt allocated to New Tenneco from Tenneco based on the portion of Tenneco's investment in New Tenneco which is deemed to be debt, generally based upon the ratio of New Tenneco's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of New Tenneco's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by New Tenneco as a separate public entity. See the Combined Financial Statements of New Tenneco, and notes thereto, included in the New Tenneco Information Statement attached hereto as Appendix C.

(e) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of New Tenneco or as an alternative to operating cash flows as a measure of liquidity.

                                 NEWPORT NEWS

                       COMBINED SELECTED FINANCIAL DATA

  The combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of Newport News. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of Newport News. In the opinion of Newport News' management, the combined selected financial data of Newport News as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Newport News and the Newport News Combined Financial Statements, and notes thereto, which are included in the Newport News Information Statement attached hereto as Appendix D.

                           SIX MONTHS
                         ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                         ----------------  --------------------------------------------------
                         1996(A)  1995(A)  1995(A)  1994(A)     1993(A)      1992       1991
                         -------  -------  -------  -------     -------     ------     ------
(MILLIONS)
STATEMENTS OF EARNINGS
 DATA:
 Net sales.............. $  915   $  845   $1,756   $1,753      $1,861      $2,265     $2,216
                         ======   ======   ======   ======      ======      ======     ======
 Operating earnings..... $   81   $   90   $  157   $  201      $  210      $  249     $  224
 Interest expense (net
  of interest
  capitalized)..........     17       20       29       30          36          42         23
 Other..................     --       --       (3)       1         (15)(b)      --         (2)
 Provision for income
  taxes.................     27       29       58       75          78          64         68
                         ------   ------   ------   ------      ------      ------     ------
 Earnings before
  cumulative effect of
  changes in accounting
  principles............     37       41       73       95         111         143        135
 Cumulative effect of
  changes in accounting
  principles, net of
  tax...................     --       --       --       (4)(c)      --         (93)(c)     --
                         ------   ------   ------   ------      ------      ------     ------
 Net earnings........... $   37   $   41   $   73   $   91      $  111      $   50     $  135
                         ======   ======   ======   ======      ======      ======     ======
BALANCE SHEET DATA:
 Working capital........ $   41   $    4   $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
 Total assets...........  1,452    1,337    1,380    1,263       1,235       1,450      1,412
 Short-term debt (d)....     95       54       68       30          34          83         36
 Long-term debt (d).....    282      326      292      287         423         761        364
 Combined equity........    349      236      272      199         105        (173)       (30)
STATEMENT OF CASH FLOWS
 DATA:
 Net cash provided
  (used) by operating
  activities............ $   (1)  $  (18)  $   63   $  182      $  215      $ (174)    $  352
 Net cash provided
  (used) by investing
  activities............    (45)     (29)     (87)     (29)         21           6        (99)
 Net cash provided
  (used) by financing
  activities............     45       47       25     (154)       (241)        181       (246)
 Capital expenditures...     36       29       77       29          35          35         64
OTHER DATA:
 EBITDA (e)............. $  113   $  123   $  227    $ 270      $  297      $  323     $  298

-------
(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993, and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Newport News, included in the Newport News Information Statement attached hereto as Appendix D.
(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.
(c) In 1994, Newport News adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, Newport News adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts represent debt allocated to Newport News from Tenneco based on the portion of Tenneco's investment in Newport News which is deemed to be debt, generally based upon the ratio of Newport News' net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of Newport News' debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by Newport News as a separate public entity. See the Combined Financial Statements of Newport News, and notes thereto, included in the Newport News Information Statement attached hereto as Appendix D.

(e) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statements of Earnings. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Newport News or as an alternative to operating cash flows as a measure of liquidity.

                        INFORMATION CONCERNING TENNECO

  Tenneco is a diversified industrial company conducting all of its operations through its subsidiaries. The major businesses of Tenneco are (a) the Energy Business--consisting primarily of the interstate and intrastate transportation and marketing of natural gas and all of the discontinued operations of Tenneco not involving the Industrial Business or the Shipbuilding Business, (b) the Industrial Business--consisting primarily of Tenneco's administrative services business and the manufacture and sale of automotive exhaust system parts and ride control products and packaging materials, cartons, containers and specialty packaging products for consumer and commercial markets, and (c) the Shipbuilding Business--consisting primarily of the design, construction, repair and overhauling of ships, such as nuclear powered aircraft carriers and submarines for the United States Navy.

  Prior to the consummation of the Distributions, Tenneco and certain of its consolidated subsidiaries will complete the Corporate Restructuring Transactions, which are designed to facilitate the Distributions and the Merger by separating and dividing the Industrial Business and Shipbuilding Business from the Energy Business (including the assets and liabilities included therein that relate to the discontinued operations of Tenneco not involving the Industrial Business or the Shipbuilding Business). Accordingly, upon consummation of the Corporate Restructuring Transactions, New Tenneco and Newport News will each be a direct wholly-owned subsidiary of Tenneco and will own and operate, directly and through its direct and indirect subsidiaries, the Industrial Business and Shipbuilding Business, respectively.

            INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED

GENERAL

  The Energy Business consists principally of the interstate transportation of natural gas, as well as certain other related business operations not generally subject to regulation by the FERC, such as gas marketing, intrastate pipeline operations, international pipelines and power generation, domestic power generation operations and oil and gas ventures. The Energy Business also includes the assets and liabilities of Tenneco and its subsidiaries that do not relate to the Industrial Business or Shipbuilding Business, including those business operations that have been discontinued or sold. See "-- Discontinued and Other Operations." The information under the heading "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED" includes forward looking statements, which should be read in conjunction with the factors identified under "RISK FACTORS--Risks Relating to El Paso and Tenneco Energy."

INTERSTATE PIPELINE OPERATIONS

  The Energy Group's interstate pipeline operations of the Energy Business include the pipeline systems of wholly owned subsidiaries TGP, Midwestern Gas Transmission Company ("Midwestern") and East Tennessee Natural Gas Company ("East Tennessee"), as well as certain joint ventures, which are primarily engaged in the transportation and storage of natural gas for producers, marketers, end-users and other gas transmission and distribution companies. TGP's multiple-line system begins in gas-producing regions of Texas and Louisiana, including the continental shelf of the Gulf of Mexico, and extends into the northeastern section of the United States, including the New York City and Boston metropolitan areas. Midwestern's pipeline system extends from Portland, Tennessee, to Chicago, and principally serves the Chicago metropolitan area. East Tennessee's pipeline system serves the states of Tennessee, Virginia and Georgia. Revenues from the interstate gas sales and transportation operations of the Energy Business accounted for approximately 45%, 39% and 40% of the total revenues of the Energy Business for 1993, 1994 and 1995, respectively.

  The interstate gas transmission systems of the Energy Business include approximately 16,300 miles of pipeline, gathering lines and sales laterals (with 14,800 miles operated by TGP, 400 miles operated by Midwestern and 1,100 miles operated by East Tennessee), together with related facilities that include 90 compressor stations with an aggregate of approximately 1.5 million horsepower. The Energy Business also has interests in or contractual rights to six underground and above-ground gas storage facilities to permit increased deliveries of gas during peak demand periods. The total design delivery capacity of the Energy Business' interstate systems as of December 31, 1995 was approximately 4,800 million cubic feet ("MMCF") of gas per day, and approximately 5,600 MMCF on peak demand days, which includes gas withdrawn from storage.

 Gas Sales and Transportation

  The following table sets forth the volumes of gas, stated in billions of British thermal units ("BBtu"), sold and transported by the interstate pipeline systems for the periods shown.

                                                     1995      1994      1993
                                                   --------- --------- ---------
      Sales*......................................    95,397   131,097   213,210
      Transportation*............................. 2,139,169 2,183,944 2,118,936
                                                   --------- --------- ---------
        Total..................................... 2,234,566 2,315,041 2,332,146
                                                   ========= ========= =========

--------

* Sales and transportation volumes include all natural gas sold or transported by the Energy Business' interstate pipeline systems (including the proportionate share of transportation volumes of the joint ventures in which the Energy Business had interests) and have not been adjusted to reflect the sale of the Energy Group's (i) 50% interest in Kern River Gas Transmission Company ("Kern River") in December 1995, (ii) 13.2% general partnership interest in Iroquois Gas Transmission System, L.P. ("Iroquois") in June 1996, and (iii) 100% interest in Viking Gas Transmission Company ("Viking") in 1993. Kern River owns a 904-mile pipeline system extending from Wyoming to California, Iroquois owns a 370-mile pipeline extending from the Canadian border at Waddington, New York to Long Island, New York and Viking owns a 549-mile pipeline extending from the Canadian border near Emerson, Manitoba to Marshfield, Wisconsin. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations of the Energy Business." Of the total transportation volumes shown, Kern River transported approximately 135,827 BBtu, 129,964 BBtu and 127,624 BBtu during 1995, 1994 and 1993, respectively, Iroquois transported approximately 45,272 BBtu, 32,489 BBtu and 32,721 BBtu during 1995, 1994 and 1993, respectively, and Viking transported approximately 58,579 BBtu during 1993.

  Customers of the interstate pipeline operations of the Energy Business include natural gas producers, marketers and end-users, as well as other gas transmission and distribution companies. Substantially all of the revenues of these operations are generated under long-term gas transmission contracts entered into between the Energy Business and its customers. Contracts representing approximately 70% of the firm transportation capacity of the interstate pipeline operations of the Energy Business will be expiring over the next five years, principally in the year 2000. Although the Energy Business presently intends to pursue the renegotiation, extension and/or replacement of these contracts, there can be no assurance as to whether the Energy Business will be able to obtain extended or replacement contracts.

 Federal Regulation

  The interstate natural gas pipeline companies included in the Energy Business are "natural gas companies" as defined in the Natural Gas Act of 1938, as amended (the "Natural Gas Act"). As such, these companies are subject to the jurisdiction of the FERC. The interstate pipeline operations of the Energy Business are operated pursuant to certificates of public convenience and necessity issued under the Natural Gas Act and pursuant to the Natural Gas Policy Act of 1978. The FERC regulates the interstate transportation and certain sales of natural gas, including, among other things, rates and charges allowed natural gas companies, extensions and abandonments of facilities and service, rates of depreciation and amortization and the accounting system utilized by the companies.

  Prior to the FERC's industry restructuring initiatives in the 1980's, the interstate pipeline companies included in the Energy Business operated primarily as merchants, purchasing natural gas under long-term contracts and reselling the gas to customers, also under long-term contracts. On April 8, 1992, the FERC issued Order 636 which restructured the natural gas industry by requiring mandatory unbundling of pipeline sales and transportation services. Numerous parties appealed to the U.S. Court of Appeals for the D.C. Circuit the legality of Order 636 generally, as well as the legality of specific provisions of Order 636. On July 16, 1996, the U.S. Court of Appeals for the D.C. Circuit issued its decision upholding, in large part, Order 636. The court remanded to the FERC several issues for further explanation, including further explanation of the FERC's decision to allow pipelines to recover 100% of their GSR costs.

  TGP implemented revisions to its tariff, effective on September 1, 1993, which restructured its transportation, storage and sales services to convert TGP from primarily a merchant to primarily a transporter of gas as required by Order 636. As a result of this restructuring, TGP's gas sales declined while certain obligations to producers under long-term gas supply contracts continued, causing TGP to incur significant restructuring transition costs. Pursuant to the provisions of Order 636 allowing for the recovery of transition costs related to the restructuring, TGP has made filings to recover GSR costs resulting from remaining gas purchase obligations, costs related to its Bastian Bay facilities, the remaining unrecovered balance of purchased gas ("PGA") costs and the "stranded" cost of TGP's continuing contractual obligation to pay for capacity on other pipeline systems ("TBO costs").

  TGP's filings to recover costs related to its Bastian Bay facilities have been rejected by the FERC based on the continued use of the gas production from the field; however, the FERC recognized the ability of TGP to file for the recovery of losses upon disposition of these assets. TGP has filed for appellate review of the FERC actions and believes that certain Bastian Bay costs will ultimately be recovered as transition costs under Order 636; the FERC has not contested the ultimate recoverability of these costs.

  The filings implementing TGP's recovery mechanisms for the following transition costs were accepted by the FERC effective September 1, 1993; recovery was made subject to refund pending FERC review and approval for eligibility and prudence: (i) direct-billing of unrecovered PGA costs to its former sales customers over a twelve-month period; (ii) recovery of TBO costs, which TGP is obligated to pay under existing contracts, through a surcharge from firm transportation customers, adjusted annually; and (iii) GSR cost recovery of 90% of such costs over a period of up to 36 months from firm transportation customers and recovery of 10% of such costs from interruptible transportation customers over a period of up to 60 months.

  Following negotiations with its customers, TGP filed in July 1994 with the FERC a Stipulation and Agreement (the "PGA Stipulation"), which provides for the recovery of approximately $100 million and the recovery of PGA costs associated with the transfer of storage gas inventory to new storage customers in TGP's restructuring proceeding. The PGA Stipulation eliminates all challenges to the PGA costs, but establishes a cap on the charges that may be imposed upon former sales customers. On November 15, 1994, the FERC issued an order approving the PGA Stipulation and resolving all outstanding issues. On April 5, 1995, the FERC issued its order on rehearing affirming its initial approval of the PGA Stipulation. TGP implemented the terms of the PGA Stipulation and made refunds in May 1995. The refunds had no material effect on the net income reported by the Energy Business. The orders approving the PGA Stipulation have been appealed to the D.C. Circuit Court of Appeals by certain customers. TGP believes the FERC orders approving the PGA Stipulation will be upheld on appeal.

  TGP is recovering through a surcharge, subject to refund, TBO costs formerly incurred to perform its sales function. The FERC subsequently issued an order requiring TGP to refund certain costs from this surcharge and refunds were made in May 1996. TGP is appealing this decision and believes such appeal will likely be successful.

  With regard to TGP's GSR costs, TGP, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The settlement resolved litigation concerning purchases made by TGP of synthetic gas produced from the Great Plains Coal Gasification plant ("Great Plains"). The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an administrative law judge ("ALJ"). The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. TGP has filed exceptions to this initial decision. Tenneco believes this decision will not impair TGP's recovery of the costs resulting from this contract. On July 17, 1996, the FERC ordered oral arguments to be heard in September 1996. Oral arguments were held before the full FERC on September 25, 1996. A decision by the FERC is expected by the end of the year.

  Also related to TGP's GSR costs, on October 14, 1993, TGP was sued in the State District Court of Ector County, Texas, by ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas"). In that suit, ICA and TransTexas contended that TGP had an obligation to purchase gas production which TransTexas thereafter attempted to add unilaterally to the reserves originally dedicated to a 1979 gas contract. An amendment to the pleading sought $1.5 billion from TGP for alleged damages caused by TGP's refusal to purchase gas produced from the TransTexas leases covering the new production and lands. In June 1996, TGP reached a settlement with ICA and TransTexas for $125 million wherein ICA and TransTexas agreed to terminate their contract rights, released TGP from liability under the contract, and indemnified TGP against future claims, including royalty owner claims. In connection with that litigation, certain royalty interest owners filed a claim in July 1996 against TGP in Webb County, Texas, alleging that they are sellers entitled to tender gas to TGP under the settled contract. This claim falls under the indemnification provisions of TGP's settlement with ICA and TransTexas, which requires ICA and TransTexas to defend and indemnify TGP on this claim.

  TGP has been engaged in other settlement and contract reformation discussions with other holders of certain gas purchase contracts who have sued TGP. On August 1, 1995, the Texas Supreme Court affirmed a ruling of the Court of Appeals favorable to TGP in one of these matters and indicated that it would remand the case to the trial court. On April 18, 1996, however, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion on the matter which was favorable to TGP. In June 1996, TGP filed a motion for rehearing with the Texas Supreme Court which was denied in August 1996. The Texas Supreme Court's April 1996 ruling explicitly preserves TGP's defenses based on bad faith conduct of the producers. Nothing in the Texas Supreme Court's decision affects TGP's ability to seek recovery of its above-market costs of purchasing gas under the contract from its customers as GSR costs in proceedings currently pending before the FERC. In addition, TGP has initiated two lawsuits against the holders of this gas purchase contract, seeking damages related to their conduct in connection with that contract. TGP has accrued amounts which it believes are appropriate to cover the resolution of the litigation associated with its contract reformation efforts. See "RISK FACTORS--Risks Relating to El Paso and Tenneco Energy--Regulated Industry; Potential Adverse Impact of Pending Cost Recovery and Rate Proceedings."

  As of June 30, 1996, TGP has deferred GSR costs yet to be recovered from its customers of approximately $551 million, net of $380 million previously recovered from its customers, subject to refund. The GSR Proceeding is underway at the FERC with respect to the recovery of TGP's GSR costs. Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues was originally set by a FERC ALJ for late October 1996. The Chief Judge of the FERC has since issued orders (i) cancelling the October oral arguments,
(ii) convening settlement discussions which commenced on October 9, 1996, and
(iii) postponing scheduling an oral argument on eligibility issues.

  Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the Order 636 transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of TGP's GSR costs and TGP has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements. See "RISK FACTORS--Risks Relating to El Paso and Tenneco Energy--Regulated Industry; Potential Adverse Impact of Pending Cost Recovery and Rate Proceedings."

  Given the uncertainty over the results of ongoing discussions between TGP and its customers related to the recovery of GSR costs and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, Tenneco is unable to predict the timing or the ultimate impact that the resolution of these issues will have on the combined financial position or results of operations of the Energy Business.

  On December 30, 1994, TGP filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, TGP began collecting rates, subject to refund, reflecting an $87 million increase in TGP's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation, which is currently pending before the FERC, proposed to resolve the rates subject to the 1995 Rate Case, including structural rate design and increased revenue requirements, and TGP is reserving revenues it believes adequate to cover the income impact from any refunds that may be required upon final settlement of this proceeding. While Tenneco believes that the Stipulation for the settlement of the 1995 Rate Case is likely to be approved substantially in its current form, there can be no assurance that there will not be changes which are adverse to the Energy Business.

  For a discussion of recent FERC proceedings relating to the recovery by Tenneco Energy of certain environmental costs as a component of the rates charged by its interstate pipeline operations see "--Environmental Matters."

  TGP, as with all interstate pipelines, is subject to FERC audit review of its books and records. TGP currently has an open audit covering the years 1991-1994. The FERC audit staff is expected to issue an audit report by year end.

 Competition

  The regulated natural gas pipeline industry is experiencing increasing competition, which results from actions taken by the FERC to strengthen market forces throughout the industry. In a number of key markets, the interstate pipelines of the Energy Business face competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a supplier or switch suppliers based on the short term price of gas and the cost of transportation. Competition between pipelines is particularly intense in Midwestern's Chicago and Northern Indiana markets, in East Tennessee's Roanoke, Chattanooga and Atlanta markets, and in TGP's supply area, Louisiana and Texas. In some instances, the pipelines of the Energy Business have been required to discount their transportation rates in order to maintain their market share. As noted above, transportation contracts representing approximately 70% of firm transportation capacity will be expiring over the next five years, principally in the year 2000. The renegotiation of these contracts may be impacted by these competitive factors.

 Gas Supply

  With full implementation of Order 636, TGP's firm sales obligations requiring maintenance of long-term gas purchase contracts have declined from over a 1.4 billion dekatherm maximum daily delivery obligation to less than a 200 million dekatherm maximum daily delivery obligation. TGP has substantially reduced its natural gas purchase portfolio in line with these requirements through termination and assignment to third parties. Although TGP's requirements for purchased gas are substantially less than prior to its implementation of Order 636, the Energy Business is pursuing the attachment of gas supplies to TGP's pipeline system for transportation by others. Current gas supply activities include development of offshore and onshore pipeline gathering projects and utilization of production financing programs to spur exploration and development drilling in areas adjacent to TGP's system. Major gathering systems in the Gulf of Mexico were completed during the fourth quarter of 1994.

GAS MARKETING, INTRASTATE PIPELINES AND RELATED SERVICES

  Tenneco Energy Resources Corporation ("Tenneco Resources"), a wholly owned subsidiary of Tenneco, and its subsidiaries are engaged primarily in the businesses of marketing natural gas and owning and operating approximately 1,300 miles of pipelines that serve the Texas Gulf Coast and West Texas markets.

  Tenneco Resources' interstate marketing operations buy, sell and contract for the transportation of up to 1.5 billion cubic feet of natural gas per day from approximately 200 suppliers, through 40 pipelines to about 400 customers, marketers and end-users. Tenneco Resources offers a portfolio of products and services which are intended to help distributors, end-users and producers manage their entire gas sales and purchasing processes, from budget control and risk management to flexible takes and daily balances. Tenneco Resources also owns and manages gas gathering systems and natural gas processing plants in Pennsylvania, Texas and Louisiana. Additionally, Tenneco Resources owns and operates, either directly or through joint ventures, approximately 1,300 miles of intrastate pipelines in the Texas Gulf Coast and West Texas markets. In addition to offering transportation capacity, these intrastate pipeline operations manage buying, selling and transportation services for almost one billion cubic feet of natural gas per day, serving approximately 150 suppliers and 50 customers and shippers. The intrastate pipeline operations also provide swing storage services and access to major intrastate and interstate pipelines in Texas. Revenues from the operations of Tenneco Resources accounted for approximately 55%, 61% and 57% of the total revenue of the Energy Business for 1993, 1994 and 1995, respectively.

  The following table sets forth the volumes of gas, stated in BBtu, sold and transported by Tenneco Resources for the periods indicated:

                                                        1995     1994     1993
                                                       ------- --------- -------
      Sales........................................... 642,096   739,432 741,800
      Transportation.................................. 229,415   273,587 235,940
                                                       ------- --------- -------
        Total......................................... 871,511 1,013,019 977,740
                                                       ======= ========= =======

  In February 1994, the Energy Business sold a 20% interest in Tenneco Resources to Ruhrgas AG, Germany's largest natural gas company. As part of the sale, Tenneco agreed that neither it nor any of its affiliates would engage in gas marketing activities in North America and certain gas processing and gathering activities except through Tenneco Resources. The Energy Business purchased this 20% interest in Tenneco Resources in September 1996 for $41 million.

INTERNATIONAL, POWER GENERATION AND VENTURES

  The Energy Business is presently engaged in various other energy-related businesses that are consistent with Tenneco Energy's overall goal of diversifying its operations into businesses that are not regulated by the FERC.

  International Operations. The Energy Business has recently undertaken various activities to extend TGP's traditional activities in North American pipelines to international pipeline, power, and energy-related projects, with a current focus on activities in Latin America, Southeast Asia, Australia and Europe.

  In 1995, the Energy Business was selected to construct, own and operate a 470 mile natural gas pipeline in Queensland, Australia at a total cost of $170 million. Construction of the pipeline commenced in late 1995 and completion is scheduled for December 1996. It is estimated that, as of June 30, 1996, completion of the Queensland pipeline would require an additional $56 million of capital expenditures. Additionally, in June 1995 Tenneco acquired the natural gas pipeline assets of the Pipeline Authority of South Australia, which includes a 488 mile pipeline, for $225 million. El Paso and Tenneco are currently working together to monetize certain of Tenneco's Australian assets as part of the Refinancing Transactions. See "--Operation of the Energy Business after the Merger" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION-- Unaudited Pro Forma

Combined Financial Statements of El Paso and Tenneco Energy." The Energy Business also has interests in a consortium pursuing the development of a natural gas pipeline from Bolivia to Brazil and related gas-fired electric generation plants. In December 1995, Tenneco Energy was selected by the Beijing Natural Gas Transportation Company ("BGTC") to serve as a paid technical advisor for the construction of China's first major onshore natural gas pipeline. BGTC, a joint venture between the Chinese National Petroleum Corporation and the city of Beijing, will build a 600 mile line linking the Jingbian gas field in central China's Eerdous Basin with Beijing. Construction commenced in March 1996, with an in-service date scheduled for October 1997.

  Power Generation Operations. The Energy Business' power unit is involved in developing, building, owning, operating and acquiring energy-related infrastructure domestically and internationally, by capitalizing on the experience of the Energy Business in major project development and gas technologies, transportation and supply. Areas targeted for development include Australia, Southeast Asia, central and eastern Europe and Latin America.

  Tenneco Power Generation Company ("Tenneco Power") has a 17.5% interest in a 240 megawatt power plant in Springfield, Massachusetts, and 50% interests in two additional cogeneration projects in Florida which have a combined capacity of 220 megawatts. El Paso and Tenneco are currently working together to monetize the Energy Business interests in one of these Florida cogeneration projects as part of the Refinancing Transactions. See "--Operation of the Energy Business after the Merger" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION--Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy." In May 1996, Tenneco Power acquired from Energy Equity Corp., Ltd., an Australian company, a 50% interest in two of its subsidiaries which participate in a joint venture to construct a 135 megawatt gas fired power plant in Indonesia.

  Tenneco Ventures. Tenneco Gas Production Corporation ("Tenneco Production") and Tenneco Ventures Corporation ("Tenneco Ventures"), subsidiaries of Tenneco, together with institutional investors and partners, invest in oil and gas properties and finance independent producers engaged in exploration and development projects. Tenneco Ventures and Tenneco Production hold various ownership interests in oil and gas fields located primarily in the Gulf of Mexico, Texas and Louisiana. Tenneco Ventures is also involved in Tenneco Energy's international projects through exploration and development of gas reserves in Indonesia, Poland and Bolivia. It is presently expected that, after consummation of the Merger, El Paso will sell Tenneco Ventures and Tenneco Production as part of the Refinancing Transactions, the proceeds of which sale will be used to repay Tenneco debt. See "--Operation of the Energy Business After the Merger" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION-- Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy."

DISCONTINUED AND OTHER OPERATIONS

  In addition to the operating assets and liabilities of the Energy Business, upon consummation of the Merger and the other components of the Transaction, including the Distributions, Tenneco (which will then be a subsidiary of El
Paso) will continue to hold certain limited assets and be responsible for the liabilities of the existing and discontinued operations and businesses of Tenneco and its subsidiaries other than those relating to the Industrial Business or the Shipbuilding Business. These assets and liabilities consist primarily of Tenneco's remaining interests in various discontinued operations which were engaged in (i) natural gas pipeline transmission, gathering and processing, (ii) chemicals production, (iii) the manufacture of farm and construction equipment through Case Corporation ("Case") and related companies, (iv) the extraction of minerals and other natural resources, (v) oil and gas exploration, production and marketing through Tenneco Oil Company and other companies, (vi) agricultural and urban development, and (vii) insurance. The Energy Business has established reserves which it believes are adequate to cover these liabilities related to the various discontinued operations of Tenneco for which it will remain liable following consummation of the Transaction. See Note 13 to the Tenneco Energy Combined Financial Statements included elsewhere herein and "--Environmental Matters."

EMPLOYEES

  As of June 30, 1996, the Energy Business had approximately 3,200 full-time employees.

PROPERTIES

  Tenneco believes that substantially all of the facilities and equipment of the Energy Business are, in general, well maintained and in good operating condition. They are considered adequate for present needs and as supplemented by planned construction are expected to remain adequate for the near future. Tenneco also believes that it has generally satisfactory title to the properties owned and used in the Energy Business, subject to liens for current taxes and easements, restrictions and other liens which do not materially detract from the value of such property or the interests therein or the use of such properties in its businesses.

OPERATION OF THE ENERGY BUSINESS AFTER THE MERGER

  General. El Paso is currently engaged in a comprehensive review of the business and operations of the Energy Business. Following the completion of such review and the Merger, El Paso has indicated that it plans to integrate, for the most part, the operations of the Energy Business with those of El Paso to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. El Paso has indicated that it anticipates that the complementary interstate and intrastate pipeline operations and gas marketing activities of El Paso and the Energy Business should provide the combined company with increased operating flexibility and access to additional customers and markets.

  Refinancing Transactions. El Paso has indicated that it intends to undertake the Refinancing Transactions in order to reduce the amount of Tenneco debt that would otherwise be outstanding after consummation of the Transaction. Accordingly, El Paso and Tenneco currently are working together to monetize certain assets of the Energy Business through asset sales and non-recourse project financings which currently are expected to provide net proceeds to Tenneco of $500 million. El Paso has indicated that these proceeds will be used to repay outstanding borrowings under the Tenneco Credit Facility. Assets to be sold include Tenneco Ventures and Tenneco Production and a 50% interest in Tenneco's Australian pipeline operations. Project financings include one of Tenneco's U.S. cogeneration facilities and the Australian pipeline operations.

  Subject to market conditions, El Paso also currently intends to undertake a public offering of El Paso equity securities after the Merger for anticipated net proceeds of approximately $200 million. With the proceeds of this offering, El Paso will purchase from Tenneco approximately $200 million of Subordinated Junior Preferred Stock (that will be subordinate to the Tenneco Junior Preferred Stock issued in the NPS Issuance). The proceeds to Tenneco from any offering of such Subordinated Junior Preferred Stock would be used to repay outstanding borrowings under the Tenneco Credit Facility.

  In addition, as market conditions may allow, El Paso may refinance Tenneco's post-Transaction debt through a sale of senior debt securities of Tenneco and/or Tennessee to the public. See "RISK FACTORS--Risks Relating to the Transaction--Consummation of the Refinancing Transactions."

ENVIRONMENTAL MATTERS

  Since 1988, TGP has been engaged in an internal project to identify and deal with the presence of polychlorinated biphenyls ("PCBs") and other substances of concern, including substances on the U.S. Environmental Protection Agency ("EPA") List of Hazardous Substances ("HS List") at compressor stations and other facilities operated by both its interstate and intrastate natural gas pipeline systems. While conducting this project, TGP has been in frequent contact with federal and state regulatory agencies, both through informal negotiation and formal entry of consent orders, in order to assure that its efforts meet regulatory requirements.

  Tenneco has established a reserve for TGP's environmental expenses, which includes: (i) expected remediation expense and associated onsite, offsite and groundwater technical studies; (ii) legal fees; and (iii) settlement of third-party and governmental litigation, including civil penalties. Through June 30, 1996, Tenneco has charged approximately $156 million against the environmental reserve, excluding recoveries related to TGP's environmental settlement as discussed below. Of the remaining reserve, $24 million has been recorded on the combined balance sheet under "Payables-trade" and $132 million under "Deferred credits and other liabilities."

  Due to the current uncertainty regarding the further activity necessary for TGP to address the presence of the PCBs, the substances on the HS List and other substances of concern on its sites, including the requirements for additional site characterization, the actual amount of such substances at the sites, and the final, site-specific cleanup decisions to be made with respect to cleanup levels and remediation technologies, Tenneco cannot at this time accurately project what additional costs, if any, may arise from future characterization and remediation activities. While there are still many uncertainties relating to the ultimate costs which may be incurred, based upon TGP's evaluation and experience to date, Tenneco continues to believe that the recorded estimate for the reserve is adequate.

  Following negotiations with its customers, TGP in May 1995 filed with the FERC a separate Stipulation and Agreement (the "Environmental Stipulation") that establishes a mechanism for recovering a substantial portion of the environmental costs. In November 1995, the FERC issued an order approving the Environmental Stipulation. Although one shipper filed for rehearing, the FERC denied rehearing of its order on February 20, 1996. This shipper filed a Petition for Review on April 22, 1996 in the D.C. Circuit Court of Appeals; TGP believes the FERC order approving the Environmental Stipulation will be upheld on appeal. The effects of the Environmental Stipulation, which was effective as of July 1, 1995, have been recorded with no material effect on the combined financial position or results of operations of the Energy Business. As of June 30, 1996, the balance of the regulatory asset is $61 million.

  The Energy Business has completed settlements with and has received payments from the majority of its liability insurance policy carriers for remediation costs and related claims. Tenneco believes that the likelihood of recovery of a portion of these remediation costs and claims against the remaining carriers in its pending litigation is reasonably possible. In addition, TGP has settled its pending litigation against and received payment from the manufacturer of the PCB-containing lubricant. These recoveries have been considered in TGP's recording of its environmental settlement with its customers.

  TGP is a party in proceedings involving federal and state authorities regarding the past use by TGP of a lubricant containing PCBs in its starting air systems. TGP has executed a consent order with the EPA governing the remediation of certain of its compressor stations and is working with the Pennsylvania and New York environmental agencies to specify the remediation requirements at the Pennsylvania and New York stations. Remediation activities in Pennsylvania are essentially complete; in addition, pursuant to the Consent Order dated August 1, 1995, between Tenneco and the Pennsylvania Department of Environmental Protection, Tenneco funded an environmentally beneficial project for $450,000 in April 1996. Remediation and characterization work at the compressor stations under its consent order with the EPA and the jurisdiction of the New York Department of Environmental Conservation is ongoing. Tenneco believes that the ultimate resolution of these matters will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  TGP sold its subsidiary which owns a 13.2% general partnership interest in Iroquois to ANR Iroquois Inc., a subsidiary of The Coastal Corporation. Iroquois owns an interstate gas pipeline from the Canadian border through the states of New York and Connecticut to Long Island. TGP is still under contract to provide gas dispatching as well as post-construction field operation and maintenance services for the operator of Iroquois, but TGP is not the operator and is not an affiliate of the operator of Iroquois' pipeline system. A global settlement was entered into during the second quarter of 1996 by Iroquois and the operator of Iroquois' pipeline system with the Federal and New York State authorities resolving all criminal, civil and administrative enforcement actions contemplated by such authorities as a result of their investigation of alleged environmental violations which occurred during the construction of the pipeline. Due to the sale of Tenneco's interest in Iroquois, Tenneco believes that any environmental matters relating to the construction and operation of the pipeline system by Iroquois will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  Tenneco has identified other sites in its various operating divisions included within the Energy Business where environmental remediation expense may be required should there be a change in ownership, operations or applicable regulations. These possibilities cannot be predicted or quantified at this time and accordingly, no provision has been recorded. However, provisions have been made for all instances where it has been determined that the incurrence of any material remedial expense is reasonably possible. Tenneco believes that the provisions recorded for environmental exposures of the Energy Business are adequate based on current estimates.

  In Commonwealth of Kentucky, Natural Resources and Environmental Protection Cabinet v. Tennessee Gas Pipeline Company (Franklin County Circuit Court, Docket No. 88-C1-1531, November 16, 1988), the Kentucky environmental agency alleged that TGP discharged pollutants into the waters of the state without a permit and disposed of PCBs without a permit. The agency sought an injunction against future discharges, sought an order to remediate or remove PCBs, and sought a civil penalty. TGP has entered into agreed orders with the agency to resolve many of the issues raised in the original allegations, has received water discharge permits for its Kentucky stations from the agency, and continues to work to resolve the remaining issues. Counsel for Tenneco are unable to express an opinion as to the ultimate outcome. Tenneco believes that the resolution of this issue will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  Certain of the entities included in the Energy Business have been designated, have received notice that they could be designated or have been asked for information to determine whether they could be designated as potentially responsible parties with respect to 26 "Superfund" sites (of which 24 are related to discontinued operations included within the Energy Business). The Energy Business has sought to resolve its liability with respect to these sites through indemnification by third parties and/or settlements which provide for payment of the Energy Business' allocable share of remediation costs. Tenneco has estimated the Energy Business' share of the remediation costs at these sites to be between $7 million and $41 million and has provided reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, Tenneco's estimate of the Energy Business' share of remediation costs could change. Moreover, liability under the federal Superfund statute (the Comprehensive Environmental Response, Compensation and Liability Act), is joint and several, meaning that the Energy Business could be required to pay in excess of its pro rata share of remediation costs. Tenneco's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in its determination of the estimated liability of the Energy Business as described herein. Tenneco presently believes that the costs associated with the current status of such Energy Business entities as potentially responsible parties at the Superfund sites referenced above will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  In addition, the Energy Business includes liabilities to remediate a number of formerly owned or leased sites, and certain other sites associated with the discontinued operations included in the Energy Business, pursuant to state and federal laws enacted for the protection of the environment. Tenneco estimates the Energy Business' share of the remediation costs at these sites to be between $23 million and $43 million and has provided reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, Tenneco's estimate of the Energy Business' share of remediation costs could change. Tenneco presently believes that the costs to remediate these sites will not have a material adverse effect on the combined financial position or results of operations of the Energy Business.

  For additional information concerning environmental matters, see the caption "Environmental Matters" under Note 15 in the notes to the Tenneco Energy Combined Financial Statements included elsewhere herein.

  For a discussion of various regulatory proceedings involving cost recovery and contract reformation in connection with the interstate pipeline operations of the Energy Business, see "--Interstate Pipeline Operations--Federal Regulation."

LEGAL PROCEEDINGS

  In addition to the proceedings described herein under "--Environmental Matters" and "--Interstate Pipeline Operations--Federal Regulation," Tenneco and its subsidiaries are parties to numerous other legal proceedings relating to the Energy Business and arising from their present and former operations. Tenneco Energy believes that the outcome of these other proceedings, individually and in the aggregate, will have no material adverse effect on the combined financial condition or results of operations of the Energy Business.

TENNECO CREDIT FACILITY

  Tenneco intends to enter into the Tenneco Credit Facility in connection with the Transaction, under which it is expected that a syndicate of banks (the "Lenders") will commit to provide up to $3 billion of financing to Tenneco on an unsecured basis. It is expected that Chase Securities Inc. will arrange the Tenneco Credit Facility and The Chase Manhattan Bank will act as agent for the Lenders. The Tenneco Credit Facility is expected to be a 364-day revolving credit facility, with a two-year term thereafter, the proceeds of which will be used to effect the Debt Realignment and for other general corporate purposes and, upon consummation of the Merger, will be guaranteed by El Paso.

  Initial borrowings under the Tenneco Credit Facility are expected to occur on or shortly before the Merger Effective Time. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION--Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy" for a description of the application of the proceeds of such borrowings. The borrowings under the Tenneco Credit Facility will
mature on          , 1999.

  Borrowings under the Tenneco Credit Facility are expected to bear interest at a rate per annum equal to, at Tenneco's option, either

    (a) the highest of (i) the rate from time to time publicly announced by The Chase Manhattan Bank in New York City as its prime rate, (ii) the federal funds effective rate from time to time plus 1/2 of 1%, and (iii) the secondary market rate for certificates of deposit plus 1/2 of 1% (such higher rate, the "Alternate Base Rate"), plus in each case, the Applicable Margin (as defined); or

    (b) the average of the rates at which eurodollar deposits for one, two, three or six months or, subject to availability to each lender, nine or 12 months (as selected by Tenneco) are offered in the interbank eurodollar market in the approximate amount of the relevant loan the "Eurodollar Rate"), plus the Applicable Margin.

It is expected that the "Applicable Margin" will mean initially for loans made
under the Alternate Base Rate,   %, and for loans made under the Eurodollar
Rate,   %; provided, that such margins will be adjustable up or down based on
El Paso's senior long-term debt rating or, if El Paso's debt is not rated, such margins will be adjustable based on a mutually agreed financial test.

  It is expected that the Tenneco Credit Facility will require that El Paso's ratio of total indebtedness to total indebtedness plus net worth not exceed 70%. Failure to satisfy the foregoing minimum requirement will be a default under the Tenneco Credit Facility that will enable the Lenders to refuse to loan funds to Tenneco and to accelerate the indebtedness thereunder.

  It is also expected that the Tenneco Credit Facility will impose prohibitions or limitations on liens (other than agreed permitted liens), subsidiary indebtedness and guarantee obligations, asset dispositions (with certain permitted exceptions) and dividends, among others.

  It is expected that the Tenneco Credit Facility will contain certain default provisions, including, among other things, (i) nonpayment of any amount due to the lenders under the Tenneco Credit Facility, (ii) material breach of representations and warranties, (iii) default in the performance of covenants,
(iv) bankruptcy or insolvency, (v) cross-default with respect to indebtedness for borrowed money and related guaranty obligations in excess of $100 million and (vi) a judgment suffered by El Paso in excess of $50 million not covered by insurance and which judgment shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days.

MANAGEMENT AFTER THE TRANSACTION

  Pursuant to the Merger Agreement, the directors of El Paso Subsidiary as of the Merger Effective Time will become the initial directors of Tenneco upon consummation of the Merger. In addition, the executive officers of El Paso Subsidiary as of the Merger Effective Time will become the executive officers of Tenneco upon consummation of the Merger. El Paso has advised Tenneco that the following individuals will be the executive officers and directors of the El Paso Subsidiary as of the Merger Effective Time and will become the executive officers and directors of Tenneco upon consummation of the Merger:


              NAME                AGE                  POSITION
              ----                ---                  --------
William A. Wise..................  51 Chairman of the Board, President and Chief
                                       Executive Officer
H. Brent Austin..................  42 Senior Vice President, Chief Financial
                                       Officer and Director
Joel Richards III................  49 Senior Vice President and Director
Britton White, Jr................  53 Senior Vice President, General Counsel and
                                       Director
Thomas C. Livengood..............  41 Vice President and Treasurer and Director
Jeffrey I. Beason................  47 Vice President and Controller

EXECUTIVE OFFICERS AND DIRECTORS

  WILLIAM A. WISE--Upon consummation of the Merger, Mr. Wise will become the Chairman of the Board, President and Chief Executive Officer of Tenneco. Mr. Wise has been Chairman of the Board of El Paso since January 1994 and the President and Chief Executive Officer of El Paso since January 1990. He was President and Chief Operating Officer of El Paso from April 1989 to December 1989. From March 1987 until April 1989, Mr. Wise was an Executive Vice President of El Paso. From January 1984 to February 1987, he was a Senior Vice President of El Paso. He is a member of the Board of Directors of Battle Mountain Gold Company.

  H. BRENT AUSTIN--Upon consummation of the Merger, Mr. Austin will become the Senior Vice President, Chief Financial Officer and a Director of Tenneco. Mr. Austin has been Executive Vice President of El Paso since May 1995 and he has been Chief Financial Officer of El Paso since April 1992. He was Senior Vice President of El Paso from April 1992 to April 1995. He was Vice President, Planning and Treasurer of Burlington Resources, Inc. ("BR") from November 1990 to March 1992 and Assistant Vice President, Planning of BR from January 1989 to October 1990.

  JOEL RICHARDS III--Upon consummation of the Merger, Mr. Richards will become the Senior Vice President and a Director of Tenneco. Mr. Richards has been Senior Vice President of El Paso since January 1991 and he was Vice President from June 1990 to December 1990. He was Senior Vice President, Finance and Human Resources of Meridian Minerals Company, a wholly owned subsidiary of BR, from October 1988 to June 1990.

  BRITTON WHITE, JR.--Upon consummation of the Merger, Mr. White will become the Senior Vice President, General Counsel and a Director of Tenneco. Mr. White has been Senior Vice President and General Counsel of El Paso since March 1991 and from March 1991 to April 1992, he was also Corporate Secretary of El Paso. For more than five years prior to that time, Mr. White was a partner in the law firm of Holland & Hart.

  THOMAS C. LIVENGOOD--Upon consummation of the Merger, Mr. Livengood will become the Vice President and Treasurer, and a Director, of Tenneco. Mr. Livengood joined TGP in April 1989 and has served in several executive capacities. He is currently Vice President and Chief Financial Officer of TGP.

  JEFFREY I. BEASON--Upon consummation of the Merger, Mr. Beason will become the Vice President and Controller of Tenneco. Mr. Beason has been Vice President, Controller and Treasurer of El Paso since April 1996 and from September 1993 to April 1996 he was Senior Vice President of Administration for Mojave Pipeline Operating Company, a subsidiary of El Paso. For more than five years prior to September 1993, Mr. Beason was Director of Financial Reporting for El Paso.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                       OPERATIONS OF THE ENERGY BUSINESS

  The following review of the financial condition and results of operations of the Energy Business should be read in conjunction with the Combined Financial Statements of Tenneco Energy and the notes thereto presented on pages F-3 to F-28 of this Joint Proxy Statement--Prospectus. Such review includes certain forward-looking statements, which should be read in conjunction with the factors identified in "RISK FACTORS" herein.

PROPOSED MERGER WITH EL PASO

  In the first quarter of 1996, Tenneco announced its intention to focus on its automotive parts and packaging businesses. This strategic action included the spin-off of Newport News to the holders of Tenneco Common Stock and the development of options to separate Tenneco Energy from the packaging and automotive parts divisions. On June 19, 1996, Tenneco announced that it had signed the Merger Agreement, pursuant to which the El Paso Subsidiary will be merged with and into Tenneco, with Tenneco surviving the Merger as a subsidiary of El Paso. Prior to the Merger, Tenneco will spin off New Tenneco and Newport News to the holders of Tenneco Common Stock as separate public companies.

  The Merger represents a total value for Tenneco stockholders of approximately $4 billion which includes:

  . New shares of El Paso equity to be issued to Tenneco stockholders valued at approximately $750 million (subject to the effect of the Collar on the Average El Paso Common Price, as more fully described herein under "THE MERGER--Conversion of Shares").

  . Retention by Tenneco after the Distributions and the Merger of approximately $2.65 billion (subject to adjustment as more fully described herein under "DEBT AND CASH REALIGNMENT") of Tenneco Energy Consolidated Debt and the Tenneco Junior Preferred Stock to be issued in the NPS Issuance.

  . Other payments and certain liability retentions by El Paso which El Paso has estimated at an aggregate of approximately $600 million. See "THE MERGER."

  Upon consummation of the Transaction, holders of Tenneco Common Stock will own equity securities of three separate, publicly held companies--New Tenneco, Newport News and El Paso (which will include Tenneco Energy as a subsidiary)-- and holders of $7.40 Preferred Stock and $4.50 Preferred Stock will hold El Paso Common Stock.

  The consummation of the Transaction is subject to certain conditions, including receipt of a favorable ruling from the IRS that the Distributions will be tax-free for federal income tax purposes to Tenneco and its stockholders and approval of the Transaction by Tenneco Stockholders at the Tenneco Special Meeting and of the Distributions and the Charter Amendment by the holders of the Tenneco Junior Preferred Stock issued in the NPS Issuance (if issued prior to the Charter Amendment becoming effective). See "THE DISTRIBUTIONS--Conditions to Consummation of the Distribution" and "THE MERGER--Conditions Precedent."

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

  Net income for the 1996 first half of $103 million increased significantly compared with $47 million in the first half of 1995.

                                                                     SIX MONTHS
                                                                     ENDED JUNE
                                                                         30,
                                                                     -----------
                                                                      1996  1995
                                                                     ------ ----
                                                                     (MILLIONS)
      Revenues...................................................... $1,370 $939
      Operating income..............................................    188  140

NET SALES AND OPERATING REVENUES

  Revenues for the 1996 first half were $1.37 billion, an increase of 46 percent compared with $939 million for the year ago period.

  Revenues from Tenneco Energy's operations which are subject to regulation by the FERC (generally referred to herein as its "regulated" operations) increased to $423 million, or 21 percent, primarily due to a new rate structure implemented in July 1995, which increased revenues by approximately $30 million, higher transportation volumes resulting in a $38 million increase, and non-recurring regulatory settlements of $8 million that had no operating income impact. Revenues from Tenneco Energy's energy-related operations which are not generally subject to regulation by the FERC (generally referred to herein as its "nonregulated" operations) increased 61 percent to $943 million, primarily the result of higher gas prices resulting in a $226 million revenue increase, an increase in gas volumes, increasing revenues by $101 million, the acquisition of the assets of the Pipeline Authority of South Australia ("PASA") in June 1995 which contributed $18 million in revenues and new processing and gathering projects which increased revenues by $11 million. Revenues from other operations were $4 million compared with $2 million in the prior-year period.

INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

  Operating income from regulated operations in the U.S. rose $32 million to $166 million. The increase included $15 million for a favorable legal settlement in addition to a $4 million gain on the sale of TGP's interest in Iroquois. Higher transportation rates, which contributed a $30 million increase, more than compensated for the absence of earnings contributed by Kern River, which contributed $16 million in the year-ago period. Tenneco Energy's 50 percent interest in Kern River was sold in late 1995.

  Nonregulated operating income increased to $19 million in the first half of 1996 from $14 million in the 1995 first half due to higher operating income from Tenneco Ventures' oil and gas production of $10 million and the acquisition of PASA in June 1995 which contributed $10 million. Partially offsetting the nonregulated earnings increase was lower operating income of $3 million due to increased development costs on international programs and $5 million in unfavorable legal settlements.

  Tenneco Energy's other operations reported operating income of $3 million during the first half of 1996 compared with an operating loss of $8 million in the 1995 first half. The increase is due to the recognition of a $32 million deferred gain on the sale of Tenneco Energy's investment in Cummins Engine Company stock offset by lower interest income from the rolloff of Case retail receivables.

INTEREST EXPENSE (NET OF INTEREST ALLOCATED TO AFFILIATES)

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at an operating company level and to centrally manage various cash functions. Consequently, the corporate debt of Tenneco and its related interest expense has been allocated to New Tenneco and Newport News based upon the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based upon the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted average cost of all corporate debt, which was 7.7 percent, 8.3 percent and 7.4 percent for 1995, 1994 and 1993, respectively. Total pre-tax interest expense allocated to New Tenneco and Newport News in 1995, 1994 and 1993 was $180 million, $120 million and $124 million, respectively. New Tenneco and Newport News have also been allocated tax benefits approximating 35 percent of the allocated pre-tax interest expense. Although interest expense and the related tax effects have been allocated to New Tenneco and Newport News for financial reporting on a historical basis, New Tenneco and Newport News have not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense have been included as a component of Tenneco Energy's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of what Tenneco Energy's debt and interest expense will be upon completion of the Debt Realignment and the other components of the Transaction. For additional information, see "DEBT AND CASH REALIGNMENT".

  Interest expense increased from $61 million in the 1995 first half to $63 million in the 1996 first half. The increase was primarily attributable to higher levels of debt.

INCOME TAXES

  Income tax expense for the first half of 1996 was $22 million compared with $32 million for the 1995 first half. The effective tax rate for the first half of 1996 was 18 percent compared with 41 percent in the prior year first half.

CHANGES IN ACCOUNTING PRINCIPLES

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

  Tenneco Energy adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of the new standard did not have a material effect on Tenneco Energy's combined financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                           ------------------
      CASH PROVIDED (USED) BY:                               1996      1995
      ------------------------                             --------  --------
                                                              (MILLIONS)
      Operating activities................................ $   (185) $    174
      Investing activities................................      117      (266)
      Financing activities................................      (81)       63

  Tenneco Energy's operating results, combined with proceeds from sales of assets and businesses, supplemented by net contributions from affiliates and borrowings, have provided funds for acquisitions and capital investments in existing businesses, to repurchase Tenneco Common Stock and to retire long-term debt.

OPERATING ACTIVITIES

  Operating cash flow for the first six months of 1996 declined due to lower sales of customer receivables compared with the first half of 1995. This decrease was due primarily to trade receivables sold to Asset Securitization Cooperative Corporation ("ASCC"), which were $140 million lower in the first half of 1996 compared with the first half of 1995. Operating cash flow in the first half of 1996 also declined as a result of higher tax payments compared with the first half of 1995 due to the settlement of 1987 through 1989 federal tax liabilities and TGP's gas contract settlement with ICA and TransTexas for $125 million.

INVESTING ACTIVITIES

  The sale of other businesses and assets, primarily Tenneco Energy's 50 percent interest in Kern River, generated an additional $278 million of cash during the first half of 1996. The acquisition of assets, primarily the acquisition of PASA, required $225 million of cash during the first half of 1995.

  Tenneco Energy invested $164 million in capital expenditures in its existing businesses during the first half of 1996. Capital expenditures were $113 million during the first half of 1995.

FINANCING ACTIVITIES

  Cash used by financing activities was $81 million during the first six months of 1996, a $144 million decrease from the same period in 1995. Tenneco repurchased $122 million in common stock in the first half of 1996, down $328 million from the previous year. Tenneco had short-term debt outstanding at the end of June

1996 of $130 million more than 1995. Tenneco also retired $292 million of long-term debt in the first six months of 1996 compared to $180 million retired in 1995. Finally, Tenneco received $301 million in cash contributions from affiliates, down from $786 million received in the first six months of 1995. Cash contributions from affiliates vary based on cash generated by affiliates from operations net of cash required for operating and investing activities.

CAPITALIZATION

                                                           JUNE 30, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
                                                                (MILLIONS)
      Short-term debt and current maturities..............  $  521     $  456
      Long-term debt......................................   1,519      1,811
      Minority interest...................................      18         19
      Preferred stock.....................................     112        130
      Combined equity.....................................   1,054        687
                                                            ------     ------
      Total capitalization................................  $3,224     $3,103
                                                            ======     ======

  Debt decreased $227 million at June 30, 1996 compared with December 31, 1995. For additional information on corporate debt allocation, see "--Interest Expense (net of interest allocated to affiliates)" above.

LIQUIDITY

  Historically, Tenneco Energy's excess net cash flows from operating and investing activities have been used to meet consolidated debt and other obligations. Conversely, when Tenneco Energy's cash requirements have been in excess of cash flows from operations, Tenneco has utilized its consolidated credit facilities to fund Tenneco Energy's obligations. Also, depending on market and other conditions, Tenneco Energy has utilized external sources of capital to meet specific funding requirements. However, during 1995, Tenneco made cash distributions of approximately $1.3 billion, in the aggregate, to its Tenneco Automotive, Tenneco Packaging and Newport News subsidiaries to fund strategic acquisitions and capital spending. The disposition of the Albright and Wilson chemicals operations and the sales of Case common stock and other assets provided approximately $1.6 billion for these cash distributions.

  Prior to the Transaction, Tenneco will restructure its consolidated indebtedness for money borrowed pursuant to the Debt Realignment through a series of tender offers, exchange offers, payments, defeasances, and prepayments. In connection with the Debt Realignment, Tenneco will enter into the Tenneco Credit Facility, which will consist of a one-year committed revolving credit facility. Initial borrowings under the Tenneco Credit Facility will be used to finance certain aspects of the Debt Realignment. For additional information, see "DEBT AND CASH REALIGNMENT."

  After giving effect to the Refinancing Transactions and based on El Paso's representations regarding the operations of the Energy Business after the Merger, Tenneco believes that internally generated funds of the Energy Business and the availability under the Tenneco Credit Facility will provide adequate sources of funds to finance the future capital requirements of the Energy Business including any payments associated with the settlement of the GSR issues discussed herein.

RESULTS OF OPERATIONS FOR THE YEARS 1995 AND 1994

1995 STRATEGIC ACTIONS

  In December 1995, Tenneco Energy sold its 50 percent interest in Kern River, a joint venture that owns a 904-mile pipeline extending from Wyoming to California. The sales price was $206 million, resulting in a pre-tax gain of $30 million.

  Tenneco Energy acquired the natural gas pipeline assets of PASA, which includes a 488-mile pipeline, in June 1995 for approximately $225 million and a 50 percent interest in two gas-fired cogeneration plants from ARK Energy in November 1995 for approximately $65 million in cash and Tenneco Common Stock.

  During 1995, Tenneco completed the $500 million common stock repurchase program announced in December 1994. Also, in 1995, Tenneco announced two additional share buyback programs, one for up to 3 million shares and another for 2.5 million shares. These programs were designed to offset the growth in common shares resulting from shares issued pursuant to employee benefit plans. The 3 million share repurchase program was completed in 1995. Since December 1994, Tenneco has repurchased a total of 14.3 million common shares at a cost of $646 million.

RESULTS OF OPERATIONS--YEARS 1995 AND 1994

  Tenneco Energy's net income for 1995 of $157 million increased by three percent compared with $153 million in 1994. The increased results occurred in both the regulated and nonregulated businesses, all of which are discussed below.

  Significant transactions affecting the comparability of operating income between 1995 and 1994 are:

  . Pre-tax gains on sales of assets and businesses of $11 million in 1995
    (primarily Tenneco Energy's interest in Kern River) compared with gains of $24 million in 1994 (primarily from the sale of a 20 percent interest in Tenneco Resources).

  . Reserves established in 1995 of $25 million for the liquidation of surplus real estate holdings and notes and $30 million for estimated regulatory and legal settlement costs at Tenneco Energy.

  . A gain from a 1994 contract settlement between Tenneco Energy and Columbia Gas Transmission Corporation ("Columbia Gas") of $11 million.

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $1,921 $2,381
   Operating income...............................................    268    367

NET SALES AND OPERATING REVENUES

  The regulated portion of Tenneco Energy's business experienced a decline in revenues from $918 million in 1994 to $761 million in 1995. Lower regulated merchant gas sales caused a decline of approximately $135 million. Under FERC Order 636, customers assume the responsibility for acquiring their gas supplies, reducing sales by the pipeline. Other non-recurring regulatory settlements that had no operating income impact decreased revenue by $24 million. Furthermore, the $11 million contract settlement reached with Columbia Gas in 1994 as part of its bankruptcy proceedings, along with other contract expirations and reduced contract volumes, contributed $17 million to the transportation revenue decline in 1995. Partially offsetting these declines was an increase in revenues of $30 million due to the implementation by Tenneco Energy of a new rate structure.

  Revenues in Tenneco Energy's nonregulated operations were $1,155 million, down $305 million compared with 1994. Average natural gas prices were lower in 1995 compared with 1994, contributing approximately $175 million to the revenue decrease. Furthermore, natural gas volumes declined contributing $148 million to the revenue decrease. Warmer weather in early 1995 resulted in lower levels of storage activity during the year, decreasing demand for natural gas and forcing prices lower. These effects were offset somewhat by $18 million in revenues earned by the PASA assets which were acquired by Tenneco Energy in June 1995.

  Revenues from Tenneco Energy's other operations were $5 million compared with $3 million in 1994.

INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

  Operating income in the regulated portion of Tenneco Energy's business was down by $27 million in 1995 as compared with 1994. The 1995 results included the $30 million pre-tax gain on the sale of Tenneco Energy's interest in Kern River, a $7 million loss on the sale of Tenneco Energy's interest in Ozark Gas Transmission, and a $21 million reserve for estimated regulatory and legal settlement costs while 1994 included the $11 million benefit from the Columbia Gas contract settlement. Excluding these transactions, Tenneco Energy's regulated business operating income decrease was primarily due to the reduction of revenues of approximately $17 million related to the termination or expiration of transportation contracts and prior period operating adjustments and variances of $10 million. Also, in 1994, Tenneco Energy realized a one-time reduction in administrative costs of $20 milion due to changes in employee benefit policies, adding to the 1995 decline in operating income. This decrease was partially offset by the benefit TGP realized of approximately $30 million through a new rate structure implemented in July 1995.

  The 1995 operating income for the nonregulated business decreased $55 million compared with 1994. Operating income in 1994 included a $23 million gain from the sale of a 20 percent interest in Tenneco Resources to Ruhrgas AG and $8 million in legal settlements. The remainder of the operating income decline was due to increased startup and development costs on international programs of approximately $7 million, a $9 million reserve for estimated legal settlement costs and lower margins and volumes due to lower demand in gas marketing which resulted in a $9 million decrease and an increase in administrative costs of approximately $5 million. Tenneco Energy operating results included $9 million in income from operating the PASA assets during the last half of 1995.

  Tenneco Energy's other operations reported an operating loss of $65 million during 1995. This included a $25 million charge to establish a reserve for liquidation of surplus real estate holdings and notes. During 1994, other operations reported $48 million in operating losses.

INTEREST EXPENSE (NET OF INTEREST ALLOCATED TO AFFILIATES)

  Tenneco Energy's interest expense in 1995 was $122 million compared with $142 million in 1994. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "--Results of Operations for the Six Months Ended June 30, 1996 and 1995 -- Interest Expense (net of interest allocated to affiliates)."

INCOME TAXES

  Income tax benefit for 1995 was $11 million compared with income tax expense of $72 million in 1994.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, Tenneco Energy adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," using the cumulative catch-up method. It requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on Tenneco Energy's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

      CASH PROVIDED (USED) BY:                                   1995   1994
      ------------------------                                   -----  -----
                                                                 (MILLIONS)
      Operating activities...................................... $ 765  $(278)
      Investing activities......................................  (537)  (229)
      Financing activities......................................   (27)   426

  Tenneco Energy's operating results, combined with proceeds from sales of assets and businesses, and supplemented by contributions from affiliates and short-term and long-term borrowings, have provided funds for acquisitions and capital investments in existing businesses and to repurchase Tenneco Common Stock.

Operating Activities

  Operating cash flow for 1995 improved as Tenneco Energy generated $783 million from the collection and sale of customer receivables compared with $245 million in 1994. This increase was due primarily to trade receivables sold to the ASCC, which were $783 million higher in 1995 compared with 1994. The increase in collections of receivables was also due in part to the collection of approximately $300 million of Case retail receivables in 1995. In addition, rate refund payments of approximately $250 million were made to pipeline customers in 1994. The working capital increase of $652 million in 1994 resulted primarily from the reduction of the pipeline rate refund liability of approximately $250 million and lower tax accruals of $252 million. The lower tax accruals resulted from the utilization of capital losses related to the sale of assets.

INVESTING ACTIVITIES

  Cash used for business acquisitions during 1995 totaled $241 million. This included the acquisition of PASA for approximately $225 million. Further, Tenneco Energy invested $337 million in capital expenditures in its existing businesses during the year. During 1994, Tenneco Energy's other cash sources included $68 million in proceeds from the sale of assets. Capital expenditures were $345 million for continuing operations.

FINANCING ACTIVITIES

  In addition to business expansion, Tenneco Energy used its cash flow during the year for the scheduled retirement of $497 million in long-term debt, to reacquire Tenneco Common Stock for $655 million and to pay $286 million in dividends on Tenneco Stock. During 1994, Tenneco Energy had a net reduction of $605 million in debt and paid dividends on Tenneco Stock of $318 million. Other cash sources included net contributions from affiliates of $1,367 million.

CAPITALIZATION

                                                                   1995   1994
                                                                  ------ ------
                                                                   (MILLIONS)
      Short-term debt and current maturities..................... $  456 $  399
      Long-term debt.............................................  1,811  2,242
      Minority interest..........................................     19     19
      Preferred stock............................................    130    147
      Combined equity............................................    687    382
                                                                  ------ ------
      Total capitalization....................................... $3,103 $3,189
                                                                  ====== ======

  Debt decreased $374 million at December 31, 1995 compared with December 31, 1994. For additional information on corporate debt allocation, see "--Results of Operations for the Six Months Ended June 30, 1996 and 1995--Interest Expense (net of interest allocated to affiliates)".

RESULTS OF OPERATIONS FOR THE YEARS 1994 AND 1993

NET SALES AND OPERATING REVENUES

  Revenues for 1994 were $2.38 billion, down from $2.87 billion in 1993. Tenneco Energy revenues were down $485 million or 17 percent as customers shifted from sales to transportation service in the regulated business which resulted in a decrease of approximately $306 million, and lower gas prices in the nonregulated gas marketing business which decreased revenues by $167 million. In addition, revenue declined $73 million due to a nonrecurring regulatory adjustment that had no operating income impact. Offsetting these decreases, the regulated and nonregulated businesses reported a net volume increase which resulted in increased revenues of $47 million and the contract settlement with Columbia Gas which increased 1994 revenues by $11 million.

INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

  Tenneco Energy reported operating income of $367 million in 1994 compared with $419 million in 1993.

  The energy operations reported operating income for 1994 of $415 million, compared with $411 million in 1993. Special items in 1994 included a $23 million gain on the sale of a 20 percent interest in Tenneco Resources to Ruhrgas AG and an $11 million contract settlement with Columbia Gas. Special items in 1993 included a $31 million gain on the sale of Viking and Dean Pipeline Company partially offset by a $3 million loss related to regulatory and legal settlements. When non-recurring items in both years are excluded, operating income in 1994 declined slightly, compared with 1993. Declines during 1994 in the regulated business were primarily due to transportation contract expirations amounting to $12 million compared to favorable 1993 gas cost adjustments of $21 million. Declines in nonregulated gas marketing prices resulted in a $10 million decrease. Offsetting these declines was significant growth in the nonregulated businesses which contributed $24 million and lower administrative costs of $18 million due to changes in employee benefit policies.

  Tenneco Energy's other operations reported an operating loss of $48 million in 1994, compared with operating income of $8 million for 1993. The 1993 operating income included a gain of $39 million from contributing Tenneco Energy's investment in Cummins Engine Company to the Case Corporation Pension Plan for Hourly Paid Employees.

INTEREST EXPENSE (NET OF INTEREST ALLOCATED TO AFFILIATES)

  Net interest expense increased $15 million from $127 million in 1993 to $142 million in 1994. For additional information on corporate debt allocation, see "--Results of Operations for the Six Months Ended June 30, 1996 and 1995-- Interest Expense (net of interest allocated to affiliates)".

INCOME TAXES

  Income tax expense for 1994 was $72 million compared with $104 million reported for 1993. The lower tax expense in 1994 was primarily the result of lower pre-tax earnings.

EXTRAORDINARY LOSS

  Extraordinary loss for 1993 was $25 million, net of income tax benefit of $13 million. This was the result of redemption premiums from prepaying high interest-bearing long-term debt.

LIQUIDITY & CAPITAL RESOURCES

OPERATING ACTIVITIES

  Net cash used by operating activities was $278 million for the year 1994, compared with net cash provided of $209 million for 1993, a decrease of $487 million. This decrease was due in part to lower sales of receivables in 1994. Trade receivables sold to the ASCC were $313 million less in 1994 compared with 1993. In addition, rate refund payments of approximately $250 million were made to pipeline customers in 1994. The working capital increase of $652 million for 1994 resulted primarily from the reduction of the pipeline rate refund liability of approximately $250 million and lower tax accruals of $252 million. The lower tax accruals resulted from the utilization of capital losses related to the sale of assets.

INVESTING ACTIVITIES

  Net cash used by investing activities in 1994 was $229 million, compared with net cash used of $35 million in 1993. Net proceeds from the sale of businesses and assets were $68 million in 1994. Net proceeds from the sale of businesses in 1993 of $114 million resulted from the sales of Dean Pipeline Company and Viking.

  Expenditures for plant, property and equipment from continuing operations for 1994 were $345 million, compared with $171 million for 1993.

FINANCING ACTIVITIES

  Cash provided by financing activities was $426 million in 1994 compared to cash used of $49 million in 1993. During 1993, Tenneco issued $1.2 billion of common stock which was used to retire long-term debt. In 1994, Tenneco issued common stock for $188 million, received cash from affiliates of $1.4 billion, including approximately $700 million in proceeds from sales of assets by affiliates, and retired debt of $508 million.

FERC MATTERS

  TGP has deferred certain costs it has incurred associated with renegotiating GSR costs as a result of FERC Order 636. For a discussion of TGP's ongoing settlement and contract reformation discussions with holders of long-term gas purchase contracts, ongoing discussions between TGP and its customers related to the recovery of GSR costs and various FERC proceedings relating to TGP cost recovery of transition costs incurred pursuant to implementation of Order 636, see "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED--Interstate Pipeline Operations--Federal Regulation."

ENVIRONMENTAL MATTERS

  Tenneco Energy and certain of its subsidiaries are subject to various environmental claims and proceedings relating to its current businesses and discontinued operations. See "INFORMATION CONCERNING THE ENERGY BUSINESS TO BE MERGED--Environmental Matters."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF EL PASO AND TENNECO
                                    ENERGY
                    ASSUMING THE STOCK ISSUANCE IS APPROVED

  The following Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy (the "Pro Forma Financial Statements") illustrate the effect of (i) the Corporate Restructuring Transactions, the Cash and Debt Realignment, the NPS Issuance and the Distributions (which are all part of the Transaction discussed elsewhere herein); (ii) the Merger; and (iii) the Refinancing Transactions (see "Risk Factors" included elsewhere herein). The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if such transactions occurred on June 30, 1996; the Unaudited Pro Forma Consolidated Statements of Income have been prepared as if such transactions occurred as of January 1, 1995.

  The Pro Forma Financial Statements reflect El Paso having acquired 100% of the outstanding Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock. Pursuant to the Merger Agreement, El Paso will acquire an amount of debt equal to $2.65 billion (subject to certain other adjustments) less the NPS Issuance Proceeds, will issue approximately $750 million (subject to the effects of a collar on the average El Paso Common Stock market price) of El Paso equity securities to holders of Tenneco Common Stock, $4.50 Preferred Stock and $7.40 Preferred Stock, will assume the $275 million of Tenneco Junior Preferred Stock issued in the NPS Issuance, and will acquire approximately an estimated amount of $600 million in other liabilities of certain discontinued businesses of Tenneco for a total purchase price of approximately $4 billion. El Paso's acquisition of Tenneco will be accounted for under the purchase method. El Paso stockholders will be asked to vote on the Stock Issuance at the El Paso Special Meeting (scheduled to be held
        , 1996, several days prior to the Tenneco Special Meeting where Tenneco Stockholders will be asked to vote on the Transaction). These pro forma financial statements reflect the approval of the Stock Issuance which represents approximately $750 million of El Paso Common Stock. If the Stock Issuance is not approved, the Merger is still expected to be consummated, but Tenneco stockholders will receive a combination of common and preferred stock of El Paso (see "Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy Assuming the Stock Issuance is Not Approved").

  A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the Pro Forma Financial Statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information. However, management believes that the pro forma adjustments and the underlying assumptions reasonably present the significant effects of the Merger and the Refinancing Transactions. In addition, El Paso will undertake a study to determine the fair value of Tenneco Energy's assets and liabilities and will revise purchase accounting adjustments upon completion of that study. Upon consummation of the Merger, the actual financial position and results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial information and the date on which the Merger takes place. The Pro Forma Financial Statements are not necessarily indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

  The pro forma results of operations reflect (i) higher depreciation expense to give effect to the allocation of excess purchase price and the fair value of net assets acquired to property, plant and equipment, and (ii) higher interest expense reflecting the debt assumed as a component of the purchase price. If the Stock Issuance is not approved, earnings available to common stock would be reduced by the preferred stock dividends of $25 million and $50 million for the six months ended June 30, 1996 and twelve months ended December 31, 1995, respectively.

  The significant adjustments to the pro forma financial position reflect (i) reductions to cash, receivables and payables and increases to debt for the Corporate Restructuring Transactions and the Cash and Debt Realignment Transactions, (ii) increases to property, plant and equipment and accrued liabilities and decreases to regulatory assets for the purchase price allocation, and (iii) decreases to property, plant and equipment and debt and increases to equity for asset sales, debt restructuring and equity offerings in connection with the Merger and the Refinancing Transactions. If the Stock Issuance is not approved, total equity consideration will not change; however, preferred stock will increase by $497 million and common stock and additional paid in capital will decrease by an equal amount.

   The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of El Paso and Tenneco Energy, which are incorporated by reference and included herein, respectively, and the Notes to the Pro Forma Financial Statements included elsewhere herein. The pro forma adjustments do not reflect any potential operating efficiencies or cost savings which El Paso believes are achievable with respect to the combined companies.

                          EL PASO NATURAL GAS COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                    ASSUMING THE STOCK ISSUANCE IS APPROVED

                                 JUNE 30, 1996

                                   (MILLIONS)

                                                TENNECO ENERGY
                                             PRE-MERGER PRO FORMA                     PRO FORMA MERGER
                                     ------------------------------------- ------------------------------------------
                                                RESTRUCTURING,
                                      TENNECO    REALIGNMENT     TENNECO                                  EL PASO/
                           EL PASO     ENERGY      AND NPS       ENERGY      MERGER      REFINANCING   TENNECO ENERGY
                          HISTORICAL HISTORICAL    ISSUANCE    AS ADJUSTED ADJUSTMENTS   TRANSACTIONS     COMBINED
                          ---------- ---------- -------------- ----------- -----------   ------------  --------------
ASSETS
Current assets:
 Cash and temporary
  investments...........    $   50     $  100       $ (36)(d)    $   25      $              $              $   75
                                                      (39)(g)
 Receivables............       367      1,190        (116)(a)       760                                     1,127
                                                     (357)(b)
                                                       48 (c)
                                                       (5)(d)
 Other current assets...        78        138         (23)(c)       118                                       196
                                                        3 (d)
                            ------     ------       -----        ------      ------         -----          ------
 Total current assets...       495      1,428        (525)          903                                     1,398
                            ------     ------       -----        ------      ------         -----          ------
Net property, plant and
 equipment..............     1,989      2,924         (39)(c)     2,885       1,856 (k)      (580)(n)       6,150
Other assets and
 deferred charges.......       280      1,187        (172)(b)     1,014        (530)(j)        80 (n)         844
                                                       (1)(c)
                            ------     ------       -----        ------      ------         -----          ------
 Total assets               $2,764     $5,539       $(737)       $4,802      $1,326         $(500)         $8,392
                            ======     ======       =====        ======      ======         =====          ======
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Current liabilities:
 Short-term debt........    $  421     $  521       $(521)(f)    $           $              $ 330 (o)      $  751
 Payables...............       426        532        (111)(a)       222          20 (h)                       668
                                                       (2)(b)
                                                     (197)(f)
 Other current
  liabilities...........       173        718         (11)(c)       605         120 (j)                       898
                                                      (20)(b)
                                                      (82)(f)
                            ------     ------       -----        ------      ------         -----          ------
 Total current
  liabilities...........     1,020      1,771        (944)          827         140           330           2,317
Long-term debt..........       670      1,519       1,290 (f)     2,544                      (500)(n)       2,184
                                                     (265)(e)                                (200)(m)
                                                                                             (330)(o)
Other liabilities and
 deferred credits.......        82        652         (17)(b)       594         151 (j)                       827
                                                      (41)(d)
Deferred income taxes...       264        413         (13)(b)       401         411 (l)                     1,076
                                                        1 (c)
                            ------     ------       -----        ------      ------         -----          ------
                             2,036      4,355          11         4,366         702          (700)          6,404
                            ------     ------       -----        ------      ------         -----          ------
Minority interest.......        40         18                        18         265(k)                        323
                            ------     ------       -----        ------      ------         -----          ------
Preferred stock with
 mandatory
 redemption provisions..                  112                       112        (112)(i)
                            ------     ------       -----        ------      ------         -----          ------
Stockholders' equity:
 Preferred Stock........                              265 (e)       265        (265)(k)
 Common Stock...........       112                                               58 (i)        15 (m)         185
 Additional Paid In
  Capital...............       462                                              719 (i)       185 (m)       1,366
 Accumulated Earnings...       114                                                                            114
 Tenneco Combined
  Equity................                1,054          (5)(a)        41         (41)(k)
                                                     (477)(b)
                                                       (5)(c)
                                                        3 (d)
                                                     (490)(f)
                                                      (39)(g)
                            ------     ------       -----        ------      ------         -----          ------
 Total stockholders'
  equity................       688      1,054        (748)          306         471           200           1,665
                            ------     ------       -----        ------      ------         -----          ------
 Total liabilities and
  stockholders' equity..    $2,764     $5,539       $(737)       $4,802      $1,326         $(500)         $8,392
                            ======     ======       =====        ======      ======         =====          ======

     See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

                          EL PASO NATURAL GAS COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                    ASSUMING THE STOCK ISSUANCE IS APPROVED

RESTRUCTURING, REALIGNMENT AND NPS ISSUANCE:

(a) To reflect the settlement of intercompany trade accounts receivable and intercompany trade accounts payable with Tenneco Energy affiliates.
(b) To reflect the distribution to New Tenneco of receivables previously sold to Tenneco Credit Corporation, a Tenneco Energy affiliate.
(c) To reflect the transfer from Tenneco Energy to New Tenneco and affiliates of certain assets and liabilities held at the corporate level.

(d) To reflect the transfer to New Tenneco of insurance liabilities and the related portfolio of short-term cash investments and other assets previously held by Eastern Insurance Company Limited.

(e) To reflect the NPS Issuance of $275 million of Tenneco Junior Preferred Stock, with an assumed 8 1/2% dividend yield, for net NPS Issuance Proceeds of $265 million, and the use of the net NPS Issuance Proceeds for the repayment of Tenneco Energy Consolidated Debt.

(f) To reflect the restructuring and realignment of the Tenneco debt pursuant to the Debt Realignment, the Distributions and the applicable provisions of the Merger Agreement, and the assumed payment of accrued interest on the Tenneco Energy Consolidated Debt defeased, redeemed, tendered or exchanged as part of the Debt Realignment. The sale of Tenneco Energy receivables by Tenneco prior to the consummation of the Merger could result in a reduction in the Base Debt Amount dependent upon the date the receivables are sold and the Merger Effective Time. The Pro Forma Financial Statements assume no such reduction in the Base Debt Amount. The amount of "Tenneco Energy as Adjusted" debt immediately prior to the Merger will consist primarily of borrowings under the Tenneco Credit Facility (assuming 100% acceptance of the Debt Tender Offers and Debt Exchange Offers) and is calculated from the provisions of the Merger Agreement as follows (in millions):

   Base Debt Amount per Merger agreement................................ $2,650
   Less: NPS Issuance proceeds..........................................   (275)
                                                                         ------
                                                                          2,375
   Plus: Cash settlement payments.......................................    439
   Less: Estimated collections subject to refund........................   (270)
                                                                         ------
   "Tenneco Energy as Adjusted" debt.................................... $2,544
                                                                         ======

  At this time, Tenneco management cannot determine the ultimate amount of securities which will be purchased in the Debt Tender Offers, or the ultimate amount of securities which will be exchanged into New Tenneco Debt pursuant to the Debt Exchange Offers, and such amount could vary significantly. However, for purposes of these pro forma adjustments, it is assumed that 100% of the securities subject to the Debt Tender Offers are purchased pursuant to the Debt Tender Offers and 100% of the securities subject to the Debt Exchange Offers are exchanged into New Tenneco Debt pursuant to the Debt Exchange Offers.
(g) To reflect distribution from Tenneco Energy of cash in excess of $25 million pursuant to the Cash Realignment provisions of the Merger Agreement.

MERGER ADJUSTMENTS:

(h) To reflect the liability for the estimated legal, investment banking and stock issuance costs of $20 million to be incurred by El Paso in connection with the Merger.

(i) To reflect the issuance of approximately 19.4 million shares of El Paso Common Stock valued at $777 million based on an assumed price of $40.00 per share. (If the Stock Issuance is not approved by the stockholders of El Paso, the transaction will be consummated by issuing preferred stock, with an assumed 8% dividend yield, and common stock of El Paso. See Pro Forma Financial Information Assuming the Stock Issuance is Not Approved which follows herein.) The El Paso Equity Consideration will be issued in exchange for the $112 million of $7.40 Preferred Stock and $4.50 Preferred Stock at an assumed redemption amount equal to book value with the remainder exchanged for Tenneco Common Stock.

(j) To reflect the preliminary estimated acquisition adjustments under the purchase method of accounting to record assets acquired and liabilities assumed at estimated fair value for (i) reduction of certain other assets, deferred charges and regulatory assets, (ii) revision of benefit plan assumptions relating to the retiree medical plan obligation, other employee benefit costs and environmental costs, and (iii) the accrual of an obligation to New Tenneco which is expected to be paid after completion of the transaction as a result of the utilization of certain tax benefits generated by the Debt Realignment. The following adjustments reflect El Paso management's intended business strategies which may differ from the business strategies employed by Tenneco Energy management prior to the Merger (in millions):

   Other assets and deferred charges...................................... $530
   Other liabilities and deferred credits.................................  151
   Other current liabilities..............................................  120
                                                                           ----
                                                                           $801
                                                                           ====

(k) The following adjustments are made to adjust the historical values of certain assets and liabilities to their estimated fair values as follows (in millions):

   Increase property, plant and equipment............................... $1,856
   Reduce other assets and deferred charges.............................   (530)
   Increase current liabilities.........................................   (140)
   Increase other liabilities and deferred credits......................   (151)
   Increase deferred income taxes.......................................   (411)
   Eliminate Tenneco Energy stockholders' equity:
     Tenneco Energy preferred stock.....................................    112
     Tenneco Energy equity..............................................     41
                                                                         ------
   Issuance of El Paso Common Stock..................................... $  777
                                                                         ======

  The allocation above reflects El Paso's internal evaluation of the excess purchase price and is subject to the completion of an independent appraisal of the fair value of the property. It is not expected that any excess purchase price allocated to property, plant and equipment will be allowed for regulatory purposes or recovered through rates. Should the independent appraisal not support such allocation to property, plant and equipment, the excess of total purchase price over the fair value of the net assets acquired will be reflected as goodwill.

(l) To reflect the increase in deferred income taxes of $411 million which have been provided for temporary differences after the allocation of the pro forma purchase price and acquisition adjustments. The following pro forma adjustments were required for estimated book and tax basis differences resulting from the allocation of the pro forma purchase price, at an assumed tax rate of 39% (in millions):

   Property, plant and equipment......................................... $ 724
   Other assets..........................................................  (207)
   Other liabilities.....................................................  (106)
                                                                          -----
                                                                          $ 411
                                                                          =====

REFINANCING TRANSACTIONS:

(m) To reflect the assumed issuance of $200 million El Paso Common Stock to pay down $200 million of long-term debt acquired pursuant to the Merger.

(n) To reflect the assumed monetization of $500 million of assets through sales or project financings, at book value, and to reflect El Paso's remaining $80 million investment in certain Australian projects using the equity method. These proceeds are used to pay down long-term debt acquired pursuant to the Merger.

(o) To reflect the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively.

                          EL PASO NATURAL GAS COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                    ASSUMING THE STOCK ISSUANCE IS APPROVED

                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  TENNECO ENERGY
                                               PRE-MERGER PRO FORMA                  PRO FORMA MERGER
                                       ------------------------------------- ------------------------------------
                                                  RESTRUCTURING,                                         EL PASO/
                                        TENNECO    REALIGNMENT     TENNECO                               TENNECO
                           EL PASO       ENERGY      AND NPS       ENERGY      MERGER      REFINANCING    ENERGY
                          HISTORICAL   HISTORICAL    ISSUANCE    AS ADJUSTED ADJUSTMENTS   TRANSACTIONS  COMBINED
                          ----------   ---------- -------------- ----------- -----------   ------------  --------
Revenues................    $1,193       $1,370        $           $1,370      $              $ (46)(i)   $2,517
Operating costs and
 expenses...............     1,065        1,279         (38)(a)     1,241          23 (e)       (24)(i)    2,309
                                                                                    4 (f)
Employee separation and
 asset impairment
 charge.................        99 (2)                                                                        99
                            ------       ------        ----        ------      ------         -----       ------
 Operating income.......        29           91          38           129         (27)          (22)         109
Other (income) expense,
 net....................        (1)         (97)         33(a)        (64)                                   (65)
Interest expenses.......        48           63          42(c)        105                       (28)(h)      121
                                                                                                 (3)(j)
                                                                                                 (1)(i)
                            ------       ------        ----        ------      ------         -----       ------
 Income (loss) before
  income taxes and
  minority interest.....       (18)         125         (37)           88         (27)           10           53
Provision for income
 taxes (benefit)(1).....        (7)          22         (14)(d)         8         (11)(g)        (5)(i)       (4)
                                                                                                 11 (k)
                            ------       ------        ----        ------      ------         -----       ------
Income (loss) before
 minority interest......       (11)         103         (23)           80         (16)            4           57
Minority interest.......                                 12 (b)        12                                     12
                            ------       ------        ----        ------      ------         -----       ------
Net income (Loss).......       (11)         103         (35)           68         (16)            4           45
Preferred stock
 dividends..............
                            ------       ------        ----        ------      ------         -----       ------
Earnings available to
 common stock...........      $(11)        $103        $(35)       $   68      $  (16)        $   4       $   45
                            ======       ======        ====        ======      ======         =====       ======
Earnings (loss) per
 average share of common
 stock(2)...............    $ (.31)                                                                       $  .75
                            ======                                                                        ======
Number of shares used in
 computation of earnings
 per common shares
 (in thousands).........    35,264                                             19,430         5,000       59,694
                            ======                                             ======         =====       ======

--------

(1) The provision for income taxes for Tenneco Energy reflects the realization of unrecognized deferred tax assets; therefore, the overall effective tax rate is significantly lower than the assumed statutory rate of 39%. If the statutory rate had been used, the combined provision for income taxes would have been $21 million and the pro forma combined amounts for earnings available to common stock and earnings per average share of common stock would have been $20 million and $0.34, respectively.

(2) Per share data is calculated using the income applicable to common shares divided by the pro forma shares outstanding. The pro forma weighted average common shares outstanding includes the following assumptions: (i) the issuance of 19.4 million shares of El Paso Common Stock to holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock under the terms of the Merger, and (ii) the assumed issuance of 5 million shares of El Paso Common Stock at $40.00 per share as part of the Refinancing Transactions, the proceeds of which will be used to pay down long-term debt. Earnings per average share of common stock excluding the employee separation and asset impairment special charge ($60 million after tax) would be $1.41 and $1.76 per common share for the El Paso Historical and El Paso/Tenneco Energy Combined presentations, respectively.

   See accompanying Notes to Unaudited Pro Forma Combined Income Statements.

                          EL PASO NATURAL GAS COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                    ASSUMING THE STOCK ISSUANCE IS APPROVED

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                TENNECO ENERGY
                                             PRE-MERGER PRO FORMA                  PRO FORMA MERGER
                                     ------------------------------------- ------------------------------------
                                                RESTRUCTURING,                                         EL PASO/
                                      TENNECO    REALIGNMENT     TENNECO                               TENNECO
                           EL PASO     ENERGY      AND NPS       ENERGY      MERGER      REFINANCING    ENERGY
                          HISTORICAL HISTORICAL    ISSUANCE    AS ADJUSTED ADJUSTMENTS   TRANSACTIONS  COMBINED
                          ---------- ---------- -------------- ----------- -----------   ------------  --------
Revenues................    $1,038     $1,921        $           $1,921      $              $ (47)(i)   $2,912
Operating costs and
 expenses...............       826      1,843         (93)(a)     1,750          46 (e)       (41)(i)    2,589
                                                                                  8 (f)
                            ------     ------        ----        ------      ------         -----       ------
 Operating income.......       212         78          93           171         (54)           (6)         323
Other (income) expense,
 net....................        (7)      (190)         84 (a)      (106)                                  (113)
Interest expense........        86        122          95 (c)       217                       (56)(h)      238
                                                                                               (6)(j)
                                                                                               (3)(i)
                            ------     ------        ----        ------      ------         -----       ------
 Income before income
  taxes and minority
  interest..............       133        146         (86)           60         (54)           59          198
Provision for income
 taxes (benefit)(1).....        48        (11)        (33)(d)       (44)        (21)(g)        22 (k)        4
                                                                                               (1)(i)
                            ------     ------        ----        ------      ------         -----       ------
Income before minority
 interest...............        85        157         (53)          104         (33)           38          194
Minority interest.......                               23 (b)        23                                     23
                            ------     ------        ----        ------      ------         -----       ------
Net income (loss).......        85        157         (76)           81         (33)           38          171
Preferred stock
 dividends..............
                            ------     ------        ----        ------      ------         -----       ------
Earnings available to
 common stock...........    $   85     $  157        $(76)         $ 81      $  (33)        $  38       $  171
                            ======     ======        ====        ======      ======         =====       ======
Earnings (loss) per
 average share of common
 stock(2)...............    $ 2.46                                                                      $ 2.90
                            ======                                                                      ======
Number of shares used in
 computation of earnings
 per common share
 (in thousands).........    34,495                                           19,430         5,000       58,925
                            ======                                           ======         =====       ======

--------

(1) The provision for income taxes for Tenneco Energy reflects the realization of unrecognized deferred tax assets; therefore, the overall effective tax rate is significantly lower than the assumed statutory rate of 39%. If this statutory rate had been used, the combined provision for income taxes would have been $77 million and the pro forma combined amounts for earnings available to common stock and earnings per average share of common stock would have been $98 million and $1.66, respectively.

(2) Per share data is calculated using the income applicable to common shares divided by the pro forma shares outstanding. The pro forma weighted average common shares outstanding includes the following assumptions: (i) the issuance of 19.4 million shares of El Paso Common Stock to holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock under the terms of the Merger, and (ii) the assumed issuance of 5 million shares of El Paso Common Stock at $40.00 per share as part of the Refinancing Transactions, the proceeds of which will be used to pay down long-term debt.

   See accompanying Notes to Unaudited Pro Forma Combined Income Statements.

                          EL PASO NATURAL GAS COMPANY

            NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                    ASSUMING THE STOCK ISSUANCE IS APPROVED

RESTRUCTURING, REALIGNMENT AND NPS ISSUANCE:

(a) To reflect the earnings impact of the distribution to New Tenneco of receivables previously sold to Tenneco Credit Corporation, a Tenneco Energy affiliate and the related income tax expense effect at an estimated 39%.

(b) To reflect preferred stock dividends in the Combined Pro Forma Income Statement on the Tenneco Junior Preferred Stock issued in the NPS Issuance at an assumed dividend yield of 8 1/2%.

(c) To reflect interest expense on additional debt issued under the Tenneco Credit Facility. For purposes of the pro forma calculations, an assumed interest rate of 8% has been used.

(d) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.

MERGER ADJUSTMENTS:

(e) To reflect depreciation expense related to the increase in fair value of property, plant and equipment, depreciated over a 40 year period which approximates the FERC approved depreciation rate for the regulated property, plant and equipment of Tenneco Energy prospectively.

(f) To reflect the assumed pro forma postretirement cost for Tenneco Energy employees.

(g) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.

REFINANCING TRANSACTIONS:

(h) To reflect an interest expense reduction relating to debt repaid from proceeds from the $200 million equity offering and proceeds from the monetization of $500 million of asset sales and project financings at book value.

(i) To remove the historical operating results of Tenneco Energy's exploration and production business which is assumed to be disposed at book value.


(j) To reflect the interest expense reduction relating to the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively. A 1/8% change in interest rates would have the impact of increasing total pro forma interest expense by approximately $1 million and $2 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

(k) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.

   UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF EL PASO AND TENNECO
                                    ENERGY
                  ASSUMING THE STOCK ISSUANCE IS NOT APPROVED

  The following Pro Forma Financial Statements illustrate the effect of (i) the Corporate Restructuring Transactions, the Cash and Debt Realignment, the NPS Issuance and the Distributions (which are all part of the Transaction discussed elsewhere herein); (ii) the Merger; and (iii) the Refinancing Transactions (see "Risk Factors" included elsewhere herein). The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if such transactions occurred on June 30, 1996; the Unaudited Pro Forma Consolidated Statements of Income have been prepared as if such transactions occurred as of January 1, 1995.

  The Pro Forma Financial Statements reflect El Paso having acquired 100% of the outstanding Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock. Pursuant to the Merger Agreement, El Paso will acquire an amount of debt equal to $2.65 billion (subject to certain other adjustments) less the NPS Issuance Proceeds, will issue approximately $750 million (subject to the effects of a collar on the average El Paso Common Stock market price) of El Paso equity securities to holders of Tenneco Common Stock, $4.50 Preferred Stock and $7.40 Preferred Stock, will assume the $275 million of Tenneco Junior Preferred Stock issued in the NPS Issuance, and will acquire approximately an estimated amount of $600 million in other liabilities of certain discontinued businesses of Tenneco for a total purchase price of approximately $4 billion. El Paso's acquisition of Tenneco will be accounted for under the purchase method. El Paso stockholders will be asked to vote on
the Stock Issuance at the El Paso Special Meeting (scheduled to be held     ,
1996, several days prior to the Tenneco Special Meeting where Tenneco Stockholders will be asked to vote on the Transaction). These Pro Forma Financial Statements assume the Stock Issuance is not approved and accordingly, reflect Equity Consideration of 7 million shares of El Paso Common Stock plus shares of a new series of El Paso Preferred Stock in accordance with the Merger Agreement. If the Stock Issuance is approved, Equity Consideration will consist entirely of El Paso Common Stock (see "Unaudited Pro Forma Combined Financial Statements of El Paso and Tenneco Energy Assuming the Stock Issuance is Approved.")

  A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the Pro Forma Financial Statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information. However, management believes that the pro forma adjustments and the underlying assumptions reasonably present the significant effects of the Merger and the Refinancing Transactions. In addition, El Paso will undertake a study to determine the fair value of Tenneco Energy's assets and liabilities and will revise purchase accounting adjustments upon completion of that study. Upon consummation of the Merger, the actual financial position and results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial information and the date on which the Merger takes place. The Pro Forma Financial Statements are not necessarily indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

  The pro forma results of operations reflect (i) higher depreciation expense to give effect to the allocation of excess purchase price over the fair value of net assets acquired to property, plant and equipment (ii) higher interest expense reflecting the debt assumed in a component of the purchase price, and
(iii) higher preferred stock dividends reflecting the issuance of preferred stock. If the Stock Issuance is approved, preferred stock dividends would not be required and earnings available to common stock would be reduced by $25 million and $50 million for the six months ended June 30, 1996 and twelve months ended December 31, 1995, respectively.

  The significant adjustments to the pro forma financial position reflect (i) reductions to cash, receivables and payables and increases to debt for the Corporate Restructuring Transactions and the Cash and Debt Realignment Transactions, (ii) increases to property, plant and equipment and accrued liabilities and decreases to regulatory assets for the purchase price allocation, and (iii) decreases to property, plant and equipment and debt and increases to equity for asset sales, debt restructuring and equity offerings in connection with the Merger and the Refinancing Transactions. If the Stock Issuance is approved, total equity consideration will not change; however, preferred stock will decrease by $497 million and common stock and additional paid in capital will increase by an equal amount.

   The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of El Paso and Tenneco Energy, which are incorporated by reference and included herein, respectively, and the Notes to the Pro Forma Financial Statements included elsewhere herein. The pro forma adjustments do not reflect any potential operating efficiencies or cost savings which El Paso believes are achievable with respect to the combined companies.

                          EL PASO NATURAL GAS COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                  ASSUMING THE STOCK ISSUANCE IS NOT APPROVED

                                 JUNE 30, 1996

                                   (MILLIONS)

                                                TENNECO ENERGY
                                             PRE-MERGER PRO FORMA                     PRO FORMA MERGER
                                     ------------------------------------- ------------------------------------------
                                                RESTRUCTURING,
                                      TENNECO    REALIGNMENT     TENNECO                                  EL PASO/
                           EL PASO     ENERGY      AND NPS       ENERGY      MERGER      REFINANCING   TENNECO ENERGY
                          HISTORICAL HISTORICAL    ISSUANCE    AS ADJUSTED ADJUSTMENTS   TRANSACTIONS     COMBINED
                          ---------- ---------- -------------- ----------- -----------   ------------  --------------
ASSETS
Current assets:
 Cash and temporary
  investments...........    $   50     $  100       $ (36)(d)    $   25      $              $              $   75
                                                      (39)(g)
 Receivables............       367      1,190        (116)(a)       760                                     1,127
                                                     (357)(b)
                                                       48 (c)
                                                       (5)(d)
 Other current assets...        78        138         (23)(c)       118                                       196
                                                        3 (d)
                            ------     ------       -----        ------      ------         -----          ------
 Total current assets...       495      1,428        (525)          903                                     1,398
                            ------     ------       -----        ------      ------         -----          ------
Net property, plant and
 equipment..............     1,989      2,924         (39)(c)     2,885       1,856 (k)      (580)(n)       6,150
Other assets and
 deferred charges.......       280      1,187        (172)(b)     1,014        (530)(j)        80 (n)         844
                                                       (1)(c)
                            ------     ------       -----        ------      ------         -----          ------
 Total assets               $2,764     $5,539       $(737)       $4,802      $1,326         $(500)         $8,392
                            ======     ======       =====        ======      ======         =====          ======
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Current liabilities:
 Short-term debt........    $  421     $  521       $(521)(f)    $           $              $ 330 (o)      $  751
 Payables...............       426        532        (111)(a)       222          20 (h)                       668
                                                       (2)(b)
                                                     (197)(f)
 Other current
  liabilities...........       173        718         (11)(c)       605         120 (j)                       898
                                                      (20)(b)
                                                      (82)(f)
                            ------     ------       -----        ------      ------         -----          ------
 Total current
  liabilities...........     1,020      1,771        (944)          827         140           330           2,317
Long-term debt..........       670      1,519       1,290 (f)     2,544                      (500)(n)       2,184
                                                     (265)(e)                                (200)(m)
                                                                                             (330)(o)
Other liabilities and
 deferred credits.......        82        652         (17)(b)       594         151 (j)                       827
                                                      (41)(d)
Deferred income taxes...       264        413         (13)(b)       401         411 (l)                     1,076
                                                        1 (c)
                            ------     ------       -----        ------      ------         -----          ------
                             2,036      4,355          11         4,366         702          (700)          6,404
                            ------     ------       -----        ------      ------         -----          ------
Minority interest.......        40         18                        18         265(k)                        323
                            ------     ------       -----        ------      ------         -----          ------
Preferred stock with
 mandatory
 redemption provisions..                  112                       112        (112)(i)
                            ------     ------       -----        ------      ------         -----          ------
Stockholders' equity:                                                          (265)(k)
 Preferred stock........                              265 (e)       265         497 (i)                       497
 Common stock...........       112                                               21 (i)        15 (m)         148
 Additional paid in
  capital...............       462                                              259 (i)       185 (m)         906
 Accumulated earnings...       114                                                                            114
 Tenneco combined
  equity................                1,054          (5)(a)        41         (41)(k)
                                                     (477)(b)
                                                       (5)(c)
                                                        3 (d)
                                                     (490)(f)
                                                      (39)(g)
                            ------     ------       -----        ------      ------         -----          ------
 Total stockholders'
  equity................       688      1,054        (748)          306         471           200           1,665
                            ------     ------       -----        ------      ------         -----          ------
 Total liabilities and
  stockholders' equity..    $2,764     $5,539       $(737)       $4,802      $1,326         $(500)         $8,392
                            ======     ======       =====        ======      ======         =====          ======

     See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

                          EL PASO NATURAL GAS COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                  ASSUMING THE STOCK ISSUANCE IS NOT APPROVED

RESTRUCTURING, REALIGNMENT AND NPS ISSUANCE:

(a) To reflect the settlement of intercompany trade accounts receivable and intercompany trade accounts payable with Tenneco Energy affiliates.

(b) To reflect the distribution to New Tenneco of receivables previously sold to Tenneco Credit Corporation, a Tenneco Energy affiliate.

(c) To reflect the transfer from Tenneco Energy to New Tenneco and affiliates of certain assets and liabilities held at the corporate level.

(d) To reflect the transfer to New Tenneco of insurance liabilities and the related portfolio of short-term cash investments and other assets previously held by Eastern Insurance Company Limited.

(e) To reflect the NPS Issuance of $275 million of Tenneco Junior Preferred Stock, with an assumed 8 1/2% dividend yield, for net NPS Issuance Proceeds of $265 million, and the use of the net NPS Issuance Proceeds for the repayment of Tenneco Energy Consolidated Debt.

(f) To reflect the restructuring and realignment of the Tenneco debt pursuant to the Debt Realignment, the Distributions and the applicable provisions of the Merger Agreement, and the assumed payment of accrued interest on the Tenneco Energy Consolidated Debt defeased, redeemed, tendered or exchanged as part of the Debt Realignment. The sale of Tenneco Energy receivables by Tenneco prior to the consummation of the Merger could result in a reduction in the Base Debt Amount dependent upon the date the receivables are sold and the Merger Effective Time. The Pro Forma Financial Statements assume no such reduction in the Base Debt Amount. The amount of "Tenneco Energy as Adjusted" debt immediately prior to the Merger will consist primarily of borrowings under the Tenneco Credit Facility (assuming 100% acceptance of the Debt Tender Offers and Debt Exchange Offers) and is calculated from the provisions of the Merger Agreement as follows (in millions):

   Base Debt Amount per Merger agreement................................ $2,650
   Less: NPS Issuance proceeds..........................................   (275)
                                                                         ------
                                                                          2,375
   Plus: Cash settlement payments.......................................    439
   Less: Estimated collections subject to refund........................   (270)
                                                                         ------
   "Tenneco Energy as Adjusted" debt.................................... $2,544
                                                                         ======

  At this time, Tenneco management cannot determine the ultimate amount of securities which will be purchased in the Debt Tender Offers, or the ultimate amount of securities which will be exchanged into New Tenneco Debt pursuant to the Debt Exchange Offers, and such amounts could vary significantly. However, for purposes of these pro forma adjustments, it is assumed that 100% of the securities subject to the Debt Tender Offers are purchased pursuant to the Debt Tender Offers and 100% of the securities subject to the Debt Exchange Offers are exchanged into New Tenneco Debt pursuant to the Debt Exchange Offers.

(g) To reflect distribution from Tenneco Energy of cash in excess of $25 million pursuant to the Cash Realignment provisions of the Merger Agreement.

MERGER ADJUSTMENTS:

(h) To reflect the liability for the estimated legal, investment banking and stock issuance costs of $20 million to be incurred by El Paso in connection with the Merger.

(i) To reflect the issuance of approximately 7 million shares of El Paso Common Stock valued at $280 million based on an assumed price of $40.00 per share, plus shares of a new El Paso preferred stock valued at $497 million, with an assumed 10% dividend yield. The El Paso Equity Consideration will be issued in exchange for the $112 million of $7.40 Preferred Stock and $4.50 Preferred Stock at an assumed redemption amount equal to book value with the remainder exchanged for Tenneco Common Stock. (If the Stock Issuance is approved by the stockholders of El Paso, the total value of the El Paso Equity Consideration is the same; however, the transaction will be consummated by issuing 19.4 million shares of common stock valued at $777 million based on an assumed price of $40.00 per share. See Pro Forma Financial Information Assuming the Stock Issuance is Approved included herein.)

(j) To reflect the preliminary estimated acquisition adjustments under the purchase method of accounting to record assets acquired and liabilities assumed at estimated fair value for (i) reduction of certain other assets, deferred charges and regulatory assets, (ii) revision of benefit plan assumptions relating to the retiree medical plan obligation, other employee benefit costs and environmental costs, and (iii) the accrual of an obligation to New Tenneco which is expected to be paid after completion of the transaction as a result of the utilization of certain tax benefits generated by the Debt Realignment. The following adjustments reflect El Paso management's intended business strategies which may differ from the business strategies employed by Tenneco Energy management prior to the Merger (in millions):

   Other assets and deferred charges...................................... $530
   Other liabilities and deferred credits.................................  151
   Other current liabilities..............................................  120
                                                                           ----
                                                                           $801
                                                                           ====

(k) The following adjustments are made to adjust the historical values of certain assets and liabilities to their estimated fair values as follows (in millions):

   Increase property, plant and equipment............................... $1,856
   Reduce other assets and deferred charges.............................   (530)
   Increase current liabilities.........................................   (140)
   Increase liabilities and deferred credits............................   (151)
   Increase deferred income taxes.......................................   (411)
   Eliminate Tenneco Energy stockholders' equity:
     Tenneco Energy preferred stock.....................................    112
     Tenneco Energy equity..............................................     41
                                                                         ------
   Issuance of El Paso Common Stock..................................... $  777
                                                                         ======

  The allocation above reflects El Paso's internal evaluation of the excess purchase price and is subject to the completion of an independent appraisal of the fair value of the property. It is not expected that any excess purchase price allocated to property, plant and equipment will be allowed for regulatory purposes or recovered through rates. Should the independent appraisal not support such allocation to property, plant and equipment, the excess of total purchase price over the fair value of the net assets acquired will be reflected as goodwill.

(l) To reflect the increase in deferred income taxes of $411 million which have been provided for temporary differences after the allocation of the pro forma purchase price and acquisition adjustments. The following pro forma adjustments were required for estimated book and tax basis differences resulting from the allocation of the pro forma purchase price, at an assumed tax rate of 39% (in millions):

   Property, plant and equipment......................................... $ 724
   Other assets..........................................................  (207)
   Other liabilities.....................................................  (106)
                                                                          -----
                                                                          $ 411
                                                                          =====

REFINANCING TRANSACTIONS:

(m) To reflect the assumed issuance of $200 million El Paso Common Stock to pay down $200 million of long-term debt acquired pursuant to the Merger.

(Continued)

(n) To reflect the assumed monetization of $500 million of assets through sales or project financings, at book value, and to reflect El Paso's remaining $80 million investment in certain Australian projects using the equity method. These proceeds are used to pay down long-term debt acquired pursuant to the Merger.

(o) To reflect the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively.

                          EL PASO NATURAL GAS COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                  ASSUMING THE STOCK ISSUANCE IS NOT APPROVED

                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  TENNECO ENERGY
                                               PRE-MERGER PRO FORMA                  PRO FORMA MERGER
                                       ------------------------------------- -----------------------------------
                                                  RESTRUCTURING,                                        EL PASO/
                                        TENNECO    REALIGNMENT     TENNECO                              TENNECO
                           EL PASO       ENERGY      AND NPS       ENERGY      MERGER     REFINANCING    ENERGY
                          HISTORICAL   HISTORICAL    ISSUANCE    AS ADJUSTED ADJUSTMENTS  TRANSACTIONS  COMBINED
                          ----------   ---------- -------------- ----------- -----------  ------------  --------
Revenues................    $1,193       $1,370        $           $1,370       $            $ (46)(i)   $2,517
Operating costs and
 expenses...............     1,065        1,279         (38)(a)     1,241          23 (e)      (24)(i)    2,309
                                                                                    4 (f)
Employee separation and
 asset impairment
 charge.................        99 (2)                                                                       99
                            ------       ------        ----        ------       -----        -----       ------
 Operating income.......        29           91          38           129         (27)         (22)         109
Other (income) expense,
 net....................        (1)         (97)         33 (a)       (64)                                  (65)
Interest expenses.......        48           63          42 (c)       105                      (28)(k)      121
                                                                                                (3)(j)
                                                                                                (1)(i)
                            ------       ------        ----        ------       -----        -----       ------
 Income (loss) before
  income taxes and
  minority interest.....       (18)         125         (37)           88         (27)          10           53
Provision for income
 taxes (benefit)(1).....        (7)          22         (14)(d)         8         (11)(h)       11 (l)       (4)
                                                                                                (5)(i)
                            ------       ------        ----        ------       -----        -----       ------
 Income (loss) before
  minority interest.....       (11)         103         (23)           80         (16)           4           57
Minority interest.......                                 12 (b)        12                                    12
                            ------       ------        ----        ------       -----        -----       ------
 Net income (loss)......       (11)         103         (35)           68         (16)           4           45
Preferred stock
 dividends..............                                                           25 (g)                    25
                            ------       ------        ----        ------       -----        -----       ------
 Earnings available to
  common stock..........    $  (11)      $  103        $(35)       $   68       $ (41)       $   4       $   20
                            ======       ======        ====        ======       =====        =====       ======
Earnings (loss) per
 average share of common
 stock(2)...............    $ (.31)                                                                      $  .42
                            ======                                                                       ======
Number of shares used in
 computation of earnings
 per common shares
 (in thousands).........    35,264                                              7,000        5,000       47,264
                            ======                                              =====        =====       ======

--------

(1) The provision for income taxes for Tenneco Energy reflects the realization of unrecognized deferred tax assets; therefore, the overall effective tax rate is significantly lower than the assumed statutory rate of 39%. If the statutory rate had been used, the combined provision for income taxes would have been $21 million and the pro forma combined amounts for earnings available to common stock and earnings per average share of common stock would have been $(5) million and $(.11), respectively.

(2) Per share data is calculated using the income applicable to common shares divided by the pro forma shares outstanding. The pro forma weighted average common shares outstanding includes the following assumptions: (i) the issuance of 7 million shares of El Paso Common Stock to holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock under the terms of the Merger and (ii) the assumed issuance of 5 million shares of El Paso Common Stock at $40.00 per share as part of the Refinancing Transactions, the proceeds of which will be used to pay down long-term debt. Earnings per average share of common stock excluding the employee separation and asset impairment special charge ($60 million after tax) would be $1.41 and $1.70 per common share for the El Paso Historical and El Paso/Tenneco Energy Combined presentations, respectively.

   See accompanying Notes to Unaudited Pro Forma Combined Income Statements.

                          EL PASO NATURAL GAS COMPANY

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                  ASSUMING THE STOCK ISSUANCE IS NOT APPROVED

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                TENNECO ENERGY
                                             PRE-MERGER PRO FORMA                  PRO FORMA MERGER
                                     ------------------------------------- -----------------------------------
                                                RESTRUCTURING,                                        EL PASO/
                                      TENNECO    REALIGNMENT     TENNECO                              TENNECO
                           EL PASO     ENERGY        AND         ENERGY      MERGER     REFINANCING    ENERGY
                          HISTORICAL HISTORICAL  NPS ISSUANCE  AS ADJUSTED ADJUSTMENTS  TRANSACTIONS  COMBINED
                          ---------- ---------- -------------- ----------- -----------  ------------  --------
Revenues................    $1,038     $1,921        $           $1,921       $             $(47)(i)   $2,912
Operating costs and
 expenses...............       826      1,843         (93)(a)     1,750          46 (e)      (41)(i)    2,589
                                                                                  8 (f)
                            ------     ------        ----        ------       -----        -----       ------
 Operating income.......       212         78          93           171         (54)         (6)          323
Other (income) expense,
 net....................        (7)      (190)         84 (a)      (106)                                 (113)
Interest expense........        86        122          95 (c)       217                      (56)(k)      238
                                                                                              (6)(j)
                                                                                              (3)(i)
                            ------     ------        ----        ------       -----        -----       ------
 Income before income
  taxes and minority
  interest..............       133        146         (86)           60         (54)          59          198
Provision for income
 taxes (benefit)(1).....        48        (11)        (33)(d)       (44)        (21)(h)       22 (l)        4
                                                                                              (1)(i)
                            ------     ------        ----        ------       -----        -----       ------
Income before minority
 interest...............        85        157         (53)          104         (33)          38          194
Minority interest.......                               23 (b)        23                                    23
                            ------     ------        ----        ------       -----        -----       ------
Net income (loss).......        85        157         (76)           81         (33)          38          171
Preferred stock
 dividends..............                                                         50 (g)                    50
                            ------     ------        ----        ------       -----        -----       ------
Earnings available to
 common stock...........    $   85     $  157        $(76)       $   81       $ (83)       $  38       $  121
                            ======     ======        ====        ======       =====        =====       ======
Earnings (loss) per
 average share of common
 stock(2)...............    $ 2.46                                                                     $ 2.60
                            ======                                                                     ======
Number of shares used in
 computation of earnings
 per common share (in
 thousands).............    34,495                                            7,000        5,000       46,495
                            ======                                            =====        =====       ======

--------

(1) The provision for income taxes for Tenneco Energy reflects the realization of unrecognized deferred tax assets; therefore, the overall effective tax rate is significantly lower than the assumed statutory rate of 39%. If this statutory rate had been used, the combined provision for income taxes would have been $77 million and the pro forma combined amounts for earnings available to common stock and earnings per average share of common stock would have been $48 million and $1.03, respectively.

(2) Per share data is calculated using the income applicable to common shares divided by the pro forma shares outstanding. The pro forma weighted average common shares outstanding includes the following assumptions: (i) the issuance of 7 million shares of El Paso Common Stock to holders of Tenneco Common Stock, $7.40 Preferred Stock and $4.50 Preferred Stock under the terms of the Merger, and (ii) the assumed issuance of 5 million shares of El Paso Common Stock at $40.00 per share as part of the Refinancing Transactions, the proceeds of which will be used to pay down long-term debt.

   See accompanying Notes to Unaudited Pro Forma Combined Income Statements.

                          EL PASO NATURAL GAS COMPANY

            NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                  ASSUMING THE STOCK ISSUANCE IS NOT APPROVED

RESTRUCTURING, REALIGNMENT AND NPS ISSUANCE:

(a) To reflect the earnings impact of the distribution to New Tenneco of receivables previously sold to Tenneco Credit Corporation, a Tenneco Energy affiliate and the related income tax expense effect at an estimated rate of 39%.

(b) To reflect preferred stock dividends in the Combined Pro Forma Income Statement on the Tenneco Junior Preferred Stock issued in the NPS Issuance at an assumed dividend yield of 8 1/2%.

(c) To reflect interest expense on additional debt issued under the Tenneco Credit Facility. For purposes of the pro forma calculations, an assumed interest rate of 8% has been used.

(d) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.

MERGER ADJUSTMENTS:

(e) To reflect depreciation expense related to the increase in fair value of property, plant and equipment depreciated over a 40 year period which approximates the FERC approved depreciation rate for the regulated property, plant and equipment of Tenneco Energy prospectively.

(f) To reflect the assumed pro forma postretirement cost for Tenneco Energy employees.

(g) To reflect preferred dividends included in the Combined Pro Forma Income Statement at an assumed dividend yield of 10%. (If the Stock Issuance is approved by the stockholders of El Paso, the transaction will be consummated by issuing 19.4 million shares of common stock and no preferred stock will be issued other than the Tenneco Junior Preferred Stock, which is reflected as minority interest, and accordingly there will be no preferred stock dividends. See Pro Forma Financial Information Assuming the Stock Issuance is Approved included herein.)

(h) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.

REFINANCING TRANSACTIONS:

(i) To remove the historical operating results of Tenneco Energy's exploration and production business which is assumed to be disposed at book value.


(j) To reflect the interest expense reduction relating to the replacement of the remaining balance under the Tenneco Credit Facility with short-term and long-term financing at interest rates of 6% and 8%, respectively. A 1/8% change in interest rates would have the impact of increasing total pro forma interest expense by approximately $1 million and $2 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

(k) To reflect an interest expense reduction relating to debt repaid from proceeds from the $200 million equity offering and proceeds from the monetization of $500 million of asset sales and project financings at book value.

(l) To reflect the income tax expense effects of pro forma adjustments at an estimated rate of 39%.

       UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF NEW TENNECO

  The following Unaudited Pro Forma Combined Balance Sheet of New Tenneco as of June 30, 1996 and the Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared to reflect: (i) the acquisition of Clevite in July 1996 and the acquisition of Amoco Foam Products in August 1996; (ii) the effect on New Tenneco of the Cash Realignment and Debt Realignment; (iii) the effect on New Tenneco of the Corporate Restructuring Transactions and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of New Tenneco Common Stock as part of the Industrial Distribution. The "Combined Acquisitions" caption in the Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1995 also reflects the pro forma results of operations of Mobil Plastics prior to its acquisition in November 1995.

  The acquisitions of Clevite and Amoco Foam Products have been included in the accompanying Unaudited Pro Forma Combined Financial Statements for the respective periods under the caption "Combined Acquisitions." The Combined Acquisitions have been accounted for under the purchase method of accounting. As such, pro forma adjustments are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements to reflect a preliminary allocation of New Tenneco's purchase cost for the assets acquired and liabilities assumed as well as additional depreciation and amortization resulting from New Tenneco's purchase cost.

  The historical Combined Financial Statements of New Tenneco reflect the financial position and results of operations for the Industrial Business whose net assets will be transferred to New Tenneco pursuant to the Corporate Restructuring Transactions and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement. The accounting for the transfer of assets and liabilities pursuant to the Corporate Restructuring Transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost basis in the Combined Financial Statements of New Tenneco.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if such transactions occurred on June 30, 1996; the Unaudited Pro Forma Combined Statements of Income have been prepared as if such transactions occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are unaudited and not necessarily indicative of the results that would have actually occurred if the transactions had been consummated as of June 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Combined Financial Statements of New Tenneco, and notes thereto, and the pre-acquisition Combined Financial Statements of Mobil Plastics, and notes thereto, which appear in the New Tenneco Information Statement attached hereto as Appendix C. The Clevite and Amoco Foam Products acquisitions do not meet the SEC's criteria for inclusion of separate historical financial statements.

                                  NEW TENNECO

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1996

                                   (MILLIONS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                   POST-
                                                                ACQUISITIONS TRANSACTION
                         NEW TENNECO              PRO FORMA      PRO FORMA    PRO FORMA    PRO FORMA
                         HISTORICAL  HISTORICAL* ADJUSTMENTS      COMBINED   ADJUSTMENTS   COMBINED
                         ----------- ----------- -----------    ------------ -----------   ---------
ASSETS
Current assets:
  Cash and temporary
   cash investments.....   $  129       $  2      $                $  131      $    36 (e)  $  205
                                                                                    38 (f)
  Receivables...........      829         74                          903         (113)(a)   1,044
                                                                                   182 (b)
                                                                                   (48)(c)
                                                                                   120 (d)
  Inventories...........      820         46             6 (i)        872                      872
  Deferred income taxes.       28                                      28                       28
  Other current assets..      196          8                          204           (5)(c)     204
                                                                                     5 (e)
                           ------       ----      --------         ------      -------      ------
   Total Current Assets.    2,002        130             6          2,138          215       2,353
                           ------       ----      --------         ------      -------      ------
Goodwill and
 intangibles............      965                      384 (i)      1,349                    1,349
Other Assets............      808          9                          817            9 (c)     836
                                                                                    10 (g)
Plant, property and
 equipment, net.........    2,748        148           144 (i)      3,040           39 (c)   3,079
                           ------       ----      --------         ------      -------      ------
   Total Assets.........   $6,523       $287      $    534         $7,344      $   273      $7,617
                           ======       ====      ========         ======      =======      ======
LIABILITIES AND EQUITY
Current liabilities:
  Short-term debt.......   $  530       $         $    638 (i)     $1,168      $(1,155)(g)  $   13
  Payables..............      622         28                          650          (23)(a)     629
                                                                                     2 (b)
  Other current
   liabilities..........      558         76                          634           17 (c)     651
                           ------       ----      --------         ------      -------      ------
   Total Current
    Liabilities.........    1,710        104           638          2,452       (1,159)      1,293
                           ------       ----      --------         ------      -------      ------
Long-term debt..........    1,573          1                        1,574          558 (g)   2,132
Deferred income taxes...      451                       (5)(i)        446           13 (b)     459
Deferred credits and
 other liabilities......      320         53            30 (i)        403           41 (e)     444
Minority interest.......      301                                     301                      301
                           ------       ----      --------         ------      -------      ------
  Total Liabilities.....    4,355        158           663          5,176         (547)      4,629
                           ------       ----      --------         ------      -------      ------
Equity:
  Combined equity.......    2,168        129          (129)(i)      2,168          (90)(a)      --
                                                                                   167 (b)
                                                                                   (22)(c)
                                                                                   120 (d)
                                                                                    38 (f)
                                                                                   607 (g)
                                                                                (2,988)(h)
  Common Stock..........       --         --                           --            2 (h)       2
  Paid in Capital.......       --         --                           --        2,986 (h)   2,986
  Retained Earnings.....       --         --                           --           -- (h)      --
                           ------       ----      --------         ------      -------      ------
    Total Liabilities
     and Equity.........   $6,523       $287      $    534         $7,344      $   273      $7,617
                           ======       ====      ========         ======      =======      ======

--------

  * Certain amounts have been reclassified to conform to New Tenneco's classification.

      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                                  NEW TENNECO

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                COMBINED ACQUISITIONS
                                               -----------------------
                                                                            POST-
                                                                         ACQUISITIONS TRANSACTION
                                   NEW TENNECO              PRO FORMA     PRO FORMA    PRO FORMA     PRO FORMA
                                   HISTORICAL  HISTORICAL* ADJUSTMENTS     COMBINED   ADJUSTMENTS    COMBINED
                                   ----------- ----------- -----------   ------------ -----------   -----------
Net Sales and Operating Revenues.    $ 3,233      $272       $              $3,505      $           $     3,505
Other Income, Net................         71        --                          71                           71
Costs and Expenses...............      2,890       232             9 (j)     3,131                        3,131
                                     -------      ----       -------        ------      -------     -----------
Income Before Interest Expense,
 Income Taxes and Minority
 Interest........................        414        40            (9)          445                          445
Interest Expense.................        100        12             7 (j)       119          (36)(k)          83
Income Tax Expense...............        126         8            (1)(j)       133           14 (k)         147
Minority Interest................         10                                    10                           10
                                     -------      ----       -------        ------      -------     -----------
Income from continuing
 operations......................    $   178      $ 20       $   (15)       $  183      $    22     $       205
                                     =======      ====       =======        ======      =======     ===========
Average number of common shares
 outstanding.....................                                                                   170,351,740
                                                                                                    ===========
Income from continuing operations
 per share.......................                                                                   $      1.20
                                                                                                    ===========
EBITDA(l)........................    $   551                                                        $       603
                                     =======                                                        ===========

--------
* Certain amounts have been reclassified to conform to New Tenneco's classification.


      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                                  NEW TENNECO

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                   POST-
                             NEW                                ACQUISITIONS TRANSACTION
                           TENNECO                PRO FORMA      PRO FORMA    PRO FORMA      PRO FORMA
                          HISTORICAL HISTORICAL* ADJUSTMENTS      COMBINED   ADJUSTMENTS     COMBINED
                          ---------- ----------- -----------    ------------ -----------    -----------
Net Sales and Operating
 Revenues...............    $5,221     $2,035     $                $7,256     $             $     7,256
Other Income............        39          6                          45                            45
Costs and Expenses......     4,588      1,888           17(j)       6,493                         6,493
                            ------     ------     --------         ------     --------      -----------
Income Before Interest
 Expense, Income Taxes
 and Minority Interest..       672        153          (17)           808                           808
Interest Expense........       160        126            5 (j)        291         (125)(k)          166
Income Tax Expense......       231         19           (9)(j)        241           50 (k)          291
Minority Interest.......        23         --                          23                            23
                            ------     ------     --------         ------     --------      -----------
Income from continuing
 operations.............    $  258     $    8     $    (13)        $  253     $     75      $       328
                            ======     ======     ========         ======     ========      ===========
Average number of common
 shares outstanding.....                                                                    173,995,941
                                                                                            ===========
Income from continuing
 operations per share...                                                                    $      1.89
                                                                                            ===========
EBITDA(l)...............    $  845                                                          $     1,023
                            ======                                                          ===========

--------
* Certain amounts have been reclassified to conform to New Tenneco's classification.


      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                                  NEW TENNECO

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect the settlement or capitalization of intercompany accounts receivable and payable with Tenneco affiliates pursuant to the Corporate Restructuring Transactions.

(b) To reflect the acquisition by New Tenneco of certain receivables from Tenneco Credit Corporation, a Tenneco affiliate, in connection with the Merger.

(c) To reflect the allocation between New Tenneco, Newport News and Tenneco of certain corporate assets and liabilities in connection with the Corporate Restructuring Transactions, Distributions and the Merger.

(d) To reflect a $120 million receivable from El Paso pursuant to the Distribution Agreement and Merger Agreement for certain tax benefits to be realized as a result of the Debt Realignment.

(e) To reflect the transfer to New Tenneco of insurance liabilities and the related portfolio of short-term cash investments and other assets previously held by Eastern Insurance Company Limited, a Tenneco affiliate, in connection with the Merger.

(f) To reflect the cash contribution from Tenneco to New Tenneco pursuant to the Cash Realignment provisions of the Distribution Agreement and Merger Agreement.

(g) To reflect adjustments to New Tenneco's indebtedness for the pre-Distribution restructuring and refinancing of debt pursuant to the Debt Realignment. If the Debt Realignment had been consummated on June 30, 1996, on a pro forma basis, New Tenneco would have had total long-term debt of $2,132 million, and short-term debt of $13 million. The total pro forma long-term debt includes $2,069 million of New Tenneco Debt ($1,950 million aggregate principal amount) assumed to be exchanged in the Debt Exchange Offers, which will be recorded based on the fair values of the New Tenneco Debt, and $63 million of long-term debt of New Tenneco subsidiaries. At this time, New Tenneco and Tenneco cannot determine the ultimate amount of debt securities which will be exchanged by Tenneco Public Debt holders into New Tenneco Debt pursuant to the Debt Exchange Offers and such amount could vary significantly. For purposes of these pro forma adjustments it is assumed that 100% of securities subject to the Debt Exchange Offers are exchanged for New Tenneco Debt pursuant to the Debt Exchange Offers.

(h) To reflect the distribution of New Tenneco Common Stock to the holders of Tenneco Common Stock at an exchange ratio of one share of New Tenneco Common Stock for each share of Tenneco Common Stock.

(i) To reflect short-term debt issued to complete the Combined Acquisition and the preliminary allocation of purchase price to the assets acquired and liabilities assumed related to the Combined Acquisitions. These purchase accounting adjustments for Clevite and Amoco Foam Products are based on preliminary estimates of fair values and will be adjusted when more complete evaluations of fair values are received. The preliminary allocations have been made solely for purposes of developing these Unaudited Pro Forma Combined Financial Statements.

(j) To reflect additional depreciation and amortization related to the Combined Acquisitions resulting from New Tenneco's purchase accounting adjustments, interest expense at an assumed rate of 5.90% on the debt issued to complete the acquisition, and the related tax effects at an assumed effective tax rate of 40%. The excess of New Tenneco's purchase cost over the fair value of assets acquired and liabilities assumed is amortized over 40 years for Clevite and 30 years for Amoco Foam Products.

(k) To reflect the adjustment to interest expense, and related tax effects at an assumed effective tax rate of 40%, from the changes in the debt of New Tenneco pursuant to the Debt Realignment as discussed in (g) above. For purposes of this pro forma adjustment, the New Tenneco Debt is assumed to bear interest at a weighted average annual effective interest rate of 7.5%. In addition, the pro forma adjustment to interest expense includes commitment fees on the unused borrowing capacity of the New Tenneco Credit Facility and amortization of deferred debt financing costs incurred in connection with the Debt Exchange Offers and the New Tenneco Credit Facility. A 1/8% change in the assumed interest rates would change annual pro forma interest expense by approximately $2.7 million, before the effect of income taxes.

(l) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Income. In addition, EBITDA should not be considered as a alternative to net income or operating income, as an indicator of the operating performance of New Tenneco or as an alternative to operating cash flows as a measure of liquidity.

       UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF NEWPORT NEWS

  The following Unaudited Pro Forma Combined Balance Sheet of Newport News as of June 30, 1996 and Unaudited Pro Forma Combined Statements of Earnings for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared to reflect: (i) borrowings of $614 million under the Newport News Financings; (ii) the cash dividend of $600 million to be paid by Newport News to Tenneco or one or more of its subsidiaries pursuant to the Debt Realignment; (iii) the payment of $14 million of fees and expenses incurred in connection with the Newport News Financings and (iv) the issuance of Newport News Common Stock pursuant to the Shipbuilding Distribution.

  The historical Combined Financial Statements of Newport News reflect the financial position and results of operations of the Shipbuilding Business whose net assets will be transferred to Newport News pursuant to the Corporate Restructuring Transactions. The accounting for the transfer of assets and liabilities pursuant to the Corporate Restructuring Transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost basis in the Combined Financial Statements of Newport News.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if the Transaction occurred on June 30, 1996; the Unaudited Pro Forma Combined Statements of Earnings have been prepared as if the Transaction occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are not necessarily indicative of the results that would have actually occurred if the Transaction had been consummated as of June 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Combined Financial Statements of Newport News, and notes thereto, which appear in the Newport News Information Statement attached hereto as Appendix D.

                                  NEWPORT NEWS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1996
                                   (MILLIONS)

                                             NEWPORT NEWS  PRO FORMA   PRO FORMA
                   ASSETS                     HISTORICAL  ADJUSTMENTS  COMBINED
                   ------                    ------------ -----------  ---------
CURRENT ASSETS
  Cash and cash equivalents.................    $    1       $   4 (a)  $    5
                                                               614 (b)
                                                              (614)(c)
  Contracts in process......................       282                     282
  Other current assets......................       190                     190
                                                ------       -----      ------
    Total current assets....................       473           4         477
                                                ------       -----      ------
NONCURRENT ASSETS
  Property, plant and equipment, net........       824                     824
  Other assets..............................       155          14 (c)     160
                                                                (9)(d)
                                                ------       -----      ------
    Total noncurrent assets.................       979           5         984
                                                ------       -----      ------
                                                $1,452       $   9      $1,461
                                                ======       =====      ======
           LIABILITIES AND EQUITY
           ----------------------
CURRENT LIABILITIES
  Accounts payable..........................    $  177       $ (73)(d)  $  104
  Short term debt...........................        95          28 (b)      28
                                                               (95)(e)
  Other accrued liabilities.................       160                     160
                                                ------       -----      ------
    Total current liabilities...............       432        (140)        292
                                                ------       -----      ------
NONCURRENT LIABILITIES
  Long-term debt............................       282         586 (b)     586
                                                              (282)(e)
  Deferred income taxes.....................       140                     140
  Other long-term liabilities...............       249                     249
                                                ------       -----      ------
    Total noncurrent liabilities............       671         304         975
                                                ------       -----      ------
EQUITY
  Common stock..............................                     1 (f)       1
  Paid-in capital...........................                   193 (f)     193
  Retained earnings.........................                    -- (f)      --
  Combined equity...........................       349           4 (a)      --
                                                              (600)(c)
                                                                64 (d)
                                                               377 (e)
                                                              (194)(f)
                                                ------       -----      ------
    Total equity............................       349        (155)        194
                                                ------       -----      ------
                                                $1,452       $   9      $1,461
                                                ======       =====      ======

               See the accompanying Notes to Unaudited Pro Forma
                         Combined Financial Statements.

                                  NEWPORT NEWS

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS
                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                             SIX MONTHS ENDED JUNE 30, 1996
                                           -----------------------------------
                                            NEWPORT
                                              NEWS     PRO FORMA    PRO FORMA
                                           HISTORICAL ADJUSTMENTS   COMBINED
                                           ---------- -----------  -----------
Net sales.................................   $  915      $         $       915
Operating costs and expenses..............      834          1 (g)         835
                                             ------      -----     -----------
Operating earnings........................       81         (1)             80
Interest expense..........................       17        (17)(e)          28
                                                            28 (g)
                                             ------      -----     -----------
Earnings before income taxes..............       64        (12)             52
Provision for income taxes................       27          6 (e)          23
                                                           (10)(g)
                                             ------      -----     -----------
Net earnings..............................   $   37      $  (8)    $        29
                                             ======      =====     ===========
Average number of common shares
 outstanding..............................                          34,070,348
                                                                   ===========
Earnings per share........................                         $       .85
                                                                   ===========
EBITDA(h).................................   $  113                $       112
                                             ======                ===========
                                              YEAR ENDED DECEMBER 31, 1995
                                           -----------------------------------
                                            NEWPORT
                                              NEWS     PRO FORMA    PRO FORMA
                                           HISTORICAL ADJUSTMENTS   COMBINED
                                           ---------- -----------  -----------
Net sales.................................   $1,756      $         $     1,756
Operating costs and expenses..............    1,599          2 (g)       1,601
                                             ------      -----     -----------
Operating earnings........................      157         (2)            155
Interest expense..........................       29        (29)(e)          56
                                                            56 (g)
Other income, net.........................       (3)                        (3)
                                             ------      -----     -----------
Earnings before income taxes..............      131        (29)            102
Provision for income taxes................       58         10 (e)          48
                                                           (20)(g)
                                             ------      -----     -----------
Net earnings..............................   $   73      $(19)     $        54
                                             ======      =====     ===========
Average number of common shares
 outstanding..............................                          34,799,188
                                                                   ===========
Earnings per share........................                         $      1.55
                                                                   ===========
EBITDA(h).................................   $  227                $       225
                                             ======                ===========


               See the accompanying Notes to Unaudited Pro Forma
                         Combined Financial Statements.

                                 NEWPORT NEWS

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect a cash capital contribution from Tenneco to Newport News pursuant to the Cash Realignment provisions in the Distribution Agreement covering the Shipbuilding Distribution.

(b) To reflect $614 million in total borrowings under various credit facilities which borrowings will consist of (i) a $200 million six-year amortizing term loan with an estimated annual interest rate of 8%, (ii) $200 million senior notes due 2006 with an estimated annual interest rate of 9.25%, (iii) $200 million senior subordinated notes due 2006 with an estimated annual interest rate of 9.75%, and (iv) $14 million in borrowings under a $215 million six-year revolving credit facility, with an estimated annual interest rate of 8% and commitment fees due on the unused portion of the facility, for payment of certain fees and expenses described in (c) below. Approximately $28 million of the assumed term loan borrowings will mature within one year and such amount is reflected as short-term debt in the accompanying Pro Forma Combined Balance Sheet.

(c) To reflect: (i) a cash dividend of $600 million to be paid by Newport News to Tenneco or one or more of its subsidiaries, principally using borrowings under the Newport News Financings pursuant to the Debt Realignment and (ii) a payment of $14 million for certain fees and expenses in connection with the Newport News Financings.

(d) To reflect the settlement or capitalization of intercompany accounts payable with Tenneco affiliates and the transfer of certain assets prior to the Shipbuilding Distribution pursuant to certain Corporate Restructuring Transactions.

(e) To reflect the elimination of corporate debt and related interest expense allocated by Tenneco to Newport News. See the Combined Financial Statements of Newport News included in the Newport News Information Statement attached hereto as Appendix D.

(f) To reflect the distribution of Newport News Common Stock to the holders of Tenneco Common Stock at an exchange ratio of one share of Newport News Common Stock for five shares of Tenneco Common Stock.

(g) To reflect: (i) interest expense related to the borrowings assumed outstanding under the Newport News Financings at the assumed annual interest rates discussed in (b), (ii) the cost of commitment fees on the unused borrowing capacity under the revolving credit facility, and (iii) the amortization of deferred debt financing costs incurred in connection with the Newport News Financings, as well as the related tax effects of these items at an assumed statutory rate of 35%. A 1/8% change in these assumed annual interest rates would change pro forma annual interest expense by $0.8 million, before the effect of income taxes.

(h) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Earnings. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of Newport News or as an alternative to operating cash flows as a measure of liquidity.

                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                     TENNECO, NEW TENNECO AND NEWPORT NEWS

  Descriptions herein of the provisions of the Restated Certificate of Incorporation of New Tenneco (the "New Tenneco Charter"), the Amended and Restated Bylaws of New Tenneco (the "New Tenneco Bylaws"), the Restated Certificate of Incorporation of Newport News (the "Newport News Charter") and the Amended and Restated Bylaws of Newport News (the "Newport News Bylaws") (including the provisions thereof relating to the classification of directors, the calling of special meetings of stockholders, the advance notice requirements for stockholder nominations and proposals and the setting of record dates for actions by written consent of stockholders in lieu of a meeting) are descriptions of the provisions therein which will be in effect upon consummation of the Distributions. Except as otherwise indicated herein, such provisions will be substantially identical to the provisions of the Tenneco Charter and the Tenneco Bylaws as presently in effect. Upon consummation of the Transaction, the Tenneco Charter will be amended, and the bylaws of El Paso Subsidiary will become the new bylaws of Tenneco (with certain modifications regarding the indemnification of directors and officers), as described herein under "THE MERGER--Effects of the Merger."

CAPITALIZATION

  Tenneco's authorized capital stock consists of 350,000,000 shares of Tenneco Common Stock, 15,000,000 shares of Preferred Stock, without par value ("Tenneco Senior Preferred Shares"), and 50,000,000 shares of Junior Preferred Stock, without par value ("Tenneco Junior Preferred Shares"). New Tenneco's authorized capital stock consists of 350,000,000 shares of New Tenneco Common
Stock, and        shares of preferred stock, par value $.01 per share ("New
Tenneco Preferred Stock"). Newport News' authorized capital stock consists of
70,000,000 shares of Newport News Common Stock, and        shares of preferred
stock, par value $.01 per share ("Newport News Preferred Stock").

  The Tenneco Board of Directors is generally authorized to issue the Tenneco Senior Preferred Shares and the Tenneco Junior Preferred Shares in series and to fix the terms of such series, but such authority is subject to numerous requirements and/or limitations relating to, among other things, the voting rights of such series and the ability of Tenneco to pay dividends and acquire its capital stock. The Boards of Directors of New Tenneco and Newport News are authorized to issue the New Tenneco Preferred Stock and Newport News Preferred Stock, respectively, in series and to fix the terms of such series, without limitation (other than as provided in the DGCL).

  All series of Tenneco Senior Preferred Shares (but not Tenneco Junior Preferred Shares) must rank on a parity with respect to the payment of dividends. Any of the terms of a series of the New Tenneco Preferred Stock or the Newport News Preferred Stock may differ from those of any other series thereof.

CLASS VOTING

  Under the Tenneco Charter, approval of two-thirds of the outstanding shares of Tenneco Senior Preferred Shares or Tenneco Junior Preferred Shares, or of a series thereof, is required for any charter amendment which adversely affects the rights, powers or preferences of the Tenneco Senior Preferred Shares or Tenneco Junior Preferred Shares, or of a series thereof, as the case may be. Under both the New Tenneco Charter and the Newport News Charter, there is no such two-thirds approval requirement; however, the DGCL generally requires any charter amendment that so adversely affects a particular class or series of stock be approved by a majority of the outstanding shares of such class or series, as the case may be.

  The Tenneco Charter requires separate class votes of the Tenneco Senior Preferred Shares and of the Tenneco Junior Preferred Shares (i) to create a class of stock ranking senior thereto, (ii) to sell, lease, transfer or convey all or substantially all of Tenneco's assets or (iii) to merge with another corporation (unless Tenneco survives). No such class votes are required under either the New Tenneco Charter or the Newport News Charter.

BUSINESS COMBINATIONS

  The Tenneco Charter prohibits certain "Business Combinations" with "Interested Stockholders" (as defined therein) without supermajority stockholder approval unless (i) approved by a majority of the "Continuing

Directors" (as defined therein), or (ii) certain detailed requirements as to, among other things, the value and type of consideration to be paid to the Tenneco stockholders, the maintenance of Tenneco's dividend policy, the public disclosure of the Business Combination and the absence of any major change in Tenneco's business or equity capital structure without the approval of a majority of Continuing Directors, have been satisfied. The same restrictions apply in the New Tenneco Charter. The Newport News Charter contains no such restrictions on such Business Combinations.

CHARTER AMENDMENTS

  Under the Tenneco Charter and New Tenneco Charter, a majority in voting power of the outstanding shares of voting stock is generally required to effect a charter amendment, other than an amendment of the provisions relating to Business Combinations. Each of the Tenneco Charter and the New Tenneco Charter provides that, in addition to approval by the board of directors and notwithstanding that a lesser percentage or separate class vote may be specified by law, the certificate of incorporation or the bylaws, any proposal to amend or repeal, or adopt any provision inconsistent with, the provisions of the certificate of incorporation regarding Business Combinations proposed by or on behalf of an Interested Stockholder or affiliate thereof requires the affirmative vote of the holders of 66 2/3% in voting power of the outstanding shares of voting stock, excluding voting stock beneficially owned by any Interested Stockholder, unless the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions regarding Business Combinations is unanimously recommended by the members of the board of directors and if each of the members of the board of directors qualifies as a Continuing Director.

  Under the Newport News Charter, a majority in voting power of the outstanding shares of voting stock is generally required to effect a charter amendment.

STOCKHOLDER RIGHTS PLANS

  Tenneco adopted a stockholder rights plan on May 24, 1988, which was amended and restated on October 1, 1989 (the "Tenneco Rights Plan"). Pursuant to and in accordance with such plan, one preferred share purchase right (a "Tenneco Purchase Right") is attached to each share of Tenneco Common Stock. Each Tenneco Purchase Right entitles the registered holder thereof to, among other things, purchase, under certain circumstances, from Tenneco a unit consisting of one one-hundredth of a share of Tenneco Series A Junior Preferred Stock. Tenneco has amended the Tenneco Rights Plan to exempt El Paso and El Paso Subsidiary from becoming an "acquiring person" thereunder, or otherwise triggering the Tenneco Purchase Rights, solely by reason of the execution of the Merger Agreement and consummation of the transactions contemplated thereby, and to cause the Tenneco Purchase Rights to expire at the Merger Effective Time.

  In connection with the Transaction, New Tenneco will adopt a stockholder rights plan (the "New Tenneco Rights Plan"). The New Tenneco Rights Plan is, in all material respects, the same as the Tenneco Rights Plan except that the Redemption Price (as defined therein), the Final Expiration Date (as defined therein), the Purchase Price (as defined therein) and the number of one one-hundredths of a share of New Tenneco preferred stock for which a right is exercisable (which under the Tenneco Rights Plan may not be supplemented or amended) may be supplemented or amended with stockholder approval. Newport News will adopt a stockholder rights plan that is substantially identical to the New Tenneco Rights Plan.

STOCKHOLDER MEETINGS

  The New Tenneco Bylaws and the Newport News Bylaws provide that the New Tenneco Board of Directors and the Newport News Board of Directors, respectively, and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting). Such issues are not expressly addressed by the Tenneco Bylaws.

NUMBER OF DIRECTORS

  Under the Tenneco Charter, the number of directors constituting the whole Tenneco Board of Directors is required to be not less than 8, nor more than 16, and determined from time to time, within such limits, by the Tenneco Board of Directors. The New Tenneco Charter contains an identical provision with respect to the New Tenneco Board.

  Under the Newport News Charter, the number of directors constituting the entire Newport News Board of Directors is required to be not less than 3, nor more than 16, and determined from time to time, within such limits, by the Newport News Board of Directors.

INDEMNIFICATION

  The Tenneco Bylaws provide for mandatory indemnification for directors and officers of Tenneco and for directors and officers of Tenneco serving as directors and officers of other entities at the request of Tenneco to the fullest extent permitted by the DGCL. The New Tenneco Bylaws and the Newport News Bylaws provide similar mandatory indemnification except (i) such indemnification includes directors and officers of New Tenneco and Newport News, respectively, serving as directors, officers, employees or agents of another entity at the request of New Tenneco and Newport News, respectively, and (ii) suits (or parts thereof) instituted by any such indemnitee without approval of the New Tenneco Board of Directors or the Newport News Board of Directors, respectively, are excluded from such mandatory indemnification.

  Both the New Tenneco Bylaws and the Newport News Bylaws also provide for mandatory advancement of expenses in defending any proceeding for which mandatory indemnification may be available. The Tenneco Bylaws do not provide for such mandatory advancement of expenses.

  Under the New Tenneco Bylaws and the Newport News Bylaws, persons claiming indemnification or advancement may file suit in respect thereof if New Tenneco or Newport News, respectively, do not pay such a claim within 30 days after receipt of a written claim therefor and, if successful in whole or in part, are entitled to be paid the expense of prosecuting such claim. The New Tenneco Bylaws and the Newport News Bylaws provide that in any such action New Tenneco or Newport News, respectively, shall have the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement. Such issues are not expressly addressed by the Tenneco Bylaws.

DIRECTOR EXCULPATION

  Pursuant to Section 102(b)(7) of the DGCL, the Tenneco Charter provides that a director thereof shall not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tenneco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  Each of the New Tenneco Charter and the Newport News Charter provides that a director of New Tenneco or Newport News, respectively, shall not be liable to New Tenneco or Newport News, respectively, or its respective stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. Each of the New Tenneco Charter and the Newport News Charter, therefore, affords directors of New Tenneco and Newport News, respectively, the benefit of any subsequent broadening of director exculpation permitted by the DGCL without the need for a further charter amendment.

INTERESTED TRANSACTIONS; RATIFICATION

  The Tenneco Charter provides that a director of Tenneco shall not be disqualified by his office from dealing or contracting with Tenneco either as a vendor, purchaser or otherwise, nor shall any transaction or contract of Tenneco be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of a majority of a quorum of the Board of Directors of Tenneco or of the Executive Committee of Tenneco, without counting in such majority or quorum any director so interested or a member of a firm so interested, or a shareholder, officer or director of a corporation so interested, or (2) by the written consent, or by the vote at any stockholders' meeting, of the holders of record of a majority of all the outstanding shares of stock of Tenneco entitled to vote, nor shall any director be liable to account to Tenneco for any profits realized by or from or through any such transaction or contract of Tenneco authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction or contract.

  The Tenneco Bylaws provide that any transaction questioned in any stockholders derivative suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment, by the Board of Directors of Tenneco or by Tenneco's stockholders. The Tenneco Bylaws also provide that, if so ratified, the transaction shall have the same force and effect as if it had been originally duly authorized, and said ratification shall be binding upon Tenneco and its stockholders and shall continue as a bar to any claim or execution of any judgment in respect of such questioned transaction.

  Neither the New Tenneco Charter or New Tenneco Bylaws nor the Newport News Charter or Newport News Bylaws expressly address such issues. However, Section 144 of the DGCL provides, in relevant part, that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which 1 or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

CONTRACTS

  Each of the New Tenneco Bylaws and the Newport News Bylaws provides that, except as otherwise required by law, its certificate of incorporation or its bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the corporation by such officer or officers of the corporation as the Board of Directors of the corporation may from time to time direct. Each of the New Tenneco Bylaws and the Newport News Bylaws provides that such authority may be general or confined to specific instances as its Board may determine. Each of the New Tenneco Bylaws and the Newport News Bylaws provides that (i) the Chairman of the Board, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the corporation, and
(ii) subject to any restrictions imposed by the Board, the Chairman of the Board, the President or any Vice President of the corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power. Such issues are not expressly addressed by the Tenneco Bylaws.

PROXIES

  Each of the New Tenneco Bylaws and the Newport News Bylaws provides that unless otherwise provided by resolution adopted by its Board of Directors, the Chairman of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises. Such issues are not expressly addressed by the Tenneco Bylaws.

                        INFORMATION CONCERNING EL PASO

  El Paso is a Delaware corporation which was incorporated in 1928. In recognition of changes in the natural gas industry and the manner in which El Paso manages its businesses, and in order to facilitate a more detailed understanding of the various activities in which it engages, El Paso began doing business under the name El Paso Energy Corporation (effective April 22,
1996) and has segregated its business activities into three business segments:
(i) natural gas transmission, (ii) field and merchant services, and (iii) corporate and other.

  The natural gas transmission segment includes one of the nation's largest mainline natural gas transmission systems, connecting natural gas supply regions in New Mexico, Texas, Oklahoma, and Colorado to markets in California, Nevada, Arizona, New Mexico, Texas, and northern Mexico. The transmission system consists of approximately 10,000 miles of pipelines and is connected to one of the most prolific supply basins in the nation, the San Juan Basin of northern New Mexico and southern Colorado.

  The field and merchant services segment provides field services, including gathering, products extraction, dehydration, purification and compression. In addition, the field and merchant services segment purchases, markets and trades natural gas, natural gas liquids, power and other energy commodities, and provides risk management activities associated with those commodities. This segment has approximately 7,900 miles of gathering lines and 64,000 horsepower of compression located in the San Juan, Anadarko, and Permian Basins, and in East Texas and Louisiana.

  The corporate and other segment includes El Paso Energy International, through which El Paso conducts its international activities, and other corporate activities.

       DESCRIPTION OF EL PASO PREFERRED STOCK AND DEPOSITARY SHARES

  The following description of the terms of the El Paso Preferred Stock and the El Paso Preferred Depositary Shares does not purport to be complete and is subject to and qualified in its entirety to the Certificate of Designation for the El Paso Preferred Stock and the Depositary Agreement, forms of which have been or will be filed as exhibits to, or incorporated by reference into, this Joint Proxy Statement-Prospectus.

EL PASO PREFERRED STOCK

  If the stockholders of El Paso do not approve the Stock Issuance, El Paso's
Board of Directors will authorize the issuance of up to     shares of the El
Paso Preferred Stock (based on an Average El Paso Common Price of $   ), to be
known as the Adjustable Rate Cumulative Preferred Stock.

  The El Paso Preferred Stock will mature 20 years from date of issuance. The El Paso Preferred Stock will be redeemable by El Paso at its option at any time after the fifth anniversary of the Merger in whole, or in part from time to time, on at least 30 but not more than 60 days' notice, at a redemption price of $1,000 per share (in all cases plus dividends accrued to but excluding the date fixed for redemption). El Paso may, at any time by and at its option, exchange the El Paso Preferred Stock by exchanging, for each share of El Paso Preferred Stock, the number of shares of El Paso Common Stock having an aggregate market value of $1,000 (in all cases plus a cash payment equal to the amount of dividends accrued to but excluding the date fixed for redemption). It is expected that the El Paso Preferred Stock will rank senior to El Paso's existing shares of Series A Junior Preferred Stock.

  Dividends on the El Paso Preferred Stock will accrue from the date of issue and will be payable quarterly on the last days of March, June, September and December in each year (each, a "Dividend Payment Date"). The first Dividend Payment Date shall be the next Dividend Payment Date following the date of issue. The holders of the El Paso Preferred Stock will be entitled to cumulative cash dividends only when, as and if declared by the Board of Directors of El Paso and out of funds legally available therefor. Accrued but unpaid dividends on the El Paso Preferred Stock will not bear interest. The yield on and other terms of the El Paso Preferred Stock shall be fixed so as to cause the market price of 25 El Paso Preferred Depositary Shares to equal approximately $1,000. The applicable rate for each dividend period shall be the average of quotations from at least two reference banks, one selected by El Paso and one by Tenneco except that the applicable rate for the first dividend period will be set by Morgan Stanley if the reference banks for Tenneco and El Paso do not agree. The applicable dividend rate will not be less than 6.0% per annum nor higher than 10.0% per annum.

  Whenever dividends or distributions payable on El Paso Preferred Stock are in arrears, and until such dividends and distributions are paid in full, El Paso shall not (i) declare or pay dividends and distributions on, redeem, purchase or otherwise acquire any shares of stock ranking junior to or on a parity with the El Paso Preferred Stock, with certain exceptions, or (ii) purchase or otherwise acquire any shares of El Paso Preferred Stock, with certain exceptions.

  In the event of any liquidation (voluntary or involuntary), dissolution or winding up of the affairs of El Paso and before any distribution of assets to holders of stock ranking junior to the El Paso Preferred Stock, the holders of shares of El Paso Preferred Stock then outstanding shall be entitled to receive, out of the assets available for distribution to holders of El Paso Preferred Stock, an amount per share equal to $1,000 plus accrued dividends, if any, to the date of payment.

  Holders of the El Paso Preferred Stock will be entitled to 15 votes per share on each matter submitted to a vote at any meeting of El Paso's stockholders. Whenever dividends are in arrears for six or more dividend periods, the occurrence of such contingency shall mark the beginning of a default period which shall extend until such time as all accrued and unpaid dividends on the El Paso Preferred Stock shall have been declared and paid in full. During each such default period, the holders of El Paso Preferred Stock, voting separately as a class, shall have the right to elect two additional directors to El Paso's Board of Directors.

  Shares of additional series of El Paso Preferred Stock may be issued from time to time subject to limitations set forth in the El Paso Charter and in the resolutions of the El Paso Board of Directors providing for any such series which shall be mutually fixed by Tenneco and El Paso.

  For a description of provisions contained in the El Paso Charter (as defined) which are intended to protect stockholders of El Paso against certain takeover bids, see the sections entitled "Fair Price Provisions" and "Stockholder Rights Plan" under "COMPARISON OF RIGHTS OF STOCKHOLDERS OF TENNECO AND EL PASO".

  Request will be made for the El Paso Preferred Depositary Shares to be rated by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group.

  El Paso will cause the El Paso Preferred Depositary Shares to be listed on the NYSE.

EL PASO PREFERRED DEPOSITARY SHARES

  The El Paso Preferred Stock will be issued to the depositary under the Depositary Agreement. El Paso Preferred Depositary Shares, each representing a one-twenty-fifth fractional interest in a whole share of El Paso Preferred Stock, would then be issued to holders of Tenneco Common Stock in the Merger. Pursuant to the Depositary Agreement, holders of El Paso Preferred Depositary Shares will have rights substantially equivalent to those of holders of whole shares of El Paso Preferred Stock (to the extent of their fractional interests therein).

          COMPARISON OF RIGHTS OF STOCKHOLDERS OF TENNECO AND EL PASO

GENERAL

  As a result of the Merger, holders of Tenneco Common Stock and Tenneco Preferred Stock will become holders of El Paso Common Stock and possibly, in the case of the holders of Tenneco Common Stock, El Paso Preferred Depositary Shares and the rights of all such former Tenneco Stockholders thereafter will be governed by the Restated Certificate of Incorporation of El Paso (the "El Paso Charter"), the By-laws of El Paso (the "El Paso By-laws"), the DGCL and, under certain circumstances, the Depositary Agreement. The rights of the holders of Tenneco Common Stock and Tenneco Preferred Stock presently are governed by the Tenneco Charter, the Tenneco Bylaws and the DGCL. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of El Paso and Tenneco, sets forth certain differences between the El Paso Charter and the Tenneco Charter (as presently in effect) and between the El Paso By-laws and Tenneco Bylaws (as presently in effect). This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION." If the Transaction is approved at the Tenneco Special Meeting, the Charter Amendment will be filed the following day and will eliminate certain rights, powers and preferences of the Tenneco Junior Preferred Shares. See "THE CHARTER AMENDMENT." Upon consummation of the Merger, the Tenneco Charter and Tenneco Bylaws will be amended as described herein under "THE MERGER--Effects of the Merger."

AUTHORIZED CAPITAL STOCK

  El Paso. The total authorized capital stock of El Paso consists of 100,000,000 shares of El Paso Common Stock, par value $3.00 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. El Paso has designated 1,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock, par value $.01 per share (the "El Paso Series A Junior Preferred Stock"), for its stockholder rights plan, none of which is outstanding. See "--Stockholder Rights Plan." In addition, if the El Paso stockholders do not approve the Stock Issuance, El Paso will designate and issue the El Paso Preferred Stock in connection with the Merger. See "DESCRIPTION OF EL PASO PREFERRED STOCK AND DEPOSITARY SHARES" for a description of the terms of El Paso Preferred Stock which may be issued in connection with the Merger.

  Tenneco. The total number of authorized shares of capital stock of Tenneco is 415,000,000 shares of stock, consisting of 350,000,000 shares of Tenneco Common Stock, 15,000,000 shares of the Tenneco Senior Preferred Shares, and 50,000,000 shares of the Tenneco Junior Preferred Shares. Tenneco has designated 803,723 shares of Tenneco Senior Preferred Shares as $4.50 Preferred Stock and 1,957,607 shares of the Tenneco Senior Preferred Shares as $7.40 Preferred Stock. Tenneco has also designated 3,500,000 shares of the Tenneco Junior Preferred Shares as the Tenneco Series A Junior Preferred Stock, for its stockholder rights plan, none of which have been issued. See "--Stockholder Rights Plan." In addition, in connection with the Merger Tenneco plans to issue shares of a new series of the Tenneco Junior Preferred Shares pursuant to the NPS Issuance. See "THE NPS ISSUANCE," "THE CHARTER AMENDMENT" and "DESCRIPTION OF THE TENNECO JUNIOR PREFERRED STOCK AND DEPOSITARY SHARES."

PREEMPTIVE RIGHTS

  Under the DGCL, a stockholder does not have preemptive rights unless such rights are specifically granted in the certificate of incorporation. Both the El Paso Charter and the Tenneco Charter deny preemptive rights to their respective stockholders.

VOTING RIGHTS

  Under the DGCL, unless otherwise provided in the certificate of incorporation and subject to other qualifications of the DGCL, each stockholder is entitled to one vote for each share of capital stock held.

  El Paso. Each holder of any class or series of El Paso stock is entitled to one vote for each share having voting power with respect to each matter upon which a vote is being taken, except as provided in the El Paso Charter. The El Paso Charter provides that holders of El Paso Series A Junior Preferred Stock are entitled to 100 votes per share on all matters submitted to a vote of the stockholders of El Paso, subject to adjustment. Each share of El Paso Preferred Stock would entitle the holder thereof to 15 votes per share on all matters submitted to a vote at any meeting of El Paso's stockholders. In addition, the El Paso Charter provides that holders of preferred stock of El Paso, including holders of El Paso Series A Junior Preferred Stock and any El Paso Preferred Stock issued in connection with the Merger, shall have the right to vote together as a class to elect two directors of El Paso during any period that dividends on such stock are in arrears in an amount equal to six quarterly dividends.

  Tenneco. Generally, holders of Tenneco Common Stock are entitled to one vote for each share held at all meetings of stockholders and holders of Tenneco Senior Preferred Shares and Tenneco Junior Preferred Shares are not entitled to voting rights, unless such rights are granted in the resolution designating a series of such stock. Holders of $7.40 Preferred Stock are entitled to one vote for each share held at all meetings of the stockholders of Tenneco and holders of Tenneco Series A Junior Preferred Stock are entitled to 100 votes per share on all matters submitted to a vote of stockholders, subject to adjustment. Holders of $7.40 Preferred Stock and Tenneco Series A Junior Preferred Stock also are each entitled to vote to elect two directors of Tenneco during any period that dividends payable on $7.40 Preferred Stock or Tenneco Series A Junior Preferred Stock, as the case may be, are in arrears in an aggregate amount equivalent to six full quarter-yearly dividends. Except as otherwise provided by the DGCL and except as set forth in the Tenneco Charter with respect to the rights of holders of Tenneco Senior Preferred Shares to vote on certain matters, holders of $4.50 Preferred Stock are not entitled to vote.

  In addition, consent of the holders of the Tenneco Senior Preferred Shares or a series of such stock, as the case may be, must be obtained in the following circumstances: (i) to amend, alter or repeal any provision of the Tenneco Charter in a manner which adversely affects the rights, powers or preferences of the Tenneco Senior Preferred Shares or of a series of such stock; (ii) to create or authorize any class of stock ranking prior to or on a parity with the Tenneco Senior Preferred Shares in respect of dividends or distribution of assets on liquidation; (iii) to increase the authorized amount of any class of stock ranking prior to or on a parity with the Tenneco Senior Preferred Shares in respect of dividends or distribution of assets on liquidation; (iv) to create or authorize any obligation or security convertible into Tenneco Senior Preferred Shares or shares of any class of stock ranking prior to or on a parity with Tenneco Senior Preferred Shares; (v) to purchase, redeem or otherwise acquire for value any Tenneco Senior Preferred Shares or shares of any class of stock ranking on a parity with Tenneco Senior Preferred Shares while there is any default in the payment of dividends on the Tenneco Senior Preferred Shares; or (vi) to sell, lease, transfer or convey all, or substantially all, of Tenneco's property or businesses or to consolidate or merge with any other corporation, with certain exceptions (including an exception for mergers in which Tenneco is the surviving corporation).

  Also, consents of the holders of Tenneco Junior Preferred Shares or a series of such stock, as the case may be, must be obtained in the following circumstances: (i) to amend, alter or repeal any provision of the Tenneco Charter in a manner which adversely affects the rights, powers or preferences of the Tenneco Junior Preferred Shares or of a series of such stock; (ii) to create or authorize any class of stock ranking prior to or on a parity with the Tenneco Junior Preferred Shares in respect of dividends or distribution of assets on liquidation; (iii) to increase the authorized amount of any class of stock ranking prior to or on a parity with the Tenneco Junior Preferred Shares in respect of dividends or distribution of assets on liquidation; (iv) to create or authorize any obligation or security convertible into Tenneco Junior Preferred Shares or shares of any class of stock ranking prior to or on a parity with Tenneco Junior Preferred Shares; (v) to purchase, redeem or otherwise acquire for value any Tenneco Junior Preferred Shares while there is any default in the payment of dividends on Tenneco Junior Preferred Shares; or
(vi) to sell, lease, transfer or convey all, or substantially all, of Tenneco's property or businesses or to consolidate or merge with any other corporation, with certain exceptions (including an exception for Mergers in which Tenneco is the surviving corporation).

DIVIDENDS

  The DGCL provides that the directors of a corporation, subject to restrictions contained in its certificate of incorporation, may declare and pay dividends on the shares of its capital stock either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

  El Paso. The El Paso By-laws provide that, except as otherwise provided by statute or by the El Paso Charter, the El Paso Board of Directors may declare dividends upon the shares of its capital stock either (i) out of its surplus or
(ii) if there is no surplus, out of its net profits for the fiscal year, whenever, and in such amounts as, in its opinion it is advisable. The El Paso Charter requires that dividends be paid on El Paso Series A Junior Preferred Stock in preference to the holders of El Paso Common Stock or any other junior stock of El Paso.

  The El Paso Charter provides that, whenever dividends or distributions payable on El Paso Series A Junior Preferred Stock or El Paso Preferred Stock are in arrears, and until such dividends and distributions are paid in full, El Paso shall not (i) declare or pay dividends and distributions on, redeem, purchase or otherwise acquire any shares of stock ranking junior to or on a parity with El Paso Series A Junior Preferred Stock or El Paso Preferred Stock, as the case may be, with certain exceptions, or (ii) purchase or otherwise acquire shares of El Paso Series A Junior Preferred Stock, or El Paso Preferred Stock, as the case may be, with certain exceptions. If issued in connection with the Merger, the holders of the El Paso Preferred Stock will be entitled to cumulative cash dividends only when, as and if declared by the Board of Directors of El Paso and out of funds legally available therefor. The applicable dividend rate will not be less than 6.0% per annum nor higher than 10.0% per annum, and will be fixed so as to cause 25 El Paso Preferred Depositary Shares to have a market price of $1,000. See "DESCRIPTION OF EL PASO PREFERRED STOCK AND DEPOSITARY SHARES."

  Tenneco. The Tenneco Charter provides that, subject to the rights of holders of Tenneco Senior Preferred Shares and Tenneco Junior Preferred Shares, the Tenneco Board may declare and pay dividends on Tenneco Common Stock from time to time out of funds legally available therefor. The dividend rate on the $7.40 Preferred Stock is $7.40 per share per annum and the dividend rate on the $4.50 Preferred Stock is $4.50 per share per annum. The Tenneco Charter further provides that: (i) in no event shall any dividends be paid or distributions made, (a) in the case of Tenneco Senior Preferred Shares, on any class of stock ranking junior to the Tenneco Senior Preferred Shares, and (b) in the case of Tenneco Junior Preferred Shares, on any shares of stock ranking junior to the Tenneco Junior Preferred Shares; and (ii) no shares of such junior stock shall be purchased, retired or otherwise acquired, in each case unless all dividends on the Tenneco Senior Preferred Shares or Tenneco Junior Preferred Shares, as the case may be, for past periods shall have been paid or declared and sums for the payment thereof set apart and all such dividends for current periods shall have been paid or declared.

REDEMPTION

  The DGCL provides that the stock of any class or series may be made redeemable by the corporation at its option or at the option of the holders of such stock, subject to certain limitations imposed by the DGCL, including the requirements that (i) the corporation have outstanding shares of at least one class or series of stock with full voting power which shall not be subject to redemption, (ii) redemption must be made in accordance with the certificate of incorporation, and (iii) the redemption not occur when the capital of the corporation is impaired and not cause an impairment to the capital of the corporation, with certain exceptions.

  El Paso. The El Paso Charter states that shares of El Paso Series A Junior Preferred Stock shall not be redeemable. Any El Paso Preferred Stock issued in the Merger will be redeemable at El Paso's option at any time after the fifth anniversary of the Merger in whole or in part for $1,000 per share, plus accrued and unpaid dividends. Each share of El Paso Preferred Stock will also be exchangeable at El Paso's option at any time for shares of El Paso Common Stock having an aggregate market value of $1,000, plus an amount in cash equal to accrued and unpaid dividends.

  Tenneco. The Tenneco Charter provides that Tenneco, at the option of the Tenneco Board of Directors, may redeem any series of Tenneco Senior Preferred Shares and Tenneco Junior Preferred Shares which, by its terms, is redeemable. The Tenneco Charter further provides that shares of $7.40 Preferred Stock are subject to (i) optional redemption by Tenneco on or after March 1, 1993 at a price of $100 per share, and (ii) mandatory redemption by Tenneco (195,761 shares per year) at a price of $100 per share or by purchase thereof in such manner as the Tenneco Board of Directors may determine from time to time at a price not exceeding the mandatory redemption price, provided that all shares outstanding on March 1, 1998 will be acquired by Tenneco on such date, in each case, together with accrued and unpaid dividends. Shares of $4.50 Preferred Stock are subject to (A) optional redemption by Tenneco at a price of $100 per share, and (B) mandatory redemption by Tenneco for all shares outstanding on or before the annual dividend payment date in 1999 at a price of $100 per share or by purchase thereof in such manner as the Tenneco Board of Directors may determine from time to time at a price not exceeding the mandatory redemption price, in each case, together with accrued and unpaid dividends. Shares of Tenneco Series A Junior Preferred Stock are subject to optional redemption at a price per share equal to 100 times the "current per share market price" (as defined in the Tenneco Charter) of Tenneco Common Stock on the date notice of such redemption is mailed, subject to adjustment.

LIQUIDATION

  El Paso. The El Paso Charter provides that, upon liquidation, dissolution or winding up of the company, no distribution shall be made to the holders of shares of stock ranking junior to El Paso Series A Junior Preferred Stock until holders of El Paso Series A Junior Preferred Stock have received the required liquidation preference. Additionally, before any distribution of assets to holders of stock ranking junior to the El Paso Preferred Stock, the holders of shares of El Paso Preferred Stock then outstanding shall be entitled to receive an amount per share equal to $1,000 plus accrued and unpaid dividends, if any, to the date of payment. Following a certain liquidation payment to holders of El Paso Common Stock, holders of El Paso Series A Junior Preferred Stock shall receive a pro rata portion of any remaining assets to be distributed.

  Tenneco. The Tenneco Charter provides that, in the event of a liquidation, dissolution or winding up of the affairs of the company, (i) holders of Tenneco Senior Preferred Shares are entitled to be paid in full the amounts fixed for such stock before any distribution or payment shall be made to the holders of any class of stock ranking junior to Tenneco Senior Preferred Shares, and (ii) holders of Tenneco Junior Preferred Shares are entitled to be paid in full the amounts fixed for such stock before any distribution or payment shall be made to the holders of any class of stock ranking junior to Tenneco Junior Preferred Shares. After payment has been made in full to holders of Tenneco Senior Preferred Shares and Tenneco Junior Preferred Shares, the remaining assets and funds of the corporation shall be distributed among holders of Tenneco Common Stock.

SIZE OF THE BOARD OF DIRECTORS

  El Paso. The El Paso By-laws provide for the number of directors to be not less than one and permit the El Paso Board of Directors to fix the number of directors by a vote of a majority of the directors then in office. The El Paso Board of Directors currently consists of seven directors.

  Tenneco. The Tenneco Bylaws provide for the number of directors to be not less than eight nor more than sixteen and permit the Tenneco Board of Directors by resolution adopted by a majority of the whole Board to fix the number of directors. The Tenneco Board of Directors currently consists of eleven directors.

ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  El Paso. The entire El Paso Board of Directors is elected by the stockholders of El Paso at each annual meeting of stockholders for a term of one year. As discussed in "--Voting Rights," in certain circumstances holders of preferred stock of El Paso are entitled to elect two directors to the El Paso Board of Directors.

  Tenneco. The Tenneco Board of Directors is divided into three classes of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at such annual meeting are elected for a three-year term. In addition, as discussed in "--Voting Rights," in certain circumstances holders of $7.40 Preferred Stock and Tenneco Series A Junior Preferred Stock are each entitled to elect two directors to the Tenneco Board of Directors. The Tenneco Charter provides that, whenever the holders of any class of stock or any series of Tenneco Senior Preferred Shares or Tenneco Junior Preferred Shares have the right to vote separately by class or series to elect directors at an annual or special meeting of stockholders, such directors are not to be divided into classes unless expressly provided in the Tenneco Charter. The Tenneco Charter relating to the $7.40 Preferred Stock does not require such directors to be divided into classes.

CUMULATIVE VOTING

  The DGCL permits a certificate of incorporation to provide for cumulative voting in the election of directors. Neither the El Paso Charter nor the Tenneco Charter permits cumulative voting.

REMOVAL OF DIRECTORS; FILLING VACANCIES

  The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the corporation has a classified board or has cumulative voting. Unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

  El Paso. The El Paso By-laws provide that any director of El Paso may be removed, with or without cause, at any special meeting of the stockholders called for that purpose, by the affirmative vote of the holders of a majority of shares of El Paso entitled to vote for the election of such director, and the vacancy in the Board caused by any such removal may be filled by the stockholders at such a meeting. The ability of the stockholders of El Paso to remove directors, however, is limited because the stockholders cannot call a special meeting and no action by stockholders of El Paso may be taken by written consent. Vacancies and newly created directorships may be filled in the manner set forth in the DGCL.

  Tenneco. As provided by the DGCL, because the Tenneco Board is classified, stockholders may remove a director only for cause. In addition, the Tenneco Bylaws provide that any vacancy on the Tenneco Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The ability of stockholders of Tenneco to remove a director also is limited because such stockholders cannot call a special meeting of stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons authorized by the certificate of incorporation or the by-laws.

  El Paso. The El Paso By-laws provide that special meetings of the stockholders for any purpose may be called only by a majority of the El Paso Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Vice Chairman of the Board. The effect of this provision is that a stockholder could not force stockholder consideration of a proposal over the opposition of the El Paso Board, the Chairman of the Board, the Chief Executive Officer, the President or the Vice Chairman of the Board by calling a special meeting of stockholders prior to the time the El Paso Board of Directors, the Chairman, the Chief Executive Officer, the President or the Vice Chairman believes such consideration to be appropriate.

  Tenneco. The Tenneco Bylaws provide that special meetings of stockholders may be called only by the Tenneco Board of Directors. This provision prevents a stockholder from forcing stockholder consideration of a proposal at a special meeting over the opposition of the Tenneco Board of Directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  El Paso. The El Paso Charter provides that any action by the stockholders will be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote on such action. The provisions of the El Paso Charter prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders. These provisions also would prevent the holders of a majority of the voting power of the El Paso Common Stock from unilaterally using the written consent procedure to take stockholder action.

  Tenneco. Stockholders of Tenneco are not prohibited from taking action by written consent.

LIMITATION OF LIABILITY OF DIRECTORS

  The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violation of certain provisions of the DGCL relating to payment of dividends and stock repurchases, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission prior to the adoption of such provision. Each of the El Paso Charter and the Tenneco Charter includes such a provision.

  While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The DGCL permits a corporation to indemnify officers, directors, employees and agents against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which such person had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of an undertaking from any such officer or director to reimburse the corporation if he is ultimately not entitled to indemnification) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred. The DGCL provides that, in any action brought by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses.

  The El Paso By-laws contain substantially similar language. The Tenneco Bylaws require indemnification of directors and officers to the extent permitted by the DGCL and permit indemnification of employees or agents, at the discretion of the Tenneco Board of Directors, to the same extent as provided for directors and officers.

AMENDMENT OF BYLAWS

  The DGCL vests the power to adopt, amend and repeal by-laws in the stockholders entitled to vote and permits a corporation to confer such power on its board of directors.

  El Paso. The El Paso By-laws may be amended by the affirmative vote of a majority of the entire El Paso Board of Directors, subject to the right of stockholders to amend by-laws made or amended by the Board, by the affirmative vote of a majority of the outstanding shares represented at a stockholder meeting and entitled to vote thereon.

  Tenneco. The Tenneco Bylaws provide that the Tenneco Board of Directors may amend the Tenneco Bylaws, but any bylaws so amended may be amended by the stockholders of Tenneco.

AMENDMENT OF CERTIFICATE OF INCORPORATION

  The DGCL provides that an amendment to the certificate of incorporation, after being declared advisable by the board of directors, generally must be approved by holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the certificate requires a greater percentage.

  El Paso. The El Paso Charter contains a provision requiring the affirmative vote of not less than 51% of all shares entitled to vote in the election of directors, excluding the stock of any Interested Stockholder (defined below, with respect to El Paso), to amend (i) the "fair price" provisions described below in "--Fair Price Provisions," and (ii) the provision prohibiting action by stockholders by written consent. These provisions make it more difficult for stockholders to make changes to the El Paso Charter, including changes designed to facilitate the exercise of control over El Paso.

  Tenneco. The Tenneco Charter provides that, in addition to approval by the Board of Directors of Tenneco and notwithstanding that a lesser percentage or separate class vote may be specified by law, the Tenneco Charter or the Tenneco Bylaws, any proposal to amend, repeal or adopt any provision inconsistent with the provisions of the Tenneco Charter regarding Business Combinations proposed by or on behalf of an Interested Stockholder (as each of such terms is defined below with respect to Tenneco) or affiliate thereof requires the affirmative vote of the holders of 66 2/3% in voting power of the outstanding shares of voting stock, excluding shares of voting stock beneficially owned by any Interested Stockholder, unless the amendment, repeal or the adoption of any provison inconsistent with the provisions regarding Business Combinations is unanimously recommended by the members of the Board of Directors of Tenneco and each of such members qualifies as a Continuing Director (as defined below). In addition, under the Tenneco Charter approval of two-thirds of the outstanding shares of Tenneco Senior Preferred Shares or Tenneco Junior Preferred Shares, or of a series thereof, is required for any charter amendment which adversely affects the rights, powers or preferences of the Tenneco Senior Preferred Shares or Tenneco Junior Preferred Shares, or of a series thereof, as the case may be.

BUSINESS COMBINATIONS

  Under the DGCL, approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote is generally required for a merger or consolidation or sale, lease, or exchange of all or substantially all of the corporation's assets to be consummated. Unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (i) the agreement of merger does not amend in any respect the surviving corporation's charter, (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to remain outstanding, and (iii) the number of shares of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. Neither the El Paso Charter nor the Tenneco Charter addresses the vote required by stockholders of a surviving corporation to approve a merger, unless the fair price provisions described below are applicable.

FAIR PRICE PROVISIONS

  El Paso. The El Paso Charter provides that, in addition to any affirmative vote otherwise required, the affirmative vote of not less than 51% of the holders of stock entitled to vote in the election of directors, excluding the stock of an Interested Stockholder (defined below) who is a party to a Business Combination (defined in the El Paso Charter to include certain transactions, including a merger, sale of assets and certain recapitalizations), shall be required for the adoption or authorization of a Business Combination, unless Disinterested Directors (as defined in the El Paso Charter) determine by a two-thirds vote that: (i) the Interested Stockholder is the beneficial owner of not less than 80% of all shares entitled to vote in the election of directors and has declared its intention to vote in favor of or to approve such Business Combination; or (ii)(A) the fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of El Paso in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder, and (B) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by El Paso, whether in anticipation of or in connection with such Business Combination or otherwise.

  For the purposes of the above paragraph, an "Interested Stockholder" is a person other than El Paso who is (1) the beneficial owner of 10% or more of the stock of El Paso entitled to vote for the election of directors, or (2) an affiliate of El Paso which (A) at any time within a two-year period prior to the record date for the vote on a Business Combination was the beneficial owner of 10% or more of the stock entitled to vote in the election of directors, or (B) at the completion of the Business Combination will be the beneficial owner of 10% or more of such stock.

  The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against certain takeover bids. Notwithstanding the foregoing, the provision also could have the effect of discouraging a third party from making a tender or exchange offer for El Paso, even though such an offer might be beneficial to El Paso and its stockholders.

  Tenneco. The Tenneco Charter requires, in addition to any other affirmative vote required, the affirmative vote of not less than 66 2/3% of the holders of stock entitled to vote on all matters submitted to the stockholders generally, excluding the stock of an Interested Stockholder (defined below), for the approval of a Business Combination (defined to include certain transactions, including a merger, certain sales or exchanges of assets or certain recapitalizations) with or proposed by an Interested Stockholder or an affiliate of such, unless certain criteria set forth in the Tenneco Charter are met, including the requirements that either (i) such Business Combination is approved by a majority of Continuing Directors (defined generally as directors (a) who are not affiliates, associates or representatives of the Interested Stockholder, and who were members of the Tenneco Board prior to the Interested Stockholder becoming an Interested Stockholder or (b) who were elected to succeed any of the Continuing Directors by a majority of the Continuing Directors), or (ii) (a) the aggregate amount of cash and the fair market value of consideration other than cash to be received by holders of Tenneco Common Stock and holders of any class or series of outstanding capital stock, other than Tenneco Common Stock, are each equal to a certain minimum amount, (b) the consideration to be received by stockholders meets certain requirements as to the form thereof, (c) a proxy or information statement describing the proposed Business Combination is mailed to all Stockholders, and (d) such Interested Stockholder shall not have made any major change in Tenneco's business or equity capital structure without the approval of a majority of the Continuing Directors.

  For purposes of the above paragraph, the term "Interested Stockholder" means any person (other than Tenneco or one of its subsidiaries and other than any profit-sharing, employee stock ownership or other employee benefit plan of Tenneco or one of its subsidiaries or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of stock representing 5% or more of the votes entitled to be cast by the holders of all then outstanding shares of stock entitled to vote generally at stockholders' meetings, or (b) is an affiliate or associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of stock representing 5% or more of the votes entitled to be cast by the holders of all then outstanding shares of stock which are entitled to vote generally at stockholders' meetings.

STOCKHOLDER RIGHTS PLAN

  El Paso. El Paso adopted a stockholder rights plan that is designed to protect El Paso stockholders from coercive or unfair takeover tactics. To implement the plan, in July 1992, El Paso's Board of Directors declared a dividend distribution of one El Paso Purchase Right for each share of El Paso Common Stock then outstanding. All shares of El Paso Common Stock issued subsequently also include these El Paso Purchase Rights. One

El Paso Purchase Right will be issued with respect to each share of El Paso Common Stock issued pursuant to the Merger. Under certain conditions, each El Paso Purchase Right may be exercised to purchase from El Paso one one-hundredth of a share of El Paso Series A Junior Preferred Stock at a price of $75 per one one-hundredth of a share, subject to adjustment.

  The El Paso Purchase Rights are exercisable only if, without the prior consent of the El Paso Board of Directors, a person or group becomes the beneficial owner of 15% or more of the voting power of all outstanding voting securities of El Paso (any such person or group, an "El Paso Acquiring Person") or commences or announces a tender or exchange offer which would result in such person or group becoming an El Paso Acquiring Person. In the event that a person or group becomes an El Paso Acquiring Person, or, during such time as there is an El Paso Acquiring Person, there shall be any reclassification of securities, or recapitalization of El Paso, or any merger or consolidation of El Paso with any of its subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of El Paso or any of its subsidiaries which is directly or indirectly owned by the El Paso Acquiring Person, then each El Paso Purchase Right not owned by the El Paso Acquiring Person will entitle its holder to purchase, at the El Paso Purchase Right's then-current exercise price, shares of El Paso Common Stock (or in certain circumstances other equity securities of El Paso with at least the same economic value as El Paso Common Stock) having a market value of twice the El Paso Purchase Right's then-current exercise price. If, after the El Paso Purchase Rights become exercisable, El Paso is involved in a merger or other business combination transaction in which the El Paso Common Stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each El Paso Purchase Right will entitle the holder to purchase, at the El Paso Purchase Right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the El Paso Purchase Right. The El Paso Purchase Rights, which have no voting rights, expire no later than July 7, 2002. The El Paso Purchase Rights may be redeemed by El Paso under certain circumstances prior to their expiration date at a purchase price of $.01 per El Paso Purchase Right. It is possible that the existence of the El Paso Purchase Rights may have the effect of delaying, deterring or preventing a takeover of El Paso.

  Tenneco. Under the Tenneco Rights Plan, each holder of Tenneco Common Stock of record on June 10, 1988 received one right which represents the right to purchase one one-hundredth of a share of Tenneco Series A Junior Preferred Stock (a "Tenneco Purchase Right"), exercisable at a price of $130 per one one-hundredth of a share of Tenneco Series A Junior Preferred Stock, subject to adjustment. If a person or group (i) becomes the beneficial owner of 20% or more of the outstanding shares of Tenneco Common Stock (a "Tenneco Acquiring Person"), unless such person or group becomes the owner of such percentage of shares pursuant to a tender offer or exchange offer for all outstanding shares of Tenneco Common Stock at a price and on terms determined by at least a majority of the members of the Tenneco Board of Directors who are not officers of Tenneco or representatives, nominees, affiliates or associates of a Tenneco Acquiring Person, after receiving advice from one or more investment banking firms, to be at a price that is fair to stockholders and otherwise in the best interests of Tenneco and its stockholders, or (ii) has, in the judgment of the Tenneco Board of Directors, acquired a substantial amount (not less than 10%) of Tenneco Common Stock under certain motives deemed adverse to Tenneco's best interests, each Tenneco Purchase Right entitles the holder to purchase, at the exercise price of $130, shares of Tenneco Common Stock or other securities of Tenneco having a value of twice such exercise price. If Tenneco is acquired in a business combination in which Tenneco is not the surviving entity or if more than 50% of Tenneco's assets or earning power is sold, each Tenneco Purchase Right entitles the holder to purchase, at the exercise price, shares of the acquiring person having a value of twice the exercise price. The Tenneco Purchase Rights, under certain circumstances, are redeemable by Tenneco at a price of $.02 per Tenneco Purchase Right. The Tenneco Purchase Rights, expire June 10, 1998. See "THE MERGER" for a description of certain amendments to the Tenneco Rights Plan made in connection with the Transaction.

                           ACCOUNTING TREATMENT

  Consummation of the Transaction is subject to certain conditions, including receipt of a favorable ruling from the IRS to the effect that the Distributions and certain internal spin-off transactions included in the Corporate Restructuring Transactions will be tax-free for federal income tax purposes and approval by the Tenneco Stockholders. Upon receipt of a favorable ruling from the IRS, approval of the Transaction by Tenneco Stockholders and approval of the Distributions and Charter Amendment by the initial record holders of the Tenneco Junior Preferred Stock, Tenneco will restate its consolidated financial statements to reflect discontinued operations. The Distributions will be accounted for based on Tenneco's historical basis in the assets and liabilities of the Industrial Business and Shipbuilding Business.

  El Paso intends to account for the Merger using the purchase method of accounting under GAAP and the rules and regulations of the SEC. Under the purchase method of accounting, El Paso will be treated as the acquiror of Tenneco and, as a result, the assets and liabilities of the Energy Business will be recorded by El Paso at their estimated fair values. The historical financial statements of the Energy Business included herein have not been adjusted for any purchase price adjustments.

                                 LEGAL MATTERS

  The validity of the shares of El Paso Common Stock and El Paso Preferred Depositary Shares offered hereby, as well as the El Paso Preferred Stock, will be passed upon for El Paso by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York. Certain federal income tax consequences in connection with the Merger and Distributions will be passed upon for Tenneco by Jenner & Block, Chicago, Illinois. Members of the firm of Jenner & Block, including Theodore R.
Tetzlaff, who is also General Counsel of Tenneco, own         shares of
Tenneco Common Stock.

                                    EXPERTS

  The financial statements and schedules appearing in El Paso's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The following financial statements and schedules included or incorporated by reference in this Joint Proxy Statement-Prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports: (i) Tenneco Inc. and consolidated subsidiaries included in Tenneco's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, incorporated by reference herein; (ii) the Businesses of Tenneco Energy, included herein;
(iii) the Businesses of New Tenneco, included in the New Tenneco Information Statement attached hereto as Appendix C; and (iv) the Businesses of Newport News, included in the Newport News Information Statement attached hereto as Appendix D.

  The combined financial statements of Mobil Plastics Division of Mobil Corporation for the year ended December 28, 1994 appearing in the Current Report of Tenneco Inc. on Form 8-K dated November 17, 1995, which is incorporated by reference herein, and the combined financial statements of Mobil Plastics Division of Mobil Oil Corporation for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994 appearing in the New Tenneco Information Statement attached hereto as Appendix C, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and herein. Such financial statements have been incorporated herein by reference and included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  Representatives of Arthur Andersen LLP and Coopers & Lybrand L.L.P. are expected to be present at the Tenneco Special Meeting and El Paso Special Meeting, respectively, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Stockholders wishing to present proposals at the 1997 Annual Meeting of Stockholders of Tenneco should submit such proposals in writing to Tenneco at its principal executive offices no later than December 9, 1996, so that they may be considered by Tenneco for inclusion in its proxy statement and form of proxy relating to that meeting. Tenneco will consider for inclusion in the proxy statement only proposals meeting the requirements of applicable SEC rules.

  Stockholder proposals submitted for inclusion in El Paso's proxy statement to be issued in connection with El Paso's 1997 Annual Meeting of Stockholders must be delivered to the Corporate Secretary, El Paso Natural Gas Company, 100 North Stanton Street, El Paso, Texas 79901, and must be received by the Corporate Secretary on or before November 22, 1996. El Paso will consider for inclusion in the proxy statement only proposals meeting the requirements of applicable SEC rules.

                         INDEX OF CERTAIN DEFINED TERMS

TERM                             PAGE
----                             ----
"1995 Rate Case"................  43
"$4.50 Preferred Stock".........   2
"$7.40 Preferred Stock".........   2
"Acquisition Transaction".......  86
"Actual Energy Debt Amount".....  12
"ALJ"...........................  20
"Ancillary Agreements"..........  19
"Average El Paso Common Price"..   3
"Average Period"................  82
"Base Debt Amount"..............  12
"BBtu".......................... 113
"Benefits Agreement"............  76
"Cash Realignment"..............  12
"Charter Amendment".............   2
"Closing".......................  80
"Code"..........................  20
"Collar"........................   3
"Consulting Agreement"..........  21
"Corporate Restructuring
 Transactions"..................  12
"Debt and Cash Allocation
 Agreement".....................  70
"Debt Cash Adjustment" .........  12
"Debt Exchange Offer"...........  70
"Debt Realignment"..............  12
"Debt Tender Offers"............  70
"Depositary Agreement"..........  21
"DGCL"..........................  21
"Distribution Agreement"........   1
"Distribution Agent"............  74
"Distribution Date".............  13
"Distribution Record Date"......  13
"Distributions".................   1
"DLJ"...........................  59
"El Paso".......................   1
"El Paso Common Stock"..........   2
"El Paso Preferred Depositary
 Shares"........................   2
"El Paso Preferred Stock".......   2
"El Paso Record Date"...........   2
"El Paso Special Meeting........   1
"El Paso Subsidiary"............   1
"Eligible Stock"................  93
"Energy Assets".................  73
"Energy Business"...............  10
"Energy Group"..................  75
"Energy Liabilities"............  73
"Energy Subsidiaries"...........  71
"Equity Consideration"..........   2
"Exchange Act"..................   4
"Exchange Agent"................  84
"FERC"..........................  10
"GSR"...........................  20
"GSR Proceeding"................  20
"GSR Ruling"....................  20
"HSR Act".......................  20
"Higher Proposal"...............  86
"Industrial Assets".............  73
"Industrial Business"...........  11
"Industrial Group"..............  75
"Industrial Liabilities"........  73

TERM                                                                   PAGE
----                                                                   ----
"Insurance Agreement".................................................  77
"Iroquois"............................................................ 113
"IRS".................................................................  19
"IRS Ruling Letter"...................................................  19
"Lazard"..............................................................  55
"Maximum El Paso Price"...............................................  13
"Merger"..............................................................   1
"Merger Agreement"....................................................   1
"Merger Effective Time"...............................................   3
"Minimum El Paso Price"...............................................  13
"MMCF"................................................................ 113
"Natural Gas Act"..................................................... 113
"New Tenneco".........................................................   1
"New Tenneco Common Stock"............................................  13
"New Tenneco Distribution"............................................  13
"New Tenneco Information Statement"...................................   4
"New Tenneco Registration Statement"..................................   4
"New Tenneco Rights Plan"............................................. 157
"Newport News"........................................................   1
"Newport News Common Stock"...........................................  13
"Newport News Distribution"...........................................   2
"Newport News Financings".............................................  70
"Newport News Information Statement"..................................   4
"Newport News Registration Statement".................................   4
"NPS Issuance"........................................................  12
"NPS Issuance Proceeds"...............................................  12
"NYSE"................................................................   2
"Onder 636"...........................................................  42
"Registration Statement"..............................................   4
"S/I Transaction".....................................................  86
"SEC".................................................................   4
"Securities Act"......................................................   4
"Shipbuilding Assets".................................................  73
"Shipbuilding Business"...............................................  11
"Shipbuilding Group"..................................................  75
"Shipbuilding Liabilities"............................................  73
"Stock Issuance"......................................................   2
"Tax Opinion".........................................................  20
"Tax Sharing Agreement"...............................................  78
"TBS Services Agreement"..............................................  78
"TCC".................................................................  70
"Tenneco".............................................................   1
"Tenneco Charter".....................................................  12
"Tenneco Common Stock"................................................   1
"Tenneco Energy"......................................................  10
"Tenneco Energy Consolidated Debt"....................................  12
"Tenneco Junior Preferred Stock"......................................  12
"Tenneco Preferred Stock".............................................   2
"Tenneco Record Date".................................................   1
"Tenneco Special Meeting".............................................   1
"Tenneco Stock".......................................................   2
"Tenneco Stockholders"................................................  13
"Termination Date"....................................................  20
"Termination Fee".....................................................  21
"TGP".................................................................  10
"Transaction".........................................................   1
"Transition Services Agreement".......................................  78
"Viking".............................................................. 113

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE

                                                                           PAGE
                                                                           ----
THE BUSINESSES OF TENNECO ENERGY
  Report of Independent Public Accountants................................ F-3
  Combined Statements of Income for each of the three years in period ended December 31, 1995 and the six months ended June 30, 1996 and
   1995................................................................... F-4
  Combined Balance Sheets--December 31, 1995 and 1994 and June 30, 1996... F-5
  Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 and 1995............................................................... F-6
  Statements of Changes in Combined Equity for each of the three years in the period ended December 31, 1995 and the six months ended June 30,
   1996................................................................... F-7
  Notes to Combined Financial Statements.................................. F-8

FINANCIAL STATEMENT SCHEDULE
  Valuation and Qualifying Accounts--The Businesses of Tenneco Energy..... S-1

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

  We have audited the accompanying combined balance sheets of the businesses of Tenneco Energy (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of Tenneco Energy as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of Tenneco Energy taken as a whole.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
August 19, 1996

                        THE BUSINESSES OF TENNECO ENERGY

                         COMBINED STATEMENTS OF INCOME

                                      YEARS ENDED DECEMBER   SIX MONTHS ENDED
                                              31,                JUNE 30,
                                      ---------------------  ----------------
(MILLIONS)                             1995    1994   1993    1996       1995
----------                            ------  ------ ------  ------    ------
                                                              (UNAUDITED)
REVENUES
Net sales and operating revenues..... $1,921  $2,381 $2,866  $1,370    $  939
Other income--
  Interest income....................     85      65     25      31        44
  Equity in net income of affiliated
   companies.........................     65      51     47      18        37
  Gain (loss) on sale of assets, net.     11       1     62      42        (7)
  Gain on the sale by a subsidiary of
   its stock.........................     --      23     --      --        --
  Other income, net..................     29      17     37       6        19
                                      ------  ------ ------  ------    ------
                                       2,111   2,538  3,037   1,467     1,032
                                      ------  ------ ------  ------    ------
COSTS AND EXPENSES
Cost of gas sold.....................    954   1,472  1,786     795       493
Operating expenses...................    414     379    442     230       170
General and administrative...........    200     143    169     113        96
Finance charges......................     79      75     51      34        43
Depreciation, depletion and
 amortization........................    196     102    170     107        90
                                      ------  ------ ------  ------    ------
                                       1,843   2,171  2,618   1,279       892
                                      ------  ------ ------  ------    ------
Income before interest expense and
 income taxes........................    268     367    419     188       140
Interest expense, net of interest
 allocated to affiliates.............    122     142    127      63        61
                                      ------  ------ ------  ------    ------
Income before income taxes...........    146     225    292     125        79
Income tax expense (benefit).........    (11)     72    104      22        32
                                      ------  ------ ------  ------    ------
Income before extraordinary loss.....    157     153    188     103        47
Extraordinary loss, net of income
 tax.................................     --      --    (25)     --        --
                                      ------  ------ ------  ------    ------
Net income .......................... $  157  $  153 $  163  $  103    $   47
                                      ======  ====== ======  ======    ======

The accompanying notes to combined financial statements are an integral part of these combined statements of income.

                        THE BUSINESSES OF TENNECO ENERGY

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,
                                                       -------------  JUNE 30,
(MILLIONS)                                              1995   1994     1996
----------                                             ------ ------ -----------
                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and temporary cash investments................  $  249 $   48   $  100
  Receivables--
   Customer notes and accounts (net).................     508    961      503
   Affiliated companies..............................     199    215      170
   Gas transportation and exchange...................      64    214      151
   Income taxes......................................     133    234      105
   Other.............................................     436    130      261
  Inventories........................................      24     22       24
  Deferred income taxes..............................      --     --       21
  Prepayments and other..............................      83     92       93
                                                       ------ ------   ------
                                                        1,696  1,916    1,428
                                                       ------ ------   ------
Investments and other assets:
  Investment in affiliated companies.................     280    358      230
  Long-term notes and other receivables (net) .......     352    683      235
  Goodwill...........................................      22     25       37
  Other..............................................     601    307      685
                                                       ------ ------   ------
                                                        1,255  1,373    1,187
                                                       ------ ------   ------
Plant, property and equipment, at cost...............   6,272  5,768    6,436
  Less--Reserves for depreciation, depletion and
   amortization......................................   3,431  3,327    3,512
                                                       ------ ------   ------
                                                        2,841  2,441    2,924
                                                       ------ ------   ------
                                                       $5,792 $5,730   $5,539
                                                       ====== ======   ======
LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Short-term debt (including current maturities on
   long-term debt)...................................  $  456 $  399   $  521
  Payables--
   Trade.............................................     365    324      312
   Affiliated companies..............................      88     47      113
   Gas transportation and exchange...................      28    159      107
  Taxes accrued......................................     525     56       25
  Deferred income taxes..............................      65     29       --
  Interest accrued...................................     102    124       97
  Natural gas pipeline revenue reservation...........      27    190       59
  Other..............................................     428    238      537
                                                       ------ ------   ------
                                                        2,084  1,566    1,771
                                                       ------ ------   ------
Long-term debt.......................................   1,811  2,242    1,519
                                                       ------ ------   ------
Deferred income taxes................................     323    735      413
                                                       ------ ------   ------
Postretirement benefits..............................     260    288      246
                                                       ------ ------   ------
Deferred credits and other liabilities...............     478    351      406
                                                       ------ ------   ------
Commitments and contingencies
Minority interest....................................      19     19       18
                                                       ------ ------   ------
Preferred stock with mandatory redemption provisions.     130    147      112
                                                       ------ ------   ------
Combined equity......................................     687    382    1,054
                                                       ------ ------   ------
                                                       $5,792 $5,730   $5,539
                                                       ====== ======   ======

The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                        THE BUSINESSES OF TENNECO ENERGY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS
                                                YEARS ENDED           ENDED
                                               DECEMBER 31,         JUNE 30,
                                            ---------------------  ------------
(MILLIONS)                                  1995   1994    1993    1996   1995
----------                                  -----  -----  -------  -----  -----
                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income................................  $ 157  $ 153  $   163  $ 103  $  47
Adjustments to reconcile net income to net
 cash provided (used) by operating
 activities --
  Extraordinary loss, net of tax..........     --     --       25     --     --
  Depreciation, depletion and
   amortization...........................    196    102      170    107     90
  Equity in net income of affiliated
   companies, net of dividends............    (12)    (3)      (5)    (1)   (12)
  Deferred income taxes...................     88     51       93      5     (7)
  (Gain) loss on sale of assets, net......    (11)   (24)     (62)   (42)     7
  Cash paid for interest allocated to
   affiliates, net of tax.................   (117)   (78)     (81)   (75)   (56)
  Changes in components of working
   capital--
   (Increase) decrease in receivables.....    451     17       78     19    163
   (Increase) decrease in prepayments and
    other current assets..................      8     35       51      4      8
   Increase (decrease) in payables........    (25)  (262)    (241)    (2)   (70)
   Increase (decrease) in taxes accrued...     40   (252)      90   (235)     9
   Increase (decrease) in interest
    accrued...............................    (52)   (39)     (32)   (15)   (27)
   Increase (decrease) in natural gas
    pipeline revenue reservation..........   (156)   (91)     136     11   (179)
   Increase (decrease) in other current
    liabilities...........................   (102)   (60)    (122)  (161)    (7)
  (Increase) decrease in long-term notes
   and other receivables (net)............    332    228       --    138    199
  Take-or-pay (refunds to customers)
   recoupments, net.......................     36     26      (34)     2     25
  Other...................................    (68)   (81)     (20)   (43)   (16)
                                            -----  -----  -------  -----  -----
Net cash provided (used) by operating
 activities...............................    765   (278)     209   (185)   174
                                            -----  -----  -------  -----  -----
INVESTING ACTIVITIES
Net proceeds from sale of assets..........     17     68      114    278     13
Expenditures for plant, property and
 equipment................................   (337)  (345)    (171)  (164)  (113)
Acquisitions of businesses................   (241)    --       --     --   (225)
Investments and other.....................     24     48       22      3     59
                                            -----  -----  -------  -----  -----
Net cash provided (used) by investing
 activities...............................   (537)  (229)     (35)   117   (266)
                                            -----  -----  -------  -----  -----
FINANCING ACTIVITIES
Issuance of Tenneco Inc. common, treasury
 and SECT shares..........................    102    188    1,215     46     39
Purchase of Tenneco Inc. common stock.....   (655)   (26)      (7)  (122)  (450)
Redemption of Tenneco Inc. preferred
 stock....................................    (20)   (20)     (30)   (20)   (20)
Dividends (Tenneco Inc. common and
 preferred stock).........................   (286)  (318)    (307)  (158)  (146)
Redemption of equity securities by a
 subsidiary...............................     --   (160)      --     --     --
Net increase (decrease) in short-term debt
 excluding current maturities on long-term
 debt.....................................    415    (97)      19    164     34
Issuance of long-term debt................    594     --       --     --     --
Retirement of long-term debt..............   (497)  (508)  (1,335)  (292)  (180)
Net cash contributions from affiliates....    320  1,367      396    301    786
                                            -----  -----  -------  -----  -----
Net cash provided (used) by financing
 activities...............................    (27)   426      (49)   (81)    63
                                            -----  -----  -------  -----  -----
Increase (decrease) in cash and temporary
 cash investments.........................    201    (81)     125   (149)   (29)
Cash and temporary cash investments, at
 beginning of period......................     48    129        4    249     48
                                            -----  -----  -------  -----  -----
Cash and temporary cash investments, at
 end of period............................  $ 249  $  48  $   129  $ 100  $  19
                                            =====  =====  =======  =====  =====
Cash paid during the year for interest....  $ 420  $ 349  $   498  $ 220  $ 210
Cash paid during the year for income taxes
 (net of refunds and tax payments from
 affiliates)..............................  $(123) $(129) $    14  $ 516  $  56

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

                        THE BUSINESSES OF TENNECO ENERGY

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

(MILLIONS)
----------
Balance, December 31, 1992............................................ $(1,503)
  Net income..........................................................     163
  Cash paid for interest allocated to affiliates, net of tax..........     (81)
  Change in corporate debt allocated to affiliates....................    (905)
  Cash contributions from (distributions to) affiliates, net..........     396
  Noncash contributions from (distributions to) affiliates, net.......     360
  Contributions from (distributions to) shareowners, net..............     918
                                                                       -------
Balance, December 31, 1993............................................    (652)
  Net income..........................................................     153
  Cash paid for interest allocated to affiliates, net of tax..........     (78)
  Change in corporate debt allocated to affiliates....................    (135)
  Cash contributions from (distributions to) affiliates, net..........   1,367
  Noncash contributions from (distributions to) affiliates, net.......     (98)
  Contributions from (distributions to) shareowners, net..............    (175)
                                                                       -------
Balance, December 31, 1994............................................     382
  Net income..........................................................     157
  Cash paid for interest allocated to affiliates, net of tax..........    (117)
  Change in corporate debt allocated to affiliates....................     930
  Cash contributions from (distributions to) affiliates, net..........     320
  Noncash contributions from (distributions to) affiliates, net.......    (235)
  Contributions from (distributions to) shareowners, net..............    (750)
                                                                       -------
Balance, December 31, 1995............................................     687
  Net income..........................................................     103
  Cash paid for interest allocated to affiliates, net of tax..........     (75)
  Change in corporate debt allocated to affiliates....................     111
  Cash contributions from (distributions to) affiliates, net..........     301
  Noncash contributions from (distributions to) affiliates, net.......     140
  Contributions from (distributions to) shareowners, net..............    (213)
                                                                       -------
Balance, June 30, 1996 (unaudited).................................... $ 1,054
                                                                       =======



The accompanying notes to combined financial statements are an integral part of these statements of changes in combined equity.

                       THE BUSINESSES OF TENNECO ENERGY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements represent the financial position, results of operations and cash flows of all energy businesses and operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries, and other existing and discontinued operations of Tenneco and its subsidiaries other than those relating to Tenneco's automotive, packaging, administrative services and shipbuilding businesses. The combination of these energy businesses and operations and such other existing and discontinued operations of Tenneco, together with Tenneco (which will remain the parent company of such businesses and operations after the Distributions and Merger described in Note 2 below) are collectively referred to herein as "Tenneco Energy" or the "Company".

  Investments in 20% to 50% owned companies where Tenneco Energy has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since date of acquisition. Reference is made to Note 11, "Investment in Affiliated Companies," for information concerning significant equity method investees. All significant transactions and balances among combined businesses have been eliminated.

 Description of Business

  Tenneco Energy is engaged primarily in the interstate transportation of natural gas. The Company is also engaged in related businesses that are not generally subject to regulation by the Federal Energy Regulatory Commission ("FERC"). The principal activities of these businesses include the intrastate transportation and marketing of natural gas, the development of and participation in international natural gas pipelines, primarily in Australia, the participation in international and domestic gas-fired power generation projects and the development of natural gas production and production financing programs, primarily in the United States. Tenneco Energy, through its combined subsidiary Tenneco Credit Corporation ("TCC"), is also engaged in financing, on a nonrecourse basis, receivables of certain current and former operating divisions of Tenneco.

2. MERGER AND DISTRIBUTIONS

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged with and into Tenneco (the "Merger") which, immediately following the distributions discussed below, will consist only of the energy businesses and operations and the other existing and discontinued operations of Tenneco. The Merger is part of a larger Tenneco reorganization (the "Transaction"), which includes the distribution of all of the outstanding shares of common stock of New Tenneco Inc., a newly formed subsidiary of Tenneco which, after giving effect to certain corporate restructuring transactions, will hold substantially all of the assets, liabilities and operations of Tenneco's current automotive, packaging and administrative services businesses ("New Tenneco"), and Newport News Shipbuilding Inc., a subsidiary of Tenneco that was formerly named Tenneco InterAmerica Inc. and that will hold substantially all of the assets, liabilities and operations of Tenneco's current shipbuilding business ("Newport News"), to the holders of Tenneco common stock (collectively, the "Distributions"). Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities in New Tenneco, Newport News and El Paso.

  Prior to the Transaction Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain New Tenneco debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of the Company, New Tenneco

                       THE BUSINESSES OF TENNECO ENERGY

(which may declare and pay a dividend to Tenneco) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt and preferred stock, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and New Tenneco will have responsibility for the remaining debt.

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco's shareowners.

  In order to assist in the orderly transition of New Tenneco and Newport News into separate, publicly held companies, Tenneco intends to modify, amend or enter into certain contractual agreements with New Tenneco and Newport News, including a tax sharing agreement (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that: (i) New Tenneco will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco Inc. welfare plans; (ii) New Tenneco and Newport News will retain specific insurance policies relating to their businesses and will continue to have rights and obligations under certain parent-company level insurance policies of Tenneco; and (iii) at the election of Tenneco pursuant to El Paso's request, New Tenneco will provide certain services, such as mainframe data processing and product purchasing services, to the Company for a limited period of time following the Distributions.

3. SUMMARY OF ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Revenue Recognition" and "Income Taxes" sections of this footnote and Notes 9, 13, 14 and 15 for additional information on significant estimates included in the Company's combined financial statements.

 Unaudited Interim Information

  The unaudited interim combined financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results may not be indicative of operating results for an entire year.

 Notes Receivable and Allowance for Doubtful Accounts and Notes

  Short-term notes receivable of $302 million and $305 million were outstanding at December 31, 1995 and 1994, respectively, of which $216 million and $284 million, respectively, related to TCC. These notes receivable are presented net of unearned finance charges of $26 million and $43 million at December 31, 1995 and 1994, respectively, which related to TCC. At December 31, 1995 and 1994, unearned finance charges related to long-term notes and other receivables were $23 million and $66 million, respectively, which relate to TCC.

                       THE BUSINESSES OF TENNECO ENERGY

   At December 31, 1995 and 1994, the allowance for doubtful accounts and notes receivable was $49 million and $21 million, respectively.

 Inventory

  Inventories, consisting of materials and supplies are valued at the lower of average cost or market.

 Property, Plant and Equipment, at Cost

  The majority of the Company's property, plant and equipment consists of its investment in interstate and intrastate pipeline systems. At December 31, 1995 and 1994, $223 million and $160 million, respectively, of the Company's property, plant and equipment balance is construction work in progress. Additionally, the Company has recorded capitalized interest and an allowance for equity funds used during construction in the cost of property, plant and equipment. Pursuant to a FERC order, Tennessee Gas Pipeline Company, a combined subsidiary of the Company ("Tennessee") recorded all natural gas in storage as a fixed asset. As of December 31, 1995 and 1994, the balance of Tennessee's natural gas in storage included in property, plant and equipment was $96 million.

 Depreciation, Depletion and amortization

  Depreciation of the Company's regulated transmission plants are provided using the composite method over the estimated useful lives of the depreciable facilities. The rates for depreciation range from 2% to 5%. Costs of properties that are not operating units, as defined by the FERC, which are retired, sold or abandoned by the regulated subsidiaries are credited or charged, net of salvage, to accumulated depreciation. Gains or losses on sales of operating units are credited or charged to income.

  Depreciation of the Company's nonregulated properties is provided using the straight line or composite method which, in the opinion of management, is adequate to allocate the cost of properties over their estimated useful lives.

 Goodwill

  Goodwill is being amortized over a 15-year period using the straight-line method. Such amortization amounted to $1.8 million for 1995, 1994 and 1993 and is included in "Other income, net" in the accompanying combined statements of income. Accumulated amortization of goodwill was $5.4 million and $3.6 million at December 31, 1995 and 1994, respectively.

 Environmental Liabilities

  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the combined balance sheets at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are

                       THE BUSINESSES OF TENNECO ENERGY
recorded and reported separately from the associated liability in the combined financial statements. Reference is made to Note 15, "Commitments and Contingencies--Environmental Matters" for further information on this subject.

 Revenue Recognition

  The regulated subsidiaries of the Company are subject to FERC regulations and, accordingly, revenues are collected subject to possible refunds pending final FERC orders. The regulated subsidiaries record rate refund accruals based on management's estimate of the expected income impact of the rate proceedings. The Company has recorded revenue reservations of $27 million and $190 million as of December 31, 1995 and 1994, respectively. The Company believes the estimate for revenues subject to refund is adequate.

 Other Income

  Gains or losses on the sale by a subsidiary of its stock are included in "Other Income, net" in the accompanying combined statements of income.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

  Tenneco, together with certain of its subsidiaries which are owned 80% or more (including Tenneco Energy), have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis, and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of Tenneco Energy under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had Tenneco Energy filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries, including those comprising Tenneco Energy, for the applicable portion of the total tax payments.

  In connection with the Distributions, the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement among Newport News, New Tenneco and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, Tenneco will be liable for taxes imposed on Tenneco Energy. Federal income taxes imposed with respect to periods prior to the consummation of the Distributions on the combined activities of Tenneco and other members of its consolidated group prior to giving effect to the Distributions will be allocated among the Company, New Tenneco and Newport News according to their respective share of consolidated taxable income.

 Changes in Accounting Principles

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments

                       THE BUSINESSES OF TENNECO ENERGY
of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

  Effective January 1, 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees, after employment but before retirement, on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

 Risk Management Activities

  The Company is currently a party to financial instruments and commodity contracts to hedge its exposure to changes in interest rates and natural gas prices. These financial instruments and commodity contracts are accounted for on the accrual basis with gains and losses being recognized based on the type of contract and exposure being hedged. The amounts paid or received under interest rate swap agreements are recognized, on the accrual basis, as an adjustment to interest expense. Net gains and losses on energy commodity contracts and financial instruments are deferred and recognized when the hedged transaction is consummated. In the combined statements of cash flows, cash receipts or payments related to these financial instruments and commodity contracts are classified consistent with the cash flows from the transactions being hedged.

4. ACQUISITIONS

  During 1995, the Company acquired the natural gas pipeline assets of the Pipeline Authority of South Australia, which includes a 488-mile pipeline, for approximately $225 million. Also during 1995, the Company acquired a 50% interest in two gas-fired cogeneration plants from ARK Energy, a privately-owned power generation company, for approximately $65 million in cash and Tenneco common stock. Each of the acquisitions was accounted for as a purchase. If these assets and investments had been acquired January 1, 1995, net income would not have been significantly different from the reported amount.

5. DISPOSITION OF ASSETS AND EXTRAORDINARY LOSS

 Disposition of Assets

  During the first six months of 1996, the Company sold its 13.2% interest in Iroquois Gas Transmission System, L.P., its 50% interest in Dauphin Island Gathering System, an investment in stock and certain other assets, resulting in a pre-tax gain of $42 million.

  In December 1995, the Company sold its 50% interest in Kern River Gas Transmission Company ("Kern River") for a pre-tax gain of $30 million. Kern River owns a 904-mile pipeline extending from Wyoming to California. Also in 1995, the Company sold certain other facilities and assets for a combined pre-tax loss of $19 million.

  In 1994, Tenneco Energy Resources Corporation, a combined subsidiary which operates the Company's nonregulated gas marketing and intrastate pipeline businesses, issued 50 shares of its common stock, diluting Tenneco's ownership in this subsidiary to 80% and resulting in a gain of $23 million. No taxes were provided on the gain because management expects that the recorded investment will be recovered in a tax-free manner.

                       THE BUSINESSES OF TENNECO ENERGY

  During 1993, the Company disposed of two wholly-owned companies, Viking Gas Transmission Company and Dean Pipeline Company, and investments in stock and certain other assets for a total pre-tax gain of $62 million.

 Extraordinary Loss

  In April 1993, Tenneco issued 23.5 million shares of its common stock for approximately $1.1 billion. The proceeds were used to retire $327 million of short-term debt, $688 million of long-term debt and $14 million of variable-rate preferred stock. In November 1993, Tenneco retired DM250 million bonds. The redemption premium related to the retirement of long-term debt resulting from these two transactions ($25 million, net of income tax benefits of $13 million) was recorded as an extraordinary loss.

6. TRANSACTIONS WITH AFFILIATES

 Combined Equity

  The "Combined equity" caption in the accompanying combined financial statements represents Tenneco's cumulative investment in the combined businesses of Tenneco Energy. Changes in the "Combined equity" caption represent the net income of the Company, cash paid for interest allocated to affiliates, net of tax, changes in corporate debt allocated to affiliates, net cash and noncash contributions from (distributions to) affiliates and net contributions from (distributions to) shareowners. Reference is made to the Statements of Changes in Combined Equity for an analysis of activity in the "Combined equity" caption for each of the three years ended December 31, 1995 and for the six months ended June 30, 1996.

 General and Administrative Expenses

  Included in the total general and administrative expenses for 1995, 1994 and 1993, is $16 million, $13 million, and $17 million, respectively, which represents Tenneco Energy's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. Tenneco's corporate general and administrative expenses are allocated based on the estimated level of effort devoted to Tenneco's various operations and relative size based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable. Total general and administrative expenses reflected in the accompanying combined statements of income are reasonable when compared with the total general and administrative costs Tenneco Energy would have incurred on a stand-alone basis.

 Corporate Debt and Interest Allocations

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to New Tenneco and Newport News based upon the portion of Tenneco's investment in New Tenneco and Newport News which is deemed to be debt, generally based upon the ratio of New Tenneco's and Newport News' net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994 and 1993, respectively. Total pre-tax interest expense allocated to New Tenneco and Newport News in 1995, 1994 and 1993 was $180 million, $120 million and $124 million, respectively. New Tenneco and Newport News have also been allocated tax benefits totaling approximately 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to New Tenneco and Newport News

                       THE BUSINESSES OF TENNECO ENERGY
for financial reporting on a historical basis, New Tenneco and Newport News have not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense have been included as a component of the Company's combined equity. Although, management believes that the historical allocation of corporate debt and interest expense is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment.

 Notes and Advances Payable with Affiliates

  "Cash contributions from (distributions to) affiliates" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances payable between the Company and New Tenneco and Newport News which have been included in combined equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

  At December 31, 1995 and 1994, the Company had an interest bearing note payable to New Tenneco totaling $494 million and $310 million, respectively, which is due on demand and is included as a component of the Company's combined equity. At December 31, 1995 and 1994, the Company had a non-interest bearing note payable to Newport News totalling $965 million and $991 million, respectively, which is due on demand and is included as a component of the Company's combined equity.

 Accounts Receivable and Accounts Payable--Affiliated Companies

  The "Payables--Affiliated companies" balance primarily includes billings for general and administrative costs incurred by New Tenneco and charged to Tenneco Energy. The "Receivables--Affiliated companies" balance primarily relates to billings for U.S. income taxes incurred by Tenneco and charged to New Tenneco and Newport News. Affiliated accounts receivable and accounts payable between the Company and New Tenneco and Newport News will be settled, capitalized or converted into ordinary trade accounts, as applicable, as part of the Distributions.

 Employee Benefits

  Certain employees of the Company participate in Tenneco's employee stock ownership and employee stock purchase plans. The Tenneco employee stock ownership plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject to certain thresholds. Certain employees of New Tenneco and Newport News also participate in Tenneco's employee stock ownership and employee stock purchase plans. The cost of stock issued to these employees is billed to New Tenneco and Newport News. In connection with the Distributions, outstanding options on Tenneco common stock held by the Company's employees will be vested so that they become fully exercisable prior to the Merger. If not exercised prior to the Merger, such options will be cancelled upon consummation of the Merger. Outstanding options on Tenneco common stock held by New Tenneco and Newport News employees will be converted into new options of New Tenneco and Newport News, as applicable, so as to preserve the aggregate value of the options held prior to the Distributions.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made to Notes 13 and 14 for a further discussion of the plans.

 Sales of Receivables

  TCC purchased $513 million and $384 million of trade receivables from New Tenneco at December 31, 1995 and 1994, respectively. TCC sells these trade receivables to a third party in the ordinary course of business.

                       THE BUSINESSES OF TENNECO ENERGY

7. LONG-TERM DEBT, SHORT-TERM DEBT AND FINANCING ARRANGEMENTS

 Long-Term Corporate Debt

  A summary of long-term corporate debt obligations of the Company at December 31, 1995 and 1994, is set forth in the following table:

(MILLIONS)                                                         1995   1994
----------                                                        ------ ------
Tenneco Inc.--
  Debentures due 1998 through 2025, average effective interest rate 8.7% in 1995 and 9.7% in 1994 (net of $2 million in 1995 and 1994 of unamortized discount)............................. $  698 $  398
  Notes due 1996 through 2005, average effective interest rate
   8.8% in 1995 and 9.2% in 1994 (net of $5 million in 1995 and
   $4 million in 1994 of unamortized discount)...................  1,962  1,681
Tennessee Gas Pipeline Company--
  Debentures due 2011, effective interest rate 15.1% in 1995 and
   1994 (net of $216 million in 1995 and $219 million in 1994 of
   unamortized discount).........................................    184    181
  Notes due 1996 through 1997, average effective interest rate
   9.7% in 1995 and 10.1% in 1994 (net of $5 million in 1995 and
   $8 million in 1994 of unamortized discount)...................    573    808
Tenneco Credit Corporation--
  Senior notes due 1996 through 2001, average effective interest rate 9.7% in 1995 and 9.6% in 1994 (net of $1 million in 1995
   and $2 million in 1994 of unamortized discount)...............    549    749
  Medium-term notes due 1996 through 2002, average interest rate
   9.0% in 1995 and 9.4% in 1994.................................     38     73
  Subordinated notes due 1998 through 2001, average interest rate
   9.9% in 1995 and 1994.........................................     92     92
Other subsidiaries--
  Notes due 1996 through 2014, average effective interest rate
   8.6% in 1995 and 8.0% in 1994 (net of $14 million in 1995 and
   $15 million in 1994 of unamortized discount)..................      8      4
                                                                  ------ ------
                                                                   4,104  3,986
Less--Current maturities.........................................    414    485
                                                                  ------ ------
    Total long-term corporate debt............................... $3,690 $3,501
                                                                  ====== ======

  The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1995, are $414 million, $513 million, $838 million, $250 million and $175 million for 1996, 1997, 1998, 1999 and 2000, respectively.

 Long-Term Corporate Debt Allocation

(MILLIONS)                                                       1995     1994
----------                                                     -------- --------
Total long-term corporate debt................................ $  3,690 $  3,501
Less: Long-term corporate debt allocated to New Tenneco and
 Newport News.................................................  (1,879)  (1,259)
                                                               -------- --------
  Total long-term corporate debt, net of allocation to New
   Tenneco and Newport News................................... $  1,811 $  2,242
                                                               ======== ========

--------
Note: Reference is made to Note 6 for information concerning debt allocated to New Tenneco and Newport News.

                       THE BUSINESSES OF TENNECO ENERGY

 Short-Term Corporate Debt

  The Company uses commercial paper, lines of credit and overnight borrowings to finance its short-term capital requirements. Information regarding short-term debt for the years ended December 31, 1995 and 1994 follows:

                                            1995                  1994
                                    --------------------- ---------------------
                                     TENNECO               TENNECO
                                    COMMERCIAL   CREDIT   COMMERCIAL   CREDIT
(MILLIONS)                            PAPER    AGREEMENTS   PAPER    AGREEMENTS
----------                          ---------- ---------- ---------- ----------
Outstanding borrowings at end of
 year..............................    $346       $ 85       $ --       $ 17
Weighted average interest rate on
 outstanding borrowings at end of
 year..............................     6.2%       7.2%        --       10.7%
Approximate maximum month-end
 outstanding borrowings during
 year..............................    $615       $467       $362       $133
Approximate average month-end
 outstanding borrowings during
 year..............................    $109       $104       $164       $ 51

--------
Note:Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  Tenneco had other short-term borrowings outstanding of $24 million at December 31, 1995, and none at December 31, 1994.

 Short-Term Corporate Debt Allocation

                                                                   1995   1994
                                                                   -----  -----
Current maturities on long-term corporate debt.................... $ 414  $ 485
Commercial paper..................................................   346     --
Credit agreements.................................................    85     17
Other.............................................................    24     --
                                                                   -----  -----
  Total short-term corporate debt (including current maturities on
   long-term corporate debt)......................................   869    502
  Less: Short-term corporate debt allocated to New Tenneco and
   Newport News...................................................  (413)  (103)
                                                                   -----  -----
    Total short-term corporate debt, net of allocation to New
     Tenneco and Newport News..................................... $ 456   $399
                                                                   =====  =====

--------
Note:Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News.

 Financing Arrangements

  As of December 31, 1995, Tenneco had arranged committed credit facilities of approximately $2.5 billion:

                                           COMMITTED CREDIT FACILITIES(a)
                                      ------------------------------------------
(MILLIONS)                              TERM    COMMITMENTS  UTILIZED  AVAILABLE
----------                            --------- -----------  --------  ---------
Tenneco credit agreements............ 1996-1999   $2,400(b)    $346(c)  $2,054
Other credit agreements..............  various        79         35         44
                                                  ------       ----     ------
                                                  $2,479       $381     $2,098
                                                  ======       ====     ======

--------
Notes:(a) These facilities generally require the payment of commitment fees on the unused portion of the total commitment and facility fees on the total commitment.
      (b) In 1996, $400 million of these agreements expire; the remainder are committed through 1999. Of the total committed long-term credit facilities, $400 million are available to both Tenneco and TCC.
      (c) Tenneco's committed long-term credit facilities support its commercial paper borrowings; consequently, the amount available under the committed long-term credit facilities is reduced by outstanding commercial paper borrowings.

                       THE BUSINESSES OF TENNECO ENERGY

8. FINANCIAL INSTRUMENTS

  The carrying and estimated fair values of the Company's financial instruments by class at December 31, 1995 and 1994, were as follows:

                                                   1995             1994
                                              ---------------  ---------------
(MILLIONS)                                    CARRYING  FAIR   CARRYING  FAIR
ASSETS (LIABILITIES)                           AMOUNT  VALUE    AMOUNT  VALUE
--------------------                          -------- ------  -------- ------
Asset and Liability Instruments
  Cash and temporary cash investments........  $  249  $  249   $   48  $   48
  Receivables (customer and long-term).......     860     860    1,644   1,644
  Accounts payable (trade)...................    (365)   (365)    (324)   (324)
  Short-term debt (excluding current
   maturities) (Note)........................    (455)   (455)     (17)    (17)
  Long-term debt (including current
   maturities) (Note)........................  (4,104) (4,692)  (3,986) (4,206)
Instruments With Off-Balance-Sheet Risk
  Derivative
    Interest rate swaps:
      In a net receivable position...........      --      10       --      --
      In a net payable position..............      --     (22)      --     (30)
    Natural gas swaps, futures and options...      --       3       --      (5)
  Non-derivative
    Financial guarantees.....................      --     (14)      --     (14)

--------
Note: The carrying amounts and estimated fair values of short-term debt and long-term debt are before allocation of corporate debt to New Tenneco and Newport News. Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News.

 Asset and Liability Instruments

  The fair value of cash and temporary cash investments, receivables, accounts payable, and short-term debt in the above table was considered to be the same as or was determined not to be materially different from the carrying amount. At December 31, 1995 and 1994, respectively, Tenneco Energy's aggregate customer and long-term receivable balance was concentrated by industry as follows: energy industry 22% and 21%; automotive parts industry 9% and 11%; packaging industry 8% and 13%; and farm and construction equipment industry 52% and 47%; all other amounts were not significant. Receivables in the automotive parts, packaging and farm and construction equipment industries result from TCC's financing receivables of current and former operating divisions of Tenneco. TCC sells these trade receivables to a third party in the ordinary course of business.

  Long-term debt--The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates; the carrying amount of floating-rate debt was assumed to approximate its fair value.

 Instruments With Off-Balance-Sheet Risk

 Derivative

  Interest Rate Swaps--The fair value of interest rate swaps was based on the cost that would have been incurred to buy out those swaps in a loss position and the consideration that would have been received to terminate those swaps in a gain position. At December 31, 1995 and 1994, the Company was a party to swaps with a notional value of $1.5 billion and $1.6 billion, respectively. At December 31, 1995, $750 million were in a net receivable position and $795 million were in a net payable position. At December 31, 1994, the entire $1.6 billion was in a net payable position. Notional amounts associated with these swaps do not represent future cash payment requirements. These contractual amounts are only used as a base to measure amounts to be exchanged at specified settlement dates.

                       THE BUSINESSES OF TENNECO ENERGY

  Consistent with its overall policy, the Company uses these instruments from time to time only to hedge known, quantifiable risks arising from fluctuations in interest rates. The counterparties to these interest rate swaps are major international financial institutions. The risk associated with counterparty default on interest rate swaps is measured as the cost of replacing, at the prevailing market rates, those contracts in a gain position. In the event of non-performance by the counterparties, the cost to replace outstanding interest rate swaps at December 31, 1995 and 1994, would not have been material.

  Price Risk Management--The Company uses exchange-traded futures and option contracts and over-the-counter option and swap contracts to reduce its exposure to fluctuations in the prices of natural gas. The fair value of these contracts is based upon the estimated consideration that would be received to terminate those contracts in a gain position and the estimated cost that would be incurred to terminate those contracts in a loss position. As of December 31, 1995 and 1994, these contracts, maturing through 1997 and 1996, respectively, had an absolute notional contract quantity of 321 Bcf and 187 Bcf, respectively. Since the contracts described above are designated as hedges whose fair values correlate to price movements of natural gas, any gains or losses on the contracts resulting from market changes will be offset by losses or gains on the hedged transactions. The Company has off-balance sheet risk of credit loss in the event of non-performance by counterparties to all over-the-counter contracts. However, the Company does not anticipate non-performance by the counterparties.

 Non-derivative

  Guarantees--At December 31, 1995 and 1994, the Company had guaranteed payment and performance of approximately $14 million, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

9. FEDERAL ENERGY REGULATORY COMMISSION REGULATORY MATTERS

 Restructuring Proceedings

  On April 8, 1992, the FERC issued Order 636 which restructured the natural gas industry by requiring mandatory unbundling of pipeline sales and transportation services. Numerous parties appealed, to the U.S. Court of Appeals for the D.C. Circuit Court, the legality of Order 636 generally, as well as the legality of specific provisions of Order 636. On July 16, 1996, the U.S. Court of Appeals for the D.C. Circuit issued its decision upholding, in large part, Order 636. The Court remanded to the FERC several issues for further explanation, including further explanation of the FERC's decision to allow pipelines to recover 100% of their gas supply realignment ("GSR") costs.

  Tennessee implemented revisions to its tariff, effective on September 1, 1993, which restructured its transportation, storage and sales services to convert Tennessee from primarily a merchant to primarily a transporter of gas as required by Order 636. As a result of this restructuring, Tennessee's gas sales declined while certain obligations to producers under long-term gas supply contracts continued, causing Tennessee to incur significant restructuring transition costs. Pursuant to the provisions of Order 636 allowing for the recovery of transition costs related to the restructuring, Tennessee has made filings to recover GSR costs resulting from remaining gas purchase obligations, costs related to its Bastian Bay facilities, the remaining unrecovered balance of purchased gas ("PGA") costs and the "stranded" cost of Tennessee's continuing contractual obligation to pay for capacity on other pipeline systems ("TBO costs").

  Tennessee's filings to recover costs related to its Bastian Bay facilities have been rejected by the FERC based on the continued use of the gas production from the field; however, the FERC recognized the ability of Tennessee to file for the recovery of losses upon disposition of these assets. Tennessee has filed for appellate

                       THE BUSINESSES OF TENNECO ENERGY
review of the FERC actions and is confident that the Bastian Bay costs will ultimately be recovered as transition costs under Order 636; the FERC has not contested the ultimate recoverability of these costs.

  The filings implementing Tennessee's recovery mechanisms for the following transition costs were accepted by the FERC effective September 1, 1993; recovery was made subject to refund pending FERC review and approval for eligibility and prudence: 1) direct-billing of unrecovered PGA costs to its former sales customers over a twelve-month period; 2) recovery of TBO costs, which Tennessee is obligated to pay under existing contracts, through a surcharge from firm transportation customers, adjusted annually; and 3) GSR cost recovery of 90% of such costs over a period of up to 36 months from firm transportation customers and recovery of 10% of such costs from interruptible transportation customers over a period of up to 60 months.

  Following negotiations with its customers, Tennessee filed in July 1994 with the FERC a Stipulation and Agreement (the "PGA Stipulation"), which provides for the recovery of PGA costs of approximately $100 million and the recovery of costs associated with the transfer of storage gas inventory to new storage customers in Tennessee's restructuring proceeding. The PGA Stipulation eliminates all challenges to the PGA costs, but establishes a cap on the charges that may be imposed upon former sales customers. On November 15, 1994, the FERC issued an order approving the PGA Stipulation and resolving all outstanding issues. On April 5, 1995, the FERC issued its order on rehearing affirming its initial approval of the PGA Stipulation. Tennessee implemented the terms of the PGA Stipulation and made refunds in May 1995. The refunds had no material effect on Tenneco Energy's reported net income. The orders approving the PGA Stipulation have been appealed to the D.C. Circuit Court of Appeals by certain customers. Tennessee believes the FERC orders approving the PGA Stipulation will be upheld on appeal.

  Tennessee is recovering through a surcharge, subject to refund, TBO costs formerly incurred to perform its sales function. The FERC subsequently issued an order requiring Tennessee to refund certain costs from this surcharge and refunds were made in May 1996. Tennessee is appealing this decision and believes such appeal will likely be successful.

  With regard to Tennessee's GSR costs, Tennessee, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The settlement resolved litigation concerning purchases made by Tennessee of synthetic gas produced from the Great Plains Coal Gasification plant ("Great Plains"). The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an administrative law judge ("ALJ"). The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. Tennessee has filed exceptions to this initial decision and believes that this decision will not impair Tennessee's recovery of the costs resulting from this contract. On July 17, 1996, the FERC ordered oral arguments to be heard September 1996.

  Also related to Tennessee's GSR costs, on October 14, 1993, Tennessee was sued in the State District Court of Ector County, Texas, by ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas"). In that suit, ICA and TransTexas contended that Tennessee had an obligation to purchase gas production which TransTexas thereafter attempted to add unilaterally to the reserves originally dedicated to a 1979 gas contract. An amendment to the pleading sought $1.5 billion from Tennessee for alleged damages caused by Tennessee's refusal to purchase gas produced from the TransTexas leases covering the new production and lands. In June 1996, Tennessee reached a settlement with ICA and TransTexas for $125 million wherein ICA and TransTexas agreed to terminate the contract, released Tennessee from liability under the contract, and indemnified Tennessee against future claims, including royalty owner claims.

                       THE BUSINESSES OF TENNECO ENERGY

  Tennessee has been engaged in other settlement and contract reformation discussions with other holders of certain gas purchase contracts who have sued Tennessee. On August 1, 1995, the Texas Supreme Court affirmed a ruling of the Court of Appeals favorable to Tennessee in one of these matters and indicated that it would remand the case to the trial court. On April 18, 1996, however, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion on the matter which was favorable to Tennessee. In June 1996, Tennessee filed a motion for rehearing with the Texas Supreme Court which was denied in August 1996. The Supreme Court's April 1996 ruling explicitly preserves Tennessee's defenses based on bad faith conduct of the producers. Nothing in the Supreme Court's decision affects Tennessee's ability to seek recovery of its above-market costs of purchasing gas under the contract from its customers as GSR costs in proceedings currently pending before the FERC. In addition, Tennessee has initiated two lawsuits against the holders of this gas purchase contract, seeking damages related to their conduct in connection with that contract. Tennessee has accrued amounts which it believes are appropriate to cover the resolution of the litigation associated with its contract reformation efforts.

  As of June 30, 1996, and December 31, 1995, Tennessee has deferred GSR costs yet to be recovered from its customers of approximately $551 million and $462 million, respectively, net of $380 million and $316 million, respectively, previously recovered from its customers, subject to refund. A phased proceeding is underway at the FERC with respect to the recovery of Tennessee's GSR costs. Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues has been set by a FERC ALJ for late October 1996. Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the Order 636 transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of Tennessee's GSR costs and Tennessee has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements.

  Given the uncertainty over the results of ongoing discussions between Tennessee and its customers related to the recovery of GSR costs and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, the Company is unable to predict the timing or the ultimate impact that the resolution of these issues will have on its combined financial position or results of operations.

 Rate Proceedings

  On December 30, 1994, Tennessee filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, Tennessee began collecting rates, subject to refund, reflecting an $87 million increase in Tennessee's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation, which is currently pending before the FERC, proposed to resolve the rates subject to the 1995 Rate Case, including structural rate design and increased revenue requirements, and Tennessee is reserving revenues it believes are adequate to cover any refunds that may be required upon final settlement of this proceeding.

                       THE BUSINESSES OF TENNECO ENERGY

10. INCOME TAXES

  Following is a comparative analysis of the components of combined income tax expense (benefit) for the years 1995, 1994 and 1993:

      (MILLIONS)                                              1995  1994  1993
      ----------                                              ----  ----  ----
      Current--
        U.S. ................................................ $(96) $25   $(11)
        State and local......................................   (3)  (4)    22
                                                              ----  ---   ----
                                                               (99)  21     11
                                                              ----  ---   ----
      Deferred--
        U.S..................................................   76   39     82
        State and local......................................   12   12     11
                                                              ----  ---   ----
                                                                88   51     93
                                                              ----  ---   ----
      Income tax expense (benefit)........................... $(11) $72   $104
                                                              ====  ===   ====

  Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense (benefit) reflected in the combined statements of income for the years 1995, 1994 and 1993:

      (MILLIONS)                                               1995  1994  1993
      ----------                                               ----  ----  ----
      Tax expense computed at the statutory U.S. federal
       income tax rate........................................ $ 51  $79   $102
      Increases (reductions) in income tax expense resulting
       from:
        State and local taxes on income, net of U.S. federal
         income tax benefit...................................    6    5     21
        U.S. federal income tax rate change...................   --   --      4
        Permanent differences on sales of assets..............   12   --    (15)
        Realization of unrecognized deferred tax assets.......  (72)  --     --
        Other.................................................   (8) (12)    (8)
                                                               ----  ---   ----
      Income tax expense (benefit)............................ $(11) $72   $104
                                                               ====  ===   ====

Current U.S. income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, includes a reduction in tax benefits of $63 million, $42 million and $44 million, respectively, related to the allocation of corporate interest expense to New Tenneco and Newport News. Reference is made to Note 6 for information concerning corporate debt allocated to New Tenneco and Newport News from the Company.

                       THE BUSINESSES OF TENNECO ENERGY

  The components of the Company's net deferred tax liability at December 31, 1995 and 1994, were as follows:

      (MILLIONS)                                                   1995   1994
      ----------                                                   ----  ------
      Deferred tax assets--
        U.S. capital loss carryforwards..........................  $163  $  267
        Postretirement benefits other than pensions..............   104     107
        GSR reserve..............................................   141      --
        Environmental reserve....................................    75      81
        Other....................................................    76     119
        Valuation allowance......................................  (117)   (293)
                                                                   ----  ------
        Net deferred tax asset...................................   442     281
                                                                   ----  ------
      Deferred tax liabilities--
        Tax over book depreciation...............................   440     437
        Asset related to GSR costs of operations regulated by the
         FERC....................................................   141      --
        Other regulatory assets..................................    67      56
        Debt related items.......................................    43      44
        Book versus tax gains and losses on asset disposals......    23     321
        Other....................................................   116     187
                                                                   ----  ------
        Total deferred tax liability.............................   830   1,045
                                                                   ----  ------
      Net deferred tax liability.................................  $388  $  764
                                                                   ====  ======

  As reflected by the valuation allowance in the table above, the Company had potential tax benefits of $117 million and $293 million at December 31, 1995 and 1994, respectively, which were not recognized in the combined statements of income when generated. These benefits resulted primarily from U.S. capital loss carryforwards which are available to reduce future capital gains. During 1995, the Company reduced its deferred tax asset valuation allowance due to the recognition of U.S. capital loss carryforwards utilized to offset income taxes payable on asset dispositions. During 1996, these capital loss carryfowards were utilized to offset taxes on capital gain transactions.

11. INVESTMENT IN AFFILIATED COMPANIES

  The Company holds investments in various affiliates which are accounted for on the equity method of accounting. The principal equity method investments were the Company's 50% investment in Kern River, and joint venture interests in power generation plants, interstate pipelines, gathering systems and natural gas storage facilities.

  At December 31, 1995 and 1994, the Company's combined equity included equity in undistributed earnings from equity method investments of $25 million and $69 million, respectively. Dividends and distributions received from affiliates accounted for on the equity method were $53 million, $48 million and $42 million during 1995, 1994 and 1993, respectively.

                       THE BUSINESSES OF TENNECO ENERGY

  Summarized financial information of the Company's proportionate share of 50% or less owned companies accounted for by the equity method of accounting as of December 31, 1995, 1994 and 1993, and for the years then ended is as follows:

      (MILLIONS)                                                 1995 1994 1993
      ----------                                                 ---- ---- ----
      Current assets............................................ $ 60 $ 47 $ 41
      Non-current assets........................................  543  901  829
      Short-term debt...........................................  122   19   17
      Other current liabilities.................................   24   61   37
      Long-term debt............................................  152  494  496
      Other non-current liabilities.............................   25   16   13
      Equity in net assets......................................  280  358  307
      Revenues and other income.................................  184  183  164
      Costs and expenses........................................  119  132  117
      Net income................................................   65   51   47

--------
Note: Balance sheet amounts related to Kern River are not included in the table above as of December 31, 1995, due to the Company's sale of its investment in Kern River in December 1995. Reference is made to Note 5 for information concerning the sale of Kern River.

12. PREFERRED STOCK

  At December 31, 1995, Tenneco had authorized 15,000,000 shares of preferred stock. In addition, Tenneco has an authorized class of stock consisting of 50,000,000 shares of junior preferred stock, without par value, none of which has been issued.

  The preferred stock issues outstanding at December 31, 1995, are as follows:

                                       SHARES    REDEMPTION PERIODS   OPTIONAL
                                     ISSUED AND  ------------------- REDEMPTION
      ISSUE                          OUTSTANDING OPTIONAL  MANDATORY   PRICE
      -----                          ----------- --------- --------- ----------
      $7.40 preferred (no par
       value).......................    587,270  1996-1998 1996-1998    $100
      $4.50 preferred (no par
       value).......................    803,723  1996-1999   1999       $100
                                      ---------
                                      1,390,993
                                      =========

  The $7.40 and $4.50 preferred stock issues have a mandatory redemption value of $100 per share (an aggregate of $139 million and $159 million at December 31, 1995 and 1994, respectively). Tenneco recorded these preferred stocks at their fair value at the date of original issue (an aggregate of $250 million) and is making periodic accretions of the excess of the redemption value over the fair value at the date of issue.

  During 1993, Tenneco retired the remainder of a variable rate preferred stock issue at the redemption price of $100 per share, or $17 million.

  The aggregate maturities applicable to preferred stock issues outstanding at December 31, 1995, are $20 million for each of the years 1996 and 1997, $19 million for 1998 and $80 million for 1999.

                       THE BUSINESSES OF TENNECO ENERGY

 Changes in Preferred Stock with Mandatory Redemption Provisions

                                1995              1994              1993
                          ----------------- ----------------- -----------------
(MILLIONS EXCEPT SHARE
AMOUNTS)                   SHARES    AMOUNT  SHARES    AMOUNT  SHARES    AMOUNT
----------------------    ---------  ------ ---------  ------ ---------  ------
Balance January 1........ 1,586,764   $147  1,782,508   $163  2,084,796   $191
  Shares redeemed........  (195,771)   (20)  (195,744)   (20)  (302,288)   (31)
  Accretion of excess of
   redemption value over
   fair value at date of
   issue.................        --      3         --      4         --      3
                          ---------   ----  ---------   ----  ---------   ----
Balance December 31...... 1,390,993   $130  1,586,764   $147  1,782,508   $163
                          =========   ====  =========   ====  =========   ====

13. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

 Postretirement Benefits

  Tenneco has postretirement health care and life insurance plans which cover substantially all of Tenneco Energy's employees. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age
45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of Tenneco's hourly employee retirement plans. Tenneco Energy is also obligated to provide certain benefits to former employees of operations previously disposed of by Tenneco. Tenneco Energy will retain this liability after the Distributions. In addition, Tenneco Energy will retain liabilities with respect to welfare benefits of its current and former employees of Tenneco Energy and their dependents in connection with the Distributions. All of these benefits may be subject to deductibles, copayment provisions and other limitations, and Tenneco has reserved the right to change these benefits.

  The majority of Tenneco's postretirement benefit plans are not funded. In June 1994, two trusts were established to fund postretirement benefits for certain plan participants of the Company. The contributions are collected from customers in FERC approved rates. As of December 31, 1995, cumulative contributions were $10 million. Plan assets consist principally of fixed income securities.

  The funded status of the postretirement benefit plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

(MILLIONS)                                                        1995   1994
----------                                                        -----  -----
Actuarial present value of accumulated postretirement benefit obligation at September 30:
  Retirees....................................................... $ 320  $ 321
  Fully eligible active plan participants........................     5      5
  Other active plan participants.................................     2      2
                                                                  -----  -----
Total accumulated postretirement benefit obligation..............   327    328
Plan assets at fair value at September 30........................     3      2
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan assets at September 30..........................................  (324)  (326)
Claims paid during the fourth quarter............................    14     10
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................   (68)   (83)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................    74     65
                                                                  -----  -----
Accrued postretirement benefit cost at December 31............... $(304) $(334)
                                                                  =====  =====

--------
Note: The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                       THE BUSINESSES OF TENNECO ENERGY

  The net periodic postretirement benefit cost for the years 1995, 1994 and 1993 consist of the following components:

      (MILLIONS)                                                1995  1994  1993
      ----------                                                ----  ----  ----
      Service cost for benefits earned during the year......... $  1  $ 1   $ 1
      Interest cost on accumulated postretirement benefit
       obligation..............................................   26   17     8
      Net amortization of unrecognized amounts.................  (13)  (6)   (1)
                                                                ----  ---   ---
      Net periodic postretirement benefit cost................. $ 14  $12   $ 8
                                                                ====  ===   ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $14 million, $14 million and $7 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $3 million and $1 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

 Postemployment Benefits

  The Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

14. PENSION PLANS

  Tenneco has retirement plans which cover substantially all of the Company's employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Tenneco's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan (the "TRP").

  New Tenneco will become the sole sponsor of the TRP upon consummation of the Distributions. The benefits accrued by the employees of Tenneco Energy who participate in the TRP will be frozen as of the last day of the calendar month including the Distributions and New Tenneco will amend the TRP to provide that all benefits accrued through that day by the employees of Tenneco Energy are fully vested and non-forfeitable.

                       THE BUSINESSES OF TENNECO ENERGY

  The funded status of the plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

                                                                   ALL PLANS
                                                                   ----------
(MILLIONS)                                                         1995  1994
----------                                                         ----  ----
Actuarial present value of benefits based on service to date and present pay levels at September 30:
  Vested benefit obligation....................................... $187  $169
  Non-vested benefit obligation...................................   12    11
                                                                   ----  ----
  Accumulated benefit obligation..................................  199   180
Additional amounts related to projected salary increases..........   41    37
                                                                   ----  ----
Total projected benefit obligation at September 30................  240   217
Plan assets at fair value at September 30.........................  259   224
                                                                   ----  ----
Plan assets in excess of total projected benefit obligation at
 September 30.....................................................   19     7
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions.........................................   14    26
Unrecognized prior service obligations resulting from plan
 amendments.......................................................    2     3
Remaining unrecognized net asset at initial application...........  (14)  (16)
                                                                   ----  ----
Prepaid pension cost at December 31............................... $ 21  $ 20
                                                                   ====  ====

--------
Note: Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  Net periodic pension income for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                        1995       1994       1993
----------                                      ---------  ---------  ---------
Service cost--benefits earned during the year.       $  6       $  6       $  7
Interest accrued on prior year's projected
 benefit obligation...........................         18         16         15
Expected return on plan assets--
  Actual (return) loss........................  (45)         4        (31)
  Unrecognized excess (deficiency) of actual
   return over expected return................   22        (26)        10
                                                ---        ---        ---
                                                      (23)       (22)       (21)
Net amortization of unrecognized amounts......         (2)        (2)        (2)
                                                     ----       ----       ----
Net periodic pension income...................       $ (1)      $ (2)      $ (1)
                                                     ====       ====       ====

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.8%, 8.3% and 7.5%, respectively. The rate of increase in future compensation was 4.9%, in 1995, 1994, and 1993. The weighted average expected long-term rate of return on plan assets was 10% in 1995, 1994 and 1993.

15. COMMITMENTS AND CONTINGENCIES

 Capital Commitments

  The Company estimates that expenditures aggregating approximately $636 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                       THE BUSINESSES OF TENNECO ENERGY

 Purchase Obligations

  In connection with the financing commitments of certain joint ventures, the Company has entered into unconditional purchase obligations for products and services of $145 million ($106 million on a present value basis) at December 31, 1995. The Company's annual obligations under these agreements are $22 million for the years 1996 through 2000. Payments under such obligations, including additional purchases in excess of contractual obligations, were $26 million, $34 million and $31 million for the years 1995, 1994 and 1993, respectively. In addition, in connection with the Great Plains coal gasification project (Dakota Gasification Company), Tennessee has contracted to purchase 30% of the output of the plant's original design capacity for a remaining period of 14 years. Tennessee has executed a settlement of this contract as a part of its gas supply realignment negotiations discussed in
Note 9.

 Litigation

  Reference is made to Note 9, "Federal Energy Regulatory Commission Regulatory Matters," for information concerning gas supply litigation. The Company is party to numerous other legal proceedings arising from their operations. The Company believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the combined financial position or results of operations of the Company.

 Environmental Matters

  Since 1988, Tennessee has been engaged in an internal project to identify and deal with the presence of polychlorinated biphenyls ("PCBs") and other substances of concern, including substances on the U.S. Environmental Protection Agency ("EPA") List of Hazardous Substances ("HS List") at compressor stations and other facilities operated by both its interstate and intrastate natural gas pipeline systems. While conducting this project, Tennessee has been in frequent contact with federal and state regulatory agencies, both through informal negotiation and formal entry of consent orders, in order to assure that its efforts meet regulatory requirements.

  The Company has established a reserve for Tennessee's environmental expenses, which includes: 1) expected remediation expense and associated onsite, offsite and groundwater technical studies, 2) legal fees and 3) settlement of third party and governmental litigation, including civil penalties. Through June 30, 1996, and December 31, 1995, the Company has charged approximately $156 million and $147 million, respectively, against the environmental reserve, excluding recoveries related to Tennessee's environmental settlement as discussed below. Of the remaining reserve at June 30, 1996 and December 31, 1995, $24 million and $38 million, respectively, has been recorded on the combined balance sheets under "Payables-trade" and $132 million and $126 million, respectively, under "Deferred credits and other liabilities."

  Due to the current uncertainty regarding the further activity necessary for Tennessee to address the presence of the PCBs, the substances on the HS List and other substances of concern on its sites, including the requirements for additional site characterization, the actual amount of such substances at the sites, and the final, site-specific cleanup decisions to be made with respect to cleanup levels and remediation technologies, Tennessee cannot at this time accurately project what additional costs, if any, may arise from future characterization and remediation activities. While there are still many uncertainties relating to the ultimate costs which may be incurred, based upon Tennessee's evaluation and experience to date, the Company continues to believe that the recorded estimate for the reserve is adequate.

  Following negotiations with its customers, Tennessee in May 1995 filed with the FERC a separate Stipulation and Agreement (the "Environmental
Stipulation") that establishes a mechanism for recovering a substantial portion of the environmental costs. In November 1995, the FERC issued an order approving the Environmental Stipulation. Although one shipper filed for rehearing, the FERC denied rehearing of its order on

                       THE BUSINESSES OF TENNECO ENERGY

February 20, 1996. This shipper filed a Petition for Review on April 22, 1996 in the D.C. Circuit Court of Appeals; Tennessee believes the FERC Order approving the Environmental Stipulation will be upheld on appeal. The effects of the Environmental Stipulation, which was effective as of July 1, 1995, have been recorded with no material effect on the Company's combined financial position or results of operations. As of June 30, 1996, and December 31, 1995, the balance of the regulatory asset is $61 million and $74 million, respectively.

  The Company has completed settlements with and has received payments from the majority of its liability insurance policy carriers for remediation costs and related claims. The Company believes that the likelihood of recovery of a portion of its remediation costs and claims against the remaining carriers in its pending litigation is reasonably possible. In addition, Tennessee has settled its pending litigation against and received payment from the manufacturer of the PCB-containing lubricant. These recoveries have been considered in Tennessee's recording of its environmental settlement with its customers.

  The Company has identified other sites where environmental remediation expense may be required should there be a change in ownership, operations or applicable regulations. These possibilities cannot be predicted or quantified at this time and accordingly, no provision has been recorded. However, provisions have been made for all instances where it has been determined that the incurrence of any material remedial expense is reasonably possible. The Company believes that the provisions recorded for environmental exposures are adequate based on current estimates.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                NET SALES     INCOME
                                                   AND    BEFORE INTEREST
QUARTER                                         OPERATING   EXPENSE AND    NET
(MILLIONS)                                      REVENUES   INCOME TAXES   INCOME
----------                                      --------- --------------- ------
1996 1st.......................................  $  748        $119        $ 78
     2nd.......................................     622          69          25
                                                 ------        ----        ----
                                                 $1,370        $188        $103
                                                 ======        ====        ====
1995 1st.......................................  $  505        $ 71        $ 32
     2nd.......................................     434          69          15
     3rd.......................................     429          43           5
     4th.......................................     553          85         105
                                                 ------        ----        ----
                                                 $1,921        $268        $157
                                                 ======        ====        ====
1994 1st.......................................  $  693        $ 89        $ 18
     2nd.......................................     607          80          60
     3rd.......................................     549          71         (38)
     4th.......................................     532         127         113
                                                 ------        ----        ----
                                                 $2,381        $367        $153
                                                 ======        ====        ====

--------
Note: Reference is made to Notes 4 and 5 and "Managements' Discussion and
      Analysis of Financial Condition and Results of Operations" for discussion of items affecting quarterly results.

 The preceding notes to combined financial statements are an integral part of the foregoing combined financial statements.

                                   APPENDIX A

                           (to be filed by amendment)

                                   APPENDIX B

                           (to be filed by amendment)

                                  APPENDIX C

                             INFORMATION STATEMENT

                               NEW TENNECO INC.
           LOGO          (TO BE RENAMED TENNECO INC.)

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

  This Information Statement is being furnished to stockholders of Tenneco Inc., a Delaware corporation ("Tenneco"), in connection with the distribution (the "Industrial Distribution") by Tenneco to holders of its Common Stock, par value $5.00 per share ("Tenneco Common Stock"), of all the outstanding shares of Common Stock, par value $.01 per share ("Company Common Stock"), of its wholly owned subsidiary, New Tenneco Inc., a Delaware corporation (the "Company"). Concurrently, Tenneco will distribute to holders of Tenneco Common Stock all of the outstanding shares of Common Stock, par value $.01 per share ("Newport News Common Stock"), of Newport News Shipbuilding Inc., a Delaware corporation (formerly known as Tenneco InterAmerica Inc.) ("Newport News") (individually, the "Shipbuilding Distribution" and, together with the Industrial Distribution, the "Distributions"). The Distributions will occur immediately prior to the effective time (the "Merger Effective Time") of the proposed merger (the "Merger"), pursuant to an Agreement and Plan of Merger dated as of June 19, 1996, as amended (the "Merger Agreement"), of a wholly owned subsidiary of El Paso Natural Gas Company, a Delaware corporation ("El Paso"), with and into Tenneco (which upon consummation of the Merger will be renamed El Paso Tennessee Pipeline Co.). Pursuant to the Merger, Tenneco stockholders will receive Common Stock, par value $3.00 per share, of El Paso ("El Paso Common Stock") and, under certain circumstances, depositary shares each representing a 1/25th fractional interest in a share of Preferred Stock of El Paso ("El Paso Preferred Depositary Shares"). The Distributions, the Merger and the other transactions contemplated thereby are collectively referred to herein as the "Transaction."

  Unless the context otherwise requires, as used herein the term "Company" refers: (i) for periods prior to the Industrial Distribution, to the Tenneco Automotive, Tenneco Packaging and Tenneco Business Services businesses of Tenneco (collectively, the "Industrial Business") which New Tenneco Inc. will own and operate after the Industrial Distribution and (ii) for periods after the Industrial Distribution, to New Tenneco Inc. and its consolidated subsidiaries. See "The Industrial Distribution--Corporate Restructuring Transactions."

  The Company is a newly formed, wholly owned subsidiary of Tenneco that will conduct the Industrial Business. As part of the Transaction, the Industrial Business has been consolidated into the Company and disaffiliated with the other businesses of Tenneco as described under "The Industrial Distribution-- Corporate Restructuring Transactions."

  The consummation of the Transaction is conditioned upon, among other things, approval thereof by Tenneco stockholders. The consummation of the Distributions is subject to the satisfaction or waiver of a number of other conditions as described under "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution."

  It is expected that the Industrial Distribution will be made on or about December , 1996 to holders of record of Tenneco Common Stock on the Distribution Record Date (as defined herein) on the basis of one share of Company Common Stock for each share of Tenneco Common Stock held of record. In addition, the Board of Directors of the Company will adopt a stockholder rights plan and cause to be issued, with each share of Company Common Stock to be distributed in the Industrial Distribution, one Right (as defined herein), entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of Company Junior Preferred Stock (as defined herein). No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of Company Common Stock to be distributed in the Industrial Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of Company Common Stock and the Rights associated therewith.

  There is no current public market for Company Common Stock, although a "when issued" market is expected to develop prior to the effective date of the
Industrial Distribution (the "Distribution Date"). On             , 1996, the
New York Stock Exchange approved the listing of Company Common Stock upon notice of issuance. The Company has applied to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance.

  RECIPIENTS OF COMPANY COMMON STOCK SHOULD NOTE THE FACTORS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 29.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR BY  ANY STATE SECURITIES  COMMISSION, NOR  HAS THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS INFORMATION STATEMENT.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS INFORMATION STATEMENT IS OCTOBER  , 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    1
SUMMARY OF CERTAIN INFORMATION............................................    3
INTRODUCTION..............................................................   14
THE INDUSTRIAL DISTRIBUTION...............................................   15
  Manner of Distribution..................................................   15
  Corporate Restructuring Transactions....................................   15
  Debt and Cash Realignment...............................................   16
  Relationships Among Tenneco, the Company and Newport News after the
   Distributions..........................................................   19
  Reasons for the Distributions...........................................   24
  Conditions to Consummation of the Industrial Distribution...............   24
  Amendment or Termination of the Distributions...........................   25
  Trading of Company Common Stock.........................................   25
  Certain Federal Income Tax Aspects of the Industrial Distribution.......   25
  Reasons for Furnishing the Information Statement........................   28
RISK FACTORS..............................................................   29
  No Current Public Market for Company Common Stock.......................   29
  Uncertainty Regarding Trading Prices of Stock Following the Transaction.   29
  Uncertainty Regarding Future Dividends..................................   29
  Potential Federal Income Tax Liabilities................................   29
  Certain Antitakeover Features...........................................   30
  Potential Liabilities Due to Fraudulent Transfer Considerations and
   Legal Dividend Requirements............................................   30
THE COMPANY...............................................................   32
  Introduction............................................................   32
  Business Strategy.......................................................   32
FINANCING.................................................................   35
CAPITALIZATION............................................................   36
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................   37
COMBINED SELECTED FINANCIAL DATA..........................................   43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   44
  Proposed Merger with El Paso............................................   44
  Results of Operations for the Six Months Ended June 30, 1996 and 1995...   45
  Results of Operations for the Years 1995, 1994 and 1993.................   51
BUSINESS AND PROPERTIES...................................................   59
  Tenneco Automotive......................................................   59
  Tenneco Packaging.......................................................   66
  Tenneco Business Services...............................................   72
  Properties..............................................................   73
  Environmental Matters...................................................   74
LEGAL PROCEEDINGS.........................................................   74
MANAGEMENT................................................................   75
  Board of Directors......................................................   75
  Executive Officers......................................................   77
  Stock Ownership of Management...........................................   78

                                                                           PAGE
                                                                           ----
  Committees of the Board of Directors....................................  79
  Executive Compensation..................................................  80
  Compensation of Directors...............................................  85
  Employment Contracts and Termination of Employment and Change-in-Control
   Arrangements...........................................................  86
  Transactions with Management and Others.................................  86
  Compensation Committee Interlocks and Insider Participation.............  87
  Benefit Plans Following the Industrial Distribution.....................  87
DESCRIPTION OF CAPITAL STOCK..............................................  88
  Authorized Capital Stock................................................  88
  Company Common Stock....................................................  88
  Company Preferred Stock.................................................  89
ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS................................  89
  Classified Board of Directors...........................................  89
  Number of Directors; Removal; Filling Vacancies.........................  90
  Special Meetings........................................................  90
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals..............................................................  90
  Company Preferred Stock.................................................  92
  Business Combinations...................................................  92
  Amendment of Certain Provisions of the Certificate and By-laws..........  93
  Rights..................................................................  93
  Antitakeover Legislation................................................  95
  Comparison with Rights of Holders of Tenneco Common Stock...............  96
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS...................  99
  Elimination of Liability of Directors...................................  99
  Indemnification of Directors and Officers............................... 100
INDEX TO FINANCIAL STATEMENTS AND SCHEDULE................................ F-1

                             AVAILABLE INFORMATION

  Tenneco is (and, following the Industrial Distribution, the Company will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and the Company will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Tenneco (and to be filed by the Company) with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's Regional Offices, including the following: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Street, N.W., Washington, D.C. 20549 or accessed electronically on the Commission's Web site at (http://www.sec.gov). The Company Common Stock has been approved for listing on the New York Stock Exchange and reports and other information concerning the Company can be inspected at the New York Stock Exchange offices, 20 Broad Street, New York, New York, 10005.

  The Company intends to furnish holders of Company Common Stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  The Company has filed with the Commission a Registration Statement on Form 10 (as amended, this "Registration Statement") under the Exchange Act covering Company Common Stock and the associated Rights.

  This Information Statement does not contain all of the information in the Registration Statement and the related exhibits and schedules. Statements in this Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed above.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR TENNECO. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR CONSUMMATION OF THE INDUSTRIAL DISTRIBUTION CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR TENNECO SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR" PROVISIONS OF THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  This Information Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, the Company's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "expects," "expect," "expected," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe" and "believes" and are generally followed by a cross reference to "Risk Factors." The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include
(a) the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference that follows the forward-looking statement as well as other factors discussed under "Risk Factors," (b) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" and (c) the following additional factors: (i) the general economic and competitive conditions in the markets and countries where the Company operates; (ii) changes in capital availability or costs such as changes in interest rates, market perceptions of the industries in which the Company operates or security ratings; (iii) fluctuations in demand for certain of the Company's products;
(iv) the cost of compliance with changes in regulations, including environmental regulations; (v) employee workforce factors, including collective bargaining agreements or work stoppages; (vi) growth strategies through acquisitions and investments in joint ventures may face legal and regulatory delays and other unforeseeable obstacles beyond the Company's control; (vii) cost control efforts may be affected by the timing of related work force reductions and might be further offset by unusual and unexpected items resulting from such events as unexpected environmental remediation costs in excess of reserves; (viii) future operating results and success of business ventures in the United States and foreign markets may be subject to the effects of, and changes in, United States and foreign trade and monetary policies, laws and regulations, political and governmental changes, inflation and exchange rates, taxes, and operating conditions; and (ix) authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Commission.

  When a forward-looking statement includes a statement of the assumptions or basis underlying the forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

                         SUMMARY OF CERTAIN INFORMATION

  This Summary is qualified by the more detailed and other information and financial statements set forth elsewhere in this Information Statement, which should be read in its entirety. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement. Unless the context otherwise requires, the term "Company" refers (i) for periods prior to the Industrial Distribution, to Tenneco's Industrial Business and (ii) for periods after the Industrial Distribution, to the Company and its consolidated subsidiaries.

                                  THE COMPANY

  The Company is a newly formed Delaware corporation which, upon completion of the Industrial Distribution, will be an independent, publicly held company (symbol "TEN"). The Company will own and operate, directly and through its direct and indirect subsidiaries, substantially all of the assets of, and will assume substantially all of the liabilities associated with, the principal industrial businesses of Tenneco: the Tenneco Automotive business ("Tenneco Automotive") and the Tenneco Packaging business ("Tenneco Packaging"). The Company will also own and operate the administrative services business of
Tenneco: Tenneco Business Services ("TBS"). Upon consummation of the Merger, the Company will change its name to Tenneco Inc.

  Although the separation of the Industrial Business from the remainder of the businesses, operations and companies currently constituting the "Tenneco Group" has been structured as a "spin-off" of the Company pursuant to the Industrial Distribution for legal, tax and other reasons, the Company will succeed to certain important aspects of the existing Tenneco business, organization and affairs, namely: (i) the Company will be renamed "Tenneco Inc." upon the consummation of the Merger; (ii) the Company will be headquartered at Tenneco's current headquarters in Greenwich, Connecticut; (iii) the Company's Board of Directors (the "Company Board") will consist of those persons currently constituting the Tenneco Board of Directors (the "Tenneco Board"); (iv) the Company's executive management will consist substantially of the current Tenneco executive management; and (v) the Industrial Business to be conducted by the Company will consist largely of Tenneco Automotive and Tenneco Packaging.

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  The Company's principal executive offices are located at 1275 King Street, Greenwich, Connecticut 06831; telephone: (203) 863-1000.

                               BUSINESS STRATEGY

The Company

  The Distributions and the Merger represent the most important step to date in accomplishing Tenneco's overall strategic objective of transforming itself from a highly diversified industrial corporation to a global manufacturing company focused on Tenneco Automotive and Tenneco Packaging. For the past several years, Tenneco's management team has redeployed resources from slower growth, more cyclical businesses to these higher growth businesses. The Distributions are expected to provide the Company with greater flexibility to pursue additional growth opportunities for Tenneco Automotive and Tenneco Packaging as a result of the increased management focus and additional financial flexibility at the Company. These additional growth opportunities are expected to include, among other things, strategic acquisitions, joint ventures, strategic alliances and further organic growth from additional product development and international expansion initiatives.

  Management Focus. As a result of the Distributions and the Merger, Tenneco's executive management team will be able to focus all of its efforts on exploring and implementing the most appropriate growth opportunities for Tenneco Automotive and Tenneco Packaging.

  Implementation of Management Programs. Tenneco's strategy of focusing on the Industrial Business will allow the Company to further refine and implement certain management processes that have been developed over the past several years in order to improve operating performance. These programs include: (i) the Cost of Quality program through which the Company has successfully reduced the failure costs in its manufacturing and administrative processes; (ii) the working capital initiative through which the Company plans to further reduce its working capital requirements; and (iii) the shared services program, administered by TBS, through which the Company plans on further improving efficiency and reducing the cost of general and administrative support functions. The Company believes that Tenneco Automotive and Tenneco Packaging are particularly well-suited to benefit from these types of programs due to the fragmented, non-regulated nature of the industries in which they operate.

  Strategic Acquisitions. Strategic acquisitions have been, and will continue to be, an important element of the Company's overall growth strategy. Tenneco's current executive management team, which will continue to serve as the Company's executive management team following the Industrial Distribution, has a proven track record of identifying, structuring and integrating strategic acquisitions. As a result of management's experience in implementing strategic acquisitions, the Company has developed comprehensive plans to efficiently integrate new companies into its existing corporate infrastructure. The Company intends to continue to pursue appropriate acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; reducing selling, distribution, purchasing and administrative costs; increasing market share within either a geographic or product market; and acquiring businesses that possess leading brand name products.

  Continued growth in revenues and earnings at the pace sought by the Company will require continued success in completing major acquisitions and similar expansion efforts, and then successfully integrating the acquired businesses and operations into the Company. The identity, timing, frequency, terms and other factors involved in the overall acquisition/expansion program, and those relating to any particular major acquisition, will impact, positively or negatively, the Company's success in achieving its financial and other goals. Although certain factors in this regard will be beyond the Company's control, its executive management team believes that the Company will have the requisite significant opportunities, and the expertise, resources and commitment to successfully act on an appropriate number of those opportunities, to achieve its goals.

  Employee Incentives. In addition, the Distributions and the Merger will allow Tenneco's executive management team to develop incentive compensation systems for employees that are more closely aligned with the operational success of Tenneco Automotive and Tenneco Packaging.

 Tenneco Automotive

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the world's leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the original equipment manufacturers' ("OEMs") supplier base,
(ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include:
(a) capitalizing on brand-name strength; (b) retaining and enhancing market share; (c) continuing development of high value-added products; (d) increasing ability to deliver full-system capabilities (rather than merely component parts); (e) continuing international expansion and strategic acquisitions; (f) maintaining operating cost leadership; and (g) continuing focus on the customer.

 Tenneco Packaging

  Tenneco Packaging's primary goal is to maintain and enhance its position as a leading specialty packaging company offering a broad line of products suited to provide customers with the best packaging solutions. Tenneco Packaging intends to capitalize on certain significant existing and emerging trends in the packaging industry, including (i) increasing materials substitution, (ii) changing fiber availability and (iii) global demand growth. Key components of Tenneco Packaging's strategy include: (a) continued development and growth of multi-material uses, broad product lines and packaging offering customers enhanced functionality and value; (b) fiber flexibility (primarily in the mix of virgin and recycled fiber sources); (c) growth through domestic and international acquisitions and joint ventures; (d) internal growth in base businesses; (e) reduction of sensitivity to changes in economic cyclicality through the pursuit of specialty and other high value-added product growth; and
(f) maintenance of market leadership positions in its primary business groups.

                                ----------------

    SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF THE COMPANY

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the summary combined financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect (i) the acquisition of The Pullman Company and its Clevite products division ("Clevite") in July 1996 and the acquisition of the Amoco Foam Products Company, a unit of Amoco Chemical Company ("Amoco Foam Products"), in August 1996; (ii) the effect on the Company of the Cash Realignment and Debt Realignment (as each are defined herein); (iii) the effect on the Company of the Corporate Restructuring Transactions and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of Company Common Stock as part of the Industrial Distribution. The unaudited pro forma combined financial data for the year ended December 31, 1995 also reflects the pro forma results of operations of the Mobil Plastics Division of Mobil Oil Corporation ("Mobil Plastics") prior to its acquisition in November 1995. The Clevite and Amoco Foam Products acquisitions do not meet the Commission's criteria for inclusion of separate historical financial statements. The unaudited pro forma combined Statements of Income Data have been prepared as if the transactions occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data have been prepared as if the transactions occurred on June 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

  This information should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Combined Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                                  SIX MONTHS
                                ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                           --------------------------  ---------------------------------------------------------
                           PRO FORMA                   PRO FORMA
(MILLIONS EXCEPT PER         1996    1996(A)  1995(A)    1995    1995(A)  1994(A)     1993(A)   1992       1991
SHARE AMOUNTS)             --------- -------  -------  --------- -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
Net sales and operating
 revenues from continuing
 operations--
  Automotive.............   $1,583   $1,463   $1,263    $2,710   $2,479   $1,989      $1,785   $1,763     $1,668
  Packaging..............    1,927    1,775    1,318     4,556    2,752    2,184       2,042    2,078      1,934
  Intergroup sales and
   other.................       (5)      (5)      (4)      (10)     (10)      (7)         (7)      (5)        (5)
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
  Total..................   $3,505   $3,233   $2,577    $7,256   $5,221   $4,166      $3,820   $3,836     $3,597
                            ======   ======   ======    ======   ======   ======      ======   ======     ======
Income from continuing
 operations before
 interest expense, income
 taxes and minority
 interest--
  Automotive.............   $  170   $  163   $  134    $  258   $  240     $223      $  222   $  237     $  188
  Packaging..............      280      256      244       548      430      209         139      221        139
  Other..................       (5)      (5)      --         2        2       24          20        7          3
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
  Total..................      445      414      378       808      672      456         381      465        330
Interest expense (net of
 interest capitalized)...       83      100       74       166      160      104         101      102        111
Income tax expense.......      147      126      124       291      231      114         115      154         80
Minority interest........       10       10       12        23       23      --          --       --         --
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
Income from continuing
 operations..............      205      178      168       328      258      238         165      209        139
Loss from discontinued
 operations, net of
 income tax..............       --       --       --        --       --      (31)         (7)      (7)       (12)
Cumulative effect of
 changes in accounting
 principles, net of
 income tax..............       --       --       --        --       --       (7)(c)      --      (99)(c)     --
                            ------   ------   ------    ------   ------   ------      ------   ------     ------
Net income...............   $  205   $  178   $  168    $  328   $  258   $  200      $  158   $  103     $  127
                            ======   ======   ======    ======   ======   ======      ======   ======     ======
Income from continuing
 operations per share....   $ 1.20      N/A      N/A    $ 1.89      N/A      N/A         N/A      N/A        N/A
                            ======                      ======
Net income per share.....   $ 1.20      N/A      N/A    $ 1.89      N/A      N/A         N/A      N/A        N/A
                            ======                      ======


BALANCE SHEET DATA(B):
Total assets.............   $7,617   $6,523   $4,430       N/A   $6,117   $3,940      $3,029   $2,812     $2,792
Short-term debt(d).......       13      530      205       N/A      384      108          94      182        758
Long-term debt(d)........    2,132    1,573    1,246       N/A    1,648    1,039       1,178    1,675      1,555
Minority interest........      301      301      297       N/A      301      301           1        1          2
Combined equity..........    2,988    2,168    1,163       N/A    1,852      987         533      (87)      (553)
OTHER DATA:
EBITDA(e)................   $  603   $  551   $  458    $1,023   $  845   $  598      $  518   $  595     $  463

                                                   (continued on next page)

(continued from previous page)
-------
(a) For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement.

(b) During 1995 and 1994, Tenneco Automotive and Tenneco Packaging each completed several acquisitions, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements, included elsewhere in this Information Statement, for further information on the Company's acquisitions.
(c) In 1994, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts include debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment (as defined), nor debt and interest that will be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

(e) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                          THE INDUSTRIAL DISTRIBUTION

Distributing Company....  Tenneco Inc. (which will be renamed El Paso Tennessee
                          Pipeline Co. upon consummation of the Merger).

Distributed Company.....  New Tenneco Inc. (a wholly owned subsidiary of
                          Tenneco) which will, upon consummation of the Industrial Distribution, directly and indirectly through its consolidated subsidiaries, own and operate Tenneco Automotive, Tenneco Packaging, and TBS. Immediately following consummation of the Industrial Distribution, Tenneco will not have an ownership interest in the Company and, upon consummation of the Merger, the Company will be renamed "Tenneco Inc."

Distribution Ratio......  One share of Company Common Stock for each share of
                          Tenneco Common Stock held of record on the Distribution Record Date (as defined herein).

Securities to be
Distributed.............  Based on 170,644,461 shares of Tenneco Common Stock outstanding on July 31, 1996, 170,644,461 shares of Company Common Stock (and Rights associated therewith) will be distributed. Company Common Stock to be distributed will constitute all of the outstanding Company Common Stock immediately following the Industrial Distribution. See "Description of Capital Stock--Company Common Stock" and "Antitakeover Effects of Certain Provisions-- Rights."

Distribution Record
Date...............       December   , 1996.

Distribution Date.......  December   , 1996.

Distribution Agent and
 Transfer Agent for the
 Shares.................  First Chicago Trust Company of New York.


Mailing Date............  Certificates representing the shares of Company
                          Common Stock to be distributed pursuant to the Industrial Distribution will be delivered to the Distribution Agent on the Distribution Date. The Distribution Agent will mail certificates representing the shares of Company Common Stock to holders of Tenneco Common Stock as soon as practicable thereafter. Holders of Tenneco Common Stock should not send stock certificates to Tenneco, the Company or the Distribution Agent in connection with the Industrial Distribution (however, holders will receive instructions from the Distribution Agent with respect to the disposition of their certificates in connection with the Merger). See "The Industrial Distribution--Manner of Distribution."

Conditions to the
 Industrial
 Distribution...........  The Transaction (and, accordingly, the Industrial
                          Distribution) is conditioned upon, among other things, declaration of the special distributions by the Tenneco Board authorizing the Distributions, receipt of a private letter ruling (the "IRS Ruling Letter") from the Internal Revenue Service (the "IRS") in form and substance satisfactory to the Tenneco Board (see "The Industrial Distribution-- Certain Federal Income Tax Aspects of the Industrial Distribution") and approval by the stockholders of Tenneco of the Transaction. The Distributions and the

                          Merger are part of a unified transaction and will not be effected separately (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). See "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution" and "The Industrial Distribution--Amendment or Termination of the Distributions."

Reasons for the
Distributions...........  The Distributions and the Merger are designed to separate three types of businesses, namely the Industrial Business, the Shipbuilding Business (as defined below) and the Energy Business (as defined below), which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core businesses of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses,
                          (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and
                          (iv) tailor the assets of Tenneco to facilitate the acquisition of the Energy Business by El Paso. Upon consummation of the Industrial Distribution, the Company will, primarily through its consolidated subsidiaries, own and operate Tenneco Automotive, Tenneco Packaging and TBS and Newport News will, primarily through its consolidated subsidiaries (principally Newport News Shipbuilding and Dry Dock Company), own and operate substantially all of the shipbuilding and related businesses of Tenneco (the "Shipbuilding Business"). Immediately following consummation of the Distributions, a subsidiary of El Paso will be merged with and into Tenneco, and thereafter the energy and other remaining businesses and operations of Tenneco, including liabilities and assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Business (collectively, the "Energy Business") will be owned and operated by El Paso. See "The Industrial Distribution--Reasons for the Distributions."

Federal Income Tax
Consequences............  The Tenneco Board has conditioned the Industrial
                          Distribution on receipt of the IRS Ruling Letter substantially to the effect, among other things, that the Industrial Distribution and the receipt of shares of Company Common Stock by holders of Tenneco Common Stock will be tax-free to Tenneco and its stockholders, respectively, for federal income tax purposes. Tenneco has requested a ruling from the IRS as to the foregoing, as well as to the tax-free treatment of certain transactions to be effected as part of the Corporate Restructuring Transactions (as defined herein) and the Merger. See "The Industrial Distribution--Certain Federal Income Tax Aspects of the Industrial Distribution" and "Risk Factors-- Certain Federal Income Tax Considerations."

Trading Market..........  There is currently no public market for Company
                          Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date.
                          On             , 1996, the Company received
                          approval to list the shares of Company Common Stock on the New York Stock Exchange upon notice of issuance. The Company has applied to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance. The combined market value/trading prices of
                          (i) Company Common Stock, (ii) Newport News Common Stock and (iii) El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares after the Transaction may be less than, equal to or greater than the market value/trading price of Tenneco Common Stock prior to the Transaction. See "The Industrial Distribution--Trading of Company Common Stock" and "Risk Factors--No Current Public Market for Company Common Stock."

Dividends...............  The Company's dividend policy will be established by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. There can be no assurances that the combined annual dividends on (i) El Paso Common Stock and, if issued in connection with the Merger, El Paso Preferred Depositary Shares,
                          (ii) Company Common Stock and (iii) Newport News Common Stock after the Transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction). See "Risk Factors--Dividends" and "Description of Capital Stock--Company Common Stock."

Antitakeover
Provisions..............  The Restated Certificate of Incorporation and the
                          Amended and Restated By-laws of the Company, as well as the Company's stockholder rights plan (which will expire on June 10, 1998 unless extended with stockholder approval) and Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of the Company in a transaction not approved by the Company Board. These provisions, which are substantially the same as those provisions which are currently applicable to Tenneco (see "Antitakeover Effects of Certain Provisions--Comparison with Rights of Holders of Tenneco Common Stock"), should better enable the Company to develop its business and foster its long-term growth without the disruptions that can be caused by the threat of certain types of takeovers not deemed by the Company Board to be in the best interests of the Company and its stockholders. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current Company Board or the then current management of the Company without the concurrence of the Company Board. See "Risk Factors-- Certain Antitakeover Features," "Description of Capital Stock," and "Antitakeover Effects of Certain Provisions."

Risk Factors............  Stockholders of Tenneco should be aware that the
                          Industrial Distribution and ownership of Company Common Stock involve certain risk factors, including those described under "Risk Factors," as well as elsewhere in this Information Statement, which could adversely affect the value of their holdings. Such matters include, among others, the lack of current public market for Company Common Stock, the absence of assurance that the combined market value/trading prices of, and dividends on, El Paso Common Stock and any El Paso Preferred Depositary Shares, Company Common Stock and Newport News Common Stock held by stockholders after the Transaction will be equal or greater to the market value/trading price of or dividends on Tenneco Common Stock prior to the Transaction, the risk that the Industrial Distribution may not qualify as a tax-free distribution under Section 355 of the Code (as defined herein), certain antitakeover effects of certain provisions of the Company's Restated Certificate of Incorporation (as defined herein), the Amended and Restated By-laws (as defined herein), the Company's stockholder rights plan and Delaware statutory law, and the risk that the Transaction is subject to review under federal and state fraudulent conveyance laws. See "Risk Factors."

Corporate Restructuring
 Transactions...........  Prior to the consummation of the Industrial
                          Distribution, Tenneco and its subsidiaries will undertake various intercompany transfers and distributions designed to restructure Tenneco's existing businesses, assets and liabilities so that substantially all of the assets, liabilities and operations of (i) the Industrial Business will be directly and indirectly owned and operated by the Company, (ii) the Shipbuilding Business will be directly and indirectly owned and operated by Newport News and (iii) the Energy Business will be directly and indirectly owned and operated by Tenneco, which will, upon consummation of the Merger, be a subsidiary of El Paso and be renamed El Paso Tennessee Pipeline Co. (the "Corporate Restructuring Transactions"). See "The Industrial Distribution-- Corporate Restructuring Transactions."

Debt and Cash
 Realignment; Exchange
 Offer; Revolving
 Credit Financing.......  The Merger Agreement, the Distribution Agreement to
                          be entered into pursuant to the Merger Agreement (the "Distribution Agreement") and certain of the other agreements and documents attached as exhibits to the Merger Agreement or the Distribution Agreement (the "Ancillary Agreements") provide for (i) the restructuring (through debt tender and exchange offers, defeasances, prepayments, refinancings and the like), immediately prior to the Distributions, of the outstanding indebtedness for money borrowed ("Tenneco Energy Consolidated Debt") of Tenneco and certain of its consolidated subsidiaries (the "Debt Realignment") and (ii) the allocation of cash and cash equivalents of Tenneco and its consolidated subsidiaries (the "Cash Realignment"). As of June 30, 1996, the total book value of Tenneco Energy Consolidated Debt was $4,443 million, including $3,734 million book value ($3,955 million principal amount) of publicly held debt ("Tenneco Public Debt").

                          Tenneco will be allocated (and thereby retain) certain of the Tenneco Energy Consolidated Debt, as so restructured pursuant to the Debt Realignment. A post-Transaction audit will be conducted and if the amount of Tenneco Energy Consolidated Debt (together with the proceeds (which is currently expected to be approximately $275 million) of the public offering of one or more new series of junior preferred stock (the

                          "Tenneco Junior Preferred Stock") issued by Tenneco (the "NPS Issuance") prior to the Distributions) so retained by Tenneco exceeds $2.65 billion (subject to certain adjustments as more fully described in this Information Statement), the Company will pay the excess to Tenneco in cash, and conversely, if the amount of Tenneco Energy Consolidated Debt (together with the proceeds of the NPS Issuance) so retained by Tenneco is less than $2.65 billion (subject to the same adjustments), Tenneco will pay the difference to the Company in cash.

                          As part of the Debt Realignment, the Company will offer to exchange (the "Debt Exchange Offers") $1,950 million aggregate principal amount of new, publicly traded debt securities of the Company ("Company Public Debt") for an equal amount of Tenneco Public Debt. The Company Public Debt will have similar maturities, but higher interest rates than the Tenneco Public Debt for which it is being exchanged. Upon consummation of the Debt Exchange Offers, Tenneco will purchase (and thereafter extinguish) the Tenneco Public Debt held by the Company, and the Company will then distribute such proceeds as a dividend to Tenneco.

                          In addition, the Company will enter into a $1,750 million Revolving Credit Facility (the "Company Credit Facility"). The Company will use the Company Credit Facility primarily for working capital, acquisitions and other general corporate purposes; however, the Company may borrow funds under the Company Credit Facility and declare and pay a dividend to Tenneco of such amount in connection with the Debt Realignment. See "The Industrial Distribution--Debt and Cash Realignment."

                          Also as part of the Debt Realignment, Tenneco has agreed with El Paso that Tenneco will make certain minimum capital expenditures with respect to the Energy Business pending consummation of the Transaction. If the actual amount of such capital expenditures exceeds the required amount, after consummation of the Transaction Tenneco will be required to pay the excess to the Company in cash. Likewise, the Company will be required to pay to Tenneco in cash the amount, if any, by which such actual capital expenditures are less than the required amount. The required amount of Energy Business capital expenditures is equal to $333,200,000 for 1996, plus $27,750,000 per month for each month (or pro rata portion thereof) from January 1, 1997 to the Merger Effective Time.

                          Pursuant to the Cash Realignment, Tenneco will be allocated $25 million of cash and cash equivalents, Newport News will be allocated $5 million of cash and cash equivalents and the Company will be allocated all remaining cash and cash equivalents on hand as of the Merger Effective Time, which would have totalled approximately $200 million if the Transaction had been consummated as of June 30, 1996. Following the post-Transaction audit described above, the Company will be required to pay to each of Tenneco or Newport News, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than the above-described allocation to such company. Likewise, Tenneco and Newport News will each be required to pay to the Company the amount of any excess as of the Merger Effective Time from the above-described allocation.

                          See "The Industrial Distribution--Debt and Cash Realignment."

Relationships Among
 Tenneco, the Company
 and Newport News after
 the Distributions......  Tenneco will have no stock ownership in the Company upon consummation of the Industrial Distribution. The Company, Newport News and Tenneco will enter into the Distribution Agreement prior to the Industrial Distribution for the purposes of governing certain ongoing relationships among Tenneco, the Company and Newport News after the Industrial Distribution and to provide for an orderly transition in the disaffiliation of the Industrial Business, the Energy Business and the Shipbuilding Business. The Distribution Agreement provides for, among other things, the Distributions and the allocation among the Company, Tenneco and Newport News of assets and liabilities. The parties will also enter into the Ancillary Agreements, including: (i) the Benefits Agreement, providing for allocations of responsibilities with respect to employee compensation, benefits and labor matters; (ii) the Tax Sharing Agreement pursuant to which Tenneco, the Company and Newport News will allocate liabilities for taxes arising prior to, as a result of, and subsequent to the Distribution Date; (iii) the Debt Realignment plan pursuant to which the Tenneco Energy Consolidated Debt will be restructured, paid and/or refinanced by Tenneco, the Company and Newport News;
                          (iv) the Debt and Cash Allocation Agreement, providing for, among other things, the allocation of cash among, and the restructuring and refinancing of certain of the debt of Tenneco existing prior to the Distributions by (or with funds provided by) the Company, Tenneco and Newport News; (v) the TBS Services Agreement, pursuant to which TBS will continue to provide certain administrative and other services to Tenneco and Newport News for a certain period of time; (vi) the Tenneco Transition Trademark License and the Shipbuilding Transition Trademark License Agreement, which will allow Tenneco and Newport News to use the trademark and tradenames of the Company for certain specified periods of time for certain purposes; and (vii) the Insurance Agreement, providing for, among other things, coverage arrangements for Tenneco, the Company and Newport News in respect of various insurance policies. In addition, pursuant to a Transition Services Agreement, the Company may also provide certain services to Tenneco and El Paso on a transitional basis at prevailing market rates.

                          In addition, the Company and Newport News will share one common director, Dana G. Mead, and the Company and El Paso (which will be the parent of Tenneco) will share one common director, Peter T. Flawn. The Company, Newport News and El Paso will adopt policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Mead and Dr. Flawn in situations that could give rise to potential conflicts of interest, including requesting them to abstain from voting as a director of either the Company or Newport News, with respect to Mr. Mead, or either the Company or El Paso, with respect to Dr. Flawn, on certain matters which present a conflict of interest between the Company and Newport News or El Paso, as the case might be. The Company believes that such conflict situations will be minimal.

                          See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions."

                                 INTRODUCTION

  This Information Statement is being furnished to stockholders of Tenneco in connection with the Industrial Distribution pursuant to which Tenneco intends to distribute to holders of Tenneco Common Stock all of the outstanding shares of Company Common Stock. Concurrently, Tenneco will distribute to holders of Tenneco Common Stock all of the outstanding shares of Newport News Common Stock. The Distributions will occur prior to the consummation of the Merger pursuant to which a subsidiary of El Paso will merge with and into Tenneco (which will, upon consummation of the Merger, be renamed El Paso Tennessee Pipeline Co.) and whereby Tenneco will become a subsidiary of El Paso.

  It is expected that the Distribution Date of the Industrial Distribution will be on or about December , 1996 to holders of record of Tenneco Common
Stock on      , 1996 (the "Distribution Record Date") on the basis of one share of Company Common Stock for each share of Tenneco Common Stock held of record. In addition, prior to the Industrial Distribution the Company Board will adopt a stockholder rights plan and cause to be issued, with each share of Company Common Stock to be distributed in the Industrial Distribution, one Right, entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of Company Junior Preferred Stock. No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of Company Common Stock to be distributed in the Industrial Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of Company Common Stock and the Rights associated therewith.

  Upon consummation of the Distributions and the Merger (i) holders of Tenneco Common Stock as of the Distribution Record Date and Merger Effective Time will receive the securities of three publicly held companies--the Company, Newport News and El Paso and (ii) holders of Tenneco Preferred Stock (as defined herein) as of the Merger Effective Time will receive El Paso Common Stock. Immediately thereafter, the Company will own and operate the Industrial Business, Newport News will own and operate the Shipbuilding Business and El Paso will own and operate the Energy Business.

  The Industrial Distribution, the Shipbuilding Distribution and the Merger are separate components of the Transaction. However, the Industrial Distribution, the Shipbuilding Distribution and the Merger as described herein will not be consummated unless the Transaction as a whole is approved at a special meeting of the Tenneco stockholders (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). Furthermore, the Industrial Distribution will not be consummated until all other conditions to the Merger have been satisfied (or can be contemporaneously satisfied) other than the filing of a Certificate of Merger with the Secretary of State of Delaware. See "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution" and "The Industrial Distribution--Amendment or Termination of the Distributions."

  Stockholders of Tenneco with inquiries relating to the Industrial
Distribution should contact the Distribution Agent at (212)    , or Tenneco
Inc., Shareholders Services, 1275 King Street, Greenwich, Connecticut 06831; telephone: (203) 863-1170.

                          THE INDUSTRIAL DISTRIBUTION

  The following descriptions of certain provisions of the Distribution Agreement and certain of the Ancillary Agreements are only summaries and do not purport to be complete. These descriptions are qualified in their entirety by reference to the complete text of the Distribution Agreement and the Ancillary Agreements. A copy of the Distribution Agreement and each of the Ancillary Agreements as currently agreed to is included as an exhibit to the Company's Registration Statement on Form 10 under the Exchange Act relating to Company Common Stock, and the following discussion with respect to such agreements is qualified in its entirety by reference to the subject agreement as filed.

MANNER OF DISTRIBUTION

  Pursuant to the Distribution Agreement, the Tenneco Board will declare the special distribution necessary to effect the Industrial Distribution and will set the Distribution Record Date and the Distribution Date (which will be prior to the Merger Effective Time). Subject to the conditions summarized below, on the Distribution Date Tenneco will distribute, pro rata to all holders of record of Tenneco Common Stock as of the Distribution Record Date, one share of Company Common Stock for each share of Tenneco Common Stock so held (including the Right associated therewith). Pursuant to the Distribution Agreement as soon as practicable on or after the Distribution Date, Tenneco will deliver to the Distribution Agent, as agent for holders of Tenneco Common Stock as of the Distribution Record Date, certificates representing such shares of Company Common Stock as are required for the Industrial Distribution.

  If any shares of Company Common Stock are returned to the Distribution Agent as unclaimed or cannot be distributed by the Distribution Agent, any post-Distribution dividends or distributions thereon will be paid to the Distribution Agent (or set aside and retained by the Company). On the 180th day following the Distribution Date, the Distribution Agent will return to Tenneco all unclaimed shares of Company Common Stock and dividends or other distributions with respect thereto. Thereafter, holders of Tenneco Common Stock as of the Distribution Date will be entitled to look only to Tenneco for such amounts to which they are entitled, subject to applicable escheat or other abandoned property laws.

  NO HOLDER OF TENNECO COMMON STOCK WILL BE REQUIRED TO PAY CASH OR OTHER CONSIDERATION FOR THE SHARES OF COMPANY COMMON STOCK TO BE RECEIVED IN THE INDUSTRIAL DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF TENNECO COMMON STOCK IN ORDER TO RECEIVE COMPANY COMMON STOCK.

CORPORATE RESTRUCTURING TRANSACTIONS

  Prior to consummation of the Distributions (and pursuant to the Distribution Agreement), Tenneco will effect the Corporate Restructuring Transactions. Upon completion of the Corporate Restructuring Transactions, Tenneco's existing businesses and assets will be restructured so that, in general, substantially all of the assets, liabilities and operations of (i) the Industrial Business will be owned and operated, directly or indirectly, by the Company and (ii) the Shipbuilding Business will be owned and operated, directly or indirectly, by Newport News. The remaining assets, liabilities and operations of Tenneco and its remaining subsidiaries will then consist solely of those related to the Energy Business, which includes liabilities and assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Business.

  The assets which will be owned by the Company upon consummation of the Corporate Restructuring Transactions (the "Industrial Assets") are generally those related to the conduct of the past and current Industrial Business, as reflected on the Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 included herein under "Unaudited Pro Forma Combined Financial Statements" which is also attached as an exhibit to the Distribution Agreement (the "Pro Forma Balance Sheet") (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included on the Pro Forma Balance Sheet had it been acquired prior to the date thereof), plus all rights expressly allocated to the Company and its subsidiaries under the Distribution Agreement or any of the Ancillary Agreements. As part of the Corporate Restructuring Transactions, the Company will acquire various corporate assets of Tenneco such as the "Tenneco" trademark and associated rights. The assets which will be owned by Newport News (the "Shipbuilding Assets") upon consummation of the Corporate Restructuring Transactions are generally those related to the conduct of the past and current Shipbuilding Business, as reflected on the Newport News pro forma balance sheet attached as an exhibit to the Distribution Agreement (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included thereon had it been acquired prior to the date thereof), plus all rights expressly allocated to Newport News and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. The remaining assets (the "Energy Assets") will continue to be owned and operated by Tenneco (as a subsidiary of El Paso) following the Transaction.

  The liabilities to be retained or to be assumed by the Company and for which the Company will be responsible pursuant to the Distribution Agreement (the "Industrial Liabilities") generally include (i) those liabilities related to the Industrial Assets and the current and past conduct of the Industrial Business, including liabilities reflected on the Pro Forma Balance Sheet which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon) and (ii) those liabilities expressly allocated to the Company or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Newport News and for which Newport News will be responsible pursuant to the Distribution Agreement (the "Shipbuilding Liabilities") generally include (i) those liabilities related to the Shipbuilding Assets and the current and past conduct of the Shipbuilding Business, including liabilities reflected on the aforementioned Newport News pro forma balance sheet which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon) and (ii) those liabilities expressly allocated to Newport News or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Tenneco and for which Tenneco will be responsible pursuant to the Distribution Agreement (the "Energy Liabilities") generally include (i) those liabilities related to the Energy Assets and the current and past conduct of the Energy Business, including liabilities reflected on the Tenneco pro forma balance sheet attached as an exhibit to the Distribution Agreement which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), (ii) those liabilities expressly allocated to Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement and
(iii) all other liabilities of Tenneco or any other member of the Energy Group which do not constitute Industrial Liabilities or Shipbuilding Liabilities.

  For a description of certain liabilities that will be expressly allocated among Tenneco, the Company and Newport News by the Distribution Agreement and Ancillary Agreements, including liability for the Tenneco Consolidated Debt, taxes and certain employee benefits, see "--Debt and Cash Realignment" and "-- Relationships Among Tenneco, the Company and Newport News After the Distributions."

DEBT AND CASH REALIGNMENT

  From and after the Distributions, each of Tenneco, the Company and Newport News will, in general, be responsible for the debts, liabilities and obligations related to the business or businesses that it owns and operates following consummation of the Corporate Restructuring Transactions. See "-- Corporate Restructuring Transactions." However, Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, the Merger Agreement, the Distribution Agreement and the Ancillary Agreements provide for (i) the pre-Distribution restructuring of the Tenneco Energy Consolidated Debt pursuant to the Debt Realignment, (ii) the allocation among each of Tenneco, the Company and Newport News of the total amount of the cash and cash equivalents on hand as of the Merger Effective Time pursuant to the Cash Realignment and (iii) settlement payments with respect to certain capital expenditures related to the Energy Business, all as described below.

  The Debt Realignment is intended to facilitate the disaffiliation of the Industrial Business, the Energy Business and the Shipbuilding Business in connection with the Distributions and to facilitate the Merger. Additionally, the Debt Realignment is intended to reduce the total amount of the Tenneco Energy Consolidated Debt to an amount that, when added to certain other liabilities and obligations of Tenneco outstanding as of the

Merger Effective Time (the "Actual Energy Debt Amount"), equals $2.65 billion, less the proceeds of the NPS Issuance and subject to certain other specified adjustments (the "Base Amount"). As of June 30, 1996, the total book value of Tenneco Energy Consolidated Debt was $4,443 million, including $3,734 million book value ($3,955 million principal amount) of Tenneco Public Debt. The Debt and Cash Allocation Agreement to be entered into among the Company, Tenneco and Newport News (the "Debt and Cash Allocation Agreement") contemplates that, as of the Merger Effective Time, the Actual Energy Debt Amount be limited to the Base Amount. The "Base Amount" will equal $2.65 billion less the proceeds to Tenneco from the sale of Tenneco Junior Preferred Stock issued pursuant to the NPS Issuance plus (i) the sum of (a) the amount of all cash payments made by Tenneco and any of its subsidiaries after the date of the Merger Agreement to the Merger Effective Time with respect to Tenneco gas purchase contracts as a result or in respect of any settlement, judgment or satisfaction of a bond in excess of the market price for gas received by Tenneco and/or any of its subsidiaries reduced by the amount of any cash payments received by Tenneco and its subsidiaries from customers, insurers or other third parties with respect thereto (other than ones refunded prior to the Merger Effective Time) or with respect to any gas supply realignment costs which are so recovered (and not refunded) on or prior to the Merger Effective Time, (b) the amount of any purchase price paid by Tenneco or its subsidiaries to acquire an additional interest in certain pipeline operations prior to the Merger Effective Time and (c) the amount of all cash payments made from the date of the Merger Agreement to the Merger Effective Time by any member of the Energy Business in settlement of any significant claim, action, suit or proceeding to the extent such matter would be an Energy Liability with the consent of El Paso (less the amount of related recoveries in respect thereof from third parties), and less (ii) the amount, calculated as of the Merger Effective Time, of any rate refunds, including interest, which become payable to customers pursuant to the finally approved settlement of a certain gas rate case which have not been paid as of the Merger Effective Time. The Actual Energy Debt Amount is defined by the Debt and Cash Allocation Agreement to consist of (1) outstanding amounts of borrowings by Tenneco under a new credit facility to be entered into by Tenneco in connection with the Transaction (plus accrued and accreted interest and fees), (2) the value of remaining Tenneco Public Debt after the Tenneco Debt Tender Offers (as defined below) and the Debt Exchange Offers, (3) the outstanding amount of other Tenneco Energy Consolidated Debt (plus accrued and accreted interest and fees), (4) the unpaid amount of Transaction expenses incurred by Tenneco and its subsidiaries, (5) any sales and use, gross receipt or other transfer taxes applicable to the Transaction, (6) certain income taxes resulting from the Transaction, (7) the outstanding amount of any off-balance sheet indebtedness incurred after the date of the Merger Agreement to finance the acquisition by Tenneco of an additional interest in the aforesaid pipeline assets and
(8) unpaid dividends on Tenneco Common Stock and Tenneco Preferred Stock (as defined herein) which have a record date before the Merger Effective Time.


  A post-Transaction audit will be conducted and if the Actual Energy Debt Amount as of the Merger Effective Time exceeds the Base Amount, the Company will be required to pay the excess to Tenneco in cash. Likewise, Tenneco will be required to pay to the Company in cash the amount, if any, by which such Actual Energy Debt Amount is less than the Base Amount.

  The Debt Realignment is expected to create tax benefits to Tenneco of approximately $120 million. Pursuant to the tax sharing agreement to be entered into by Tenneco, the Company and Newport News in connection with the Distribution, any such tax benefits will be allocated to the Company. For a description of this tax sharing arrangement, see "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions--Tax Sharing Agreement."

  Also as part of the Debt Realignment, Tenneco has agreed to make certain minimum capital expenditures with respect to the Energy Business pending consummation of the Transaction. If the actual amount of such capital expenditures exceeds the required amount, after consummation of the Transaction, Tenneco will be required to pay the excess to the Company in cash. Likewise, the Company will be required to pay to Tenneco in cash the amount, if any, by which such actual capital expenditures are less than the required amount. The required amount of Energy Business capital expenditures is equal to $333,200,000 for 1996, plus $27,750,000 per month for each month (or pro rata portion thereof) from January 1, 1997 to the Merger Effective Time.

  Pursuant to the Cash Realignment, as of the Merger Effective Time Tenneco will be allocated $25 million of cash and cash equivalents, Newport News will be allocated $5 million of cash and cash equivalents and the Company will be allocated all remaining cash and cash equivalents on hand which would total approximately $200 million if the Transaction had been consummated as of June 30, 1996. Following the post-Transaction audit described above, the Company will be required to pay to each of Tenneco or Newport News, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than the above-described allocation to such company, as the case may be. Likewise, Tenneco and Newport News will each be required to pay to the Company the amount of any excess cash and cash equivalents as of the Merger Effective Time from the above-described allocation determined pursuant to such audit.

  The Merger Agreement contemplates that Tenneco, in its discretion, will, or will cause its relevant subsidiaries to, (i) defease or let mature approximately $428 million of Tenneco Public Debt and (ii) offer to purchase for cash approximately $1,580 million of aggregate principal amount of Tenneco Public Debt prior to the Distributions (the "Tenneco Debt Tender Offers"). As of June 30, 1996, there was outstanding approximately $4,443 million in net book value of Tenneco Energy Consolidated Debt. The defeasences and Tenneco Debt Tender Offers described above, as well as the retirement of existing short-term and certain non-public debt, will be financed by internally generated cash, borrowings by Tenneco under a new credit facility to be entered into by Tenneco in connection with the Transaction, the net proceeds received by Tenneco from the NPS Issuance, the sale of certain Tenneco Credit Corporation receivables and a cash dividend of $600 million to be paid by Newport News to Tenneco or one or more of its subsidiaries principally using borrowings under one or more credit facilities and/or financings to be entered into by Newport News in connection with the Transaction. The balance of the funding will be financed by a cash dividend to be paid by the Company to Tenneco principally using borrowings under the $1,750 million Company Credit Facility. See "Financing."

  Also in connection with the Debt Realignment, the Company will offer to exchange up to $1,950 million of aggregate principal amount of Company Public Debt for an equal amount of Tenneco Public Debt pursuant to the Debt Exchange Offers. The Company Public Debt will have similar maturities, but higher interest rates than the Tenneco Public Debt for which it is being exchanged. Upon consummation of the Debt Exchange Offer, Tenneco will purchase for cash (and thereafter extinguish) the Tenneco Public Debt held by the Company, and the Company will then distribute such proceeds as a dividend to Tenneco.

  The following table sets forth the series of Tenneco Public Debt which will be subject to the Debt Exchange Offers, and indicates the type and amount of Company Public Debt to be issued to the holders of such Tenneco Public Debt upon acceptance for exchange by the Company:

                                                           HOLDERS OF TENNECO
                                                            PUBLIC DEBT WILL
                                                           RECEIVE $1,000 OF
        OUTSTANDING          FOR EACH $1,000 PRINCIPAL       THE FOLLOWING
         AGGREGATE       AMOUNT OF THE FOLLOWING ISSUANCES   COMPANY PUBLIC
      PRINCIPAL AMOUNT        OF TENNECO PUBLIC DEBT             DEBT:
      ----------------   --------------------------------- ------------------
                          [to be provided by amendment]

  Concurrently with the Debt Exchange Offer, the Company will solicit consents from the holders of the Tenneco Public Debt to certain amendments to the indenture governing such Tenneco Public Debt which would specifically permit Tenneco to consummate the Distributions and the transactions contemplated thereby without compliance with a covenant that, if held to apply, might otherwise require each of the Company and Newport News to become a co-obligor of the Tenneco Public Debt issued under such indenture in connection therewith (the application of which the Company and Tenneco believe, in any event, is uncertain in these circumstances).

  Consummation of the Debt Exchange Offers is conditioned on, among other things, acceptance of the Debt Exchange Offers and the Tenneco Debt Tender Offers by holders of at least a majority of the aggregate principal amount of the Tenneco Public Debt of all series taken together such that the necessary amendments to the relevant indenture have been approved.

  The offering of the Company Public Debt in the Debt Exchange Offers will be made by means of a separate prospectus that constitutes a part of the Company's Registration Statement on Form S-4 (File No. 333-14003) which has been filed with the SEC.

  If the Debt Realignment and the acquisitions of Clevite and Amoco Foam Products had been consummated on June 30, 1996, on a pro forma basis the Company would have had total indebtedness for money borrowed of approximately $2,145 million. See "Unaudited Pro Forma Consolidated Financial Statements."

RELATIONSHIPS AMONG TENNECO, THE COMPANY AND NEWPORT NEWS AFTER THE
DISTRIBUTIONS

  The businesses to be owned and operated by the Company following consummation of the Industrial Distribution have historically been included in Tenneco's consolidated financial results. After the Transaction, neither the Company, Tenneco nor Newport News will have an ownership in the others. The Company and Newport News will be independent, publicly held companies, while Tenneco will become a subsidiary of El Paso.

  Prior to the Distributions Tenneco, the Company and Newport News will enter into the Distribution Agreement which governs certain aspects of their relationships both prior to and following the Distributions. In addition, prior to the Distributions, Tenneco, the Company and/or Newport News (and their appropriate subsidiaries) will enter into the Ancillary Agreements which are intended to further effect the disaffiliation of the Energy Business, the Industrial Business and the Shipbuilding Business and to govern certain additional aspects of their ongoing relationships.

Terms of the Distribution Agreement

  In addition to providing for the terms of the Distributions and the various actions to be taken prior to the Distributions, the Distribution Agreement contains other provisions governing the relationship among Tenneco, the Company and Newport News prior to and following the Distributions.

  The Distribution Agreement provides that from and after the Distribution Date (i) Tenneco will (and will cause the other members of the Energy Business to) assume, pay, perform and discharge all Energy Liabilities in accordance with their terms, (ii) the Company will (and will cause the other members of the Industrial Business to) assume, pay, perform and discharge all of the Industrial Liabilities in accordance with their terms and (iii) Newport News will (and will cause the other members of the Shipbuilding Business to) assume, pay, perform and discharge all Shipbuilding Liabilities in accordance with their terms.

  In addition, the Distribution Agreement provides for cross-indemnities such that (i) Tenneco must indemnify the Company and Newport News (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Energy Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Tenneco, (ii) the Company must indemnify Tenneco and Newport News (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Industrial Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by the Company and (iii) Newport News must indemnify Tenneco and the Company (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Shipbuilding Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Newport News.

  Notwithstanding the foregoing cross-indemnification provisions, the Company and Newport News have agreed to certain other arrangements with respect to certain inquiries from the Defense Contract Audit Agency (the "DCAA") concerning the disposition of the Tenneco Inc. Retirement Plan (the "Tenneco Retirement Plan"), which covers salaried employees of Newport News and other Tenneco divisions. The DCAA has been advised that (i) the Tenneco Retirement Plan will retain the liability for all benefits accrued by Newport News' employees through the Distribution Date, (ii) Newport News' employees will not accrue additional benefits under the Tenneco Retirement Plan after the Distribution Date and (iii) no liabilities or assets of the Tenneco Retirement Plan will be transferred from the Tenneco Retirement Plan to any plan maintained by Newport News. A determination of the ratio of assets to liabilities of the Tenneco Retirement Plan attributable to Newport News will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against Newport News and/or the Company with respect to the amount, if any, by which the assets of the Tenneco Retirement Plan attributable to Newport News' employees are alleged to exceed the liabilities. The Company, with the full cooperation of Newport News, will defend against any claim by the Government and, in the event there nevertheless is a determination that an amount with respect to this matter is due to the Government, the Company and Newport News will share the obligation for such amount and related defense expenses in the ratio of 80% and 20%, respectively. Although at this preliminary stage it is impossible to predict with certainty any eventual outcome regarding this matter, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

  Pursuant to the Distribution Agreement, each of the parties has agreed to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by and carry out the purposes of the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers and assignments have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

  The Distribution Agreement provides for the transfer of books and records among Tenneco, the Company and Newport News and their respective subsidiaries and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements). In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each party to obtain the consent of the others prior to waiving any shared privilege.

Terms of the Ancillary Agreements

  Below are descriptions of the principal Ancillary Agreements to be entered into by Tenneco, the Company and/or Newport News (and, in certain circumstances, their appropriate subsidiaries) prior to consummation of the Distributions, as required under the terms of the Distribution Agreement. The Ancillary Agreements are intended to further effectuate the disaffiliation of the Industrial Business and the Shipbuilding Business from the Energy Business and to facilitate the operation of each of Tenneco, the Company and Newport News as a separate entity.

  Benefits Agreement. The Benefits Agreement to be entered into among Tenneco, the Company and Newport News (the "Benefits Agreement") will define certain labor, employment, compensation and benefit matters in connection with the Distributions and the transactions contemplated thereby. Pursuant to the Benefits Agreement, from and after the Distribution Date, each of Tenneco, the Company and Newport News will continue employment of each of their respective retained employees (subject to their rights to terminate said employees) with the same compensation as prior to the Distribution Date, continue to honor all related existing collective bargaining agreements, recognize related incumbent labor organizations and continue sponsorship of hourly employee benefit plans. The Company will become the sole sponsor of the Tenneco Retirement Plan and of the Tenneco Inc. Thrift Plan (the "Tenneco Thrift Plan") from and after the Distribution Date, and Tenneco and Newport News will establish defined contribution plans for the benefit of each of their respective employees to which the account balances of retained and former employees of Tenneco and Newport News in the Tenneco Thrift Plan will be transferred. The benefits accrued by Tenneco and Newport News employees in the Tenneco Retirement Plan will be frozen as of the last day of the calendar month including the Distribution Date, and the Company will amend the Tenneco Retirement Plan to provide that all benefits accrued through that day by Tenneco and Newport News employees are fully vested and non-forfeitable. Tenneco will retain and assume employment contracts with certain individuals related to the Energy Business. All liabilities under the Tenneco Inc. Benefit Equalization Plan and the Supplemental Executive Retirement Plan will be assumed by the Company pursuant to the Benefits Agreement; however, the Company is entitled to reimbursement for certain payments thereunder from Tenneco and Newport News. Generally, each of Tenneco, the Company and Newport News will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents, but Tenneco will assume all liabilities for retiree medical benefits of the employees of discontinued operations and their dependents. In addition, as of the Distribution Date, participation by retained and former employees of Tenneco and Newport News in the Tenneco Inc. Deferred Compensation Plan and the Tenneco Inc. 1993 Deferred Compensation Plan will be discontinued. See "Management."

  Debt and Cash Allocation Agreement. The Debt and Cash Allocation Agreement will govern the allocation among the parties of cash and cash equivalents of Tenneco and its subsidiaries on hand as of the Merger Effective Time, the Tenneco Consolidated Debt and settlement payments with respect to certain capital expenditures related to the Energy Business pursuant to the Cash Realignment and Debt Realignment, as described above. See "--Debt and Cash Realignment."

  Insurance Agreement. Tenneco has historically maintained at the parent-company level various insurance policies for the benefit or protection of itself and its subsidiaries. The Insurance Agreement to be entered into among Tenneco, the Company and Newport News (the "Insurance Agreement") will provide for the respective continuing rights and obligations from and after the Distribution Date of the parties with respect to these insurance policies other than directors' and officers' liability insurance policies (which are addressed by the Merger Agreement).

  In general, following consummation of the Transaction policies which relate exclusively to the Energy Business will be retained by and be the sole responsibility of Tenneco, policies which relate exclusively to the Industrial Business will be retained by the Company and policies which relate exclusively to the Shipbuilding Business will be retained by Newport News.

  Pursuant to the Insurance Agreement, any non-exclusive Tenneco policies which are in effect as of the Distribution Date (other than those which are cost plus, fronting, high deductible or retrospective premium programs, as described below) will either be transferred into the name of the Company or cancelled, at the Company's option. In general, "go-forward" coverage under these policies for the Energy Business and Shipbuilding Business (and certain related persons) will be terminated as follows: (i) coverage under "claims-made" policies (i.e., those policies which provide coverage for claims made during a specified period) will be terminated on the Distribution Date for any claims not made prior thereto and (ii) coverage under "occurrence-based" policies (i.e., those policies which provide coverage for acts or omissions occurring during a specified period) will be terminated on the Distribution Date for acts or omissions occurring thereafter. However, the Energy Business, Industrial Business and Shipbuilding Business (and certain related persons) will all continue to have access to these policies ("go-backward" coverage) for claims made prior to the Distribution Date, in the case of claims-made policies, and for acts or omissions which occurred prior to the Distribution Date, in the case of occurrence-based policies (subject to certain obligations to replace any policy limits exhausted by it). Each respective group will be liable for premiums, costs and charges under these policies that relate to its coverage thereunder (and will likewise get the benefit of any refunded amounts).

  Pursuant to the Insurance Agreement, policies which are cost plus, fronting, high deductible or retrospective premium programs will be retained by the Energy Business following the Distributions and will provide no go-forward coverage to the Industrial Business or Shipbuilding Business. However, go-backward coverage will continue to be available to these groups, subject to an obligation to reimburse Tenneco for premiums, costs and charges under these policies related to their respective coverages following the Distributions. Following the Transaction, Tenneco will be required to maintain in place certain letters of credit and surety bonds securing obligations under these policies.

  Tax Sharing Agreement. The Tax Sharing Agreement to be entered into among Tenneco, the Company, Newport News and El Paso (the "Tax Sharing Agreement") will provide for the allocation of tax liabilities among the parties arising prior to, as a result of, and subsequent to the Distributions. As a general rule, Tenneco will be liable for all taxes not specifically allocated to the Company or Newport News under the specific terms of the Tax Sharing Agreement. Generally, the Company will be liable for taxes imposed exclusively on the Company and its affiliates engaged in the Industrial Business (the "Industrial Group"), and Newport News will be liable for taxes imposed exclusively on Newport News and its affiliates engaged in the Shipbuilding Business (the "Shipbuilding Group") (including for pre-Transaction periods, taxes imposed on Tenneco InterAmerica Inc.). Federal income taxes imposed on the combined activities of Tenneco, the Industrial Group, and the Shipbuilding Group will be allocated among the business groups according to their respective shares of consolidated taxable income, except that (i) tax benefits attributable to the Debt Realignment ("Debt Discharge Items"), presently anticipated to total approximately $120 million, will be specifically allocated to the Industrial Group and Tenneco will make a cash payment to the Company equal to the amount of such tax benefits when and to the extent realized by Tenneco and (ii) tax benefits attributable to certain items included in the Base Amount ("Base Amount Adjustment Items") will be specifically allocated to Tenneco. In the case of state income taxes imposed on the combined activities of the business groups, Tenneco will be responsible for payment of the combined tax to the state tax authority, and the Company and Newport News will pay Tenneco a deemed tax equal to the tax that would be imposed if the Industrial Group and the Shipbuilding Group had filed combined returns for their respective groups, except that Debt Discharge Items and Base Amount Adjustment Items will be specifically allocated to the Company and Tenneco, respectively.

  In general, Tenneco will be responsible for any taxes imposed on or resulting from the Transaction ("Transaction Taxes"). The Company will be responsible for any Transaction Taxes resulting from any inaccuracy in factual statements or representations in connection with the IRS Ruling Letter or the opinion of counsel contemplated by the Merger Agreement (the "Tax Opinion") to the extent attributable to facts in existence prior to the Merger, but excluding facts relating to the Shipbuilding Group or El Paso. Newport News and El Paso will each be responsible for the accuracy of any factual statements or representations relating to them or their respective affiliates. Each of the Company, Newport News and El Paso will be responsible for any Transaction Tax to the extent such tax is attributable to action taken by that entity which is inconsistent with tax treatment contemplated in the IRS Ruling Letter received in the Transaction or the Tax Opinion. Certain Transaction Taxes (i.e., transfer taxes, and federal and state income taxes imposed on those Corporate Restructuring Transactions which are known to be taxable) are included in the determination of the Actual Energy Debt Amount and consequently may be economically borne by the Company (because the Company must pay to Tenneco in cash the amount, if any, by which the Actual Energy Debt Amount exceeds the Base Amount). If between the date of the Merger Agreement and the Merger Effective Time, there is a change in law (as defined in the Tax Sharing Agreement) and as a result of such change in law Tenneco is required to restore certain deferred gains to income, then any resulting tax will be shared equally between the Company and Tenneco.

  Transition Services Agreement. TBS currently provides certain administrative and other services to Tenneco, including mainframe computing services, backup, recovery and related operations, consulting services and payroll services. Under the Transition Services Agreement to be entered into among Tenneco, TBS and El Paso (the "Transition Services Agreement"), at the request of El Paso at least 45 days prior to the Merger Effective Time, TBS (which will, following the Distributions, be a subsidiary of the Company) will continue to provide the services specified in El Paso's request for a period of 12 months from the Merger Effective Time at a price to be negotiated among the parties and based on the market rate for comparable services. If elected, any or all of the services may be terminated by Tenneco on 45 days notice to TBS.

  TBS Services Agreement. TBS has entered, or will enter, into a series of separate services agreements (the "Service Agreements"), as described below, with Newport News and Tenneco (and its subsidiaries), which together will constitute the "TBS Services Agreement" which is to be delivered as an "Ancillary Document" under the Distribution Agreement.

  One of the Service Agreements between TBS and Newport News will be for mainframe data processing services (the "NNS Processing Services Agreement"). Under the NNS Processing Services Agreement, TBS will supply, as a vendor, mainframe data processing services to Newport News for a period from the Merger Effective Time through December 31, 1998, and thereafter only by mutual agreement. The rate of compensation to TBS for services will be $9.1 million in 1997 and $9.6 million in 1998, payable in monthly installments, subject to adjustment if Newport News requests a change in the scope of services. TBS will lease the space currently used by it at the Newport News headquarters in Newport News, Virginia for the period from the Merger

Effective Time through December 31, 1998, with an option for TBS to extend for one month periods for up to 12 months, for continued use by TBS as its mainframe data processing facility. The rent under such lease will be approximately $1.2 million per year plus pass-throughs of certain occupancy-related costs.

  TBS has also entered into a Supplier Participation Agreement (the "NNS Supplier Participation Agreement") with Newport News to govern the procedures under which Newport News will continue to participate with the Company in vendor purchase agreements between TBS and various suppliers of goods and services. The NNS Supplier Participation Agreement will provide for continued participation of Newport News in various purchase programs, absent a termination for cause, for the full existing terms of the agreements with each such vendor. Under this Agreement, as is the case currently, purchases of goods and services will be made directly by Newport News at prices negotiated by TBS which are applicable to all participating purchasers. TBS will charge Newport News a fixed fee of $5,000 per month for TBS contract administration services including data collection, negotiations, progress reporting, benefits reporting, follow-up and consulting in connection with the vendor agreements.

  Additionally, as described above, a separate Service Agreement may be entered into with Tenneco for transitional services to be supplied by TBS to Tenneco and its subsidiaries. The services covered and the compensation for such services would depend on the services elected by Tenneco, and negotiations among the parties pursuant to the Transition Services Agreement.

  Trademark Transition License Agreements. Upon consummation of the Corporate Restructuring Transactions, the Company will hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco," "Ten" and "Tenn" (but not "Tennessee"), alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and elsewhere throughout the world. In connection with the Distributions, Trademark Transition License Agreements will be entered into as of the Distribution Date between both (i) the Company and Tenneco and (ii) the Company and Newport News. Pursuant to these agreements the Company will grant to each of Tenneco and Newport News a limited, non-exclusive, royalty-free license to use the Trademarks with respect to specified goods and services as follows: (a) Tenneco and Newport News will be permitted to use the Trademarks in their corporate names for 30 days after the date of the agreements (and, pursuant to the Distribution Agreement, each have agreed to remove the Trademarks from such corporate names within 30 days after the Distribution
Date); (b) Tenneco and Newport News will be permitted to use their existing supplies and documents which have the Trademarks imprinted on them for six months after the date of the agreements; and (c) Tenneco and Newport News will be permitted to use the Trademarks on existing signs, displays or other identifications for a period (after the date of the agreements) of two years (in the case of Tenneco) and one year (in the case of Newport News). However, so long as Tenneco or Newport News continues to use the Trademarks, it must maintain certain quality standards prescribed by the Company in the conduct of business operations in which the Trademarks are used. In addition, under these agreements each of Tenneco and Newport News will agree to indemnify the Company from any claims that arise as a result of its use of the Trademarks or any breach of its agreement and neither Tenneco nor Newport News may adopt or use at any time a word or mark likely to be similar to or confused with the Trademarks. Each Trademark Transition License Agreement will be immediately terminable by the Company upon a material breach of the agreement by Tenneco or Newport News, as the case may be.

Directors

  After the Distribution Date, the Company and Newport News will share one common director, Dana G. Mead, and the Company and El Paso (which will be the parent of Tenneco) will share one common director, Peter T. Flawn. The Company, Newport News and El Paso will adopt policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Mead and Dr. Flawn in situations that could give rise to potential conflicts of interest, including requesting them to abstain from voting as a director of either the Company or Newport News, with respect to Mr. Mead, or either the Company or El Paso, with respect to Dr. Flawn, on certain matters which present a conflict of interest between the Company and Newport News or

El Paso, as the case might be. The Company believes that such conflict situations will be minimal. See "Management."

Expenses

  In general, and except for certain environmental costs and expenses, Tenneco is responsible for all fees and expenses incurred by Tenneco in connection with the Transaction for periods prior to the Distribution Date. Any such fees and expenses which are unpaid as of the Merger Effective Time will be allocated to and remain the responsibility of Tenneco pursuant to the Debt Realignment, and El Paso has agreed to pay or cause to be paid all such amounts. However, because the aggregate amount of debt to be allocated upon consummation of the Merger to Tenneco is limited to $2.65 billion (subject to certain adjustments), the amount of unpaid Tenneco transaction fees and expenses as of the Merger Effective Time may impact the amount of debt allocated to the Company in connection with the Transaction. See "--Debt and Cash Realignment." Each party has agreed to bear its own respective fees and expenses incurred after consummation of the Transaction.

Settlement of Intercompany Accounts

  Pursuant to the Merger Agreement and the Distribution Agreement, all intercompany receivables, payables and loans (unless specifically provided for in any Ancillary Agreement) among the Energy Business, the Industrial Business and the Shipbuilding Business will be settled, capitalized or converted into ordinary trade accounts as of the close of business on the Distribution Date. Further, all intercompany agreements among such businesses (other than those contemplated by the Transaction) will be terminated.

REASONS FOR THE DISTRIBUTIONS

  The Distributions and the Merger are designed to separate three types of businesses, namely the Industrial Business, the Shipbuilding Business and the Energy Business, which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core businesses of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses, (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and (iv) tailor the assets of Tenneco to facilitate the acquisition of the Energy Business by El Paso. Upon consummation of the Industrial Distribution, the Company will, primarily through its consolidated subsidiaries, own and operate Tenneco Automotive, Tenneco Packaging and TBS, and Newport News will, primarily through its consolidated subsidiaries (principally Newport News Shipbuilding and Dry Dock Company), own and operate the Shipbuilding Business. Immediately following consummation of the Distributions, a subsidiary of El Paso will be merged with and into Tenneco, and thereafter the Energy Business will be owned and operated by El Paso.

CONDITIONS TO CONSUMMATION OF THE INDUSTRIAL DISTRIBUTION

  The Industrial Distribution is conditioned on, among other things, stockholder approval of the Distributions (to be submitted as a component of the Transaction) at a special meeting of the Tenneco stockholders and formal declaration of the Distributions by the Tenneco Board. Other conditions to the Industrial Distribution include (i) execution and delivery of the Distribution Agreement and the Ancillary Agreements and consummation of the various pre-Distribution transactions (such as the Corporate Restructuring Transactions, the Debt Realignment and the Cash Realignment), (ii) receipt of the IRS Ruling Letter to the effect that for federal income tax purposes the Distributions qualify as tax-free distributions to Tenneco and its stockholders under
Section 355 of the Code (as defined herein) and that certain internal spin-off transactions involving Tenneco or its subsidiaries to be effected pursuant to the Corporate Restructuring Transactions will qualify as tax-free (see "-- Certain Federal Income Tax Aspects of the Industrial Distribution"), (iii) approval of Company Common Stock and Newport News Common Stock to be distributed for listing on the New York Stock Exchange, (iv) registration of Company

Common Stock and Newport News Common Stock under the Exchange Act, (v) receipt of all material consents to the Corporate Restructuring Transactions, the Distributions and transactions contemplated in the Distribution Agreement,
(vi) performance of the various covenants required to be performed prior to the Distribution Date (see "--Corporate Restructuring Transactions," "--Debt and Cash Realignment" and "--Relationships Among Tenneco, the Company and Newport News After the Distributions") and (vii) lack of prohibition of the Distributions by any law or governmental authority. Even if all the conditions to the Distributions are satisfied, Tenneco has reserved the right, under certain circumstances, to amend or terminate the Distribution Agreement and to modify or abandon the transactions contemplated thereby. The Tenneco Board has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Tenneco Board to consider amending or terminating the Distributions. See "--Amendment or Termination of the Distributions." Although the foregoing conditions (other than declaration of the Distributions) may be waived by Tenneco (to the extent permitted by law), the Tenneco Board presently has no intention to proceed with either of the Distributions unless each of these conditions is satisfied. See "Introduction."

AMENDMENT OR TERMINATION OF THE DISTRIBUTIONS

  Prior to the Distributions, the Distribution Agreement may be terminated and the Distributions may be amended, modified or abandoned by Tenneco without the approval of the Company or Newport News or the stockholders of Tenneco, subject to the consent of El Paso as described below. Any amendment or modification prior to the termination of the Merger Agreement or consummation of the Merger which adversely affects the Energy Business (other than to a de minimis extent) or materially delays or prevents the consummation of the Merger can be effectuated only with the prior consent of El Paso. Termination of the Distribution Agreement prior to the termination of the Merger Agreement or consummation of the Merger can be effectuated only with the prior written consent of El Paso.

  After consummation of the Distributions, the Distribution Agreement may be amended or terminated only by a written agreement signed by Tenneco, the Company and Newport News. Certain amendments or terminations after the Distributions also require the consent of third-party beneficiaries to the extent that the Distribution Agreement has expressly granted them such rights.

TRADING OF COMPANY COMMON STOCK

  See "Risk Factors--No Current Market for Company Common Stock" and "Risk Factors--Uncertainty Regarding Trading Prices of Stock Following the Transaction" for a discussion of certain considerations relating to the market for and trading prices of Company Common Stock following the Industrial Distribution.

  Shares of Company Common Stock received by shareholders of Tenneco pursuant to the Industrial Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who are affiliates of the Company will be permitted to sell their shares of Company Common Stock, only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. There would not, however, be any 90-day waiting period before sales could be made by affiliates under Rule 144 of the Securities Act, as long as the other provisions of Rule 144 are met.

CERTAIN FEDERAL INCOME TAX ASPECTS OF THE INDUSTRIAL DISTRIBUTION

General

  The following is a summary description of the material federal income tax aspects of the Industrial Distribution. This summary is for general informational purposes only and is not intended as a complete description of all of the tax consequences of the Industrial Distribution, the Shipbuilding Distribution, the Merger or the other transactions contemplated as part of the Transaction and does not discuss tax consequences under the laws of state or local governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates, as defined for United States federal income tax purposes, stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his or her shares pursuant to the exercise of stock options or otherwise as compensation.

  THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), EXISTING, PROPOSED AND TEMPORARY TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE VALIDITY OF THE FOLLOWING DISCUSSION. SEE "POSSIBLE FUTURE LEGISLATION" BELOW.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

Tax Rulings

  Consummation of the Industrial Distribution is conditioned upon the receipt of the IRS Ruling Letter reasonably acceptable to Tenneco and El Paso, to the effect that:

    (i) the Industrial Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code;

    (ii) the Shipbuilding Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code; and

    (iii) the following distributions to be effected as part of the Corporate Restructuring Transactions will be tax-free for federal income tax purposes to the respective transferor corporations under Section 355(c)(1) or 361(a) of the Code and to the respective stockholders of the transferor corporations under Section 355(a) of the Code: (a) the distribution by Newport News of the capital stock of Tenneco Packaging Inc. to Tenneco Corporation; (b) the distribution by Tenneco Corporation of the capital stock of the Company and Newport News to Tennessee Gas Pipeline Company ("TGP"); and (c) the distribution by TGP of the capital stock of the Company and Newport News to Tenneco.

  A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. The rulings obtained from the IRS will be based on certain facts and representations, some of which will have been made by El Paso. Generally, the IRS Ruling Letter would not be revoked or modified retroactively provided that (i) there has been no misstatement or omission of material facts, (ii) the facts at the time of the Transaction are not materially different from the facts upon which the IRS private letter ruling was based and (iii) there has been no change in the applicable law.

The Distributions

  It is expected that the Distributions will qualify as tax-free distributions under Section 355 of the Code. Assuming that the Distributions so qualify, (i) the holders of Tenneco Common Stock will not recognize gain or loss upon receipt of shares of Company Common Stock or shares of Newport News Common Stock, (ii) each holder of Tenneco Common Stock will allocate his, her or its aggregate tax basis in the Tenneco Common Stock immediately before the Distributions among Tenneco Common Stock, Company Common Stock and Newport News Common Stock in proportion to their respective fair market values, (iii) the holding period of each holder of Tenneco Common Stock for Company Common Stock and Newport News Common Stock will include the holding period for his, her or its Tenneco Common Stock, provided that Tenneco Common Stock is held as a capital asset at the time of the Distributions and (iv) Tenneco will not recognize any gain or loss on its distribution of Company Common Stock or Newport News Common Stock to its stockholders.

  No fractional shares of Company Common Stock or Newport News Common Stock will be distributed in the Distributions. A holder of Tenneco Common Stock who, pursuant to the Distributions, receives cash in lieu of fractional shares of Newport News Common Stock will be treated as having received such fractional shares of Newport News Common Stock pursuant to the Distributions and then as having received such cash in a sale of such fractional shares of Newport News Common Stock. Such holders will generally recognize capital gain or loss on such deemed sale equal to the difference between the amount of cash received and such holders' adjusted tax basis in the fractional share of Newport News Common Stock received. Such gain or loss will be capital (provided Tenneco Common Stock is held as a capital asset at the time of the Distributions) and will be treated as a long-term capital gain or loss if the holding period for the fractional shares of Newport News Common Stock deemed to be received and then sold is more than one year.

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. The corporate level federal income tax would be payable by Tenneco. Under the terms of the Tax Sharing Agreement, the Company will not be liable to indemnify Tenneco for any additional taxes incurred by reason of the Industrial Distribution being taxable, unless the Industrial Distribution fails to qualify for tax-free treatment under Section 355 of the Code as a result of the inaccuracy of certain factual statements or representations made by the Company in connection with the requests for the IRS private letter ruling or the Tax Opinion or the Company takes any action which is inconsistent with any factual statements or representations or the tax treatment of the Transaction as contemplated in the IRS private letter ruling request or the Tax Opinion. See the discussion of the Tax Sharing Agreement under "--Relationships Among Tenneco, the Company and Newport News After the Distributions."

  Furthermore, if the Distributions do not qualify as tax-free distributions under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of Company Common Stock and Newport News Common Stock in the Distributions would be treated as if such stockholder received taxable distributions in an amount equal to the fair market value of Company Common Stock and Newport News Common Stock received, which would result in (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco's Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each stockholder's basis in his, her or its Company Common Stock and Newport News Common Stock would be equal to the fair market value of such stock at the time of the Distributions.

Possible Future Legislation

  The Administration's Budget Proposal issued March 19, 1996 contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect stockholders of the distributing corporation own more than 50% of the distributing corporation and controlled corporations at all times during the four-year period commencing two years prior to the distribution. The Anti-Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was (i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date or (iii) described in a public announcement or Commission filing on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee and Congressman Bill Archer, Chairman of the House Ways and Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that should certain of the revenue proposals included in the Administration's Budget Proposal, including the Anti-Morris Trust Proposal, be enacted, the effective date will be no earlier than the date of "appropriate Congressional action." As of the date of this Information Statement, no legislation has been introduced relating to the Anti-Morris Trust Proposal. On June 27, 1996, Tenneco submitted its request for rulings (including rulings on the tax-free treatment of the Distributions) to the IRS. Accordingly, in view of the Roth-Archer Statement, any future Anti-Morris Trust legislation should not apply to the Distributions assuming that the effective date of such legislation contains a grandfather clause for transactions for which a ruling request has been filed with the IRS prior to the date of "appropriate Congressional action." Nevertheless, there can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply retroactively to the Distributions. In the event such legislation is announced or introduced prior to the consummation of the Transaction, under the terms of the Merger Agreement El Paso may elect not to proceed with the Merger if it reasonably determines that there exists a reasonable likelihood that the Distributions or the Merger would not be tax-free for federal income tax purposes. If El Paso elects to proceed with the Merger notwithstanding the announcement or introduction of Anti-Morris Trust legislation, the Distributions, if ultimately subject to such legislation, may result in significant taxable gain to the Tenneco consolidated group under Section 355(c) of the Code. Although Tenneco stockholders would not recognize taxable gain or loss on the receipt of the stock of the Company and Newport News under the current Anti-Morris Trust Proposal, the taxable gain required to be recognized by the Tenneco consolidated group under Code Section 355(c) would significantly reduce the value of the El Paso Common Stock and any Depositary Shares received by the Tenneco stockholders in the Merger.

Back-up Withholding Requirements

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of Company Common Stock, unless the stockholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply the Company with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such stockholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

REASONS FOR FURNISHING THE INFORMATION STATEMENT

  This Information Statement is being furnished by Tenneco solely to provide information to Tenneco stockholders who will receive Company Common Stock in the Industrial Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Tenneco or the Company. The information contained in this Information Statement is believed by Tenneco and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Company nor Tenneco will update the information except in the normal course of their respective public disclosure practices.

                                 RISK FACTORS

  Stockholders of Tenneco should be aware that the Industrial Distribution and ownership of Company Common Stock involves certain risk factors, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. Neither the Company nor Tenneco makes, nor is any other person authorized to make, any representation as to the future market value of Company Common Stock.

NO CURRENT PUBLIC MARKET FOR COMPANY COMMON STOCK

  Currently, there is no public market for Company Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. There can be no assurance as to the prices at which trading in Company Common Stock will occur after the Industrial Distribution. Until Company Common Stock is fully distributed and an orderly market develops, the prices at which
trading in such stock occurs may fluctuate significantly. On          , 1996,
the Company received approval to list Company Common Stock on the New York Stock Exchange upon notice of issuance. The Company has applied to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance. See "The Industrial Distribution--Trading of Company Common Stock."

UNCERTAINTY REGARDING TRADING PRICES OF STOCK FOLLOWING THE TRANSACTION

  Upon consummation of the Transaction, the then-outstanding shares of Tenneco Common Stock will be cancelled and holders of Tenneco Common Stock will receive (i) in connection with the Merger, shares of El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares and (ii) in connection with the Distributions, Company Common Stock and Newport News Common Stock. Tenneco Common Stock is currently listed and traded and, following the Distributions, Company Common Stock will be listed and traded on the New York, Chicago, Pacific and London Stock Exchanges. El Paso Common Stock, El Paso Preferred Depositary Shares, if any, and Newport News Common Stock will be listed and traded on the New York Stock Exchange. There can be no assurance that the combined market value/trading prices of El Paso Common Stock and any Depositary Shares, Company Common Stock and Newport News Common Stock held by stockholders after the Transaction will be equal to or greater than the market value/trading prices of Tenneco Common Stock prior to the Transaction. See "The Industrial Distribution--Trading of Company Common Stock."

UNCERTAINTY REGARDING FUTURE DIVIDENDS

  The Company's dividend policy will be established by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. There can be no assurances that the combined annual dividends on El Paso Common Stock and any El Paso Preferred Depositary Shares, Company Common Stock and Newport News Common Stock after the transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction).

POTENTIAL FEDERAL INCOME TAX LIABILITIES

  The Industrial Distribution is conditioned upon the receipt of a favorable ruling from the IRS to the effect, among other things, that the Industrial Distribution will qualify as a tax-free distribution under Section 355 of the Code. See "The Industrial Distribution--Certain Federal Income Tax Aspects of the Industrial Distribution." Such a ruling, while generally binding upon the IRS, is based upon certain factual representations and assumptions. If any of such factual representations and assumptions were incomplete or untrue in a material respect, or the facts upon which such ruling was based are materially different from the facts at the time of the

Distributions, the IRS could modify or revoke such ruling retroactively. Tenneco is not aware of any facts or circumstances which would cause any of such representations and assumptions to be incomplete or untrue. The Company, Tenneco, Newport News and El Paso have each agreed to certain covenants on its future actions to provide further assurances that the Industrial Distribution will be tax-free for federal income tax purposes. See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions."

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B) could cause the Industrial Distribution to be taxable to Tenneco and its stockholders. The corporate level federal income tax would be payable by Tenneco. Under certain limited circumstances, however, the Company has agreed to indemnify Tenneco for a defined portion of such tax liabilities. See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions--Terms of the Ancillary Agreements--Tax Sharing Agreement." In addition, under IRS regulations, each member of the consolidated group (including the Company) is severally liable for such tax liability.

  Furthermore, if the Industrial Distribution were not to qualify as tax-free distributions under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of Company Common Stock and Newport News Common Stock in the Distributions would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of Company Common Stock and Newport News Common Stock received, which would result in: (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). See "The Industrial Distribution--Certain Federal Income Tax Aspects of the Industrial Distribution."

CERTAIN ANTITAKEOVER FEATURES

  Upon consummation of the Industrial Distribution, certain provisions of the Company's Restated Certificate of Incorporation and its Amended and Restated By-laws, along with the Company's stockholder rights plan and Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of Company Common Stock. Such provisions may also inhibit fluctuations in the market price of Company Common Stock that could result from takeover attempts. The provisions could also have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current Company Board or the then current management of the Company without the concurrence of the Company Board. See "Antitakeover Effects of Certain Provisions."

POTENTIAL LIABILITIES DUE TO FRAUDULENT TRANSFER CONSIDERATIONS AND LEGAL DIVIDEND REQUIREMENTS

  The Corporate Restructuring Transactions, the Debt Realignment and the Distributions are subject to review under federal and state fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (such as a trustee or debtor-in-possession in bankruptcy of Tenneco, the Company or Newport News as a debtor-in-possession) were to determine that Tenneco did not receive fair consideration or reasonably equivalent value for distributing Company Common Stock and Newport News

Common Stock or that Tenneco, the Company, Newport News or any of their subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness or transferring assets in connection with the Debt Realignment and Corporate Restructuring Transactions and, at the time of such distribution, incurrence of indebtedness or transfer of assets, Tenneco, the Company, Newport News or any of their subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage, or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of Company Common Stock and the Newport News Common Stock to return the value of the stock and any dividends paid thereon, bar future dividend and redemption payments on the stock, and invalidate, in whole or in part, the Corporate Restructuring Transactions, Debt Realignment or Distributions, as fraudulent conveyances.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Tenneco, the Company, Newport News or any of their subsidiaries was "insolvent" at the time of or after giving effect to the Corporate Restructuring Transactions, the Debt Realignment and the Distributions.

  In addition, the Distributions and the distributions pursuant to the Corporate Restructuring Transactions and Debt Realignment, are subject to review under state corporate distribution statutes. Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) and not out of capital or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although all distributions are intended to be made entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distributions were unlawful.

  Prior to the Industrial Distribution the Tenneco Board expects to obtain an opinion regarding the solvency of the Company and Tenneco and the permissibility of the Transaction under Section 170 of the DGCL. The Tenneco Board and management believe that, in accordance with this opinion which is expected to be rendered in connection with the Industrial Distribution, (i) the Company and Tenneco each will be solvent (in accordance with the foregoing definitions) at the time of the Transaction (including after the payment of any dividend by the Company to Tenneco and after the consummation of the Industrial Distribution), will be able to repay its debts as they mature following the Transaction and will have sufficient capital to carry on its businesses and (ii) the Industrial Distribution and the distribution to Tenneco will be made entirely out of surplus in accordance with Section 170 of the DGCL. There is no certainty, however, that a court would find the solvency opinion rendered by Tenneco's financial advisor to be binding on creditors of the Company or Tenneco or that a court would reach the same conclusions set forth in such opinion in determining whether the Company or Tenneco was insolvent at the time of, or after giving effect to, the Transaction or whether lawful funds were available for the Industrial Distribution and the distribution to Tenneco.

  The Distribution Agreement, the Merger Agreement and certain of the Ancillary Agreements provide for the allocation, immediately prior to the Distributions, of the Tenneco Energy Consolidated Debt remaining following consummation of the Corporate Restructuring Transactions. Further, pursuant to the Distribution Agreement, from and after the Distribution Date, each of Tenneco, the Company and Newport News will be responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the Transaction. Although the Company does not expect to be liable for any such obligations not expressly assumed by it pursuant to the Distribution Agreement and the Debt Realignment, it is possible that a court would disregard the allocation agreed to among the parties, and require the Company to assume responsibility for obligations allocated to Tenneco or Newport News (for example, tax and/or environmental liabilities), particularly if one of such other parties were to refuse or were to be unable to pay or perform the subject allocated obligations. See "The Industrial Distribution--Relationships Among Tenneco, the Company and Newport News After the Distributions."

                                  THE COMPANY

INTRODUCTION

  The Company is a newly formed Delaware corporation which, upon completion of the Industrial Distribution, will be an independent, publicly held company (symbol "TEN"). The Company will own and operate, directly and through its direct and indirect subsidiaries, substantially all of the assets of, and will assume substantially all of the liabilities associated with, the principal industrial businesses of Tenneco: Tenneco Automotive and Tenneco Packaging. The Company will also own and operate the administrative services unit of
Tenneco: TBS.

  Although the separation of the Industrial Business from the remainder of the businesses, operations and companies currently constituting the "Tenneco Group" has been structured as a "spin-off" of the Company pursuant to the Industrial Distribution for legal, tax and other reasons, the Company will succeed to certain important aspects of the existing Tenneco business, organization and affairs, namely: (i) the Company will be renamed "Tenneco Inc." upon the consummation of the Merger; (ii) the Company will be headquartered at Tenneco's current headquarters in Greenwich, Connecticut;
(iii) the Company Board will consist of those persons currently constituting the Tenneco Board; (iv) the Company's executive management will consist substantially of the current Tenneco executive management; and (v) the Industrial Business to be conducted by the Company will consist largely of Tenneco Automotive and Tenneco Packaging.

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

BUSINESS STRATEGY

The Company

  The Distributions and the Merger represent the most important step to date in accomplishing Tenneco's overall strategic objective of transforming itself from a highly diversified industrial corporation to a global manufacturing company focused on Tenneco Automotive and Tenneco Packaging. For the past several years, Tenneco's management team has redeployed resources from slower growth, more cyclical businesses to these higher growth businesses. The Distributions are expected to provide the Company with greater flexibility to pursue additional growth opportunities for Tenneco Automotive and Tenneco Packaging as a result of the increased management focus and additional financial flexibility at the Company. These additional growth opportunities are expected to include, among other things, strategic acquisitions, joint ventures, strategic alliances and further organic growth from additional product development and international expansion initiatives.

  Management Focus. As a result of the Distributions and the Merger, Tenneco's executive management team will be able to focus all of its efforts on exploring and implementing the most appropriate growth opportunities for Tenneco Automotive and Tenneco Packaging.

  Implementation of Management Programs. Tenneco's strategy of focusing on the Industrial Business will allow the Company to further refine and implement certain management processes that have been developed over the past several years in order to improve operating performance. These programs include: (i) the Cost of Quality program through which the Company has successfully reduced the failure costs in its manufacturing and administrative processes; (ii) the working capital initiative through which the Company plans to further reduce its working capital requirements; and (iii) the shared services program, administered by TBS, through which the Company plans on further improving efficiency and reducing the cost of general and administrative support functions. The Company believes that Tenneco Automotive and Tenneco Packaging are particularly well-suited to benefit from these types of programs due to the fragmented, non-regulated nature of the industries in which they operate.

  Strategic Acquisitions. Strategic acquisitions have been, and will continue to be, an important element of the Company's overall growth strategy. Tenneco's current executive management team, which will continue to serve as the Company's executive management team following the Industrial Distribution, has a proven track record of identifying, structuring and integrating strategic acquisitions. As a result of management's experience in implementing strategic acquisitions, the Company has developed comprehensive plans to efficiently integrate new companies into its existing corporate infrastructure. The Company intends to continue to pursue appropriate acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; reducing selling, distribution, purchasing and administrative costs; increasing market share within either a geographic or product market; and acquiring businesses that possess leading brand name products.

  Continued growth in revenues and earnings at the pace sought by the Company will require continued success in completing major acquisitions and similar expansion efforts, and then successfully integrating the acquired businesses and operations into the Company. The identity, timing, frequency, terms and other factors involved in the overall acquisition/expansion program, and those relating to any particular major acquisition, will impact, positively or negatively, the Company's success in achieving its financial and other goals. Although certain factors in this regard will be beyond the Company's control, its executive management team believes that the Company will have the requisite significant opportunities, and the expertise, resources and commitment to successfully act on an appropriate number of those opportunities, to achieve its goals.

  Employee Incentives. In addition, the Distributions and the Merger will allow Tenneco's executive management team to develop incentive compensation systems for employees that are more closely aligned with the operational success of Tenneco Automotive and Tenneco Packaging.

 Tenneco Automotive

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the world's leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the OEMs' supplier base, (ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include: (a) capitalizing on brand-name strength; (b) retaining and enhancing market shares; (c) continuing development of high value-added products; (d) increasing ability to deliver full-system capabilities (rather than merely component parts); (e) continuing international expansion and strategic acquisitions; (f) maintaining operating cost leadership; and (g) continuing focus on the customer.

 Tenneco Packaging

  Tenneco Packaging's primary goal is to maintain and enhance its position as a leading specialty packaging company offering a broad line of products suited to provide customers with the best packaging solutions.

Tenneco Packaging intends to capitalize on certain significant existing and emerging trends in the packaging industry, including (i) increasing materials substitution, (ii) changing fiber availability and (iii) global demand growth. Key components of Tenneco Packaging's strategy include: (a) continued development and growth of multi-material uses, broad product lines and packaging offering customers enhanced functionality and value; (b) fiber flexibility (primarily in the mix of virgin and recycled fiber sources); (c) growth through domestic and international acquisitions and joint ventures; (d) internal growth in base businesses; (e) reduction of sensitivity to changes in economic cyclicality through the pursuit of specialty and other high value-added product growth; and (f) maintenance of market leadership positions in its primary business groups.

                                   FINANCING

  The Company intends to enter into the Company Credit Facility in connection with the Transaction, under which it is expected that a syndicate of banks (the "Lenders") will commit to provide up to $1,750 million of financing to the Company on an unsecured basis. It is expected that Morgan Guaranty Trust Company of New York will arrange the Company Credit Facility and that The Chase Manhattan Bank will act as agent for the Lenders. It is expected that Bank of America Illinois will act as Documentation Agent. The Company Credit Facility is expected to be a revolving credit facility, which will terminate in November 2001, the proceeds of which will be used to effect the Debt Realignment and for other general corporate purposes.

  Initial borrowings under the Company Credit Facility are expected to occur on or shortly before the Merger Effective Time. See "Unaudited Pro Forma Combined Financial Information" for a description of the application of the proceeds of such borrowings.

  Borrowings under the Company Credit Facility are expected to bear interest at a rate per annum equal to, at the Company's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) a rate of LIBOR plus a margin determined pursuant to a pricing schedule; or (iii) a rate based on money market rates pursuant to competitive bids by the Lenders.

  It is expected that the Company Credit Facility will require that the Company's ratio of total indebtedness to total indebtedness plus net worth not exceed 70%. Failure to satisfy the foregoing minimum requirement will be a prepayment event under the Company Credit Facility that will enable the Lenders to refuse to loan funds to the Company and to require prepayment of the indebtedness thereunder after a 30 day cure period.

  It is also expected that the Company Credit Facility will impose prohibitions or limitations on liens (other than agreed permitted liens), subsidiary indebtedness and guarantee obligations, and dispositions of substantially all of its assets, among others.

  It is expected that the Company Credit Facility will contain certain default provisions, including, among other things, (i) nonpayment of any amount due to the Lenders under the Company Credit Facility, (ii) material breach of representations and warranties, (iii) default in the performance of covenants following a 30 day cure period, (iv) bankruptcy or insolvency, (v) cross-default with respect to indebtedness for borrowed money and related guaranty obligations in excess of $100 million in any one instance or $200 million of aggregate indebtedness (but only aggregating any single item of indebtedness of at least $20 million) and (vi) a judgment suffered by the Company in excess of $100 million not covered by insurance and which judgment shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days.

  Also in connection with the Debt Realignment, the Company will offer to exchange up to $1,950 million of aggregate principal amount of Company Public Debt for an equal amount of Tenneco Public Debt pursuant to the Debt Exchange Offers. The Company Public Debt will have similar maturities, but higher interest rates than the Tenneco Public Debt for which it is being exchanged. Upon consummation of the Debt Exchange Offers, Tenneco will purchase (and thereafter extinguish) the Tenneco Public Debt held by the Company, and the Company will then distribute such proceeds as a dividend to Tenneco.

  The following table sets forth the series of Tenneco Public Debt which will be subject to the Debt Exchange Offers, and indicates the type and amount of Company Public Debt to be issued to the holders of such Tenneco Public Debt upon acceptance for exchange by the Company:

                                                         HOLDERS OF TENNECO
                                                          PUBLIC  DEBT WILL
      OUTSTANDING                                        RECEIVE  $1,000  OF
       AGGREGATE        FOR EACH $1,000 PRINCIPAL       PRINCIPAL  AMOUNT  OF
       PRINCIPAL    AMOUNT OF THE FOLLOWING  ISSUANCES     THE  FOLLOWING
        AMOUNT           OF TENNECO PUBLIC DEBT:        COMPANY  PUBLIC DEBT:
      -----------   ---------------------------------- ----------------------
                    [To be provided by amendment]

  See "The Industrial Distribution--Debt and Cash Realignment" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

  The following table sets forth the unaudited historical capitalization of the Company as of June 30, 1996, and unaudited pro forma capitalization as of June 30, 1996, after giving effect to the transactions described in the "Unaudited Pro Forma Combined Financial Statements." The capitalization of the Company should be read in conjunction with the Combined Financial Statements, and notes thereto, the "Combined Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere in this Information Statement.

                                                            JUNE 30, 1996
                                                         ---------------------
                                                         HISTORICAL  PRO FORMA
                                                         ----------  ---------
                                                            (IN MILLIONS)
      Short-term debt:
       Allocated from Tenneco...........................   $  523(a)  $  --
       Other............................................        7         13
                                                           ------     ------
        Total...........................................      530         13
                                                           ------     ------
      Long-term debt:
       Allocated from Tenneco...........................    1,510(a)     --
       Company Public Debt..............................      --       2,069(b)
       Other............................................       63         63
                                                           ------     ------
                                                            1,573      2,132
                                                           ------     ------
      Minority interest.................................      301        301
                                                           ------     ------
      Common stock......................................      --           2
      Paid-in capital...................................      --       2,986
      Retained earnings.................................      --         --
      Combined equity...................................    2,168        --
                                                           ------     ------
        Total equity....................................    2,168      2,988
                                                           ------     ------
      Total capitalization..............................   $4,572     $5,434
                                                           ======     ======

--------

(a) Includes debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based on the portion of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been generally to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt that may be incurred by the Company as a separate public entity.

(b) Represents the $1,950 million aggregate principal amount of Company Public Debt assumed to be exchanged pursuant to the Debt Exchange Offers which will be recorded based on the fair value of the Company Public Debt (estimated to be $2,069 million) upon consummation of the Debt Exchange Offers. At this time, the Company and Tenneco cannot determine the ultimate amount of Tenneco Public Debt which will be exchanged by Tenneco Public Debt holders into Company Public Debt pursuant to the Debt Exchange Offers, and such amount could vary significantly. For purposes of the pro forma capitalization, it is assumed that 100% of the Tenneco Public Debt subject to the Debt Exchange Offers will be exchanged for Company Public Debt pursuant to the Debt Exchange Offers.

            UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 and the Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared to reflect: (i) the acquisition of Clevite in July 1996 and the acquisition of Amoco Foam Products in August 1996; (ii) the effect on the Company of the Cash Realignment and Debt Realignment; (iii) the effect on the Company of the Corporate Restructuring Transactions and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement; and (iv) the issuance of Company Common Stock as part of the Industrial Distribution. The "Combined Acquisitions" caption in the Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1995 also reflects the pro forma results of operations of Mobil Plastics prior to its acquisition in November 1995.

  The acquisitions of Clevite and Amoco Foam Products have been included in the accompanying Unaudited Pro Forma Combined Financial Statements for the respective periods under the caption "Combined Acquisitions." The Combined Acquisitions have been accounted for under the purchase method of accounting. As such, pro forma adjustments are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements to reflect a preliminary allocation of the Company's purchase cost for the assets acquired and liabilities assumed as well as additional depreciation and amortization resulting from the Company's purchase cost.

  The historical Combined Financial Statements reflect the financial position and results of operations for the Industrial Business whose net assets will be transferred to the Company pursuant to the Corporate Restructuring Transactions and other transactions pursuant to the provisions of the Distribution Agreement and Merger Agreement. The accounting for the transfer of assets and liabilities pursuant to the Corporate Restructuring Transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost in the Combined Financial Statements of the Company.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if such transactions occurred on June 30, 1996; the Unaudited Pro Forma Combined Statements of Income have been prepared as if such transactions occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are unaudited and not necessarily indicative of the results that would have actually occurred if the transactions had been consummated as of June 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Combined Financial Statements, and notes thereto, and the pre-acquisition Combined Financial Statements of Mobil Plastics, and notes thereto, included elsewhere in this Information Statement. The Clevite and Amoco Foam Products acquisitions do not meet the Commission's criteria for inclusion of separate historical financial statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1996

                                   (MILLIONS)

                                     COMBINED ACQUISITIONS
                                    -----------------------
                                                                   POST-
                                                                ACQUISITIONS TRANSACTION
                          COMPANY                PRO FORMA       PRO FORMA    PRO FORMA    PRO FORMA
                         HISTORICAL HISTORICAL* ADJUSTMENTS       COMBINED   ADJUSTMENTS   COMBINED
                         ---------- ----------- -----------     ------------ -----------   ---------
ASSETS
Current assets:
  Cash and temporary
   cash investments.....   $  129      $  2     $                  $  131      $    36 (e)  $  205
                                                                                    38 (f)
  Receivables...........      829        74                           903         (113)(a)   1,044
                                                                                   182 (b)
                                                                                   (48)(c)
                                                                                   120 (d)
  Inventories...........      820        46              6 (i)        872                      872
  Deferred income taxes.       28                                      28                       28
  Other current assets..      196         8                           204           (5)(c)     204
                                                                                     5 (e)
                           ------      ----     ----------         ------      -------      ------
   Total Current Assets.    2,002       130              6          2,138          215       2,353
                           ------      ----     ----------         ------      -------      ------
Goodwill and
 intangibles............      965                      384 (i)      1,349                    1,349
Other Assets............      808         9                           817            9 (c)     836
                                                                                    10 (g)
Plant, property and
 equipment, net.........    2,748       148            144 (i)      3,040           39 (c)   3,079
                           ------      ----     ----------         ------      -------      ------
   Total Assets.........   $6,523      $287     $      534         $7,344      $   273      $7,617
                           ======      ====     ==========         ======      =======      ======
LIABILITIES AND EQUITY
Current liabilities:
  Short-term debt.......   $  530      $        $      638 (i)     $1,168      $(1,155)(g)  $   13
  Payables..............      622        28                           650          (23)(a)     629
                                                                                     2 (b)
  Other current
   liabilities..........      558        76                           634           17 (c)     651
                           ------      ----     ----------         ------      -------      ------
   Total Current
    Liabilities.........    1,710       104            638          2,452       (1,159)      1,293
                           ------      ----     ----------         ------      -------      ------
Long-term debt..........    1,573         1                         1,574          558 (g)   2,132
Deferred income taxes...      451                       (5)(i)        446           13 (b)     459
Deferred credits and
 other liabilities......      320        53             30 (i)        403           41 (e)     444
Minority interest.......      301                                     301                      301
                           ------      ----     ----------         ------      -------      ------
  Total Liabilities.....    4,355       158            663          5,176         (547)      4,629
                           ------      ----     ----------         ------      -------      ------
Equity:
  Combined equity.......    2,168       129           (129)(i)      2,168          (90)(a)      --
                                                                                   167 (b)
                                                                                   (22)(c)
                                                                                   120 (d)
                                                                                    38 (f)
                                                                                   607 (g)
                                                                                (2,988)(h)
  Common Stock..........       --        --             --             --            2 (h)       2
  Paid-in Capital.......       --        --             --             --        2,986 (h)   2,986
  Retained Earnings.....       --        --             --             --           -- (h)      --
                           ------      ----     ----------         ------      -------      ------
    Total Liabilities
     and Equity.........   $6,523      $287     $      534         $7,344      $   273      $7,617
                           ======      ====     ==========         ======      =======      ======

--------
  * Certain amounts have been reclassified to conform to the Company's classification.

      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                  POST-
                                                               ACQUISITIONS TRANSACTION
                           COMPANY                PRO FORMA     PRO FORMA    PRO FORMA     PRO FORMA
                          HISTORICAL HISTORICAL* ADJUSTMENTS     COMBINED   ADJUSTMENTS    COMBINED
                          ---------- ----------- -----------   ------------ -----------   -----------
Net Sales and Operating
 Revenues...............   $ 3,233      $272       $              $3,505      $                $3,505
Other Income, Net.......        71        --                          71                           71
Costs and Expenses......     2,890       232             9 (j)     3,131                        3,131
                           -------      ----       -------        ------      -------     -----------
Income Before Interest
 Expense,
 Income Taxes and
 Minority
 Interest...............       414        40            (9)          445                          445
Interest Expense........       100        12             7 (j)       119          (36)(k)          83
Income Tax Expense......       126         8            (1)(j)       133           14 (k)         147
Minority Interest.......        10                                    10                           10
                           -------      ----       -------        ------      -------     -----------
Income from continuing
 operations ............   $   178      $ 20       $   (15)       $  183      $    22     $       205
                           =======      ====       =======        ======      =======     ===========
Average number of common
 shares outstanding.....                                                                  170,351,740
                                                                                          ===========
Income from continuing
 operations per share...                                                                  $      1.20
                                                                                          ===========
EBITDA(1)...............   $   551                                                        $       603
                           =======                                                        ===========

--------
* Certain amounts have been reclassified to conform to the Company's classification.



      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                      COMBINED ACQUISITIONS
                                     -----------------------
                                                                 POST-
                                                              ACQUISITIONS TRANSACTION
                           COMPANY                PRO FORMA    PRO FORMA    PRO FORMA      PRO FORMA
                          HISTORICAL HISTORICAL* ADJUSTMENTS    COMBINED   ADJUSTMENTS     COMBINED
                          ---------- ----------- -----------  ------------ -----------    -----------
Net Sales and Operating
 Revenues...............    $5,221     $2,035       $            $7,256     $                  $7,256
Other Income, Net.......        39          6                        45                            45
Costs and Expenses......     4,588      1,888         17 (j)      6,493                         6,493
                            ------     ------       ----         ------     --------      -----------
Income Before Interest
 Expense,
 Income Taxes and
 Minority Interest......       672        153        (17)           808                           808
Interest Expense........       160        126          5 (j)        291         (125)(k)          166
Income Tax Expense......       231         19         (9)(j)        241           50 (k)          291
Minority Interest.......        23         --                        23                            23
                            ------     ------       ----         ------     --------      -----------
Income from continuing
 operations ............    $  258     $    8       $(13)        $  253     $     75      $       328
                            ======     ======       ====         ======     ========      ===========
Average number of common
 shares outstanding.....                                                                  173,995,941
                                                                                          ===========
Income from continuing
 operations per share...                                                                  $      1.89
                                                                                          ===========
EBITDA(1)...............    $  845                                                        $     1,023
                            ======                                                        ===========

--------
* Certain amounts have been reclassified to conform to the Company's classification.



      See the accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect the settlement or capitalization of intercompany accounts receivable and payable with Tenneco affiliates pursuant to the Corporate Restructuring Transactions.

(b) To reflect the acquisition by the Company of certain receivables from Tenneco Credit Corporation, a Tenneco affiliate, in connection with the Merger.

(c) To reflect the allocation between the Company, Newport News and Tenneco of certain corporate assets and liabilities in connection with the Corporate Restructuring Transactions, the Distributions and the Merger.

(d) To reflect a $120 million receivable from El Paso pursuant to the Merger Agreement and Distribution Agreement for certain tax benefits to be realized as a result of the Debt Realignment.

(e) To reflect the transfer to the Company of insurance liabilities and the related portfolio of short-term cash investments and other assets previously held by Eastern Insurance Company Limited, a Tenneco affiliate, in connection with the Merger.

(f) To reflect the cash contribution from Tenneco to the Company pursuant to the Cash Realignment provisions of the Distribution Agreement and Merger Agreement.

(g) To reflect adjustments to the Company's indebtedness for the pre-Distribution restructuring and refinancing of debt pursuant to the Debt Realignment. If the Debt Realignment had been consummated on June 30, 1996, on a pro forma basis, the Company would have had total long-term debt of $2,132 million, and short-term debt of $13 million. The total pro forma long-term debt includes $2,069 million of Company Public Debt ($1,950 million aggregate principal amount) assumed to be exchanged in the Debt Exchange Offers, which will be recorded based on the fair values of the Company Public Debt, and $63 million of long-term debt of Company subsidiaries. At this time, the Company and Tenneco cannot determine the ultimate amount of Tenneco Public Debt which will be exchanged by Tenneco Public Debt holders into Company Public Debt pursuant to the Debt Exchange Offers and such amount could vary significantly. For purposes of these pro forma adjustments, it is assumed that 100% of the Tenneco Public Debt subject to the Debt Exchange Offers will be exchanged for Company Public Debt pursuant to the Debt Exchange Offers.

(h) To reflect the distribution of Company Common Stock to the holders of Tenneco Common Stock at an exchange ratio of one share of Company Common Stock for each share of Tenneco Common Stock.

(i) To reflect short-term debt issued to complete the Combined Acquisitions and the preliminary allocation of purchase price to the assets acquired and liabilities assumed related to the Combined Acquisitions. These purchase accounting adjustments for Clevite and Amoco Foam Products are based on preliminary estimates of fair values and will be adjusted when more complete evaluations of fair values are received. The preliminary allocations have been made solely for purposes of developing these Unaudited Pro Forma Combined Financial Statements.

(j) To reflect additional depreciation and amortization related to the Combined Acquisitions resulting from the Company's purchase accounting adjustments, interest expense at an assumed rate of 5.90% on the debt issued to complete the acquisitions, and the related tax effects, at an assumed effective tax rate of 40%. The excess of the Company's purchase cost over the fair value of assets acquired and liabilities assumed is amortized over 40 years for Clevite and 30 years for Amoco Foam Products.

(k) To reflect the adjustment to interest expense, and related tax effect at an assumed effective tax rate of 40%, from the changes in the debt of the Company pursuant to the Debt Realignment as discussed in (g) above. For purposes of this pro forma adjustment, the Company Public Debt are assumed to bear interest at a weighted average annual effective interest rate of 7.5%. In addition, the pro forma adjustment to interest expense includes commitment fees on the unused borrowing capacity of the Company Credit Facility and amortization of deferred debt financing costs incurred in connection with the Debt Exchange Offers and the Company Credit Facility. A 1/8% change in the assumed interest rates would change annual pro forma interest expense by approximately $2.7 million, before the effect of income taxes.

(l) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                       COMBINED SELECTED FINANCIAL DATA

  The following combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the combined selected financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                            SIX MONTHS
                          ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                          ----------------  -----------------------------------------------
                          1996(A)  1995(A)  1995(A)  1994(A)     1993(A)   1992       1991
(MILLIONS)                -------  -------  -------  -------     -------  ------     ------
STATEMENTS OF INCOME
 DATA(B):
 Net sales and operating
  revenues from
  continuing
  operations--
  Automotive............  $1,463   $1,263   $ 2,479  $1,989      $1,785   $1,763     $1,668
  Packaging.............   1,775    1,318     2,752   2,184       2,042    2,078      1,934
  Intergroup sales and
   other................      (5)      (4)      (10)     (7)         (7)      (5)        (5)
                          ------   ------   -------  ------      ------   ------     ------
   Total................  $3,233   $2,577   $ 5,221  $4,166      $3,820   $3,836     $3,597
                          ======   ======   =======  ======      ======   ======     ======
 Income from continuing
  operations before in-
  terest
  expense, income taxes
  and minority inter-
  est--
  Automotive............  $  163   $  134   $   240  $  223      $  222   $  237     $  188
  Packaging.............     256      244       430     209         139      221        139
  Other.................      (5)      --         2      24          20        7          3
                          ------   ------   -------  ------      ------   ------     ------
   Total................     414      378       672     456         381      465        330
 Interest expense (net
  of interest
  capitalized)..........     100       74       160     104         101      102        111
 Income tax expense.....     126      124       231     114         115      154         80
 Minority interest......      10       12        23      --          --       --         --
                          ------   ------   -------  ------      ------   ------     ------
 Income from continuing
  operations............     178      168       258     238         165      209        139
 Loss from discontinued
  operations, net of
  income tax............      --       --        --     (31)         (7)      (7)       (12)
 Cumulative effect of
  changes in accounting
  principles,
  net of income tax.....      --       --        --      (7)(c)      --      (99)(c)     --
                          ------   ------   -------  ------      ------   ------     ------
 Net income.............  $  178   $  168   $   258  $  200      $  158   $  103     $  127
                          ======   ======   =======  ======      ======   ======     ======
BALANCE SHEET DATA(B):
 Total assets...........  $6,523   $4,430   $ 6,117  $3,940      $3,029   $2,812     $2,792
 Short-term debt(d) ....     530      205       384     108          94      182        758
 Long-term debt(d) .....   1,573    1,246     1,648   1,039       1,178    1,675      1,555
 Minority interest......     301      297       301     301           1        1          2
 Combined equity........   2,168    1,163     1,852     987         533      (87)      (553)
STATEMENT OF CASH FLOWS
 DATA(B):
 Net cash provided
  (used) by operating
  activities............  $  199   $   (9)  $   489  $  571      $  324   $  121     $  503
 Net cash provided
  (used) by investing
  activities............    (340)    (206)   (2,041)   (303)       (152)     (78)      (237)
 Net cash provided
  (used) by financing
  activities............     169      (52)    1,297      50        (165)     (41)      (251)
 Capital expenditures
  for continuing
  operations............     263      179       562     280         217      159        202
OTHER DATA:
 EBITDA(e)..............  $  551   $  458   $   845  $  598      $  518   $  595     $  463

-------
(a)For a discussion of the significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement.
(b) During 1995 and 1994, Tenneco Automotive and Tenneco Packaging each completed several acquisitions, the most significant of which was Tenneco Packaging's acquisition of Mobil Plastics for $1.3 billion in late 1995. See Note 4 to the Combined Financial Statements, included elsewhere in this Information Statement, for further information on the Company's acquisitions.

(c) In 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits". In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts include debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

(e) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Income. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following review of the Company's financial condition and results of operations should be read in conjunction with the Combined Financial Statements of the Company, and notes thereto, presented on pages F-3 to F-27. Reference is made to the "Basis of Presentation" section of Note 1 to such Combined Financial Statements for the definition of the "Company" as utilized herein.

PROPOSED MERGER WITH EL PASO

  In the first quarter of 1996, Tenneco announced its intention to focus Tenneco on its automotive parts and packaging businesses. This strategic action included the spin-off of the Shipbuilding Business to the holders of Tenneco Common Stock and the development of options to separate the Energy Business from the Industrial Business. On June 19, 1996, Tenneco announced that it signed a definitive agreement to merge a subsidiary of El Paso into Tenneco. Prior to the Merger, Tenneco will effect the Industrial Distribution and the Shipbuilding Distribution.

  The Merger represents a total value for Tenneco stockholders of approximately $4 billion which includes:

  . New shares of El Paso equity valued at approximately $750 million (subject to the effect of a collar on the market price of El Paso Common Stock issuable in connection with the Merger).

  . Assumption by El Paso of $2.65 billion (subject to certain adjustments) of Tenneco Energy Consolidated Debt and Tenneco Junior Preferred Stock.

  . Other payments and certain liability retentions by El Paso which El Paso estimated at an aggregate of approximately $600 million.

  Consequently, after the Transaction is consummated, current holders of Tenneco Common Stock will hold shares of Newport News, the Company (to be renamed Tenneco Inc.) and El Paso. The Company would then consist of two industrial manufacturing businesses, Tenneco Packaging and Tenneco Automotive, both of which reported record earnings and revenues in 1995, and TBS, the Company's administrative services unit.

  . Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for both the original equipment market and the replacement market, or aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name and its ride control systems primarily under the Monroe(R) brand name.

  . Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

  . TBS designs, implements and administers shared administrative service programs for the Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  The consummation of the Transaction is conditioned upon approval thereof by Tenneco stockholders and receipt of a favorable ruling by the IRS that the spin-offs of Newport News and New Tenneco will be tax-free for federal income tax purposes to Tenneco and its stockholders. The consummation of the Transaction is also subject to the satisfaction or waiver of a number of other conditions as described under "The Industrial Distribution--Conditions to Consummation of the Industrial Distribution."

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

1996 STRATEGIC ACTIONS

  In the second quarter of 1996, the Company continued its strategy to redeploy capital to faster-growing, more profitable and less cyclical business operations. In June, Tenneco Packaging and Caraustar Industries ("Caraustar") entered into an agreement to jointly operate clay-coated recycled paperboard mills in Rittman, Ohio and Tama, Iowa and a recovered fiber recycling and brokerage business with operations in Rittman and Cleveland, Ohio. Tenneco Packaging sold these assets to the joint venture for cash and an equity ownership position in the new venture. This strategic action resulted in a pre-tax gain of $50 million.

  In addition, the Company initiated several other strategic actions:

  . In early 1996, Tenneco Automotive acquired two ride control companies, National Springs, the largest manufacturer of automotive coil and leaf springs in Australia and New Zealand, and ATESO s.a., one of the largest automotive equipment manufacturing groups in the Czech Republic, for an aggregate of $31 million.

  . In July 1996, Tenneco Automotive acquired Clevite for approximately $330 million. Clevite is a leading North American original equipment manufacturer of automotive vibration control components, including bushings and engine mounts for the auto, light truck and heavy truck markets. Clevite will be integrated into Monroe to form an operation with the ability to design, manufacture, test and sell a complete automotive suspension system.

  . In June 1996, Tenneco Packaging announced that it had reached an agreement to acquire the stock of Amoco Foam Products for $310 million. Amoco Foam Products manufactures expanded polystyrene tableware, including cups, plates and carrying trays; hinged-lid food containers; packaging trays, primarily for meat and poultry and industrial products for residential and commercial construction applications. The transaction closed in August 1996.

  . In August 1996, Tenneco Automotive acquired Luis Minuzzi e Hijos
    ("Minuzzi"), an Argentinian exhaust system manufacturer. The acquisition will establish Walker's presence in the rapidly growing Argentinean and South American automobile markets.

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1996 AND 1995

  The Company's income from continuing operations for the 1996 first half of $178 million improved by six percent compared with $168 million in the first half of 1995 due to improved results from both Tenneco Packaging (which included the $50 million pre-tax gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a joint venture) and Tenneco Automotive, all of which are discussed below.

NET SALES AND OPERATING REVENUES

                                                                  SIX MONTHS
                                                                  ENDED JUNE
                                                                      30,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
                                                                  (MILLIONS)
      Tenneco Automotive........................................ $1,463  $1,263
      Tenneco Packaging.........................................  1,775   1,318
      Intergroup sales and other................................     (5)     (4)
                                                                 ------  ------
                                                                 $3,233  $2,577
                                                                 ======  ======

  The Company's revenues for the first six months of 1996 increased $656 million or 25 percent, and benefited from higher sales volumes in the automotive business along with revenues from recent acquisitions. The results of each business group are discussed in detail below.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

                                                                   SIX MONTHS
                                                                   ENDED JUNE
                                                                       30,
                                                                  --------------
                                                                   1996    1995
                                                                  ------  ------
                                                                   (MILLIONS)
      Tenneco Automotive......................................... $  163  $  134
      Tenneco Packaging..........................................    256     244
      Other......................................................     (5)     --
                                                                  ------  ------
                                                                  $  414  $  378
                                                                  ======  ======

  The Company's operating income for the first half of 1996 increased by $36 million compared with the 1995 period. Tenneco Automotive benefited from improved results in both the exhaust and ride control operations. Also, Tenneco Packaging recognized a gain from the sale of the recycled paperboard mills to a joint venture of $50 million in the Company's 1996 second quarter. The results of each segment are discussed in detail below.

TENNECO AUTOMOTIVE

                                                                    SIX MONTHS
                                                                    ENDED JUNE
                                                                        30,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
                                                                    (MILLIONS)
      Revenues.................................................... $1,463 $1,263
      Operating income............................................    163    134

  Tenneco Automotive's revenues increased in both the exhaust and ride control operations. Revenues for exhaust increased 16 percent to $847 million. North American and European original equipment volumes were up, contributing $84 million in additional revenues, driven by a record number of new product launches and new vehicle production. Exhaust aftermarket volumes also increased primarily due to the third quarter 1995 acquisition of Manufacturas Fonos, S.L. ("Fonos"). Fonos added $22 million in revenues in the first half of 1996.

  Ride control reported an increase in revenues of $83 million or 16 percent. Ride control's North American aftermarket revenues increased 13 percent as a result of new customers and consumer response to aggressive marketing programs. The European original equipment revenues improved $25 million driven by new vehicle production. Revenues in Australia increased $10 million as a result of the 1996 acquisition of National Springs.

  Exhaust's operating income for the 1996 first half improved 30 percent to $74 million primarily due to increased volumes, which contributed $10 million, and improved manufacturing efficiencies. Ride control's operating income increase of $12 million was due primarily to higher sales volumes and product mix.

OUTLOOK

  Tenneco Automotive's aggressive acquisition and business initiative strategy is helping it to maintain its market leadership positions around the world. The Company has committed substantial resources to improve and expand production capacity, expand existing businesses and enter new markets in order to serve its customers throughout the world. During the first half of 1996, Tenneco Automotive announced an exhaust system joint venture in China and the acquisition of Clevite. The Clevite acquisition is expected to produce positive results immediately, impacting the second half of 1996. In addition, Tenneco Automotive continues to develop business opportunities in emerging markets such as China, India, Eastern Europe, and Latin America. Tenneco Automotive expects the North American aftermarket to remain at 1995 activity levels for the remainder of 1996. Original equipment volumes are expected to increase as a result of the high level of new product launches undertaken in 1995 and early 1996 and continued interest by original equipment customers in hydroforming technology. The Company believes it is well positioned to respond to the many changes currently underway in the original equipment market.

TENNECO PACKAGING

                                                                    SIX MONTHS
                                                                    ENDED JUNE
                                                                        30,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
                                                                    (MILLIONS)
      Revenues.................................................... $1,775 $1,318
      Operating income............................................    256    244

  Tenneco Packaging's operating income was $256 million in the first half of 1996 compared with $244 million in the prior year period. The results for the 1996 first half included a $50 million pre-tax gain on the sale of two recycled paperboard mills and a recovered fiber recycling and brokerage business to a new joint venture between Tenneco Packaging and Caraustar. The results were also driven by a strong performance from its plastics business. The recently acquired plastics business contributed $73 million in operating income on revenues of $516 million for the first half of 1996.

  In Tenneco Packaging's paperboard business, revenues were down $75 million to $903 million compared with the 1995 first half. Operating income in the paperboard business declined $107 million to $98 million compared with the 1995 first half, excluding the 1996 second quarter $50 million pre-tax gain on the sale of assets to the joint venture with Caraustar. 1995 acquisitions contributed $89 million to revenues and $5 million to operating income in 1996. Excluding acquisitions, lower volume and price realization resulted in $157 million in lower revenues and $100 million in lower operating income for the paperboard business. The 1996 operating income was also reduced by a $14 million cost related to downtime at mills taken to match inventories to market demand. In addition, the first half of 1995 included a $14 million gain on the sale of a mill in North Carolina.

  Revenues in Tenneco Packaging's specialty packaging business increased $532 million to $872 million compared with the 1995 first half, primarily as a result of the recently acquired plastics business which provided $516 million of this improvement.

  The specialty packaging business earned $108 million in operating income for the 1996 first half, an $83 million increase compared with the 1995 first half results. Operating income from the plastics business acquired in November 1995 contributed $73 million of this increase. The plastics, aluminum and molded fiber units also continued to improve due to lower raw material cost of aluminum and lower operating cost as a result of productivity improvements. Plastics volumes improved 5 percent for the first half of 1996 and demand continued to be strong.

OUTLOOK

  Tenneco Packaging anticipates strong revenue growth in the second half of 1996 in the specialty packaging unit. Tenneco Packaging will continue to make strong progress in lessening the effects on it of cyclicality in the paperboard industry as shown in the first half of 1996. The Amoco Foam Products acquisition, which was finalized in the third quarter, will be beneficial to building the specialty packaging product lines. In addition, Tenneco Packaging continues to achieve productivity improvements, to streamline manufacturing, and to obtain benefits from the recent restructuring in the molded fiber and aluminum product operations.

OTHER

  The Company's other operations reported an operating loss of $5 million during the first half of 1996 compared with breakeven in the 1995 first half. This decrease in operating income resulted from decreased interest income resulting from lower cash investments.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense has been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7 percent, 8.3 percent and 7.4 percent for 1995, 1994 and 1993, respectively. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that may be incurred by the Company as a separate public company. For additional information, see "The Industrial Distribution--Debt and Cash Realignment."

  Interest expense increased from $74 million in the 1995 first half to $100 million in the 1996 first half. The increase was primarily attributable to higher levels of allocated corporate debt. Interest capitalized was $5 million for the 1996 first half compared with $1 million for the prior year period.

INCOME TAXES

  Income tax expense for the first half of 1996 was $126 million compared with $124 million for the 1995 first half. The effective tax rate for the first half of 1996 was 40 percent compared with 41 percent in the prior year first half.

  In connection with the Industrial Distribution, the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement with Tenneco, Newport News and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the automotive and packaging businesses. Federal income taxes imposed on the combined activities of the consolidated group will be allocated among the Company, Tenneco and Newport News according to their respective share of consolidated taxable income.

CHANGE IN ACCOUNTING PRINCIPLES

  The Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of the new standard did not have a material effect on the Company's financial position or results of operations.

  In June 1996, the Financial Accounting Standards Board issued FAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the new standard has not been determined.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                           ------------------
      CASH PROVIDED (USED) BY:                               1996      1995
      ------------------------                             --------  --------
                                                              (MILLIONS)
      Operating activities................................ $    199  $     (9)
      Investing activities................................     (340)     (206)
      Financing activities................................      169       (52)

  The Company's operating results, combined with proceeds from sales of assets and businesses, contributions from Tenneco and short-term borrowings, have provided funds for acquisitions and capital investments in existing businesses.

Operating Activities

  Operating cash flow for the first six months of 1996 increased due to higher income from operations and improvements in working capital. Working capital improved $147 million compared with the 1995 first half primarily due to lower inventories and the Company's working capital initiatives. Inventories dropped as a result of downtime taken at the mills to keep inventories in line and higher exhaust and ride control revenues driven by new vehicle production.

Investing Activities

  The Company invested $263 million in capital expenditures in its existing businesses during the first half of 1996. Capital expenditures during the first six months of 1996 included $84 million for Tenneco Automotive, $155 million for Tenneco Packaging and $24 million related to the Company's other operations. For Tenneco Packaging, these expenditures related to the paper machine upgrade at the Counce, Tennessee mill and the expansion of specialty packaging facilities. Capital expenditures were $179 million for continuing operations during the first half of 1995.

Financing Activities

  Cash provided by financing activities was $169 million during the first six months of 1996, compared with cash used by financing activities of $52 million for the same period in the previous year. The Company had a net decrease in short-term debt of $23 million in the first six months of 1996 compared to $2 million for the same period in 1995. The Company also received $200 million in cash contributions from Tenneco in the first six months of 1996 compared to a $39 million cash contribution to Tenneco in the first six months of 1995. See "Liquidity" below for further discussion of cash contributions to and from Tenneco.

CAPITALIZATION

                                                           JUNE 30, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
                                                                (MILLIONS)
Short-term debt and current maturities....................  $  530     $  384
Long-term debt............................................   1,573      1,648
Minority interest.........................................     301        301
Combined equity...........................................   2,168      1,852
                                                            ------     ------
Total capitalization......................................  $4,572     $4,185
                                                            ======     ======

  Debt increased $71 million at June 30, 1996 compared with December 31, 1995 primarily due to higher levels of allocated debt. For additional information on corporate debt allocation, see "Interest Expense (net of interest capitalized)" above.

OTHER

  The increase in the Company's plant, property and equipment and receivables balances at June 30, 1996 when compared to December 31, 1995 is the result of the acquisitions of ATESO and National Springs by Tenneco Automotive and capital expenditures in the first half of 1996, as well as an increase in receivables due to higher sales revenues from those acquisitions in the first half of 1996.

LIQUIDITY

  Historically, the Company's excess net cash flows from operating and investing activities have been used by its parent, Tenneco, to meet consolidated debt and other obligations. Conversely, when the Company's cash requirements have been in excess of cash flows from operations, Tenneco has utilized its consolidated credit facilities to fund the Company's obligations. Also, depending on market and other conditions, the Company has utilized external sources of capital to meet specific funding requirements. Management of the Company believes that cash flows from operations will generally be sufficient to meet future capital requirements. However, during 1995, the Company received on a net basis $1.3 billion from Tenneco primarily to fund its strategic acquisitions discussed below.

  Prior to the Transaction as discussed under the caption "Proposed Merger with El Paso," Tenneco intends to initiate a realignment of its existing indebtedness. As part of the Debt Realignment, certain Company Public Debt will be offered in exchange for certain issues of Tenneco Public Debt. Tenneco will initiate tender offers for other Tenneco Public Debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, the Company (which may declare and pay a dividend to Tenneco, as discussed below) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the Debt Realignment, Tenneco will have responsibility for $2.65 billion of debt and preferred stock, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and the Company will have responsibility for any remaining Tenneco Energy Consolidated Debt.

  The Company will enter into the Company Credit Facility, a portion of which may be borrowed by the Company and distributed to Tenneco as a dividend for use by Tenneco in retiring certain of the Tenneco Energy Consolidated Debt. The remainder of the Company Credit Facility, along with cash flows from operations, will be available by the Company to fund its future financing needs including working capital and possible acquisitions.

  For additional information, see "The Industrial Distribution--Debt and Cash Realignment" and "Financing."

ENVIRONMENTAL MATTERS

  The Company and certain of its subsidiaries and affiliates are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered, including prior experience in remediation of contaminated sites, other companies' cleanup experience and data released by the United States Environmental Protection Agency ("EPA") or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the financial statements.

  At July 1, 1996, the Company had been designated as a potentially responsible party in 13 "Superfund" sites. With respect to its pro rata share of the remediation costs of certain of these sites, the Company is fully indemnified by third parties. With respect to certain other of these sites, the Company has sought to resolve its liability through settlements which provide for payments of the Company's allocable share of the remediation costs. For the remaining sites, the Company has estimated its share of the remediation costs to be between $3 million and $23 million or .003 percent to
 .020 percent of the total remediation costs for those sites and has provided reserves it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, the Company's estimate of its share of remediation costs could change. Moreover, liability under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several, meaning that the Company could be required to pay in excess of its pro rata share of remediation costs. The Company's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in the Company's determination of its estimated liability. The Company believes that the costs associated with its current status as a potentially responsible party in the Superfund or other waste disposal sites referenced above will not be material to its financial position or results of operations.

RESULTS OF OPERATIONS FOR THE YEARS 1995, 1994 AND 1993

1995 STRATEGIC ACTIONS

  The Company acquired or announced intentions to acquire several new businesses during 1995, as part of its strategy to redeploy capital to less cyclical, higher-growth businesses, including:

  . On November 17, 1995 Tenneco Packaging acquired Mobil Plastics, which is one of the largest North American producers of polyethylene and polystyrene packaging, for $1.3 billion. Its consumer products are marketed under the Hefty(R), Kordite(R), Baggies(R) and Hefty OneZip(TM) brand names. The acquired plastics business is also a leader in polystyrene foam packaging, thermoformed polystyrene packaging and polyethylene film products for food service and industrial consumers. In addition to this acquisition, during 1995 Tenneco Packaging acquired two plastics packaging operations in the United Kingdom for an aggregate of $25 million, making Tenneco Packaging a leading supplier of single-use, thermoformed plastic packaging in that market.

  . During 1995 Tenneco Packaging also completed eight acquisitions in the paperboard packaging business for an aggregate of $171 million in cash, notes and Tenneco Common Stock. Four of these acquisitions are in enhanced graphics which helps reduce sensitivity to raw material prices and offers greater opportunities to add value. Tenneco Packaging also acquired Hexacomb Corporation ("Hexacomb"), one of the world's largest suppliers of paper honeycomb products, for $58 million. These acquisitions present many opportunities for internal and external synergies.

  . During 1995 Tenneco Automotive acquired an exhaust company in Spain and a catalytic converter company in the United States for an aggregate of $40 million and entered into two ride control joint ventures in India and China for an aggregate of $14 million.

RESULTS OF OPERATIONS--YEARS 1995 AND 1994

  The Company's income from continuing operations in 1995 of $258 million increased by 8 percent compared with $238 million in 1994 due to improved results from both Tenneco Packaging and Tenneco Automotive, as discussed below.

  In 1994, the Company recorded a loss of $31 million from the discontinued operations of Tenneco Automotive's brakes operations. Also, 1994 results included a charge of $7 million for the adoption of a new accounting principle, FAS No. 112, "Employers' Accounting for Postemployment Benefits." No similar costs were incurred in 1995.

NET SALES AND OPERATING REVENUES

                                                                  1995    1994
                                                                 ------  ------
                                                                  (MILLIONS)
      Tenneco Automotive........................................ $2,479  $1,989
      Tenneco Packaging.........................................  2,752   2,184
      Intergroup sales and other................................    (10)     (7)
                                                                 ------  ------
                                                                 $5,221  $4,166
                                                                 ======  ======

  The Company's 1995 revenues increased $1,055 million, or 25 percent and benefited from strong market conditions in its automotive and packaging businesses along with revenues from acquisitions made in late 1994 and 1995. The results of each segment are discussed in detail below.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

                                                                     1995  1994
                                                                     ----- -----
                                                                     (MILLIONS)
      Tenneco Automotive............................................ $ 240 $ 223
      Tenneco Packaging.............................................   430   209
      Other.........................................................     2    24
                                                                     ----- -----
                                                                     $672  $ 456
                                                                     ===== =====

  The Company's 1995 operating income increased by $216 million, or 47 percent compared with 1994. Tenneco Packaging benefited from favorable market conditions in the packaging industry and Tenneco Automotive improved as European original equipment and aftermarkets both performed well. The results of each segment are discussed in detail below.

  Significant transactions affecting the comparability of operating income between 1995 and 1994 are:

  . Pre-tax gains on sales of assets and businesses of $15 million in 1995
    (primarily a mill in North Carolina) compared with gains of $5 million in 1994.

  . Reserves established in 1995 of $30 million for restructuring at Tenneco
    Packaging's molded fiber and aluminum foil packaging operations.

  . Charges in 1994 of $22 million at Tenneco Automotive for a plant closing in Ohio and consolidations in Europe associated with the acquisition of Heinrich Gillet GmbH & Company ("Gillet"), the German exhaust manufacturer.

TENNECO AUTOMOTIVE

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $2,479 $1,989
   Operating income............................................... $  240 $  223

  Revenues from Tenneco Automotive's exhaust operations increased during 1995 by $392 million to $1,466 million. Eighty-eight percent, or $346 million of this increase resulted from revenues at Gillet. European original equipment volumes were up significantly in 1995 where Gillet is the leading original equipment manufacturer of exhaust components. European exhaust business revenues were also stronger in the aftermarket. Of the 23% increase in European aftermarket revenues, $14 million resulted from volume increases and $10 million from the acquisition of Fonos while positive foreign exchange rate movements contributed $28 million. North American exhaust revenues declined slightly in 1995. The 7 percent decrease in the North American aftermarket was caused by an unusually mild winter in the northeast and midwest which slowed automotive parts replacement rates. In addition, the U.S. automakers' continued migration toward stainless steel exhaust systems has negatively impacted North American aftermarket revenues. The aftermarket decrease was partially offset by increased original equipment unit volumes, resulting in a $15 million increase in revenues, due to increased demand for light truck and sport-utility vehicle exhaust systems.

  Operating income for the exhaust operations increased during 1995 by $14 million to $114 million. The 1994 operating income included a $5 million charge recorded for a plant closing and a $17 million charge related to plant consolidations as part of the Gillet acquisition. The Gillet operations contributed $16 million to operating income in 1995. The remainder of the operating income change in 1995 is due primarily to a high level of costs related to new product launches. Tenneco Automotive's exhaust business launched 50 products for 1996 model year vehicles in 1995, more than twice the normal levels which adversely affected 1995 earnings. In connection with the new product launches, Tenneco Automotive incurred additional costs of $10 million in 1995 including those related to a new process, hydroforming. Hydroforming is a liquid, high-pressure process for bending and shaping metal parts in ways not feasible using traditional manufacturing technology.

  Revenues from Tenneco Automotive's ride control operations increased during 1995 by $98 million to $1,013 million. Fifty-seven percent or $56 million of this increase resulted from increased original equipment volumes in North America and Europe. Original equipment volumes increased due to higher demand for light truck and sport-utility vehicles in North America and improved economic conditions in Europe. An increase in aftermarket revenues in Europe more than offset the decrease in North American aftermarket revenues which declined due to the overall decline in the North American aftermarket.

  Operating income for the ride control operations increased in 1995 by $3 million to $126 million. The increased revenues in 1995 did not result in higher operating income primarily due to increased costs associated with the large number of new product launches for 1996 model year vehicles. These 18 launches, a significant increase over 1994 launches, adversely affected 1995 earnings.

  Tenneco Automotive's margins decreased to 9.7 percent from 11.2 percent in 1994. North American margins decreased to 10.2 percent in 1995 compared with
12.1 percent in 1994 due to higher costs related to new product launches and lower North American aftermarket sales volumes. European operations margins improved to 8.1 percent from 7.8 percent as a result of improved economic conditions in Europe and higher earnings associated with the Gillet acquisition.

TENNECO PACKAGING

                                                                    1995   1994
                                                                   ------ ------
                                                                    (MILLIONS)
   Revenues....................................................... $2,752 $2,184
   Operating income............................................... $  430 $  209

  Tenneco Packaging's paperboard operations experienced excellent results during 1995. Revenues were up $399 million to $1,928 million in 1995, primarily as a result of strong pricing improvements in linerboard prices during 1995 that began in late 1994 and continued to drive the paperboard business until the end of 1995. As a result of the move into higher margin graphics and specialty corrugated segments, Tenneco Packaging realized higher revenues on comparable volumes. In addition, strong industry demand for linerboard and corrugated products served to substantially increase prices for those products in 1995 and contributed to record revenues.

  Operating income in the paperboard operations improved by $260 million to $399 million in 1995. This improvement includes the 1995 pre-tax gain of $14 million on the sale of a recycled medium mill in North Carolina. Effective mix management allowed Tenneco Packaging to absorb rapidly rising raw material prices for corrugated products while posting increased margins. Additionally, Tenneco Packaging continued to post new productivity gains, especially in the operation of its containerboard mills, resulting in record operating margins in 1995.

  Revenues in Tenneco Packaging's specialty packaging operations increased by $169 million to $824 million during 1995. Revenues of $106 million from the recently acquired plastics business (November 1995) are included in the results of the specialty packaging business. The remainder of the revenue increase over 1994 resulted from price realizations in the aluminum product line.

  The specialty packaging business earned $31 million in operating income in 1995, a $39 million decrease compared with 1994 results. Specialty packaging recorded a restructuring charge of $30 million in 1995 for its molded fiber and aluminum foil packaging operations and recognized income from the recently acquired plastics business of $15 million. Excluding these two items, the decline in operating income for specialty packaging resulted from 20 percent raw material cost increases that more than offset the positive effects of the pricing increases initiated during the year. The major contributors to the raw material cost increases were higher prices for polystyrene, aluminum and old newspaper. However, these prices declined during the second half of the year.

OTHER

  The Company's other operations reported operating income of $2 million during 1995. During 1994, other operations reported operating income of $24 million. This decrease in operating income resulted from lower interest income on temporary cash investments.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  The Company's interest expense in 1995 was $160 million compared with $104 million in 1994. The higher interest expense in 1995 compared to 1994 is principally due to higher levels of allocated corporate debt. Interest capitalized was $5 million in 1995 compared with $2 million in 1994 due to higher levels of capital spending in 1995. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "Results of Operations--Six Months Ended June 30, 1996 and 1995--Interest Expense (Net of Interest Capitalized)."

MINORITY INTEREST

  Minority interest of $23 million in 1995 related to dividends on preferred stock of a U.S. subsidiary which was issued in December 1994.

INCOME TAXES

  Income tax expense for 1995 was $231 million compared with $114 million in 1994. The Company's effective tax rate was 45 percent in 1995, compared with 32 percent in 1994.

  The increased tax expense in 1995 was primarily from higher pre-tax income and higher foreign tax expense. In 1994, the Company recorded tax benefits from the realization of deferred tax assets resulting from consolidation of the Company's German operations.

DISCONTINUED OPERATIONS

  Loss from discontinued operations in 1994 of $31 million, net of income tax benefit of $20 million, resulted from the sale of Tenneco Automotive's brakes business. The loss on the sale of the brakes business was $26 million, net of income tax benefit of $15 million. Net loss in 1994 from the brakes operations was $5 million, net of income tax benefit of $5 million.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," using the cumulative catch-up method. It requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. As a result of adopting this statement, an after-tax charge of $7 million was recorded in 1994.

  In October 1995, the Financial Accounting Standards Board issued FAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for stock issued to employees and others but also allows companies to choose to continue to measure compensation cost for such plans as it is measured currently. The Company has elected to continue to use the current method of accounting for stock issued to employees. Consequently, FAS No. 123 will have no impact on the Company's consolidated financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

      CASH PROVIDED (USED) BY:                                    1995   1994
      ------------------------                                   ------  ----
                                                                 (MILLIONS)
      Operating activities...................................... $  489  $571
      Investing activities...................................... (2,041) (303)
      Financing activities......................................  1,297    50

  The Company's operating results, combined with proceeds from sales of assets and businesses, and supplemented by contributions from Tenneco, have provided funds for acquisitions and capital investments in existing businesses.

Operating Activities

  Operating cash flow for 1995 declined compared with 1994 primarily due to the build up of paperboard inventories at Tenneco Packaging as a result of a planned mill shut-down in Counce, Tennessee in early 1996 and a net increase in other working capital balances.

Investing Activities

  Cash used for business acquisitions during 1995 totaled approximately $1.5 billion. The largest single transaction was the acquisition of Mobil Plastics by Tenneco Packaging for $1.3 billion, which was financed by a cash contribution from Tenneco. Also, Tenneco Packaging and Tenneco Automotive made other key acquisitions during the year. Further, the Company invested $562 million in capital expenditures in its existing businesses during the year. Capital expenditures during the year included $208 million for Tenneco Automotive, $316 million for Tenneco Packaging and $38 million related to the Company's other operations. For Tenneco Packaging, these expenditures included $60 million for a paper machine addition at the Counce, Tennessee mill as well as $33 million for a new container plant in Salt Lake City, Utah. Tenneco Automotive's capital spending included $22 million related to new product launches in plants related to Gillet, which Tenneco Automotive acquired in 1994 for $44 million, and $24 million for expanding a key exhaust plant and distribution center. Capital expenditures increased in 1995 compared with the prior year in all businesses. Net proceeds from sales of businesses and assets during 1995 were $56 million, which included the $30 million proceeds from the sale of a mill in North Carolina.

Financing Activities

  Cash flows from financing activities was $1.3 billion in 1995 and primarily included a $1.3 billion cash contribution from Tenneco for the acquisition of Mobil Plastics in November 1995. Cash provided from financing activities during 1994 was $50 million. In December 1994 Tenneco sold a 25 percent preferred stock interest in a subsidiary which resulted in net cash proceeds of $293 million. This was included in the balance sheet as minority interest at December 31, 1994. Furthermore, in 1994 the Company had a net decrease in short- term debt of $94 million and retired $152 million of long-term debt. See "Results of Operations--Six Months Ended June 30, 1996 and 1995-- Liquidity" for further discussion of cash contributions to and from Tenneco.



CAPITALIZATION

                                                                   1995   1994
                                                                  ------ ------
                                                                   (MILLIONS)
      Short-term debt and current maturities..................... $  384 $  108
      Long-term debt.............................................  1,648  1,039
      Minority interest..........................................    301    301
      Combined equity............................................  1,852    987
                                                                  ------ ------
      Total capitalization....................................... $4,185 $2,435
                                                                  ====== ======

  For additional information on corporate debt allocation, see "Interest Expense (net of interest capitalized)" above.

OTHER

  As a result of the acquisition of Mobil Plastics in November 1995 for $1.3 billion and other acquisitions made by the Company in 1995, the Company's plant, property and equipment, goodwill and intangibles, inventories and receivables increased at December 31, 1995 when compared to December 31, 1994.

RESULTS OF OPERATIONS--YEARS 1994 AND 1993

NET SALES AND OPERATING REVENUES

  Revenues for 1994 were $4.17 billion, up from $3.82 billion in 1993. Tenneco Automotive revenues were $1,989 million, a $204 million, or an 11 percent increase, compared with 1993 primarily due to increased new vehicle production in North America and an improving European economy. Aftermarket revenues also benefited from the introduction of Monroe's new premium ride control product, Sensa-Trac(R). A major trade and consumer promotion in North America of the new Sensa-Trac(R) products helped lead to an 11 percent increase in revenues for the ride control replacement business worldwide. Packaging revenues increased $142 million, or seven percent, to $2.18 billion in 1994, as prices in the paperboard business recovered from the seven-year low reached in the third quarter of 1993.

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

  Operating income was $456 million for 1994. This was an improvement of $75 million compared with 1993's operating income of $381 million. Excluding gains from asset sales and other special items including plant consolidations, 1994 operating income increased $126 million, or 36 percent, compared with 1993 primarily due to improved pricing in Tenneco Packaging's containerboard business.

  Tenneco Automotive operating income for 1994 was $223 million, compared with $222 million in 1993. The 1994 operating income included a $17 million charge for plant consolidations in Europe associated with acquiring Gillet and a $5 million charge taken in the second quarter for closing a plant in Ohio. Excluding special items, operating income increased $23 million, or 10 percent, compared with 1993. This increase is a result of higher volumes in North America and Europe and was partially offset by higher costs for new product development and new facility start-up.

  Tenneco Automotive's margins were 11.2 percent in 1994 compared with 12.4 percent in 1993. North American margins decreased to 12.1 percent in 1994 compared with 13.6 percent in 1993 due to higher costs related to new product development and new facility start-up. European operations margins decreased to 7.8 percent from 9.5 percent as a result of costs for plant consolidations associated with the Gillet acquisition.

  In November 1994, Tenneco Automotive acquired Gillet for $44 million in cash and $69 million in assumed debt. Gillet is the leading manufacturer of original equipment exhaust systems and components for European automakers.

  Tenneco Packaging's operating income for 1994 was $209 million, compared with $139 million in 1993. The 1993 operating income included $29 million from gains related to asset realignment. Excluding these gains, operating income increased $99 million, or 90 percent, compared with 1993 primarily because of improved paperboard pricing.

  The paperboard business earned $139 million, up $104 million compared with 1993, excluding the 1993 asset realignment gains. Prices rose from depressed levels in 1993 and contributed $125 million, excluding the recycling business, of increased operating income. This was partially offset by higher raw material costs of $32 million, but improved productivity helped counter rising raw material costs. Paperboard productivity rose 1.6 percent, with mill operating rates exceeding rated capacity for the full year. The specialty business operating income for 1994 declined $5 million to $70 million, excluding the asset realignment gains in 1993. Both the aluminum and plastic packaging businesses reported improved operating income. Plastic packaging volumes grew seven percent in 1994 and demand continued to be strong. Operating income for plastics rose 40 percent in 1994, reflecting increased volumes and higher pricing. The increase in operating income provided by the aluminum and plastic businesses was more than offset by weak performance in the molded fiber business, where higher raw material costs had a negative effect on operating income. Prices for recycled newspaper, a major raw material for molded fiber, rose to over $100 per ton, compared with $26 per ton in 1993.

  The Company's other operations reported operating income of $24 million in 1994, compared with operating income of $20 million for 1993.

INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

  The Company's interest expense in 1994 was $104 million compared with $101 million in 1993. Interest capitalized increased to $2 million in 1994 from $1 million in 1993 due to higher levels of major capital spending. For a discussion of the historical allocation of indebtedness of Tenneco and its subsidiaries, see "Results of Operations--Six Months Ended June 30, 1996 and 1995--Interest Expense (Net of Interest Capitalized)."


INCOME TAXES

  Income tax expense was $114 million for 1994 compared with $115 million for 1993. The Company's effective tax rate was 32 percent in 1994, compared with 41 percent in 1993. The lower effective tax rate in 1994 was the result of tax benefits from the realization of deferred tax assets resulting from consolidation of the Company's German operations.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." As a result, an after-tax charge of $7 million was recorded in 1994.

DISCONTINUED OPERATIONS

  Loss from discontinued operations in 1994 of $31 million, net of income tax benefit of $20 million resulted from the Company's brakes business. Loss from discontinued operations in 1993 of $7 million, net of income tax benefit of $4 million, was also attributable to the Company's brakes business.

CASH FLOW

Operating Activities

  Net cash provided by operating activities was $571 million for the year 1994, compared with $324 million for 1993, an increase of $247 million. This increase was due to higher income from operations and improved receivable collections.

Investing Activities

  Net cash used by investing activities in 1994 was $303 million, compared with $152 million in 1993. Net proceeds from the sale of businesses in 1993 of $83 million resulted from the sales of various international aluminum ventures.

  Expenditures for plant, property and equipment from continuing operations for 1994 were $280 million, compared with $217 million for 1993. Increased expenditures were reported for Tenneco Automotive ($20 million), Tenneco Packaging ($42 million) and the Company's other operations ($1 million).

Financing Activities

  Cash flows used by financing activities in 1993 was $165 million compared with cash flows provided by financing activities of $50 million in 1994. Cash flows used by financing activities in 1993 included a net decrease of short-term debt of $29 million, the retirement of $21 million of long-term debt, and a cash contribution to Tenneco of $115 million. Cash flows from financing activities in 1994 primarily included net cash proceeds of $293 million from the sale of a 25 percent preferred stock interest in a subsidiary, offset by a net decrease in short-term debt of $94 million and the retirement of $152 million of long-term debt. See "Results of Operations--Six Months Ended June 30, 1996 and 1995--Liquidity" for further discussion of cash contributions to and from Tenneco.

                            BUSINESS AND PROPERTIES

TENNECO AUTOMOTIVE

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for the original equipment market and aftermarket. Tenneco Automotive is a global business that sells its products in over 100 countries, manufacturing and marketing its automotive exhaust systems primarily under the Walker(R) brand name and its ride control equipment primarily under the Monroe(R) brand name.

Overview of Automotive Parts Industry

  The global market for automotive parts was approximately $435.3 billion in 1995, comprised of $352 billion in original equipment ("OE") sales and $83.3 billion in aftermarket sales. This market is expected to grow by 7.6% to $468.4 billion in 1996 and by approximately 7.2% per year through 2000 resulting in a total market size of approximately $617.6 billion in that year. As the North American and Western European automotive markets are relatively mature (expected to grow at an estimated rate of 7.0% and 6.0%, respectively through 2000), original equipment manufacturers ("OEMs") and automotive parts suppliers are increasingly focusing on emerging markets for additional growth opportunities, particularly China, Eastern Europe, India and Latin America.

  Automotive parts are generally segmented into two categories: (i) OE sales in which parts are sold in large quantities directly to the vehicle manufacturers and (ii) aftermarket sales in which parts are sold in varying quantities to a wide range of wholesalers, retailers and repair shops as replacement parts in the aftermarket. Demand for automotive parts in the OE market is driven by the number of new vehicle sales which in turn are determined by prevailing economic conditions. Factors affecting demand in the aftermarket include the number of vehicles on the road, the average useful life of parts, the average age of such vehicles and number of miles driven.

Industry Trends


  Currently, there are significant existing and emerging trends that are dramatically reshaping the automotive industry. As the dynamics of the automotive industry change, so do the roles, responsibilities and relationships of its participants. Key trends affecting automotive parts suppliers include:

  Consolidation of Parts Suppliers. The automotive parts industry, particularly with respect to OE suppliers, has been rapidly consolidating for the last several years. The number of Tier I suppliers has decreased from 3,000 to 1,500 since 1990. By the year 2000, the number of suppliers is expected to decrease by nearly 75%, leaving approximately 400 Tier I suppliers. The primary reasons for this consolidation include: (i) an increasing desire by OEMs to work with fewer, larger suppliers that can provide fully-integrated systems and (ii) the inability of smaller suppliers to compete on price with the larger companies who benefit from purchasing and distribution economies of scale.

  Full-System Integration by Parts Suppliers. OEMs are moving towards outsourcing entire automotive parts systems in order to take advantage of the lower cost structure of the automotive parts suppliers. Development of advanced electronics has enabled formerly independent components to become "interactive," leading to a shift in demand from individual parts to fully-integrated systems. OEMs seem to have accepted the need to work more closely with suppliers, whose roles are now being transformed from "parts suppliers" to "developers of modules and systems." This shift has created the role of the systems integrator, who will increasingly have the ability to execute a number of activities, such as design, product development, engineering, testing of component systems, and purchasing from Tier II suppliers. It is estimated that there will be approximately 60 systems integrators by the year 2005. This emerging structure should allow the vehicle manufacturers to concentrate on the activities which are core to their success such as product planning and marketing, thus limiting their involvement to setting the "look and feel" and cost parameters for new vehicle platforms. OEMs are also stimulating further manufacturing cost improvements by implementing strategies that would provide parts suppliers with greater input and allow them to share in the benefits of cost savings and productivity enhancements, thus strengthening the role and potential margins of the surviving Tier I suppliers.

  Globalization of the Automotive Industry. As a result of several factors, OEMs are increasingly requiring "global" parts suppliers with global management expertise. As the customer base of OEMs changes, and emerging markets become more important to achieving growth, suppliers must be prepared to provide products any place in the world. This requires a worldwide approach to engineering, sales and distribution.

  . Location of Production Closer to End Markets. OEMs have relocated production globally on an "on-site" basis that is closer to end markets. This international expansion allows suppliers to pursue sales in developing markets, to take advantage of relatively lower labor costs and, to some extent, to offset the counter-cyclicality of the European and North American markets.

  . Growing Importance of Emerging Markets. As the North American and Western
    European automotive markets are relatively mature, OEMs are increasingly focusing on emerging markets for growth opportunities, particularly China, Eastern Europe, India and Latin America. The increased focus on the OE markets has in turn increased the growth opportunities in the aftermarket.

  . Increasing Requirement of Government for Local Parts Content. Many governments are beginning to require certain percentages of local content.

  Standardization of OEM Vehicle Platforms. OEMs are increasingly designing "world cars" with standard bases and localized features, while also developing niche market products such as multipurpose vehicles, four-wheel drive and sports cars for mature markets. OEMs have learned that they can realize significant economies of scale by limiting variations across items such as steering columns, brake systems, transmissions, axles, exhaust systems, support structures, fasteners, and power window and door lock mechanisms. This shift towards standardization will have a large impact on components manufacturers, who should experience a reduction in production costs if the OEMs reduce components variations. This should result in not only higher production volumes per unit and greater economies of scale, but also lower investment costs for molds and dies, reduced development and prototype costs and more efficient die changes and retooling.

  Aftermarket. There are several factors that are positively affecting the North American demand for automotive parts in the aftermarket, including:

  . The average age of vehicles on the road is at an industry record-high of
    8.4 years.

  . The aggregate number of annual miles driven by all vehicles has increased by 38% from 1,925 billion miles in 1988 to 2,360 billion miles in 1995.

  . The size of the vehicle fleet has increased from approximately 157 million registrations in 1988 to approximately 188 million registrations in 1995.

On the other hand, a factor negatively affecting the demand for aftermarket parts is the increasing average useful life of most OEM automotive parts as a result of technological advancements.

  Emphasis on Clean Air and Efficiency. The enactment of strict environmental regulations regarding both pollution and recycling content has led suppliers and OEMs to design products and develop materials to comply with increasingly stringent requirements. The Clean Air Act Amendments of 1990 require substantial reductions in automobile tailpipe emissions, longer warranties on certain parts of an automobile's pollution-control equipment and additional equipment to control fuel-vapor emissions. Manufacturers have responded by focusing their efforts towards technological development, thus lowering costs while minimizing industrial waste and pollution. Automakers are designing vehicles that will be easier to dismantle and recycle at the end of their useful lives and nearly all component manufacturers now deliver parts and components in reusable shipping containers to reduce the amount of waste produced at an assembly plant.

Overview of Tenneco Automotive

  Tenneco Automotive is one of the world's leading manufacturers of automotive exhaust and ride control systems for the OE market and the aftermarket. Tenneco Automotive is a global business that sells its products in over 100 markets worldwide. Tenneco Automotive manufactures and markets its automotive exhaust systems primarily under the Walker(R) brand name, and its ride control equipment is primarily manufactured under the Monroe(R) brand name.

  The following table sets forth information relating to the net sales of both of Tenneco Automotive's primary product groups:

                                                 NET SALES ($ IN MILLIONS)
                                             ----------------------------------
                                              SIX MONTHS   YEAR ENDED DECEMBER
                                                 ENDED             31,
                                             JUNE 30, 1996  1995   1994   1993
                                             ------------- ------ ------ ------
EXHAUST SYSTEMS PRODUCTS GROUP
  Aftermarket...............................    $  348     $  637 $  609 $  562
  OE Market.................................       499        829    465    385
                                                ------     ------ ------ ------
                                                $  847     $1,466 $1,074 $  947
                                                ------     ------ ------ ------
RIDE CONTROL PRODUCTS GROUP
  Aftermarket...............................    $  406     $  687 $  644 $  580
  OE Market.................................       210        326    271    258
                                                ------     ------ ------ ------
                                                $  616     $1,013 $  915 $  838
                                                ------     ------ ------ ------
    Total Tenneco Automotive................    $1,463     $2,479 $1,989 $1,785
                                                ======     ====== ====== ======

  Brands. Tenneco Automotive has established leading brand-name products. Monroe(R) and Walker(R) are two of the most recognized brand names in the automotive parts industry. As Tenneco Automotive acquires related product lines, it is envisioned that they will be incorporated within these existing product families.

  Customers. Tenneco Automotive has developed long-standing business relationships with many of its customers around the world, working with its customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. Tenneco Automotive has a strong and established reputation with its customers for providing high quality products at competitive prices as well as for timely delivery and customer service. Attention to these customer priorities has been recognized by numerous customers who have awarded Tenneco Automotive supplier quality awards.

  Tenneco Automotive serves both the OE market and the aftermarket since the investment and technology required to produce products for the OEMs can be profitably parlayed into the higher margin aftermarket. Tenneco Automotive serves over 25 different OEM customers on a global basis, including the following:

     NORTH AMERICA          EUROPE                          JAPAN
     CAMI                   BMW                             Mazda
     Chrysler               DAF                             Nissan
     Ford                   Daihatsu                        Suzuki
     General Motors         Fiat                            Toyota
     Honda                  Ford
     Mazda                  Jaguar                          AUSTRALIA
     Mitsubishi             Lada                            Ford
     Nissan                 Leyland                         General Motors
     NUMMI                  Mercedes-Benz                   Mitsubishi
     Toyota                 Mitsubishi                      Toyota

                            Nissan
     SOUTH AMERICA          Opel
     Fiat                   Peugeot/Citroen
     Ford                   Porsche
     General Motors         Renault/Matra
     Volkswagen             Rover/Land Rover
                            Saab/Scania
                            Toyota
                            Volkswagen/Audi/SEAT/Skoda
                            Volvo

  Tenneco Automotive's aftermarket customers include such wholesalers and retailers as National Auto Parts Association (NAPA), Big A Stores, Midas International Corp. ("Midas"), Speedy Muffler King and Western Auto in North America and Midas, Pit Stop and Kwik-Fit in Europe.

Exhaust Systems

  Tenneco Automotive designs, manufactures and distributes exhaust systems primarily under the Walker(R) brand name. These products include a variety of automotive exhaust systems and emission control products, including mufflers, catalytic converters, tubular exhaust manifolds, pipe, exhaust accessories and electronic noise cancellation products. Founded in 1888 and a division of Tenneco Automotive since 1967, Walker is the replacement market leader for exhaust systems in North America, Europe and Australia. Walker is a leading supplier in the OE market in the U.S. as well, supplying exhaust systems used in 7 of the 10 top-selling 1996 new car models sold in the U.S. Walker has long been the European market leader in the replacement market for exhaust systems, and with the acquisition of Gillet in 1994, Walker became Europe's leading OE supplier.

  Exhaust systems play a critical role in safely conveying noxious gases away from the passenger compartment, reducing the level of pollutants and reducing engine exhaust noise to an acceptable level. Precise engineering of the manifold, pipe, catalytic converter and muffler leads to a pleasant, tuned engine sound, minimal pollutants and optimized engine performance.

  Manufacturing and Engineering. With plants in North America, Europe, South America, South Africa, Asia and Australia, Walker locates its manufacturing facilities in close proximity to its OE customers to provide just-in-time delivery. In the U.S., Walker operates 10 manufacturing facilities and seven distribution centers, three of which are located at manufacturing facilities. Walker also has two research and development facilities in the U.S. In addition, Walker operates 26 manufacturing facilities located in Argentina, Australia, Canada, China, the Czech Republic, the United Kingdom, Mexico, Denmark, Germany, France, Spain, Portugal, South Africa and Sweden. Walker is in the process of establishing a production line in Brazil. It also has one engineering and technical center at its facility in Germany and one at its facility in Australia. Its engineering facilities include full anechoic chambers in the U.S. and Europe.

  Strategic Acquisitions/Joint Ventures. As part of its international growth strategy, Walker acquired ownership of Gillet, a manufacturer of exhaust systems, in November 1994. The acquisition of Gillet, Europe's largest OE exhaust supplier, recast Tenneco Automotive as the market leader in exhaust systems for the OE market in Europe. The acquisition also brought many new OE customers and orders to the Walker business. Before Gillet, Walker had only Toyota as a European OE exhaust customer. As a result of the acquisition of Gillet, a variety of new customers have been added, including: Audi, Ford-Europe, Opel (General Motors), Mercedes Benz, Peugeot/Citroen, Renault, Seat, Skoda and Volkswagen. Significantly, following the Gillet acquisition, Ford selected Walker as a supplier for its 1997 "world" car.

  In 1995, Walker acquired ownership of Fonos, Spain's largest participant in the exhaust systems aftermarket, and Perfection Automotive Products, a U.S. catalytic converter producer, further expanding Walker's presence in the exhaust systems replacement market. In 1996, Walker established a joint venture in China (Dalian) to supply exhaust systems to the northern Chinese automotive market.

  The following table sets forth information relating to Tenneco Automotive's sales of exhaust systems:

                                               PERCENTAGE OF SALES
                                        --------------------------------------
                                        SIX MONTHS YEAR ENDED DECEMBER 31,
                                          ENDED    ---------------------------
                                         JUNE 30,
                                           1996     1995      1994      1993
                                        ---------- -------   -------   -------
      United States Sales
        Aftermarket....................     42%         46%       48%       52%
        OE Market......................     58          54        52        48
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Foreign Sales
        Aftermarket....................     40%         42%       68%       70%
        OE Market......................     60          58        32        30
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Total Sales by Geographic Area
        United States..................     42%         42%       58%       60%
        European Union.................     44          45        24        23
        Canada.........................      8           7        10        12
        Other areas....................      6           6         8         5
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======

Ride Control Products

  Tenneco Automotive designs, manufactures and distributes ride control equipment primarily under the Monroe(R) brand name. Tenneco Automotive's ride control equipment consists of hydraulic shock absorbers, air adjustable shock absorbers, spring assisted shock absorbers, gas charged shock absorbers and struts, replacement cartridges and electronically adjustable suspension systems. Tenneco Automotive manufactures and markets replacement shock absorbers for virtually all domestic and foreign makes of automobiles. In addition, Tenneco Automotive manufactures and markets shock absorbers and struts for use as original equipment on passenger cars and trucks, as well as for other uses. Founded in 1916, Monroe introduced the world's first shock absorber in 1926 and became part of Tenneco Automotive in 1977. Tenneco Automotive is the market leader for ride control equipment in the aftermarket in North America, Europe and Australia, as well as in the OE market in Australia.

  Superior ride control is governed by a vehicle's suspension system, including its shocks and struts. Shocks and struts are components that help maintain vertical loads placed on a vehicle's tires to help keep the tires in contact with the road. A vehicle's ability to steer, brake and accelerate depends on the adhesion, or friction, between the vehicle's tires and the road. Adhesion is directly influenced by shock absorber and strut performance. Worn or low quality shocks and struts allow weight to transfer from side to side (roll), from front to rear (sway) and up and down (bounce). Monroe shocks maintain vertical loads placed on tires by providing resistance to vehicle bounce, sway and roll. Variations in tire to road contact affect a vehicle's handling and braking performance and the safe operation of a vehicle; thus, by enhancing the tire to road contact, Monroe's ride control products actually function as safety components of a vehicle rather than merely providing a comfortable ride.

  Manufacturing and Engineering. Monroe has ten manufacturing facilities in the United States and 14 foreign manufacturing operations in Australia, Belgium, Brazil, Canada, the Czech Republic, Mexico, the United Kingdom, Spain, Turkey and New Zealand. Monroe also has controlling interests in joint ventures that own manufacturing operations in China and India as described below. In designing its shock absorbers and struts, Monroe uses advanced engineering and test capabilities to provide product reliability, endurance and performance. Monroe's engineering capabilities feature state-of-the-art testing equipment, advanced computer aided design equipment, and the talents of over 100 engineers. Monroe's dedication to innovative solutions has led to such technological advances as adaptive dampening systems; manual, hydraulic and electronically adjustable suspensions; semi-active and active systems; and air and hydraulic leveling systems. Conventional shocks and struts were only able to provide either ride comfort or vehicle control. Monroe's innovative new grooven-tube, gas-charged shocks and struts enable both ride comfort and vehicle control, resulting in improved handling (less roll), reduced vibration, a wider range of vehicle control and a lessening of the reduction in performance as the struts become overheated (fade). This new technology, together with Monroe's Position Sensitive Dampening(R) valve can be found in Monroe's premium quality Sensa-Trac(R) shocks.

  Strategic Acquisitions/Joint Ventures. As a means of expanding its product lines and offering OEMs a complete modular ride control system, in July 1996, Tenneco Automotive acquired Clevite. Clevite is a leading OE manufacturer of elastomeric vibration control components, including bushings and engine mounts, for the auto, light truck and heavy truck markets. With this acquisition, Tenneco Automotive now has full capability to deliver complete suspension systems to the OEMs. The Clevite acquisition also complements Tenneco Automotive's interest in global growth opportunities, as both Clevite and Monroe have manufacturing operations in Mexico and Brazil. In addition to the operations mentioned in the preceding paragraph, Tenneco Automotive has a 51% interest in a joint venture that has three ride control manufacturing facilities in India and has a 51% interest in a joint venture that has one ride control manufacturing facility in China. It is anticipated that the joint venture in India will also manufacture exhaust systems.

  The following table sets forth information relating to Tenneco Automotive's sales of ride control equipment:

                                               PERCENTAGE OF SALES
                                        --------------------------------------
                                        SIX MONTHS YEAR ENDED DECEMBER 31,
                                          ENDED    ---------------------------
                                         JUNE 30,
                                           1996     1995      1994      1993
                                        ---------- -------   -------   -------
      United States Sales
        Aftermarket....................     72%         70%       72%       72%
        OE Market......................     28          30        28        28
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Foreign Sales
        Aftermarket....................     61%         66%       69%       63%
        OE Market......................     39          34        31        37
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======
      Total Sales by Geographic Area
        United States..................     45%         48%       49%       50%
        European Union.................     36          36        32        29
        Canada.........................      4           3         5         7
        Other areas....................     15          13        14        14
                                           ---     -------   -------   -------
                                           100%        100%      100%      100%
                                           ===     =======   =======   =======

Sales and Marketing

  Both of the exhaust and ride control systems groups utilize similar sales and marketing systems to distribute Tenneco Automotive products. Both groups take advantage of a dedicated sales force and consumer brand marketing professionals together with extensive marketing support, including trade and consumer marketing, promotions and general advertising. Tenneco Automotive maintains a customer order fill rate consistently exceeding 95%, which it believes is among the highest in the industry.

  Tenneco Automotive sells its OEM products directly. With respect to the aftermarket, Tenneco Automotive employs three primary distribution techniques:
(i) the traditional three-step distribution system: warehouse distributors, jobbers and installers; (ii) direct sales to retailers; and (iii) sales to buying groups.

Strategy

  Tenneco Automotive's primary goal is to enhance its leadership position in the global automotive parts industry in which it is currently one of the leading manufacturers of exhaust and ride control systems. Tenneco Automotive intends to capitalize on certain significant existing and emerging trends in the automotive industry, including (i) the consolidation and globalization of the OEM supplier base, (ii) increased OEM outsourcing, particularly of more complex components, assemblies, modules and complete systems to sophisticated, independent suppliers and (iii) growth of emerging markets for both original equipment and replacement markets. Key components of Tenneco Automotive's strategy include:

  Branding. Tenneco Automotive, whose major strategic strength is the performance of its leading Monroe and Walker brand names and their market shares, intends to emphasize product differentiation to give consumers added reasons for specifying their brands. For example, Monroe introduced a premium grade shock and strut called Sensa-Trac(R) in 1994, which helped it regain its technological leadership in the ride control market, and Walker's Advantage(TM) and Dyno Max(TM) brands are the leading brands in their product categories. Tenneco Automotive also plans on capitalizing on its brand strength by incorporating newly acquired product lines within existing product families, as it did with Gillet.

  Maintain Focus on Core Business. Tenneco Automotive intends to retain market share in its core businesses with its primary customers while increasing market share with customers with whom it has not fully realized its potential market penetration. These objectives are designed to enable Tenneco Automotive to respond better to the OEMs' evolving purchasing requirements, where in addition to manufacturing, the supplier is required to provide design, engineering and project management support for a complete package of integrated products.

  Continue to Develop High Value-Added Products. Tenneco Automotive intends to continue to manufacture high value-added products and to develop strategic alliances with Tier I and Tier II suppliers in order to facilitate development of these value-added products, including the development of highly engineered or complex assemblies or systems. Tenneco Automotive intends to expand its product lines by continuing to identify and fill new fast-growing niche markets, by developing new products for existing markets, by acquiring companies with product portfolios that complement the products currently applied by Tenneco Automotive and by establishing strategic alliances with other suppliers.

  Increase Ability to Provide Full-System Capabilities. The automotive parts industry is encountering a consolidation of parts suppliers as OEMs require suppliers to provide design assistance and innovation and full-system capabilities rather than just specific parts. In response to this trend, the Company plans to dedicate more resources towards strengthening technical capability and design expertise and pursue appropriate strategic acquisitions, joint ventures and strategic alliances in order to increase Tenneco Automotive's ability to deliver such full-system capability. For example, the recent acquisition of Clevite now gives Tenneco Automotive the ability to deliver complete suspension systems to OEMs.

  International Expansion. As Tenneco Automotive's OE customers expand their assembly operations globally and in response to the development of global aftermarkets, Tenneco Automotive plans to continue its international expansion through joint ventures, acquisitions and strategic alliances. For example, since August 1995, Tenneco Automotive has made eight acquisitions and entered into four international joint ventures. These strategic initiatives have given Tenneco Automotive an enhanced presence in Argentina, Brazil, China, Australia, the Czech Republic, Spain, India and most recently, Turkey, In September 1996, Tenneco Automotive acquired ownership of its Borusan Amortisor shock absorber joint venture in Turkey ("Borusan Amortisor"). Borusan Amortisor currently has approximately 23% of the OE market and 30% of the aftermarket in Turkey. Both markets are expected to grow significantly by the year 2000. The recent international acquisitions complement the November 1994 acquisitions of Gillet, Europe's largest supplier of automotive exhaust equipment for the OEM market, which has already been successfully integrated into Tenneco Automotive. Rather than segment the world, Tenneco Automotive plans to integrate its international operations through the standardization of products and processes, improvements in information technology and the global coordination of purchasing, costing and quoting procedures.

  Strategic Acquisitions. Strategic acquisitions have been, and management believes will continue to be, an important element of Tenneco Automotive's growth. Through such acquisitions, Tenneco Automotive can expand its product portfolio, gain access to new customers and achieve leadership positions within new geographic markets, while drawing on the strengths of existing distribution channels with OEM relationships. Tenneco Automotive has developed comprehensive integration plans to quickly integrate new companies into its infrastructure. Tenneco Automotive intends to continue to pursue acquisition opportunities in which management can substantially improve the profitability of strategically related businesses by, among other things, rationalizing similar product lines and eliminating certain lower margin product lines; reconfiguring and upgrading manufacturing facilities; moving production to the lowest cost facilities; and reducing selling, distribution, purchasing and administrative costs.

  Operating Cost Leadership. Tenneco Automotive will continue to seek cost reductions as it standardizes it product and processes throughout its international operations, improves its information technology, increases employee training, invests in more efficient machinery and enhances the global coordination of purchasing, costing and quoting procedures.

Other

  As of July 1, 1996, Tenneco Automotive had approximately 21,000 employees. Tenneco Automotive believes that its relations with its employees are good.

  The principal raw material utilized by Tenneco Automotive is steel. Tenneco Automotive believes that an adequate supply of steel can presently be obtained from a number of different domestic and foreign suppliers.

  Tenneco Automotive holds a number of domestic and foreign patents and trademarks relating to its products and businesses. It manufactures and distributes its products primarily under the names Walker(R) and Monroe(R), which are well recognized in the marketplace. The patents, trademarks and other intellectual property owned by Tenneco Automotive are important in the manufacturing and distribution of its products.

  The operations of Tenneco Automotive face competition from other manufacturers of automotive equipment, including affiliates of certain of its customers, in both the OE market and the aftermarket.

  Tenneco Automotive is headquartered in Deerfield, Illinois.

TENNECO PACKAGING

  Tenneco Packaging is among the world's leading and most diversified packaging companies, manufacturing packaging products for consumer, institutional and industrial markets. The paperboard business group manufactures corrugated containers, folding cartons and containerboard, has a joint venture in recycled paperboard, and offers high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. Its specialty products group produces disposable aluminum, foam and clear plastic food containers, molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch wrap. Tenneco Packaging's consumer products include such recognized brand names as Hefty(R), Baggies(R) and E-Z Foil(R).

Overview of Packaging Industry

  The global packaging market is estimated at nearly $360 billion with about one quarter in North America, slightly less in Europe and the balance spread throughout the rest of the world. Tenneco Packaging now ranks as the fourth largest packaging manufacturer in North America by sales and the tenth largest in the world. Packaging remains one of the most fragmented major industries, with the top five companies comprising only a 10% worldwide market share. Within packaging material categories, Tenneco Packaging participates in the three growing segments of paper, plastic and aluminum, with substantial or leading market shares in virtually all of its product segments.

Business Strategy

  Tenneco Packaging has embarked upon an aggressive growth plan to be the leading specialty packaging company offering a broad line of packaging products to provide customers with the best packaging solutions. In the past two years, Tenneco Packaging has doubled its size to nearly $4 billion in annualized revenues through internal growth in its base businesses, productivity gains and 12 acquisitions that have been completed since early 1995.

  As a result of these redeployment activities, Tenneco Packaging has significantly reduced its sensitivity to changes in economic cyclicality:

  . Tenneco Packaging's business is now over half specialty (including the full year impact of the Mobil Plastic acquisition and the recently announced Amoco Foam Products purchase), which reduces exposure to business cycles.

  . On the paperboard side, four acquisitions in specialty graphics and the purchase of Hexacomb, the world's largest supplier of kraft paper honeycomb products used for protective packaging, have reduced its sensitivity to raw material prices and offer greater opportunities to add value. Currently, over 20% of Tenneco Packaging's paperboard business is in higher margin, enhanced graphics including folding cartons, point-of-purchase displays and point-of-sale packaging, as well as protective packaging products.

  In the future, Tenneco Packaging will continue to pursue value-added, non-cyclical growth opportunities, maintain market leadership positions in its primary business groups and leverage its new product development expertise.

  As with any manufacturing company whose product demand is sensitive to general economic conditions, Tenneco Packaging's business results may be adversely impacted by several uncertainties including raw material cost fluctuations and pricing variability related to industry supply/demand dynamics. In addition, potential packaging legislation or regulatory changes, material substitution, new packaging technologies and changes in consumer preferences or distribution channels could have an adverse impact on the Company. However, Tenneco Packaging has positioned itself to deal strategically with these challenges through its:

  . Multi-material focus, broad product line and concentration of growth in packaging that offers customers greater functionality and value;

  . Fiber flexibility, which enables Tenneco Packaging's paperboard business to manage its mix of virgin and recycled fiber sources to take advantage of changing market conditions;

  . Raw material purchasing leverage in both fiber and plastic resin;

  . Technology and new product development expertise, offering innovative packaging design and materials applications; and

  . Global expansion strategy of growing its international business through value-added acquisitions, joint ventures, and multi-national customer partnerships.

  Tenneco Packaging believes that factors critical to its success include a focused strategic direction, operating cost leadership, management expertise, a committed and skilled workforce and a systems infrastructure to meet stringent customer quality requirements and service needs. Tenneco Packaging will spend approximately $110 million by the end of 1998 to provide state-of-the-art customer linked manufacturing systems, shop floor scheduling and real-time data for marketing and production management.

Overview of Tenneco Packaging

  Tenneco Packaging is an industry leader in the manufacture and sale of packaging products, offering a wide range of fiber-based materials and packaging for consumer, institutional and industrial applications, as well as aluminum and plastic-based specialty packaging for consumer, retail, food service and food processing applications.

  The following tables set forth information relating to the net sales of both of Tenneco Packaging's primary business groups, in dollars and by percentages:

                                             NET SALES (MILLIONS)
                                      ----------------------------------
                                                    YEAR ENDED DECEMBER
                                       SIX MONTHS           31,
                                          ENDED     --------------------
                                      JUNE 30, 1996  1995   1994   1993
                                      ------------- ------ ------ ------
PAPERBOARD PRODUCTS GROUP
  Corrugated shipping containers and
   containerboard products...........     $751      $1,589 $1,214 $1,086
  Folding cartons and recycled paper-
   board mill products...............       92         204    196    196
  Paper Stock and other..............       60         135    119    100
                                          ----      ------ ------ ------
                                           903       1,928  1,529  1,382
                                          ----      ------ ------ ------
SPECIALTY PRODUCTS GROUP
  Disposable plastic and aluminum
   packaging products................      756         593    434    442
  Molded fiber products..............      100         191    186    183

                                          NET SALES (MILLIONS)
                                   ------------------------------------
                                                 YEAR ENDED DECEMBER
                                    SIX MONTHS           31,
                                       ENDED     ----------------------
                                   JUNE 30, 1996  1995    1994    1993
                                   ------------- ------  ------  ------
  Other...........................        16         40      35      35
                                      ------     ------  ------  ------
                                         872        824     655     660
                                      ------     ------  ------  ------
    Total Tenneco Packaging.......    $1,775     $2,752  $2,184  $2,042
                                      ======     ======  ======  ======
                                        PERCENTAGE OF NET SALES
                                   ------------------------------------
                                                 YEAR ENDED DECEMBER
                                    SIX MONTHS           31,
                                       ENDED     ----------------------
                                   JUNE 30, 1996  1995    1994    1993
                                   ------------- ------  ------  ------
PAPERBOARD PRODUCTS GROUP
  Corrugated shipping containers
   and containerboard products....        42%        58%     56%     53%
  Folding cartons and recycled
   paperboard mill products.......         5          7       9      10
  Paper Stock and other...........         4          5       5       5
                                      ------     ------  ------  ------
                                          51         70      70      68
                                      ------     ------  ------  ------
SPECIALTY PRODUCTS GROUP
  Disposable plastic and aluminum
   packaging products.............        43%        22%     20%     22%
  Molded fiber products...........         5          7       9       9
  Other...........................         1          1       1       1
                                      ------     ------  ------  ------
                                          49         30      30      32
                                      ------     ------  ------  ------
    Total Tenneco Packaging.......       100%       100%    100%    100%
                                      ======     ======  ======  ======
SALES BY GEOGRAPHIC AREA(A)
  United States...................        92%        91%     90%     88%
  European Union..................         5          5       6       8
  Canada..........................         1          1       1       2
  Other areas.....................         2          3       3       2
                                      ------     ------  ------  ------
                                         100%       100%    100%    100%
                                      ======     ======  ======  ======

--------

(a) Restated 1995, 1994 and 1993 to reflect countries included in European Union as of December 31, 1995: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain and Sweden.

Paperboard Products

  The paperboard business group manufactures and sells corrugated containers, folding cartons, containerboard, lumber and building products, and has a joint venture in recycled paperboard. The group's product line includes high value-added products such as enhanced graphics packaging and displays and kraft honeycomb products. It produces over 2 million tons of containerboard that is converted by its corrugated container plants and sold to both domestic and export customers. Over 80% of the containerboard used by the corrugated converting operations is either produced by Tenneco Packaging's own mills or supplied through trade partnerships for other grades in exchange for product produced at Tenneco Packaging's mills, which helps assure a secure supply of product in a wide variety of grades to meet the requirements of its customers. It also produces high quality, innovative folding carton products utilizing the latest in printing and cutting technology for the sheet-fed offset, narrow-web flexo and rotogravure processes. Finally, Tenneco Packaging participates in the wood products business and has access to over 1.0 million acres of timberland in the United States through both owned and leased properties.

  Sales and Marketing. Tenneco Packaging maintains a sales and marketing organization of over 400 sales personnel. Tenneco Packaging also has four graphics design centers with two more planned which help it meet its customers' design and functional requirements.

  New Product Development and Design. Tenneco Packaging's paperboard group is establishing a nationwide network of new product development and creative packaging design centers to develop and manufacture product packaging and product display solutions to meet more sophisticated, complex customer needs. This network includes four regional design centers, 22 primary and mid-range graphics facilities and almost 100 sales personnel, new product development engineers, and product graphics and design specialists. These centers offer state-of-the-art computer and design equipment for 24-hour turnaround and reduced product delivery times.

  Manufacturing and Engineering. Tenneco Packaging has two kraft linerboard mills and two medium mills, located in Tennessee, Georgia, Michigan and Wisconsin, which together account for 7% of annual U.S. production, or 2.1 million tons. As of June 30, 1996, Tenneco Packaging had invested $75 million at the Counce, Tennessee mill, which added 120,000 tons annually of capacity and enabled the mill to meet a growing demand for lighter weight board. Each of the mills has a strong focus on quality and is ISO 9002 certified. Two paperstock recycling facilities provide some of the mills' recycled fiber requirements.

  Domestically, Tenneco Packaging's corrugated container network includes 64 geographically dispersed plants that manufacture approximately 7% of the total annual U.S. corrugated shipments based on revenue, as well as seven kraft paper honeycomb product plants, making it one of the top six integrated producers. Tenneco Packaging also operates six folding carton plants located primarily in the Midwest.

  Tenneco Packaging has access to 1.0 million acres of timberland in the United States through both owned and leased properties. To maximize the value of the timber harvested, Tenneco Packaging operates four wood products operations which produce hardwood dimensional lumber and utility poles. Further, Tenneco Packaging is a party to a joint venture in a chip mill, as well as a wood drying facility.

  Tenneco Packaging's paperboard group operates a manufacturing and technical support center located in Skokie, Illinois which provides engineering, manufacturing and technical support to its corrugated operations. In addition, it currently has a network of four design centers and a design organization which includes more than 60 structural, graphic and package engineering specialists for its corrugated and folding carton converting operations.

  Strategic Acquisitions/Joint Ventures. As part of Tenneco Packaging's value-added growth strategy, eight acquisitions were made during 1995 in the Paperboard Products Group. Tenneco Packaging expanded its graphics and printing capabilities to that of a full service supplier of point-of-purchase displays and point-of-sale packaging by acquiring four facilities with expertise in high impact graphics and design. The addition of Lux Packaging, in Waco, Texas; the United Group in Los Angeles, California; Menasha Corporation's South Brunswick, New Jersey plant; and DeLine Box in Windsor, Colorado have broadened Tenneco Packaging's offering of products and services to include permanent point-of-purchase displays, rotogravure preprint, litho-lamination and advanced graphics design.

  Tenneco Packaging added to its network of specialty sheet plants through the acquisition of Mid-Michigan Container in Michigan; Sun King Container in El Paso, Texas; and Domtar Packaging's Watertown, New York facility. It also increased its protective packaging capabilities through the purchase of Hexacomb, the world's largest supplier of honeycomb corrugated products used for protective packaging, materials handling and specialized structural applications.

  In June 1996, Tenneco Packaging and Caraustar entered a joint venture pursuant to which Tenneco Packaging contributed its two recycled paperboard mills (Rittman, Ohio and Tama, Iowa) and a recovered paper stock and brokerage operation for cash and a 20% equity position in the business. The mills will continue to supply recycled paperboard to Tenneco Packaging's six folding carton plants.

Specialty Products

  Tenneco Packaging's Specialty Products Group produces disposable aluminum, foam and clear plastic products for the food processing, food preparation and food service industries. It also manufactures molded fiber and pressed paperboard products, as well as polyethylene bags and industrial stretch film. Consumer products are sold under such recognized brand names of Hefty(R), Baggies(R), Hefty OneZip(TM) and E-Z Foil(R).

  Tenneco Packaging's lightweight, durable plastic packaging for in-store deli, produce, bakery and catering applications maintain quality and enhance presentation. Plastic food storage and trash bags, foam and molded fiber dinnerware, disposable aluminum baking pans and related products are sold through a variety of retail outlets. Tenneco Packaging also manufactures molded fiber for produce and egg packaging, food service items and institutional tableware.

  Sales and Marketing. Specialty packaging products are marketed to five primary market segments: food service, supermarkets, institutional, packer processor and industrial users. The sales organization is specialized by user segment and its teams work in alliance with strategic customers to build sales. Approximately 85% of specialty packaging products are sold to its distributors, while the remainder are sold directly to retailers.

  Consumer products are marketed primarily through three classes of retailers or channels of trade: grocery (supermarkets and convenience stores), non-food (mass merchandisers, drug stores, hardware stores, home centers), and warehouse clubs with sales distributed 66%, 30%, and 4%, respectively, based on 1994 net revenues. Consumer products' internal sales management personnel are augmented by a national network of grocery brokers and manufacturing representatives to provide headquarter and in-store sales coverage for the grocery channel. Consumer products covers warehouse clubs and selected non-food retailers on a direct basis. The overall sales breakdown is approximately 19% direct and 81% broker/representative.

  Manufacturing and Engineering. In North America, Tenneco Packaging operates 30 specialty products facilities. With the acquisitions of the Mobil Plastics division and Amoco Foam Products, Tenneco Packaging now has polystyrene production in 18 locations in 13 states. It produces polyethylene products in six locations including a Canadian facility. Aluminum roll stock is converted at five locations, including three locations shared with polystyrene production. Molded fiber packaging is produced in six locations. Finally, pressed paperboard products are manufactured at one facility in Columbus, Ohio. Research and development centers for packaging and process development are located in Macedon, New York and Northbrook, Illinois.

  Within the Specialty Products Group there are two major types of plastic manufacturing plants, offering excellent process technology and high quality equipment in polystyrene extrusion/thermoforming/automation, consumer waste bags and stretch films. Tenneco Packaging's polyethylene plants produce liners, food bags, grocery sacks and stretch film, as well as retail waste and food bags for consumer applications. Most of the Specialty Products Group's polyethylene processes are in-line. Polystyrene plants make foam products including consumer tableware, foodservice disposables, meat trays and clear containers. With multiple production lines, each plant is generally capable of making several product types. Polystyrene pellets are marketed and extruded and subsequently thermoformed and converted into finished products.

  Strategic Acquisitions. Tenneco Packaging acquired Mobil Plastics in late 1995 which more than doubled the size of its Specialty Products Group and added new technologies and product development capabilities. It provides strong consumer branded products such as Hefty(R) trash bags, Baggies(R) food bags, and Hefty OneZip(TM) food storage bags. In addition, it manufactures clear and foam polystyrene food service containers; plates and meat trays; and, polyethylene film products including can liners, produce and retail bags, and medical and industrial disposable packaging.

  In August 1996, Tenneco Packaging purchased Amoco Foam Products. Amoco Foam Products, with 1995 sales of $288 million, manufactures foam polystyrene tableware including cups, plates, carrying trays; hinged-lid food containers; packaging trays, primarily for meat and poultry; and industrial products for residential and commercial construction applications.

International

  Tenneco Packaging has a growing international presence with a revenue base of nearly $200 million and an additional $100 million in export sales to approximately 38 countries, manufacturing products that serve a wide range of packaging needs. It expects to significantly enlarge its international operations by growing its base businesses, strengthening its export capabilities for both fiber-based and plastic products, and by growing selectively in new markets, geographies or channels that represent high-potential opportunities.

  Manufacturing and Engineering. Tenneco Packaging currently operates or has an ownership interest in 12 international manufacturing locations. Omni-Pac is Europe's leading manufacturer of molded fiber packaging with facilities in Elsfleth, Germany and Great Yarmouth, England. Tenneco Packaging's Alupak operation in Belp, Switzerland is a major producer of smoothwall aluminum portion packs. In plastic, Tenneco Packaging has the leading share of single-use thermoformed plastic food containers in the United Kingdom, with four manufacturing operations in England, Scotland and Wales.

  Tenneco Packaging also operates a folding carton plant in Budapest, Hungary and is building a wood products operation in Romania. It participates in several international joint ventures, including folding carton plants in Donngguan, China and Bucharest, Romania and a corrugated converting facility in Zhejiang, China.

  Acquisitions/Business Development. In 1995, Tenneco Packaging purchased Penlea and Delyn, two plastic thermoforming operations in the United Kingdom. In 1996, it entered the European wood products business with the startup of a venture in Buchin, Romania. In addition to harvesting rights in excess of 1.8 million cubic meters of timber, Tenneco Packaging is constructing a wood processing plant for value-added furniture components, to be supported by a full sawmill operation.

Other

  As of June 30, 1996, Tenneco Packaging had approximately 19,000 employees. Tenneco Packaging believes that its relations with its employees are good.

  Tenneco Packaging holds a number of domestic and foreign patents and trademarks relating to its products and businesses. The patents, trademarks and other intellectual property owned by Tenneco Packaging are important in the manufacturing, marketing and distribution of its products.

  The principal raw materials used by Tenneco Packaging in its manufacturing operations are virgin pulp, recycled fiber, plastic resin and aluminum roll stock. Tenneco Packaging obtains its virgin pulp from timberland owned or controlled by it as well as from outside purchases. Recycled fiber is supplied from both outside contractual sources as well as internally from its two recycling centers and its own containerboard clippings and trim. Tenneco Packaging obtains plastic resin and aluminum roll stock from various suppliers.

  As of June 30, 1996, Tenneco Packaging owned approximately 188,000 acres of timberland in Alabama, Michigan, Mississippi and Tennessee and leased, managed or had cutting rights on an additional 808,000 acres of timberland in Alabama, Mississippi, Tennessee, Florida, Wisconsin and Georgia. In 1995, 1994, and 1993, approximately 30%, 28% and 28%, respectively, of the virgin fiber used by Tenneco Packaging in its mill operations was obtained from Tenneco Packaging-controlled timberlands.

  The operations of Tenneco Packaging face competition from other manufacturers of packaging products, including manufacturers of alternative products, in each of its geographic and product markets.

  Tenneco Packaging is headquartered in Evanston, Illinois.

TENNECO BUSINESS SERVICES

  TBS designs, implements and administers shared administrative service programs for the various Tenneco businesses as well as, on an "as requested" basis, for former Tenneco business entities.

  Primary service areas of TBS include (i) Financial Accounting Services, including asset management, general accounting, purchasing and payables, travel and entertainment, tax compliance and reporting and other applications;
(ii) Supplier Development and Administration, including vendor negotiations and contract administration; (iii) Employee Benefits Administration for all major salaried and hourly benefit plans; (iv) Technology Services, including main frame computing services, telecommunication services and distributed processing services; (v) Human Resources and Payroll Services, including payroll processing, relocation services, government compliance services and expatriate relocation and repatriation services; and (vi) Environmental Health and Safety Services, including remediation consultation, operations risk analysis and compliance audits.

  TBS has to date only serviced other Tenneco businesses and, on an as requested basis, former Tenneco businesses such as Case Corporation. However, TBS is in the process of investigating opportunities to provide similar services to outside businesses. It is anticipated that after the Distributions, TBS will continue to provide services to Newport News and Tenneco pursuant to the terms of the TBS Services Agreement. See "The Industrial Distributions--Relationships Among Tenneco, the Company and Newport News After the Distributions--Terms of the Ancillary Agreements--TBS Services Agreement."

  In connection with its operations, TBS holds numerous software licenses, owns and operates computer equipment and has agreements with numerous vendors for supplies and services.

  As of June 30, 1996, TBS had approximately 300 employees. TBS believes that its relations with its employees are good.

  Although to date TBS has provided its administrative programs exclusively to current and former Tenneco businesses, once TBS attempts to begin providing similar services to outside businesses it will face intense competition from other providers of administrative services, many of whom are larger and have more experience providing administrative services in a competitive environment.

  TBS is headquartered in The Woodlands, Texas.

PROPERTIES

Corporate Headquarters

  The Company's corporate offices are located in Greenwich, Connecticut.

Tenneco Automotive

  In the United States, Walker operates 10 manufacturing facilities and seven distribution centers, three of which are located at manufacturing facilities, and also has two research and development facilities. In addition, Walker operates 25 manufacturing facilities located in Australia, Canada, China, the Czech Republic, the United Kingdom, Mexico, Denmark, Germany, France, Spain, Portugal, South Africa and Sweden, and also has one engineering and technical center in Germany.

  Monroe has seven manufacturing facilities and one research and development facility and three distribution centers. In addition, Monroe has 14 foreign manufacturing operations in Australia, Belgium, Brazil, Canada, China, the Czech Republic, India, Mexico, the United Kingdom, Spain, Turkey and New Zealand.

  Overall, Tenneco Automotive now operates 65 facilities in 21 countries in North America, Europe, South America, Australia and the Asia-Pacific region.

Tenneco Packaging

  In North America, Tenneco Packaging operates or has an ownership interest in a total of 122 facilities. The paperboard business group has 71 corrugated products plants, six folding carton plants and nine containerboard machines at four mills. Two of the mills (located in Georgia and Wisconsin), including substantially all of the equipment associated with both mills, are leased from third parties. Additionally, the paperboard business group operates a wood products group including two hardwood facilities, one dimensional lumber plant, one utility pole facility, one air drying facility for wood, and a joint venture in a chip mill. Two recycled paperstock facilities provide furnish for the mills. Tenneco Packaging also has a minority equity position in two recycled paperboard mills and one recycling center and brokerage operation.

  In July 1996, Tenneco Packaging exercised its early termination and purchase options under the leases of the two mills located in Georgia and Wisconsin discussed above, pursuant to which Tenneco Packaging has the right to purchase the mills at an agreed cost of approximately $750 million in January 1997. Tenneco Packaging has reached an agreement in principle pursuant to which another lessor will acquire the mills directly from Tenneco's original lessor and thereafter enter into a new lease with Tenneco Packaging. This agreement is subject to the completion of definitive documentation and the consent of the original lessor to allow the assignment of Tenneco Packaging's rights under the purchase option. In the event this new lease transaction is not consummated, Tenneco Packaging would be required to complete the purchase of both mills.

  Tenneco Packaging's Specialty Products Group operates six molded fiber plants, one pressed paperboard plant and 23 disposable plastic and aluminum packaging products plants in North America.

  Internationally, Tenneco Packaging operates or has an ownership position in 15 locations. These include three folding carton operations, one corrugated container plant and a wood products operation. Additionally, it also manufactures plastics products at four locations, aluminum portion packs at one facility, molded fiber products at two locations and protective packaging at two locations.

TBS

  TBS operates out of its headquarters in The Woodlands, Texas, as well as offices in Evanston, Illinois, Newport News, Virginia and Houston, Texas.

  The Company believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and as supplemented by planned construction are expected to remain adequate for the near future.

  The Company is of the opinion that it and its subsidiaries have generally satisfactory title to the properties owned and used in their respective businesses, subject to liens for current taxes and easements, restrictions and other liens which do not materially detract from the value of such property or the interests therein or the use of such properties in their businesses.

ENVIRONMENTAL MATTERS

  The Company estimates that its subsidiaries will make capital expenditures for environmental matters of approximately $15 in 1996 and that capital expenditures for environmental matters will be approximately $71 million in the aggregate for the years 1996 through 2006.

  For information regarding environmental matters, see "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 14, "Commitments and Contingencies," to the Combined Financial Statements of the Company.

                               LEGAL PROCEEDINGS

  On August 2, 1993, the U.S. Department of Justice filed suit against Tenneco Packaging Inc. in the Federal District Court for the Northern District of Indiana, alleging that wastewater from Tenneco Packaging's molded fiber products plant in Griffith, Indiana, interfered with or damaged the Town of Griffith's municipal sewage pumping station on two occasions in 1991 and 1993, resulting in discharges by the Town of Griffith of untreated wastewater into a river. Tenneco Packaging and the Department of Justice have executed a consent decree which has been lodged with the court and published for public notice and comment. The Company believes that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

  In 1993 and 1995, the EPA issued notices of violation for particulate and opacity violations at the three coal-fired boilers of the Rittman, Ohio paperboard mill (owned by Tenneco Packaging until June 1996). Tenneco Packaging filed responses disputing the alleged violations. Stack testing has demonstrated Tenneco Packaging's compliance. In July 1996, Tenneco Packaging received an EPA administrative compliant seeking a $126,997 penalty for alleged emissions violations. Tenneco Packaging has filed its answer to the complaint. The Company believes that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

  At July 1, 1996, the Company had been designated as a potentially responsible party in 13 "Superfund" sites. With respect to its pro rata share of the remediation costs of certain sites, the Company is fully indemnified by third parties. With respect to certain other of these sites, the Company has sought to resolve its liability through settlements which provide for payments of the Company's allocable share of remediation costs. For the remaining sites, the Company has estimated its share of the remediation costs to be between $3 million and $23 million or .003% to .020% of the total remediation costs for those sites and has provided reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, the Company's estimate of its share of remediation costs could change. Moreover, liability under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several, meaning that the Company could be required to pay in excess of its pro rata share of remediation costs. The Company's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in the Company's determination of its estimated liability. The Company believes that the costs associated with its current status as a potentially responsible party in the Superfund or other waste sites referenced above will not be material to its consolidated financial position or results of operations.

  For additional information concerning environmental matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the caption "Environmental Matters" under Note 14, in the Combined Financial Statements of the Company.

  The Company and its subsidiaries are parties to numerous other legal proceedings arising from their operations. The Company believes that the outcome of these other proceedings, individually and in the aggregate, will have no material effect on the Company's combined financial condition or results of operations.

                                  MANAGEMENT

BOARD OF DIRECTORS

  Upon consummation of the Industrial Distribution, the Company Board will consist of eleven members. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below and until his or her successor shall have been elected and qualified. Pursuant to the Certificate (as defined herein), the Company Board is divided into three classes. Information concerning the individuals who will serve as directors of the Company as of the Distribution Date is set forth below.

Term Expiring at the 1997 Annual Meeting of Stockholders (Class I)

  MARK ANDREWS has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a director of Union Storage Co. and Case Corporation. Mr. Andrews is 70 years old and has been a director of Tenneco since 1987. He has served as a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee and the Nominating and Management Development Committee of the Company.

  W. MICHAEL BLUMENTHAL has been a consultant to Lazard Freres & Co. L.L.C., an investment banking firm, since January 1995 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time he was Chairman of Unisys Corporation, a manufacturer of business information systems, and had been an executive officer of that company for more than five years. He is also a director of Daimler-Benz InterServices (Debis) AG. Mr. Blumenthal is 70 years old and has been a director of Tenneco since 1985. He has served as a member and the Chairman of the Nomination and Management Development Committee of Tenneco, and will serve as a member and the Chairman of the Nomination and Management Development Committee of the Company.

  BELTON K. JOHNSON is engaged in farming, ranching and investments and has pursued such interest for more than five years. He is also a director of AT&T Corp. Mr. Johnson is 66 years old and has been a director of Tenneco since 1979. He has served as a member of the Executive Committee and the Compensation and Benefits Committee of Tenneco, and will serve as a member of the Executive Committee and the Compensation and Benefits Committee of the Company.

  WILLIAM L. WEISS has been Chairman Emeritus of Ameritech Corporation, a telecommunications and information services company, since 1994, formerly serving as Chairman and Chief Executive Officer of that company for more than five years. Mr. Weiss is a director of Abbott Laboratories, Inc., Merrill Lynch & Co., Inc. and the Quaker Oats Company. Mr. Weiss is 67 years old and has been a director of Tenneco since January 1994. He has served as a member of the Audit Committee of Tenneco and will serve as a member of the Audit Committee of the Company.

Term Expiring at the 1998 Annual Meeting of Stockholders (Class II)

  M. KATHRYN EICKHOFF has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987 she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985 was Executive Vice President and Treasurer of Townsend-Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp., Pharmacia & Upjohn, Inc. and Fleet N.A. Ms. Eickhoff is 57 years old and has been a director of Tenneco since 1987. She has served as a member of the Executive Committee, Audit Committee and Nominating and Management Development Committee of Tenneco, and will serve as a member of the Executive Committee, Audit Committee and Nominating and Management Development Committee of the Company. She previously served as a member of the Tenneco Board from 1982 until her resignation to join the Office of Management and Budget in 1985.

  PETER T. FLAWN is a former President of The University of Texas at Austin, having served in such capacity for more than five years preceding his retirement in 1985. He is also a director of National Instruments Corp., Harte-Hanks Communications, Inc., Global Marine Inc. and Input/Output, Inc. Dr. Flawn is 70 years old and has been a director of Tenneco since 1980. He has served as a member of the Executive Committee and is a member and the Chairman of the Audit Committee of Tenneco, and will serve as a member of the Executive Committee and as a member and Chairman of the Audit Committee of the Company.

  JOHN B. MCCOY is Chairman and Chief Executive Officer of Banc One Corporation, a bank holding company, and has served in that position since 1987, prior to which he was President of that company from 1983. He is a director of Cardinal Health, Inc., the Federal Home Loan Mortgage Corporation, and Ameritech Corporation. He also serves on the advisory council of the American Bankers Association. Mr. McCoy is 53 years old and has been a director of Tenneco since 1992. He has served as a member of the Compensation and Benefits Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee of the Company.

  DANA G. MEAD is Chairman and Chief Executive Officer of the Company and has served as an executive officer of Tenneco since April 1992, when he joined Tenneco as Chief Operating Officer. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Case Corporation and Textron Inc. Mr. Mead is 60 years old and has been a director of Tenneco since April 1992. He has served as a member and Chairman of the Executive Committee and an ex officio member of the Audit, and Nominating and Management Development Committees of Tenneco, and will serve as a member and Chairman of the Executive Committee and as an ex officio member of the Audit and Nominating and Management Development Committees of the Company.

Term Expiring at the 1999 Annual Meeting of Stockholders (Class III)

  HENRY U. HARRIS, JR., since 1992, has been Vice Chairman Emeritus of Smith Barney Inc., an investment banking firm, and for more than five years prior to which he served as an executive officer of that firm. Mr. Harris is 69 years old and has been a director of Tenneco since 1968. He has served as a member of the Executive Committee, Audit Committee and the Nominating and Management Development Committee of Tenneco, and will serve as a member of the Executive Committee, Audit Committee and the Nominating and Management Development Committee of the Company.

  CLIFTON R. WHARTON, JR., served as Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association and the College Retirement Equities Fund from 1987 to 1993 and as Deputy Secretary of State, U.S. Department of State, from January to November of 1993. From 1978 to 1987 he served as Chancellor of the State University of New York System. From 1970 to 1978 Mr. Wharton served as President of Michigan State University. Prior to 1970 he spent 22 years working in foreign economic and agricultural development in Latin America and Southeast Asia for the Rockefeller family philanthropic interests. He is also a director of the TIAA Board of Overseers, Ford Motor Company, the New York Stock Exchange, Inc. and Harcourt General, Inc. Mr. Wharton is 69 years old and has been a director of Tenneco since June 1994. He has served as a member and Chairman of the Compensation and Benefits Committee of Tenneco, and will serve as a member and Chairman of the Compensation and Benefits Committee of the Company.

  SIR DAVID PLASTOW is Chairman of the Medical Research Council, which promotes and supports research and post-graduate training in the biomedical and other sciences. He served as Chairman of Inchcape plc from June 1992 to December 1995 and Chairman and Chief Executive Officer of Vickers plc, an engineering and manufacturing company headquartered in London, from January 1987 to May 1992. He is also a director of Lloyds TSB Group plc. Sir David Plastow is 64 years old and has been a director of Tenneco since May 14, 1996. He previously served as a member of the Tenneco Board from 1985 until his resignation in 1992. He has served as a member of the Compensation and Benefits Committee and Nominating and Management Development Committee of Tenneco, and will serve as a member of the Compensation and Benefits Committee and Nominating and Management Development Committee of the Company.

EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the persons who have served as executive officers of Tenneco and, upon consummation of the Industrial Distribution, will serve as executive officers of the Company after the Industrial Distribution. Each such person will be elected to the indicated office with the Company in anticipation of the Industrial Distribution and will serve at the discretion of the Company Board. Those persons who have been officers and/or employees of Tenneco and/or Newport News will relinquish such positions in connection with the Industrial Distribution.

                                                                       EFFECTIVE DATE OF TERM
NAME (AND AGE AT JULY                                                   AS EXECUTIVE OFFICER
31, 1996)                                OFFICES HELD*                       OF TENNECO
---------------------                    -------------                 ----------------------
Dana G. Mead (60).......  Chairman                                     May 1994
                          Chief Executive Officer                      February 1994
                          Director                                     April 1992
                          Chairman of the Executive Committee          February 1994
                          Member of the Executive Committee            May 1992
Theodore R. Tetzlaff      General Counsel                              July 1992
 (51)...................
Robert T. Blakely (54)..  Executive Vice President and Chief Financial July 1981
                           Officer
Stacy S. Dick (39)......  Executive Vice President                     January 1996
John J. Castellani (45).  Senior Vice President--Government            March 1995
                           Relations
Arthur H. House (54)....  Senior Vice President--Corporate Affairs     March 1995
Barry R. Schuman (55)...  Senior Vice President--Human Resources       March 1993
Kenneth D. Allen (57)...  Vice President                               March 1987
David T. Ellis (43).....  Vice President--Environment, Health and      July 1995
                           Safety
Ilene S. Gordon (43)....  Vice President--Operations                   May 1994
Jack Lascar (42)........  Vice President--Investor Relations           July 1994
Mark A. McCollum (37)...  Vice President and Controller                May 1995
Robert S. McKinney (54).  Vice President and Chief Information Officer May 14, 1996
Thomas G. Oakley (43)...  Vice President                               May 14, 1996
Karen R. Osar (47)......  Vice President and Treasurer                 January 1994
Robert G. Simpson (44)..  Vice President--Tax                          May 1990
Stephen J. Smith (51)...  Vice President--Human Resources              July 1994
Karl A. Stewart (53)....  Vice President                               May 1991
                          Secretary                                    May 1986
R. A. Snell (54)........  President and Chief Executive Officer--      September 1993
                           Tenneco Automotive
Paul T. Stecko (51).....  President and Chief Executive Officer--      December 1993
                           Tenneco Packaging

--------
*Unless otherwise indicated, all offices held are with Tenneco.

  Each of the executive officers of Tenneco has been continuously engaged in the business of Tenneco, its subsidiaries, affiliates or predecessor companies during the past five years except that: (i) from 1986 to 1992, Dana G. Mead was employed by International Paper Co., last serving in the capacity of Executive Vice President; (ii) Theodore R. Tetzlaff has been a partner in the law firm of Jenner & Block, Chicago, for more than five years; (iii) from 1985 to 1992, Stacy S. Dick was employed by The First Boston Corporation, last serving in the capacity of Managing Director and from August 1992 to January 1996 he served as Senior Vice President--Strategy of Tenneco; (iv) from 1980 to 1992, John J. Castellani was employed by TRW Inc., last serving in the capacity of Vice President of Government Relations and from August 1992 to March 1995 he served as Vice President--Government Relations of Tenneco; (v) from 1988 until his employment by Tenneco in 1992, Barry

R. Schuman was employed by Union Pacific Railroad Company, last serving in the capacity of Vice President of Human Resources; (vi) from 1990 until 1992, Arthur H. House served as Vice President, Corporate Communications of Aetna Life & Casualty Company; from June 1992 until March 1995, he served as Vice President--Corporate Affairs of Tenneco; (vii) from 1990 to May 1996, Robert
S. McKinney was chief information officer and a member of the board of directors of Paine Webber; (viii) from 1975 to 1994, Karen R. Osar was employed by J.P. Morgan & Co., Inc., last serving in the capacity of Managing Director--Corporate Finance Group; (ix) from 1980 to 1994, Mark A. McCollum was employed by Arthur Andersen LLP, last serving as an Audit Partner and from January 1995 to May 1995 he served as Vice President--Financial Analysis and Planning of Tenneco; and (x) from 1977 to 1993, Paul T. Stecko was employed by International Paper Co., last serving as Vice President and General Manager of Publications Papers, Bristols and Converting Papers.

STOCK OWNERSHIP OF MANAGEMENT

  Set forth below is the ownership as of July 31, 1996 (without giving effect to the Transaction) of the number of shares and percentage of Tenneco Common Stock beneficially owned by (i) each director of the Company, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table and (iii) all executive officers and directors of the Company.

                                                                 PERCENT OF
                                     SHARES OF TENNECO COMMON  TENNECO COMMON
      DIRECTORS                         STOCK OWNED(A)(B)     STOCK OUTSTANDING
      ---------                      ------------------------ -----------------
      Mark Andrews..................           5,398                 (c)
      W. Michael Blumenthal.........           3,536                 (c)
      M. Kathryn Eickhoff...........           3,680                 (c)
      Peter T. Flawn................           3,850                 (c)
      Henry U. Harris, Jr...........          15,255                 (c)
      Belton K. Johnson.............           6,111                 (c)
      John B. McCoy.................           2,850                 (c)
      Dana G. Mead..................         199,284                 (c)
      Sir David Plastow.............           2,100                 (c)
      William L. Weiss..............           4,850                 (c)
      Clifton R. Wharton, Jr........           2,350                 (c)
      EXECUTIVE OFFICERS
      ------------------
      Theodore R. Tetzlaff..........          33,637                 (c)
      Robert T. Blakely.............          55,185                 (c)
      Stacy S. Dick.................          19,292                 (c)
      Paul T. Stecko................          28,137                 (c)
      All executive officers and
       directors as a group.........         684,162(d)              (c)

--------

(a) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (b) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under Tenneco's restricted stock plans and (ii) shares that executive officers of the Company have the right to acquire pursuant to Tenneco's stock option plans. It is anticipated that all restricted stock held by employees (including executive officers) will be vested prior to the consummation of the Distributions except that a small number of TBS employees will be given cash in lieu of vesting of their restricted stock. It is also anticipated that restricted stock held by directors will be vested prior to the consummation of the Distributions, and the directors will be paid an amount in cash to defray taxes incurred on such vesting. As described in footnote (f) to the Option Grant Table, it is anticipated that Tenneco options held by Company employees will be replaced by options to acquire Company Common Stock upon consummation of the Industrial Distribution.

(b) Includes shares that are: (i) held in trust under Tenneco's restricted stock plans; at July 31, 1996, Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko held 24,500; 15,000; 7,775; 7,000; and 5,000 restricted shares, respectively; and (ii) subject to options, which were granted under Tenneco's stock option plans, and are exercisable at July 31, 1996 or within 60 days of said date, for Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko to purchase 133,335; 16,667; 16,259; 12,667; and 18,667 shares, respectively.

(c) Less than one percent.

(d) Includes 278,015 shares of Tenneco Common Stock that are subject to options that are exercisable by all executive officers of the Company as a group, and includes 217,020 shares that are held in trust under the Tenneco restricted stock plans, for all executive officers and directors of the Company as a group.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company Board will establish four standing committees as permitted by the By-laws, which will have the following described responsibilities and authority:

  The Audit Committee will have the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies.

  The Compensation and Benefits Committee will have the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company and its subsidiaries, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company.

  The Nominating and Management Development Committee will have the responsibility, among other things, to (i) review possible candidates for election to the Company Board and recommend a slate of nominees for election as directors at the Company's annual stockholders' meeting, (ii) review the function and composition of the other committees of the Company Board and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company.

  Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee will have, during the interval between the meetings of the Company Board, the authority to exercise all the powers of the Company Board that may be delegated legally to it by the Company Board in the management and direction of the business and affairs of the Company.

EXECUTIVE COMPENSATION

  Prior to the Industrial Distribution, the Industrial Business was owned and operated by Tenneco through its direct and indirect subsidiaries and as such, the management of the Company has been employed by Tenneco and its direct and indirect subsidiaries. The following table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries (i) to the Chairman of the Board and Chief Executive Officer of the Company and (ii) to each of the four key executive officers expected to be the most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated in connection with his position with Tenneco:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                    ANNUAL COMPENSATION              COMPENSATION
                          --------------------------------------- ------------------
                                                                  RESTRICTED
     NAME AND                                      OTHER ANNUAL     STOCK                  ALL OTHER
PRINCIPAL POSITION        YEAR SALARY(A)  BONUS   COMPENSATION(B) AWARDS(C)  OPTIONS    COMPENSATION(D)
------------------        ---- --------- -------- --------------- ---------- -------    --------------- ---
Dana G. Mead              1995 $957,375  $800,000    $143,970           --   100,000(e)    $149,972(f)
Chairman and Chief        1994 $878,177  $900,000    $149,110      $647,256  100,000       $142,966
 Executive Officer        1993 $664,839  $700,000    $ 60,007      $582,813   50,000       $ 93,979
Theodore R. Tetzlaff      1995 $400,000  $350,000    $ 14,400           --    18,000(e)         -- (f)
General Counsel           1994 $400,000  $300,000    $    307      $539,380   16,000            --
                          1993 $350,000  $250,000         --       $243,440      --             --
Robert T. Blakely         1995 $422,760  $230,000    $ 33,684           --    16,000       $ 44,570
Executive Vice President  1994 $407,640  $230,000    $ 10,704      $230,585   15,675       $ 44,144
 and Chief Financial      1993 $393,846  $200,000    $ 11,288      $163,188      --        $ 49,616
 Officer
Stacy S. Dick             1995 $377,736  $280,000    $ 31,317           --    14,000       $ 31,432
Executive Vice President  1994 $343,560  $235,000    $    582      $215,752   12,000       $ 24,926
                          1993 $325,214  $200,000    $ 95,392      $139,875      --        $ 23,744
Paul T. Stecko            1995 $381,545  $300,000    $ 21,027           --    24,000       $ 31,974
President and Chief       1994 $320,004  $200,000    $200,724      $269,690   16,000       $ 30,605
 Executive Officer        1993 $ 23,188  $500,000         --            --       --             --
 Tenneco Packaging

--------
(a) Includes base salary plus amounts paid in lieu of Tenneco matching contributions to the Tenneco Thrift Plan.
(b) Includes amounts attributable to (i) the value of personal benefits provided by Tenneco to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Tenneco owned property, membership dues, and assistance provided to such person with regard to financial, tax and estate planning, (ii) reimbursement for taxes and (iii) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by Tenneco, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1995: $38,984 for use of Tenneco owned property, $29,750 for financial planning services, $28,706 for reimbursement for taxes, and $40,000 in Dividend Equivalents paid to Mr. Mead; $4,437, $16,917 and $1,827 for reimbursement for taxes and $14,400, $14,400 and $19,200 in Dividend Equivalents for Messrs. Blakely, Dick, and Stecko, respectively; and $14,400 in Dividend Equivalents paid to Mr. Tetzlaff; During 1994:
    $57,540 for use of Tenneco owned property and $50,606 for reimbursement for taxes for Mr. Mead; $100,794 in relocation expenses and $59,954 in reimbursement for taxes for Mr. Stecko; and $307, $582, and $582 for reimbursement for taxes for Messrs. Tetzlaff, Blakely, and Dick, respectively; During 1993: $34,832 for use of Tenneco owned property, $19,950 for financial planning services and $824 for reimbursement for taxes for Mr. Mead; $823 for reimbursement for taxes for Mr. Blakely; and $50,000 in relocation expenses and $35,266 for reimbursement for taxes for Mr. Dick.
(c) Includes the dollar value of grants of restricted stock made pursuant to Tenneco's restricted stock plans based on the price of Tenneco Common Stock on the date of grant. At December 31, 1995, Messrs. Mead, Tetzlaff, Blakely, Dick and Stecko held 49,500; 24,000; 20,280; 31,000; and 17,000 restricted shares and/or performance share equivalent units, respectively, under such plans. The value at December 31, 1995 (based on a per share price of $49.625 on that date) of all restricted shares and/or performance share equivalent units held was $2,456,438 for Mr. Mead; $1,191,000 for Mr. Tetzlaff; $1,006,395 for Mr. Blakely;

   $1,538,375 for Mr. Dick; and $843,625 for Mr. Stecko. Dividends/Dividend Equivalents will be paid on the restricted shares and performance share equivalent units held by each individual.
(d) Includes amounts attributable during 1995 to benefit plans of Tenneco as follows:
  (i) The amounts contributed pursuant to the Tenneco Thrift Plan for the accounts of Messrs. Mead, Blakely, Dick, and Stecko were $4,625;
      $9,240; $4,626; and $6,000, respectively.
  (ii) The amounts accrued under the Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs. Mead, Blakely, Dick, and Stecko were $108,405; $32,167; $23,764; and $23,132, respectively.
  (iii) Amounts imputed as income for federal income tax purposes under Tenneco's group life insurance plan for Messrs. Mead, Blakely, Dick, and Stecko were $36,942; $3,163; $3,041; and $2,842, respectively.
(e) In addition to the options granted by Tenneco in 1995, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case Corporation (an affiliate of Tenneco during 1995) ("Case"), was granted an option by Case to acquire 1,000 shares of Case common stock. Information on terms of Tenneco options and the Case options is set forth in "Option Grants in 1995."
(f) As directors of Case, Messrs. Mead and Tetzlaff each received a director's fee of $20,000 and meeting attendance fees of $4,000. In addition, Mr. Tetzlaff received from Case an additional $3,000 for attendance at the Case Compensation Committee meetings. Messrs. Mead and Tetzlaff elected to receive their director fees in common stock of Case. The amounts in the above table do not include the payments from Case.

                             OPTION GRANTS IN 1995

  The following table sets forth the number of options to acquire Tenneco Common Stock that were granted by Tenneco during 1995 to the persons named in the Summary Compensation Table.

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                      FOR OPTION TERM(D)
                         --------------------------------------------------------- ---------------------
                                            % OF TOTAL   EXERCISE
                                             OPTIONS     OR BASE
                         OPTIONS GRANTED    GRANTED TO    PRICE
                             (NO. OF        EMPLOYEES      PER
NAME                     SHARES)(A)(B)(F) IN FISCAL YEAR SHARE(C) EXPIRATION DATE      5%        10%
----                     ---------------- -------------- -------- ---------------- ---------- ----------
Dana G. Mead............     100,000(e)        6.7%      $42.875  January 10, 2005 $2,696,000 $6,833,000
Theodore R. Tetzlaff....      18,500(e)        1.2%      $42.875  January 10, 2005 $  485,280 $1,229,940
Robert T. Blakely.......      16,000           1.1%      $42.875  January 10, 2005 $  431,360 $1,093,280
Stacy S. Dick...........      14,000            .9%      $42.875  January 10, 2005 $  377,440 $  956,620
Paul T. Stecko..........      24,000           1.6%      $42.875  January 10, 2005 $  647,040 $1,639,920

--------
(a) The options reported in this column and in the Summary Compensation Table consist of non-qualified options. The options become exercisable at the rate of one-third per year on January 10 of 1996, 1997 and 1998, respectively. As described in footnote (f) below, it is anticipated that Tenneco options held by Company employees will be replaced by options to acquire Company Common Stock upon consummation of the Industrial Distribution.
(b) These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

(c) All options were granted at 100% of the fair market value on the date of grant.
(d) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Tenneco Common Stock. No gain to the optionee is possible without an increase in price of the underlying stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of Tenneco Common Stock would be $69.84 and $111.21, respectively, or 63% and 160%, respectively, above the exercise or base price. As described in footnote (f) below, however, it is anticipated that options to acquire Tenneco Common Stock held by Company employees will be replaced by options to acquire Company Common Stock upon consummation of the Industrial Distribution.
(e) In addition, Messrs. Mead and Tetzlaff, each in his capacity as a director of Case, were granted an option to purchase 1,000 shares of Case common stock at a purchase of $21.125 per share. These options, which are each less than 1% of the total options granted by Case to employees in 1995, become exercisable on January 1, 1998 and expire January 1, 2005. The potential realizable value, calculated for the period from the date of grant to the expiration of the respective option, at 5% and 10% assumed annual rates of stock price appreciation for the term of the options would be $13,285 and $33,665, respectively. In order to realize these potential values, the per share price of the Case common stock would be $34.41 and $54.79, respectively, or 63% and 160%, respectively, above the exercise or base price. The 5% and 10% annual appreciation rates are not intended to forecast possible future appreciation, if any, in the price of Case common stock. No gain to the optionee is possible without an increase in the price of the Case common stock.

(f) All Tenneco stock options held by employees of the Company will be cancelled as of the Industrial Distribution. The Company has adopted a plan (the "Company Stock Ownership Plan") which is substantially similar to the 1994 Tenneco Inc. Stock Ownership Plan. Prior to the Industrial Distribution, Tenneco will have approved the Company Stock Ownership Plan as the sole shareholder of the Company. Options will be granted under the Company Stock Ownership Plan as of the Distribution Date to all employees of the Company who formerly held Tenneco options. Each such employee will receive options of the Company under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to his or her Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The terms of the Company options will be the same as if the Tenneco options had remained outstanding except to the extent that the Company Stock Ownership Plan reflects legal changes adopted after the Tenneco options were granted. These options provide that a grantee who delivers shares of Company Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the Company Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and automatic grant of such reload options is limited to twice during any one calendar year.

              OPTIONS EXERCISED IN 1995 AND 1995 YEAR-END VALUES

  The following table sets forth the number of options to acquire Tenneco Common Stock held, as of December 31, 1995, by the persons named in the Summary Compensation Table. No options to acquire shares of Tenneco Common Stock were exercised during 1995.

                                  TOTAL NUMBER OF        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS HELD  IN-THE-MONEY OPTIONS HELD
                              AT DECEMBER 31, 1995(A)   AT DECEMBER 31, 1995(A)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Dana G. Mead................   66,667       183,333      $31,233     $690,617
Theodore R. Tetzlaff........    5,334        28,666          --      $121,500
Robert T. Blakely...........    5,700        26,450      $ 4,038     $108,000
Stacy S. Dick...............    4,000        22,000          --      $ 94,500
Paul T. Stecko..............    5,344        34,666          --      $162,000

--------
(a) As described in footnote (f) to the Option Grant Table, the options to acquire Tenneco Common Stock will be replaced by options to acquire Company Common Stock.

                           LONG-TERM INCENTIVE PLANS
         PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

  The following table sets forth information concerning performance based awards made to the persons named in the Summary Compensation Table during 1995 by Tenneco.

                                   PERFORMANCE
                                    OR OTHER    ESTIMATED FUTURE PAYOUTS UNDER
                         NUMBER OF   PERIOD     NON-STOCK PRICE BASED PLANS(A)
                          SHARES,     UNTIL    ---------------------------------
                         UNITS OR  MATURATION
                           OTHER       OR
NAME                     RIGHTS(B)  PAYOUT(C)  THRESHOLD(D) TARGET(D) MAXIMUM(D)
----                     --------- ----------- ------------ --------- ----------
Dana G. Mead............  25,000     4 years        --       12,500     25,000
Theodore R. Tetzlaff....   9,000     4 years        --        4,500      9,000
Robert T. Blakely.......   9,000     4 years        --        4,500      9,000
Stacy S. Dick...........   9,000     4 years        --        4,500      9,000
Paul T. Stecko..........  12,000     4 years        --        6,000     12,000

--------
(a) Estimated Future Payouts are based on earnings per share ("EPS") from continuing operations as shown in the record of progress included in the published financial statements of Tenneco. Earnings per share for 1995 were $4.16 and represent achievement of 25% of the performance goal applicable to this award. Messrs. Mead, Tetzlaff, Blakely, Dick, and Stecko each were provisionally credited with 100% of their performance goal for 1995 and 6,250; 2,250; 2,250; 2,250; and 3,000 shares were credited to their respective Plan accounts, subject to adjustment, for payout at the end of the performance cycle.
(b) Each performance share equivalent unit represents one share of Tenneco's Common Stock that may be earned under this award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.
(c) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals. However, it is anticipated that prior to the consummation of the Industrial Distribution the conditions to issuance of all shares of Tenneco Common Stock underlying the performance share unit equivalent awards will be waived and the maximum number of shares of Tenneco Common Stock subject thereto will be issued.
(d) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four year basis.

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan, the Tenneco Inc. Benefit Equalization Plan (the "Tenneco Benefit Equalization Plan"), and the Tenneco Inc. Supplemental Executive Retirement Plan (the "Tenneco Supplemental Executive Retirement Plan") to persons in specified remuneration and years of credited participation classifications, each of which plans were assumed by the Company pursuant to the Benefits

Agreement. Under the Distribution Agreement and the Benefits Agreement, the Company will continue to sponsor those plans, but all other entities will cease to sponsor them, and the benefits that the employees of such entities have accrued under those plans will be frozen.

                               PENSION PLAN TABLE

                            YEARS OF CREDITED PARTICIPATION
                ----------------------------------------------------------------
REMUNERATION       15           20           25            30             35
------------    --------     --------     --------     ----------     ----------
 $  350,000     $ 82,500     $110,000     $137,500     $  165,000     $  192,500
    400,000       94,300      125,700      157,100        188,600        220,000
    450,000      106,100      141,400      176,800        212,100        247,500
    500,000      117,900      157,100      196,400        235,700        275,000
    550,000      129,600      172,900      216,100        259,300        302,500
    600,000      141,400      188,600      235,700        282,900        330,000
    650,000      153,200      204,300      255,400        306,400        357,000
    700,000      165,000      220,000      275,000        330,000        365,000
    750,000      176,800      235,700      294,600        353,600        412,500
    800,000      188,600      251,400      314,300        377,100        440,000
    850,000      200,400      267,100      333,900        400,700        467,500
    900,000      212,100      282,900      353,600        424,300        495,000
    950,000      223,900      298,600      373,200        447,900        522,500
  1,000,000      235,700      314,300      392,900        471,400        550,000
  1,100,000      259,300      345,700      432,100        518,600        605,000
  1,200,000      282,900      377,100      471,400        565,700        660,000
  1,300,000      306,400      408,600      510,700        612,900        715,000
  1,400,000      330,000      440,000      550,000        660,000        770,000
  1,500,000      353,600      471,400      589,300        707,100        825,000
  1,600,000      377,100      502,900      628,600        754,300        880,000
  1,700,000      400,700      534,300      667,900        801,400        935,000
  1,800,000      424,300      565,700      707,100        848,600        990,000
  1,900,000      447,900      597,100      746,400        895,700      1,045,000
  2,000,000      471,400      628,600      785,700        942,900      1,100,000
  2,100,000      495,000      660,000      825,000        990,000      1,155,000
  2,200,000      518,600      691,400      864,300      1,037,100      1,210,000

  The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation under the Retirement Plan (or any supplemental plan) For Messrs. Mead, Blakely, Dick and Stecko are 3, 14, 3 and 2, respectively. (See the paragraph below for additional information relating to Messrs. Mead, Dick and Stecko; and the "Summary Compensation Table" for salary and bonus information for Messrs. Mead, Blakely, Dick and Stecko).

  Pursuant to employment agreements with Messrs. Mead, Dick and Stecko described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangement" the Company has agreed to pay Messrs. Mead, Dick and Stecko such supplemental payments (in addition to any benefits payable under the Company's qualified and non-qualified pension plans) as may be necessary to make each person's total payments equal to the amount each would have received had he continued to be covered under pension plans maintained by his former employer (based on his credited service with the Company plus 14.6, 15 and 17 years, respectively, of credited service with each person's former employer, and on the compensation received from the Company as salary and bonuses).

  The Company provides Mr. Tetzlaff with an individual pension benefit. The benefit is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 beginning in 1998, $200,000 per year beginning in 2003 and $300,000 per year beginning in 2008 (See "Summary Compensation Table" for salary and bonus information on Mr. Tetzlaff).

COMPENSATION OF DIRECTORS

  Following the Industrial Distribution, all directors who are not also officers of the Company or its subsidiaries will each be paid a director's fee of $32,000 per annum and receive 300 restricted shares of Company Common Stock (discussed below) and each will be paid an attendance fee of $1,500 plus expenses for each meeting of the Company Board attended. Each director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees of the Company Board will be paid an additional fee of $7,000 per Chairmanship, and directors who serve as members of such committees will be paid an additional fee of $4,000 per committee membership. Members of the Executive Committee will receive an additional $1,500 attendance fee plus expenses for each meeting of that committee attended. Payment of all or a portion of such fees, together with interest and an adjustment based upon changes in the Consumer Price Index For All Urban Households as computed by the Bureau of Labor Statistics, may be deferred at the election of the director until the earliest of (i) the year next following the date upon which he or she ceases to be a director of the Company or (ii) the year selected by the director for commencement of payment of the deferred amount. The foregoing compensation structures and amounts are the same as currently apply to the Tenneco Board.

  During 1995, Tenneco had a retirement plan for directors who are not also officers of the Company which provided retirement payments based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. Prior to the Industrial Distribution, Tenneco eliminated this retirement plan, and increased the amount of restricted stock each director will receive each year in conjunction with their annual directors' fees. Messrs. Flawn, Harris and Johnson are vested under this prior retirement plan and, therefore, have the option to continue under such plan and to receive monthly payments upon retirement. This plan will be assumed by the Company.

  Directors who are not also officers of the Company will receive annually 300 restricted shares of Company Common Stock. Such restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture should the director cease to serve on the Company Board prior to the expiration of the restricted period that ends upon such director's normal retirement from the Company Board, unless such director is disabled, dies, or the Compensation and Benefits Committee of the Company Board, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

  It is anticipated that restricted shares of Tenneco Common Stock held by directors will be vested prior to the consummation of the Distributions, and the directors will be paid an amount in cash to defray taxes incurred on such vesting.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Tenneco has an employment agreement and a supplemental pension agreement with Mr. Mead which will be continued by the Company providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Company Board) and the supplemental pension payments described above. Also, the Company has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death or permanent disability, the Company will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000.

  Tenneco also has an employment agreement with Mr. Dick which will also be continued by the Company providing for the payment to Mr. Dick of a salary of not less than $325,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Company Board). Also, the Company has agreed that in the event Mr. Dick's employment is terminated for any reason other than for cause, death or permanent disability, the Company will pay to Mr. Dick an amount equal to his annual salary.

  The Company has an employment agreement with Mr. Stecko which will also be continued by the Company providing for the payment to Mr. Stecko of a salary of not less than $320,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Company Board). Mr. Stecko is entitled to reimbursement for the cost of financial and estate planning up to $20,000 per year and to be provided a country club membership related to his performance as President and CEO of Tenneco Packaging. The Company has also agreed that, in the event Mr. Stecko's employment is terminated for any reason other than for cause, death or permanent disability, the Company will pay to Mr. Stecko an amount equal to three times his base salary and will purchase his home in accordance with the Company's home purchase program. Additionally, in the event Mr. Stecko's employment is terminated within 3 years of the date of a change in control of Tenneco Packaging, the Company will pay Mr. Stecko an amount equal to three times his base salary. The Transaction is not deemed to constitute a change in control of Tenneco Packaging under Mr. Stecko's employment agreement.

  The Company will succeed to sponsorship of the Tenneco Benefits Protection Program (the "Tenneco Benefits Protection Program") established by Tenneco to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating (to the maximum practicable extent) any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of the Company (as such term is defined in the Tenneco Benefits Protection Program). The Tenneco Benefits Protection Program is designed to achieve this purpose through (i) the establishment of a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following such Change-in-Control and (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain plans. Under the Tenneco Benefits Protection Program, Messrs. Mead, Tetzlaff, Blakely, Dick and Stecko would have become entitled to receive payments from the Company in the amount of $5,175,000; $2,151,000; $1,860,000; $1,839,000; and $1,980,000,
respectively, had their position been terminated on December 31, 1995, and, in addition, restricted shares held in the name of such individuals under Tenneco's restricted stock plans would have automatically reverted to Tenneco, and Tenneco would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. The performance share equivalent units would also have been fully vested and paid. The Transaction is not deemed to constitute a "Change in Control" for purposes of the Tenneco Benefits Protection Program.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  During 1995 Tenneco and its subsidiaries paid the law firm of Jenner & Block, of which Theodore R. Tetzlaff, General Counsel of Tenneco, is a partner, approximately $9.4 million for legal services (pursuant to an agreement with Tenneco, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of Tenneco, and will not receive from Jenner & Block any part of the fees paid by Tenneco to that firm during such period he serves as General Counsel); and paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $31,000 for financial consulting services. All such transactions discussed above were in the ordinary course of business.

  Tenneco and certain of its subsidiaries held, as of December 31, 1995, approximately 21% of the outstanding common stock of Case, of which Mr. Mead is a director. During 1995, Tenneco received payments from Case of approximately $8.6 million in fixed charges for administrative and other services provided to Case by Tenneco and its subsidiaries. Additionally, a subsidiary of Tenneco paid Case approximately $11.8 million for retail receivable services. The fee for such services is based on the amount of outstanding receivables. Tenneco and Case have an agreement which provides for the allocation of obligations for income and franchise taxes with respect to Case and its subsidiaries for years preceding the 1994 reorganization and public offering of Case common stock.

  During fiscal year 1995, Barry R. Schuman and Karl A. Stewart, executive officers of Tenneco, each were indebted to Tenneco. The largest aggregate amount outstanding during 1995 for each of Messrs. Schuman and Stewart was approximately $401,000 and, as of February 29, 1996, approximately $403,000 was outstanding. Such indebtedness was incurred in connection with relocation of such persons and all amounts outstanding are secured by a subordinated mortgage note which accrues interest at the rate of 3% per year on the unpaid balance and matures at the earlier of the individual's termination of employment or the year 2026. Principal is payable in full at maturity and the payment of interest has been deferred for 1995.

  Transactions involving Mr. McCoy are set out below under the caption "Compensation Committee Interlocks and Insider Participation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Andrews, Johnson, McCoy and Wharton are members of the Compensation and Benefits Committee of the Tenneco Board and each will serve as members of the Compensation and Benefits Committee of the Company Board.

  During 1995, an investment fund, of which a subsidiary of Tenneco owns 50%, paid approximately $558,000 to a subsidiary of Banc One Corporation, of which Mr. McCoy is a director and an executive officer, under a line of credit in an amount of approximately $10 million under which approximately $9.4 million is outstanding. Such line of credit is guaranteed 80% by a subsidiary of Tenneco and is due to mature in 1997. All such transactions involving Banc One Corporation were in the ordinary course of business.

BENEFIT PLANS FOLLOWING THE INDUSTRIAL DISTRIBUTION

  As described above, the Company will succeed to sponsorship of two plans qualified under Section 401(a) of the Code: the Tenneco Retirement Plan and the Tenneco Thrift Plan. The Tenneco Retirement Plan is a defined benefit pension plan. The Tenneco Thrift Plan is a 401(k) plan with an employer matching contribution. The Company will also succeed to sponsorship of the Tenneco Supplemental Executive Retirement Plan and Tenneco Benefit Equalization Plan, both of which are non-qualified plans designed to provide covered individuals with benefits which they would receive under the Tenneco Retirement Plan absent legal limitations. The Company will also succeed to sponsorship of the Tenneco Benefits Protection Program as well as the Tenneco Inc. Deferred Compensation Plan and 1993 Deferred Compensation Plan, both of which are non-qualified deferred compensation plans.

  Prior to the consummation of the Industrial Distribution, the Company will adopt the Company Stock Ownership Plan, which will be approved by Tenneco as the sole stockholder of the Company. The Company Stock Ownership Plan will be substantially similar to the Tenneco Inc. 1994 Stock Ownership Plan and will provide for the grant of stock options, restricted stock, performance shares and other forms of awards. The Company will adopt, and Tenneco will approve as its sole stockholder, an employee stock purchase plan which will be substantially similar to the Tenneco employee stock purchase plan.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Prior to the Distribution Date, the Company Board and Tenneco, as sole stockholder of the Company, will approve and adopt the Company's Restated Certificate of Incorporation (the "Certificate"), and Tenneco, as sole stockholder of the Company, will approve and adopt the Amended and Restated By-laws of the Company (the "By-laws"). Under the Certificate, the Company's authorized capital stock will consist of 350,000,000 shares of Company Common Stock and 50,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). In addition, it is anticipated that the Company Board will adopt resolutions pursuant to the Certificate designating 3,500,000 shares of Company Preferred Stock as Series A Participating Junior Preferred Stock, par value $.01 per share, of the Company ("Company Junior Preferred Stock") and reserving 3,500,000 shares of Company Junior Preferred Stock for issuance in connection with the Rights to be issued in connection with the Industrial Distribution. No Company Preferred Stock will be issued in the Industrial Distribution. Based on the number of shares of Tenneco outstanding on July 31, 1996, up to approximately 170,644,461 shares of Company Common Stock will be issued in the Industrial Distribution.

COMPANY COMMON STOCK

  The holders of Company Common Stock will be entitled to one vote for each share on all matters on which stockholders generally are entitled to vote, and except as otherwise required by law or provided in any resolution adopted by the Company Board with respect to any series of Company Preferred Stock, the holders of Company Common Stock will possess 100% of the voting power. The Certificate does not provide for cumulative voting.

  Subject to the preferential rights of any outstanding Company Preferred Stock which may be created by the Company Board under the Certificate, the holders of Company Common Stock will be entitled to such dividends as may be declared from time to time by the Company Board and paid from funds legally available therefor, and the holders of Company Common Stock will be entitled to receive pro rata all assets of the Company available for distribution upon liquidation. All shares of Company Common Stock received in the Industrial Distribution will be fully paid and nonassessable, and the holders thereof will not have any preemptive rights.

  There is no established public trading market for Company Common Stock, although a "when issued" market is expected to develop prior to the
Distribution Date. On            , 1996, the New York Stock Exchange approved
the listing of such shares upon notice of issuance. The Company has applied to the Chicago, Pacific and London Stock Exchanges for approval of the listing of Company Common Stock upon notice of issuance.

  The declaration of dividends on Company Common Stock will be at the discretion of the Company Board. The Company Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends will be based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning the Company's business and operations. For additional information concerning the payment of dividends by the Company, see "Risk Factors--Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's cash flow and the consequent ability of the Company to pay any dividends on Company Common Stock will be substantially dependent upon the Company's earnings and cash flow available after its debt service and the availability of such earnings to the Company by way of dividends, distributions, loans and other advances.

  Under the DGCL, dividends may be paid by the Company out of "surplus" (as defined under Section 154 of the DGCL) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. On a pro forma basis, at June 30, 1996, the Company had surplus of approximately $3,051 million (on a book value basis) for the payment of dividends, and the Company will also be able to pay dividends out of any net profits for the current and/or prior fiscal year, if any.

COMPANY PREFERRED STOCK

  Under the Certificate, the Company Board is authorized to issue Company Preferred Stock, in one or more series, and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. See "Antitakeover Effects of Certain Provisions."

                  ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS

  The Certificate, the By-laws, the Rights and Delaware statutory law contain certain provisions, which are substantially the same as those provisions which are currently applicable to Tenneco, that could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate, the By-laws and the Rights Agreement which are attached as exhibits to the Company's Registration Statement on Form 10 under the Exchange Act relating to Company Common Stock.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate provides that the Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Company Board consists of the persons referred to in "Management--Board of Directors" above. The Certificate provides that, of the initial directors of the Company, approximately one-third will continue to serve until the first succeeding annual meeting of the Company's stockholders, approximately one-third will continue to serve until the second succeeding annual meeting of the Company's stockholders and approximately one-third will continue to serve until the third succeeding annual meeting of the Company's stockholders. Of the initial directors, Messrs. Andrews, Blumenthal, Johnson and Weiss will serve until the first succeeding annual meeting of the Company's stockholders, Ms. Eickhoff and Messrs. Flawn, McCoy and Mead will serve until the second succeeding annual meeting of the Company's stockholders and Messrs. Harris, Wharton and Plastow will serve until the third succeeding annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, one class of directors will be elected for a term expiring at the third succeeding annual meeting of stockholders.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Company Board. Such a delay may help ensure that the Company's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Company Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Company Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the members of the Company Board, the classification of the Company Board could tend to reduce the likelihood of fluctuations in the market price of Company Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Company Common Stock at a higher market price than might otherwise be the case.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of Company Preferred Stock have the right, voting separately as a class or series, to elect directors, such directors will not be classified, unless expressly provided by the terms of such series of Company Preferred Stock.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Certificate provides that the business and affairs of the Company will be managed by or under the direction of a Board of Directors, consisting of not less than eight nor more than sixteen directors, the exact number thereof to be determined from time to time by affirmative vote of a majority of the entire Board of Directors. In addition, the Certificate provides that any vacancy on the Company Board that results from an increase in the number of directors may be filled by a majority of the Company Board then in office, provided that a quorum is present, and any other vacancy occurring in the Company Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

  Under the DGCL, unless otherwise provided in the Certificate, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not provide that directors may be removed without cause.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of Company Preferred Stock have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships will be governed by the terms of the Certificate applicable thereto.

SPECIAL MEETINGS

  The By-laws provide that special meetings of stockholders will be called by the Company Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by the Company.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Company Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for stockholder notice in respect of the annual meeting of the Company's stockholders to be timely, such notice must be delivered to the Secretary of the Company not less than 50 days nor more than 75 days prior to the annual meeting; provided, however, that in the event that less than 65 days' notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public announcement was made, whichever first occurs.

  Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are beneficially owned by such stockholder, and as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence of the person,
(ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Exchange Act. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Company Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Company Board, will provide the Company Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Company Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the By-laws do not give the Company Board any power to approve or disapprove stockholder nominations for the election of directors or proper stockholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

RECORD DATE PROCEDURE FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

  The By-laws establish a procedure for the fixing of a record date in respect of action proposed to be taken by the Company's stockholders by a written consent in lieu of a meeting. The By-laws provide that any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary and delivered to the Company, request that a record date be fixed for such purpose. The By-laws state that the Company Board may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Company Board and shall not precede the date such resolution is adopted. If the Company Board fails within 10 days after the Company receives such notice to fix a record date for such purpose, the By-laws provide that the record date shall be the day on which the first written consent is delivered to the Company unless prior action by the Company Board is required under the DGCL, in which event the record date shall be at the close of business on the day on which the Company Board adopts the resolution taking such prior action. The By-laws also provide that the Secretary of the Company or, under certain circumstances, two inspectors designated by the Secretary shall promptly conduct such ministerial review of the sufficiency of any written consents of stockholders duly delivered to the Company and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the written consents have given consent.

STOCKHOLDER MEETINGS

  The By-laws provide that the Company Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).

COMPANY PREFERRED STOCK

  The Certificate authorizes the Company Board to provide for series of Company Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

  Tenneco and the Company believe that the ability of the Company Board to issue one or more series of Company Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of the Company Preferred Stock, as well as shares of Company Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in a 20% increase in the number of shares of common stock outstanding or in the amount of voting securities outstanding. If the approval of the Company's stockholders is not required for the issuance of shares of Company Preferred Stock or Company Common Stock, the Company Board may determine not to seek stockholder approval.

  Although the Company Board has no intention at the present time of doing so, it could issue a series of Company Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Company Board, in so acting, could issue Company Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATIONS

  The Certificate prohibits "Business Combinations" (as defined in the Certificate) with "Interested Stockholders" (as defined in the Certificate) without the approval of the holders of at least 66 2/3% in voting power of the outstanding shares of stock entitled to vote in the election of directors ("Voting Stock") not owned by an Interested Stockholder unless (i) approved by a majority of the "Continuing Directors" (as defined in the Certificate) or
(ii) certain detailed requirements as to, among other things, the value and type of consideration to be paid to the Company's stockholders, the maintenance of the Company's dividend policy, the public disclosure of the Business Combination and the absence of any major change in the Company's business or equity capital structure without the approval of a majority of the Continuing Directors, have been satisfied. The Certificate generally defines an "Interested Stockholder" as any person (other than the Company or any subsidiary, any employee benefit plan of the Company or any subsidiary or any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any subsidiary when acting in such capacity) who
(a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock or (b) is an affiliate or associate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock. The Certificate defines a "Continuing Director" as any member of the Company Board, while such person is a member of the Company Board, who is not an affiliate or associate or representative of the Interested Stockholder and was a member of the Company Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor thereto who is not an affiliate or associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BY-LAWS

  Under the DGCL, the stockholders of a corporation have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be adopted, amended or repealed by the board of directors. The Certificate provides that the By-laws may be amended by the Company Board or by the stockholders.

  The Certificate also provides that, in addition to approval by the Company Board and notwithstanding that a lesser percentage or separate class vote may be specified by law, the Certificate or the By-laws, any proposal to amend or repeal, or adopt any provision inconsistent with, the provisions of the Certificate regarding Business Combinations proposed by or on behalf of an Interested Stockholder or affiliate thereof requires the affirmative vote of the holders of 66 2/3% in voting power of the outstanding shares of Voting Stock, excluding Voting Stock beneficially owned by any Interested Stockholder, unless the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions regarding Business Combinations is unanimously recommended by the members of the Company Board and each of the members of the Company Board qualifies as a Continuing Director. Approval by the Company Board, together with the affirmative vote of the holders of a majority in voting power of the outstanding shares of Voting Stock, is required to amend all other provisions of the Certificate. The Business Combination supermajority voting requirement could have the effect of making more difficult any amendment by stockholders of the Business Combination provisions of the Certificate described above, even if a majority of the Company's stockholders believe that such amendment would be in their best interest.

RIGHTS

  The Company Board will adopt a stockholder rights plan and cause to be issued, with each share of Company Common Stock to be distributed in the Industrial Distribution, one preferred share purchase right (a "Right"). Each Right will entitle the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Company Junior Preferred Stock, at a price of $130 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

  Initially, the Rights will be represented by Company Common Stock certificates, and no separate certificates representing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Company Common Stock and a distribution date (a "Rights Distribution Date") will occur upon the earlier of (i) 10 business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Company Common Stock, (ii) 10 business days (or such later date as may be determined by the Company Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Company Common Stock or (iii) 10 business days after the Company Board determines that any person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of Company Common Stock which the Company Board determines to be substantial (which amount shall in no event be less than 10% of the shares of Company Common Stock outstanding) and at least a majority of the Company Board who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Company Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Company Board determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company (any such person being referred to herein and in the Rights Agreement as an "Adverse Person").

  Until the Rights Distribution Date, (i) the Rights will be evidenced by Company Common Stock certificates and will be transferred with and only with such Company Common Stock certificates, (ii) Company Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Company Common Stock outstanding will also constitute the transfer of the Rights associated with Company Common Stock represented by such certificate.

  The Rights will not be exercisable until the Rights Distribution Date and will expire at the close of business on June 10, 1998 (the "Final Expiration Date"), unless (i) earlier redeemed by the Company as described below or (ii) the Rights Agreement is extended (with stockholder approval) as discussed below. The Final Expiration Date is the same date on which the stockholder rights issued under the current Tenneco's stockholder's rights plan would have terminated, but for the Merger.

  As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of the Company Common Stock as of the close of business on the Rights Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Company Board, only shares of Company Common Stock issued prior to the Rights Distribution Date will be issued with Rights.

  In the event that (i) any person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Company Common Stock that the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders) or (ii) the Company Board determines that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Company Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Upon the occurrence of either of the events set forth in the preceding sentence, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by the Acquiring Person or Adverse Person (or certain related parties) will be null and void. Rights will not be exercisable following the occurrence of either of such events until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $130 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $260 worth of Company Common Stock (or other consideration, as noted above) for $130. Assuming that Company Common Stock had a per share value of $50 at such time, the holder of each valid Right would be entitled to purchase 5.2 shares of Company Common Stock for $130.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction (other than a merger meeting prescribed terms and conditions that follows an offer described in the second preceding paragraph) or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  The Purchase Price payable, and the number of Units of Company Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Company Junior Preferred Stock, (ii) if holders of Company Junior Preferred Stock are granted certain rights or warrants to subscribe for Company Junior Preferred Stock or convertible securities at less than the current market price of Company Junior Preferred Stock or (iii) upon the distribution to holders of the Company Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of Company Junior Preferred Stock on the last trading date prior to the date of exercise.

  In general, at any time until 10 business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.02 per Right. The Company may not redeem the Rights if the Company Board has previously declared a person to be an Adverse Person. Immediately upon the action of the Company Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.02 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights became exercisable for Company Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the duration of the Rights Agreement and the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Company Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Company Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. Notwithstanding the foregoing, unless approved by a vote of the stockholders of the Company, the Rights Agreement may not be supplemented or amended to alter the redemption price, the Final Expiration Date, the Purchase Price or the number of Units for which a Right is exercisable.

  The Rights Agreement is designed to protect the stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Company Board, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the Company's stockholders.

  THE FOREGOING SUMMARY OF THE TERMS OF THE RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION STATEMENT ON FORM 10 UNDER THE EXCHANGE ACT RELATING TO COMPANY COMMON STOCK. THE RIGHTS ARE BEING REGISTERED UNDER THE EXCHANGE ACT, TOGETHER WITH COMPANY COMMON STOCK, PURSUANT TO SUCH REGISTRATION STATEMENT. IN THE EVENT THAT THE RIGHTS BECOME EXERCISABLE, THE COMPANY WILL REGISTER THE SHARES OF COMPANY JUNIOR PREFERRED STOCK FOR WHICH THE RIGHTS MAY BE EXERCISED, IN ACCORDANCE WITH APPLICABLE LAW.

ANTITAKEOVER LEGISLATION

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 of the DGCL generally defines an "interested stockholder" to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Section 203 of the DGCL generally defines a "business combination" to include
(1) mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither the Certificate nor the By-laws exclude the Company from the restrictions imposed under
Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board since the stockholder approval requirement would be avoided if the Company Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

COMPARISON WITH RIGHTS OF HOLDERS OF TENNECO COMMON STOCK

  Except as otherwise described herein, the provisions of the Certificate and the By-laws (including the provisions thereof relating to the classification of directors, the calling of special meetings of stockholders, the advance notice requirements for stockholder nominations and proposals, the approval of Business Combinations, the supermajority voting requirement for amendment of the Business Combinations provisions and the setting of record dates for actions by written consent of stockholders in lieu of a meeting) are substantially the same as the provisions of the Tenneco Certificate of Incorporation (the "Tenneco Certificate") and the Tenneco By-laws (the "Tenneco By-laws").

Capitalization

  Tenneco's authorized capital stock consists of 350,000,000 shares of Tenneco Common Stock, 15,000,000 shares of Preferred Stock, without par value ("Tenneco Preferred Stock"), and 50,000,000 shares of Junior Preferred Stock, without par value ("Tenneco Junior Preferred Stock"). The Company's authorized capital stock consists of 350,000,000 shares of Company Common Stock, 50,000,000 shares of Company Preferred Stock, 3,500,000 shares of which have been designated Company Junior Preferred Stock.

  The Tenneco Board is generally authorized to issue Tenneco Preferred Stock and Tenneco Junior Preferred Stock in series and to fix the terms of such series, but such authority is subject to numerous requirements and/or limitations relating to, among other things, the voting rights of such series and the ability of Tenneco to pay dividends and acquire its capital stock. The Company Board is authorized to issue Company Preferred Stock in series and to fix the terms of such series, without limitation (other than as provided in the DGCL).

  All series of Tenneco Preferred Stock (but not Tenneco Junior Preferred Stock) must rank on a parity with respect to the payment of dividends. Any of the terms of a series of Company Preferred Stock may differ from those of any other series.

Class Voting

  Under the Tenneco Certificate, approval of 66 2/3% of the outstanding shares of Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, is required for any charter amendment which adversely affects the rights, powers or preferences of the Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, as the case may be. Under the Certificate, there is no such two-thirds approval requirement; however, the DGCL generally requires any charter amendment that so adversely affects a particular class or series of stock be approved by a majority of the outstanding shares of such class or series, as the case may be.

  The Tenneco Certificate requires separate class votes of Tenneco Preferred Stock and of Tenneco Junior Preferred Stock (i) to create a class of stock ranking senior thereto, (ii) to sell, lease, transfer or convey all or substantially all of Tenneco's assets or (iii) to merge with another corporation (unless Tenneco survives). No such class votes are required under the Certificate.

Stockholder Meetings

  The By-laws provide that the Company Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting). Such issues are not expressly addressed by the Tenneco By-laws.

Stockholder Rights Plans

  Tenneco adopted a stockholder rights plan on May 24, 1988, which was amended and restated on October 1, 1989 (the "Tenneco Rights Plan"). Pursuant to and in accordance with such plan, one preferred share purchase right (a "Tenneco Right") is attached to each share of Tenneco Common Stock. Each Tenneco Right entitles the registered holder thereof to, among other things, purchase, under certain circumstances, from Tenneco a unit consisting of one one-hundredth of a share of Tenneco Series A Junior Preferred Stock. Tenneco has amended the Tenneco Rights Plan to exempt El Paso and El Paso Merger Company from becoming an "acquiring person" thereunder, or otherwise triggering the Tenneco Rights, solely by reason of the execution of the Merger Agreement and consummation of the transactions contemplated thereby, and to cause the Tenneco Rights to expire at the Merger Effective Time.

  The Company will adopt the Rights Agreement. The Rights Agreement is, in all material respects, the same as the Tenneco Rights Plan except that the Redemption Price (as defined therein), the Final Expiration Date, the Purchase Price and the number of one one-hundredths of a share of Company Junior Preferred Stock for which a Right is exercisable (which under the Tenneco Rights Plan may not be supplemented or amended) may be supplemented or amended with stockholder approval.

Indemnification

  The Tenneco By-laws provide for mandatory indemnification for directors and officers of Tenneco and for directors and officers of Tenneco serving as directors and officers of other entities at the request of Tenneco to the fullest extent permitted by the DGCL. The By-laws provide similar mandatory indemnification except (i) such indemnification includes directors and officers of the Company serving as directors, officers, employees or agents of another entity at the request of the Company and (ii) suits (or parts thereof) instituted by any such indemnitee without Company Board approval are excluded from such mandatory indemnification.

  The By-laws also provide for mandatory advancement of expenses in defending any proceeding for which mandatory indemnification may be available. The Tenneco By-laws do not provide for such mandatory advancement of expenses.

  Under the By-laws, persons claiming indemnification or advancement may file suit in respect thereof if the Company does not pay such a claim within 30 days after receipt of a written claim therefor and, if successful in whole or in part, are entitled to be paid the expense of prosecuting such claim. The By-laws provide that in any such action, the Company has the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement. Such issues are not expressly addressed by the Tenneco By-laws.

Director Exculpation

  Pursuant to Section 102(b)(7) of the DGCL, the Tenneco Certificate provides that a director thereof shall not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tenneco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. The Certificate, therefore, affords directors of the Company the benefit of any subsequent broadening of director exculpation permitted by the DGCL without the need for a further charter amendment.

Ratification

  The Tenneco Certificate provides that a director of Tenneco shall not be disqualified by his office from dealing or contracting with Tenneco either as a vendor, purchaser or otherwise, nor shall any transaction or contract of Tenneco be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (i) by a vote of a majority of a quorum of the Tenneco Board or of the Executive Committee of Tenneco, without counting in such majority or quorum any director so interested or a member of a firm so interested, or a shareholder, officer or director of a corporation so interested or (ii) by the written consent, or by the vote at any stockholders' meeting, of the holders of record of a majority of all the outstanding shares of stock of Tenneco entitled to vote, nor shall any director be liable to account to Tenneco for any profits realized by or from or through any such transaction or contract of Tenneco authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction or contract.

  The Tenneco By-laws provide that any transaction questioned in any stockholders derivative suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment, by the Tenneco Board or by Tenneco's stockholders. The Tenneco By-laws also provide that, if so ratified, the transaction shall have the same force and effect as if it had been originally duly authorized, and said ratification shall be binding upon Tenneco and shall continue as a bar to any claim or execution of any judgment in respect of such questioned transaction.

  Such issues are not expressly addressed by the Certificate. However, Section 144 of the DGCL provides, in relevant part, that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Contracts

  The By-laws provide that, except as otherwise required by law, the Certificate or the By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Company by such officer or officers of the Company as the Company Board may from time to time direct. The By-laws state that such authority may be general or confined to specific instances as the Company Board may determine. The By-laws also provide that
(i) the Chairman of the Board, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Company and (ii) subject to any restrictions imposed by the Company Board, the Chairman of the Board, the President or any Vice President of the Company may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power. Such issues are not expressly addressed by the Tenneco By-laws.

Proxies

  The By-laws provide that unless otherwise provided by resolution adopted by the Company Board, the Chairman of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Company, in the name and on behalf of the Company, to cast the votes which the Company may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Company, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Company as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Company and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises. Such issues are not expressly addressed by the Tenneco By-laws.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

ELIMINATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. Based on the DGCL as presently in effect, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transactions from which the director derived an improper personal benefit.

  While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-laws provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another Company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. The By-laws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, the Company will be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Company Board.

  The By-laws further provide that the Company will pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the relevant section of the By-laws or otherwise.

  Pursuant to the By-laws, if a claim for indemnification or payment of expenses thereunder is not paid in full within 30 days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. The By-laws provide that, in any such action, the Company will have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

  The By-laws also provide (i) that the rights conferred on any Indemnitee thereby are not exclusive of any other rights which such Indemnitee may have or thereafter acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise,
(ii) that the Company's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another Company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other Company, partnership, joint venture, trust, enterprise or nonprofit enterprise and (iii) that any repeal or modification of the relevant provisions of the By-laws will not adversely affect any right or protection thereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

  The By-laws also expressly state that the provisions thereof will not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE

                                                                           PAGE
                                                                           ----
THE BUSINESSES OF NEW TENNECO
  Report of Independent Public Accountants................................ F-2
  Combined Statements of Income for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 and
   1995................................................................... F-3
  Combined Balance Sheets--December 31, 1995 and 1994 and June 30, 1996... F-4
  Combined Statements of Cash Flows for each of three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 and
   1995................................................................... F-5
  Statements of Changes in Combined Equity for each of the three years in the period ended
   December 31, 1995 and the six months ended June 30, 1996............... F-6
  Notes to Combined Financial Statements.................................. F-7
THE MOBIL PLASTICS DIVISION OF MOBIL CORPORATION
  Report of Independent Auditors.......................................... F-28
  Combined Statements of Net Assets--December 28, 1994 and November 17,
   1995................................................................... F-29
  Combined Statements of Operations Before Income Taxes--Year ended
   December 28, 1994 and period ended November 17, 1995................... F-30
  Combined Statements of Changes in Net Assets--Year Ended December 28,
   1994 and period ended November 17, 1995................................ F-31
  Combined Statements of Cash Flows--Year ended December 28, 1994 and period ended
   November 17, 1995...................................................... F-32
  Notes to Combined Financial Statements.................................. F-33
FINANCIAL STATEMENT SCHEDULE
  Valuation and Qualifying Accounts--The Businesses of New Tenneco ....... S-1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

We have audited the accompanying combined balance sheets of the businesses of New Tenneco (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of New Tenneco as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the combined financial statements, effective January 1, 1994, the businesses of New Tenneco changed its method of accounting for postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of New Tenneco taken as a whole.

                                             ARTHUR ANDERSEN LLP

Houston, Texas
August 19, 1996

                         THE BUSINESSES OF NEW TENNECO

                         COMBINED STATEMENTS OF INCOME

                                    YEARS ENDED DECEMBER    SIX MONTHS ENDED
                                            31,                 JUNE 30,
                                    ----------------------  ------------------
(MILLIONS)                           1995    1994    1993      1996      1995
----------                          ------  ------  ------  --------  --------
                                                               (UNAUDITED)
REVENUES
Net sales and operating revenues--
  Automotive....................... $2,479  $1,989  $1,785  $  1,463  $  1,263
  Packaging........................  2,752   2,184   2,042     1,775     1,318
  Intergroup sales and other.......    (10)     (7)     (7)       (5)       (4)
                                    ------  ------  ------  --------  --------
                                     5,221   4,166   3,820     3,233     2,577
Other income, net..................     39      (2)     42        71        30
                                    ------  ------  ------  --------  --------
                                     5,260   4,164   3,862     3,304     2,607
                                    ------  ------  ------  --------  --------
COSTS AND EXPENSES
Cost of sales (exclusive of
 depreciation shown below).........  3,737   3,050   2,854     2,303     1,828
Engineering, research and
 development expenses..............     67      43      39        44        33
Selling, general and
 administrative....................    588     473     451       396       276
Depreciation, depletion and
 amortization......................    196     142     137       147        92
                                    ------  ------  ------  --------  --------
                                     4,588   3,708   3,481     2,890     2,229
                                    ------  ------  ------  --------  --------
Income before interest expense,
 income taxes and minority
 interest..........................    672     456     381       414       378
Interest expense (net of interest
 capitalized)......................    160     104     101       100        74
                                    ------  ------  ------  --------  --------
Income before income taxes and
 minority interest.................    512     352     280       314       304
Income tax expense.................    231     114     115       126       124
                                    ------  ------  ------  --------  --------
Income before minority interest....    281     238     165       188       180
Minority interest..................     23      --      --        10        12
                                    ------  ------  ------  --------  --------
Income from continuing operations..    258     238     165       178       168
Loss from discontinued operations,
 net of income tax.................     --     (31)     (7)       --        --
                                    ------  ------  ------  --------  --------
Income before cumulative effect of
 change in accounting
 principle.........................    258     207     158       178       168
Cumulative effect of change in
 accounting principle, net of
 income tax........................     --      (7)     --        --        --
                                    ------  ------  ------  --------  --------
Net income......................... $  258  $  200  $  158  $    178  $    168
                                    ======  ======  ======  ========  ========

The accompanying notes to combined financial statements are an integral part of these combined statements of income.

                         THE BUSINESSES OF NEW TENNECO

                            COMBINED BALANCE SHEETS

                                                  DECEMBER 31,
                                                  -------------  JUNE 30,
(MILLIONS)                                         1995   1994     1996
----------                                        ------ ------ -----------
                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and temporary cash investments............ $  103 $  350   $  129
  Receivables--
    Customer notes and accounts (net)............    351    284      477
    Affiliated companies.........................    117     53      114
    Income taxes.................................     41      2       52
    Other........................................     54     45      186
  Inventories....................................    838    557      820
  Deferred income taxes..........................     23     24       28
  Prepayments and other..........................    168    152      196
                                                  ------ ------   ------
                                                   1,695  1,467    2,002
                                                  ------ ------   ------
Investments and other assets:
  Long-term notes receivables....................     16     11       16
  Goodwill and intangibles, net..................  1,024    320      965
  Deferred income taxes..........................     52     49       61
  Pension assets.................................    433    389      444
  Other..........................................    239    113      287
                                                  ------ ------   ------
                                                   1,764    882    1,773
                                                  ------ ------   ------
Plant, property and equipment, at cost...........  4,138  3,065    4,332
  Less--Reserves for depreciation, depletion and
   amortization..................................  1,480  1,474    1,584
                                                  ------ ------   ------
                                                   2,658  1,591    2,748
                                                  ------ ------   ------
                                                  $6,117 $3,940   $6,523
                                                  ====== ======   ======
LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Short-term debt (including current maturities
   on long-term debt)............................ $  384 $  108   $  530
  Payables
    Trade........................................    589    465      599
    Affiliated companies.........................     47     68       23
  Taxes accrued..................................     45     --       74
  Accrued liabilities............................    237    129      242
  Other..........................................    257    282      242
                                                  ------ ------   ------
                                                   1,559  1,052    1,710
                                                  ------ ------   ------
Long-term debt...................................  1,648  1,039    1,573
Deferred income taxes............................    435    342      451
Postretirement benefits..........................    156    122      161
Deferred credits and other liabilities...........    166     97      159
Commitments and contingencies
Minority interest................................    301    301      301
Combined equity..................................  1,852    987    2,168
                                                  ------ ------   ------
                                                  $6,117 $3,940   $6,523
                                                  ====== ======   ======

The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                         THE BUSINESSES OF NEW TENNECO

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS
                                                YEARS ENDED          ENDED
                                                DECEMBER 31,       JUNE 30,
                                              ------------------  ------------
(MILLIONS)                                     1995   1994  1993  1996   1995
----------                                    ------  ----  ----  -----  -----
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Income from continuing operations...........  $  258  $238  $165  $ 178  $ 168
Adjustments to reconcile income from contin-
 uing operations to cash provided (used) by
 continuing operations--
  Depreciation, depletion and amortization..     196   142   137    147     92
  Deferred income taxes.....................      75    19     1     37     15
  Gain on sale of businesses and assets,
   net......................................     (15)   (5)  (29)   (49)   (14)
  Allocated interest, net of tax............      99    61    59     63     44
  Changes in components of working capital
   (Increase) decrease in receivables.......      30    87    55   (110)   (79)
   (Increase) decrease in inventories.......    (102)  (57)   (1)    18    (99)
   (Increase) decrease in prepayments and
    other current assets....................     (39)    8   (38)   (19)   (10)
   Increase (decrease) in payables..........       7    69    34    (13)   (59)
   Increase (decrease) in taxes accrued.....      23   (17)  (47)    23    (18)
   Increase (decrease) in other current lia-
    bilities................................     (15)   (3)   79    (43)   (26)
  Other.....................................     (28)   20   (85)   (33)   (23)
                                              ------  ----  ----  -----  -----
   Cash provided (used) by continuing opera-
    tions...................................     489   562   330    199     (9)
   Cash provided (used) by discontinued op-
    erations................................      --     9    (6)    --     --
                                              ------  ----  ----  -----  -----
Net cash provided (used) by operating activ-
 ities......................................     489   571   324    199     (9)
                                              ------  ----  ----  -----  -----
INVESTING ACTIVITIES
Net proceeds (expenditures) related to the
 sale of discontinued operations............      --     5    (4)    --     --
Net proceeds from sale of businesses and as-
 sets.......................................      56    16    83     10     34
Expenditures for plant, property and equip-
 ment.......................................    (562) (280) (217)  (263)  (179)
Acquisitions of businesses..................  (1,461)  (51)  (14)   (23)   (55)
Investments and other.......................     (74)    7    --    (64)    (6)
                                              ------  ----  ----  -----  -----
Net cash used by investing activities.......  (2,041) (303) (152)  (340)  (206)
                                              ------  ----  ----  -----  -----
FINANCING ACTIVITIES
Issuance of equity securities by a combined
 subsidiary.................................      --   293    --     --     --
Retirement of long-term debt................     (15) (152)  (21)    (8)   (11)
Net increase (decrease) in short-term debt
 excluding current maturities on long-term
 debt.......................................       8   (94)  (29)   (23)    (2)
Cash contributions from (distributions to)
 Tenneco....................................   1,304     3  (115)   200    (39)
                                              ------  ----  ----  -----  -----
Net cash provided (used) by financing activ-
 ities......................................   1,297    50  (165)   169    (52)
                                              ------  ----  ----  -----  -----
Effect of foreign exchange rate changes on
 cash and temporary cash investments........       8     4    (2)    (2)     4
                                              ------  ----  ----  -----  -----
Increase (decrease) in cash and temporary
 cash investments...........................    (247)  322     5     26   (263)
Cash and temporary cash investments, January
 1..........................................     350    28    23    103    350
                                              ------  ----  ----  -----  -----
Cash and temporary cash investments, Decem-
 ber 31 (Note)..............................  $  103  $350  $ 28  $ 129  $  87
                                              ======  ====  ====  =====  =====
Cash paid during the year for interest......  $    6  $ 14  $ 15  $   2  $   6
Cash paid during the year for income taxes
 (net of refunds)...........................  $  180  $137  $178  $  97  $ 137

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

    The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

                         THE BUSINESSES OF NEW TENNECO

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

(MILLIONS)

Balance, December 31, 1992............................................. $  (87)
  Net income...........................................................    158
  Translation adjustment...............................................    (75)
  Allocated interest, net of tax.......................................     59
  Change in allocated corporate debt...................................    519
  Cash distributions to Tenneco........................................   (115)
  Noncash contributions from Tenneco...................................     74
                                                                        ------
Balance, December 31, 1993............................................. $  533
  Net income...........................................................    200
  Translation adjustment...............................................     56
  Allocated interest, net of tax.......................................     61
  Change in allocated corporate debt...................................     (5)
  Cash contributions from Tenneco......................................      3
  Noncash contributions from Tenneco...................................    139
                                                                        ------
Balance, December 31, 1994............................................. $  987
  Net income...........................................................    258
  Translation adjustment...............................................     49
  Allocated interest, net of tax.......................................     99
  Change in allocated corporate debt...................................   (887)
  Cash contributions from Tenneco......................................  1,304
  Noncash contributions from Tenneco...................................     42
                                                                        ------
Balance, December 31, 1995............................................. $1,852
  Net income...........................................................    178
  Translation adjustment...............................................    (25)
  Allocated interest, net of tax.......................................     63
  Change in allocated corporate debt...................................    (94)
  Cash contributions from Tenneco......................................    200
  Noncash distributions to Tenneco.....................................     (6)
                                                                        ------
Balance, June 30, 1996 (unaudited)..................................... $2,168
                                                                        ======


The accompanying notes to combined financial statements are an integral part of these
                   statements of changes in combined equity.

                         THE BUSINESSES OF NEW TENNECO

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying combined financial statements represent the financial position, results of operations and cash flows for all automotive
(collectively referred to as "Tenneco Automotive") and packaging (collectively referred to as "Tenneco Packaging") operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries (see "Control" below).

  Unless the context otherwise requires, as used herein the term "Company" refers: (i) for periods prior to the Industrial Distribution, as defined below, to Tenneco Automotive, Tenneco Packaging and certain administrative service operations of Tenneco (collectively, "New Tenneco") which New Tenneco Inc. will own and operate after the Industrial Distribution, and (ii) for periods after the Industrial Distribution, to New Tenneco Inc. and its consolidated subsidiaries.

  Reference is made to Note 13, "Segment and Geographic Area Information" for a description of the businesses of the Company.

2. THE INDUSTRIAL DISTRIBUTION

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged into Tenneco (the "Merger"). The Merger is part of a larger Tenneco reorganization (the "Transaction") which includes the distribution of the common stock of the Company (the "Industrial Distribution") and Newport News Shipbuilding Inc. ("Newport News"), a subsidiary of Tenneco which will hold all of the assets, liabilities and operations of Tenneco's current shipbuilding business (the "Shipbuilding Distribution") (collectively, the "Distributions") to the holders of Tenneco common stock. Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities of the Company, Newport News and El Paso.

  Prior to the Transaction, Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain Company debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, the Company (which may declare and pay a dividend to Tenneco) and Newport News (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt, subject to certain adjustments, Newport News will have responsibility for the borrowings under its credit lines and the Company will have responsibility for the remaining debt.

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco stockholders.

  In order to assist in the orderly transition of the Company into a separate, publicly held company, Tenneco intends to modify, amend or enter into certain contractual agreements with the Company. Such agreements include a tax sharing agreement between Tenneco and its subsidiaries (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that (i) the Company will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco Inc. welfare plans; (ii) the Company will retain specific insurance policies which relate to its businesses and will retain continuing rights and obligations for certain parent-company insurance policies of Tenneco; and
(iii) the Company will provide certain corporate services, such as mainframe data processing and product purchasing services, to Tenneco and Newport News for a specified period of time.

                         THE BUSINESSES OF NEW TENNECO

3. SUMMARY OF ACCOUNTING POLICIES

Control

  All of the outstanding common stock of the Company is owned directly or indirectly by Tenneco. Thus, the companies which comprise Tenneco Automotive, Tenneco Packaging and certain administrative service operations are under the control of Tenneco.

Unaudited Interim Information

  The unaudited interim combined financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results are not indicative of operating results for an entire year.

Research and Development

  Research and development costs are expensed as incurred. The amounts charged to "Engineering, research and development expenses" were $42 million, $27 million, and $38 million for 1995, 1994 and 1993, respectively.

Risk Management Activities

  The Company is currently a party to financial instruments to hedge its exposure to changes in foreign currency exchange rates. These financial instruments are accounted for on the accrual basis with gains and losses being recognized based on the type of contract and exposure being hedged. After-tax net gains or losses on foreign currency contracts designated as hedges of the Company's net investments in foreign subsidiaries are recognized in the balance sheet caption "Combined equity." Net gains and losses of foreign currency contracts designated as hedges of firm commitments or other specific transactions are deferred and recognized when the offsetting gains or losses are recognized on the hedged items.

  In the Combined Statements of Cash Flows, cash receipts or payments related to the financial instruments are classified consistent with the cash flows from the transactions being hedged.

Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (1) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis and (2) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of the

                         THE BUSINESSES OF NEW TENNECO

Company under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had the Company filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries for the applicable portion of the total tax payments. Cash taxes paid in the Combined Statement of Cash Flows include payments to Tenneco for U.S. federal income taxes.

  The Company does not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries as it is the present intention of management to reinvest the unremitted earnings in its foreign operations. Unremitted earnings of foreign subsidiaries are approximately $505 million at December 31, 1995. It is not practicable to determine the amount of U.S. income taxes that would be payable upon remittance of the assets that represent those earnings.

  In connection with the Distributions the current tax sharing agreement will be cancelled and the Company will enter into a tax sharing agreement with Tenneco, Newport News and El Paso. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the automotive and packaging businesses. Federal income taxes imposed on the combined activities of the consolidated group will be allocated among the Company, Tenneco and Newport News according to their respective share of consolidated taxable income.

Changes in Accounting Principles

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the adoption of the new standard has not been determined.

  The Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have a significant effect on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The Company recorded an after-tax charge of $7 million which was reported as a cumulative effect of change in accounting principle.

Inventories

  At December 31, 1995 and 1994, inventory by major classification was as follows:

      (MILLIONS)                                                       1995 1994
      ----------                                                       ---- ----
      Finished goods.................................................. $396 $267
      Work in process.................................................  102   81
      Raw materials...................................................  253  137
      Materials and supplies..........................................   87   72
                                                                       ---- ----
                                                                       $838 $557
                                                                       ==== ====

                         THE BUSINESSES OF NEW TENNECO

  Inventories are stated at the lower of cost or market. A portion of inventories are valued using the "last-in, first-out" method (47% and 27% at December 31, 1995 and 1994, respectively). All other inventories are valued on the "first-in, first-out" ("FIFO") or "average" methods. If the FIFO or average method of inventory accounting had been used by the Company for all inventories, inventories would have been $48 million, $46 million and $40 million higher at December 31, 1995, 1994 and 1993, respectively.

Goodwill and Intangibles

  At December 31, 1995 and 1994, goodwill and intangibles by major category was as follows:

      (MILLIONS)                                                      1995  1994
      ----------                                                     ------ ----
      Goodwill...................................................... $  632 $299
      Trademarks....................................................    194    1
      Patents.......................................................    160   --
      Other.........................................................     38   20
                                                                     ------ ----
                                                                     $1,024 $320
                                                                     ====== ====

  Goodwill is being amortized on a straight-line basis over periods ranging from 15 years to 40 years. Such amortization amounted to $10 million, $8 million and $8 million for 1995, 1994 and 1993, respectively, and is included in the Combined Statements of Income caption, "Depreciation, depletion and amortization."

  The Company has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at date of acquisition. Amortization is provided on these intangible assets on a straight-line basis over periods ranging from 5 to 40 years and was not significant during any of the periods presented in the accompanying combined financial statements.

  The majority of goodwill and intangibles at December 31, 1995, resulted from the acquisition of the plastics division of Mobil Corporation in November 1995. See Note 4, "Acquisitions," for further information on the acquisitions.

Plant, Property and Equipment, at Cost

  At December 31, 1995 and 1994, plant, property and equipment, at cost, by major category was as follows:

      (MILLIONS)                                                   1995   1994
      ----------                                                  ------ ------
      Land, buildings and improvements........................... $1,125 $  978
      Machinery and equipment....................................  2,446  1,722
      Other, including construction in progress..................    567    365
                                                                  ------ ------
                                                                  $4,138 $3,065
                                                                  ====== ======

  Depreciation of the Company's properties is provided on a straight-line basis over the estimated useful lives of the related assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment. Depletion of timber and timberlands is provided on a unit-of-production basis.

Notes Receivable and Allowance for Doubtful Accounts

  Short-term notes receivable of $53 million and $31 million were outstanding at December 31, 1995 and 1994, respectively.

                         THE BUSINESSES OF NEW TENNECO

  At December 31, 1995 and 1994, the allowance for doubtful accounts and notes receivable was $24 million and $15 million, respectively.

Environmental Liabilities

  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the combined balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the combined financial statements.

  For further information on this subject, reference is made to Note 14, "Commitments and Contingencies--Environmental Matters."

Foreign Currency Translation

  Financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each applicable period for revenues, expenses and gains and losses. Translation adjustments are reflected in the balance sheet caption "Combined equity."

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Income Taxes" section of this footnote and Notes 11, 12 and 14 for additional information on significant estimates included in the Company's combined financial statements.

4. ACQUISITIONS

  In June 1996, the Company entered into agreements to acquire The Pullman Company and its Clevite products division ("Clevite") for $328 million and Amoco Foam Products Company, a unit of Amoco Chemical Company ("Amoco Foam Products"), for $310 million. Clevite makes suspension bushings and other elastomeric parts for cars and trucks. Upon completion of the Clevite acquisition in July 1996, Clevite's operations became part of Tenneco Automotive. Amoco Foam Products manufactures expanded polystyrene tableware, hinged-lid food containers, packaging trays and industrial products for residential and commercial construction applications. The Company anticipates closing the acquisition of Amoco Foam Products by the end of August 1996 and Amoco Foam Products will become part of Tenneco Packaging.

  In November 1995, Tenneco Packaging acquired the plastics division of Mobil Corporation for $1.3 billion. The plastics business is one of the largest North American producers of polyethylene and polystyrene consumer and food service packaging.

                         THE BUSINESSES OF NEW TENNECO

  Tenneco Packaging's acquisition of the plastics business was accounted for as a purchase; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on preliminary estimates of their fair values. Final purchase price allocations will be based on more complete evaluations and may differ from the original allocation. The excess of the purchase price over the fair value of the net assets acquired is included in the balance sheet caption, "Goodwill and intangibles" and is being amortized on a straight-line basis over 40 years. The purchase was financed with a cash contribution from Tenneco.

  The following unaudited pro forma information of the Company illustrates the effect of the plastics business acquisition as if it had occurred at the beginning of 1994, after giving effect to certain pro forma adjustments including amortization of the excess purchase price, depreciation and other adjustments based on the preliminary purchase price allocation related to the acquisition, together with estimates of the related income tax effects.

                                                                   (UNAUDITED)
                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                                  -------------
      (MILLIONS)                                                   1995   1994
      ----------                                                  ------ ------
      Net sales and operating revenues........................... $6,217 $5,203
      Income from continuing operations.......................... $  268 $  181

  The summarized pro forma information has been prepared for comparative purposes only. It is not intended to be indicative of the actual operating results that would have occurred had the acquisition been consummated at the beginning of 1994, or the results which may be attained in the future.

  Also during 1995, Tenneco Packaging completed the acquisitions of eight paperboard packaging businesses and two specialty packaging businesses for a total consideration of approximately $196 million. In addition, Tenneco Automotive completed four acquisitions for approximately $54 million.

  Each of the acquisitions was accounted for as a purchase. If these assets and investments had been acquired January 1, 1995, net income would not have been significantly different from the reported amount.

  In 1994, Tenneco Automotive acquired Heinrich Gillet GmbH & Co. KG for $44 million in cash and $69 million in assumed debt.

5. TRANSACTIONS WITH TENNECO

Combined Equity

  The "Combined equity" caption in the accompanying combined financial statements represents Tenneco's cumulative investment in the combined businesses of the Company. Changes in the "Combined equity" caption represent the net income of the Company, net cash and non-cash contributions from (distributions to) Tenneco, cumulative translation adjustments, changes in allocated corporate debt, and allocated interest, net of tax. Reference is made to the Statements of Changes in Combined Equity for an analysis of the activity in the "Combined equity" caption for the three years ended December 31, 1995 and six months ended June 30, 1996.

General and Administrative Expenses

  General and administrative expenses of $229 million, $154 million and $149 million in 1995, 1994 and 1993, respectively, are included in the "Selling, general and administrative" caption in the Combined Statements of Income. Of the total general and administrative expenses for 1995, 1994 and 1993, $61 million, $27 million and $21 million, respectively, represent the Company's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. Tenneco's corporate general and

                         THE BUSINESSES OF NEW TENNECO
administrative expenses are allocated based on the estimated level of effort devoted to Tenneco's various operations and their relative size based on revenues, gross property and payroll. Tenneco's corporate general and administrative expenses not budgeted for allocation are absorbed by the Company. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable. Total general and administrative expenses reflected in the accompanying combined financial statements are representative of the total general and administrative costs the Company would have incurred as a separate entity.

Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $152 million, $94 million and $90 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's Combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity.

Notes and Advances Receivable with Tenneco

  "Cash contributions from (distributions to) Tenneco" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable with Tenneco which have been included in combined equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

  At December 31, 1995 and 1994, the Company had an interest bearing note receivable from Tenneco totaling $494 million and $310 million, respectively, which is payable on demand and is included as a component of the Company's combined equity.

Accounts Receivable and Accounts Payable--Affiliated Companies

  The "Receivables--Affiliated companies" balance primarily includes billings for general and administrative costs incurred by the Company and charged to Newport News and Tenneco Energy. The "Payables--Affiliated companies" balance primarily relates to billings for U.S. income taxes incurred by Tenneco and charged to the Company. Affiliated accounts receivable and accounts payable between Tenneco, the Company and Newport News will be settled, capitalized or converted into ordinary trade accounts, as applicable, as part of the Distributions.

Employee Benefits

  Certain employees of the Company participate in the Tenneco employee stock option and employee stock purchase plans. The Tenneco employee stock option plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject

                         THE BUSINESSES OF NEW TENNECO
to certain thresholds. The Company expects to establish similar plans for its employees after the Industrial Distribution. In connection with the Industrial Distribution, outstanding options on Tenneco common stock held by Company employees will be converted into options of the Company so as to preserve the aggregate value of the options held prior to the Industrial Distribution.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made to Notes 11 and 12 for a further discussion of these plans.

Sales of Receivables

  At December 31, 1995 and 1994, the Company sold $513 million and $384 million, respectively, of trade receivables to Tenneco Credit Corporation ("TCC"), a wholly-owned subsidiary of Tenneco Inc. TCC sells these trade receivables to a third party in the ordinary course of its business.

6. DISCONTINUED OPERATIONS AND DISPOSITION OF ASSETS

Discontinued Operations

  In 1994, the Company sold its brakes operation. Net proceeds from the sale of the brakes operation was approximately $18 million. Net assets and results from discontinued operations as of and for the years ended December 31, 1994 and 1993, are as follows:

                                                                     1994  1993
      (MILLIONS)                                                     ----  ----
      Net assets at December 31..................................... $ --  $61
                                                                     ====  ===
      Net sales and operating revenues.............................. $ 62  $54
                                                                     ====  ===
      Loss before income taxes and interest allocation.............. $ (8) $(8)
      Income tax benefit............................................    5    4
                                                                     ----  ---
      Loss before interest allocation...............................   (3)  (4)
      Allocation of interest expense, net of income tax (a).........   (2)  (3)
                                                                     ----  ---
      Net loss......................................................   (5)  (7)
                                                                     ----  ---
      Loss on disposition...........................................  (41)  --
      Income tax benefit from loss on disposition...................   15   --
                                                                     ----  ---
      Net loss on disposition.......................................  (26)  --
                                                                     ----  ---
      Net loss from discontinued operations......................... $(31) $(7)
                                                                     ====  ===

--------
(a) The allocation of interest expense to discontinued operations is based on the ratio of net assets of discontinued operations to Tenneco consolidated net assets plus debt.

Disposition of Assets

  In the second quarter of 1996, Tenneco Packaging entered into an agreement to form a joint venture with Caraustar Industries whereby Tenneco Packaging sold its two recycled paperboard mills and recycling operation to the joint venture in return for cash and an equity interest in the joint venture. The Company recognized a $50 million pre-tax gain from the sale in the second quarter of 1996.

  In 1995, the Company sold certain facilities and assets, principally at its Tenneco Packaging segment. Proceeds from these dispositions were $56 million resulting in a pre-tax net gain of $15 million.

                         THE BUSINESSES OF NEW TENNECO

  During 1994, the Company disposed of several assets and investments including a facility, machinery and equipment at Tenneco Packaging. Proceeds from these dispositions were $16 million resulting in a pre-tax gain of $5 million.

  During 1993, the Company disposed several Tenneco Packaging operations. The proceeds from dispositions were $83 million and the pre-tax gain was $29 million.

7. LONG-TERM DEBT, SHORT-TERM DEBT AND FINANCING ARRANGEMENTS

Long-Term Debt

  A summary of long-term debt outstanding and allocated corporate debt obligations at December 31, 1995 and 1994, is set forth in the following table
(Note):

(MILLIONS)                                                      1995    1994
----------                                                     ------  ------
Notes due 1996 through 2014, average effective interest rate
 10.9% in 1995 and 7.9% in 1994 (net of $32 million in 1995
 and $33 million in 1994 of unamortized discount)............. $   41  $   52
Other obligations due 1996 through 2007, average effective
 interest rate 8.8% in 1995 and
 8.4 % in 1994................................................     26      20
Current maturities............................................     (6)     (5)
                                                               ------  ------
                                                                   61      67
                                                               ------  ------
Allocated corporate debt obligations, average effective
 interest rate 7.7% in 1995 and 8.3% in 1994..................  1,587     972
                                                               ------  ------
                                                               $1,648  $1,039
                                                               ======  ======

Note: Reference is made to Note 5 for a discussion of allocated corporate debt obligations.

  At December 31, 1995 and 1994, approximately $72 million and $154 million, respectively, of gross plant, property and equipment was pledged as collateral to secure $30 million and $31 million, respectively, principal amounts of long-term debt.

  The aggregate maturities applicable to non-allocated issues outstanding at December 31, 1995, are $6 million, $7 million, $6 million, $5 million and $6 million for 1996, 1997, 1998, 1999 and 2000, respectively.

Short-Term Debt

  The Company uses lines of credit and overnight borrowings to finance its short-term capital requirements. Information regarding short-term credit agreements for the years ended December 31, 1995 and 1994 follows:

(DOLLARS IN MILLIONS)                                                1995  1994
---------------------                                                ----  ----
Outstanding borrowings at end of year............................... $16   $ 22
Weighted average interest rate on outstanding borrowings at end of
 year............................................................... 6.8%   8.1%
Approximate maximum month-end outstanding borrowings during year.... $18   $163
Approximate average month-end outstanding borrowings during year.... $11   $ 53

Note: Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  The Company had other short-term borrowings outstanding of $17 million at December 31, 1995, and $8 million at December 31, 1994 and was allocated short-term corporate debt obligations of $345 million at December 31, 1995 and $73 million at December 31, 1994.

                         THE BUSINESSES OF NEW TENNECO

Financing Arrangements

  As of December 31, 1995, the Company had arranged committed credit facilities of $43 million of which approximately $12 million had been utilized. The credit facilities have various terms and the Company is generally required to pay commitment fees on the unused portion of the total commitment and facility fees on the total commitment.

8. FINANCIAL INSTRUMENTS

  The carrying and estimated fair values of the Company's financial instruments by class at December 31, 1995 and 1994, were as follows:

(MILLIONS)                                           1995            1994
----------                                      --------------  --------------
                                                CARRYING FAIR   CARRYING FAIR
ASSETS (LIABILITIES)                             AMOUNT  VALUE   AMOUNT  VALUE
--------------------                            -------- -----  -------- -----
Asset and Liability Instruments
  Cash and temporary cash investments..........  $ 103   $ 103   $ 350   $ 350
  Receivables (customer, affiliated and long-
   term).......................................    484     484     348     348
  Accounts payable (trade and affiliated)......   (636)   (636)   (533)   (533)
  Short-term debt (excluding current
   maturities) (Note)..........................    (33)    (33)    (30)    (30)
  Long-term debt (including current maturities)
   (Note)......................................    (67)    (52)    (72)    (74)
Instruments With Off-Balance-Sheet Risk
  Derivative
    Foreign currency contracts.................      5       4      17      18
  Non-derivative
    Financial guarantees.......................     --     (15)     --     (20)

Note: The carrying amounts and estimated fair values of short-term and long-term debt are before allocation of corporate debt to the Company from Tenneco. See Note 5.

Asset and Liability Instruments

  The fair value of cash and temporary cash investments, receivables, accounts payable, and short-term debt in the above table was considered to be the same as or was not determined to be materially different from the carrying amount. At December 31, 1995 and 1994, respectively, the Company's aggregate customer and long-term receivable balance was concentrated by industry segment as follows: Tenneco Automotive, 77% and 76%, respectively, and Tenneco Packaging, 23% and 24%, respectively.

  Long-term debt--The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates.

Instruments With Off-Balance-Sheet Risk

 Derivative

  The Company utilizes foreign exchange forward contracts to hedge certain translation effects of the Company's investment in net assets in certain foreign affiliated companies. Pursuant to these arrangements, the Company recognized aggregate after-tax translation gains (losses) of $3 million, $(2) million and $5 million for 1995, 1994 and 1993, respectively, which have been included in the balance sheet caption "Combined equity."

  The Company routinely enters into various foreign currency forward purchase and sale contracts to hedge the transaction effect of exchange rate movements on receivables and payables denominated in foreign currencies. These foreign currency contracts generally mature in one year or less.

                         THE BUSINESSES OF NEW TENNECO

  In managing its foreign currency exposures, the Company identifies naturally occurring offsetting positions and then hedges residual exposures. The following table summarizes by major currency the contractual amounts of foreign currency contracts utilized by the Company:

                                                         NOTIONAL AMOUNT
                                                  -----------------------------
                                                  DECEMBER 31,   DECEMBER 31,
                                                      1995           1994
                                                  ------------- ---------------
      (MILLIONS)                                  PURCHASE SELL PURCHASE  SELL
      ----------                                  -------- ---- -------- ------
      Foreign currency contracts (in US$):
        Australian Dollars.......................   $  1   $202  $   94  $   26
        British Pounds...........................     81    125     277     964
        Canadian Dollars.........................     23     50      81      74
        French Francs............................     44     16      94      15
        U.S. Dollars.............................    240     81     244     377
        Other....................................    127     83     274     123
                                                    ----   ----  ------  ------
                                                    $516   $557  $1,064  $1,579
                                                    ====   ====  ======  ======

  Based on exchange rates at December 31, 1995 and 1994, the cost of replacing these contracts in the event of non-performance by the counterparties would not have been material.

 Non-derivative

  Guarantees--At December 31, 1995 and 1994, the Company had guaranteed payment and performance of approximately $15 million and $20 million, respectively, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

9. INCOME TAXES

  The domestic and foreign components of income from continuing operations before income taxes are as follows:

      YEARS ENDED DECEMBER 31 (MILLIONS)                         1995 1994 1993
      ----------------------------------                         ---- ---- ----
      U.S. income before income taxes........................... $361 $242 $169
      Foreign income before income taxes........................  151  110  111
                                                                 ---- ---- ----
      Income before income taxes................................ $512 $352 $280
                                                                 ==== ==== ====

  Following is a comparative analysis of the components of combined income tax expense applicable to continuing operations:

      YEARS ENDED DECEMBER 31 (MILLIONS)                        1995 1994  1993
      ----------------------------------                        ---- ----  ----
      Current--
        U.S.................................................... $ 54 $ 42  $ 58
        State and local........................................   38   23    21
        Foreign................................................   64   30    35
                                                                ---- ----  ----
                                                                 156   95   114
                                                                ---- ----  ----
      Deferred--
        U.S....................................................   61   31    (9)
        Foreign................................................   14  (12)   10
                                                                ---- ----  ----
                                                                  75   19     1
                                                                ---- ----  ----
      Income tax expense....................................... $231 $114  $115
                                                                ==== ====  ====

  Current U.S. income tax expense for the years ended December 31, 1995, 1994 and 1993, include tax benefits of $53 million, $33 million and $32 million, respectively, related to the allocation of corporate interest expense to the Company from Tenneco. See Note 5.

                         THE BUSINESSES OF NEW TENNECO

  Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the Combined Statements of Income:

YEARS ENDED DECEMBER 31 (MILLIONS)                             1995 1994  1993
----------------------------------                             ---- ----  ----
Tax expense computed at the statutory U.S. federal income tax rate......................................................... $179 $123  $ 98
Increases (reductions) in income tax expense resulting from:
  Foreign income taxed at different rates and foreign losses
   with no tax benefit........................................   17  (12)    7
  State and local taxes on income, net of U.S. federal income
   tax benefit................................................   25   16    13
  U.S. federal income tax rate change.........................   --   --     2
  Realization of unrecognized deferred tax assets.............   --  (12)   --
  Other.......................................................   10   (1)   (5)
                                                               ---- ----  ----
Income tax expense............................................ $231 $114  $115
                                                               ==== ====  ====

  The components of the Company's net deferred tax liability at December 31, 1995 and 1994, were as follows:

      (MILLIONS)                                                     1995  1994
      ----------                                                     ----  ----
      Deferred tax assets--
        Tax loss carryforwards...................................... $ 83  $ 76
        Postretirement benefits other than pensions.................   41    39
        Other.......................................................   31    54
        Valuation allowance.........................................  (83)  (72)
                                                                     ----  ----
        Net deferred tax asset......................................   72    97
                                                                     ----  ----
      Deferred tax liabilities--
        Tax over book depreciation..................................  204   163
        Pension.....................................................  158   146
        Book versus tax gains and losses on asset disposals.........   63    49
        Other.......................................................    7     8
                                                                     ----  ----
        Total deferred tax liability................................  432   366
                                                                     ----  ----
      Net deferred tax liability.................................... $360  $269
                                                                     ====  ====

  As reflected by the valuation allowance in the table above, the Company had potential tax benefits of $83 million and $72 million at December 31, 1995 and 1994, respectively, which were not recognized in the Combined Statements of Income when generated. These benefits resulted primarily from foreign tax loss carryforwards which are available to reduce future foreign tax liabilities. At December 31, 1995, the Company had tax benefits of $83 million from foreign net operating loss carryforwards which will carry forward indefinitely.

10. MINORITY INTEREST

  At both December 31, 1995 and 1994, the Company reported minority interest in the balance sheet of $301 million. At December 31, 1995, $293 million of minority interest resulted from the December 1994 sale of a 25% preferred stock interest in Tenneco International Holding Corp. ("TIHC") to a financial investor. TIHC holds certain assets including the capital stock of Tenneco Canada Inc., Monroe Europe N.V., Monroe Australia Proprietary Limited, Walker France S.A. and other subsidiaries included in the Tenneco Automotive segment. For financial reporting purposes, the assets, liabilities and earnings of TIHC and its subsidiaries are combined in the Company's financial statements, and the investor's preferred stock interest has been recorded as "Minority interest" in the Combined Balance Sheets.

                         THE BUSINESSES OF NEW TENNECO

  Dividends on the TIHC preferred stock are based on the issue price ($300 million) times a rate per annum equal to 1.12% over LIBOR and are payable quarterly in arrears on the last business day of each quarter commencing on March 31, 1995. For 1995, the weighted average rate paid on TIHC preferred stock was 7.30%. Additionally, beginning in 1996, the holder of the 12,000,000 shares of preferred stock will be entitled to receive, when and if declared by the Board of Directors of TIHC, participating dividends based on the operating income growth rate of TIHC. For financial reporting purposes, dividends paid by TIHC to its financial investors have been recorded in the Company's Combined Statements of Income as "Minority interest."

11. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Postretirement Benefits

  The Company's employees participate in Tenneco's postretirement health care and life insurance plans which cover the Company's employees who meet certain eligibility requirements. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of the Company's hourly employee retirement plans. All of these benefits may be subject to deductibles, co-payment provisions and other limitations, and Tenneco or the Company, as applicable, has reserved the right to change these benefits. Tenneco's postretirement benefit plans are not funded.

  Generally, the Company will retain liabilities with respect to welfare benefits of its current and former employees and their dependents in connection with the Distributions.

  The funded status of the postretirement benefit plans reconciles with amounts recognized in the balance sheet at December 31, 1995 and 1994, as follows:

(MILLIONS)                                                        1995   1994
----------                                                        -----  -----
Actuarial present value of accumulated postretirement benefit obligation at September 30:
  Retirees....................................................... $  82  $  76
  Fully eligible active plan participants........................    19     20
  Other active plan participants.................................    33     27
                                                                  -----  -----
Total accumulated postretirement benefit obligation..............   134    123
Plan assets at fair value at September 30........................    --     --
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan assets at September 30..........................................  (134)  (123)
Claims paid during the fourth quarter............................     2      2
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................   (12)   (13)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................    30     22
                                                                  -----  -----
Accrued postretirement benefit cost at December 31............... $(114) $(112)
                                                                  =====  =====

Note: The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                         THE BUSINESSES OF NEW TENNECO

  The net periodic postretirement benefit cost from continuing operations for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                                        1995  1994  1993
----------                                                        ----  ----  ----
Service cost for benefits earned during the year................. $ 3   $ 4   $ 3
Interest cost on accumulated postretirement benefit obligation...  10    10     9
Net amortization of unrecognized amounts.........................  (1)   (1)   --
                                                                  ---   ---   ---
Net periodic postretirement benefit cost......................... $12   $13   $12
                                                                  ===   ===   ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $12 million, $10 million and $12 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $1 million and $2 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

Postemployment Benefits

  The Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. Implementation of this new rule reduced 1994 net income by $7 million, net of income tax benefits of $5 million, which was reported as the cumulative effect of a change in accounting principle.

12. PENSION PLANS

  The Company has various defined benefit plans which cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. The Company's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan (the "TRP"). Also, included in the table below are pension obligations and assets related to certain former employees of Tenneco which the Company will retain after the Distributions.

  The Company will become the sole sponsor of the TRP after the Distributions. The benefits accrued by Tenneco and Newport News employees in the TRP will be frozen as of the last day of the calendar month including the Distributions and the Company will amend the TRP to provide that all benefits accrued through that day by Tenneco and Newport News employees are fully vested and non-forfeitable.

                         THE BUSINESSES OF NEW TENNECO

  The funded status of the plans reconcile with amounts on the Combined Balance Sheets at December 31, 1995 and 1994, as follows:

                            PLANS IN
                          WHICH ASSETS    PLANS IN WHICH
                             EXCEED         ACCUMULATED
                           ACCUMULATED    BENEFITS EXCEED     ALL PLANS
                            BENEFITS          ASSETS           (NOTE)
                          --------------  ----------------  --------------
(MILLIONS)                 1995    1994    1995     1994     1995    1994
----------                ------  ------  -------  -------  ------  ------
Actuarial present value
 of benefits based on
 service to date and
 present pay levels at
 September 30:
  Vested benefit
   obligation...........  $1,793  $1,672  $    35  $    24  $1,828  $1,696
  Non-vested benefit
   obligation...........      38      31        4        2      42      33
                          ------  ------  -------  -------  ------  ------
  Accumulated benefit
   obligation...........  $1,831  $1,703  $    39  $    26  $1,870  $1,729
Additional amounts
 related to projected
 salary increases.......      72      63        3        4      75      67
                          ------  ------  -------  -------  ------  ------
Total projected benefit
 obligation at September
 30.....................  $1,903  $1,766  $    42  $    30  $1,945  $1,796
Plan assets at fair
 value at September 30..   2,233   1,968        8        9   2,241   1,977
                          ------  ------  -------  -------  ------  ------
Plan assets in excess of
 (less than) total
 projected benefit
 obligation at September
 30.....................  $  330  $  202  $   (34) $   (21) $  296  $  181
Contributions during the
 fourth quarter.........       4      14       --       --       4      14
Unrecognized net loss
 resulting from plan
 experience and changes
 in actuarial
 assumptions............     142     234        2        3     144     237
Unrecognized prior
 service obligations
 resulting from plan
 amendments.............      75      81        1        1      76      82
Remaining unrecognized
 net obligation (asset)
 at initial application.     (80)    (96)       1        1     (79)    (95)
Adjustment recorded to
 recognize minimum
 liability..............      --      --       (2)      (2)     (2)     (2)
                          ------  ------  -------  -------  ------  ------
Prepaid (accrued)
 pension cost at
 December 31............  $  471  $  435  $   (32) $   (18) $  439  $  417
                          ======  ======  =======  =======  ======  ======

Note: Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid (accrued) pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  Net periodic pension costs (income) from continuing operations for the years 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                   1995         1994         1993
----------                                -----------  -----------  -----------
Service cost--benefits earned during the
 year...................................        $  23        $  29        $  20
Interest accrued on prior years
 projected benefit obligation...........          144          110           60
Expected return on plan assets--
  Actual (return) loss..................  (387)          16         (151)
  Unrecognized excess (deficiency) of
   actual return over expected return...   188         (175)          53
                                          ----         ----         ----
                                                 (199)        (159)         (98)
Net amortization of unrecognized
 amounts................................           (3)           1           (7)
                                                -----        -----        -----
Net pension income......................        $ (35)       $ (19)       $ (25)
                                                =====        =====        =====

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.8%, 8.3% and 7.5%, respectively.

                         THE BUSINESSES OF NEW TENNECO

The rate of increase in future compensation was 5.1%, 5.1% and 4.9% for 1995, 1994 and 1993, respectively. The weighted average expected long-term rate of return on plan assets was 10% for 1995, 1994 and 1993.

13. SEGMENT AND GEOGRAPHIC AREA INFORMATION

  The Company is a global manufacturer with the following business segments:

Tenneco Automotive

  Manufacture and sale of exhaust and ride control systems, for both the original equipment and replacement markets.

Tenneco Packaging

  Manufacture and sale of packaging materials, cartons, containers and specialty packaging products for consumer and commercial markets.

                         THE BUSINESSES OF NEW TENNECO

  The following tables summarize certain segment and geographic information of the Company's businesses (Note):

                                         SEGMENT
                                --------------------------
                                                             RECLASS.
                                                                AND
(MILLIONS)                      AUTOMOTIVE PACKAGING OTHER  ELIMINATION COMBINED
----------                      ---------- --------- -----  ----------- --------
AT DECEMBER 31, 1995, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $2,479    $2,752   $  --     $(10)     $5,221
                                  ======    ======   =====     ====      ======
Operating profit..............       248       440      44       --         732
Equity in net income of
 affiliated companies.........         1        --      --       --           1
General corporate expenses....        (9)      (10)    (42)      --         (61)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       240       430       2       --         672
                                  ======    ======   =====     ====      ======
Identifiable assets...........     1,874     3,405     925      (94)      6,110
Investment in affiliated
 companies....................         3         4      --       --           7
                                  ------    ------   -----     ----      ------
  Total assets................     1,877     3,409     925      (94)      6,117
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        84       110       2       --         196
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........       208       316      38       --         562
                                  ======    ======   =====     ====      ======
AT DECEMBER 31, 1994, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $1,989    $2,184   $  --     $ (7)     $4,166
                                  ======    ======   =====     ====      ======
Operating profit..............       231       217      35       --         483
Equity in net income of
 affiliated companies.........        --        --      --       --          --
General corporate expenses....        (8)       (8)    (11)      --         (27)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       223       209      24       --         456
                                  ======    ======   =====     ====      ======
Identifiable assets...........     1,472     1,537   1,082     (156)      3,935
Investment in affiliated
 companies....................         2         3      --       --           5
                                  ------    ------   -----     ----      ------
  Total assets................     1,474     1,540   1,082     (156)      3,940
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        51        89       2       --         142
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........       113       166       1       --         280
                                  ======    ======   =====     ====      ======
AT DECEMBER 31, 1993, AND FOR
 THE YEAR THEN ENDED
Net sales and operating
 revenues.....................    $1,785    $2,042   $  --     $ (7)     $3,820
                                  ======    ======   =====     ====      ======
Operating profit..............       230       146      24       --         400
Equity in net income of
 affiliated companies.........        --         2      --       --           2
General corporate expenses....        (8)       (9)     (4)      --         (21)
                                  ------    ------   -----     ----      ------
Income before interest
 expense, income taxes and
 minority interest............       222       139      20       --         381
                                  ======    ======   =====     ====      ======
Identifiable assets...........       987     1,433     576      (46)      2,950
Investment in affiliated
 companies....................         4         6      --       --          10
Identifiable assets related to
 discontinued operations......        70        --      --       (1)         69
                                  ------    ------   -----     ----      ------
  Total assets................     1,061     1,439     576      (47)      3,029
                                  ======    ======   =====     ====      ======
Depreciation, depletion and
 amortization.................        52        83       2       --         137
                                  ======    ======   =====     ====      ======
Capital expenditures for
continuing operations.........        93       124      --       --         217
                                  ======    ======   =====     ====      ======

Note: Included in "other" above is the operations of Tenneco Business Services ("TBS"). TBS designs, implements and administers shared administrative service programs for the Company as well as other Tenneco business entities.

                         THE BUSINESSES OF NEW TENNECO

                                  GEOGRAPHIC AREA(B)
                            -------------------------------
                                                             RECLASS.
                            UNITED         EUROPEAN  OTHER      AND
(MILLIONS)                  STATES  CANADA  UNION   FOREIGN ELIMINATION COMBINED
----------                  ------  ------ -------- ------- ----------- --------
AT DECEMBER 31, 1995, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $3,683   $149   $1,140   $249      $ --      $5,221
  Transfers among
   geographic areas(a)....      75     43       27     21      (166)         --
                            ------   ----   ------   ----      ----      ------
    Total.................   3,758    192    1,167    270      (166)      5,221
                            ======   ====   ======   ====      ====      ======
Operating profit..........     585     20      102     25        --         732
Equity in net income
 (loss) of affiliated
 companies................       1     --        1     (1)       --           1
General corporate
 expenses.................     (61)    --       --     --        --         (61)
                            ------   ----   ------   ----      ----      ------
Income before interest
 expense, income taxes and
 minority interest........     525     20      103     24        --         672
                            ======   ====   ======   ====      ====      ======
Identifiable assets.......   4,664    207    1,077    241       (79)      6,110
Investment in affiliated
 companies................       3     --        2      2        --           7
                            ------   ----   ------   ----      ----      ------
    Total assets..........   4,667    207    1,079    243       (79)      6,117
                            ======   ====   ======   ====      ====      ======
AT DECEMBER 31, 1994, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $3,143   $165   $  624   $234      $ --      $4,166
  Transfers among
   geographic areas(a)....      72     36       39     30      (177)         --
                            ------   ----   ------   ----      ----      ------
    Total.................   3,215    201      663    264      (177)      4,166
                            ======   ====   ======   ====      ====      ======
Operating profit..........     376     31       47     29        --         483
Equity in net income
 (loss) of affiliated
 companies................       1     --       --     (1)       --          --
General corporate
 expenses.................     (27)    --       --     --        --         (27)
                            ------   ----   ------   ----      ----      ------
Income before interest
 expense, income taxes and
 minority interest........     350     31       47     28        --         456
                            ======   ====   ======   ====      ====      ======
Identifiable assets.......   2,729    141    1,149     17      (101)      3,935
Investment in affiliated
 companies................       4     --       --      1        --           5
                            ------   ----   ------   ----      ----      ------
  Total assets............   2,733    141    1,149     18      (101)      3,940
                            ======   ====   ======   ====      ====      ======

See Notes on following page.

                         THE BUSINESSES OF NEW TENNECO

                                  GEOGRAPHIC AREA(B)
                            -------------------------------
                                                             RECLASS.
                            UNITED         EUROPEAN  OTHER      AND
(MILLIONS)                  STATES  CANADA  UNION   FOREIGN ELIMINATION COMBINED
----------                  ------  ------ -------- ------- ----------- --------
AT DECEMBER 31, 1993, AND
 FOR THE YEAR THEN ENDED
Net sales and operating
 revenues:
  Sales to unaffiliated
   customers..............  $2,875   $176    $569    $200      $ --      $3,820
  Transfers among geo-
   graphic areas(a).......      67     32      35      19      (153)         --
                            ------   ----    ----    ----      ----      ------
    Total.................   2,942    208     604     219      (153)      3,820
                            ======   ====    ====    ====      ====      ======
Operating profit..........     293     28      56      23        --         400
Equity in net income of
 affiliated companies.....       1     --       1      --        --           2
General corporate ex-
 penses...................     (21)    --      --      --        --         (21)
                            ------   ----    ----    ----      ----      ------
Income before interest ex-
 pense, income taxes and
 minority interest........     273     28      57      23        --         381
                            ======   ====    ====    ====      ====      ======
Identifiable assets.......   2,154    111     583     139       (37)      2,950
Investment in affiliated
 companies................       5     --       2       3        --          10
Identifiable assets re-
 lated to discontinued op-
 erations.................      54     15       1      --        (1)         69
                            ------   ----    ----    ----      ----      ------
    Total assets..........   2,213    126     586     142       (38)      3,029
                            ======   ====    ====    ====      ====      ======

Notes: (a) Products are transferred between geographic areas on a basis intended to reflect as nearly as possible the "market value" of the products.
  (b) As reflected above, the Company's segments principally market their products and services in the United States, with significant sales in the European Union and other foreign countries.

  The Company is engaged in the sale of products for export from the United States. Such sales are reflected in the table below:

                                                                   (MILLIONS)
 GEOGRAPHIC AREA                PRINCIPAL PRODUCTS               1995 1994 1993
 ---------------    ------------------------------------------   ---- ---- ----
 Canada             Paperboard products, molded and pressed      $ 72 $ 75 $ 80
                    pulp goods, corrugated boxes, aluminum and
                    plastics
 European Union     Molded and pressed pulp goods, paperboard      23   21   22
                    products, corrugated boxes, aluminum and
                    plastics
 Other Foreign      Ride control systems, molded and pressed       69   49   45
                    pulp goods, paperboard products,
                    corrugated boxes, aluminum and plastics
                                                                 ---- ---- ----
 Total Export Sales                                              $164 $145 $147
                                                                 ==== ==== ====

14. COMMITMENTS AND CONTINGENCIES

Capital Commitments

  The Company estimates that expenditures aggregating approximately $567 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                         THE BUSINESSES OF NEW TENNECO

Lease Commitments

  The Company holds certain of its facilities and equipment under long-term leases. The minimum rental commitments under non-cancelable operating leases with lease terms in excess of one year are $134 million, $126 million, $124 million, $113 million and $117 million for the years 1996, 1997, 1998, 1999 and 2000, respectively, and $866 million for subsequent years. Of these amounts, $81 million for 1996, $84 million for 1997, $93 million for 1998, $86 million for 1999, $92 million for 2000 and $689 million for subsequent years are lease payment commitments to GECC, John Hancock, Metropolitan Life and others (collectively, the "Lessors") for assets purchased by these companies from Georgia-Pacific in January 1991 and leased to Tenneco Packaging.

  The Company has the right to purchase from the Lessors the various leased assets under certain conditions as specified in the agreements. In the event the purchase options are not exercised, and that no event of default, as defined, exists at the renewal dates, the Company also has the right to extend the various lease terms on a basis set forth in the agreements. Throughout the lease terms, the Company is required to maintain the leased properties which includes reforestation of the timberlands harvested.

  Commitments under capital leases were not significant to the accompanying combined financial statements. Total rental expense for continuing operations for the years 1995, 1994 and 1993, was $171 million, $161 million and $131 million, respectively, including minimum rentals under non-cancelable operating leases of $148 million, $143 million and $138 million for the corresponding periods.

  Tenneco Packaging's various lease agreements require that it comply with certain covenants and restrictions, including financial ratios that, among other things, place limitations on incurring additional "funded debt" as defined by the agreements. Under the provisions of the lease agreements, in order to incur funded debt, Tenneco Packaging must maintain a pretax cash flow coverage ratio, as defined, on a cumulative four quarter basis of a minimum of 2.0, subsequently modified to 1.25 through December 31, 1995. Tenneco Packaging was in compliance with all of its covenants at December 31, 1995.

Litigation

  The legal entities which comprise the Company are parties to various legal proceedings arising from their operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the financial position or results of operations of the Company.

Environmental Matters

  The Company is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. The potential costs related to the Company for various environmental matters are uncertain due to such factors as the unknown magnitude of possible cleanup costs, the complexity and evolving nature of governmental laws and regulations and their interpretations, and the timing, varying costs and effectiveness of alternative cleanup technologies. Liabilities recorded by the Company for environmental contingencies are estimates of probable costs based upon available information and assumptions. Because of these uncertainties, however, the Company's estimates may change. The Company believes that any additional costs identified as further information becomes available would not have a material effect on the financial position or results of operations of the Company.

                         THE BUSINESSES OF NEW TENNECO

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                          CUMULATIVE
                                    INCOME BEFORE                         EFFECT OF
                                      INTEREST                LOSS FROM   CHANGE IN
                          NET SALES   EXPENSE,      INCOME   DISCONTINUED ACCOUNTING
                             AND    INCOME TAXES     FROM     OPERATIONS  PRINCIPLE,
 QUARTER                  OPERATING AND MINORITY  CONTINUING    NET OF      NET OF    NET
(MILLIONS)                REVENUES    INTEREST    OPERATIONS  INCOME TAX  INCOMETAX  INCOME
----------                --------- ------------- ---------- ------------ ---------- ------
1996 1st................   $1,539       $161         $ 60        $ --        $--      $ 60
  2nd...................    1,694        253          118          --         --       118
                           ------       ----         ----        ----        ---      ----
                           $3,233       $414         $178        $ --        $--      $178
                           ======       ====         ====        ====        ===      ====
1995 1st................   $1,237       $177         $ 76        $ --        $--      $ 76
  2nd...................    1,340        201           92          --         --        92
  3rd...................    1,263        173           73          --         --        73
  4th...................    1,381        121           17          --         --        17
                           ------       ----         ----        ----        ---      ----
                           $5,221       $672         $258        $ --        $--      $258
                           ======       ====         ====        ====        ===      ====
1994 1st................   $  954       $ 78         $ 51        $ (2)       $(7)     $ 42
  2nd...................    1,071        125           45         (23)        --        22
  3rd...................    1,071        149          117          --         --       117
  4th...................    1,070        104           25          (6)        --        19
                           ------       ----         ----        ----        ---      ----
                           $4,166       $456         $238        $(31)       $(7)     $200
                           ======       ====         ====        ====        ===      ====

Notes: Reference is made to Notes 3, 4 and 6 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results.


      The preceding notes are an integral part of the foregoing financial statements.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Mobil Oil Corporation

  We have audited the accompanying combined statement of net assets of the Mobil Plastics Division of Mobil Oil Corporation (the "Division") as of November 17, 1995 and December 28, 1994 and the related combined statements of operations before income taxes, changes in net assets and cash flows for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As described in Note 1, the accompanying financial statements were prepared to present the net assets and operations before income taxes of the Division, which does not have a separate legal status or existence, and are not intended to be a complete presentation of the assets and liabilities or the results of operations of Mobil Oil Corporation.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined net assets of the Division at November 17, 1995 and December 28, 1994 and the combined results of its operations before income taxes and its cash flows before income taxes for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Buffalo, New York
August 9, 1996

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                        COMBINED STATEMENT OF NET ASSETS

                                 (IN THOUSANDS)

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
Current assets:
  Accounts receivable--net............................   $114,219     $102,930
  Inventories.........................................     92,492       73,785
  Prepaid expenses and other current assets...........      1,232          552
                                                         --------     --------
Total current assets..................................    207,943      177,267
Properties, plants and equipment--net.................    330,269      306,078
Assets held for sale..................................      4,263        9,160
                                                         --------     --------
Total assets..........................................    542,475      492,505
Current liabilities:
  Accounts payable....................................     53,788       53,503
  Accrued restructuring charges.......................      5,575       28,837
  Accrued expenses--other.............................     57,860       81,571
                                                         --------     --------
Total current liabilities.............................    117,223      163,911
                                                         --------     --------
Net assets............................................   $425,252     $328,594
                                                         ========     ========


                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

              COMBINED STATEMENT OF OPERATIONS BEFORE INCOME TAXES

                                 (IN THOUSANDS)

                                                  FOR THE PERIOD     FOR THE
                                                 DECEMBER 29, 1994  YEAR ENDED
                                                        TO         DECEMBER 28,
                                                 NOVEMBER 17, 1995     1994
                                                 ----------------- ------------
Net sales.......................................     $994,686       $1,035,884
Other operating revenue.........................        1,028            1,050
                                                     --------       ----------
                                                      995,714        1,036,934
Operating expenses:
  Cost of goods sold............................      625,330          665,150
  Selling, distribution, general and
   administrative...............................      259,323          281,544
  Research and development......................        7,879            8,612
  Restructuring and other charges...............        9,267           77,716
                                                     --------       ----------
                                                      901,799        1,033,022
                                                     --------       ----------
Operating income................................       93,915            3,912
Other income....................................        6,000              695
                                                     --------       ----------
Income before income taxes......................     $ 99,915       $    4,607
                                                     ========       ==========


                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS

                                 (IN THOUSANDS)

Excess of combined assets over liabilities at December 29, 1993...... $ 432,150
Income before income taxes...........................................     4,607
Net change in foreign currency translation adjustment................      (239)
Net change in parent company advances................................  (107,924)
                                                                      ---------
Excess of combined assets over liabilities at December 28, 1994......   328,594
Income before income taxes...........................................    99,915
Net change in foreign currency transaction adjustment................      (179)
Net change in parent company advances................................    (3,078)
                                                                      ---------
Excess of combined assets over liabilities at November 17, 1995...... $ 425,252
                                                                      =========



                  See notes to combined financial statements.

                MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      PERIOD ENDED  YEAR ENDED
                                                      NOVEMBER 17, DECEMBER 28,
                                                          1995         1994
                                                      ------------ ------------
OPERATING ACTIVITIES
Income before income taxes...........................   $99,915      $  4,607
Adjustments to reconcile income before income taxes
 to net cash flows provided by operating activities:
  Depreciation.......................................    34,538        42,184
  Write down of properties, plants, equipment and
   inventory as a result of restructuring program....     4,842        34,386
  Gain (loss) on disposal of machinery and equipment.       (20)        3,005
  Changes in operating assets and liabilities:
    Accounts receivable--net.........................   (11,289)      (11,605)
    Inventories......................................   (18,707)       52,431
    Prepaid expenses and other current assets........      (680)        5,056
    Accounts payable and accrued expenses............   (23,426)        9,749
    Accrued restructuring charges....................   (23,262)       28,837
    Other............................................       197           462
                                                        -------      --------
Cash provided by operating activities................    62,108       169,112
INVESTING ACTIVITIES
Capital expenditures.................................   (63,858)      (63,031)
Proceeds from sale of machinery and equipment........     4,828         1,843
                                                        -------      --------
Cash used in investing activities....................   (59,030)      (61,188)
FINANCING ACTIVITIES
Change in parent company investment..................    (3,078)     (107,924)
                                                        -------      --------
Cash used in financing activities....................    (3,078)     (107,924)
                                                        -------      --------
Net change in cash and cash equivalents..............        --            --
Cash and cash equivalents:
  Beginning of period................................        --            --
                                                        -------      --------
  End of period......................................   $    --      $     --
                                                        =======      ========

                  See notes to combined financial statements.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenue and expense related to the Mobil Plastics Division of Mobil Oil Corporation ("The Division" or the "Plastics Division") as of November 17, 1995 and December 28, 1994. These statements are presented as if the Division had existed as a separate entity during the periods presented. Transactions between the businesses included in these statements have been eliminated.

  On November 17, 1995, substantially all of the assets and liabilities of the Division were purchased by Tenneco Inc. pursuant to the Asset Purchase Agreement dated October 1, 1995 among Mobil Oil Corporation, Mobil Chemical Canada, Ltd. and Tenneco Inc. (the "agreement"). In accordance with the agreement, certain assets and liabilities of the Division were retained by Mobil Oil Corporation; however, with the exception of income taxes, these assets and liabilites are included in the accompanying combined financial statements.

  The combined financial statements include the financial position and results of operations of the Plastics Packaging and Consumer Products business groups, which, prior to the sale to Tenneco Inc., were 100% owned by Mobil Corporation ("Mobil") through the legal entity, Mobil Oil Corporation ("Mobil Oil"). These business groups have been organized as part of a division of Mobil Chemical Company ("Mobil Chemical"), which is an operating entity of Mobil Oil.

  The Division incurs certain common costs which relate to both the Division and other Mobil Chemical operations, and management has made allocations of these costs to the Division. Also, in order to prepare these combined financial statements, management has made certain allocations of liabilities to the Division. Management of Mobil Chemical believes such allocations are reasonable; however, the amounts could differ from amounts that would be determined if the Division were operated on a stand-alone basis.

  Net assets reflect Mobil's historical cost basis investment in the Division, accumulated earnings and losses of the Division, cumulative exchange translation adjustments and intercompany activity with Mobil and other affiliates which are not settled on a current basis.

  Income taxes have been excluded from the accompanying combined financial statements as the responsibility for such taxes is being retained by Mobil Oil.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

  All cash and cash equivalents are transferred to Mobil Oil Corporation through the intercompany account on a current basis and, with the exception of petty cash, are excluded from assets on the accompanying combined statements of net assets. The Division is part of a centralized cash management system of Mobil Oil, whereby all cash disbursements of the Division are funded by, and all cash receipts are transferred to, Mobil Oil.

Inventories

  Inventories are stated at cost, but not in excess of market. The cost of substantially all product inventories is determined by the last-in, first-out
(LIFO) method. The cost of maintenance and supplies inventories is determined by the first-in, first-out method.

Properties, Plants and Equipment

  Properties, plants and equipment are stated at cost. Depreciation is computed principally using the straight-line and various accelerated methods over the estimated useful lives of the assets which range from 3 years to 11

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) years for machinery and equipment, and 25 years to 32 years for land improvements and buildings. Expenditures for renewals and improvements that extend the useful life of an asset are capitalized. Expenditures for routine repairs and maintenance are charged to operations when incurred. Property items retired or otherwise disposed of are removed from the property and related accumulated depreciation accounts. Any profit or loss is included in operations.

Foreign Currency Translation

  Financial statements for the Canadian operations are translated into U.S. dollars at period-end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded as part of net assets.

Use of Estimates

  The financial statements, which are prepared in conformity with generally accepted accounting principles, include amounts that are based, in part, on management's best estimates and judgments.

Revenue Recognition

  The Division recognizes revenue at the point of passage of title, which is at the time of shipment to the customer.

Promotional Programs

  The Division accrues for the costs of promotional programs, including cents-off coupons and other trade related programs, at the time the program is made available to customers. Any adjustments between the original estimate and ultimate costs are recorded as a change in estimate in the period known. This change in estimate in 1995 resulted in a reduction of expense of approximately $9 million.

Environmental Liabilities

  The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted future estimated costs under existing regulatory requirements and using existing technology.

Allocation of Expenses

  The Division shares certain services with other related business groups at the Divisional level. Services are also performed by Mobil Chemical, Mobil Oil and Mobil Corporation. These services are allocated to the Plastics Division primarily on the basis of estimated usage of services. A summary of the services and the amounts allocated to the Division are described in Note 10.

3. OPERATING ACTIVITIES

  The Division is comprised of two primary business groups, Plastics Packaging and Consumer Products. Plastics Packaging serves food service, supermarkets and industrial segments while Consumer Products serves the packaged goods segment of the retail industry. The Division's products include waste bags, tableware, food bags, food service disposables, meat trays, clear containers, grocery sacks and stretch film. The Division operates ten manufacturing facilities in the United States and one in Canada. These facilities consist of six polyethylene and five polystyrene fabricating plants. The Division primarily markets its products to customers in North America. There are no further geographic concentrations of customers, and, generally, collateral is not required.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

4. ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Accounts receivable--trade............................   $112,239     $101,911
Other receivables.....................................      3,067        2,108
Less: Allowance for doubtful accounts.................     (1,087)      (1,089)
                                                         --------     --------
                                                         $114,219     $102,930
                                                         ========     ========

5. INVENTORIES

  Major classes of inventories are as follows:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Raw material..........................................   $ 25,068     $24,443
In-process............................................     12,740      10,637
Finished product......................................     84,752      63,866
                                                         --------     -------
Product inventory at current cost.....................    122,560      98,946
Less: LIFO and other product inventory reserves.......    (43,895)    (44,893)
                                                         --------     -------
                                                           78,665      54,053
Other material and supplies...........................      6,427       6,274
Maintenance...........................................      7,400      13,458
                                                         --------     -------
                                                         $ 92,492     $73,785
                                                         ========     =======

  As a result of the decrease in the level of inventories in 1994, a LIFO layer liquidation occurred. The impact of the liquidation was approximately a $7,340 thousand decrease to cost of goods sold for the year ended December 28, 1994. The reduction to cost of goods sold consists of a decrease of $8,640 thousand for the Consumer Products business group which is offset by an increase of $1,300 thousand for the Plastics Packaging business group.

6. PROPERTIES, PLANTS AND EQUIPMENT

  Major classes of properties, plants and equipment are as follows:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Land and land improvements............................  $  17,185    $  17,092
Buildings.............................................    112,218      111,262
Machinery, equipment, furniture and fixtures..........    591,343      561,596
Construction in progress..............................     50,642       31,580
                                                        ---------    ---------
Properties, plants and equipment--gross...............    771,388      721,530
Less accumulated depreciation.........................   (441,119)    (415,452)
                                                        ---------    ---------
Properties, plants and equipment--net.................  $ 330,269    $ 306,078
                                                        =========    =========

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

7. ASSETS HELD FOR SALE

  As part of the Division's reengineering program, as described in Note 15, the Division closed two manufacturing plants and eliminated unprofitable product lines which resulted in either the sale or disposal of the related machinery and equipment. The restructuring charge recorded in 1995 and 1994 includes $4,713 thousand and $28,581 thousand to write-down the two plants, machinery and equipment to their estimated realizable value. These items had an original cost of approximately $108,700 thousand and accumulated depreciation of approximately $66,000 thousand prior to the restructuring charge. The Washington, New Jersey plant was closed in September 1994, and the Woodland, California plant was closed in March 1995. The items that have not been sold or disposed of are included as assets held for sale in the accompanying combined statement of net assets at management's estimate of the realizable value.

8. ACCRUED EXPENSES--OTHER

  Accrued expenses--other consists of the following:

                                                       NOVEMBER 17, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                              (THOUSANDS)
Promotional programs..................................   $28,861      $42,139
Vacation..............................................     6,752        7,993
Quantity discounts....................................     5,791        7,150
Freight...............................................     4,847        6,965
Sales force and other bonuses.........................     2,624        2,331
Benefits..............................................     2,310        3,442
Commissions...........................................     1,421        1,671
Relocation costs......................................     1,152          873
Sales and use tax.....................................     1,042          674
Workers compensation insurance........................       965        2,230
Insurance programs....................................       769          773
Advertising...........................................       446        1,219
Property taxes........................................       221          904
Salaries..............................................        --        2,067
Other accrued expenses................................       659        1,140
                                                         -------      -------
                                                         $57,860      $81,571
                                                         =======      =======

9 FOREIGN CURRENCY TRANSLATION

  The cumulative currency translation adjustment included in net assets consists of the following unrealized gain (loss):

                                                                     (THOUSANDS)
                                                                     -----------
Balance at December 29, 1993........................................   $  (770)
  Exchange adjustments..............................................      (239)
                                                                       -------
Balance at December 28, 1994........................................    (1,009)
  Exchange adjustments..............................................      (179)
                                                                       -------
Balance at November 17, 1995........................................   $(1,188)
                                                                       =======

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

10. RELATED PARTY TRANSACTIONS

  Mobil Chemical Company, Mobil Oil Corporation, and Mobil Corporation have provided the Plastics Division with various administrative and financial services. Mobil Chemical Company services include computer systems, accounting, legal and purchasing functions. Mobil Oil Corporation and Mobil Corporation services include computer mainframe and networking charges, payroll and employee benefits administration, health, safety and environmental compliance programs, and plastics industry trade dues. It is Mobil's policy to allocate centrally incurred costs primarily on the basis of usage or on estimated time spent. Management believes these allocations and charges have been made on a reasonable basis; however, they are not necessarily indicative of the level of expenses which might have been incurred had the Division been operating as a stand-alone entity.

  Charges allocated to the Division from the above-mentioned sources amounted to approximately $21,110 thousand and $24,980 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively. In addition to the above charges, the Division is allocated a surcharge based on payroll for various employee benefits, including those mandated by statute. For U.S. operations these charges amounted to $36,606 thousand and $46,591 thousand, and for Canadian operations these charges amounted to $502 thousand and $610 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. In addition, workers' compensation costs were allocated to the Division from Mobil Oil based on payroll, state mandated rates, and experience ratings. Workers' compensation costs allocated to the Division for the periods ended November 17, 1995 and December 28, 1994, amounted to approximately $4,811 thousand and $7,300 thousand, respectively.

  The Division obtains general liability and fire and extended property insurance coverage from a wholly-owned subsidiary of Mobil Corporation. The Division is self-insured up to deductible limits; these limits for fire and extended property insurance were increased effective January 1, 1995. Insurance premiums charged to the Division were approximately $382 thousand and $801 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively.

  The Division purchased approximately 7% and 10% of its polyethylene resin raw material from Mobil affiliates during the period ended November 17, 1995 and the year ended December 28, 1994, respectively. These purchases, which were made at market rates, amounted to approximately $12,240 thousand and $16,600 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively.

11. DEFINED BENEFIT RETIREMENT PLANS

  The majority of the Division's U.S. employees are covered by funded noncontributory pension plans sponsored by Mobil Oil. These plans are primarily final average pay plans. Funding for these plans, at the Corporate level, is based on the projected unit credit actuarial cost method. The assets of these plans consist primarily of equity and fixed income securities.

  The Division receives an intercompany allocation of pension costs from Mobil or its subsidiaries. The net pension obligation is maintained on Mobil's books and no amount has been included in the accompanying combined statement of net assets for the Division's share of the obligation.

  Net pension costs allocated by Mobil Oil to the Plastics Division approximated a credit of $983 thousand for the period December 29, 1994 to November 17, 1995 and a charge of $4,619 thousand for the year ended December 28, 1994. Amounts allocated are principally determined based on payroll. These credits and charges are included in the payroll surcharge amount disclosed in
Note 10.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

11. DEFINED BENEFIT RETIREMENT PLANS--(CONTINUED)

  The Division also provides retirement benefits for its Canadian employees under pension plans sponsored by a Canadian subsidiary of Mobil Corporation. Net pension costs allocated to the Plastics Division amounted to approximately $99 thousand and $170 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. These charges are included in the payroll surcharge amount disclosed in Note 10.

  In accordance with certain reporting requirements, actuarial valuations for the defined benefit retirement plans are performed on an annual basis. Mobil Oil performed actuarial valuations as of December 31, 1995 and 1994. The primary assumptions used for the U.S. and Canadian plans actuarial valuations are as follows:

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 31, DECEMBER 28,
                                                           1995         1994
                                                       ------------ ------------
                                                                Percent
Discount rate.........................................   7.0--7.3     7.5--8.5
Rate of salary increase...............................   4.0--5.3     4.0--5.6
Expected return on plan assets........................   8.7--9.0     8.2--8.5

12. OTHER POSTRETIREMENT BENEFITS

  The Division, through Mobil Oil, provides certain health care and life insurance benefits for U.S. retired employees who meet eligibility requirements. The cost of these benefits is allocated to the Division by Mobil Oil. The net obligation for these benefits is maintained by Mobil Oil and no amount has been recorded in the accompanying combined statement of net assets for the Division's share of the obligation. Premium costs are shared on a plan-by-plan basis between Mobil Oil and the participants. Postretirement health care benefits are provided both before and after eligibility for Medicare. The life insurance plans provide for a single lump-sum payment to a designated beneficiary.

  Charges for postretirement health care and life insurance plans allocated to the Division by Mobil Oil were $951 thousand and $3,460 thousand for the period December 28, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively. Amounts allocated are principally determined based on the Division's payroll and the number of employees. These charges are included in the payroll surcharge amount disclosed in Note 10.

  In accordance with certain reporting requirements, actuarial valuations for postretirement health care and life insurance plans are performed on an annual basis. Mobil Oil performed actuarial valuations as of December 31, 1995 and 1994.

  The accumulated postretirement benefit obligation is based on a weighted-average assumed discount rate of 7% and 8.5% as of December 31, 1995 and 1994, respectively. At December 31, 1995, the health care cost trend used to calculate the accumulated postretirement benefit obligation is 9.7% for 1996, and is assumed to decrease generally over 9 years to 5.5%. At December 31, 1994, the health care cost trend rate was assumed to be 10.3% for 1995, declining to 5.5% after 10 years. The effect of a one percentage point increase in the assumed health care cost trend rate for each year would increase the Division's postretirement benefit charge by approximately 15%.

  Mobil Corporation's policy is to make contributions to funded plans and provide book reserves for unfunded plans.

  The Division does not provide postretirement benefits for its Canadian employees because they are covered primarily by local government programs.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

13. EMPLOYEE SAVINGS PLAN

  The Division, through Mobil Oil, sponsors an Employee Savings Plan, which covers most U.S. employees. The Plan includes a savings plan, which consists primarily of an employee stock ownership plan (ESOP) and a 401(k) plan. The ESOP consists of contributions made by Mobil Oil of 4% of eligible employees' annual base salary. The 401(k) plan consists of Mobil Oil's contribution of 2% of eligible employees' annual base salary and employee contributions of 1% to 10% of their base salary subject to IRS limitations. Mobil Oil contributions to the ESOP are invested in Mobil ESOP Convertible Preferred Stock. Employee contributions to the savings plan are invested at the employees' discretion in Mobil Corporation common stock or a variety of mutual funds. The Division was charged approximately $4,348 thousand and $6,506 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively, for their allocated costs of these plans. These charges are included in the payroll surcharge amount disclosed in Note 10.

  The Division also sponsors, through a Canadian subsidiary of Mobil Corporation, an Employee Savings Plan for its Canadian employees. For salaried employees the plan consists of a 3-5% contribution by Mobil (depending on years of service). This contribution is made only if an employee also contributes a minimum of 5%. An employee may contribute up to 25% of their salary. For non-salaried workers the employee has a choice of 2% of additional wages, or a 2% contribution to the Savings Plan. All contributions are invested at the employees' discretion in Mobil Corporation common stock or a variety of mutual funds. Employee Savings Plan contributions allocated to the Division amounted to approximately $65 thousand and $73 thousand for the periods ended November 17, 1995 and December 28, 1994, respectively. These charges are included in the payroll surcharge amount disclosed in Note 10.

14. LEASE COMMITMENTS AND RENTALS

  The Division rents certain property and equipment under various operating leases. Total rental expense for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, amounted to approximately $3,518 thousand and $8,169 thousand, respectively.

  Future minimum lease payments under all non-cancelable operating leases having a remaining term in excess of one year are as follows for the next five calendar years:

                                                                     (THOUSANDS)
                                                                     -----------
1996................................................................   $2,098
1997................................................................    1,415
1998................................................................      930
1999................................................................       --
2000................................................................       --

15. RESTRUCTURING CHARGE

  During 1994, the Division implemented a major reengineering program intent on reducing the Division's cost structure through a comprehensive redesign of operating practices and major business processes. The program included the closing of two manufacturing plants, equipment consolidation, elimination of unprofitable product lines, closure of outside warehouses, and manpower reductions made possible by improved processes and consolidating accounting and other administrative functions. As a result of the reengineering program, the Division's headcount was reduced by approximately 25% or 1,200 positions.

  Included in operating results is a charge of $7,267 and $74,809 thousand relating to the cost of this program for the period December 29, 1994 to November 17, 1995 and for the year ended December 28, 1994, respectively.

               MOBIL PLASTICS DIVISION OF MOBIL OIL CORPORATION

15. RESTRUCTURING CHARGE--(CONTINUED)

  The restructuring charge consists of the following:

                                                      NOVEMBER 17, DECEMBER 28,
                                                          1995         1994
                                                      ------------ ------------
                                                             (THOUSANDS)
Employee severance packages.........................     $1,102      $37,375
Write-down of equipment and inventory and related
 costs of discontinued product lines................      3,896       27,190
Charges to record closed manufacturing facilities at
 estimated realizable value and related closure and
 selling costs......................................        946        9,113
Other...............................................      1,323        1,131
                                                         ------      -------
                                                         $7,267      $74,809
                                                         ======      =======

  The Division's combined statements of net assets includes accruals for restructuring of $5,575 thousand and $28,837 thousand at November 17, 1995 and December 28, 1994, respectively. These accruals consist primarily of employee severance packages which are paid on an ongoing basis; it is anticipated that payments relating to this program will be completed in 1996.

  The Division also incurred consulting charges relating to the restructuring program of $2,000 thousand and $2,907 thousand for the period December 29, 1994 to November 17, 1995 and the year ended December 28, 1994, respectively.

16. CONTINGENCIES

Environmental Matters

  The Division is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations. These include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Division or by other parties.

  The Division is not aware of any significant environmental obligations and accordingly has not made any provisions for such obligations related to its current operating facilities. The Division may, in the future, be involved in environmental assessments or clean-ups. While the ultimate requirement for any such remediation, and its cost, is presently not known, the management of the Division does not expect these costs, based upon currently known information and existing requirements, to have a material adverse effect on its net assets and future operating results.

17. PATENT INFRINGEMENT SETTLEMENT

  In March 1995 the Division received a $6,000 thousand settlement relating to a patent infringement suit. This amount is recorded as other income during the period ended November 17, 1995.

                                                                     SCHEDULE II

                         THE BUSINESSES OF NEW TENNECO

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COLUMN A                   COLUMN B        COLUMN C         COLUMN D  COLUMN E
------------------------------------------------------------------------------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER                AT END
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS OF YEAR
------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
   1995..................    $15        $20        $--        $11       $24
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1994..................    $15        $ 5        $--        $ 5       $15
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1993..................    $17        $10        $--        $12       $15
                             ===        ===        ===        ===       ===

                                  APPENDIX D

                             INFORMATION STATEMENT

                        NEWPORT NEWS SHIPBUILDING INC.
                                 COMMON STOCK
LOGO                      (PAR VALUE $.01 PER SHARE)
[LOGO OF NEWPORT NEWS SHIPBUILDING APPEARS HERE]

  This Information Statement is being furnished to stockholders of Tenneco Inc., a Delaware corporation ("Tenneco"), in connection with the distribution (the "Shipbuilding Distribution") by Tenneco to holders of its Common Stock, par value $5.00 per share ("Tenneco Common Stock"), of all the outstanding shares of Common Stock, $.01 par value per share ("NNS Common Stock"), of its wholly owned subsidiary, Newport News Shipbuilding Inc., a Delaware corporation. Concurrently with the Shipbuilding Distribution, Tenneco will also distribute to holders of Tenneco Common Stock (individually, the "Industrial Distribution" and together with the Shipbuilding Distribution, the "Distributions") all of the outstanding shares of Common Stock, $.01 par value per share ("New Tenneco Common Stock"), of New Tenneco Inc., a Delaware corporation ("New Tenneco"). The Distributions will occur immediately prior to the effective time (the "Merger Effective Time") of the proposed merger (the "Merger"), pursuant to an Agreement and Plan of Merger dated as of June 19, 1996, as amended (the "Merger Agreement"), of a wholly-owned subsidiary of El Paso Natural Gas Company, a Delaware corporation ("El Paso"), with and into Tenneco (which will be renamed El Paso Tennessee Pipeline Co.). Pursuant to the Merger, holders of Tenneco Common Stock will receive Common Stock, $3.00 par value per share, of El Paso ("El Paso Common Stock") and, under certain circumstances, depositary shares each representing a 1/25th fractional interest in a share of Preferred Stock of El Paso (the "El Paso Preferred Depositary Shares"). The Distributions, the Merger and the other transactions contemplated thereby are collectively referred to herein as the "Transaction."

  Unless the context otherwise requires, as used herein the term "Company" refers: (i) for periods prior to the Shipbuilding Distribution, to Newport News Shipbuilding and Dry Dock Company ("Newport News") and the other consolidated subsidiaries through which Tenneco conducted its shipbuilding business (the "Shipbuilding Business") during such periods, and (ii) for periods after the Shipbuilding Distribution, to Newport News Shipbuilding Inc. ("NNS," formerly known as Tenneco InterAmerica Inc.) and its consolidated subsidiaries, including Newport News.

  The consummation of the Transaction is conditioned upon, among other things, approval thereof by Tenneco stockholders. The consummation of the Distributions is subject to the satisfaction or waiver of a number of other conditions as described under "The Shipbuilding Distribution--Conditions to Consummation of the Shipbuilding Distribution" in this Information Statement.

  It is expected that the Shipbuilding Distribution will be made on or about
December   , 1996, to holders of record of Tenneco Common Stock on such date on the basis of one share of NNS Common Stock, for every five shares of Tenneco Common Stock held of record. In addition, the Board of Directors of NNS (the "NNS Board") will adopt a stockholder rights plan and cause to be issued, with each share of NNS Common Stock to be distributed in the Shipbuilding Distribution, one Right (as defined herein), entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of NNS Junior Preferred Stock (as defined herein). No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of NNS Common Stock to be distributed in the Shipbuilding Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of NNS Common Stock and the Rights associated therewith.

  There is no current public market for NNS Common Stock, although a "when issued" market is expected to develop prior to the effective date of the
Shipbuilding Distribution (the "Distribution Date"). On    , 1996, the New
York Stock Exchange (the "NYSE") approved the listing of the NNS Common Stock upon notice of issuance.

  RECIPIENTS OF NNS COMMON STOCK SHOULD NOTE THE FACTORS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 27.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR BY  ANY STATE SECURITIES  COMMISSION, NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS INFORMATION STATEMENT.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS INFORMATION STATEMENT IS      , 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    1
SUMMARY OF CERTAIN INFORMATION............................................    3
INTRODUCTION..............................................................   14
THE SHIPBUILDING DISTRIBUTION.............................................   15
  Manner of Distribution..................................................   15
  Corporate Restructuring Transactions....................................   15
  Debt and Cash Realignment...............................................   17
  Relationships Among the Company, Tenneco and New Tenneco after the
   Distributions..........................................................   17
  Reasons for the Distributions...........................................   22
  Conditions to Consummation of the Shipbuilding Distribution.............   22
  Amendment or Termination of the Distributions...........................   23
  Trading of NNS Common Stock.............................................   23
  Certain Federal Income Tax Aspects of the Shipbuilding Distribution.....   23
  Reasons for Furnishing the Information Statement........................   26
RISK FACTORS..............................................................   27
  Reliance on Major Customer and Uncertainty of Future Work...............   27
  Profit Recognition; Government Contracting..............................   28
  Competition and Regulation..............................................   30
  Substantial Leverage....................................................   31
  Potential Liabilities Due to Fraudulent Transfer Considerations and
   Legal Dividend Requirements............................................   32
  Government Claims and Investigations....................................   33
  Potential Federal Income Tax Liabilities................................   33
  No Current Public Market for NNS Common Stock...........................   34
  Uncertainty Regarding Trading Prices of Stock Following the Transaction.   34
  Uncertainty Regarding Future Dividends..................................   34
  Collective Bargaining Agreements........................................   34
  Environmental Matters...................................................   35
  Certain Antitakeover Features...........................................   35
FINANCING.................................................................   36
CAPITALIZATION............................................................   37
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................   38
COMBINED SELECTED FINANCIAL DATA..........................................   42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   44
  Business Overview.......................................................   44
  Results of Operations--Overview.........................................   45
  Results of Operations for the Six Months Ended June 30, 1996 and 1995...   45
  Results of Operations for the Years Ended December 31, 1995, 1994, and
   1993...................................................................   46
  Liquidity and Capital Resources.........................................   48
  Debt and Interest Allocation............................................   50
  Income Taxes............................................................   50
  Changes in Accounting Principles........................................   51
  Backlog.................................................................   51
  Business Outlook........................................................   52
  Other...................................................................   54

                                                                           PAGE
                                                                           ----
DEFENSE INDUSTRY OVERVIEW.................................................  56
BUSINESS..................................................................  59
  Company Overview........................................................  59
  Business Strategy.......................................................  60
  General.................................................................  61
  Construction............................................................  61
  Repair and Overhauls....................................................  64
  Engineering and Design..................................................  65
  Other...................................................................  65
  Materials and Supplies..................................................  65
  Health, Safety and Environmental........................................  66
  Properties..............................................................  66
  Investigations and Legal Proceedings....................................  67
MANAGEMENT................................................................  69
  Board of Directors......................................................  69
  Executive Officers......................................................  70
  Stock Ownership of Management...........................................  71
  Committees of the Board of Directors....................................  72
  Executive Compensation..................................................  73
  Change-in-Control Arrangements..........................................  77
  Compensation of Directors...............................................  77
  Benefit Plans Following the Shipbuilding Distribution...................  78
DESCRIPTION OF CAPITAL STOCK..............................................  79
  Authorized Capital Stock................................................  79
  NNS Common Stock........................................................  79
  NNS Preferred Stock.....................................................  80
ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS................................  80
  Classified Board of Directors...........................................  80
  Number of Directors; Removal; Filling Vacancies.........................  81
  Special Meetings........................................................  81
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals..............................................................  81
  Record Date Procedure for Stockholder Action by Written Consent.........  82
  Stockholder Meetings....................................................  83
  NNS Preferred Stock.....................................................  83
  Rights..................................................................  83
  Antitakeover Legislation................................................  86
  Comparison with Rights of Holders of Tenneco Common Stock...............  86
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS...................  91
  Elimination of Liability of Directors...................................  91
  Indemnification of Directors and Officers...............................  91
INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE....................... F-1
INDEX TO EXHIBITS......................................................... E-1

                             AVAILABLE INFORMATION

  Tenneco is (and, following the Shipbuilding Distribution, the Company will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and the Company will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Tenneco (and to be filed by the Company) with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission"s Regional Offices, including the following: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Street, N.W., Washington, D.C. 20549 or accessed electronically on the Commission's Web Site at (http:/www.sec.gov).

  The Company intends to furnish holders of NNS Common Stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  The Company has filed with the Commission a Registration Statement on Form 10 (as amended, the "Registration Statement") under the Exchange Act covering NNS Common Stock and the associated Rights.

  This Information Statement does not contain all of the information in the Registration Statement and the related exhibits and schedules. Statements in this Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed above.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR TENNECO. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR CONSUMMATION OF THE SHIPBUILDING DISTRIBUTION CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR TENNECO SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

  The Company's principal executive offices are located at 4101 Washington Avenue, Newport News, Virginia 23607; telephone: (757) 380-2000.

                               ----------------

     CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR" PROVISIONS OF THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  This Information Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, the Company's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "expects," "expect," "expected," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and are generally followed by a cross reference to "Risk Factors."

  When a forward-looking statement includes a statement of the assumptions or basis underlying the forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

  The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include (i) the factors discussed in the section or sections under "Risk Factors" that are referred to in a cross reference that follows the forward-looking statement as well as other factors discussed under "Risk Factors," (ii) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook" and "Business" and (iii) the following factors: (a) the general political, economic and competitive conditions in the United States and other markets where the Company operates; (b) initiatives to reduce the federal budget deficit and reductions in defense spending; (c) reductions in the volume of U.S. Navy contracts awarded to the Company; (d) unanticipated events affecting designs and manufacturing processes thus impairing the Company's efforts to reduce production costs and cycle time; (e) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which the Company operates, or security ratings; (f) employee workforce factors, including issues relating to collective bargaining agreements or work stoppages; and (g) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Commission.

                         SUMMARY OF CERTAIN INFORMATION

  This Summary is qualified by the more detailed and other information and financial statements set forth elsewhere in this Information Statement, which should be read in its entirety. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement. Unless the context otherwise requires, the term "Company" refers (i) for periods prior to the Shipbuilding Distribution, to Newport News Shipbuilding and Dry Dock Company ("Newport News") and the other consolidated subsidiaries through which Tenneco conducted its Shipbuilding Business during such periods, and (ii) for periods after the Shipbuilding Distribution, to Newport News Shipbuilding Inc. ("NNS") and its consolidated subsidiaries, including Newport News.

                                  THE COMPANY

  The Company is the largest non-government-owned shipyard in the United States. Its primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the United States Navy. The Company believes it currently is: (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear-powered submarines. Since its inception in 1886, the Company has developed a preeminent reputation through the construction of 264 naval ships and 542 commercial vessels. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company had net sales of $1,756 million and $915 million, respectively, and EBITDA (as defined) of $227 million and $113 million, respectively. In addition, at June 30, 1996 the Company had $4.1 billion of estimated backlog.

  Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of the Company's net sales. Newport News has built nine of the 12 active aircraft carriers in the U.S. fleet, including all eight nuclear-powered aircraft carriers. For the last 35 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers. Newport News currently holds contracts to build two Nimitz-class nuclear-powered carriers, each representing approximately $2-3 billion in initial contract revenue: the Harry S Truman, scheduled for delivery in 1998, and the Ronald Reagan, scheduled for delivery in 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier for delivery in 2009. Under contract to the Navy, Newport News is currently performing design concept studies for the next generation of aircraft carriers. In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. Newport News has recently been designated by Congressional legislation to build two of the first four of the next generation of the Navy's new nuclear attack submarines ("NSSNs") commencing in late 1998.

  As Newport News has built all the active Nimitz-class aircraft carriers and believes it currently is the only non-government-owned shipyard capable of refueling and overhauling nuclear-powered aircraft carriers, the Company has had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The Navy often commissions a major overhaul of each carrier to coincide with a refueling. It normally takes two years to complete a refueling and overhauling. Currently the Company is overhauling the USS Dwight D. Eisenhower (an approximate $400 million contract), and it holds planning contracts to overhaul the USS Theodore Roosevelt in 1997 and to refuel and overhaul the USS Nimitz beginning in 1998. The Company believes that, if awarded, the contracts for the Roosevelt and the Nimitz will be for approximately $230 million and approximately $1 billion, respectively. In addition, the Navy has announced its schedule to begin the refueling of the Eisenhower in 2001, the USS Carl Vinson in 2006 and the Roosevelt in 2009 at an estimated cost of approximately $1 billion each. Supported by its new Carrier Refueling Complex, the Company believes it is well-positioned to be awarded future refueling contracts.

  Newport News' management is highly regarded in the defense and shipbuilding industry and has been successful in creating a motivated and experienced management team and enhancing its position as the premier U.S. shipyard. Led by William P. Fricks, the Chief Executive Officer of Newport News, who has 30 years of experience, the Company's senior executives average 10 years of shipbuilding experience. Newport News is a separate operating entity with its own corporate headquarters, management team and separate financial reporting systems. Management, therefore, expects an orderly transition to an independent, publicly-traded company.

                               BUSINESS STRATEGY

  To broaden and strengthen its competitive position, the Company has developed strategies with the following key elements: (i) maintain a leadership position in its core business, (ii) further reduce its cost structure, (iii) continue to reduce cycle time; and (iv) broaden and expand products and markets.

  MAINTAIN A LEADERSHIP POSITION IN ITS CORE BUSINESS. Aircraft carriers and submarines remain vital components of the Navy's strategy for protecting U.S. global interests. The Navy has stated that it needs to maintain a minimum of 12 aircraft carriers to respond quickly to overseas crises and command a credible presence around the world. As the aircraft carrier and submarine fleets continue to age, the Company believes there will be a steady long-term demand for new construction and for refueling and overhauling services, which it intends to aggressively pursue.

  FURTHER REDUCE ITS COST STRUCTURE. In 1991, the Company embarked on a program to reduce its cost structure and increase productivity in order to remain a market leader in its core business as well as to facilitate entry into related commercial markets. Management initiatives to reduce the overall cost structure of the Company have included workforce reductions of 38% (from approximately 29,000 employees in 1991 to approximately 18,000 employees in 1996), overhead and other cost reductions, the successful negotiation of a long-term labor agreement that stabilizes wages through April 4, 1999, and the closing of certain facilities. As a second step in its cost reduction program, Newport News has begun outsourcing low value-added production activities and has been investing in programs to upgrade and automate its operations. Since 1993, the Company has spent $177 million on a variety of discretionary capital programs designed to lower costs and improve efficiency. Recent and ongoing expenditures include new computing technology ($85 million), an automated steel factory ($71 million), the extension of a dry dock to accommodate multi-ship construction ($30 million), and the construction of the Carrier Refueling Complex ($19 million).

  CONTINUE TO REDUCE CYCLE TIME. The Company plans to continue to reduce the cycle times for product development and ship delivery by re-engineering key production processes including design, production planning, materials management, steel fabrication and outfitting. Process innovation teams have been assigned to each key production process to implement this strategy. In connection with these initiatives, the Company delivered the USS John C. Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier.

  BROADEN AND EXPAND PRODUCTS AND MARKETS. The Company has begun to seek to leverage its existing expertise by expanding its commercial and other shipbuilding projects. The Company believes that this expansion effort should create additional growth opportunities. In addition, by allowing for increased economies of scale, the Company believes its expansion initiatives should help it reduce per ship costs and thereby make it more competitive in its core U.S. Navy business, which currently accounts for over 90% of the Company's net sales. As part of this expansion effort, the Company secured long-term, fixed price contracts with two purchasers for a total of nine "Double Eagle" product tankers. The initial ships under contract are being built at a loss, for which the Company has created a reserve. This new line of double-hulled product tankers is designed to meet all of the stringent domestic and international shipping specifications. Additionally, drawing on its nearly four decades of safe fuel handling and reactor services for the U.S. Navy, the Company won a contract from the Department of Energy in 1995 to construct a facility to store damaged fuel from Three Mile Island. The Company is pursuing bids on additional projects from the Department of Energy.

  In order to further strengthen its position as a leading U.S. Navy contractor, the Company is attempting to broaden its naval portfolio to include non-nuclear ships by bidding with others in an alliance on the design and construction of the LPD-17 non-nuclear amphibious assault ship. The Company has also joined an alliance to develop design concepts for the Navy's new "Arsenal Ship," a floating missile platform that utilizes a commercially available double-hulled design, and pursue awards in the construction of such ships. International military sales are also a key growth opportunity. The Company is pursuing orders for several versions of its international frigate, the FF-21, from foreign navies and is currently focusing on naval modernization programs presently underway in the United Arab Emirates, the Philippines, Norway and Kuwait.

  SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF THE COMPANY

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the summary combined financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect the Transaction, including: (i) the issuance of $400 million aggregate principal amount of Notes (as defined herein); (ii) borrowings of $214 million under the Senior Credit Facility (as defined herein); (iii) the cash dividend of $600 million to be paid by the Company to Tenneco or one or more of its subsidiaries pursuant to the Debt Realignment (as defined herein); (iv) the payment of $14 million of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility; and (v) the issuance of the NNS Common Stock pursuant to the Shipbuilding Distribution. The unaudited pro forma combined Statements of Earnings Data have been prepared as if the various components of the Transaction occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data have been prepared as if the various components of the Transaction occurred on June 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

  This information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements," "Combined Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                                      SIX MONTHS ENDED JUNE 30,            YEARS ENDED DECEMBER 31,
                                      ------------------------- ------------------------------------------------------------
                                      PRO FORMA                 PRO FORMA
                                        1996    1996(A) 1995(A)   1995    1995(A)  1994(A)     1993(A)      1992       1991
                                      --------- ------- ------- --------- -------  -------     -------     ------     ------
(MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF EARNINGS DATA:
 Net sales..........................   $  915   $  915  $  845   $1,756   $1,756   $1,753      $1,861      $2,265     $2,216
                                       ======   ======  ======   ======   ======   ======      ======      ======     ======
 Operating earnings.................   $   80   $   81  $   90   $  155   $  157   $  201      $  210      $  249     $  224
                                       ======   ======  ======   ======   ======   ======      ======      ======     ======
 Earnings before cumulative effect
  of changes in accounting
  principles........................   $   29   $   37  $   41   $   54   $   73   $   95      $  111 (b)  $  143     $  135
 Cumulative effect of changes in
  accounting principles, net of
  tax...............................      --       --      --       --       --        (4)(c)     --          (93)(c)    --
                                       ------   ------  ------   ------   ------   ------      ------      ------     ------
 Net earnings.......................   $   29   $   37  $   41   $   54   $   73   $   91      $  111      $   50     $  135
                                       ======   ======  ======   ======   ======   ======      ======      ======     ======
 Earnings per share.................   $  .85                    $ 1.55
                                       ======                    ======
BALANCE SHEET DATA:
 Working capital....................   $  185   $   41  $    4      N/A   $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
 Total assets.......................    1,461    1,452   1,337      N/A    1,380    1,263       1,235       1,450      1,412
 Short-term debt(d).................       28       95      54      N/A       68       30          34          83         36
 Long-term debt(d)..................      586      282     326      N/A      292      287         423         761        364
 Combined equity....................      194      349     236      N/A      272      199         105        (173)       (30)
OTHER DATA:
 EBITDA (e).........................   $  113   $  113  $  123   $  227   $  227   $  270      $  297      $  323     $  298

                                                   (continued on next page)

(continued from previous page)
--------

(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement.

(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.

(c) In 1994, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts represent debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

(e) EBITDA represents earnings before cumulative effect of change in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Earnings. In addition, EBITDA shall not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                         THE SHIPBUILDING DISTRIBUTION

Distributing Company........  Tenneco Inc. (which will be renamed El Paso
                              Tennessee Pipeline Co. upon consummation of the Merger).

Distributed Company.........
                              Newport News Shipbuilding Inc. ("NNS," a wholly-owned subsidiary of Tenneco and formerly known as Tenneco InterAmerica Inc.) which will, upon consummation of the Shipbuilding Distribution, directly and indirectly through its consolidated subsidiaries (including Newport News), own and operate substantially all of the Shipbuilding Business. Immediately following consummation of the Shipbuilding Distribution, Tenneco will not have an ownership interest in the Company.

Distribution Ratio..........
                              One share of NNS Common Stock for every five shares of Tenneco Common Stock held of record on the Distribution Record Date (as defined herein).

Securities to be
 Distributed................  Based on 170,644,461 shares of Tenneco Common
                              Stock outstanding on July 31, 1996, approximately 34,128,892 shares of NNS Common Stock (and Rights associated therewith) will be distributed. NNS Common Stock to be distributed in the Shipbuilding Distribution will constitute all of the outstanding NNS Common Stock immediately following the Shipbuilding Distribution. See "Description of Capital Stock--NNS Common Stock" and "Antitakeover Effects of Certain Provisions-- Rights."

Fractional Share Interests..
                              Fractional shares of NNS Common Stock will not be distributed. Fractional shares of NNS Common Stock will be aggregated and sold in the public market by the Distribution Agent (as defined herein) and the aggregate net cash proceeds will be distributed ratably to those stockholders entitled to fractional interests. See "The Shipbuilding Distribution--Manner of
                              Distribution."

Distribution Record Date....  December   , 1996.

Distribution Date...........  December   , 1996.

Distribution Agent and
 Transfer Agent for the
 Shares.....................

                              First Chicago Trust Company of New York (the
                              "Distribution Agent").

Mailing Date................  Certificates representing the shares of NNS
                              Common Stock to be distributed pursuant to the Shipbuilding Distribution will be delivered to the Distribution Agent on the Distribution Date. The Distribution Agent will mail certificates representing the shares of NNS Common Stock to holders of Tenneco Common Stock as soon as practicable thereafter. Holders of Tenneco Common Stock should not send stock certificates to Tenneco, the Company or the Distribution Agent in connection with the Shipbuilding Distribution (however, holders of Tenneco Common Stock will receive instructions from the Distribution Agent with respect to the disposition of their certificates in connection with the Merger). See "The Shipbuilding Distribution--Manner of Distribution."

Conditions to the
 Shipbuilding Distribution..

                              The Transaction (and accordingly, the
                              Shipbuilding Distribution) is conditioned upon, among other things, declaration of the special distributions by the Board of Directors of Tenneco (the "Tenneco Board") authorizing the Distributions, receipt of a private letter ruling from the Internal Revenue Service (the "IRS") in form and substance satisfactory to the Tenneco Board (see "The Shipbuilding Distribution-- Certain Federal Income Tax Aspects of the Shipbuilding Distribution") and approval by the stockholders of Tenneco of the Transaction. The Distributions and the Merger are part of a unified transaction and will not be effected separately (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). See "Introduction," "The Shipbuilding Distribution--Conditions to
                              Consummation of the Shipbuilding Distribution" and "The Shipbuilding Distribution--Amendment or Termination of the Distributions."

Reasons for the
 Distributions..............  The Distributions and the Merger are designed to separate three types of businesses, namely the Shipbuilding Business, the Industrial Business (as defined below) and the Energy Business (as defined below), which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core businesses of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses, (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and (iv) tailor the assets of Tenneco to facilitate acquisition of the Energy Business by El Paso. Upon consummation of the Shipbuilding Distribution, NNS will, primarily through its consolidated subsidiaries (including Newport
                              News), own and operate substantially all of the Shipbuilding Business. New Tenneco will, primarily through its consolidated subsidiaries, own and operate the Tenneco Automotive, Tenneco Packaging and Tenneco Business Services businesses of Tenneco (collectively, the "Industrial Business"). Immediately following consummation of the Distributions, a subsidiary of El Paso will be merged with and into Tenneco, and thereafter the energy and other remaining businesses and operations of Tenneco, including liabilities and assets relating to discontinued Tenneco operations not related to the Shipbuilding Business and the Industrial Business (collectively, the "Energy Business"), will be owned and operated by El Paso. See "The Shipbuilding Distribution--Reasons for the Distributions."

Federal Income Tax            The Tenneco Board has conditioned the
 Consequences...............  Shipbuilding Distribution on receipt of a ruling from the IRS substantially to the effect, among other things, that the Shipbuilding Distribution and the receipt of shares of NNS Common Stock by holders of Tenneco
                              Common Stock will be tax-free to Tenneco and its stockholders (except with respect to cash received for fractional shares as discussed above), respectively, for federal income tax purposes. Tenneco has requested a ruling from the IRS as to the foregoing, as well as to the tax-free treatment of certain transactions to be effected as part of the Corporate Restructuring
                              Transactions (as defined herein) and the Merger.
                              See "The Shipbuilding Distribution--Certain
                              Federal Income Tax Aspects of the Shipbuilding
                              Distribution," and "Risk Factors--Potential
                              Federal Income Tax Liabilities."

Trading Market..............
                              There is currently no public market for NNS
                              Common Stock, although a "when issued" market is expected to develop prior to the Distribution
                              Date. On     , 1996, the New York Stock Exchange
                              ("NYSE") approved the listing of NNS Common Stock upon notice of issuance. Holders of Tenneco Common Stock should be aware that there can be no assurance that the combined market value/trading prices of (i) El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares, (ii) New Tenneco Common Stock and (iii) NNS Common Stock (plus any cash received in lieu of fractional shares or any fractional El Paso Preferred Depositary Shares) received in respect of their shares of Tenneco Common Stock pursuant to the Transaction will be equal to or greater than the market value/trading prices of their shares of Tenneco Common Stock immediately prior to the Transaction. See "The Shipbuilding Distribution--Trading of NNS Common Stock" and "Risk Factors--No Current Public Market for NNS Common Stock."

Dividends...................
                              NNS' dividend policy will be established by the NSS Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the NNS Board considers relevant. In addition, the Senior Credit Facility (as defined) places restrictions, subject to certain exceptions, upon the right of NNS to declare and pay dividends. There can be no assurance that the combined annual dividends on (i) El Paso Common Stock and, if issued in connection with the Merger, El Paso Preferred Depositary Shares, (ii) New Tenneco Common Stock and (iii) NNS Common Stock after the Transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction). See "Risk Factors--Uncertainty Regarding Future Dividends," "Description of Capital Stock--NNS Common Stock" and "Financing."

Antitakeover Provisions.....
                              The Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company (both of which will be adopted prior to the Distribution Date), as well as the Company's stockholder rights plan (which will expire on June 10, 1998 unless extended with stockholder approval) and Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of the Company in a transaction not approved by the NNS Board. These provisions should better enable the

                              Company to develop its business and foster its long-term growth without the disruptions that can be caused by the threat of certain types of takeovers not deemed by the NNS Board to be in the best interests of the Company and its stockholders. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current NNS Board or the then current management of the Company without the concurrence of the NNS Board. See "Risk Factors--Certain Antitakeover Features,"
                              "Description of Capital Stock," and "Antitakeover Effects of Certain Provisions."

Risk Factors................
                              Stockholders of Tenneco should be aware that the Shipbuilding Distribution and ownership of NNS Common Stock involve certain risk factors including those described under "Risk Factors," and elsewhere in this Information Statement. Such matters include, among others, the Company's reliance on the U.S. Navy for over 90% of its net sales; the uncertainty of securing future work; the Company's competitive environment; the Company's substantial leverage after the Shipbuilding Distribution; the lack of a current public market for the NNS Common Stock; the absence of assurance that the combined market value/trading prices of and dividends on El Paso Common Stock and any El Paso Depositary Shares, NNS Common Stock and New Tenneco Common Stock held by stockholders after the Transaction will be equal to or greater than the market value/trading price of or dividends on Tenneco Common Stock prior to the Transaction; the risk that the Transaction may not qualify as a tax-free distribution under Section 355 of the Code (as defined herein); certain antitakeover effects of certain provisions of the Company's Restated Certificate of Incorporation, its Amended and Restated By-laws, its stockholder rights plan and the Delaware statutory law; the fact that the Transaction is subject to review under federal and state fraudulent conveyance laws; and other matters. See "Risk Factors."

Corporate Restructuring
 Transactions...............  Prior to the consummation of the Shipbuilding
                              Distribution, Tenneco and its subsidiaries will undertake various intercompany transfers and distributions designed to restructure Tenneco's existing businesses, assets and liabilities so that substantially all of the assets, liabilities and operations of (i) the Shipbuilding Business will be directly and indirectly owned and operated by the Company, (ii) the Industrial Business will be directly and indirectly owned and operated by New Tenneco and (iii) the Energy Business will be directly and indirectly owned by Tenneco which will, upon consummation of the Merger, be a subsidiary of El Paso and be renamed El Paso Tennessee Pipeline Co. (the "Corporate Restructuring Transactions"). See "The Shipbuilding Distribution--Corporate
                              Restructuring Transactions." Effective as of
                              October 31, 1996, Newport News Industrial
                              Corporation, a Virginia corporation and
                              subsidiary of Newport News, will transfer all of its assets and trade accounts payable to NNS. Newport News Shipbuilding Inc. will acquire all of the assets and liabilities of Newport News Industrial Corporation as part of the Corporate Restructuring Transactions.

Debt and Cash Realignment;
 Credit/Financing...........

                              The Merger Agreement, the Distribution Agreement to be entered into pursuant to the Merger Agreement (the "Distribution Agreement") and certain of the other agreements and documents attached as exhibits to the Merger Agreement or the Distribution Agreement (the "Ancillary Agreements") provide for (i) the restructuring (through debt tender and exchange offers, defeasances, prepayments, refinancings and the like), immediately prior to the Distributions, of the outstanding indebtedness for money borrowed (the "Tenneco Consolidated Debt") of Tenneco and certain of its consolidated subsidiaries (the "Debt Realignment") and (ii) the allocation of cash and cash equivalents of Tenneco and its consolidated subsidiaries (the "Cash Realignment"). See "The Shipbuilding Distribution--Debt and Cash Realignment."

                              In connection with the Transaction and to provide for working capital needs, NNS intends to issue (the "Offering") $200 million of Senior Notes due 2006 (the "Senior Notes") and $200 million of Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes," and together with the Senior Notes, the "Notes") and enter into a $415 million senior secured credit facility (the "Senior Credit Facility") comprised of a $200 million six-year amortizing term loan (the "Term Loan") and a $215 million six-year revolving credit facility (the "Revolving Credit Facility"), of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company expects to utilize the proceeds of the Notes and Term Loan and borrowings of $14 million under the Revolving Credit Facility to distribute (i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain Tenneco Consolidated Debt and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Risk Factors--Substantial Leverage" and "The Shipbuilding Distribution--Debt and Cash Realignment."

                              Pursuant to the Cash Realignment, the Company will be allocated $5 million of cash and cash equivalents, Tenneco will be allocated $25 million of cash and cash equivalents and New Tenneco will be allocated all remaining cash and cash equivalents on hand as of the Merger Effective Time which would total approximately $200 million if the Transaction had been consummated as of June 30, 1996. A post-Distribution audit will be conducted and following such audit, New Tenneco will be required to pay to each of the Company or Tenneco, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than its above-described allocation to such company. Likewise, Tenneco and the Company will each be required to pay to New Tenneco the amount of any excess as of the Merger Effective Time from the above-described allocation. See "The Shipbuilding Distribution--Debt and Cash Realignment."

Relationships with Tenneco
 and New Tenneco after the
 Shipbuilding Distribution..

                              Tenneco will have no stock ownership in the Company upon consummation of the Shipbuilding Distribution. The Company, New Tenneco and Tenneco will enter into the Distribution Agreement prior to the Shipbuilding Distribution, for the purposes of governing certain ongoing relationships among the Company, New Tenneco and Tenneco after the Shipbuilding Distribution and to provide for an orderly transition in the disaffiliation of the Shipbuilding Business, the Energy Business and the Industrial Business. The Distribution Agreement provides for, among other things, the Distributions and the allocation among the Company, Tenneco and New Tenneco of assets and liabilities. The parties will also enter into the Ancillary Agreements, including:
                              (i) the Benefits Agreement (defined herein), providing for allocations of responsibilities with respect to employee compensation, benefit and labor matters; (ii) the Tax Sharing Agreement (defined herein) pursuant to which the Company, New Tenneco and Tenneco will allocate liabilities for taxes arising prior to, as a result of, and subsequent to the Distribution Date; (iii) the Debt Realignment plan pursuant to which the Tenneco Consolidated Debt will be restructured, paid and/or refinanced by the Company, New Tenneco and Tenneco; (iv) the Debt and Cash Allocation Agreement (defined herein) providing for, among other things, the allocation of cash among, and the restructuring and refinancing of certain of the debt of Tenneco existing prior to the Distributions by (or with funds provided by), the Company, New Tenneco and Tenneco; (v) the TBS Services Agreement pursuant to which Tenneco Business Services Inc. ("TBS"), a wholly-owned subsidiary of New Tenneco, will continue to provide certain administrative and other services to the Company until December 31, 1998; (vi) the Shipbuilding Trademark Transition License Agreement (defined herein) allowing the Company to use the trademarks and tradenames of New Tenneco for certain specified periods of time for certain purposes; and (vii) the Insurance Agreement (defined herein), providing for, among other things, coverage arrangements for Tenneco, the Company and New Tenneco in respect of various insurance policies.

                              In addition, the Company and New Tenneco will share one common director, Dana G. Mead. The Company and New Tenneco will adopt policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Mead in situations that could give rise to potential conflicts of interest, including requesting him to abstain from voting as a director of either the Company or New Tenneco on certain matters which present a conflict of interest between the two companies. The Company believes that such conflict situations will be minimal.

                              See "The Shipbuilding Distribution--Debt and Cash Realignment" and "The Shipbuilding Distribution-- Relationships Among Tenneco, the Company, and New Tenneco after the Distributions."

                                 INTRODUCTION

  This Information Statement is being furnished to stockholders of Tenneco in connection with the Shipbuilding Distribution, pursuant to which Tenneco intends to distribute to holders of Tenneco Common Stock all the outstanding shares of Common Stock, $.01 par value per share ("NNS Common Stock"), of the Company. Concurrently with the Shipbuilding Distribution, Tenneco will also distribute to holders of Tenneco Common Stock (individually, the "Industrial Distribution" and together with the Shipbuilding Distribution, the "Distributions") all of the outstanding shares of Common Stock, $.01 par value per share ("New Tenneco Common Stock"), of New Tenneco. The Distributions will occur prior to the effective time of the proposed merger (the "Merger") of a subsidiary of El Paso Natural Gas Company, a Delaware corporation ("El Paso"), with and into Tenneco (which will, upon consummation of the Merger, be renamed El Paso Tennessee Pipeline Co.) whereby Tenneco will become a subsidiary of El Paso. Pursuant to the Merger, holders of Tenneco Common Stock will receive El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares. The Distributions, the Merger and the other transactions contemplated thereby are collectively referred to herein as the "Transaction."

  It is expected that the Shipbuilding Distribution will be made on or about December , 1996 (the "Distribution Date"), to holders of record of Tenneco
Common Stock on    , 1996 (the "Distribution Record Date"), on the basis of
one share of NNS Common Stock for every five shares of Tenneco Common Stock. In addition, the NNS Board will adopt a stockholder rights plan and cause to be issued, with each share of NNS Common Stock to be distributed in the Shipbuilding Distribution, one Right, entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of NNS Junior Preferred Stock. No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of NNS Common Stock to be distributed in the Shipbuilding Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of NNS Common Stock and the Rights associated therewith.

  Upon consummation of the Distributions and the Merger (i) holders of Tenneco Common Stock as of the Distribution Record Date and Merger Effective Time will receive the securities of three publicly held companies--the Company, New Tenneco and El Paso and (ii) holders of Tenneco Preferred Stock (as defined herein) as of the Merger Effective Time will receive El Paso Common Stock. Immediately thereafter, the Company will own and operate substantially all of the Shipbuilding Business, New Tenneco will own and operate the Industrial Business, and El Paso will own and operate the Energy Business.

  The Shipbuilding Distribution, the Industrial Distribution and the Merger are separate components of the Transaction. The Shipbuilding Distribution, the Industrial Distribution and the Merger, however, as described herein will not be consummated unless the Transaction as a whole is approved at a special meeting of the Tenneco stockholders (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). Furthermore, the Shipbuilding Distribution will not be consummated until all other conditions to the Merger have been satisfied (or can be contemporaneously satisfied) other than the filing of a Certificate of Merger with the Secretary of State of Delaware. See "The Shipbuilding Distribution--Conditions to Consummation at the Shipbuilding Distribution" and "The Shipbuilding Distribution--Amendment or Termination of the Distributions."

  Stockholders of Tenneco with inquiries relating to the Shipbuilding Distribution or the other components of the Transaction should contact the
Distribution Agent at (212)           , or Tenneco Inc., Shareholders
Services, 1275 King Street, Greenwich, Connecticut 06831, telephone number
(203) 863-1170. After the Distribution Date, stockholders of the Company with inquiries relating to their investment in NNS should contact Newport News Shipbuilding Inc., Shareholder Services, 4101 Washington Avenue, Newport News, Virginia 23607; telephone: (757) 380-2000.

                         THE SHIPBUILDING DISTRIBUTION

  The following descriptions of certain provisions of the Distribution Agreement and certain of the Ancillary Agreements are only summaries and do not purport to be complete. These descriptions are qualified in their entirety by reference to the complete text of the Distribution Agreement and the Ancillary Agreements. A copy of the Distribution Agreement and each of the Ancillary Agreements as currently agreed to is included as an exhibit to the Company's Registration Statement on Form 10 under the Exchange Act, relating to NNS Common Stock, and the following discussion with respect to such agreements is qualified in its entirety by reference to the subject agreement as filed.

MANNER OF DISTRIBUTION

  Pursuant to the Distribution Agreement, the Tenneco Board will declare the special distribution necessary to effect the Shipbuilding Distribution and will set the Distribution Record Date and the Distribution Date (which will be prior to the Merger Effective Time). Subject to the conditions summarized below, on the Distribution Date Tenneco will distribute pro rata to all holders of record of Tenneco Common Stock as of the Distribution Record Date, one share of NNS Common Stock (including the Rights associated therewith) for every five shares of Tenneco Common Stock so held. Pursuant to the Distribution Agreement, as soon as practicable on or after the Distribution Date, Tenneco will deliver to the Distribution Agent, as agent for holders of Tenneco Common Stock as of the Distribution Record Date, certificates representing such shares of NNS Common Stock as are required for the Shipbuilding Distribution.

  Beneficial holders of Tenneco Common Stock who would be entitled to receive fractional shares of NNS Common Stock will receive cash in the Shipbuilding Distribution, in lieu of such fractional shares. To accomplish this, the Distribution Agreement requires that the Distribution Agent determine the number of whole and fractional shares of NNS Common Stock to which each beneficial holder of Tenneco Common Stock as of the Distribution Record Date is entitled immediately following the Shipbuilding Distribution. Next, the Distribution Agent will aggregate these fractional share interests and sell them on the open market at then-prevailing prices. The Distribution Agent will distribute to each holder of Tenneco Common Stock its ratable share of such proceeds after deducting appropriate amounts for federal income tax withholding purposes and any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by Tenneco.

  If any shares of NNS Common Stock are returned to the Distribution Agent as unclaimed or cannot be distributed by the Distribution Agent, any post-Distribution dividends or distributions thereon will be paid to the Distribution Agent (or set aside and retained by the Company). On the 180th day following the Distribution Date, the Distribution Agent will return to Tenneco all unclaimed shares of NNS Common Stock, cash in lieu of fractional shares and dividends or other distributions with respect thereto. Thereafter, holders of Tenneco Common Stock as of the Distribution Date will be entitled to look only to Tenneco for such amounts to which they are entitled, subject to applicable escheat or other abandoned property laws.

  NO HOLDER OF TENNECO COMMON STOCK WILL BE REQUIRED TO PAY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NNS COMMON STOCK (OR THE CASH IN LIEU OF FRACTIONAL SHARES) TO BE RECEIVED IN THE SHIPBUILDING DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF TENNECO COMMON STOCK IN ORDER TO RECEIVE NNS COMMON STOCK (OR THE CASH IN LIEU OF FRACTIONAL SHARES).

CORPORATE RESTRUCTURING TRANSACTIONS

  Prior to consummation of the Distributions (and pursuant to the Distribution Agreement), Tenneco will effect the Corporate Restructuring Transactions. Upon completion of the Corporate Restructuring Transactions, Tenneco's existing businesses and assets will be restructured so that, in general, substantially all of the assets, liabilities and operations of (i) the Shipbuilding Business will be owned and operated, directly and indirectly, by the Company and (ii) the Industrial Business will be owned and operated, directly and indirectly, by New Tenneco. The remaining assets, liabilities and operations of Tenneco and its remaining subsidiaries will then consist solely of those related to the Energy Business, which includes liabilities and limited assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Business. In connection with the Transaction, NNS [intends to transfer] its interest (the "HVO Interest") in certain entities affiliated with Van Ommeren International BV to New Tenneco. As of September 30, 1996, NNS had invested $11.8 million in the HVO Interest, which was funded by Tenneco. A further $7.9 million is scheduled to be invested, of which $4 million is due in November, 1996 and $3.9 million is due in March, 1997. Entities affiliated with Van Ommeren International BV have agreed to purchase five of the Company's Double Eagle product tankers (the Company has contracts for a total of nine Double Eagle product tankers).

  The assets which will be owned by the Company upon consummation of the Corporate Restructuring Transactions (the "Shipbuilding Assets") are generally those related to the conduct of the past and current Shipbuilding Business, as reflected on the Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 included herein under "Unaudited Pro Forma Combined Financial Statements" which is also attached as an exhibit to the Distribution Agreement (the "Pro Forma Balance Sheet") (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included on the Pro Forma Balance Sheet had it been acquired prior to the date thereof), plus all rights expressly allocated to the Company and its subsidiaries under the Distribution Agreement or any of the Ancillary Agreements. The assets which will be owned by New Tenneco upon consummation of the Corporate Restructuring Transactions (the "Industrial Assets") are generally those related to the conduct of the past and current Industrial Business, as reflected on the New Tenneco pro forma balance sheet (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included on the New Tenneco pro forma balance sheet had it been acquired prior to the date thereof), plus all rights expressly allocated to New Tenneco and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. As part of the Corporate Restructuring Transactions, New Tenneco will acquire various corporate assets of Tenneco such as the "Tenneco" trademark and associated rights. The remaining assets (the "Energy Assets") will continue to be owned and operated by Tenneco (as a subsidiary of El Paso) following the Transaction.

  The liabilities to be assumed by the Company and for which the Company will be responsible pursuant to the Distribution Agreement (the "Shipbuilding Liabilities") generally include (i) those liabilities related to the Shipbuilding Assets and the current and past conduct of the Shipbuilding Business, including liabilities reflected on the Pro Forma Balance Sheet which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), and (ii) those liabilities expressly allocated to the Company or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be assumed by New Tenneco and for which New Tenneco will be responsible pursuant to the Distribution Agreement (the "Industrial Liabilities") generally include (i) those liabilities related to the Industrial Assets and the current and past conduct of the Industrial Business, including liabilities reflected on the New Tenneco pro forma balance sheet which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon) and (ii) those liabilities expressly allocated to New Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Tenneco and for which Tenneco will be responsible pursuant to the Distribution Agreement (the "Energy Liabilities") generally include (i) those liabilities related to the Energy Assets and the current and past conduct of the Energy Business, including liabilities reflected on the Tenneco pro forma balance sheet attached as an exhibit to the Distribution Agreement which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), (ii) those liabilities expressly allocated to Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement, and
(iii) all other liabilities of Tenneco or any other member of the Energy Group which do not constitute Industrial Liabilities or Shipbuilding Liabilities.

  For a description of certain liabilities that will be expressly allocated among Tenneco, the Company and New Tenneco by the Distribution Agreement and Ancillary Agreements, including liability for the Tenneco

Consolidated Debt, taxes and certain employee benefits, see "--Debt and Cash Realignment" and "--Relationships Among Tenneco, the Company and New Tenneco After the Distributions."

DEBT AND CASH REALIGNMENT

  From and after the Distributions, each of the Company, Tenneco and New Tenneco will, in general, be responsible for the debts, liabilities and obligations related to the business or businesses that its owns and operates following consummation of the Corporate Restructuring Transactions. See "-- Corporate Restructuring Transactions." Tenneco's historical practice, however, has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, the Distribution Agreement, the Merger Agreement and the Ancillary Agreements provide for (i) the pre-Distribution restructuring of the Tenneco Consolidated Debt pursuant to the Debt Realignment, (ii) the allocation among each of Tenneco, the Company and New Tenneco of the total amount of cash and cash equivalents on hand as of the Merger Effective Time pursuant to the Cash Realignment and (iii) settlement payments with respect to certain capital expenditures related to the Energy Business, all as described below.

  The Merger Agreement contemplates that Tenneco, in its discretion, will, or will cause its relevant subsidiaries to, tender for, defease, mature, redeem, exchange or prepay the Tenneco Consolidated Debt prior to the Distributions (the "Tenneco Debt Tender Offers"). As of June 30, 1996, there was outstanding approximately $4,443 million of Tenneco Consolidated Debt.

  In connection with the Transaction and to provide for working capital needs, NNS intends to issue the Notes, comprised of $200 million of the Senior Notes due 2006 and $200 million of the Senior Subordinated Notes due 2006, and enter into a $415 million secured Senior Credit Facility, comprised of the $200 million six-year amortizing Term Loan and the $215 million six-year Revolving Credit Facility, of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company expects to utilize the proceeds of the Notes and Term Loan and borrowings of $14 million under the Revolving Credit Facility to distribute (i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain Tenneco Consolidated Debt and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility. See "Risk Factors--Substantial Leverage" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Pursuant to the Cash Realignment, as of the Merger Effective Time the Company will be allocated $5 million of cash and cash equivalents. Tenneco will be allocated $25 million of cash and cash equivalents and New Tenneco will be allocated all remaining cash and cash equivalents on hand (which would total approximately $200 million if the Transaction had been consummated as of June 30, 1996). A post-Distribution audit will be conducted and following the post-Distribution audit, New Tenneco will be required to pay to each of Tenneco or the Company, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than the above-described allocation. Likewise, Tenneco and the Company will each be required to pay to New Tenneco any excess cash and cash equivalents as of the Merger Effective Time from the above-described allocation determined pursuant to such audit.

RELATIONSHIPS AMONG THE COMPANY, TENNECO AND NEW TENNECO AFTER THE
DISTRIBUTIONS

  The Shipbuilding Business to be owned and operated by the Company has historically been included in Tenneco's consolidated financial results. After the Transaction, neither Tenneco nor New Tenneco will have an ownership interest in the Shipbuilding Business owned and operated by the Company and the Company will not have an ownership interest in either the Energy Business or the Industrial Business. The Company and New Tenneco will be independent, publicly-held companies, and Tenneco will become a subsidiary of El Paso.

  Prior to the Distributions, the Company, Tenneco and New Tenneco will enter into the Distribution Agreement which governs certain aspects of their relationships both prior to and following the Distributions. In addition, prior to the Distributions, the Company, Tenneco and/or New Tenneco (and their appropriate subsidiaries) will enter into the

Ancillary Agreements which are intended to further effect the disaffiliation of the Shipbuilding Business, the Energy Business and the Industrial Business and to govern certain additional aspects of their ongoing relationships.

Terms of the Distribution Agreement

  In addition to providing for the terms of the Distributions and the various actions to be taken prior to the Distributions, the Distribution Agreement contains other provisions governing the relationship among the Company, Tenneco and New Tenneco prior to and following the Distributions.

  The Distribution Agreement provides that from and after the Distribution
Date: (i) Tenneco will, and will cause its affiliates engaged in the Energy Business (collectively with Tenneco, the "Energy Group") to, assume, pay, perform and discharge all Energy Liabilities in accordance with their terms,
(ii) the Company will assume, pay, perform and discharge all Shipbuilding Liabilities except as described below in accordance with their terms, and
(iii) New Tenneco will, and will cause its affiliates engaged in the Industrial Business (collectively with New Tenneco, the "Industrial Group") to assume, pay, perform and discharge all Industrial Liabilities in accordance with their terms.

  In addition, the Distribution Agreement provides for cross-indemnities under which (i) Tenneco must indemnify the Company and New Tenneco (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Energy Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Tenneco, (ii) the Company must indemnify Tenneco and New Tenneco (and their respective subsidiaries and certain other related parties) against all losses except as described below arising out of or in connection with the Shipbuilding Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by the Company, and (iii) New Tenneco must indemnify Tenneco and the Company (and their respective subsidiaries and certain other related parties) against all losses arising out of or in connection with the Industrial Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by New Tenneco. Additionally, Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The Company and New Tenneco have agreed to certain indemnities regarding such inquiries. See "Business--Investigations and Legal Proceedings--Retirement Plan."

  Pursuant to the Distribution Agreement, each of the parties has agreed to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by, and carry out the purposes of, the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers and assignments have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

  The Distribution Agreement provides for the transfer of books and records among Tenneco, the Company and New Tenneco and their respective subsidiaries and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements). In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each party to obtain the consent of the others prior to waiving any shared privilege.

Terms of the Ancillary Agreements

  Below are descriptions of the principal Ancillary Agreements to be entered into by Tenneco, the Company, New Tenneco and/or El Paso prior to consummation of the Distributions, as required under the terms of the

Distribution Agreement. The Ancillary Agreements are intended to further effectuate the disaffiliation of the Shipbuilding Business and the Industrial Business from the Energy Business and to facilitate the operation of each of the Company and New Tenneco as a separate entity.

  Benefits Agreement. The Benefits Agreement to be entered into by and among the Company, Tenneco and New Tenneco (the "Benefits Agreement") will define certain labor, employment, compensation and benefit matters in connection with the Distributions and the transactions contemplated thereby. Pursuant to the Benefits Agreement, from and after the Distribution Date, each of the Company, Tenneco and New Tenneco will continue employment of each of their respective retained employees (subject to their rights to terminate said employees) with the same compensation as prior to the Distribution Date, continue to honor all related existing collective bargaining agreements, recognize related incumbent labor organizations and continue sponsorship of hourly employee benefit plans. New Tenneco will become the sole sponsor of the TRP and of the Tenneco Inc. Thrift Plan (the "Tenneco Thrift Plan") from and after the Distribution Date, and the Company and Tenneco will establish defined contribution plans for the benefit of each of their respective employees to which the account balances of retained and former employees of the Company and Tenneco in the Tenneco Thrift Plan will be transferred. The benefits accrued by the Company and Tenneco employees in the TRP will be frozen as of the last day of the calendar month including the Distribution Date, and New Tenneco will amend the TRP to provide that all benefits accrued through that day by Company and Tenneco employees are fully vested and non-forfeitable. Tenneco will retain and assume employment contracts with certain individuals. All liabilities under the Tenneco Inc. Benefit Equalization Plan and the Tenneco Inc. Supplemental Executive Retirement Plan will be assumed by New Tenneco pursuant to the Benefits Agreement; however, New Tenneco is entitled to reimbursement for certain payments thereunder from the Company and Tenneco. Generally, each of the Company, Tenneco and New Tenneco will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents, but Tenneco will assume all liabilities for retiree medical benefits of the employees of discontinued operations and their dependents. In addition, as of the Distribution Date, participation by retained and former employees of the Company and Tenneco in the Tenneco Inc. Deferred Compensation Plan and the Tenneco Inc. 1993 Deferred Compensation Plan will be discontinued.

  Debt and Cash Allocation Agreement. The Debt and Cash Allocation Agreement will govern the allocation among the parties of the cash and cash equivalents of Tenneco and its subsidiaries on hand as of the Merger Effective Time, the Tenneco Consolidated Debt and responsibility for certain capital expenditures related to the Energy Business pursuant to the Cash Realignment and the Debt Realignment, as described above (the "Debt and Cash Allocation Agreement"). See "--Debt and Cash Realignment."

  Insurance Agreement. Tenneco has historically maintained at the parent-company level various insurance policies for the benefit or protection of itself and its subsidiaries. The Insurance Agreement to be entered into among Tenneco, the Company and New Tenneco (the "Insurance Agreement") will provide for the respective continuing rights and obligations from and after the Distributions of the parties with respect to these insurance policies (other than directors' and officers' liability insurance policies which are addressed by the Merger Agreement).

  In general, following consummation of the Transaction, policies which relate exclusively to the Shipbuilding Business will be retained by the Company, policies which relate exclusively to the Energy Business or the Energy Group will be retained by Tenneco, and policies which relate exclusively to the Industrial Business or the Industrial Group will be retained by New Tenneco.

  Pursuant to the Insurance Agreement, any non-exclusive Tenneco policies which are in effect as of the Distribution Date (other than those which are cost plus, fronting, high deductible or retrospective premium programs, as described below) will either be transferred into the name of New Tenneco or cancelled, at New Tenneco's option. In general, "go-forward" coverage under these policies for the Energy Business and Shipbuilding Business (and certain related persons) will be terminated as follows: (i) coverage under "claims-made" policies (i.e., those policies which provide coverage for claims made during a specified period) will be terminated on the Distribution Date for any claims not made prior thereto and (ii) coverage under "occurrence-based" policies (i.e., those policies which provide coverage for acts or omissions occurring during a specified period) will be terminated on the Distribution Date for acts or omissions occurring thereafter. However, the Energy Business, Shipbuilding Business and Industrial Business (and certain related persons) will all continue to have access to these policies ("go-backward" coverage) and for claims made prior to the Distribution Date, in the case of claims-made policies, and for acts or omissions which occurred prior to the Distribution Date, in the case of occurrence-based policies (subject to certain obligations to replace any policy limits exhausted by it). Each respective group will be liable for premiums, costs and charges under these policies that relate to its coverage thereunder (and will likewise get the benefit of any refunded amounts).

  Pursuant to the Insurance Agreement, policies which are cost plus, fronting, high deductible or retrospective premium programs will be retained by the Energy Business following the Distributions and will provide no go-forward coverage to the Shipbuilding Business or Industrial Business. However, go-backward coverage will continue to be available to these groups, subject to an obligation to reimburse Tenneco for premiums, costs and charges under these policies related to their respective coverages following the Distributions. Following the Transaction, Tenneco will be required to maintain in place certain letters of credit and surety bonds securing obligations under these policies.

  Tax Sharing Agreement. The Tax Sharing Agreement to be entered into among the Company, Tenneco, New Tenneco and El Paso (the "Tax Sharing Agreement") will provide for the allocation of tax liabilities among the parties arising prior to, as a result of, and subsequent to the Distributions. As a general rule, Tenneco will be liable for all taxes not specifically allocated to the Company or New Tenneco under the specific terms of the Tax Sharing Agreement. Generally, the Company will be liable for taxes imposed exclusively on the Company (including for pre-distribution periods, taxes imposed on the Company) and New Tenneco will be liable for taxes imposed exclusively on the Industrial Group. Federal income taxes imposed on the combined activities of the Company, Tenneco and the Industrial Group will be allocated among the Company and the other business groups according to their respective shares of consolidated taxable income, except that (i) tax benefits attributable to the Debt Realignment ("Debt Discharge Items"), presently anticipated to total approximately $120 million, will be specifically allocated to the Industrial Group and Tenneco will make a cash payment to New Tenneco equal to the amount of such tax benefits when and to the extent realized by Tenneco, and (ii) tax benefits attributable to certain items included in the computation of the Base Amount (as defined in the Merger Agreement) ("Base Amount Adjustment Items") will be specifically allocated to Tenneco. In the case of state income taxes imposed on the combined activities of the Company and the other business groups, Tenneco will be responsible for payment of the combined tax to the state tax authority, and the Company and New Tenneco will pay Tenneco a deemed tax equal to the tax that would be imposed if the Company and the Industrial Group had filed combined returns for their respective groups, except that Debt Discharge Items and Base Amount Adjustment Items will be specifically allocated to New Tenneco and Tenneco, respectively.

  In general, Tenneco will be responsible for any taxes imposed on or resulting from the Transaction ("Transaction Taxes"). New Tenneco will be responsible for any Transaction Taxes resulting from any inaccuracy in factual statements or representations in connection with the IRS letter ruling or the opinion of counsel contemplated by the Merger Agreement (the "Tax Opinion") to the extent attributable to facts in existence prior to the Merger, but excluding facts relating to the Company or El Paso. The Company and El Paso will each be responsible for the accuracy of any factual statements or representations relating to them or their respective affiliates. Each of the Company, New Tenneco and El Paso will be responsible for any Transaction Tax to the extent such tax is attributable to action taken by that entity which is inconsistent with tax treatment contemplated in the IRS letter ruling received in the Transaction or the Tax Opinion. If between the date of the Merger Agreement and the Merger Effective Time, there is a change in law (as defined in the Tax Sharing Agreement) and as a result of such change in law Tenneco is required to restore certain deferred gains to income, then any resulting tax will be shared equally between New Tenneco and Tenneco.

  TBS Services Agreement. Tenneco Business Services Inc. ("TBS") has entered into a series of separate services agreements (the "Service Agreements"), as described below, with the Company, New Tenneco (and its subsidiaries other than TBS) and Tenneco (and its subsidiaries) which, together, constitute the "TBS Services Agreement" which is to be delivered as an Ancillary Agreement under the Distribution Agreement.

  One of the Service Agreements between TBS and the Company is for mainframe data processing services (the "NNS Processing Services Agreement"). Under the NNS Processing Services Agreement, TBS will supply, as a vendor, mainframe data processing services to the Company for a period from the Merger Effective Time through December 31, 1998, and thereafter only by mutual agreement. The rate of compensation to TBS for services will be $9.1 million in 1997 and $9.6 million in 1998, payable in monthly installments, subject to adjustment if the Company requests a change in the scope of services. TBS will lease the space currently used by it at the Company's headquarters in Newport News, Virginia for the period from the Merger Effective Time through December 31, 1998, with an option for TBS to extend for one month periods for up to 12 months per continued use by TBS as its mainframe data processing facility. The rent under such lease will be approximately $1.2 million per year, plus pass-throughs of certain occupancy-related costs.

  TBS has also entered into a Supplier Participation Agreement (the "NNS Supplier Participation Agreement") with the Company to govern the procedures under which the Company will continue to participate with New Tenneco in vendor purchase agreements between TBS and various suppliers of goods and services. The NNS Supplier Participation Agreement provides for continued participation of the Company in various purchase programs, absent a termination for cause, for the duration of the agreements with each such vendor. Under this Agreement, as is the case currently, purchases of goods and services will be made directly by the Company at prices negotiated by TBS which are applicable to all participating purchasers. TBS will charge the Company a fixed fee of $5,000 per month for contract administration services including data collection, negotiations, progress reporting, benefits reporting, follow-up and consulting in connection with the vendor agreements.

  Trademark Transition License Agreements. Upon consummation of the Corporate Restructuring Transactions New Tenneco will hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco", "Ten" and "Tenn" (but not "Tennessee"), alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and elsewhere throughout the world. In connection with the Distributions, Trademark Transition License Agreements will be entered into as of the Distribution Date between both (i) New Tenneco and the Company (the "Shipbuilding Trademark Transition License Agreement") and (ii) New Tenneco and Tenneco (the "Industrial Trademark Transition License Agreement," and together with the Shipbuilding Trademark Transition License Agreement, the "Trademark Transition License Agreements"). Pursuant to these agreements, New Tenneco will grant to each of the Company and Tenneco a limited, non-exclusive, royalty-free license to use the Trademarks with respect to specified goods and services as follows: (a) Tenneco and the Company will be permitted to use the Trademarks in their corporate names for 30 days after the date of the agreements (and, pursuant to the Distribution Agreement, each have agreed to remove the Trademarks from such corporate names within 30 days after the Distribution Date), (b) Tenneco and the Company will be permitted to use their existing supplies and documents which have the Trademarks imprinted on them for six months after the date of the agreements and (c) Tenneco and the Company will be permitted to use the Trademarks on existing signs, displays or other identifications for a period (after the date of the agreements) of two years (in the case of Tenneco) and one year (in the case of the Company). However, so long as Tenneco or the Company continues to use the Trademarks, it must maintain certain quality standards prescribed by New Tenneco in the conduct of business operations in which the Trademarks are used. In addition, under these agreements each of Tenneco and the Company will agree to indemnify New Tenneco from any claims that arise as a result of its use of the Trademarks or any breach of its agreement and neither Tenneco nor the Company may adopt or use at any time a word or mark likely to be similar to or confused with the Trademarks. Each Trademark Transition License Agreement will be immediately terminable by New Tenneco upon a material breach of the agreement by Tenneco or the Company, as the case may be.

Directors

  After the Distribution Date, the Company and New Tenneco will share one common director, Dana G. Mead. The Company and New Tenneco will adopt policies and procedures to be followed by the Board of

Directors of each company to limit the involvement of Mr. Mead in situations that could give rise to potential conflicts of interest, including requesting him to abstain from voting as a director of either the Company or New Tenneco on certain matters which present a conflict of interest between the Company and New Tenneco. The Company believes that such conflict situations will be minimal. See "Management."

Expenses

  In general, and except for certain environmental costs and expenses, Tenneco is responsible for all fees and expenses incurred by Tenneco in connection with the Transaction for periods prior to the Distribution Date. Any such fees and expenses which are unpaid as of the Merger Effective Time will be allocated to and remain the responsibility of Tenneco pursuant to the Debt Realignment and El Paso has agreed to pay or cause to be paid all such amounts. However, because the aggregate amount of debt to be allocated upon consummation of the Merger to Tenneco is limited to $2.65 billion (subject to certain adjustments) the amount of unpaid Tenneco transaction fees and expenses as of the Merger Effective Time may impact the amount of debt allocated to the Company in connection with the Transaction. See "--Debt and Cash Realignment." Each party has agreed to bear its own respective fees and expenses incurred after consummation of the Transaction.

Settlement of Intercompany Accounts

  Pursuant to the Merger Agreement and the Distribution Agreement, all intercompany receivables, payables and loans (unless specifically provided for in any Ancillary Agreement) among the Energy Business, the Industrial Business and the Shipbuilding Business will be settled, capitalized or converted into ordinary trade accounts as of the close of business on the Distribution Date. Further, all intercompany agreements among such businesses (other than those contemplated by the Transaction) will be terminated.

REASONS FOR THE DISTRIBUTIONS

  The Distributions and the Merger are designed to separate three types of businesses, namely the Shipbuilding Business, the Industrial Business and the Energy Business, which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core business of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses, (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and (iv) tailor the assets of Tenneco to facilitate acquisition of the Energy Business by El Paso. Upon consummation of the Shipbuilding Distribution, NNS will, primarily through its consolidated subsidiaries (including Newport News), own and operate substantially all of the Shipbuilding Business. New Tenneco will, primarily through its consolidated subsidiaries, own and operate the Industrial Business. Immediately following consummation of the Distributions, a subsidiary of El Paso will be merged with and into Tenneco, and thereafter the Energy Business, including liabilities and assets relating to discontinued Tenneco operations not related to the Shipbuilding Business and the Industrial Business, will be owned and operated by El Paso.

CONDITIONS TO CONSUMMATION OF THE SHIPBUILDING DISTRIBUTION

  The Shipbuilding Distribution is conditioned on, among other things, stockholder approval of the Distributions and formal declaration of the Distributions by the Tenneco Board. Other conditions to the Shipbuilding Distribution include (i) execution and delivery of certain of the Ancillary Agreements and consummation of the various pre-distribution transactions (such as the Corporate Restructuring Transactions, the Debt Realignment and the Cash Realignment), (ii) receipt of a ruling from the IRS to the effect that for federal income tax purposes the Distributions qualify as tax-free distributions to Tenneco and its stockholders under Section 355 of the Code (as defined herein) and that certain internal spin-off transactions included in the Corporate Restructuring Transactions will also be tax-free, (iii) approval for listing on the NYSE of the NNS

Common Stock and the New Tenneco Common Stock, (iv) registration of NNS Common Stock and New Tenneco Common Stock under the Exchange Act, (v) receipt of all material consents to the Corporate Restructuring Transactions, the Distributions and transactions contemplated in the Distribution Agreement,
(vi) performance of the various covenants required to be performed prior to the Distribution Date (see "--Corporate Restructuring Transactions", "--Debt and Cash Realignment" and "--Relationships Among Tenneco, the Company and New Tenneco After the Distributions"), and (vii) lack of prohibition of the Distributions by any law or governmental authority. Even if all the conditions to the Distributions are satisfied, Tenneco has reserved the right, under certain circumstances, to amend or terminate the Distribution Agreement and to modify or abandon the transactions contemplated thereby. The Tenneco Board has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Tenneco Board to consider amending or terminating the Distributions. See "--Amendments or Termination of the Distributions." Although the foregoing conditions (other than declaration of the Distributions) may be waived by Tenneco (to the extent permitted by law), the Tenneco Board presently has no intention to proceed with either of the Distributions unless each of these conditions is satisfied. See "Introduction."

AMENDMENT OR TERMINATION OF THE DISTRIBUTIONS

  Prior to the Distributions, the Distribution Agreement may be terminated and the Distributions may be amended, modified or abandoned by Tenneco without the approval of its stockholders, the Company or New Tenneco, subject to the consent of El Paso as described below. Any amendment or modification prior to the termination of the Merger Agreement or consummation of the Merger which adversely affects the Energy Business (other than to a de minimis extent) or materially delays or prevents the consummation of the Merger can be effectuated only with the prior consent of El Paso. Termination of the Distribution Agreement prior to the termination of the Merger Agreement or consummation of the Merger can be effectuated only with the prior written consent of El Paso.

  After consummation of the Distributions, the Distribution Agreement may be amended or terminated only by a written agreement signed by Tenneco, the Company and New Tenneco. Certain amendments or terminations after the Distributions also require the consent of third party beneficiaries to the extent that the Distribution Agreement has expressly granted them such rights.

TRADING OF NNS COMMON STOCK

  See "Risk Factors--No Current Market for NNS Common Stock" and "Risk Factors--Uncertainty Regarding Changes in Trading Price of Stock Following the Transaction" for a discussion of certain considerations relating to the market for and trading prices of NNS Common Stock following the Distribution.

  Shares of NNS Common Stock received by shareholders of Tenneco pursuant to the Shipbuilding Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who are affiliates of the Company will be permitted to sell their shares of NNS Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. There would not, however, be any 90-day waiting period before sales could be made by affiliates under Rule 144 of the Securities Act, as long as the other provisions of Rule 144 are met.

CERTAIN FEDERAL INCOME TAX ASPECTS OF THE SHIPBUILDING DISTRIBUTION

 General

  The following is a summary description of the material federal income tax aspects of the Shipbuilding Distribution. This summary is for general informational purposes only and is not intended as a complete description of all the tax consequences of the Shipbuilding Distribution, the Industrial Distribution, the Merger or the other transactions contemplated as part of the Transaction and does not discuss tax consequences under the laws of state or local governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates, as defined for United States federal income tax purposes, stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his, her or its shares pursuant to the exercise of stock options or otherwise as compensation.

  THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), EXISTING, PROPOSED AND TEMPORARY TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE VALIDITY OF THE FOLLOWING DISCUSSION. SEE "--POSSIBLE FUTURE LEGISLATION" BELOW.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

 Tax Rulings

  Consummation of the Shipbuilding Distribution is conditioned upon the receipt of a ruling or rulings from the IRS, reasonably acceptable to Tenneco and El Paso, to the effect that:

    (i) the Shipbuilding Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and the stockholders of Tenneco under Section 355(a) of the Code;

    (ii) the Industrial Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and the stockholders of Tenneco under Section 355(a) of the Code; and

    (iii) the following distributions to be effected as part of the Corporate Restructuring Transactions will be tax-free for federal income tax purposes to the respective transferor corporations under Section 355(c)(1) or 361
  (a) of the Code and to the respective stockholders of the transferor corporations under Section 355(a) of the Code: (a) the distribution by the Company of the capital stock of Tenneco Packaging Inc. to Tenneco Corporation; (b) the distribution by Tenneco Corporation of the capital stock of the Company and New Tenneco to Tennessee Gas Pipeline Company ("TGP"); and (c) the distribution by TGP of the capital stock of the Company and New Tenneco to Tenneco.

  A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. The rulings obtained from the IRS will be based on certain facts and representations, some of which will have been made by El Paso. Generally, the IRS private letter ruling would not be revoked or modified retroactively provided that (i) there has been no misstatement or omission of material facts, (ii) the facts at the time of the Transaction are not materially different from the facts upon which the IRS private letter ruling was based and (iii) there has been no change in the applicable law.

 The Distributions

  It is expected that the Distributions will qualify as tax-free distributions under Section 355 of the Code. Assuming that the Distributions so qualify, (i) the holders of Tenneco Common Stock will not recognize gain or loss upon receipt of shares of NNS Common Stock or shares of New Tenneco Common Stock,
(ii) each holder
of Tenneco Common Stock will allocate his, her or its aggregate tax basis in the Tenneco Common Stock immediately before the Distributions among Tenneco Common Stock, NNS Common Stock and New Tenneco Common Stock in proportion to their respective fair market values, (iii) the holding period of each holder of Tenneco Common Stock for NNS Common Stock and New Tenneco Common Stock will include the holding period for his, her or its Tenneco Common Stock, provided that Tenneco Common Stock is held as a capital asset at the time of the Distributions and (iv) Tenneco will not recognize any gain or loss on its distribution of NNS Common Stock or New Tenneco Common Stock to its stockholders.

  No fractional shares of NNS Common Stock or New Tenneco Common Stock will be distributed in the Distributions. A holder of Tenneco Common Stock who, pursuant to the Distributions, receives cash in lieu of fractional shares of NNS Common Stock will be treated as having received such fractional shares of NNS Common Stock pursuant to the Distributions and then as having received such cash in a sale of such fractional shares of NNS Common Stock. Such holders will generally recognize capital gain or loss pursuant to such deemed sale equal to the difference between the amount of cash received and such holders' adjusted tax basis in the fractional share of NNS Common Stock received. Such gain or loss will be capital (provided the Tenneco Common Stock is held as a capital asset at the time of the Distributions) and will be treated as a long-term capital gain or loss if the holding period for the fractional shares of NNS Common Stock deemed to be received and then sold is more than one year.

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its shareholders in the Transaction. The corporate level federal income tax would be payable by Tenneco. Under the terms of the Tax Sharing Agreement, the Company will not be liable to indemnify Tenneco for any additional taxes incurred by reason of the Distributions being taxable, unless the Distributions fail to qualify for tax-free treatment under Section 355 of the Code as a result of the inaccuracy of certain factual statements or representations made by the Company in connection with the requests for the IRS private letter ruling or Tax Opinion or the Company takes any action which is inconsistent with any factual statements or representations or the tax treatment of the Transaction as contemplated in the IRS private letter ruling request or the Tax Opinion. See the discussion of the Tax Sharing Agreement under "--Relationships among Tenneco, the Company and New Tenneco After the Distributions."

  Furthermore, if the Distributions do not qualify as tax-free distributions under Section 355 of the Code then each holder of Tenneco Common Stock who receives shares of NNS Common Stock and New Tenneco Common Stock in the Distributions would be treated as if such stockholder received taxable distributions in an amount equal to the fair market value of NNS Common Stock and New Tenneco Common Stock received which would result in: (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each stockholder's basis in his, her or its NNS Common Stock and New Tenneco Common Stock would be equal to the fair market value of such stock at the time of the Distributions.

 Possible Future Legislation

  The Administration's Budget Proposal issued March 19, 1996 contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect stockholders of the distributing corporation own more than 50% of the distributing corporation and controlled corporations at all times during the four-year period commencing two years prior to the distribution. The Anti-Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was (i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date, or (iii) described in a public announcement or SEC filing on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee and Congressman Bill Archer, Chairman of the House Ways and Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that should certain of the revenue proposals included in the Administration's Budget Proposal, including the Anti-Morris Trust Proposal, be enacted, the effective date will be no earlier than the date of "appropriate Congressional action." As of the date of this Information Statement, no legislation has been introduced relating to the Anti-Morris Trust Proposal. On June 27, 1996, Tenneco submitted its request for rulings (including rulings on the tax-free treatment of the Distributions) to the IRS. Accordingly, in view of the Roth-Archer Statement, any future Anti-Morris Trust legislation should not apply to the Distributions assuming that the effective date of such legislation contains a grandfather clause for transactions for which a ruling request has been filed with the IRS prior to the date of "appropriate Congressional action." Nevertheless, there can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply retroactively to the Distributions. In the event such legislation is announced or introduced prior to the consummation of the Transaction, under the terms of the Merger Agreement El Paso may elect not to proceed with the Merger if it reasonably determines that there exists a reasonable likelihood that the Distributions or the Merger would not be tax-free for federal income tax purposes. If El Paso elects to proceed with the Merger notwithstanding the announcement or introduction of Anti-Morris Trust legislation, the Distributions, if ultimately subject to such legislation, may result in significant taxable gain to the Tenneco consolidated group under Section 355(c) of the Code. Although Tenneco stockholders would not recognize taxable gain or loss on the receipt of the stock of the Company and New Tenneco under the current Anti-Morris Trust Proposal, the taxable gain required to be recognized by the Tenneco consolidated group under Code Section 355(c) would significantly reduce the value of the El Paso Common Stock and any El Paso Preferred Depositary Shares received by the Tenneco stockholders in the Merger.

 Back-up Withholding Requirements

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of NNS Common Stock, unless the stockholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply the Company with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such stockholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

REASONS FOR FURNISHING THE INFORMATION STATEMENT

  This Information Statement is being furnished by Tenneco and the Company solely to provide information to Tenneco stockholders who will receive NNS Common Stock in the Shipbuilding Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Tenneco or the Company. The information contained in this Information Statement is believed by Tenneco and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Company nor Tenneco will update the information except in the normal course of their respective public disclosure practices.

                                 RISK FACTORS

  Stockholders of Tenneco should be aware that the Shipbuilding Distribution and ownership of NNS Common Stock involve certain risk factors, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. Neither the Company nor Tenneco makes, nor is any other person authorized to make, any representation as to the future market value of NNS Common Stock.

RELIANCE ON MAJOR CUSTOMER AND UNCERTAINTY OF FUTURE WORK

  Reliance on Major Customer. The Company's business is primarily dependent upon the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The Navy accounted for approximately 97% and 94% of the Company's net sales for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively. Approximately 85% of its backlog consisted of contracts to build, repair or overhaul nuclear-powered aircraft carriers as of June 30, 1996.

  Uncertainty of Future Work. Although U.S. Government cuts in naval shipbuilding have continued to put pressure on the Company's backlog, the Company was successful in adding $1.0 billion in new work during 1995 and $443 million during the first six months of 1996. The Company's total backlog, however, decreased from $5.6 billion at December 31, 1994 to $4.6 billion at December 31, 1995 and, as of June 30, 1996, was $4.1 billion. The Company's total backlog anticipated at December 31, 1996 is $3.4 billion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Backlog." Because much of the Company's business consists of constructing aircraft carriers, which historically have been purchased by the Navy every four to six years, the Company's backlog has typically declined following each carrier contract, and peaked again when the Navy orders a new aircraft carrier. For example, the Company's backlog dropped well below $3 billion in late 1994, then peaked at $5.6 billion with the signing of the CVN-76 contract later in that year. The continuing effort of the U.S. Government to reduce the federal budget deficit and the restructuring of U.S. Naval forces in the post Cold War environment, however, will affect the level of funding for shipbuilding programs, which can be revised at any time. The Report on the Bottom-Up Review by the U.S. Department of Defense in 1993 stated a need for a fleet of 12 aircraft carriers (down from 15 in 1992), creating demand for a new aircraft carrier every four to six years. Re-evaluation of this need will continue by both the Department of Defense and the Congress. Current Navy plans call for the award of a contract for the construction of a new nuclear-powered aircraft carrier (CVN-77) beginning in or before 2002 for delivery in 2009. The Navy has not determined whether subsequent aircraft carriers will be nuclear-powered. If there is an eventual shift towards building smaller, non-nuclear-powered aircraft carriers, it is possible that the Company may have to compete with other shipyards in the future to build such aircraft carriers. Furthermore, in response to the need for cheaper alternatives and the proliferation of "smart weapons," it is also possible that future strategy reassessments by the Department of Defense may result in the need for fewer aircraft carriers. The Company is currently performing design concept studies for the next generation of aircraft carriers, which is expected to help the Company in maintaining its role as the Navy's only aircraft carrier builder. For the year ended December 31, 1995 and for the first six months of 1996, aircraft carrier construction accounted for approximately 40.5% and 41% of the Company's revenues, respectively. In addition, aircraft carrier programs and other government projects can be delayed, and such delays typically cause loss of income during the period of delay and retraining costs when work resumes. Any significant reduction in the level of government appropriations for aircraft carrier or other shipbuilding programs, or a significant delay of such appropriations, would have a material adverse effect on the Company's financial condition and results of operations.

  The prospects of U.S. shipyards, including the Company, can be materially affected by their success in securing significant U.S. Navy contract awards. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, the collapse of the former Soviet Union Navy, with its several hundred submarines, has greatly reduced the underwater threat to U.S. and allied vessels. As a result, there was a dramatic cutback in the Seawolf program (to three submarines), and the Company did not construct any Seawolf submarines. Construction of the three Seawolf submarines was awarded to Electric Boat Corporation ("Electric

Boat"), a competitor of the Company and wholly-owned subsidiary of General Dynamics Corporation ("General Dynamics"). More recently, Congress preliminarily approved authorization legislation to have the Company construct one of the Navy's new nuclear attack submarines ("NSSNs," the class of submarines following the Seawolf) beginning in late 1998, and another NSSN beginning in late 2000, although there can be no assurance that the NSSN program will continue to be funded or proceed on schedule. Two NSSNs were also authorized to be built by Electric Boat. Electric Boat has also been designated as the lead design yard for NSSN submarines. Future contract awards (after the fourth ship) for the construction of NSSNs, if made, are expected to be determined by competitive bidding.

  The Company, Ingalls Shipbuilding, Inc. ("Ingalls Shipbuilding") (the prime contractor), Lockheed Martin Corporation ("Lockheed Martin") and National Steel and Shipbuilding Co. ("National Steel") have entered into an alliance to bid on the LPD-17 non-nuclear amphibious assault ship program, for which approximately $974 million was recently appropriated for construction of the first vessel. The U.S. Navy currently anticipates that 12 vessels will be built for the LPD-17 program. The Navy has stated that it currently expects that the LPD-17 vessels will be a mainstay of the Navy over the next two decades, replacing a number of vessels nearing the end of their useful lives. Funds for the construction of the first LPD-17 vessel have been appropriated as part of the overall Department of Defense appropriations for 1996. However, there can be no assurance that the Department of Defense and Congress will fund the 12 vessels. Furthermore, there can be no assurance that the Company's alliance will be awarded, assuming the appropriated funds are released, the LPD-17 contract or that Congress will appropriate funds for any additional LPD-17 vessels. It is possible that the U.S. Navy may award the program to a competing bidder or it may allocate the vessels between competing bidders. It could also delay implementation of the LPD-17 program. Even if the LPD-17 project is awarded to the Company's alliance, the U.S. Navy may decide to award other work to competitors in order to sustain some level of work at various shipyards.

  An alliance consisting of the Company, Ingalls Shipbuilding and Lockheed Martin was recently awarded a contract to develop design concepts for the U.S. Navy's "Arsenal Ship." The Company's alliance was one of five alliances to receive such an award. Current U.S. Navy plans call for a downselect to two alliances following evaluation of submitted concepts. Ultimately, one alliance is expected to prevail in the award of a construction contract. The members of the Company's alliance initially designated Lockheed Martin as the prime contractor. Although the Company's alliance was selected to develop design concepts, there can be no assurance that it will be awarded the construction work or other aspects of the project. The allocation of responsibilities among members of the Company's LPD-17 alliance and the Company's Arsenal Ship alliance is subject to future negotiation among such members, and thus there has not been a determination of the level of work which may ultimately be assigned to the Company if its alliances are awarded these projects.

  As part of its expansion strategy, the Company has also been pursuing orders for commercial ships. It has also submitted bids on the fast frigate (FF-21) military ships to the United Arab Emirates and Kuwait, and is in the process of developing bids for the Philippines and Norway. With respect to the commercial nuclear market, the Company is preparing to bid (also with others in an alliance) on several U.S. Department of Energy site management contracts. Competition for these contracts and projects is intense and there can be no assurance that the Company will be successful with its initiatives in these areas.

  With a substantial portion of the Company's current firm backlog scheduled for completion in 1998 and 2002, the failure of the Company to receive the contract for the construction of the CVN-77 on a timely basis and other significant naval work would have a material adverse affect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PROFIT RECOGNITION; GOVERNMENT CONTRACTING

  Similar to other companies principally engaged in long-term construction projects, the Company recognizes profits under the percentage of completion method of accounting, with profit recognition commencing when progress under the contract is sufficient to estimate final results with reasonable accuracy, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or the Company may incur a loss with respect to the contract, if it proves necessary to revise cost estimates.

  Moreover, the Company's principal U.S. Government business is currently being performed under fixed price ("FP"), fixed price plus incentive fee ("FPIF"), cost plus incentive fee ("CPIF"), and cost plus fixed fee ("CPFF") contracts. The risk to the Company of not being reimbursed for its costs varies with the type of contract. Under FP contracts, the contractor retains all costs savings on completed contracts but is liable for the full amount of all expenditures in excess of the contract price. FPIF contracts, on the other hand, provide for cost sharing between the U.S. Government and the contractor. The contractor's fee is increased or decreased according to a formula set forth in the contract which generally compares the amount of costs incurred to the contract target cost. The Government is liable for all allowable costs up to a ceiling price. However, the contractor is responsible for all costs incurred in excess of such contract ceiling price. In addition, FPIF contracts generally provide for the U.S. Government to pay escalation based on published indices relating to the shipbuilding industry in order to shift the primary risk of inflation to the Government. Under both CPIF and CPFF contracts, generally the contractor is only required to perform the contract to the extent the Government makes funds available. Under the former, the contractor's profit is determined by a contractually specified formula which essentially compares allowable incurred costs to the contract target cost. Under the latter, with few exceptions, the fee is the same without regard to the amount of cost incurred.

  The Company currently constructs aircraft carriers pursuant to FPIF contracts but it performs work for the U.S. Government under all of the types of contracts described above. For example, most of its contracts for ship design are of the cost type and some of its ship repair contracts are of the fixed price type.

  The costs of performing all such types of contracts include those for labor, material and overhead. Therefore, unanticipated increases in any such costs as well as delays in product delivery, poor workmanship requiring correction, and all other factors which affect the cost of performing contracts, many of which are long term in nature, affect the profitability of most contracts held or anticipated by the Company.

  In certain circumstances, the Company may submit Requests for Equitable Adjustment ("REAs") to the U.S. Navy seeking adjustments to contract prices to compensate the Company when it incurs costs for which it believes the U.S. Government is responsible. For example, in June, 1996, the Company settled REAs relating to U.S. Government initiated changes in the requirements for renovating the container "roll-on, roll-off" heavy armored vehicle Sealift transportation ships. As part of the settlement, the Sealift contract was converted from a fixed price incentive contract to a fixed price contract and the contract price was increased. See Note 13 to the Combined Financial Statements of the Company. Although the Company pursues REAs and all other contractual disputes vigorously, there is no assurance that the U.S. Navy will resolve the REAs or any of these disputes in a manner favorable to the Company. Under U.S. Government regulations, certain costs, including certain financing costs and marketing expenses, are not allowable contract costs. These costs can be substantial. The Government also regulates the methods by which all costs, including overhead, are allocated to government contracts.

  In cases where there are multiple suppliers, contracts for the construction and conversion of U.S. Navy ships and submarines are subject to competitive bidding. As a safeguard to anti-competitive bidding practices, the U.S. Navy sometimes employs the concept of "cost realism," which requires that each bidder submit information on pricing, estimated costs of completion and anticipated profit margins. The U.S. Navy uses this and other data to determine an estimated cost for each bidder. The U.S. Navy then re-evaluates the bids by using the higher of the bidder's and the U.S. Navy's cost estimates.

  The U.S. Government has the right to suspend or debar a contractor from government contracting for violations of certain statutes or government procurement regulations. See "--Government Claims and Investigations." The U.S. Government may also unilaterally terminate contracts at its convenience with compensation for work completed.

COMPETITION AND REGULATION

  In the Company's opinion, programs currently planned by the U.S. Navy over the next several years will not be sufficient to support all the U.S. shipyards presently engaged in ship construction. The reduced level of shipbuilding activity by the U.S. Navy during the past decade has resulted in significant workforce reductions in the industry, but almost no other significant consolidation. The general result has been fewer contracts awarded to the same fixed number of large shipyards. The Company believes it currently is (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers and
(iii) one of only two U.S. shipyards capable of building nuclear-powered submarines. However, with respect to the market for U.S. military contracts for other types of vessels, there are principally five major private U.S. shipyards, including the Company, that compete for contracts to construct, overhaul or convert other types of surface combatant vessels. Competition for these vessels, including the LPD-17 and the Arsenal Ship, is extremely intense. Additionally the Company's products, such as aircraft carriers, submarines and other ships, compete with each other for defense monies.

  With respect to the domestic commercial shipbuilding market, currently the Jones Act requires that all vessels transporting products between U.S. ports be constructed by U.S. shipyards. There are approximately 16 private U.S. shipyards that can accommodate the construction of vessels up to 400 feet in length, five of which the Company considers to be its direct competitors for commercial contracts. Potential competitors include Alabama Shipyard, Inc., Avondale Industries, Inc. ("Avondale"), National Steel, Ingalls Shipbuilding and Trinity Industries, Inc. Although the commercial market is growing, a current overcapacity of suppliers has favored buyers and hindered the profitability of shipyards. With respect to the international commercial shipbuilding market, the Company competes with numerous shipyards in several countries. Overseas firms control almost all of the international commercial shipbuilding market. In 1995, Japanese, South Korean and European yards each controlled approximately 30% of this market. Chinese firms held approximately four percent and the shipyards in the remaining countries held the remaining six percent. Many foreign shipyards are heavily subsidized by their governments, and a number of overseas shipyards presently construct ships at a cost and over a period which is substantially less than the cost and period applicable to the Company. Although there can be no guarantees, the Company has undertaken major initiatives to reduce its cost structure and cycle times for product development and ship delivery in an effort to develop commercial business. To date the Company has experienced substantial losses in connection with its first major commercial construction contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Business Outlook" and "Business--Construction--Commercial." While the percentage of the Company's total business for commercial shipbuilding could increase, the U.S. Navy has historically been and for the foreseeable future is expected to continue to be the Company's primary customer. See "Business."

  The termination of the U.S. construction-differential subsidy program in 1981 significantly curtailed the ability of U.S. shipyards to compete successfully for international commercial shipbuilding contracts with foreign shipyards. Currently, the Company's future commercial shipbuilding opportunities are dependent in part on certain U.S. laws and regulations, including (i) the Jones Act, which, as noted above, currently requires that all vessels transporting products between U.S. ports be constructed by U.S. shipyards, (ii) the Oil Pollution Act of 1990, which beginning January 1, 1995, requires the phased-in transition of single-hulled tankers and product carriers to double-hulled vessels by 2015 and (iii) the 1993 amendments to the loan guarantee program under Title XI of the Merchant Marine Act of 1936, which permit the U.S. Government to guarantee loan obligations of foreign vessel owners for foreign-flagged vessels built in U.S. shipyards. In connection with U.S. efforts to implement a 1994 multilateral agreement designed in part to eliminate foreign government subsidies to overseas commercial shipbuilders, Congress is currently considering legislation that would eliminate the competitive advantage afforded to U.S. shipyards under the 1993 amendments to the Title XI loan guarantee program. In addition, legislative bills seeking to rescind or substantially modify the provisions of the Jones Act mandating the use of U.S.-built ships for coastwide trade are introduced from time to time, and are expected to be introduced in the future. Changes in these laws could have a material adverse effect on the Company's financial condition and results of operations. See "Business."

  The Company faces competition in the engineering, planning and design market from other companies which provide lower cost engineering support services and are located closer to the Washington D.C. area. The Company has established a new Carrier Innovation Center for the development of the Navy's next generation of aircraft carriers. The Company believes the Carrier Innovation Center will offset the geographic and cost advantage of its competitors. There can be no assurance, however, that the Company will be the successful bidder on future U.S. Navy engineering work, including new aircraft carrier research and development funding.

  The Company is also directly dependent upon allocation of defense monies to the U.S. Navy. In addition to competition from other shipyards, the Company competes with firms providing other defense products and services, such as tanks and aircraft, to other branches of the armed forces, and with other, non-defense demands on the U.S. budget.

SUBSTANTIAL LEVERAGE

  The Company has historically relied upon Tenneco for working capital requirements on a short-term basis and for other financial support functions. After the Shipbuilding Distribution, the Company will not be able to rely on the earnings, assets or cash flow of Tenneco and the Company will be responsible for paying dividends, servicing its own debt and obtaining and maintaining sufficient working capital. The Company will have substantial new indebtedness upon the consummation of the Offering. The Company's debt upon consummation of the Transaction will include (on a pro forma basis at June 30, 1996): (i) the Notes in the aggregate amount of $400 million, and (ii) secured borrowings of $214 million (on a pro forma basis) under the Senior Credit Facility. As of June 30, 1996, on a pro forma basis after giving effect to the Transaction, the Company would have had outstanding $614 million of total indebtedness and stockholders' equity of $194 million, with an additional $201 million available for borrowing under the Senior Credit Facility, consisting of $111 million for advances and letters of credit and $90 million for standby letters of credit.

  The degree to which the Company will be leveraged following the Transaction could have important consequences to holders of the NNS Common Stock, including the following: (i) the Company's ability to pay dividends and obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and (iii) the high degree of leverage may limit the Company's ability to react to changes in the industry, make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures.

  The Company's ability to pay dividends on the NNS Common Stock and service its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial and business factors, many of which are beyond the Company's control. If the Company cannot generate sufficient cash flow from operations to meet its obligations, then the Company's ability to pay dividends will be impaired and it may be required to attempt to restructure or refinance its debt, raise additional capital or take other actions such as selling assets or reducing or delaying capital expenditures. There can be no assurance, however, that any of such actions could be effected on satisfactory terms, if at all, or would be permitted by the terms of the Senior Credit Facility, the trust indentures governing the Notes (the "Indentures") or the Company's other credit and contractual arrangements.

  The Senior Credit Facility and the Indentures governing the Notes will contain restrictive covenants that, among other things, limit the Company's ability to pay dividends on the NNS Common Stock, incur additional indebtedness, create liens and make investments and capital expenditures. The Senior Credit Facility will require the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. The Company's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In the event of a default under the Senior Credit Facility, the lenders thereunder may terminate their lending commitments and declare the indebtedness immediately due and payable, resulting in a default under the Notes. There can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding thereunder and under the Notes.

POTENTIAL LIABILITIES DUE TO FRAUDULENT TRANSFER CONSIDERATIONS AND LEGAL DIVIDEND REQUIREMENTS

  The Transaction, including the Shipbuilding Distribution, is subject to review under various state and federal fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (including a trustee or debtor-in-possession in a bankruptcy by Tenneco, NNS or any of their subsidiaries) were to determine that Tenneco did not receive fair consideration or reasonably equivalent value for distributing the NNS Common Stock or taking other action as part of the Transaction, or NNS did not receive fair consideration or reasonably equivalent value for making the distribution to Tenneco, incurring indebtedness, including the Notes and the Senior Credit Facility, transferring assets or taking other action as part of the Transaction and, at the time of such action, Tenneco or NNS (i) was insolvent or would be rendered insolvent, (ii) had reasonably small capital with which to carry on its business and all business in which it intended to engage, or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of the NNS Common Stock to return the value of the stock and any dividends paid thereon, bar future dividend and redemption payments on the stock, and invalidate, in whole or in part, the Transaction, as a fraudulent conveyance.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities), or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Tenneco or NNS was "insolvent" at the time of or after giving effect to the Transaction, including the distribution of the NNS Common Stock.

  NNS' payment of the dividend to Tenneco and dividends to the holders of NNS Common Stock is also subject to review under state corporate distribution statutes. Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital), or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although NNS intends to make the distribution to Tenneco and pay dividends to the holders of the NNS Common Stock entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distribution to Tenneco or a dividend to the holders of the NNS Common Stock was unlawful.

  Prior to the Shipbuilding Distribution, the Tenneco Board expects to obtain an opinion regarding the solvency of Tenneco and NNS and the permissibility of the Shipbuilding Distribution and the dividend to be paid by NNS to Tenneco under Section 170 of the DGCL. The Tenneco Board and management believe that, in accordance with this opinion which is expected to be rendered in connection with the Shipbuilding Distribution and the dividend to be paid by NNS to Tenneco, (i) Tenneco and NNS each will be solvent at the time of the Transaction (including after the payment of such dividend and the Shipbuilding Distribution), will be able to repay its debts as they mature following the Transaction and will have sufficient capital to carry on its businesses and
(ii) the Shipbuilding Distribution and such dividend will be made entirely out of surplus in accordance with Section 170 of the DGCL. There is no certainty, however, that a court would find this solvency opinion to be binding on creditors of Tenneco or NNS or that a court would reach the same conclusions set forth in such opinion in determining Tenneco or NNS was insolvent at the time of, or after giving effect to, the Transaction, or whether lawful funds were available for the Shipbuilding Distribution and the distribution to Tenneco.

  Pursuant to the Distribution Agreement, from and after the Distributions, each of Tenneco, the Company and New Tenneco will be responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the Transaction. Although the Company does not expect to be liable for any such obligations not expressly assumed by it pursuant to the Distribution Agreement, it is possible that a court would disregard the allocation agreed to among the parties, and require the Company to assume responsibility for obligations allocated to Tenneco or New Tenneco (for example, tax and/or environmental liabilities), particularly if one of such other parties were to refuse or were to be unable to pay or perform the subject allocated obligations. See "The Shipbuilding Distribution--Relationships Among Tenneco, the Company and New Tenneco After the Distributions."

GOVERNMENT CLAIMS AND INVESTIGATIONS

  More than 90% of the Company's sales involve contracts entered into with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases it believes such adjustments are appropriate. In addition, various governmental agencies may at any time be conducting various other investigations. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations. In May 1996, the Company was subpoenaed by the Inspector General of the Department of Defense as part of a joint inquiry conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia and the Naval Criminal Investigation Service. See "Business--Investigations and Legal Proceedings" and Note 13 of the Combined Financial Statements.

POTENTIAL FEDERAL INCOME TAX LIABILITIES

  The Shipbuilding Distribution is conditioned upon the receipt of a favorable ruling from the IRS to the effect, among other things, that the Shipbuilding Distribution will qualify as a tax-free distribution under Section 355 of the Code. See "The Shipbuilding Distribution--Certain Federal Income Tax Aspects of the Shipbuilding Distribution." Such a ruling, while generally binding upon the IRS, is based upon certain factual representations and assumptions. If any such factual representations and assumptions were incomplete or untrue in a material respect, or the facts upon which such ruling was based are materially different from the facts at the time of the Distributions, the IRS could modify or revoke such ruling retroactively. Tenneco is not aware of any facts or circumstances which would cause any of such representations and assumptions to be incomplete or untrue. The Company, Tenneco, New Tenneco and El Paso have each agreed to certain covenants on its future actions to provide further assurances that the Shipbuilding Distribution will be tax-free for federal income tax purposes. See "The Shipbuilding Distribution--Relationships among Tenneco, the Company and New Tenneco After the Distributions."

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B) could cause the Shipbuilding Distribution to be taxable to Tenneco and its stockholders. The corporate level federal income tax would be payable by Tenneco. Under certain limited circumstances, however, the Company has agreed to indemnify Tenneco for a defined portion of such tax liabilities. See "The Shipbuilding Distribution--Relationships Among Tenneco, the Company and New Tenneco After the Distributions--Terms of the Ancillary Agreements--Tax Sharing Agreement." In addition, under IRS regulations, each member of the consolidated group (including the Company) is severally liable for such tax liability.

  Furthermore, if the Shipbuilding Distribution were not to qualify as a tax-free distribution under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of NNS Common Stock and

New Tenneco Common Stock in the Distributions would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of NNS Common Stock and New Tenneco Common Stock received, which would result in: (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). See "The Shipbuilding Distribution--Certain Federal Income Tax Aspects of the Shipbuilding Distribution."

NO CURRENT PUBLIC MARKET FOR NNS COMMON STOCK

  There is not currently a public market for NNS Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. There can be no assurance as to the prices at which trading in NNS Common Stock will occur after the Shipbuilding Distribution. Until NNS Common Stock is fully distributed and an orderly market develops, the prices at which
trading in such stock occurs may fluctuate significantly. On    , 1996, the
NYSE approved the listing of NNS Common Stock upon notice of issuance. See "The Shipbuilding Distribution--Trading of NNS Common Stock."

UNCERTAINTY REGARDING TRADING PRICES OF STOCK FOLLOWING THE TRANSACTION

  Upon consummation of the Transaction, (i) in connection with the Merger, the then outstanding shares of Tenneco Common Stock will be cancelled and holders of Tenneco Common Stock will receive shares of El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares and (ii) in connection with the Distributions, New Tenneco Common Stock and NNS Common Stock. Tenneco Common Stock is currently listed and traded, and following the Distributions, New Tenneco Common Stock is expected to be listed and traded, on the New York, Chicago, Pacific and London Stock Exchanges. El Paso Common Stock, El Paso Preferred Depositary Shares, if any, and NNS Common Stock will be listed and traded on the NYSE. There can be no assurance that the combined market value/trading prices of (i) El Paso Common Stock and any El Paso Preferred Depositary Shares, (ii) New Tenneco Common Stock and (iii) NNS Common Stock (plus any cash received in lieu of fractional shares or any fractional El Paso Preferred Depositary Shares) received in respect of shares of Tenneco Common Stock pursuant to the Transaction will be equal to or greater than the market value/trading prices of shares of Tenneco Common Stock immediately prior to the Transaction. See "The Shipbuilding Distribution-- Trading of NNS Common Stock."

UNCERTAINTY REGARDING FUTURE DIVIDENDS

  NNS' dividend policy will be established by the NNS Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the NNS Board considers relevant. Additionally, NNS and certain of its subsidiaries are subject to certain restrictions on the payment of dividends pursuant to its financing and similar arrangements. There can be no assurance that the combined annual dividends on El Paso Common Stock and any El Paso Preferred Depositary Shares, New Tenneco Common Stock and NNS Common Stock after the Transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction). For certain restrictions on payment of dividends, see "Financing."

COLLECTIVE BARGAINING AGREEMENTS

  The Company has entered into four collective bargaining agreements covering all of the Company's approximately 10,780 hourly employees. The agreement with the United Steelworkers of America covers approximately 10,520 employees and expires April 4, 1999. The agreement with the United Plant Guard Workers of America and its Amalgamated Local No. 451 covers approximately 100 employees and expires February 11, 2001. The agreement with the International Association of Fire Fighters, Local I-45 covers approximately 30 employees and expires September 24, 2000. The Idaho General President's Project Maintenance Agreement (a master agreement with approximately twelve craft unions) covers approximately 130 employees of Newport News Reactor Services, Inc., a subsidiary of Newport News, working in Idaho. This agreement expires upon completion of the project. Although the Company believes that its relationships with these unions are good, there can be no assurance that the Company will not experience labor disruptions associated with these collective bargaining agreements. See "Business."

ENVIRONMENTAL MATTERS

  The Company is subject to various federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the transportation, storage and disposal of toxic and hazardous wastes. Stringent fines and penalties may be imposed for non-compliance and certain environmental laws impose joint and several "strict liability" for remediation of spills and releases of oil and hazardous substances rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, including, without limitation, Tenneco and New Tenneco, or for acts of the Company which are or were in compliance with all applicable laws at the time such acts were performed.

  The nature of shipbuilding operations requires the use of hazardous materials. The Company's shipyard also generates significant quantities of wastewater which it treats before discharging pursuant to various permits. In order to handle these materials, the shipyard has an extensive network of above-ground and underground storage tanks, some of which have leaked and required remediation in the past. In addition, the extensive handling of these materials sometimes results in spills on the shipyard and occasionally in the adjacent James River. The shipyard also has extensive waste handling programs which it maintains and, periodically, must close in accordance with applicable regulations. The cumulative cost of these normal operations are not expected to have a material adverse effect on the Company's financial condition or results of operations. See "Business--Health, Safety and Environmental."

CERTAIN ANTITAKEOVER FEATURES

  Upon consummation of the Shipbuilding Distribution, certain provisions of the NNS' Restated Certificate of Incorporation (the "Certificate") and its Amended and Restated By-laws ("By-laws") (both the Certificate and the By-laws will be adopted prior to the Distribution Date), along with the Company's stockholder rights plan and Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of NNS Common Stock. Such provisions may also inhibit fluctuations in the market price of NNS Common Stock that could result from takeover attempts. The provisions could also have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current NNS Board or the then current management of NNS without the concurrence of the NNS Board. See "Antitakeover Effects of Certain Provisions."

                                   FINANCING

  In connection with the Transaction and to provide for working capital needs, NNS intends to (i) issue Notes in the amount of $400 million and (ii) enter into the $415 million secured Senior Credit Facility comprised of the $200 million six-year amortizing Term Loan and the $215 million six-year Revolving Credit Facility, of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit.

  The Company expects to utilize the proceeds of the Notes and Term Loan and borrowings of $14 million under the Revolving Credit Facility to distribute
(i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain Tenneco Consolidated Debt and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Senior Credit Facility and the Notes.



  The Term Loan will amortize in 24 quarterly installments, commencing March 31, 1997, with an annual aggregate payment amount of $27.5 million in each of 1997 through 2001, and $62.5 million in 2002. Borrowings under the Senior Credit Facility will be secured by perfected liens on substantially all of the Company's assets. After January 1, 1998, the security interest in the collateral will be released if the Company meets certain specific financial and other conditions.

  Interest on borrowings under the Senior Credit Facility accrues at a floating rate based on either LIBOR or a base rate. The Senior Credit Facility will contain customary representations and warranties and financial and other standard covenants, including minimum net worth, total debt to EBITDA and EBITDA less capital expenditures to interest expense. The Senior Credit Facility will also provide for limitations on debt and dividend levels and specify mandatory prepayments (with certain agreed-upon exceptions), including 100% of the net proceeds from debt issuance, 50% of the net proceeds from equity issuance and 100% of the net proceeds from asset sales.

  The Notes will consist of $200 million of Senior Notes due 2006 and $200 million of Senior Subordinated Notes due 2006. Interest on the Notes is
payable semiannually on      and     , commencing     , 1997. The Notes will
be redeemable at the option of NNS, in whole or in part at any time on or
after     , 2001. The Notes will also be redeemable on or prior to      under
certain circumstances. The Senior Credit Facility places restrictions, subject to certain exceptions, upon the right of NNS to declare and pay dividends and make certain similar or related kinds of payments, including a cap of (i) $10,000,000 plus (ii) 10% of consolidated net income (or minus 100% of consolidated net loss) calculated for the period from the closing date under the Senior Credit Facility through the end of the most recent fiscal quarter for NNS and its subsidiaries (which for purposes of this calculation is treated as a single accounting period). [The indentures for the Notes, subject to certain exceptions, generally restrict the right of NNS and its subsidiaries to declare and pay dividends and certain similar or related kinds
of payments, to $           per fiscal quarter]. These restrictions may
materially limit the right of NNS to declare and pay dividends on the NNS Common Stock.

                              CAPITALIZATION

  The following table sets forth the unaudited historical capitalization of the Company as of June 30, 1996, and unaudited pro forma capitalization as of June 30, 1996, after giving effect to the Transaction described in the "Unaudited Pro Forma Combined Financial Statements." The capitalization of the Company should be read in conjunction with the Combined Financial Statements, and the notes thereto, "Selected Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere herein.

                                                              JUNE 30, 1996
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                              (IN MILLIONS)
      Short-term debt:
        Allocated from Tenneco............................    $ 95(a)   $--
        Term Loan.........................................     --         28(b)
      Long-term debt:
        Allocated from Tenneco............................     282(a)    --
        Revolving Credit Facility.........................     --         14(c)
        Term Loan.........................................     --        172
        Senior Notes due 2006.............................     --        200
        Senior Subordinated Notes due 2006................     --        200
                                                              ----      ----
          Total debt......................................     377       614
                                                              ----      ----
      Equity:
        Common stock......................................     --          1
        Paid-in capital...................................     --        193
        Retained earnings.................................     --        --
        Combined equity...................................     349       --
                                                              ----      ----
          Total equity....................................     349       194
                                                              ----      ----
      Total capitalization................................    $726      $808
                                                              ====      ====

     --------

     (a) Represents debt allocated to the Company from Tenneco. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity.

     (b) Approximately $28 million of borrowings under the Term Loan will mature within one year from the consummation of the Transaction, and such amount is reflected as short-term debt.

     (c) On a pro forma basis on June 30, 1996, $201 million of aggregate principal amount will be unused and available for borrowing as follows: $111 million for advances and letters of credit and $90 million for standby letters of credit.

            UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 and Unaudited Pro Forma Combined Statements of Earnings for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared to reflect the Transaction, including: (i) the issuance of $400 million aggregate principal amount of Notes; (ii) borrowings of $214 million under the Senior Credit Facility; (iii) the cash dividend of $600 million to be paid by the Company to Tenneco or one or more of its subsidiaries pursuant to the Debt Realignment; (iv) the payment of $14 million of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility; and (v) the issuance of the NNS Common Stock pursuant to the Shipbuilding Distribution.

  The historical Combined Financial Statements reflect the financial position and results of operations of the Shipbuilding Business whose net assets will be transferred to the Company pursuant to the Corporate Restructuring Transactions. The accounting for such transfer of assets and liabilities pursuant to the Corporate Restructuring Transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost in the Combined Financial Statements.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if the various components of the Transaction occurred on June 30, 1996; the Unaudited Pro Forma Combined Statements of Earnings have been prepared as if the various components of the Transaction occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are not necessarily indicative of the results that would have actually occurred if the Transaction had been consummated as of June 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               JUNE 30, 1996

                                (MILLIONS)

                                                COMPANY    PRO FORMA   PRO FORMA
                    ASSETS                     HISTORICAL ADJUSTMENTS  COMBINED
                    ------                     ---------- -----------  ---------
CURRENT ASSETS
  Cash and cash equivalents...................   $    1      $   4 (a)  $    5
                                                               614 (b)
                                                              (614)(d)
  Contracts in process........................      282                    282
  Other current assets........................      190                    190
                                                 ------      -----      ------
    Total current assets......................      473          4         477
                                                 ------      -----      ------
NONCURRENT ASSETS
  Property, plant and equipment, net..........      824                    824
  Other assets................................      155         (9)(c)     160
                                                                14 (d)
                                                 ------      -----      ------
    Total noncurrent assets...................      979          5         984
                                                 ------      -----      ------
                                                 $1,452      $   9      $1,461
                                                 ======      =====      ======
            LIABILITIES AND EQUITY
            ----------------------
CURRENT LIABILITIES
  Accounts payable............................   $  177      $ (73)(c)  $  104
  Short-term debt.............................       95         28 (b)      28
                                                               (95)(e)
  Other accrued liabilities...................      160                    160
                                                 ------      -----      ------
    Total current liabilities.................      432       (140)        292
                                                 ------      -----      ------
NONCURRENT LIABILITIES
  Long-term debt..............................      282        586 (b)     586
                                                              (282)(e)
  Deferred income taxes.......................      140                    140
  Other long-term liabilities.................      249                    249
                                                 ------      -----      ------
    Total noncurrent liabilities..............      671        304         975
                                                 ------      -----      ------
EQUITY
  Common stock................................                   1 (f)       1
  Paid-in capital.............................                 193 (f)     193
  Retained earnings...........................                 --  (f)     --
  Combined equity.............................      349          4 (a)     --
                                                                64 (c)
                                                              (600)(d)
                                                               377 (e)
                                                              (194)(f)
                                                 ------      -----      ------
    Total equity..............................      349       (155)        194
                                                 ------      -----      ------
                                                 $1,452      $   9      $1,461
                                                 ======      =====      ======

      See the accompanying notes to Unaudited Pro Forma Combined Financial
                                Statements.

            UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

                    (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                              SIX MONTHS ENDED JUNE 30, 1996
                                            -----------------------------------
                                             COMPANY    PRO FORMA    PRO FORMA
                                            HISTORICAL ADJUSTMENTS   COMBINED
                                            ---------- -----------  -----------
Net sales..................................   $  915      $         $       915
Operating costs and expenses...............      834         1 (g)          835
                                              ------      ----      -----------
Operating earnings.........................       81        (1)              80
Interest expense...........................       17       (17)(e)           28
                                                            28 (g)
                                              ------      ----      -----------
Earnings before income taxes...............       64       (12)              52
Provision for income taxes.................       27         6 (e)           23
                                                           (10)(g)
                                              ------      ----      -----------
Net earnings...............................   $   37      $ (8)     $        29
                                              ======      ====      ===========
Average number of common shares
 outstanding...............................                          34,070,348
                                                                    ===========
Earnings per share.........................                         $       .85
                                                                    ===========
EBITDA(h)..................................   $  113                $       113
                                              ======                ===========
                                               YEAR ENDED DECEMBER 31, 1995
                                            -----------------------------------
                                             COMPANY    PRO FORMA    PRO FORMA
                                            HISTORICAL ADJUSTMENTS   COMBINED
                                            ---------- -----------  -----------
Net sales..................................   $1,756      $         $     1,756
Operating costs and expenses...............    1,599         2 (g)        1,601
                                              ------      ----      -----------
Operating earnings.........................      157        (2)             155
Interest expense...........................       29       (29)(e)           56
                                                            56 (g)
Other (income), net........................       (3)                        (3)
                                              ------      ----      -----------
Earnings before income taxes...............      131       (29)             102
Provision for income taxes.................       58        10 (e)           48
                                                           (20)(g)
                                              ------      ----      -----------
Net earnings...............................   $   73      $(19)     $        54
                                              ======      ====      ===========
Average number of common shares
 outstanding...............................                          34,799,188
                                                                    ===========
Earnings per share.........................                         $      1.55
                                                                    ===========
EBITDA(h)..................................   $  227                $       227
                                              ======                ===========

      See the accompanying notes to Unaudited Pro Forma Combined Financial
                                  Statements.

        NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect a cash contribution from Tenneco to the Company pursuant to the Cash Realignment provisions in the Distribution Agreement covering the Shipbuilding Distribution.

(b) To reflect $614 million in total borrowings under various credit facilities which borrowings will consist of (i) a $200 million six-year amortizing Term Loan with an estimated annual interest rate of 8%, (ii) $200 million Senior Notes due 2006 with an estimated annual interest rate of 9.25%, (iii) $200 million Senior Subordinated Notes due 2006 with an estimated annual interest rate of 9.75%, and (iv) $14 million in borrowings under a $215 million six-year Revolving Credit Facility, with an estimated annual interest rate of 8% and commitment fees due on the unused portion of the facility, for payment of certain fees and expenses described in (d) below. Approximately $28 million of the assumed Term Loan borrowings will mature within one year from the consummation of the Transaction, and such amount is reflected as short-term debt in the accompanying Pro Forma Combined Balance Sheet.

(c) To reflect the settlement or capitalization of intercompany accounts payable with Tenneco affiliates and the transfer of certain assets prior to the Shipbuilding Distribution pursuant to certain Corporate Restructuring Transactions.

(d) To reflect: (i) a cash dividend of $600 million to be paid by the Company to Tenneco or one or more of its subsidiaries, principally using borrowings under the Senior Credit Facility and the Notes and (ii) a payment of $14 million for certain fees and expenses in connection with the Senior Credit Facility and Notes.

(e) To reflect the elimination of corporate debt and related interest expense allocated by Tenneco to the Company. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

(f) To reflect the distribution of NNS Common Stock to holders of Tenneco Common Stock at an exchange ratio of one share of NNS Common Stock for five shares of Tenneco Common Stock.

(g) To reflect: (i) interest expense related to the borrowings assumed outstanding under the Senior Credit Facility and the Notes at the assumed annual interest rates discussed in (b), (ii) the cost of commitment fees on the unused borrowing capacity under the Revolving Credit Facility, and
    (iii) the amortization of deferred debt financing costs incurred in connection with the Senior Credit Facility and the Notes, as well as the related tax effects of these items at an assumed statutory rate of 35%. A 1/8% change in these assumed annual interest rates would change pro forma annual interest expense by $0.8 million, before the effect of income taxes.

(h) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Earnings. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                     COMBINED SELECTED FINANCIAL DATA

  The following combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the combined selected financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                           SIX MONTHS
                         ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                         ----------------  --------------------------------------------------
                         1996(A)  1995(A)  1995(A)  1994(A)     1993(A)      1992       1991
                         -------  -------  -------  -------     -------     ------     ------
(MILLIONS)
STATEMENTS OF EARNINGS
DATA:
 Net sales.............. $  915   $  845   $1,756   $1,753      $1,861      $2,265     $2,216
                         ======   ======   ======   ======      ======      ======     ======
 Operating earnings..... $   81   $   90   $  157   $  201      $  210      $  249     $  224
 Interest expense (net
  of interest
  capitalized)..........     17       20       29       30          36          42         23
 Other..................    --       --        (3)       1         (15)(b)     --          (2)
 Provision for income
  taxes.................     27       29       58       75          78          64         68
                         ------   ------   ------   ------      ------      ------     ------
 Earnings before
  cumulative effect of
  changes in accounting
  principles............     37       41       73       95         111         143        135
 Cumulative effect of
  changes in accounting
  principles, net of
  tax...................    --       --       --        (4)(c)     --          (93)(c)    --
                         ------   ------   ------   ------      ------      ------     ------
 Net earnings........... $   37   $   41   $   73   $   91      $  111      $   50     $  135
                         ======   ======   ======   ======      ======      ======     ======
BALANCE SHEET DATA:
 Working capital........ $   41   $    4   $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
 Total assets...........  1,452    1,337    1,380    1,263       1,235       1,450      1,412
 Short-term debt(d).....     95       54       68       30          34          83         36
 Long-term debt(d)......    282      326      292      287         423         761        364
 Combined equity........    349      236      272      199         105        (173)       (30)
STATEMENTS OF CASH FLOW
 DATA:
 Net cash provided
  (used) by operating
  activities............ $   (1)  $  (18)  $   63   $  182      $  215      $ (174)    $  352
 Net cash provided
  (used) by investing
  activities............    (45)     (29)     (87)     (29)         21           6        (99)
 Net cash provided
  (used) by financing
  activities............     45       47       25     (154)       (241)        181       (246)
 Capital expenditures...     36       29       77       29          35          35         64
OTHER DATA:
 EBITDA(e).............. $  113   $  123   $  227   $  270      $  297      $  323     $  298

                                                  (Continued on next page)

(Continued from previous page)
--------

(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Information Statement.

(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.

(c) In 1994, the Company adopted FAS No. 112. "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."

(d) Historical amounts represent debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

(e) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statements of Earnings. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following should be read in conjunction with the Combined Selected Financial Data and Combined Financial Statements, and notes thereto, presented on pages F-1 to F-21. Reference is made to the "Basis of Presentation and Description of Business" section of Note 1 to such Combined Financial Statements for the definition of the "Company" as utilized herein.

BUSINESS OVERVIEW

  Newport News Shipbuilding Inc. ("NNS") is the parent of Newport News Shipbuilding and Dry Dock Company ("Newport News"). Newport News was acquired by Tenneco in 1968 and since that time has represented the Shipbuilding Business segment of Tenneco's diversified businesses. As a result of the Shipbuilding Distribution, the Company will become a separate, publicly-held corporation. See "The Shipbuilding Distribution" and Note 1 to the Combined Financial Statements for further discussion.

  The Company's primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The Company also provides ongoing maintenance for other U.S. Navy vessels through work in overhauling, lifecycle engineering and repair. The U.S. Navy accounted for approximately 97% and 94% of the Company's net sales for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively. The following table summarizes the percentage of net sales by contract type.

                                           SIX MONTHS
                                         ENDED JUNE 30,  YEAR ENDED DECEMBER 31,
                                         --------------- -----------------------
                                          1996    1995    1995    1994    1993
                                         ------- ------- ------- ------- -------
Fixed-Price-Type........................     67%     78%     75%     75%     67%
Cost-Type...............................     33%     22%     25%     25%     33%
                                         ------- ------- ------- ------- -------
  Total.................................    100%    100%    100%    100%    100%
                                         ======= ======= ======= ======= =======

  The Company's primary activity is constructing ships. Similar to other companies principally engaged in long-term construction projects, the Company recognizes profits under the percentage of completion method of accounting, with profit recognition commencing when costs are incurred under the contract, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or the Company may incur a loss with respect to the contract, if it proves necessary to revise cost estimates. Moreover, the Company's principal U.S. Government business is currently being performed under fixed-price or fixed-price incentive contracts, which wholly or partially shift the risk of construction costs that exceed the contract target cost to the Company. See "Risk Factors--Profit Recognition; Government Contracting." In addition to ship construction, the Company also provides repair and overhaul services and engineering and design services. During 1993, the "Other" captions presented herein included the Sperry Marine business ("Sperry"), which was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications, prior to the sale of such business. See "--Other--Divestiture" below.

RESULTS OF OPERATIONS -- OVERVIEW

  The following tables reflect the net sales, operating earnings and margins of the Company by activity type for the years ended December 31, 1995, 1994 and 1993 and the six months ended June 30, 1996 and 1995.

NET SALES

                          SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                         ----------------------------- --------------------------------------
                             1996           1995           1995         1994         1993
                         -------------- -------------- ------------ ------------ ------------
                          NET     % OF   NET     % OF   NET   % OF   NET   % OF   NET   % OF
                         SALES   TOTAL  SALES   TOTAL  SALES  TOTAL SALES  TOTAL SALES  TOTAL
(MILLIONS)               ------  ------ ------  ------ ------ ----- ------ ----- ------ -----
Construction............ $  536      59 $  545      65 $1,107   63  $1,144   65  $1,046   57
Repair and Overhaul.....    281      31    187      22    414   24     383   22     471   25
Engineering.............     86       9     97      11    202   11     204   12     225   12
Other...................     12       1     16       2     33    2      22    1     119    6
                         ------   ----- ------   ----- ------  ---  ------  ---  ------  ---
  Net sales............. $  915     100 $  845     100 $1,756  100  $1,753  100  $1,861  100
                         ======   ===== ======   ===== ======  ===  ======  ===  ======  ===

OPERATING EARNINGS AND MARGINS

                            SIX MONTHS ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                     --------------------------------------- -----------------------------------------------------------
                            1996                1995                1995                1994                1993
                     ------------------- ------------------- ------------------- ------------------- -------------------
                     OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING
                     EARNINGS  MARGIN %  EARNINGS  MARGIN %  EARNINGS  MARGIN %  EARNINGS  MARGIN %  EARNINGS  MARGIN %
(MILLIONS)           --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------
Construction.......     $38         7       $64        12      $ 95         9      $181        16      $135        13
Repair and
 Overhaul..........      37        13        18        10        45        11        13         3        51        11
Engineering........       5         6         6         6        13         6        11         5         8         4
Other..............       1      N.M.         2      N.M.         4      N.M.        (4)     N.M.        16      N.M.
                        ---      ----       ---      ----      ----      ----      ----      ----      ----      ----
Operating earnings.     $81         9       $90        11      $157         9      $201        11      $210        11
                        ===      ====       ===      ====      ====      ====      ====      ====      ====      ====

--------
N.M.=Not meaningful

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

NET SALES

  Construction. The $9 million decrease in construction revenues is due to the delivery of the aircraft carrier Stennis in late 1995 which decreased revenues by $161 million, the continued decline in Los Angeles-class submarine production resulting in decreased revenues of $32 million and lower levels of revenue on the Sealift conversions in 1996 which decreased revenues by $55 million. These decreases are partially offset by a $43 million increase due to production on Double Eagle product tankers and an increase in revenue of $112 million and $79 million on the aircraft carriers Reagan and Truman, respectively.

  Repair and Overhaul. The $94 million increase in repair and overhaul revenues relates primarily to the aircraft carrier Eisenhower in 1996. There was minimal aircraft carrier overhaul work performed in the first half of 1995 as a result of the delivery of the Enterprise in 1994, with the Eisenhower not arriving until mid-1995.

  Engineering. Engineering revenues decreased by $11 million as a result of less work on the Seawolf- and Los Angeles-class submarine design programs as the production of those submarine classes nears an end.

  Other. Other revenues decreased by $4 million primarily as a result of lower industrial products revenue.

OPERATING EARNINGS

  Construction. The $26 million decrease in operating earnings and 5% decrease in operating margin on construction work relates to (i) the delivery of the Stennis in late 1995 which decreased earnings by $29 million, (ii) additional costs of $18 million associated with the Sealift conversion contract that were not recoverable from the U.S. Government, and (iii) $26 million higher than expected costs associated with the production of commercial product tankers. Decreases in operating earnings for the period are partially offset by (i) increased activity and productivity improvements on the aircraft carriers Reagan and Truman, resulting in $28 million of additional earnings, and (ii) the recognition of certain change orders related to previously delivered submarines.

  Repair and Overhaul. The $19 million increase in operating earnings and 3% increase in operating margin for repair and overhaul work is a result of $14 million in work performed on the Eisenhower in 1996 and increased margins on submarine repair and overhaul work. See "--Net Sales--Repair and Overhaul" above.

  Engineering. The decline in operating earnings for engineering is primarily the result of less activity related to the Seawolf- and Los Angeles-class submarine design programs.

  Other. Other operating earnings were not significant to either period presented.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NET SALES

  Construction. The $37 million decrease in construction revenues in 1995 from 1994 is due to a $96 million decrease in submarine construction work as two of the remaining four Los Angeles-class submarines were delivered during 1995. The decrease in submarine work is partially offset by increased aircraft carrier construction activity of $14 million as work on the Reagan replaced construction of the Stennis which was delivered in the fourth quarter of 1995. Additionally, work on the Truman continued during 1995 at a level consistent with 1994. Increased construction activity on the Sealift conversion program of $28 million and the commercial shipbuilding program also contributed to offsetting the decrease in submarine construction work. The level of construction activity on commercial work increased by $18 million during 1995 as the Company began work on the Double Eagle product tankers under contract. Reference is made to "--Business Outlook" below for a discussion of construction activity.

  The $98 million increase in construction revenues in 1994 from 1993 is due to several factors, some offsetting. First, there were increased production efforts in the amount of $106 million on two aircraft carriers (Stennis and Truman) for 1994 as the keel of the Truman was laid in November 1993. Second, construction efforts on the Sealift conversions began late in 1993, doubling in 1994 increasing revenues by $77 million. These increases were offset primarily by decreased submarine construction work of $71 million with the delivery of the USS Montpelier and USS Hampton in 1993, and the USS Charlotte in 1994.

  Repair and Overhaul. The $31 million increase in repair and overhaul revenues in 1995 from 1994 relates primarily to the $32 million repair and overhaul of the USS Thorn during 1995. There were additional increases of $29 million in other miscellaneous U.S. Navy repairs, partially offset by a $22 million reduction in work as the Independence cruise ship repair was completed in 1994. Aircraft carrier overhauls and related post-shakedown repairs remained stable with the completion of the overhaul work for the Enterprise in 1994 replaced by the overhaul work on the Eisenhower in 1995. The $88 million decrease in repair and overhaul revenues in 1994 from 1993 is attributable to a decrease of $113 million in aircraft carrier overhaul work on the Enterprise, partially offset by $22 million in repair work on the Independence cruise ship in 1994.

  Engineering. Engineering revenues declined $2 million in 1995 from 1994 due primarily to less work on the Seawolf-class submarine design program. Engineering revenues declined $21 million in 1994 from 1993 due primarily to $32 million less work on the Seawolf-class submarine design, offset by the initiation of engineering planning work related to the NSSN program.

  Other. Other revenues increased $11 million in 1995 from 1994 as a result of a variety of nonrecurring jobs for miscellaneous services. The decline in other revenues in 1994 from 1993 is principally due to the revenues of approximately $113 million from Sperry recorded prior to its sale in November 1993 (see "--Other--Divestiture" below), offset in part by other miscellaneous items.

OPERATING EARNINGS

  Construction. The $86 million decrease in operating earnings and 7% decrease in operating margin on construction work in 1995 from 1994 relates to (i) additional costs of $25 million incurred as a result of the Company's re-entry into the highly competitive commercial shipbuilding market, (ii) $11 million less in contributions from aircraft carrier work in 1995 as a result of productivity gains realized and reflected in 1994, and (iii) additional costs incurred on the Sealift conversion work which management expects to be substantially complete in the first quarter of 1997.

  The $46 million increase in operating earnings and 3% increase in operating margin on construction work in 1994 from 1993 relates to productivity gains realized and reflected in 1994, as well as an increase of $34 million in overall aircraft carrier production, principally involving the Truman. Additional gains in profitability were realized on submarine contracts resulting from productivity gains on the Los Angeles-class program. The productivity gains realized on both the aircraft carrier and submarine programs reflect the decreasing operating risks as these programs mature or near completion.

  Repair and Overhaul. The $32 million increase in operating earnings and 8% increase in operating margin for repair and overhaul work in 1995 from 1994 is due primarily to $12 million of work performed on the USS Long Beach deactivation in 1995 coupled with the fact the Company experienced additional costs of $20 million on certain U.S. Navy and commercial repair jobs in 1994. Operating earnings from carrier overhauls and related post-shakedown repairs remained stable with the completion of the overhaul work for the Enterprise in 1994 replaced by the overhaul work on the Eisenhower during 1995. Repair and overhaul operating earnings and operating margin decreased $38 million and 8%, respectively, in 1994 from 1993, due primarily to a $14 million decrease in the level of aircraft carrier overhaul work on the Enterprise and $20 million of additional costs experienced on certain U.S. Naval and commercial repair jobs during 1994.

  Engineering. The operating earnings for engineering work have remained relatively stable in all years presented with the exception of higher than anticipated costs to design a propulsion plant trainer in 1993.

  Other. The increase in other operating earnings in 1995 from 1994 is primarily the result of lower expenses related to pensions and other employee benefits not currently allocable to contracts, but which are expected to be allocable once funded. The decrease in other operating earnings in 1994 from 1993 is primarily the result of the 1993 operating earnings of $6 million of Sperry prior to its sale (see "--Other--Divestiture" below), a 1993 benefit of $14 million from recovering a portion of previously recorded postretirement benefit costs and higher 1994 expense related to pensions and other employee benefits not currently allocable to contracts.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

  The following table reflects the summarized components of the Company's cash flow for the periods indicated:

                                       SIX MONTHS ENDED       YEAR ENDED
                                           JUNE 30,          DECEMBER 31,
                                       ------------------  -------------------
                                         1996      1995    1995   1994   1993
                                       --------  --------  -----  -----  -----
(MILLIONS)
Net cash provided (used) by operating
 activities........................... $     (1) $    (18) $  63  $ 182  $ 215
Capital expenditures..................      (36)      (29)   (77)   (29)   (35)
Other investing cash flows............       (9)      --     (10)   --      56
                                       --------  --------  -----  -----  -----
Subtotal..............................      (46)      (47)   (24)   153    236
Cash transfers (to) from Tenneco......       45        47     25   (154)  (241)
                                       --------  --------  -----  -----  -----
Net cash flow after transactions with
 Tenneco.............................. $     (1) $    --   $   1  $  (1) $  (5)
                                       ========  ========  =====  =====  =====

OPERATING CASH FLOWS

  The $119 million decrease in net cash flow from operating activities from 1994 to 1995 is due to several factors, including lower operating earnings, increased levels of contracts in process and a higher level of payments to Tenneco for federal and state income taxes. The lower operating earnings is attributable to the factors discussed in "--Results of Operations for the Years 1995, 1994, and 1993--Operating Earnings" above. The additional costs accumulated in contracts in process is due principally to higher levels of costs on the Sealift conversion work and commencement of the commercial shipbuilding projects. The higher level of income tax payments to Tenneco during 1995 is attributable to the Company paying its allocation of 1994 income taxes from Tenneco (see "--Income Taxes" below) during 1995. The payment of a significant portion of taxes allocated to the Company from Tenneco has historically occurred in the year subsequent to when such taxes are incurred and billed. Thus, the higher level of 1994 current income taxes, due to higher 1994 pretax earnings, is reflected as a 1995 cash outflow. The higher level of current income tax liability included in "Accounts Payable to Tenneco" at December 31, 1994, was the principal reason that the Company was in a working capital deficit position at that date. However, during 1995, the Company was able to pay the December 31, 1994 current tax liability and other current liabilities with its cash flows from operations. In addition, the Company was in a positive working capital position at June 30, 1996.

  The $33 million decrease in net cash flow from operating activities from 1993 to 1994 is principally attributable to a lower level of operating earnings, and offsetting amounts related to higher costs in contracts in process and lower tax payments in 1994 compared to 1993. The higher unbilled costs in contracts in process inventory was principally due to the continuing progression of the Sealift conversion work, which began in late 1993, and the repair work related to the Independence cruise ship, which began in 1994. The low tax payments in 1994 compared to 1993 is attributable to a large state tax payment made in 1993 to Tenneco and lower federal tax payments in 1994 compared to 1993.

  The $17 million increase in comparative cash flows from operating activities for the six month periods ended June 30, 1996 and 1995 is due to several factors, some offsetting. These factors include less contracts in process build-up and a lower level of payments to Tenneco, offset by increased levels of accounts receivable and lower operating earnings. The lower contracts in process build-up coupled with the increase of accounts receivable is essentially offsetting and is a result of normal timing differences in the submission of billings, as well as the settlement and billing of a request for equitable adjustment in 1996. The lower level of payments to Tenneco in 1996 is due to the higher payments for taxes in 1995 as described above.

  Significant changes in accounts receivable, inventory, trade accounts payable and other accrued liabilities not described above relate to normal timing differences in the billing cycle, receipt and use of inventory, and receipt and payment of invoices.

CAPITAL EXPENDITURES

  Capital expenditures increased to $77 million in 1995 from $29 million in 1994 due to the initiation of a strategic capital improvement program. The capital improvement program consists principally of three separate projects:
(i) the development of a state-of-the-art automated steel cutting and fabrication facility; (ii) the extension of a dry dock facility; and (iii) the construction of the Carrier Refueling Complex. The automated steel cutting and fabrication facility should directly support the Company's goals of reducing the manufacturing cycle time on ship construction projects and reducing the production cost structure. Portions of this facility are currently functional and the entire facility is expected to be fully functional in 1997. The extension of the dry dock facility was completed in June 1996 and allows for concurrent, multiple-ship construction within the same dry dock. This improvement is expected to enable construction resources to be utilized on multiple projects. Lastly, the Carrier Refueling Complex includes a cost-efficient facility strategically located next to the dry docks used to overhaul nuclear-powered ships. Management estimates that approximately $39 million and $20 million will be expended in 1996 and 1997, respectively, to complete the three capital improvement projects which are currently in process. The Company expects to fund its planned capital expenditures with cash flows generated from its operations. The 1994 and 1993 capital expenditures of $29 million and $35 million, respectively, consisted principally of normal capital improvements and purchases required to maintain the Company's facilities. Since 1993, the Company has invested approximately $177 million in modernizing its facilities. The $7 million increase in capital expenditures for the six month period ended June 30, 1996 compared to the six month period ended June 30, 1995 is attributable to the ongoing capital improvement program described above.

OTHER INVESTING CASH FLOWS

  Other investing cash flow activities consisted of a $9.6 million investment as partial payment towards the Company's 40% equity interest in the Abu Dhabi Ship Building Company joint venture during 1995 (see

"--Business Outlook" below) and $56 million in cash proceeds of the total $61 million in cash proceeds from the sale of Sperry in 1993. See "--Other-- Divestiture" below. The 1996 investing activity relates to a $9 million investment for a 49% ownership interest in a limited partnership. The Company is obligated to complete its subscription for the 40% equity interest by paying an additional $9.6 million to Abu Dhabi Ship Building Company on December 17, 1996. It expects that this additional payment will be funded with cash flow from operations in 1996.

NET CASH FLOW

  The Company's excess net cash flows from operating and investing activities have historically been used by its parent to meet other Tenneco obligations. During 1995, the Company received, on a net basis, $25 million from its parent, primarily to cover costs of the capital improvement program discussed above. Management of the Company believes that cash flows from operations will generally be sufficient to meet its future capital requirements. However, depending on market and other conditions, the Company may also utilize external sources of capital to meet specific funding requirements. See "-- Capital Requirements and Resources--Sources of Capital Subsequent to the Shipbuilding Distribution."

CAPITAL REQUIREMENTS AND RESOURCES

  Requirements and Commitments. The Company's Shipbuilding Business requires that adequate working capital be available at all times. Since an appreciable portion of the Company's work is "negotiated" or in the form of "extras," the price of the work must be negotiated, sometimes over a long period of time. During this period of negotiation, the expended funds are not available for other current work. Further, while construction and conversion contracts provide for progress payments, they generally require extensive investment in work in progress principally because of contract progress payment retentions. Retainages, generally due upon completion or acceptance of the contracted work, amounted to $64 million as of June 30, 1996. If the Company is the successful bidder for the first LPD-17 contract, in order to satisfy the terms of the contract, it will be required to make capital investments to provide for, among others, the enhancement of its computer-aided design capabilities and installation of sophisticated computer-based data systems, which are necessary for completing the LPD-17, a substantial portion of which expenditures are expected to be reimbursed by the Navy.

  In addition, the Company estimates that expenditures aggregating approximately $90 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith. Based on current conditions, the Company also believes it will be required to make significant tax payments in 1998 upon completion of the Stennis-Truman aircraft carrier contract with the delivery of the Truman, which payments could be as high as $124 million.

  Sources of Capital Subsequent to the Shipbuilding Distribution. To provide for working capital needs, the Company intends to enter into a $215 million six-year Revolving Credit Facility as part of the secured Senior Credit Facility, of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company expects to utilize the borrowings of $14 million under the Revolving Credit Facility to pay certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility. See "Risk Factors--Substantial Leverage" and "The Shipbuilding Distribution--Debt and Cash Realignment."

  Management believes that capital requirements after the Shipbuilding Distribution and as described above for overall operations, capital expenditures, payment of dividends, taxes and debt service can be met by existing cash, internally generated funds and the Revolving Credit Facility described above.

DEBT AND INTEREST ALLOCATION

 Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense has been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $28 million, $26 million and $34 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity. Further, management believes that the Company's interest rate and, therefore, interest expense as a separate entity will be higher initially.

INCOME TAXES

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have historically entered into an agreement to file a consolidated U.S. federal income tax return. Additionally, the Company has historically filed consolidated income tax returns with other Tenneco businesses for applicable state and foreign jurisdictions. The income tax amounts reflected in the Combined Financial Statements under the provisions of these tax sharing arrangements are not materially different from the income taxes which would have been provided had the Company filed separate tax returns. Income tax payments to Tenneco were higher in 1995 compared to 1994. See "--Liquidity and Capital Resources--Operating Cash Flows" above.

  The effective tax rate for 1995, 1994 and 1993 was approximately 44%, 44% and 41%, respectively. The difference between the Company's effective tax rate in all periods compared to the U.S. federal statutory rate of 35% is principally due to state income taxes associated with ship deliveries.

  In connection with the Distributions, the current tax sharing agreement will be cancelled and the Company will enter into a new tax sharing agreement with Tenneco, New Tenneco and El Paso. The new tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the shipbuilding business. Federal income taxes imposed on the combined activities of the consolidated group will be allocated among the Company, New Tenneco and Tenneco in accordance with their respective share of consolidated taxable income.

CHANGES IN ACCOUNTING PRINCIPLES

  The Company adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have any impact on the Company's combined financial position or results of operations.

  In October 1995, the Financial Accounting Standards Board issued FAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for stock-based awards issued to employees and others but also allows companies to choose to continue to measure compensation cost for such plans as it is measured currently. The Company has elected to continue to use the current method of accounting for stock-based awards issued to employees. Consequently, FAS No. 123 will have no impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual versus cash basis of accounting. The Company recorded an after-tax charge of $4 million, which was reported as a cumulative effect of change in accounting principle.

BACKLOG

  The following table depicts the approximate firm backlog of the Company at December 31, 1994 and 1995 and June 30, 1996, and the portion of the June 30, 1996 backlog which is anticipated to remain at December 31, 1996:

      (BILLIONS)                             ANTICIPATED           DECEMBER 31,
      ----------                             DECEMBER 31, JUNE 30, -------------
                                                 1996       1996    1995   1994
                                             ------------ -------- ------ ------
      Construction..........................     $3.2       $3.6   $  4.0 $  5.2
      Repair and Overhaul...................       .1         .3       .3     .2
      Engineering...........................       .1         .2       .3     .2
                                                 ----       ----   ------ ------
        Total backlog.......................     $3.4       $4.1   $  4.6 $  5.6
                                                 ====       ====   ====== ======

  Backlog represents the total estimated remaining sales value of work under contract. Because much of the Company's business consists of constructing aircraft carriers, which historically have been purchased by the U.S. Navy every four to six years, the Company's backlog has typically declined following each carrier contract, and peaked again when the U.S. Navy orders a new carrier. For example, the Company's backlog dropped well below $3 billion in late 1994, then peaked at $5.6 billion with the signing of the CVN-76 (Reagan) contract later in that year. Backlog levels can change and U.S. Government contracts can be unilaterally terminated at the convenience of the U.S. Government at any time with compensation for work completed. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  More than 90% of the Company's backlog is U.S. Navy-related. The December 31, 1995 construction backlog included two Los Angeles-class submarines, two Nimitz-class aircraft carriers (Truman and Reagan), the two ship Sealift conversion contract, as well as contracts to construct four Double Eagle product tankers. The majority of the June 30, 1996 backlog continued to be U.S. Navy-related. Construction backlog at June 30, 1996 included one Los Angeles-class submarine (Cheyenne), two Nimitz-class aircraft carriers (Truman and Reagan), the two ship Sealift conversion contract and nine Double Eagle product tankers. Repair and overhaul backlog at June 30, 1996 consisted of overhauling the aircraft carrier Eisenhower, and repairs to several other naval and commercial ships. The engineering backlog at June 30, 1996 was consistent with that of December 31, 1995. The Company delivered its last Los Angeles-class submarine in August, 1996. Although the Company was not awarded construction contracts for the Seawolf-class submarine it was awarded the lead design contract for the Seawolf submarine. Other engineering work is also being performed related to the NSSNs and the next generation of aircraft carrier ("CVX"). As of June 30, 1996, the Company had approximately $4.1 billion of backlog which is expected to run through 2002. See "--Business Outlook" below.

BUSINESS OUTLOOK

  The Company believes it is currently the only shipyard in the United States capable of building nuclear-powered aircraft carriers. There are currently two Nimitz-class carriers under construction which are scheduled to be delivered in 1998 and 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier (CVN-77) for delivery in 2009. The Company is currently performing design concept studies for the generation of aircraft carriers to follow the Nimitz-class. The Company anticipates the demand for a new carrier every four to six years; however, re-evaluation of this need will continue by both the Department of Defense and the Congress. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  The final Los Angeles-class submarine was delivered on August 15, 1996. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, due to the end of the Cold War there was a dramatic cutback in the Seawolf program (to three submarines), and the Company did not construct any Seawolf submarines. Construction of the three Seawolf submarines was awarded to Electric Boat, a competitor of the Company and wholly-owned subsidiary of General Dynamics. More recently, directives from the U.S. Congress call for the first four new nuclear attack submarines ("NSSNs," the class of submarines following the Seawolf) to be equally allocated between the Company and Electric Boat, with competition on subsequent NSSNs. The Company's bid to be one of two suppliers for the U.S. Navy's $71 billion NSSN business was affirmed during the first quarter of 1996 when legislation directing the second NSSN to the Company became law. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  To broaden its base from nuclear-powered carriers and submarines, the Company is currently marketing a number of new products and services to both the U.S. and foreign governments and commercial customers. These products include a new class of amphibious assault ships (LPD-17), surface combatant ships like the "Arsenal Ship" and the Company's fast frigate (FF-21) and the Double Eagle product tankers. Although the Company is currently pursuing opportunities with respect to both LPD-17 and FF-21 sales, there can be no assurance that the Company will be successful in these pursuits. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work." To better position itself for international sales of these products, the Company subscribed to purchase a 40% equity interest in the Abu Dhabi Ship Building Company ("ADSB"), located in the United Arab Emirates in 1995. The Company is obligated to complete its payment for its subscription in 1996. See

"--Liquidity and Capital Resources--Other Investing Cash Flows." ADSB is currently renovating an existing shipyard and designing a new shipyard which it plans to construct to replace the existing one. Each is intended to service shipbuilding and repair demands of the United Arab Emirates military and regional maritime fleets. The Company believes that its interest in ADSB will provide the Company with a presence in the heavily navigated Persian Gulf. The Company believes that its equity investment in ADSB may also serve as a means for the Company to satisfy offset obligations to the United Arab Emirates, if any, arising from any contracts for sales of FF-21s or other ships it may be able to secure. Typically, offset obligations, when applicable, require an investment, capital expenditure, training commitment or other benefit for the country making the purchase. Under the terms of the agreement relating to the Company's investment, the Government of the Emirate of Abu Dhabi (the "Abu Dhabi Government") will have an option to purchase the Company's interest upon consummation of the Shipbuilding Distribution. The right of the Abu Dhabi Government to exercise its purchase option in relation to a particular event is deemed to be waived if not exercised within 90 days of the date the Abu Dhabi Government becomes aware of such event. See "Business--Construction-- Foreign Military."

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson Corporation ("Eletson") at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February, 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates, although the Company currently believes it can complete the four ships within the current estimate of cost. See Note 13 to the Combined Financial Statements of the Company.

  In 1995, the Company entered into fixed price contracts with limited liability companies ("HVO") comprised principally of Hvide Partners, L.P. and an affiliate of Van Ommeren International BV to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on an aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them.

  These double-hull tankers are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by the Oil Pollution Act of 1990 ("OPA 90"). The OPA 90 requires, among other things, that existing single-hull ships must be retired from domestic transportation of petroleum products between 1995 and 2015 unless retrofitted with double hulls.

  Additional services being developed by the Company include the management and operation of Department of Energy nuclear sites in the U.S. The Company hopes to capitalize on its nearly four decades of experience in handling nuclear materials and is teaming with other companies with complementary experiences to bid on these site management contracts.

  Management has undertaken a number of initiatives to reduce the overall cost structure at the Company. These initiatives have included a 38% workforce reduction (from approximately 29,000 employees in 1991 to 18,000 employees in 1996), overhead and other cost reductions, monetizing assets, the successful negotiation of a labor agreement that stabilizes wages from February 1995 through April 4, 1999 and closing of several facilities. Management has also made long-term investments in infrastructure and automation which are expected to impact favorably the future results of operations. In connection with these initiatives, the Company delivered the aircraft carrier Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier (despite accommodating over 1,200 significant U.S. Navy ordered design improvements). The remaining initiatives relate primarily to projects to reduce cycle times for product development and ship delivery by reengineering key production and design processes. Process innovation teams have been assigned to each key process.

  Management continues to reevaluate its strategy and consider additional opportunities to enhance the value of the Company. The future results of operations and financial position of the Company are dependent on several factors including the allocation of defense budget funds to new ship construction for the U.S. Navy, the successful award and completion of new shipbuilding contracts from the U.S. Government, and the successful diversification into the highly competitive commercial shipbuilding and foreign military markets. Management believes that the Company is well positioned to receive future U.S. Navy contract awards. However, there are no guarantees as to the timing or level of future U.S. Navy contract awards to the Company. Additionally, the level of profitability on such future contracts will be dependent on the cost structure of the Company. The diversification of the Company's business into the commercial market creates a heightened level of risks and rewards. Thus, the future profitability of the proposed commercial programs is subject to the successful management of such risks. Additionally, there are no certainties as to the level of future commercial business which will be secured by the Company.

  The information included in this "Business Outlook" section is forward-looking and involves risks and uncertainties that could significantly impact expected results. The Company's outlook is based predominantly on its interpretation of what it considers key economic and market assumptions, many of which have already been discussed above. Factors that could cause actual results to differ materially from current expectations include: changes in the U.S. Navy's budgets; a reevaluation of ship requirements by the U.S. Navy; the inability to successfully market and sell the new products and services discussed; the award of contracts to the Company's competitors; the inability to produce the new products or provide the new services at the costs anticipated as a result of failure to meet productivity or learning curve assumptions or increased cost of materials; or the inability to meet production schedules and productivity improvement goals for contracts currently being performed.

OTHER

GOVERNMENT CLAIMS AND INVESTIGATIONS

  More than 90% of the Company's sales involve contracts entered into with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases it believes such adjustments are appropriate. In addition, various governmental agencies may at any time be conducting various other investigations. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations. In May 1996, the Company was subpoenaed by the Inspector General of the Department of Defense as part of a joint inquiry conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia and the Naval Criminal Investigation Service. See "Risk Factors--Government Claims and Investigations," "Business--Investigations and Legal Proceedings" and Note 13 of the Combined Financial Statements.

REVENUE RECOGNITION

  The Company reports profits on its long-term contracts using the percentage-of-completion method of accounting, determined on the basis of total costs incurred to date to estimated final total costs. Losses on contracts, including allocable general and administrative expenses, are reported when first estimated. The performance of contracts usually extends over several years, requiring periodic reviews and revisions of estimated final contract prices and costs during the term of the contracts. The effect of these revisions to estimates is included in earnings in the period the revisions are made. Revenue arising from the claims process is neither recognized as income nor as an offset against a potential loss until it can be reliably estimated and its realization is probable.

SIGNIFICANT ESTIMATES

  In 1994 and 1995, the Company entered into fixed price contracts with Eletson and HVO to construct a total of nine of its Double Eagle product tankers. The Company has recorded losses of approximately $90 million related to its contracts with Eletson for four of these product tankers. The Company presently estimates that it will break even on its contracts for the five tankers from HVO. The Company believes it can complete construction of these ships based on its current estimate of costs, but there can be no assurance that the estimate of costs to be incurred will not be revised in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook."

  Contracting with the U.S. Government can also result in the Company filing a Request for Equitable Adjustment ("REA") in connection with a contract. REAs represent claims against the U.S. Government for changes in the original contract specifications and resulting delays and disruption in contract performance. All major REAs filed by the Company in connection with its contracts have been settled as of June 1996 for approximately the same amount recorded previously by the Company. Through 1995, costs of $18 million had been recognized on the Sealift REA in excess of the adjudicated REA price. Cost growth of $36 million that was not recoverable through that REA has been recognized in the first half of 1996. Due to uncertainties inherent in the estimation process these contract completion costs could be increased in the future by $0 to $10 million. The first of two Sealift ships was delivered in August 1996. Management expects this contract to be substantially complete by the end of the first quarter of 1997.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to operating costs and expenses as incurred. The amounts charged during the years ended December 31, 1995, 1994 and 1993 are $20 million, $14 million and $15 million, respectively. Research and development costs for the six months ended June 30, 1996 were $20 million. Research and development costs for the year ending December 31, 1996 are expected to be between $40 million and $50 million. Under current regulations, research and development costs can be passed through to the U.S. Government as allowable overhead spread across all of the Company's contracts. The actual amount of research and development costs allowed to pass through the Navy contracts is reviewed annually. Research and development costs can also be directly funded by the U.S. Government through specific contracts. These contracts produce quantifiable deliverables for the U.S. Navy, for example, certain research and development projects on aircraft carriers.

DIVESTITURE

  During November 1993, the Company sold Sperry, which was part of its Shipbuilding Business. Sperry was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications and contributed $113 million of net sales and $6 million of operating earnings to the Company's 1993 results of operations. In accordance with the sale agreement, the Company received $56 million of the total cash proceeds of $61 million from the sale of Sperry. The remaining portion of the cash proceeds was realized by other Tenneco entities. In addition to the cash proceeds, the Company received $17 million in preferred stock of the purchaser. A pre-tax gain on the total sale of $15 million was recognized by the Company in 1993. An agreement was reached to sell the preferred stock of the purchaser in late 1995 for $18 million. See Note 5 to the Combined Financial Statements.

UNION AGREEMENT

  During 1995, the Company executed a collective bargaining agreement which covers approximately 60% of its work force and 98% of its hourly employees. The collective bargaining agreement is effective to April 1999, and generally provides for static pay rates, promotion of multi-skilling, work teams, joint cooperation on quality programs, a new managed health care program, reduction in paid time off and contains "no strike, no lockout" provisions. This agreement will assist the Company in managing its cost structure and maintaining its skilled labor force.

ENVIRONMENTAL MATTERS

  The Company is subject to stringent environmental laws and regulations in all jurisdictions in which it operates. Management of the Company believes that the Company is in substantial compliance with all applicable environmental regulations, and the historical environmental compliance costs incurred by the Company have not been significant. Although there can be no certainties, management does not believe that any future environmental compliance costs will have a material adverse effect on the Company's combined financial position, results of operations or cash flows.

INFLATION

  The Company's materials costs are impacted by inflation. However, the majority of the Company's U.S. Government shipbuilding contracts allow recovery of costs which are escalated due to inflation. Thus, the Company's net exposure to inflation is minimal.

                           DEFENSE INDUSTRY OVERVIEW

  The end of the Cold War has led to a reduction of the U.S. armed forces. As a result, the federal defense budget for procurement has been reduced in real terms by approximately 70% since 1985. The U.S. Navy budget has declined over the same period of time. However, the Company believes that the U.S. Congress, which has resisted additional defense budget cuts, and a continued uncertain geopolitical environment will favor an end of the long decline in military outlays. Additionally, President Clinton's 1996 Budget establishes the following defense goals as the basis for recapitalizing the Department of Defense budget: (i) projecting a presence overseas; (ii) maintaining an acceptable level of training and readiness; (iii) ability to participate effectively in two nearly simultaneous regional conflicts; and (iv) providing a level of demand for equipment and services which will preserve the defense industrial base.

  A shift in military strategy has prompted the U.S. Navy to redefine its role. Since the collapse of the former Soviet Union, there has been a dramatic change in the primary global threat to the security of the U.S. As a result, U.S. defense strategy, which was predicated on defending against a single major threat, is evolving as well. A policy of protecting against a major nuclear assault and securing containment of the Soviet Union is evolving to a strategy requiring the need to address potential regional conflicts, perform peacekeeping and aid activities in multiple unstable areas, and deter international terrorism. This shift in U.S. military strategy, together with the declining number of U.S. bases overseas, has prompted the Navy to emphasize its role in projecting American military power from ship to shore. In September 1992, the Navy released a new naval strategy entitled ". . . From The Sea; Preparing the Naval Service for the 21st Century," Department of the Navy, Washington, D.C., which stated that: (i) naval forces will be used in a wide range of responses to crises around the globe; (ii) should the presence of these forces fail to deter aggression, the Navy must be able to prevent the U.S. from losing the conflict until the full combat power of the Army and Air Force can arrive; and (iii) naval forces must also be able to conduct a full-scale naval campaign in support of a land force.

AIRCRAFT CARRIERS

  Aircraft carriers have played a major role in the Navy's strategy of protecting U.S. global interests. From the early strikes in the Gulf War to the recent American involvement in Bosnia, Haiti, Somalia, the China/Taiwan crisis as well as to renewed Iraqi aggression, U.S. political and military leaders have responded to overseas crises by deploying the nearest aircraft carrier. Not only do aircraft carriers allow the naval forces to project military power from the safety of the open ocean in times of war, but they also serve as mobile naval bases that reassure allies and intimidate potential aggressors by maintaining peacetime military presence in regions critically important to the U.S.

  The Navy currently plans to maintain a minimum of 12 aircraft carriers (down from 15 in 1992) to respond quickly to overseas crises and command a credible presence around the globe. The Company believes that even with 12 aircraft carriers, the Navy is still prone to gaps in peacetime requirements and may not be able to fulfill the need to confront two simultaneous major conflicts as envisioned by President Clinton's 1996 Department of Defense budget. Admiral Jay Johnson, the newly appointed Chief of Naval Operations, has publicly stated his desire for 15 active carriers to ensure adequate on-station presence in critical mission areas. As shown in the table below, the Navy currently operates 12 carriers, seven of which are Nimitz-class carriers built by Newport News.

                       CURRENT LIST OF AIRCRAFT CARRIERS

                                                          LAUNCH  COMMISSION
NUMBER                           NAME           CLASS      DATE      DATE            SHIPYARD
------                           ----           -----     ------  ----------         --------
CV-62................... Independence         Forrestal  06/06/58  01/10/59  New York Naval Shipyard
CV-63................... Kitty Hawk           Kitty Hawk 05/21/60  04/29/61  New York Shipbuilding
CV-64................... Constellation        Kitty Hawk 10/08/60  10/27/61  New York Naval Shipyard
CVN-65.................. Enterprise           Enterprise 09/24/60  11/25/61  Newport News Shipbuilding
CV-67................... John F. Kennedy      JFK        05/27/67  09/07/68  Newport News Shipbuilding
CVN-68.................. Nimitz               Nimitz     05/13/72  05/03/75  Newport News Shipbuilding
CVN-69.................. Dwight D. Eisenhower Nimitz     10/11/75  10/18/77  Newport News Shipbuilding
CVN-70.................. Carl Vinson          Nimitz     03/15/80  03/18/82  Newport News Shipbuilding
CVN-71.................. Theodore Roosevelt   Nimitz     10/27/84  10/25/86  Newport News Shipbuilding
CVN-72.................. Abraham Lincoln      Nimitz     02/13/88  11/11/89  Newport News Shipbuilding
CVN-73.................. George Washington    Nimitz     07/21/90  07/04/92  Newport News Shipbuilding
CVN-74.................. John C. Stennis      Nimitz     11/13/93  12/09/95  Newport News Shipbuilding
CVN-75.................. Harry S Truman       Nimitz     09/07/96  07/98     Newport News Shipbuilding
CVN-76.................. Ronald Reagan        Nimitz     03/18/00  01/03     Newport News Shipbuilding

-------
Source: Jane's Fighting Ships 1996-1997, 98th Edition

  At present, the Navy has contracted for two more Nimitz-class aircraft carriers: the CVN-75 to be delivered in June 1998 and the CVN-76 to be delivered in December 2002. The Navy also intends to build another Nimitz-class aircraft carrier, the CVN-77. The Navy's plans to maintain a fleet of 12 carriers translates into an optimal building rate of one carrier every four to six years to gradually replace the existing Nimitz-class carriers (each has approximately a 50-year service life and refueling age of approximately 25 years). The Navy is currently planning a next-generation aircraft carrier ("CVX") to follow the nuclear-powered Nimitz-class, the first of which is expected to begin production in 2006. Newport News is currently developing concepts for this new class of aircraft carriers. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

                        U.S. NAVY FUTURE CARRIER FLEET

                                     LOGO

  As shown in the chart above, there are 12 carriers in 1996 in the Navy's fleet. These ships range from the newest, Stennis, to the oldest, USS Independence. In the year 2000, the Independence will be retired and be replaced by the Truman. Beyond 2000, the USS Kitty Hawk is scheduled to be replaced by the Reagan; the USS Constellation by CVN-77; and the Enterprise by CVX-78.

SUBMARINES

  The collapse of the former Soviet Union Navy, with its several hundred submarines, has dramatically reduced the underwater threat to U.S. and allied vessels. Currently, most of the U.S. Navy's submarines are Los Angeles-class vessels which were first commissioned in 1976, and will begin to reach the end of their service lives starting in 2000. The Los Angeles-class is a high speed, nuclear-powered fast attack submarine used to locate and destroy hostile submarines and surface ships. Newport News is the lead design yard for the Los Angeles-class and has built 28 out of a total of the 61 currently active submarines in this class. This program reached the end of its production run when the last submarine, Cheyenne, was completed by Newport News in 1996.

  In the 1980s, the Navy, with the Company as the lead design yard, developed the Seawolf-class submarine to augment and ultimately replace the Los Angeles-class. However, the Company did not build any Seawolf submarines. Seawolf's high unit cost (roughly $2 billion), coupled with the end of the Cold War, led to calls for a new type of submarine and a truncation of the Seawolf program after three ships. Consequently, the Navy plans to develop the new nuclear attack submarine ("NSSN"), a smaller, more cost-effective, nuclear-powered submarine beginning in 1998. Congress has approved legislation to have Newport News construct one NSSN beginning in late 1998 and another NSSN beginning in late 2000. Two contracts were also designated for Electric Boat, a wholly-owned subsidiary of General Dynamics. Beyond 2001, NSSN contract awards are expected to be determined by competitive bidding. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

                                 BUSINESS

COMPANY OVERVIEW

  The Company is the largest non-government-owned shipyard in the United States, as measured by each of net sales, size of facilities and number of employees. Its primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the United States Navy. The Company believes it currently is: (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers,
(ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear-powered submarines. Since its inception in 1886, the Company has developed a preeminent reputation through the construction of 264 naval ships and 542 commercial vessels. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company had net sales of $1,756 million and $915 million, respectively.

  Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of the Company's net sales. Newport News has built nine of the 12 active aircraft carriers in the U.S. fleet, including all eight nuclear-powered aircraft carriers. For the last 35 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers. Newport News currently holds contracts to build two nuclear-powered Nimitz-class carriers, each representing approximately $2-3 billion in initial contract revenue: the Truman, scheduled for delivery in 1998, and the Reagan, scheduled for delivery in 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier for delivery in 2009. Under contract to the Navy, Newport News is currently performing design concept studies for the next generation of aircraft carriers. In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. Newport News has recently been designated by Congressional legislation to build two of the first four of the next generation of the Navy's new nuclear attack submarines ("NSSNs") commencing in late 1998.

  The Company built all the active Nimitz-class aircraft carriers. The Company also believes it currently is the only non-government-owned shipyard currently capable of refueling nuclear-powered aircraft carriers. Puget Sound, a government-owned shipyard, could refuel nuclear-powered carriers if it made additional investments in its facilities, and Portsmouth Naval Shipyard, a government-owned shipyard in Kittery, Maine, is presently involved in nuclear refueling, overhauling and de-activating Los Angeles-class submarines. As a result, the Company has had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The Navy often commissions a major overhaul of each carrier to coincide with a refueling. It normally takes two years to complete a refueling and overhauling. Currently the Company is overhauling the Eisenhower (an approximate $400 million contract), and it holds planning contracts to overhaul the Roosevelt in 1997 and to refuel and overhaul the Nimitz beginning in 1998. The Company believes that, if awarded, the contracts for the Roosevelt and the Nimitz will be for approximately $230 million and approximately $1 billion, respectively. In addition, the Navy has announced its schedule to begin the refueling of the Eisenhower in 2001, the Vinson in 2006 and the Roosevelt in 2009 at an estimated cost of approximately $1 billion each. Supported by its new Carrier Refueling Complex, the Company believes it is well-positioned to be awarded future refueling contracts.

  Newport News' management is highly regarded in the defense and shipbuilding industry and has been successful in creating a motivated and experienced management team and enhancing its position as the premier U.S. shipyard. Led by William P. Fricks, CEO of Newport News, who has 30 years of experience, the Company's senior executives average 10 years of shipbuilding experience. Newport News is a separate operating entity with its own corporate headquarters, management team and separate financial reporting systems. Management therefore expects an orderly transition to an independent, publicly-traded company.

BUSINESS STRATEGY

  To broaden and strengthen its competitive position, the Company has developed strategies with the following key elements: (i) maintain a leadership position in its core business; (ii) further reduce its cost structure; (iii) continue to reduce cycle time; and (iv) broaden and expand products and markets.

  MAINTAIN A LEADERSHIP POSITION IN ITS CORE BUSINESS. Aircraft carriers and submarines remain vital components of the Navy's strategy for protecting U.S. global interests. The Navy has stated that it needs to maintain a minimum of 12 aircraft carriers to respond quickly to overseas crises and command a credible presence around the world. As the aircraft carrier and submarine fleets continue to age, the Company believes there will be a steady long-term demand for new construction and refueling and overhauling services, which it intends to aggressively pursue.

  FURTHER REDUCE ITS COST STRUCTURE. In 1991, the Company embarked on a program to reduce its cost structure and increase productivity in order to remain a market leader in its core business as well as to facilitate entry into related commercial markets. Management initiatives to reduce the overall cost structure of the Company have included workforce reductions of 38% (from approximately 29,000 employees in 1991 to approximately 18,000 employees in
1996), overhead and other cost reductions, the successful negotiation of a long-term labor agreement that stabilizes wages through April 1999, and the closing of certain facilities. As a second step in its cost reduction program, Newport News has begun outsourcing low value-added production activities and has been investing in programs to upgrade and automate its operations. Since 1993, the Company has spent $177 million on a variety of discretionary capital programs designed to lower costs and improve efficiency. Recent and ongoing expenditures include new computing technology ($85 million), an automated steel factory ($71 million), the extension of a drydock to accommodate multi-ship construction ($30 million), and the construction of the Carrier Refueling Complex ($19 million).

  CONTINUE TO REDUCE CYCLE TIME. The Company plans to continue to reduce the cycle times for product development and ship delivery by re-engineering key production processes, including design, production planning, materials management, steel fabrication and outfitting. Process innovation teams have been assigned to each key production process to implement this strategy. In connection with these initiatives, the Company delivered the Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier.

  BROADEN AND EXPAND PRODUCTS AND MARKETS. The Company has begun to seek to leverage its existing expertise by expanding its commercial and other shipbuilding projects. The Company believes that this expansion effort should create additional growth opportunities. In addition, by allowing for increased economies of scale, the Company believes its expansion initiatives should help it reduce per ship costs and thereby make it more competitive in its core U.S. Navy business, which currently accounts for over 90% of the Company's net sales. As part of this expansion effort, the Company secured long-term, fixed price contracts with two purchasers for a total of nine "Double Eagle" product tankers. The initial ships under contract are being built at a loss, for which the Company has created a reserve. This new line of double-hulled product tankers is designed to meet all of the stringent domestic and international shipping specifications. Additionally, drawing on its nearly four decades of safe fuel handling and reactor services for the U.S. Navy, the Company won a contract from the Department of Energy in 1995 to construct a facility to store damaged fuel from Three Mile Island. The Company is pursuing bids on additional projects from the Department of Energy.



  In order to further strengthen its position as a leading U.S. Navy contractor, the Company is attempting to broaden its naval portfolio to include non-nuclear ships by bidding with others in an alliance on the design and construction of the LPD-17 non-nuclear amphibious assault ship. The Company has also joined an alliance to develop design concepts for the Navy's new "Arsenal Ship," a floating missile platform that utilizes a commercially available double-hulled design, and pursue awards in the construction of such ships. International military sales are also a key growth opportunity. The Company is pursuing orders for several versions of its international frigate, the FF-21, from foreign navies and is currently focusing on naval modernization programs presently underway in the United Arab Emirates, the Philippines, Norway and Kuwait.

GENERAL

  Currently, the Company's business centers primarily on three areas involving U.S. Naval and commercial ships: (i) construction; (ii) repair and overhaul; and (iii) engineering and design. The Company also engages in certain other related businesses. In 1993, the Company divested its maritime electronics manufacturing business.

  The following table sets forth information on the percentage of total net sales contributed by the Company's various classes of products and services:

                          SIX MONTHS             YEAR ENDED DECEMBER 31,
                             ENDED        --------------------------------------
                         JUNE 30, 1996        1995         1994         1993
                         ---------------  ------------ ------------ ------------
                          NET      % OF    NET   % OF   NET   % OF   NET   % OF
                         SALES    TOTAL   SALES  TOTAL SALES  TOTAL SALES  TOTAL
                         -------  ------  ------ ----- ------ ----- ------ -----
(MILLIONS)
Construction............    $536       59 $1,107   63  $1,144   65  $1,046   57
Repair and Overhaul.....     281       31    414   24     383   22     471   25
Engineering and Design..      86        9    202   11     204   12     225   12
Other...................      12        1     33    2      22    1     119    6
                         -------   ------ ------  ---  ------  ---  ------  ---
  Net sales.............    $915      100 $1,756  100  $1,753  100  $1,861  100
                         =======   ====== ======  ===  ======  ===  ======  ===

CONSTRUCTION

  The Company's primary activity is constructing ships, with approximately 63% of net sales for the year ended December 31, 1995 and 59% of net sales for the six months ended June 30, 1996 being generated from construction work. In recent history, the Company has relied on major carrier and submarine contracts with the U.S. Navy, but the Company's current objective is to selectively add to its core business with contracts for other Naval segments (e.g. LPD-17 and Arsenal Ship), and in the commercial and foreign military markets.

  The following chart shows the number of naval and commercial ships, and other vessels built by the Company, including ships currently under construction.

                                       PRE  1900- 1920- 1940- 1960- 1980-
                                       1900 1919  1939  1959  1979  1996  TOTAL
                                       ---- ----- ----- ----- ----- ----- -----
U.S. NAVY SHIPS:
  Aircraft Carriers...................  --    --     3    14     3     9    29
  Submarines..........................  --     8    --    --    29    24    61
  Amphibious Cargo; Attack Cargo;
   Amphibious Flagship; Ammunition....  --    --    --    53     5    --    58
  Battleships.........................  --    11     2     1    --    --    14
  Cruisers............................  --     5     4     9     5     1    24
  Destroyers..........................  --    17    14    --    --    --    31
  Miscellaneous; including Coast Guard
   Cutters, Landing Ships (Dock) and
   Landing Ships (Tank)...............   3    10     1    31     2    --    42
                                       ---   ---   ---   ---   ---   ---   ---
  Total U.S. Navy Ships...............   3    51    24   108    44    34   264
                                       ---   ---   ---   ---   ---   ---   ---

                                       PRE  1900- 1920- 1940- 1960- 1980-
                                       1900 1919  1939  1959  1979  1996  TOTAL
                                       ---- ----- ----- ----- ----- ----- -----
COMMERCIAL SHIPS:
  Cargo Vessels.......................   8    35     4    13    14    --    74
  Freighters..........................  --    --    --   190    --    --   190
  Passenger Liners....................   2    17    33    11    --    --    63
  Tankers.............................  --    22    11    42    11     4    90
  Miscellaneous, including Dredges,
   Ferry Boats, Steamers, (Bay and
   River), Tugs and Yachts............   8    20    22     2    --    --    52
                                       ---   ---   ---   ---   ---   ---   ---
  Total Commercial Ships..............  18    94    70   258    25     4   469
                                       ---   ---   ---   ---   ---   ---   ---
OTHER VESSELS (Barges, Caissons, Car
 Floats, Pilot Boats).................  --    --    --    --    --    --    73
                                       ---   ---   ---   ---   ---   ---   ---
TOTAL U.S. NAVY, COMMERCIAL AND OTHER
 SHIPS................................  21   145    94   366    69    38   806
                                       ===   ===   ===   ===   ===   ===   ===

 U.S. Navy

  The Company believes it currently is the only manufacturer in the U.S. capable of constructing nuclear-powered aircraft carriers. Currently, the Company is constructing two Nimitz-class nuclear-powered aircraft carriers, the Truman and the Reagan, which are scheduled for delivery in 1998 and 2002, respectively. A contract for an additional Nimitz-class aircraft carrier is currently anticipated to be awarded in or before 2002. The first ship in a new class of aircraft carrier, the CVX-78, is anticipated to be awarded in 2006. Because of its past experience in manufacturing aircraft carriers, and the lack of direct competitors, the Company believes it is in a strong competitive position to be awarded these contracts, although no assurances can be made that it will be awarded these contracts, that these projects will not be delayed, or that these contracts will be funded by Congress.

  The Company is also one of two producers of nuclear-powered submarines. Currently, the only other competitor is Electric Boat, a wholly-owned subsidiary of General Dynamics. The Company delivered its last Los Angeles-class submarine on August 15, 1996. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, due to the end of the Cold War, there was a dramatic cutback in the Seawolf program to three submarines which are being constructed by Electric Boat. More recently the Company was designated by Congressional legislation to build two of the next generation of attack submarines known as the new nuclear attack submarines or NSSN program. The Company anticipates that it will construct the second and the fourth NSSN submarines, and that Electric Boat will construct the first and third NSSN submarines. After the fourth NSSN submarine, the Company and Electric Boat are expected to compete against each other for additional NSSN construction contracts by competitive bidding. The Company has constructed 53 nuclear-powered submarines, including 39 attack submarines and 14 of the larger, fleet ballistic missile submarines.

  The Company has formed an alliance with Ingalls Shipbuilding (the prime contractor), Lockheed Martin and National Steel to submit a bid for the LPD-17 program. The LPD-17 is a program for the design and construction of non-nuclear amphibious assault ships. According to current U.S. Navy estimates, twelve ships are expected to be built in the LPD-17 program. The U.S. Navy has stated that it currently expects that the LPD-17 vessels will be a mainstay of the U.S. Navy over the next two decades, replacing a number of vessels nearing the end of their useful lives. The Company (with its alliance) submitted its bid for the LPD-17 program on June 28, 1996. The contract for the LPD-17 program is expected to be awarded prior to the end of 1996. Competing firms have also formed an alliance and submitted a bid.

  An alliance consisting of the Company, Ingalls Shipbuilding and Lockheed Martin, was recently awarded a contract to develop design concepts for the Arsenal Ship. The Company's alliance was one of five alliances to receive such an award. Current U.S. Navy plans call for a downselect to two alliances following evaluation of submitted concepts. Ultimately, one alliance is expected to prevail in the award of a construction contract.

  The Company is also completing conversion of two container ships to "roll-on, roll-off" heavy armored vehicle Sealift transportation ships for the U.S. Navy. The first ship was delivered in August 1996 and the second ship is scheduled to be delivered in March 1997.

 Commercial

  As part of its expansion strategy, the Company has also been pursuing orders for products and services from commercial customers.

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February, 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates, although the Company currently believes it can complete the four ships within the current estimate of cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook" and Note 13 to the Combined Financial Statements of the Company.

  In 1995, the Company entered into fixed price contracts with HVO to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on an aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them.

  These double-hull tankers are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by the OPA 90. The OPA 90 requires, among other things, that existing single-hull ships must be retired from domestic transportation of petroleum products between 1995 and 2015 unless retrofitted with double hulls.

  On October 8, 1996, the President signed into law, H.R. 1350--the Maritime Security Act of 1996 (the "Maritime Act"), amending Title XI of the Merchant Marine Act, 1936. The Maritime Act, among other things, (i) authorizes a $1 billion, 50-ship ten-year subsidy program for ship owners who agree to make their ships available to the Department of Defense during national emergencies, (ii) gives the U.S. Maritime Administration greater flexibility in assigning risk factors to guaranteed loans and (iii) modifies several aspects of the assessment and payment of loan guarantee fees. The primary purpose of this Act is to assist ship operators and U.S. seamen, but the legislation also has provisions which can indirectly assist U.S. shipbuilders. The effect of these legislative changes is uncertain, but generally more
Title XI loan guarantee authority should be available (assuming Title XI funds continue to be appropriated), on a facilitated basis, for potential purchasers of U.S.-built ships. It is unclear whether any of the new ships would be purchased from the Company, and further whether the Company would be in a position to build any such ships at a significant profit. Accordingly, at this time the Company is unable to determine that it reasonably expects this development to have a material impact on its business.

  Although the commercial market is growing, a current overcapacity of suppliers has favored buyers and hindered the profitability of shipyards. Additionally, overseas firms control almost all of the international commercial shipbuilding building market. Many of the Company's global competitors enjoy government and/or corporate subsidies. The Company is exploring various possibilities to penetrate this market; however, there can be no assurance that the Company's efforts in this market will be successful. See "Risk Factors--Competition and Regulation."

 Foreign Military

  Several U.S. allies overseas have or plan to embark on navy modernization programs. Most of these programs anticipate the purchase of one or more frigate size ships. The Company has developed a flexible, multi-mission design frigate called the FF-21 and has submitted bids for the construction of these ships to the United Arab Emirates and Kuwait, and is in the process of developing bids for Norway and the Philippines. A number of international companies compete for these sales, and this market would represent a new market for the Company. To better position itself for the United Arab Emirates market, the Company subscribed to purchase a 40% interest in the Abu Dhabi Ship Building Company ("ADSB") in 1995. ADSB is currently renovating an existing shipyard and designing a new shipyard which it plans to construct to replace the existing one. Each is to service shipbuilding and repair demands of the United Arab Emirates military and regional maritime fleets. The Company believes that its equity investment in ADSB may also serve as a means for the Company to satisfy offset obligations to the United Arab Emirates, if any, arising from contracts for sales of FF-21s or other ships. Typically, offset obligations, when applicable, require an investment, capital expenditure, training commitment or other benefit for the country making the purchase. The Company is obligated to make an additional payment of $9.6 million with respect to its 40% equity interest in ADSB on December 17, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Other Investing Cash Flows." If there is a change in control of Newport News, the Abu Dhabi Government has the right to require the Company to sell all of its shares to the Abu Dhabi Government or such other person(s) as the Abu Dhabi Government may nominate at a price determined as set forth in the Founder's Agreement relating to the Company's investment in ADSB (the "Founder's Agreement"). The right of the Abu Dhabi Government to exercise its purchase option in relation to a particular event is deemed to be waived if not exercised within 90 days of the date the Abu Dhabi Government becomes aware of such event. The Shipbuilding Distribution will cause a change in control of Newport News under the Founder's Agreement. The Founder's Agreement reflects the oral agreement of these matters between the parties thereto but has not yet been executed.

REPAIR AND OVERHAULS

 U.S. Navy Nuclear Refueling, Overhaul and Conversion

  The Company provides ongoing maintenance for the U.S. Navy's vessels through overhauling, refueling and repair work. The Company possesses unique expertise in servicing nuclear naval systems, and believes it currently is the only non-government-owned shipyard currently capable of refueling nuclear-powered aircraft carriers. Puget Sound, a government-owned shipyard, could refuel nuclear-powered carriers if it made additional investments in its facilities, and Portsmouth Naval Shipyard, a government-owned shipyard in Kittery, Maine, is presently involved in nuclear refueling, overhauling and de-activating Los Angeles-class submarines. As a result, the Company has had a leading share of the market in aircraft carrier refueling and overhauls.

  Since aircraft carrier work is generally assigned by the U.S. Navy based on the type of work, location and cost, the Company intends to maintain its leadership in this area of business by, among other things, positioning the Company as a low-cost refueling center, and providing unique competencies such as nuclear fuel handling. The Company completed the overhaul work for the Enterprise in 1994, and is currently overhauling the Eisenhower. The Company also completes "Post Shake-Down Availabilities" on submarines. This process involves making repairs and performing maintenance after sea trials of the completed submarine.

 Naval Non-Nuclear Surface Ship Repair

  The Company was able to diversify its overhaul work by winning its first contract to overhaul a guided missile cruiser, the Thorn. In 1995, the Company experienced a $31 million increase from 1994 in repair and overhaul revenues as a result of the repair and overhaul of the Thorn, together with increases in other miscellaneous U.S. Navy repairs. Subsequently, it overhauled its first Aegis radar-equipped ship, the USS Monterey. The Company has a number of competitors bidding for a substantial share of U.S. Navy non-nuclear repair and overhaul contracts, such as Norfolk Shipbuilding and Dry Dock Corporation and Metro Machine.

 Commercial Vessels

  From February, 1992 through December, 1995, the Company completed over 100 ship repair or overhauls of commercial vessels. The Company believes that the world's commercial fleet, on average, is approximately 15 years old; repair of this fleet is undertaken on an ongoing basis. Furthermore, the Company expects seaborne trade to exhibit steady growth over the next 10 years in all major segments--oil, dry cargo and general cargo. While some customers are primarily concerned with price, other customers also give substantial weight to other factors such as geographic location, dock availability, manpower supply and the amount of time spent in dock. The Company has successfully differentiated itself from its competitors as a premium quality repair shipyard, with specialized facilities and an extensive workforce. The Company believes that by engaging in the commercial ship repair market, it should be able to transfer its experience to new construction of commercial vessels, as well as to its core U.S. Navy business.

ENGINEERING AND DESIGN

  The Company provides engineering planning and design services to both U.S. Government and commercial customers. The Company maintains a stable level of funded engineering support for the U.S. Navy. Support services provided by the Company include new aircraft carrier research and development, aircraft carrier non-nuclear overhaul planning, the reactor plant planning yard, aircraft carrier engineering support, and training and logistics. The Company is a leader in aircraft carrier design, accounting for the majority of ship integration and related design development for the Naval Sea Systems Command ("NAVSEA"). The Navy's Puget Sound and Norfolk Naval Shipyards, however, are typically assigned the design contracts for the non-nuclear portions of the aircraft carriers. The Company has been able to apply its engineering capabilities in a variety of projects for the U.S. Navy, including being the lead design yard for the Los Angeles and Seawolf-class submarines. See "Risk Factors--Competition and Regulation."

  The Company also employs its engineering capabilities to successfully secure and complete commercial and frigate construction contracts. In this respect, the Company is developing generic class designs and plans to minimize new product costs, dramatically reduce cycle times for design and production, and develop commercial ship engineering expertise through selective international recruiting and strategic alliances.

OTHER

  As part of its expansion strategy, the Company also intends to actively pursue opportunities in the management and operation of U.S. Department of Energy nuclear sites. The Company believes that, among other things, its ability to effectively conduct radiological control operations and manage large integrated sites, its world-class health, safety and environmental practices, and its experienced personnel in the areas of Spent Nuclear Energy ("SNE") would provide for a strong foundation in pursuing such opportunities. The Company is also forming alliances with other companies with complementary experiences to bid on some of these site management contracts.

MATERIALS AND SUPPLIES

  The principal materials used by the Company in its shipbuilding, conversion and repair business are standard steel shapes, steel plate and paint. Other materials used in large quantities include aluminum, copper-nickel and steel pipe, electrical cable and fittings. The Company also purchases component parts such as propulsion systems, boilers, generators and other equipment. All of these materials and parts are currently available in adequate supply from domestic and foreign sources. Generally, for all its long-term contracts, the

Company obtains price quotations for its materials requirements from multiple suppliers to ensure competitive pricing. In addition, through the cost escalation provisions contained in its U.S. Government contracts, the Company is generally protected from increases in its materials costs to the extent that the increases in the Company's costs are in line with industry indices.

  In connection with its government contracts, the Company is required to procure certain materials and component parts from supply sources approved by the U.S. Government. The Company has not generally been dependent upon any one supply source; however, due largely to the consolidation of the defense industry, there are currently several components for which there is only one supplier. The Company believes that these sole source suppliers as well as its overall supplier base are adequate to meet its future needs.

HEALTH, SAFETY AND ENVIRONMENTAL

  In 1995, the Company became the only shipyard to be awarded the Star Award from the Occupational Safety and Health Administration's Voluntary Protection Program. To earn this award, the Company and its unions joined efforts and supported the participation in the Voluntary Protection Program in which all parties help each other to make the Company's shipyard a safer place to work. The Company is the only shipyard and the largest single site (of any type) in the United States to earn the Star Award; the next largest facility to earn this award was approximately one-half the size of the Company.

  The Company has also been recognized by its Local Sanitation District (Hampton Roads Sanitation District) as a Gold Award Winner for its management of wastes going to the local water treatment system.

  The Company is subject to stringent environmental laws and regulations in all jurisdictions in which it operates. Management of the Company believes that the Company is in general compliance with all applicable environmental regulations, and historical environmental compliance costs incurred by the Company have not been significant. Like all of its competitor shipbuilders, the Company will be required to upgrade its air emission control facilities pursuant to recently drafted regulations under the Clean Air Act Amendments of 1990. These regulations call for a phased-in compliance program so that the Company will incur its expenditures during the years from 1997 through 2000. The Company's preliminary estimate of the cost of these upgrades is between $10 million and $15 million. Although there can be no certainties, management does not believe that future environmental compliance costs for the Company will have a material adverse effect on the Company's financial condition or results of operations. The Nuclear Regulatory Commission, the Department of Energy and the Department of Defense regulate and control various matters relating to nuclear materials handled by the Company. Subject to certain requirements and limitations, the Company's government contracts generally provide for indemnity by the U.S. Government for any loss arising out of or resulting from certain nuclear risks.

PROPERTIES

  The Company's facilities are located in Newport News, Virginia on approximately 550 acres owned by the Company at the mouth of the James River, which is part of Chesapeake Bay, the premier deep water harbor on the east coast of the United States. The Company's shipyard is one of the most technically advanced in the world. Its facilities include seven graving docks, a floating dry dock, two outfitting berths and five outfitting piers. Dry Dock 12 is the largest in the Western Hemisphere, and has recently been extended to 662 meters. Dry Dock 12 is serviced by a 900 metric ton capacity gantry crane that spans the dry dock and work platen.

  The Company's shipyard also has a wide variety of other facilities including an 11-acre all weather on-site steel fabrication shop, accessible by both rail and transporter, a module outfitting facility which enables the Company to assemble a ship's basic structural modules indoors and on land, machine shops totaling 300,000 square feet, and its own school which provides a four-year accredited apprenticeship program that trains shipbuilders.

  The Company believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and, as supplemented by planned construction, are expected to remain adequate for the near future. The Company's shipbuilding facilities were originally built on dredged fill material beginning at the southern end of the site. Over the last 100 years, the facilities expanded northward by sequential filling. A large portion of the fill material consists of waste generated on-site by shipbuilding activities.

INVESTIGATIONS AND LEGAL PROCEEDINGS

 Retirement Plan

  Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The DCAA has been advised that (i) the TRP will retain the liability for all benefits accrued by the Company's employees through the Distribution Date, (ii) the Company's employees will not accrue additional benefits under the TRP after the Distribution Date and (iii) no liabilities or assets of the TRP will be transferred from the TRP to any plan maintained by the Company. A determination of the ratio of assets to liabilities of the TRP attributable to the Company will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against the Company with respect to the amount, if any, by which the assets of the TRP attributable to the Company's employees are alleged to exceed the liabilities. New Tenneco, with the full cooperation of the Company, will defend against any claim by the Government, and in the event there is a determination that an amount is due to the Government, New Tenneco and the Company will share its obligation for such amount plus the amount of related defense expenses, in the ratio of 80% and 20%, respectively. Pending a final determination of any such claim, the Government may, absent an agreement with the Company to defer the payment of the amounts claimed, withhold all or a portion of all future progress payments due the Company under its government contracts until it has recovered its alleged share of the claimed amount plus interest. In the event of a claim by the Government, the Company will diligently seek a deferral agreement with the Government; however, there can be no assurance that the Company will be able to arrange such an agreement and thus avoid an offset against future progress payments pending a final determination. At this preliminary stage, it is impossible to predict with certainty any eventual outcome regarding this matter; however, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

 CVN-76 Cost and Pricing Data Submission

  In March 1995, the DCAA informed the Company that it would conduct a post-award audit of the contract to build the aircraft carrier Reagan (CVN-76), pursuant to federal regulations relating to defective cost and pricing data. The audit concerns the Company's submission to the U.S. Navy of data relating to labor and overhead costs in connection with the proposals and negotiations relating to the CVN-76 contract. The audit is ongoing and the DCAA has not issued its audit report. In informal discussions with DCAA auditors, however, the DCAA auditors indicated that the $2.5 billion CVN-76 contract price should be reduced by approximately $122 million based on an alleged submission of defective cost and pricing data.

  In addition, in May 1996, the Company received a subpoena from the Inspector General of the Department of Defense requesting documents in connection with a joint inquiry being conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia, and the Naval Criminal Investigative Service. Like the DCAA audit, the investigation appears to focus on whether data relating to labor and overhead costs that the Company supplied in connection with the proposals and negotiations relating to the CVN-76 contract were current, accurate, and complete. In 1995, Inspector General subpoenas were also served on at least two of the Company's consultants. The Company believes that these subpoenas are part of this same inquiry.

  The Government has not asserted any formal claims against the Company relating to these CVN-76 contract matters. Based on the Company's present understanding of the focus of the inquiries, it is the Company's opinion that it has substantial defenses to claims that the Government might potentially assert that the Company submitted cost or pricing data relating to its labor and overhead costs that were not current, accurate, and complete in its proposals or during the negotiations for the CVN-76 contract. It is the Company's intention to vigorously assert these defenses in the event that the Government should assert such claims. Based on the Company's present understanding of the claims the Government might assert concerning the CVN-76 contract, the Company is of the opinion that the ultimate resolution of such claims will not have a material adverse effect on the financial condition or results of operations of the Company.

  However, the early stage of the investigation and audit relating to the CVN-76 contract, and the uncertainties and vagaries attendant to such investigations and audits and any litigation which may ultimately arise with respect to these potential claims make it impossible to predict with certainty any eventual outcome. Construction of the Reagan (CVN-76) is scheduled for completion in 2002 and the contract represents a substantial portion of the Company's current backlog of business. Depending on the outcome of the audit and investigation, the Company could be subject, under various civil and criminal statutes, to a reduction to the CVN-76 contract price and to fines and other penalties, including the suspension or debarment from government contracting work. Any of these in substantial amounts could have a material adverse effect on the Company's financial condition and results of operations.

  Pending the ultimate resolution of the investigation and audit relating to the CVN-76 contract and to reduce the consequences of an adverse outcome, the Company has taken steps to adjust its future progress billings on the CVN-76 contract. Although these steps will reduce the Company's cash flow pending a final resolution, management believes these steps will not have a material adverse effect on the Company's financial condition or results of operations. See "Risk Factors--Profit Recognition; Government Contracting."

 Other

  As a general practice within the defense industry, the DCAA continually reviews the cost accounting practices of government contractors. In the course of those reviews, cost accounting issues are identified, discussed and settled, or resolved through legal proceedings. In addition, various government agencies may at any time be conducting various other investigations or making specific inquiries. The Company is currently engaged in discussions on several cost accounting and other matters in addition to those described above. The Company is also a party to numerous other legal proceedings relating to its business and operations. The Company believes that the outcome of these cost accounting or other matters and proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

  Additionally, the Kirby Corporation ("Kirby"), an owner and operator of several tankers with which the Company's Hvide Van Ommeren tankers (the "Van Ommeren Tankers") will compete, has instituted three legal proceedings effectively seeking to have construction of the Van Ommeren Tankers stopped (the "Kirby Proceedings"). The Company is not a party to the Kirby Proceedings. The first Kirby Proceeding, brought in the United States District Court for the District of Columbia, was voluntarily dismissed. Kirby Corporation v. The Honorable Frederico Pena (No. CA 96-0019). The other two Kirby Proceedings have been consolidated and are currently pending in the United States Court of Appeals for the Fifth Circuit. Kirby Corporation v. The Honorable Frederico F. Pena, et al. (No. 96-20582); Kirby Corporation v. The United States of America, et al. (No. 96-60154). Kirby alleges that the U.S. Maritime Administration acted unlawfully in guaranteeing, pursuant to Title XI of the Merchant Marine Act, 1936, as amended ("Title XI"), the $215 million of ship financing bonds issued to finance the construction of the Van Ommeren Tankers. Kirby asserts that the U.S. Maritime Administration erroneously determined that the project is economically sound and that the entities that will own the vessels are U.S. citizens qualified to operate the vessels in the coastwide trade. Certain of the entities that will own the vessels have intervened in the Kirby Proceedings to support the U.S. Department of Justice in having the first Kirby Proceeding dismissed and in defending and seeking the dismissal of the remaining Kirby

Proceedings. The Company believes that the Kirby Proceedings are without merit. Based on discussions with counsel, the Company believes that, even in the event that Kirby ultimately prevails in the Kirby Proceedings, the matter is not likely to have a material adverse effect on the Company because the Kirby Proceedings are expected to extend beyond the delivery dates for some or all of the Van Ommeren Tankers and the project would be completed or near completion.

                                  MANAGEMENT

BOARD OF DIRECTORS

  Upon consummation of the Shipbuilding Distribution, the NNS Board will consist of three members. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below and until his successor shall have been elected and qualified. Pursuant to the Certificate (as defined herein), the NNS Board is divided into three classes. Information concerning the individuals who will serve as directors of NNS as of the Distribution Date is set forth below.

 Term Expiring at the 1997 Annual Meeting of Stockholders (Class I)

  WILLIAM P. FRICKS has served as the President of Newport News since September, 1994, and as its Chief Executive Officer since November, 1995. Mr. Fricks first joined Newport News in the Industrial Engineering Department after graduating from college in 1966. He was then appointed Controller and Treasurer of Newport News in 1979, Vice President-Finance in 1980, Vice President in charge of various business functions (Marketing, Human Resources and Technical) from 1983 to 1988, Senior Vice President in 1988, Executive Vice President in 1992, and President and Chief Operating Officer in 1994. Mr. Fricks is 52 years old. Mr. Fricks is currently the Vice Chairman of the Board of Directors of the American Shipbuilding Association and is on the Board of Directors of the Virginia Manufacturers Association. On July 1, 1996, Mr. Fricks was appointed to the Board of Visitors of the College of William and Mary.

 Term Expiring at the 1998 Annual Meeting of Stockholders (Class II)

  JOSEPH J. SISCO has been a partner of Sisco Associates, a management consulting firm, since January 1980. From 1976 until January 1980, he served as President of The American University, and, until February 1981 he was Chancellor of that University. Prior to 1976, Dr. Sisco was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of The Interpublic Group of Companies, Inc., Raytheon Company, and Braun AG. Dr. Sisco is 76 years old and served as a Director of Tenneco from 1977 until his retirement from the Tenneco Board in May 1996. Prior to his retirement, he also served as a member of the Executive Committee, the Nominating and Management Development Committee, and as a member and the Chairman of the Compensation and Benefits Committee of Tenneco.

 Term Expiring at the 1999 Annual Meeting of Stockholders (Class III)

  DANA G. MEAD has served as an executive officer of Tenneco since April 1992, when he joined Tenneco as Chief Operating Officer. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Case Corporation and Textron Inc. Mr. Mead is 60 years old and has been a director of Tenneco since April 1992. He has served as a member and Chairman of the Executive Committee and an ex officio member of the Audit, and Nominating and Management Development Committees of Tenneco.

EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the persons who will serve as executive officers of the Company after the Shipbuilding Distribution. Each such person will be elected to the indicated office with the Company in anticipation of the Shipbuilding Distribution and will serve at the direction of the NNS Board and the Board of Directors of Newport News.

 NAME (AND AGE AT JULY                                                             EFFECTIVE
       31, 1996)                              OFFICES HELD*                       DATE OF TERM
 ---------------------                        -------------                      --------------
William P. Fricks(52)...  President and Chief Executive Officer                  November 1995
                          President and Chief Operating Officer                  January 1995
                          Executive Vice President                               January 1992
                          Senior Vice President                                  September 1988
Thomas C.
 Schievelbein(43).......  Executive Vice President--Operations                   October 1995
                          Vice President--Human Resources and Administration     January 1995
                          Vice President--Strategy and Naval Program Development January 1994
                          Vice President--Naval Marketing                        March 1993
                          Director--Naval Marketing                              March 1992
                          Director--Marketing Field Office                       January 1990
David J. Anderson(47)...  Senior Vice President and Chief Financial Officer      July 1996
Thomas J. Bradburn(53)..  Vice President--Finance and Corporate Controller       September 1996
                          Vice President--Finance                                September 1986
Stephen B. Clarkson(59).  Vice President, General Counsel and Secretary          January 1991
Wylen G. Cooper(46).....  Vice President--Sourcing                               November 1995
William G. Cridlin,
 Jr.(50)................  Vice President--Marketing                              January 1995
                          Vice President--Commercial Shipbuilding                April 1992
                          Vice President--Manufacturing                          September 1988
T. Michael Hatfield(49).  Vice President--Communications                         October 1995
                          Director--Public Relations                             November 1993
Robert C. Hoard(57).....  Vice President--Trades Management and Manufacturing    October 1995
                          Director--Trades and Manufacturing                     January 1994
                          Director--Trades                                       August 1993
                          Director--Steel Fabrication                            April 1991
                          Director--Machine Shop and Foundry                     June 1989
Alfred Little, Jr.(49)..  Vice President--Human Resources                        July 1996
James A. Palmer(59).....  Vice President--Commercial Nuclear                     October 1995
                          Vice President--Engineering                            January 1995
                          Vice President--Aircraft Carriers                      April 1992
                          Director--Engineering Administration                   January 1991
Marc Y. E. Pelaez(50)...  Vice President--Engineering                            August 1996
John E. Shephard,
 Jr.(40)................  Vice President--Strategy and Process Innovation        October 1995
                          Director--Strategic Planning                           August 1993
Patrick A. Tucker(49)...  Vice President--Government Relations                   December 1996
George A. Wade(52)......  Vice President--Submarine and Refueling Program        October 1995
                          Vice President--Construction                           January 1995
                          Vice President--Submarines                             March 1993
                          Director--Submarine Construction                       April 1992
                          Director--Construction Engineering                     January 1990
D. R. Wyatt(38).........  Treasurer                                              September 1996
                          Assistant Treasurer                                    August 1995
                          Manager of Finance                                     April 1989

--------
*Unless otherwise indicated, all offices held are with the Company.

  Each of the executive officers of the Company has been continuously engaged in the business of the Company, its affiliates or predecessor companies during the past five years except that: (i) from 1991 to 1996, David J. Anderson was employed by RJ Reynolds Corporation, last serving in the capacity of Executive Vice President and Chief Financial Officer; from 1987 to 1991, he was employed by The Quaker Oats Co., last serving in the capacity of Senior Vice President--Finance and Customer Service; (ii) from 1991 to 1995, Wylen G. Cooper was employed by GE Power Systems, last serving in the capacity of Manager of Sourcing; (iii) from 1989 to 1993, T. Michael Hatfield was employed by Lockheed Co., last serving in the capacity of Director of Communications; (iv) from 1992 to 1996, Alfred Little, Jr. was employed by Sun Co., last serving in the capacity of Vice President--Human Resources and from 1988 to 1992 in the capacity of Director--Human Resources;
(v) from 1993 to 1996, Marc E. Pelaez was employed by the United States Navy, last serving in the capacity of Chief of Naval Research; and from 1990 to 1993 in the capacity of Assistant Executive Secretary to the Assistant Secretary of the Navy; (vi) from 1977 to 1991, John E. Shephard, Jr. was employed as an Infantry Officer by the United States Army, last serving as Assistant G3, Operations of the 101st Airborne Division; and from 1991 to 1993 was employed by the U.S. Army Reserves as an Individual Mobilization Augmentee assigned to the U.S. Military Academy faculty and to the 157th IMA Detachment in Washington, D.C.; and (vii) from January 1996 to December 1996, Patrick A. Tucker was and will continue to be employed by Tenneco, last serving in the capacity of Executive Director--Government Relations, and from 1994 to 1996, he was employed by Tenneco, serving as Director--Federal Relations; in 1993, he was Counsel to Senator John Warner; and from 1983 to 1993 he was the Minority Staff Director and Counsel to the U.S. Senate Armed Services Committee.

STOCK OWNERSHIP OF MANAGEMENT

  Set forth below is the ownership as of July 31, 1996 (without giving effect to the Transaction) of the number of shares and percentage of Tenneco Common Stock beneficially owned by (i) each director of NNS, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table and (iii) all executive officers of the Company and directors of NNS as a group.

                                   SHARES OF TENNECO           % OF TENNECO
      DIRECTORS                 COMMON STOCK OWNED(A)(B) COMMON STOCK OUTSTANDING
      ---------                 ------------------------ ------------------------
      William P. Fricks                  29,324                     (c)
      Dana G. Mead                      199,284                     (c)
      Joseph J. Sisco                     4,148                     (c)
      EXECUTIVE OFFICERS
      ------------------
      Thomas C. Schievelbein             14,698                     (c)
      Stephen B. Clarkson                11,921                     (c)
      James A. Palmer, Jr.               15,906                     (c)
      George A. Wade                     14,240                     (c)
      All directors and
       executive officers as a
       group:                           358,939(d)                  (c)

--------

(a) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (b) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under the Tenneco restricted stock plans, and (ii) shares that executive officers of the Company have the right to acquire pursuant to the Tenneco stock option plans. The restricted stock and stock options were granted by Tenneco. It is anticipated that the restricted stock held by employees (including executive officers) will be vested prior to the Distributions. As described in footnote (e) to the Option Grant Table, it is anticipated that Tenneco stock options held by Company employees will be replaced by options to purchase NNS Common Stock upon consummation of the Shipbuilding Distribution.
(b) Includes shares that are: (i) held in trust under the Company's restricted stock plans (at July 31, 1996, Messrs. Mead, Fricks, Schievelbein, Clarkson, Palmer and Wade held 24,500; 6,000; 9,100; 6,800; 8,800; and
    8,340 restricted shares, respectively, under the Tenneco restricted stock plans); and (ii) subject to options, which were granted under Tenneco's stock option plans, and are exercisable at July 31, 1996 or within 60 days of said date, for Messrs. Mead, Fricks, Schievelbein, Clarkson, Palmer and Wade to purchase 133,335; 8,880; 3,100; 3,000; 2,100;
   and 3,367 shares, respectively.

(c) The percent of the class of Tenneco Common Stock owned by each director and by all executive officers and directors as a group was less than one percent.

(d) Includes 165,903 shares of Tenneco Common Stock that are subject to options that are exercisable by all executive officers of the Company as a group, and includes 94,505 shares that are held in trust under the Tenneco restricted stock plans, for all executive officers and directors of the Company as a group.

COMMITTEES OF THE BOARD OF DIRECTORS

  The NNS Board will establish four standing committees as permitted by the By-laws, which will have the following described responsibilities and authority:

  Audit Committee. The NNS Board will establish an Audit Committee which will have the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies.

  Compensation and Benefits Committee. The NNS Board will establish a Compensation and Benefits Committee which will have the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company.

  Nominating and Management Development Committee. The NNS Board will establish a Nominating and Management Development Committee which will have the responsibility, among other things, to (i) review possible candidates for election to the NNS Board and recommend a slate of nominees for election as directors at NNS' annual stockholders' meeting, (ii) review the function and composition of the other committees of the NNS Board and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company.

  Executive Committee. The NNS Board will establish an Executive Committee. Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee will have, during the interval between the meetings of the NNS Board, the authority to exercise all the powers of the NNS Board that may be delegated legally to it by the NNS Board in the management and direction of the business and affairs of the Company.

EXECUTIVE COMPENSATION

  Prior to the Shipbuilding Distribution, the Shipbuilding Business was owned and operated by Tenneco through its direct and indirect subsidiaries and as such, the management of the Company has been employed by Tenneco and its direct and indirect subsidiaries. The following table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries (i) to the President and Chief Executive Officer of the Company and (ii) to each of the four key executive officers expected to be the most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated in connection with his position with the Company:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                    ANNUAL COMPENSATION              COMPENSATION
                          --------------------------------------- ------------------
                                                                  RESTRICTED
        NAME AND                                   OTHER ANNUAL     STOCK               ALL OTHER
PRINCIPAL POSITION(A)(B)  YEAR SALARY(C)  BONUS   COMPENSATION(D) AWARDS(E)  OPTIONS COMPENSATION(F)
------------------------  ---- --------- -------- --------------- ---------- ------- --------------- ---
William P. Fricks(g)      1995 $323,759  $195,000     $29,591         --     12,000      $34,680
President and Chief       1994 $276,960  $145,000     $14,156      $161,814   7,000      $35,226
 Executive Officer        1993 $265,326  $125,000     $ 2,823      $139,875       0      $31,782
Thomas C. Schievelbein    1995 $188,202  $ 90,000     $ 7,188      $ 90,038   3,300      $ 9,810
Executive Vice President  1994 $125,000  $ 75,000     $ 7,829      $107,876   3,000      $ 8,288
                          1993 $115,000  $ 55,000     $ 2,109      $ 69,938       0      $ 6,946
David J. Anderson          --     --        --          --            --       --          --
Senior Vice President
 and Chief Financial
 Officer(h)
Stephen B. Clarkson       1995 $200,400  $ 75,000     $ 6,664      $ 85,750   3,000      $13,287
Vice President, General   1994 $199,920  $ 84,000     $ 7,203      $ 80,907   3,000      $11,767
 Counsel and Secretary    1993 $190,000  $ 60,000     $ 2,142      $ 69,938    --        $11,431
James A. Palmer, Jr.      1995 $206,760  $ 95,000     $ 6,735      $ 98,613   3,500      $31,735
Vice President            1994 $189,480  $ 95,000     $ 7,732      $107,876   3,150      $30,752
                          1993 $183,246  $ 80,000     $ 2,434      $102,575    --        $29,902
George A. Wade            1995 $195,960  $ 90,000     $ 6,664      $ 98,613   3,500      $24,299
Vice President            1994 $139,800  $ 95,000     $ 7,227      $107,876   3,150      $22,252
                          1993 $131,406  $ 80,000     $   973      $ 95,l15    --        $ 9,946

--------
(a) William R. Phillips served as Chairman and Chief Executive Officer of Newport News from September 13, 1994 until his retirement effective October 31, 1995. Mr. Phillips will not serve as an executive officer of the Company.

(b) Dana G. Mead received compensation from Tenneco for services rendered to Newport News. Mr. Mead will continue to serve as a director of the Company but will not serve as an executive officer of the Company.

(c) Includes base salary plus amounts paid in lieu of Company matching contributions to the Tenneco Inc. Thrift Plan.

(d) Includes amounts attributable to (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company owned property, membership dues, assistance provided to such persons with regard to financial, tax and estate planning, (ii) reimbursement for taxes and
    (iii) amounts paid as dividend equivalents on performance share equivalent units under the Company's Stock Ownership Plan ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by the Company, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1995: $15,191 for reimbursement for taxes, and $14,400 in Dividend Equivalents paid to Mr. Fricks; $7,188, $6,664, $6,735, and $6,664, for reimbursement for taxes for Messrs. Schievelbein, Clarkson, Palmer and Wade, respectively; During 1994: $6,130, $2,938, $2,312, $2,841, and $2,337, for reimbursement for taxes for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, respectively; During 1993:
   $2,823, $2,109, $2,142, $2,434, and $973, for reimbursement for taxes for
   Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, respectively.

(e) Includes the dollar value of grants of restricted stock made pursuant to Tenneco restricted stock plans based on the price of the Tenneco Common Stock on the date of grant. At December 31, 1995, Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, held 20,000; 6,435; 6,330; 8,390; and 7,450 restricted shares and/or performance share equivalent units, respectively, under such plans. The value at December 31, 1995, (based on per equivalent units held) was $992,500 for Mr. Fricks; $319,337 for Mr. Schievelbein; $314,126 for Mr. Clarkson; $416,354 for Mr. Palmer; and $369,706 for Mr. Wade. Dividends/Dividend Equivalents will be paid on the restricted shares and performance share equivalent units held by each individual.

(f) Includes amounts attributable during 1995 to benefit plans of the Company as follows:

  (1) The amounts contributed pursuant to the Tenneco Inc. Thrift Plan for the accounts of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were $9,240, $8,656, $7,500, $9,240, and $9,240 respectively.

  (2) The amounts accrued under the Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs., Fricks, Wade and Palmer were $19,662; $11,566; and $11,566, respectively.

  (3) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were $5,779; $1,154; $5,787; $9,402; and
    $3,493, respectively.

(g) William P. Fricks has served as President and Chief Executive Officer of Newport News since November 1, 1995, prior to which he served as President and Chief Operating Officer from January 24, 1995. Prior to that time, Mr. Fricks also served as an Executive Vice President of Newport News from January 1, 1992 and prior to which he served as a Senior Vice President from September 1, 1988.

(h) David J. Anderson became the Company's Senior Vice President and Chief Financial Officer on July 22, 1996 at an annual base salary of $260,000.

                             OPTION GRANTS IN 1995

  The following table sets forth the number of stock options to acquire Tenneco Company Stock that were granted by Tenneco during 1995 to the persons named in the Summary Compensation Table.

                                                                                      POTENTIAL
                                                                                  REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL
                                                                                   RATES OF STOCK
                                                                                        PRICE
                                                                                  APPRECIATION FOR
                                            INDIVIDUAL GRANTS                      OPTION TERM(D)
                        --------------------------------------------------------- -----------------
                                           % OF TOTAL   EXERCISE
                                            OPTIONS     OR BASE
                        OPTIONS GRANTED    GRANTED TO    PRICE
                            (NO. OF        EMPLOYEES      PER
         NAME           SHARES)(A)(B)(E) IN FISCAL YEAR SHARE(C) EXPIRATION DATE     5%      10%
         ----           ---------------- -------------- -------- ---------------- -------- --------
William P. Fricks            12,000           0.8%       $42.88  January 10, 2005 $323,520 $819,960
Thomas C. Schievelbein        3,300           0.2%       $42.88  January 10, 2005 $ 88,968 $225,489
Stephen B. Clarkson           3,000           0.2%       $42.88  January 10, 2005 $ 80,880 $204,990
James A. Palmer, Jr.          3,500           0.2%       $42.88  January 10, 2005 $ 94,360 $239,155
George A. Wade                3,500           0.2%       $42.88  January 10, 2005 $ 94,360 $239,155

--------
(a) The options reported in this column and in the Summary Compensation Table consist of non-qualified options. The options become exercisable at the rate of one-third per year on January 10, of 1996, 1997 and 1998, respectively. As described in footnote (e) below it is anticipated that Tenneco options held by Company employees will be replaced by options to acquire NNS Common Stock upon consummation of the Shipbuilding Distribution.

(b) These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

(c) All options were granted by Tenneco at 100% of the fair market value on the date of grant.

(d) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Tenneco Common Stock. No gain to the optionee is possible without an increase in price of the underlying stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of Tenneco Common Stock would be $69.84 and $111.21, respectively, or 63% and 160%, respectively, above the exercise or base price. As described in footnote (e) below, however, it is anticipated that options to acquire Tenneco Common Stock held by Company employees will be replaced by options to acquire NNS Common Stock upon Consummation of the Shipbuilding Distribution.

(e) All Tenneco stock options held by employees of the Company will be cancelled as of the Shipbuilding Distribution. The Company has adopted a plan (the "Company Stock Ownership Plan") which is substantially similar to the 1994 Tenneco Inc. Stock Ownership Plan. Prior to the Shipbuilding Distribution, Tenneco will have approved the Company Stock Ownership Plan as the sole stockholder of NNS. Options will be granted under the Company Stock Ownership Plan as of the Shipbuilding Distribution to all employees of the Company who formerly held Tenneco options. Each such employee will receive options of the Company under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to his or her Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The terms of the Company options will be the same as if the Tenneco options had remained outstanding except to the extent that the Company Stock Ownership Plan reflects legal changes adopted after the Tenneco options were granted. These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the Company Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and automatic grant of such reload options is limited to twice during any one calendar year.

              OPTIONS EXERCISED IN 1995 AND 1995 YEAR-END VALUES

  The following table sets forth the number of options to acquire Tenneco Common Stock held, as of December 31, 1995, by the persons named in the Summary Compensation Table. No options to acquire shares of Tenneco Common Stock were exercised during 1995.

                             TOTAL NUMBER OF        VALUE OF UNEXERCISED
                        UNEXERCISED OPTIONS HELD  IN-THE-MONEY OPTIONS HELD
                         AT DECEMBER 31, 1995(A)   AT DECEMBER 31, 1995(A)
                        ------------------------- -------------------------
         NAME           EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
         ----           ----------- ------------- ----------- -------------
William P. Fricks          2,546       16,667       $1,811       $81,000
Thomas C. Schievelbein     1,000        5,300       $  --        $22,275
Stephen B. Clarkson        1,000        5,000       $  --        $20,250
James A. Palmer, Jr.       1,050        5,600       $  --        $23,625
George A. Wade             1,150        5,600       $  850       $23,625

--------
(a) As described in footnote (e) to the Option Grant Table, the options to acquire Tenneco Common Stock will be replaced by options to acquire NNS Common Stock.

  The following table sets forth information concerning performance based awards made to the persons named in the Summary Compensation Table during 1995 by Tenneco.

                           LONG-TERM INCENTIVE PLANS
         PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

                   NUMBER OF  PERFORMANCE
                    SHARES,    OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER
                   UNITS OR  PERIOD UNTIL   NON-STOCK PRICE BASED PLANS(A)
                     OTHER   MATURATION OR ---------------------------------
      NAME         RIGHTS(B)   PAYOUT(C)   THRESHOLD(D) TARGET(D) MAXIMUM(D)
      ----         --------- ------------- ------------ --------- ----------
William P. Fricks    9,000      4 Years         --        4,500     9,000

--------
(a) Estimated Future Payouts are based on earnings per share ("EPS") from continuing operations as shown in the record of progress included in the published financial statements of the Company. Earnings per share for 1995 were $4.16 and represents achievement of 25% of the performance goal applicable to this award. Mr. Fricks was provisionally credited with 100% of his performance goal for 1995 and 2,250 shares were credited to his Plan account, subject to adjustment, for payout at the end of the performance cycle.
(b) Each performance share equivalent unit represents one share of Tenneco Common Stock that may be earned under this award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.
(c) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals. However, it is anticipated that prior to the consummation of the Shipbuilding Distribution the conditions to issuance of all shares of Tenneco Common Stock underlying the performance share unit equivalent awards will be waived and the maximum number of shares of Tenneco Common Stock subject thereto will be issued.
(d) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four-year basis.

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan (the "Retirement Plan"), the TRP and certain non-qualified structures. The Company has not yet adopted or made a final decision on the design of its Retirement Plan; however, it is anticipated that its Retirement Plan will be virtually identical to the TRP and will count service with Tenneco for benefit accrual purposes but with an offset for benefits accrued under the TRP. It is anticipated that the Company will adopt one or more non-qualified structures to provide employees with the benefits that would be provided under the Retirement Plan but for applicable legal limits. The numbers set forth in the following table assume that plans are adopted accordingly.

                              PENSION PLAN TABLE

                            YEARS OF CREDITED PARTICIPATION
                ----------------------------------------------------------------
REMUNERATION       15           20           25            30             35
------------    --------     --------     --------     ----------     ----------
 $  350,000     $ 82,500     $110,000     $137,500     $  165,000     $  192,500
    400,000       94,300      125,700      157,100        188,600        220,000
    450,000      106,100      141,400      176,800        212,100        247,500
    500,000      117,900      157,100      196,400        235,700        275,000
    550,000      129,600      172,900      216,100        259,300        302,500
    600,000      141,400      188,600      235,700        282,900        330,000
    650,000      153,200      204,300      255,400        306,400        357,000
    700,000      165,000      220,000      275,000        330,000        365,000
    750,000      176,800      235,700      294,600        353,600        412,500
    800,000      188,600      251,400      314,300        377,100        440,000
    850,000      200,400      267,100      333,900        400,700        467,500
    900,000      212,100      282,900      353,600        424,300        495,000
    950,000      223,900      298,600      373,200        447,900        522,500
  1,000,000      235,700      314,300      392,900        471,400        550,000

  The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts.

CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has established a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following a change in control of the Company. Under the severance plan, key executives of the rank of Senior Vice President and above would receive three times their annual compensation and the average of their incentive and special awards over the last three years if they are terminated within two years of a change in control. Certain other key employees would receive two times their annual salaries and the average of their incentive and special awards over the last three years if they are terminated within two years of a change in control. Under that plan, Messrs. Fricks, Schievelbein, Anderson, Clarkson, Palmer and Wade would have become entitled to receive
payments from the Company in the amount of $        ; $        ; $        ;
$        ; $        ; and $        , respectively, had their position been
terminated on           . The Transaction is not deemed to constitute a
"change in control" for purposes of the plan.

COMPENSATION OF DIRECTORS

  Following the Shipbuilding Distribution, all directors who are not also officers of the Company will each be paid a director's fee of $25,000 per annum, one-half in cash and one-half in restricted shares of NNS Common Stock, and each will be paid an attendance fee of $1,000 plus expenses for each meeting of the NNS Board and each meeting of a committee of the NNS Board attended. Each director who serves as chairman of a committee of the NNS Board will be paid an additional fee of $3,000 per chairmanship. Payment of all or a portion of such fees, as adjusted by hypothetical investment performance, may be deferred at the election of the director.

  Directors who are not also officers of NNS will each receive an initial grant of 2,000 stock options and 1,000 stock options annually. Directors who are not also officers of NNS will each receive a one-time grant of 1,000 shares of restricted stock.

BENEFIT PLANS FOLLOWING THE SHIPBUILDING DISTRIBUTION

  The Company will adopt two plans qualified under Section 401(a) of the Code: a defined benefit pension plan and an employee stock ownership plan which will also provide for 401(k) salary reduction contributions. It is anticipated that the Company will adopt non-qualified plans designed to provide covered individuals with benefits which they would receive under the qualified defined benefit pension absent legal limitations.

  Prior to the consummation of the Shipbuilding Distribution, the Company will adopt the Company Stock Ownership Plan, which will be approved by Tenneco as the sole stockholder of the Company. The Company Stock Ownership Plan will be substantially similar to the Tenneco Inc. 1994 Stock Ownership Plan and will provide for the grant of stock options, restricted stock, performance shares and other forms of awards. The Company will adopt, and Tenneco will approve as its sole stockholder, an employee stock purchase plan which will be substantially similar to the Tenneco employee stock purchase plan.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Prior to the Distribution Date, the NNS Board and Tenneco, as sole stockholder of NNS, will approve and adopt the Restated Certificate of Incorporation ("Certificate"), and Tenneco, as sole stockholder of NNS, will approve and adopt the Amended and Restated By-laws ("By-laws"). Under the Certificate, NNS' authorized capital stock will consist of 70,000,000 shares of NNS Common Stock, and 10,000,000 shares of Preferred Stock, par value $.01 per share ("NNS Preferred Stock"). In addition, it is anticipated that the NNS
Board will adopt resolutions pursuant to the Certificate designating    shares
of NNS Preferred Stock as Series A Participating Junior Preferred Stock, par value $.01 per share, of NNS ("NNS Junior Preferred Stock") and reserving shares of NNS Junior Preferred Stock for issuance in connection with the Rights to be issued in connection with the Shipbuilding Distribution. No NNS Preferred Stock will be issued in the Shipbuilding Distribution. Based on the number of shares of Tenneco outstanding on July 31, 1996 up to approximately 34,128,892 shares of the NNS Common Stock will be issued in the Shipbuilding Distribution.

NNS COMMON STOCK

  The holders of NNS Common Stock will be entitled to one vote for each share on all matters on which stockholders generally are entitled to vote, and except as otherwise required by law or provided in any resolution adopted by the NNS Board with respect to any series of Preferred Stock, the holders of the NNS Common Stock will possess 100% of the voting power. The Certificate does not provide for cumulative voting.

  Subject to the preferential rights of any outstanding NNS Preferred Stock which may be created by the NNS Board under the Certificate, the holders of NNS Common Stock will be entitled to such dividends as may be declared from time to time by the NNS Board and paid from funds legally available therefor, and the holders of NNS Common Stock will be entitled to receive pro rata all assets of NNS available for distribution upon liquidation. All shares of NNS Common Stock received in the Shipbuilding Distribution will be fully paid and nonassessable, and the holders thereof will not have any preemptive rights.

  There is no established public trading market for NNS Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date.
On      , 1996, the NYSE approved the listing of NNS Common Stock upon notice of issuance.

  The declaration of dividends on NNS Common Stock will be at the discretion of the NNS Board. The NNS Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends will be based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning the Company's business and operations. For additional information concerning the payment of dividends by NNS, see "Risk Factors --
 Dividends" and "Financing."

  NNS' cash flow and the consequent ability of NNS to pay any dividends on NNS Common Stock will be substantially dependent upon the earnings and cash flow of NNS' subsidiaries available after its debt service and the availability of such earnings to NNS by way of dividends, distributions, loans and other advances. The agreements relating to Senior Credit Facility contain provisions that limit the amount of dividends that may be paid on NNS Common Stock. As of the Distribution Date, it is expected that under the most restrictive provisions contained in these agreements, NNS would be permitted to pay annual
dividends in excess of $           . For restrictions on payment of dividends,
see "Financing."

  Under the DGCL, dividends may be paid by NNS out of "surplus" (as defined under Section 154 of the DGCL) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. On a pro forma basis, at June 30, 1996, the Company had surplus of approximately $194 million (on a book value basis) for the payment of dividends, and NNS will also be able to pay dividends out of any net profits for the current and/or prior fiscal year, if any.

NNS PREFERRED STOCK

  Under the Certificate, the NNS Board is authorized to issue NNS Preferred Stock, in one or more series, and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. See "Antitakeover Effects of Certain Provisions."

                  ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS

  The Certificate, the By-laws, the Rights and Delaware statutory law contain certain provisions that could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate, the By-laws and the Rights Agreement which are attached as exhibits to NNS's Registration Statement on Form 10 under the Exchange Act relating to NNS Common Stock.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate provides that the NNS Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The NNS Board consists of the persons referred to in "Management-- Board of Directors" above. The Certificate provides that, of the initial directors of NNS, approximately one-third will continue to serve until the first succeeding annual meeting of NNS' stockholders, approximately one-third will continue to serve until the second succeeding annual meeting of NNS's stockholders and approximately one-third will continue to serve until the third succeeding annual meeting of NNS' stockholders. Of the initial directors, Mr. Fricks will serve until the first succeeding annual meeting of NNS' stockholders, Mr. Sisco will serve until the second succeeding annual meeting of NNS' stockholders and Mr. Mead will serve until the third succeeding annual meeting of NNS' stockholders. At each annual meeting of NNS' stockholders, one class of directors will be elected for a term expiring at the third succeeding annual meeting of stockholders.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the NNS Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the NNS Board. Such a delay may help ensure that NNS' directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the NNS Board would be beneficial to NNS and its stockholders and whether or not a majority of NNS' stockholders believe that such a change would be desirable.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of NNS, even though such an attempt might be beneficial to NNS and its stockholders. The classification of the NNS Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of NNS' stock by purchasers whose objective is to take control of the Company and remove a majority of the members of the NNS Board, the classification of the NNS Board could tend to reduce the likelihood of fluctuations in the market price of NNS Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of NNS Common Stock at a higher market price than might otherwise be the case.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of NNS Preferred Stock have the right, voting separately as a class or series, to elect directors, such directors will not be classified, unless expressly provided by the terms of such series of NNS Preferred Stock.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Certificate provides that the business and affairs of the Company will be managed by or under the direction of a Board of Directors, consisting of not less than three nor more than sixteen directors, the exact number thereof to be determined from time to time by affirmative vote of a majority of the entire Board of Directors. In addition, the Certificate provides that any vacancy on the NNS Board that results from an increase in the number of directors may be filled by a majority of the NNS Board then in office, provided that a quorum is present, and any other vacancy occurring in the NNS Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

  Under the DGCL, unless otherwise provided in the Certificate, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not provide that directors may be removed without cause.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of NNS Preferred Stock have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships will be governed by the terms of the Certificate applicable thereto.

SPECIAL MEETINGS

  The By-laws provide that special meetings of stockholders will be called by the NNS Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by NNS.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors, or to bring other business before an annual meeting of stockholders of NNS (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the NNS Board, or by a stockholder who has given timely written notice to the Secretary of NNS prior to the meeting at which directors are to be elected, will be eligible for election as directors of NNS. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the NNS Board or by a stockholder who has given timely written notice to the Secretary of NNS of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for stockholder notice in respect of the annual meeting of NNS' stockholders to be timely, such notice must be delivered to the Secretary of the NNS not less than 50 days nor more than 75 days prior to the annual meeting; provided, however, that in the event that less than 65 days' notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public announcement was made, whichever first occurs.

  Under the Stockholder Notice Procedure, a stockholder's notice to NNS proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of NNS which are beneficially owned by such stockholder, and as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence of the person,
(ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of

NNS which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Exchange Act. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of NNS beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the NNS Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the NNS Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the NNS Board, will provide the NNS Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the NNS Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the By-laws do not give the NNS Board any power to approve or disapprove stockholder nominations for the election of directors or proper stockholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NNS and its stockholders.

RECORD DATE PROCEDURE FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

  The By-laws establish a procedure for the fixing of a record date in respect of action proposed to be taken by NNS' stockholders by written consent in lieu of a meeting. The By-laws provide that any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall by written notice addressed to the Secretary and delivered to NNS, request that a record date be fixed for such purpose. The By-laws state that the NNS Board may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the NNS Board and shall not precede the date such resolution is adopted. If the NNS Board fails within 10 days after NNS receives such notice to fix a record date for such purpose, the By-laws provide that the record date shall be the day on which the first written consent is delivered to NNS unless prior action by the NNS Board is required under the DGCL, in which event the record date shall be at the close of business on the day on which the NNS Board adopts the resolution taking such prior action. The By-laws also provide that the Secretary of NNS or, under certain circumstances, two inspectors designated by the Secretary shall promptly conduct such ministerial review of the sufficiency of any written consents of stockholders duly delivered to NNS and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the written consents have given consent.

STOCKHOLDER MEETINGS

  The By-laws provide that the NNS Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).

NNS PREFERRED STOCK

  The Certificate authorizes the NNS Board to provide for series of NNS Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

  Tenneco and the Company believe that the ability of the NNS Board to issue one or more series of NNS Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of NNS Preferred Stock, as well as shares of NNS Common Stock, will be available for issuance without further action by NNS' stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in a 20% increase in the number of shares of common stock outstanding or in the amount of voting securities outstanding. If the approval of NNS' stockholders is not required for the issuance of shares of NNS Preferred Stock or NNS Common Stock, the NNS Board may determine not to seek stockholder approval.

  Although the NNS Board has no intention at the present time of doing so, it could issue a series of NNS Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The NNS Board will make any determination to issue such shares based on its judgment as to the best interests of NNS and its stockholders. The NNS Board, in so acting, could issue NNS Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the NNS Board, including a tender offer or other transaction that some, or a majority, of NNS' stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

RIGHTS

  The NNS Board will adopt a stockholder rights plan and cause to be issued, with each share of NNS Common Stock to be distributed in the Shipbuilding Distribution, one preferred share purchase right (a "Right"). Each Right will entitle the registered holder to purchase from NNS a unit consisting of one one-hundredth of a share (a "Unit") of NNS Junior Preferred Stock, at a price of $50 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), between NNS and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

  Initially, the Rights will be represented by NNS Common Stock certificates, and no separate certificates representing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the NNS Common Stock and a distribution date (a "Rights Distribution Date") will occur upon the earlier of (i) 10 business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of NNS Common Stock, (ii) 10 business days (or such later date as may be determined by the NNS Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of NNS Common Stock or (iii) 10 business days after the NNS Board determines that any person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of NNS Common Stock which the NNS Board determines to be substantial (which amount shall in no event be less than 10% of the shares of NNS Common Stock outstanding) and at least a majority of the NNS Board who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause NNS to repurchase the NNS Common Stock beneficially owned by such person or to cause pressure on NNS to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the NNS Board determines that the best long-term interests of NNS and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company (any such person being referred to herein and in the Rights Agreement as an "Adverse Person").

  Until the Rights Distribution Date, (i) the Rights will be evidenced by NNS Common Stock certificates and will be transferred with and only with such NNS Common Stock certificates, (ii) NNS Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for NNS Common Stock outstanding will also constitute the transfer of the Rights associated with NNS Common Stock represented by such certificate.

  The Rights will not be exercisable until the Rights Distribution Date and will expire at the close of business on June 10, 1998 (the "Final Expiration Date"), unless (i) earlier redeemed by NNS as described below or (ii) the Rights Agreement is extended (with stockholder approval) as discussed below. The Final Expiration Date is the same date on which the stockholder rights issued under the current Tenneco's stockholder's rights plan would have terminated, but for the Merger.

  As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of the NNS Common Stock as of the close of business on the Rights Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the NNS Board, only shares of NNS Common Stock issued prior to the Rights Distribution Date will be issued with Rights.

  In the event that (i) any person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of NNS Common Stock that the independent directors determine to be fair to and otherwise in the best interests of NNS and its stockholders) or (ii) the NNS Board determines that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, NNS Common Stock (or, in certain circumstances, cash, property or other securities of NNS) having a value equal to two times the exercise price of the Right. Upon the occurrence of either of the events set forth in the preceding sentence, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by the Acquiring Person or Adverse Person (or certain related parties) will be null and void. Rights will not be exercisable following the occurrence of either of such events until such time as the Rights are no longer redeemable by NNS as set forth below.

  For example, at an exercise price of $50 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $100 worth of NNS Common Stock (or other consideration, as noted above) for $50. Assuming that NNS Common Stock had a per share value of $20 at such time, the holder of each valid Right would be entitled to purchase
5.0 shares of NNS Common Stock for $50.

  In the event that, at any time following the Stock Acquisition Date, (i) NNS is acquired in a merger or other business combination transaction (other than a merger meeting prescribed terms and conditions that follows an offer described in the second preceding paragraph) or (ii) more than 50% of NNS' assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  The Purchase Price payable, and the number of Units of NNS Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, NNS Junior Preferred Stock, (ii) if holders of NNS Junior Preferred Stock are granted certain rights or warrants to subscribe for NNS Junior Preferred Stock or convertible securities at less than the current market price of NNS Junior Preferred Stock or (iii) upon the distribution to holders of the NNS Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of NNS Junior Preferred Stock on the last trading date prior to the date of exercise.

  In general, at any time until 10 business days following the Stock Acquisition Date, NNS may redeem the Rights in whole, but not in part, at a price of $.02 per Right. NNS may not redeem the Rights if the NNS Board has previously declared a person to be an Adverse Person. Immediately upon the action of the NNS Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.02 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of NNS, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to NNS, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights became exercisable for NNS Common Stock (or other consideration) of NNS or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the duration of the Rights Agreement and the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the NNS Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the NNS Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. Notwithstanding the foregoing, unless approved by a vote of the stockholders of NNS, the Rights Agreement may not be supplemented or amended to alter the redemption price, the Final Expiration Date, the Purchase Price or the number of Units for which a Right is exercisable.

  The Rights Agreement is designed to protect the stockholders of NNS in the event of unsolicited offers to acquire NNS and other coercive takeover tactics which, in the opinion of the NNS Board, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of NNS more difficult or less likely to occur, even though such takeover may offer NNS' stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of NNS' stockholders.

  THE FOREGOING SUMMARY OF THE TERMS OF THE RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO NNS' REGISTRATION STATEMENT ON FORM 10 UNDER THE EXCHANGE ACT RELATING TO NNS COMMON STOCK. THE RIGHTS ARE BEING REGISTERED UNDER THE EXCHANGE ACT, TOGETHER WITH NNS COMMON STOCK, PURSUANT TO SUCH REGISTRATION STATEMENT. IN THE EVENT

THAT THE RIGHTS BECOME EXERCISABLE, NNS WILL REGISTER THE SHARES OF NNS JUNIOR PREFERRED STOCK FOR WHICH THE RIGHTS MAY BE EXERCISED, IN ACCORDANCE WITH APPLICABLE LAW.

ANTITAKEOVER LEGISLATION

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 of the DGCL generally defines an "interested stockholder" to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Section 203 of the DGCL generally defines a "business combination" to include (1) mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither the Certificate nor the By-laws exclude NNS from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring NNS to negotiate in advance with the NNS Board since the stockholder approval requirement would be avoided if the NNS Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

COMPARISON WITH RIGHTS OF HOLDERS OF TENNECO COMMON STOCK

  Except as otherwise described herein, the provisions of the Certificate and the By-laws (including the provisions thereof relating to the classification of directors, the calling of special meetings of stockholders, the advance notice requirements for stockholder nominations and proposals and the setting of a record date for actions by written consent of stockholders in lieu of a meeting) are substantially identical to the provisions of the Tenneco Certificate of Incorporation (the "Tenneco Certificate") and the Tenneco By-laws (the "Tenneco By-laws").

Capitalization

  Tenneco's authorized capital stock consists of 350,000,000 shares of Tenneco Common Stock, 15,000,000 shares of Preferred Stock, without par value ("Tenneco Preferred Stock"), and 50,000,000 shares of Junior Preferred Stock, without par value ("Tenneco Junior Preferred Stock"). NNS's authorized capital stock consists of 70,000,000 shares of NNS Common Stock and 10,000,000 shares of NNS Preferred Stock.

  The Tenneco Board is generally authorized to issue Tenneco Preferred Stock and Tenneco Junior Preferred Stock in series and to fix the terms of such series, but such authority is subject to numerous requirements and/or limitations relating to, among other things, the voting rights of such series and the ability of Tenneco to pay dividends and acquire its capital stock. The NNS Board is authorized to issue NNS Preferred Stock in series and to fix the terms of such series, without limitation (other than as provided in the DGCL).

  All series of Tenneco Preferred Stock (but not Tenneco Junior Preferred Stock) must rank on a parity with respect to the payment of dividends. Any of the terms of a series of NNS Preferred Stock may differ from those of any other series.

Business Combinations

  The Tenneco Certificate prohibits certain "Business Combinations" with "Interested Stockholders" without supermajority stockholder approval unless
(i) approved by a majority of the "Continuing Directors," or (ii) certain detailed requirements as to, among other things, the value and type of consideration to be paid to the Tenneco stockholders, the maintenance of Tenneco's dividend policy, the public disclosure of the Business Combination and the absence of any major change in Tenneco's business or equity capital structure without the approval of a majority of Continuing Directors, have been satisfied. The Certificate contains no such restrictions on Business Combinations.

Charter Amendments

  Under the Tenneco Certificate, a majority in voting power of the outstanding shares of voting stock is generally required to effect a charter amendment, other than an amendment of the provisions relating to Business Combinations. Under the Certificate, a majority in voting power of the outstanding shares of voting stock is generally required to effect a charter amendment.

Class Voting

  Under the Tenneco Certificate, approval of 66 2/3% of the outstanding shares of Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, is required for any charter amendment which adversely affects the rights, powers or preferences of the Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, as the case may be. Under the Certificate, there is no such two-thirds approval requirement; however, the DGCL generally requires any charter amendment that so adversely affects a particular class or series of stock be approved by a majority of the outstanding shares of such class or series, as the case may be.

  The Tenneco Certificate requires separate class votes of Tenneco Preferred Stock and of Tenneco Junior Preferred Stock (i) to create a class of stock ranking senior thereto, (ii) to sell, lease, transfer or convey all or substantially all of Tenneco's assets or (iii) to merge with another corporation (unless Tenneco survives). No such class votes are required under the Certificate.

Stockholder Meetings

  The By-laws provide that the NNS Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting). Such issues are not expressly addressed by the Tenneco By-laws.

Number of Directors

  Under the Tenneco By-laws, the number of directors constituting the whole Tenneco Board is required to be not less than 8, nor more than 16, and determined from time to time, within such limits, by the Tenneco Board. The Certificate provides for the number of directors to be not less than 3, nor more than 16, and determined from time to time, within such limits, by the NNS Board. The NNS Board currently consists of 3 directors.

Stockholder Rights Plans

  Tenneco adopted a stockholder rights plan on May 24, 1988, which was amended and restated on October 1, 1989 (the "Tenneco Rights Plan"). Pursuant to and in accordance with such plan, one preferred share purchase right (a "Tenneco Right") is attached to each share of Tenneco Common Stock. Each Tenneco Right entitles the registered holder thereof to, among other things, purchase, under certain circumstances, from Tenneco a unit consisting of one one-hundredth of a share of Tenneco Series A Junior Preferred Stock. Tenneco has amended the Tenneco Rights Plan to exempt El Paso and El Paso Merger Company from becoming an "acquiring person" thereunder, or otherwise triggering the Tenneco Rights, solely by reason of the execution of the Merger Agreement and consummation of the transactions contemplated thereby, and to cause the Tenneco Rights to expire at the Merger Effective Time.

  The Company will adopt the Rights Agreement. The Rights Agreement is, in all material respects, the same as the Tenneco Rights Plan except that the Redemption Price (as defined therein), the Final Expiration Date, the Purchase Price and the number of one one-hundredths of a share of NNS Junior Preferred Stock for which a Right is exercisable (which under the Tenneco Rights Plan may not be supplemented or amended) may be supplemented or amended with stockholder approval.

Indemnification

  The Tenneco By-laws provide for mandatory indemnification for directors and officers of Tenneco and for directors and officers of Tenneco serving as directors and officers of other entities at the request of Tenneco to the fullest extent permitted by the DGCL. The By-laws provide similar mandatory indemnification except (i) such indemnification includes directors and officers of NNS serving as directors, officers, employees or agents of another entity at the request of NNS and (ii) suits (or parts thereof) instituted by any such indemnitee without NNS Board approval are excluded from such mandatory indemnification.

  The By-laws also provide for mandatory advancement of expenses in defending any proceeding for which mandatory indemnification may be available. The Tenneco By-laws do not provide for such mandatory advancement of expenses.

  Under the By-laws, persons claiming indemnification or advancement may file suit in respect thereof if NNS does not pay such a claim within 30 days after receipt of a written claim therefor and, if successful in whole or in part, are entitled to be paid the expense of prosecuting such claim. The By-laws provide that in any such action, NNS has the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement. Such issues are not expressly addressed by the Tenneco By-laws.

Director Exculpation

  Pursuant to Section 102(b)(7) of the DGCL, the Tenneco Certificate provides that a director thereof shall not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tenneco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate provides that a director of NNS shall not be liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. The Certificate, therefore, affords directors of NNS the benefit of any subsequent broadening of director exculpation permitted by the DGCL without the need for a further charter amendment.

Ratification

  The Tenneco Certificate provides that a director of Tenneco shall not be disqualified by his or her office from dealing or contracting with Tenneco either as a vendor, purchaser or otherwise, nor shall any transaction or contract of Tenneco be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (i) by a vote of a majority of a quorum of the Tenneco Board or of the Executive Committee of Tenneco, without counting in such majority or quorum any director so interested or a member of a firm so interested, or a stockholder, officer or director of a corporation so interested, or (ii) by the written consent, or by the vote at any stockholders' meeting, of the holders of record of a majority of all the outstanding shares of stock of Tenneco entitled to vote, nor shall any director be liable to account to Tenneco for any profits realized by or from or through any such transaction or contract of Tenneco authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he or she is a stockholder, officer or director was interested in such transaction or contract.

  The Tenneco By-laws provide that any transaction questioned in any stockholders derivative suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment, by the Tenneco Board or by Tenneco's stockholders. The Tenneco By-laws also provide that, if so ratified, the transaction shall have the same force and effect as if it had been originally duly authorized, and said ratification shall be binding upon Tenneco and shall continue as a bar to any claim or execution of any judgment in respect of such questioned transaction.

  Such issues are expressly addressed by neither the Certificate nor the By-laws. However, Section 144 of the DGCL provides, in relevant part, that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorized the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Contracts

  The By-laws provide that, except as otherwise required by law, the Certificate or the By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Company by such officer or officers of the Company as the NNS Board may from time to time direct. The By-laws state that such authority may be general or confined to specific instances as the NNS Board may determine. The By-laws also provide that (i) the Chairman of the NNS Board, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Company, and (ii) subject to any restrictions imposed by the Board, the Chairman of the NNS Board, the President or any Vice President of NNS may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power. Such issues are not expressly addressed by the Tenneco By-laws.

Proxies

  The By-laws provide that unless otherwise provided by resolution adopted by the NNS Board, the Chairman of the NNS Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of NNS, in the name and on behalf of NNS, to cast the votes which NNS may be entitled to cast as the holders of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by NNS, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of NNS as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of NNS and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises. Such issues are not expressly addressed by the Tenneco By-laws.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

ELIMINATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director of NNS will not be liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. Based on the DGCL as presently in effect, a director of NNS will not be personally liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to NNS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or
(iv) for any transactions from which the director derived an improper personal benefit.

  While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of NNS only if he or she is a director of NNS and is acting in his or her capacity as director, and do not apply to officers of NNS who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-laws provide that NNS will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, she, or a person for whom he or she is the legal representative, is or was a director or officer of NNS or, while a director or officer of NNS, is or was serving at the request of NNS as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. The By-laws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, NNS will be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or past thereof) by the Indemnitee was authorized by the NNS Board.

  The By-laws further provide that NNS will pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the relevant section of the By-laws or otherwise.

  Pursuant to the By-laws, if a claim for indemnification or payment of expenses thereunder is not paid in full within 30 days after a written claim therefor by the Indemnitee has been received by NNS, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. The By-laws provide that, in any such action, NNS will have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

  The By-laws also provide (i) that the rights conferred on any Indemnitee thereby are not exclusive of any other rights which such Indemnitee may have or thereafter acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise,
(ii) that NNS' obligation,
if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other company, partnership, joint venture, trust, enterprise or nonprofit enterprise, and (iii) that any repeal or modification of the relevant provisions of the By-laws will not adversely affect any right or protection thereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

  The By-laws also expressly state that the provisions thereof will not limit the right of NNS, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE

                                                                           PAGE
                                                                           ----
THE BUSINESSES OF NEWPORT NEWS
  Report of Independent Public Accountants................................ F-2
  Combined Statements of Earnings for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 and 1995............................................................... F-3
  Combined Balance Sheets--December 31, 1995 and 1994 and June 30, 1996... F-4
  Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 and 1995............................................................... F-5
  Statements of Changes in Combined Equity for each of the three years in the period ended December 31, 1995 and the six months ended June 30,
   1996 and 1995.......................................................... F-6
  Notes to Combined Financial Statements.................................. F-7
FINANCIAL STATEMENT SCHEDULE
  Valuation and Qualifying Accounts....................................... S-1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

We have audited the accompanying combined balance sheets of the businesses of Newport News (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of earnings, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of Newport News as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the combined financial statements, effective January 1, 1994, the businesses of Newport News changed its method of accounting for postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of Newport News taken as a whole.

                                                  ARTHUR ANDERSEN LLP

Washington, D.C.,

October 1, 1996

                         THE BUSINESSES OF NEWPORT NEWS

                        COMBINED STATEMENTS OF EARNINGS

                                                                   SIX MONTHS
                                           YEARS ENDED DECEMBER       ENDED
                                                   31,              JUNE 30,
                                           ----------------------  ------------
(MILLIONS)                                  1995    1994    1993   1996   1995
----------                                 ------  ------  ------  -----  -----
                                                                   (UNAUDITED)
NET SALES................................  $1,756  $1,753  $1,861  $ 915  $ 845
OPERATING COSTS AND EXPENSES.............   1,599   1,552   1,651    834    755
                                           ------  ------  ------  -----  -----
OPERATING EARNINGS.......................     157     201     210     81     90
Interest Expense, net of interest
 capitalized.............................     (29)    (30)    (36)   (17)   (20)
Gain on Sale of Business.................      --      --      15     --     --
Other Income (Expense), net..............       3      (1)     --     --     --
                                           ------  ------  ------  -----  -----
EARNINGS BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE....................     131     170     189     64     70
Provision for Income Taxes...............      58      75      78     27     29
                                           ------  ------  ------  -----  -----
EARNINGS BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE..........      73      95     111     37     41
Cumulative Effect of Change in Accounting
Principle, net of tax....................      --      (4)     --     --     --
                                           ------  ------  ------  -----  -----
NET EARNINGS.............................  $   73  $   91  $  111  $  37  $  41
                                           ======  ======  ======  =====  =====


  The accompanying notes are an integral part of these combined statements of earnings.

                         THE BUSINESSES OF NEWPORT NEWS

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,
                                                       -------------
                                                                      JUNE 30,
(MILLIONS)                                              1995   1994     1996
----------                                             ------ ------ -----------
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents............................. $    2 $    1   $    1
Accounts Receivable, net..............................     67     89      125
Contracts in Process..................................    263    184      282
Inventory.............................................     54     45       49
Notes Receivable......................................     18     --       --
Other Current Assets..................................     15     11       16
                                                       ------ ------   ------
Total Current Assets..................................    419    330      473
                                                       ------ ------   ------
NONCURRENT ASSETS
Property, Plant and Equipment, net....................    820    796      824
Other Assets..........................................    141    137      155
                                                       ------ ------   ------
Total Noncurrent Assets...............................    961    933      979
                                                       ------ ------   ------
                                                       $1,380 $1,263   $1,452
                                                       ====== ======   ======
LIABILITIES AND COMBINED EQUITY
CURRENT LIABILITIES
Trade Accounts Payable................................ $   99 $   63   $  104
Accounts Payable to Tenneco...........................     67    117       73
Short-Term Debt.......................................     68     30       95
Deferred Income Taxes.................................     39     38        5
Other Accrued Liabilities.............................    165    157      155
                                                       ------ ------   ------
Total Current Liabilities.............................    438    405      432
                                                       ------ ------   ------
NONCURRENT LIABILITIES
Long-Term Debt........................................    292    287      282
Postretirement Benefits...............................    101    104      103
Deferred Income Taxes.................................    138    141      140
Other Long-Term Liabilities...........................    139    127      146
Commitments and Contingencies (See Note 13)
                                                       ------ ------   ------
Total Noncurrent Liabilities..........................    670    659      671
                                                       ------ ------   ------
COMBINED EQUITY (SEE NOTE 4)..........................    272    199      349
                                                       ------ ------   ------
                                                       $1,380 $1,263   $1,452
                                                       ====== ======   ======

 The accompanying notes are an integral part of these combined balance sheets.

                         THE BUSINESSES OF NEWPORT NEWS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS
                                                YEARS ENDED         ENDED
                                                DECEMBER 31,      JUNE 30,
                                               ----------------  -------------
(MILLIONS)                                     1995  1994  1993  1996    1995
----------                                     ----  ----  ----  -----   -----
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings.................................  $ 73  $ 91  $111  $  37   $  41
Cumulative Effect of Change in Accounting
 Principle...................................    --    (4)   --     --      --
Adjustments to Reconcile Net Earnings Before
 Accounting Changes to Net Cash (Used)
 Provided by Operating Activities--
  Depreciation...............................    67    70    72     32      33
  Deferred Income Taxes......................    (2)  (46)   30    (32)     --
  Gain on Sale of Business...................    --    --   (15)    --      --
  Allocated Corporate Interest, net of tax...    18    17    22     12      12
  Changes in Components of Working Capital--
   Decrease(Increase) in--
    Accounts Receivable, net.................    22   (15)  (22)   (58)     18
    Contracts in Process.....................   (95)  (20)   76    (19)    (94)
    Inventory................................    (9)   (1)   --      5     (12)
    Other Current Assets.....................    (4)   (6)   --     (1)     (2)
   Increase(Decrease) in--
    Trade Accounts Payable...................    36    (1)  (17)     5       4
    Accounts Payable to Tenneco..............   (50)   58   (69)     6     (70)
    Other Accrued Liabilities................     8    29    15    (10)     36
  Other, net.................................    (1)   10    12     22      16
                                               ----  ----  ----  -----   -----
Net Cash (Used) Provided by Operating
 Activities..................................    63   182   215     (1)    (18)
                                               ----  ----  ----  -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Business...............    --    --    56     --      --
Capital Expenditures.........................   (77)  (29)  (35)   (36)    (29)
Other........................................   (10)   --    --     (9)     --
                                               ----  ----  ----  -----   -----
Net Cash (Used) Provided by Investing
 Activities..................................   (87)  (29)   21    (45)    (29)
                                               ----  ----  ----  -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Transfers (to) from Tenneco.............    25  (154) (241)    45      47
                                               ----  ----  ----  -----   -----
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................     1    (1)   (5)    (1)     --
Effect of Exchange Rate Changes on Cash and
 Cash Equivalents............................    --    --    --     --      --
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD......................................     1     2     7      2       1
                                               ----  ----  ----  -----   -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD...  $  2  $  1  $  2  $   1   $   1
                                               ====  ====  ====  =====   =====
CASH PAID DURING THE PERIOD FOR INCOME TAXES
 (SEE NOTE 3)................................  $122  $ 53  $120  $   9   $  16
                                               ====  ====  ====  =====   =====
CASH PAID DURING THE PERIOD FOR INTEREST (SEE
NOTE 4)......................................  $ --  $ --  $ --  $  --   $  --
                                               ====  ====  ====  =====   =====

  The accompanying notes are an integral part of these combined statements of cash flows.

                         THE BUSINESSES OF NEWPORT NEWS

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

                                                                   SIX MONTHS
                                                 YEARS ENDED          ENDED
                                                DECEMBER 31,        JUNE 30,
                                              -------------------  ------------
                                              1995  1994    1993   1996   1995
                                              ----  -----  ------  -----  -----
(MILLIONS)
----------                                                         (UNAUDITED)
Combined Equity, beginning of period......... $199  $ 105  $ (173) $ 272  $ 199
Net Earnings.................................   73     91     111     37     41
Net Cash Transfers (To) From Tenneco.........   25   (154)   (241)    45     47
Non-Cash Transactions With Tenneco
  Net Change in Allocated Corporate Debt.....  (43)   140     386    (17)   (63)
  Allocated Corporate Interest, net of tax...   18     17      22     12     12
                                              ----  -----  ------  -----  -----
Combined Equity, end of period............... $272  $ 199   $ 105  $ 349  $ 236
                                              ====  =====  ======  =====  =====



  The accompanying notes are an integral part of these combined statements of changes in combined equity.

                        THE BUSINESSES OF NEWPORT NEWS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements represent the financial position, results of operations and cash flows for all shipbuilding operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries (see "Control" below).

  Unless the context otherwise requires, as used herein, the term "Company" refers: (i) for periods prior to the Shipbuilding Distribution (as defined below), to Newport News Shipbuilding and Dry Dock Company ("Newport News") and certain other consolidated subsidiaries through which Tenneco conducted its shipbuilding business (the "Shipbuilding Business") during such period, and
(ii) for periods after the Shipbuilding Distribution, to Newport News Shipbuilding Inc. ("NNS," formerly Tenneco InterAmerica Inc.) and its consolidated subsidiaries, including Newport News.

  Investments in 20% to 50% owned companies where the Company has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since the date of acquisition. Earnings recognized and distributions received from equity method investees was not significant during any of the periods presented in the accompanying combined financial statements. All significant transactions and balances among combined businesses have been eliminated.

 Description of Business

  The Company is in the business of designing, constructing, repairing, overhauling and refueling ships, primarily for the United States Government. Prior to November 1993, the Company was also involved in the manufacture of advanced electronics for maritime and other applications (see Note 5).

  Except with respect to its interest in Abu Dhabi Ship Building Company, the Company does not have significant operations or assets outside the U.S. The largest single customer of the Company is the U.S. Government. Contract revenues from the U.S. Government were $1,697 million (97%), $1,700 million (97%) and $1,771 million (95%) in 1995, 1994, and 1993, respectively.

2. THE SHIPBUILDING DISTRIBUTION

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged into Tenneco (the "Merger"). The Merger is part of a larger Tenneco reorganization (the "Transaction") which includes the distribution of the common stock of the Company (the "Shipbuilding Distribution") and New Tenneco Inc. ("New Tenneco"), a newly formed subsidiary of Tenneco which will hold substantially all of the assets, liabilities and operations of Tenneco's current automotive and packaging businesses and its administrative services business (the "Industrial Distribution") (collectively the "Distributions"), to the holders of Tenneco common stock. Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities of the Company, New Tenneco and El Paso.

  Prior to the Transaction, Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain New Tenneco debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, New Tenneco (which may declare and pay a dividend to Tenneco) and the Company (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt, subject to certain adjustments, the Company will have responsibility for the borrowings under its credit lines, and New Tenneco will have responsibility for the remaining debt.

                        THE BUSINESSES OF NEWPORT NEWS

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco stockholders.

  In order to assist in the orderly transition of the Company into a separate, publicly held company, Tenneco intends to modify, amend or enter into certain contractual agreements with the Company. Such agreements include a tax sharing agreement between Tenneco and its subsidiaries (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that (i) New Tenneco will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco welfare plans, while the Company will establish new plans for its employees subsequent to the Shipbuilding Distribution, (ii) the Company will retain specific insurance policies which relate to its businesses and will retain continuing rights and obligations for certain parent-company insurance policies of Tenneco, and (iii) the Company will receive certain corporate services, such as mainframe data processing and product purchasing services, from New Tenneco for a specified period of time.

3. SUMMARY OF ACCOUNTING POLICIES

 Control

  All of the outstanding common stock of the Company is owned directly or indirectly by Tenneco. Thus, the Company is under the control of Tenneco.

 Unaudited Interim Information

  The unaudited interim combined financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results are not necessarily indicative of operating results for an entire year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Revenue Recognition" section of this footnote and Notes 11, 12 and 13 for additional information on certain estimates included in the Company's combined financial statements.

 Revenue Recognition

  The Company reports profits on its long-term contracts using the percentage-of-completion method of accounting, determined on the basis of total costs incurred to date to estimated final total costs. Losses on contracts, including allocable general and administrative expenses, are reported when first estimated. The performance of contracts usually extends over several years, requiring periodic reviews and revisions of estimated final contract prices and costs during the term of the contracts. The effect of these revisions to estimates is included in earnings in the period the revisions are made. Revenue arising from the claims process is not recognized either as income or as an offset against a potential loss until it can be reliably estimated and its realization is probable.

 General and Administrative Expenses

  General and administrative expenses of $254 million, $271 million and $249 million in 1995, 1994, and 1993, respectively, are included in the "Operating Costs and Expenses" caption in the Combined Statements of

                        THE BUSINESSES OF NEWPORT NEWS

Earnings. Of the total general and administrative expenses for 1995, 1994, and 1993, $12 million, $13 million and $13 million, respectively, represent the Company's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. The allocation of Tenneco's corporate general and administrative expenses to the Company has been based on estimated levels of effort devoted to the Company's operations and the relative size of the Company based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable and that the general and administrative expenses reflected in the accompanying combined financial statements are generally representative of the total general and administrative costs the Company would have incurred as a separate public entity.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. No deferred tax valuation allowances were recorded by the Company as of December 31, 1995 and 1994.

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of the Company under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had the Company filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries, including the Company, for the applicable portion of the total tax payments. Thus, the majority of payments made by the Company for taxes included in the Combined Statements of Cash Flows represent payments to Tenneco.

  In connection with the Distributions the current tax sharing agreement will be cancelled and the Company will enter into a new tax sharing agreement with Tenneco, New Tenneco and El Paso. The new tax sharing agreement will provide, among other things, for the allocation of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the shipbuilding business. Federal income taxes imposed on the combined activities of the consolidated group will be allocated among the Company, New Tenneco, and Tenneco in accordance with their respective share of consolidated taxable income.

 Cash and Cash Equivalents

  The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

 Accounts Receivable, net and Contracts In Process

  Only amounts billed and currently due from customers are included in the "Accounts Receivable, net" caption in the accompanying Combined Balance Sheets. Recoverable costs and accrued earnings related to long-term contracts on which revenue has been recognized, but billings have not been made to the customer, are included in the "Contracts in Process" caption (See Note 6).

  Accounts receivable are presented net of an allowance for doubtful accounts. As of December 31, 1995 and 1994, the allowance for doubtful accounts receivable was none and $8 million, respectively.

                        THE BUSINESSES OF NEWPORT NEWS

 Inventory

  Inventory principally consists of raw materials and supplies which have not been allocated to specific contracts. Inventory is stated at the lower of cost or market. Substantially all inventory is costed using the "last-in, first-out" method. If the first-in, first-out or average cost method of inventory accounting had been used by the Company for all inventory, inventory would have been approximately $8 million higher at both December 31, 1995 and 1994.

 Property, Plant and Equipment, net

  Property, plant and equipment is carried at cost, net of accumulated depreciation. The Company provides for depreciation on a straight-line basis in amounts which, in the opinion of management, are adequate to allocate the cost of depreciable assets over their estimated useful lives. Estimated useful lives for significant classes of assets are as follows.

      Buildings................................................  30 to 60 years
      Machinery and equipment..................................   8 to 45 years

  Total depreciation expense was $67 million, $70 million and $72 million, for 1995, 1994 and 1993, respectively. Depreciation expense is included as a component of "Operating Costs and Expenses" in the Combined Statements of Earnings.

  Interest capitalized on constructed assets during the years ended December 31, 1995, 1994 and 1993 was $2 million, $1 million and $1 million, respectively.

 Changes in Accounting Principles

  The Company adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have any impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees, after employment but before retirement, on the accrual versus cash basis of accounting. The Company recorded an after-tax charge of $4 million, which was reported as a cumulative effect of change in accounting principle.

 Research and Development Costs

  Research and development costs are charged to "Operating Costs and Expenses" as incurred. The amounts charged to operations during the years ended December 31, 1995, 1994 and 1993 were $20 million, $14 million and $15 million, respectively.

 Risk Management Activities

  The Company periodically utilizes foreign currency contracts to hedge its exposure to changes in foreign currency exchange rates for firm purchase commitments. Net gains and losses on these contracts are deferred and recognized when the offsetting gains or losses are recognized on the hedged items. In the Combined Statements of Cash Flows, cash receipts or payments related to these financial instruments are classified consistent with the cash flows from the transactions being hedged.

                        THE BUSINESSES OF NEWPORT NEWS

 Foreign Currency Translation

  Financial statements of equity investments in international entities are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted-average exchange rate for each applicable period for amounts included in the Combined Statements of Earnings. The amount of cumulative translation adjustments is not significant and is included in the balance sheet caption "Combined Equity."

 Classification

  The Company's contracts range in duration up to a period of 8 years from the signing of the contract until delivery. Because of the varying nature of the Company's operating cycle, and consistent with industry practice, assets and liabilities relating to long-term contracts are classified as current, although a portion of these amounts is not expected to be realized or paid within one year (see Note 6).

4. TRANSACTIONS WITH TENNECO

 Combined Equity

  The "Combined Equity" caption in the accompanying combined financial statements represents Tenneco's cumulative net investment in the combined businesses of the Company. Changes in the "Combined Equity" caption represent the net earnings of the Company, net cash transfers (to) from Tenneco, cumulative translation adjustments, changes in allocated corporate debt, and allocated corporate interest, net of tax. Reference is made to the Statements of Changes in Combined Equity for an analysis of the activity in the "Combined Equity" caption for the three years ended December 31, 1995 and six months ended June 30, 1996 and 1995.

 Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $28 million, $26 million and $34 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's Combined Equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity.

 Notes and Advances Receivable from Tenneco

  "Cash transfers (to) from Tenneco" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable with Tenneco which have been included in Combined Equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

                        THE BUSINESSES OF NEWPORT NEWS

  At December 31, 1995 and 1994, the Company had a non-interest bearing note receivable from Tenneco totaling $965 million and $991 million, respectively, which is payable on demand and is included as a component of the Company's Combined Equity.

 Accounts Payable to Tenneco

  Certain costs are incurred by Tenneco and allocated to the Company. The Accounts Payable to Tenneco balance consists of unpaid billings for these allocated costs and other services. Reference is made to Note 3 for a discussion of the types of such costs allocated to the Company.

 Employee Benefits

  Certain employees of the Company participate in the Tenneco employee stock option and employee stock purchase plans. The Tenneco employee stock option plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject to certain thresholds. The Company expects to establish similar plans for its employees after the Shipbuilding Distribution. In connection with the Shipbuilding Distribution, outstanding options on Tenneco common stock held by Company employees will be converted into options of the Company so as to preserve the aggregate value of the options held prior to the Shipbuilding Distribution.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made in Notes 11 and 12 for a further discussion of these plans.

5. DISPOSITION OF SPERRY MARINE BUSINESS

  During November 1993, the Company disposed of its Sperry Marine business ("Sperry"), which was part of its shipbuilding segment. Sperry was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications. The financial amounts related to Sperry are included in the accompanying Combined Financial Statements through the date of disposition. The accompanying Combined Financial Statements for the year ended December 31, 1993, also include $56 million of the total cash proceeds of $61 million from the sale of Sperry. The remaining portion of the cash proceeds was realized by other Tenneco entities. In addition to the cash proceeds from the sale of Sperry, the Company received $17 million in preferred stock of the purchaser and recognized a pre-tax gain on the total sale of $15 million. The preferred stock of the purchaser received in the Sperry sale was subsequently sold in late 1995 for proceeds of $18 million, which was reflected as a short-term note receivable at December 31, 1995. The short-term note receivable was collected in 1996.

6. CONTRACTS IN PROCESS

  Contracts in process include production costs and related overhead, including allocable general and administrative expenses, net of progress payments of $3,023 million and $5,053 million as of December 31, 1995 and 1994, respectively. Approximately $24 million and $79 million of retainages included in contracts in process, as of December 31, 1995 and 1994, respectively, are not expected to be billed and collected within one year.

  Under the contractual arrangements by which progress payments are received, the U.S. Government asserts that it has a security interest in the contracts in process identified with the related contracts.

                        THE BUSINESSES OF NEWPORT NEWS

7. PROPERTY, PLANT AND EQUIPMENT, NET

  The major classes of property, plant and equipment (at cost) are as follows:

      DECEMBER 31 (MILLIONS)                                      1995    1994
      ----------------------                                     ------  ------
      Land and improvements..................................... $   26  $   26
      Buildings and improvements................................  1,150   1,081
      Machinery and equipment...................................    376     387
                                                                 ------  ------
                                                                  1,552   1,494
      Less accumulated depreciation.............................   (732)   (698)
                                                                 ------  ------
                                                                 $  820  $  796
                                                                 ======  ======

8. DETAIL OF OTHER ACCRUED LIABILITIES

  Other accrued liabilities consist of the following:

                                                                      1995 1994
                                                                      ---- ----
      DECEMBER 31 (MILLIONS)
      ----------------------
      Accrued vacation............................................... $ 43 $ 48
      Employee payroll and benefits..................................   40   34
      Current postretirement benefits................................   16   13
      Current postemployment benefits................................    7    7
      Accrued taxes..................................................   18   26
      Other..........................................................   41   29
                                                                      ---- ----
                                                                      $165 $157
                                                                      ==== ====

9. FINANCIAL INSTRUMENTS

  The carrying amount and estimated fair values of the Company's financial instruments by class are as follows:

                                                       1995            1994
                                                  --------------  --------------
                                                  CARRYING FAIR   CARRYING FAIR
                                                   AMOUNT  VALUE   AMOUNT  VALUE
                                                  -------- -----  -------- -----
      DECEMBER 31 (MILLIONS)                           ASSETS (LIABILITIES)
      ----------------------
      Asset and liability instruments
        Accounts receivable, net.................   $ 67   $ 67     $ 89   $ 89
        Notes receivable.........................     18     18       --     --
        Preferred stock investment...............     --     --       17     18
        Accounts payable (trade and to Tenneco)..   (166)  (166)    (180)  (180)
      Instruments with off-balance sheet risk....
        Foreign currency contracts...............     --     --       --     --

  The fair value of accounts receivable, notes receivable, and accounts payable in the above table was considered to be the same as or was not determined to be materially different from the carrying amount. The short-term and long-term debt reflected in the Combined Balance Sheets represents corporate debt allocated to the Company for financial reporting purposes by Tenneco. As such, an estimate of fair value has not been provided.

  Preferred stock investment--The fair value of the preferred stock received as part of the Sperry sale (see Note 5) was determined based on the proceeds from the sale of such stock that were received in 1996.

                        THE BUSINESSES OF NEWPORT NEWS

  Foreign currency contracts--The Company periodically utilizes foreign currency contracts to hedge certain specific foreign currency transactions, principally the purchase of raw materials and machinery denominated in a foreign currency. Such contracts generally mature in one year or less and the cost of replacing these contracts in the event of nonperformance by counterparties is not significant. At December 31, 1995 and 1994, the Company had no significant foreign currency contracts outstanding.

10. INCOME TAXES

  The Company's income before income taxes was principally domestic for all years presented in the accompanying Combined Financial Statements. Following is a comparative analysis of the components of the provision for income taxes:

      YEARS ENDED DECEMBER 31 (MILLIONS)                        1995  1994  1993
      ----------------------------------                        ----  ----  ----
      Current--
        Federal................................................ $51   $101  $40
        State..................................................   9     20    8
                                                                ---   ----  ---
                                                                 60    121   48
                                                                ---   ----  ---
      Deferred--
        Federal................................................  (2)   (46)  30
                                                                ---   ----  ---
                                                                $58   $ 75  $78
                                                                ===   ====  ===

  Current Federal tax expense for the years ended December 31, 1995, 1994 and 1993, include tax benefits of $10 million, $9 million and $12 million, respectively, related to the allocation of corporate interest expense to the Company from Tenneco. See Note 4.

  The following is a reconciliation of income taxes computed using the statutory U.S. federal income tax rate (35% for all years presented) to the provision for income taxes reflected in the Combined Statements of Earnings:

      YEARS ENDED DECEMBER 31 (MILLIONS)                         1995 1994 1993
      ----------------------------------                         ---- ---- ----
      Tax expense computed at the statutory U.S. Federal income
       tax rate................................................. $46  $60  $66
      State and local taxes on income, net of Federal benefit...   6   14    5
      U.S. Federal income tax rate change.......................  --   --    5
      Other.....................................................   6    1    2
                                                                 ---  ---  ---
                                                                 $58  $75  $78
                                                                 ===  ===  ===

                        THE BUSINESSES OF NEWPORT NEWS

  The components of the Company's net deferred tax liability are as follows:

      DECEMBER 31 (MILLIONS)                                          1995 1994
      ----------------------                                          ---- ----
      Deferred tax assets--
        Postretirement benefits...................................... $ 36 $ 36
        Postemployment benefits......................................   14   15
        Accrued vacation.............................................   13   14
        Other........................................................   13    7
                                                                      ---- ----
          Total deferred tax assets..................................   76   72
                                                                      ---- ----
      Deferred tax liabilities--
        Tax over book depreciation...................................  179  183
        Long-term shipbuilding contracts.............................   62   55
        Other........................................................   12   13
                                                                      ---- ----
          Total deferred tax liabilities.............................  253  251
                                                                      ---- ----
                                                                      $177 $179
                                                                      ==== ====

11. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

 Postretirement Benefits

  The Company has postretirement health care and life insurance plans which cover its employees who meet certain eligibility requirements. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of the Company's hourly employee retirement plans. All of these benefits may be subject to deductibles, copayment provisions and other limitations, and the Company has reserved the right to modify these benefits. The Company's postretirement benefit plans are funded on a pay-as-you-go basis.

  Generally, the Company, will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents.

  The funded status of the postretirement benefit plans reconciles with amounts recognized in the accompanying Combined Balance Sheets as follows:

(MILLIONS)                                                        1995   1994
----------                                                        -----  -----
Actuarial present value of accumulated postretirement benefit obligation at September 30:
  Retirees....................................................... $ 109  $ 112
  Fully eligible active plan participants........................    24     22
  Other active plan participants.................................    28     30
                                                                  -----  -----
Total accumulated postretirement benefit obligation..............   161    164
Plan assets at fair value at September 30........................    --     --
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan assets at September 30..........................................  (161)  (164)
Claims paid during the fourth quarter............................     4      3
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................   (20)   (11)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................    60     55
                                                                  -----  -----
Accrued postretirement benefit cost at December 31............... $(117) $(117)
                                                                  =====  =====

                        THE BUSINESSES OF NEWPORT NEWS

  The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  The net periodic postretirement benefit cost consists of the following components:

      YEARS ENDED DECEMBER 31 (MILLIONS)                         1995 1994 1993
      ----------------------------------                         ---- ---- ----
      Service cost for benefits earned during the year.......... $ 3  $ 3  $ 3
      Interest cost on accumulated postretirement benefit
       obligation...............................................  13   11   12
      Net amortization of unrecognized amounts..................   1   --   --
                                                                 ---  ---  ---
      Net periodic postretirement benefit cost.................. $17  $14  $15
                                                                 ===  ===  ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $10 million each year and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $1 million, and $2 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

 Postemployment Benefits

  The Company adopted FAS No. 112 "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual versus cash basis of accounting. The postemployment benefit liability, which is based on actuarial estimates, is recorded at its discounted present value, using discount rates similar to those used for postretirement liabilities. Implementation of this new rule reduced 1994 net income by $4 million, net of tax benefits of $2 million, which was reported as the cumulative effect of a change in accounting principle.

12. PENSION PLANS

  The Company has various defined benefit plans which cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. The Company's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan ("TRP").

  New Tenneco will become the sole sponsor of the TRP after the Distributions, and the Company will establish benefit plans for its employees. The benefits accrued by Company employees in the TRP will be frozen as of the last day of the calendar month including the Distributions, and New Tenneco will amend the TRP to provide that all benefits accrued through that day by Company employees are fully vested and non-forfeitable.

                        THE BUSINESSES OF NEWPORT NEWS

  The funded status of the plans reconcile with amounts recognized on the Combined Balance Sheet at December 31, 1995 and 1994, as follows:

                                                                   ALL PLANS
                                                                   ----------
(MILLIONS)                                                         1995  1994
----------                                                         ----  ----
Actuarial present value of benefits based on service to date and present pay levels at September 30:
  Vested benefit obligation....................................... $570  $514
  Non-vested benefit obligation...................................   43    44
                                                                   ----  ----
  Accumulated benefit obligation..................................  613   558
Additional amounts related to projected salary increases..........  104    92
                                                                   ----  ----
Total projected benefit obligation at September 30................  717   650
Plan assets at fair value at September 30.........................  767   666
                                                                   ----  ----
Plan assets in excess of total projected benefit obligation at
 September 30.....................................................   50    16
Contributions during the fourth quarter...........................   --    --
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions.........................................    4    45
Unrecognized prior service obligations resulting from plan
 amendments.......................................................    7     7
Remaining unrecognized net asset at initial application...........  (49)  (55)
                                                                   ----  ----
Prepaid pension cost at December 31............................... $ 12  $ 13
                                                                   ====  ====

  Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  The Company measures pension cost according to independent actuarial valuations. The projected unit credit actuarial cost method is used to determine pension cost for financial accounting purposes consistent with the provisions of FAS No. 87, "Employers' Accounting for Pensions." Net periodic pension costs for the years ended December 31, 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                         1995      1994      1993
----------                                       ---------  --------  --------
Service cost--benefits earned during the year...       $23       $27       $27
Interest on prior year's projected benefit
 obligation.....................................        52        50        48
Expected return on plan assets--
  Actual (return) loss.......................... (132)        9       (95)
  Unrecognized excess (deficiency) of actual
   return over expected return..................   65       (76)       32
                                                 ----       ---       ---
                                                       (67)      (67)      (63)
Net amortization of unrecognized amounts........        (6)       (5)       (6)
                                                       ---       ---       ---
Net pension costs...............................       $ 2       $ 5       $ 6
                                                       ===       ===       ===

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.75%, 8.25% and 7.50%. The rate of increase in future compensation was 4.9% in 1995, 1994, and 1993. The weighted average expected long-term

                        THE BUSINESSES OF NEWPORT NEWS
rate of return on plan assets was 10.0% in 1995, 1994 and 1993. Unrecognized prior service obligations are being amortized on a straight-line basis over the average remaining estimated service period of employees expected to receive benefits under the plans.

13. COMMITMENTS AND CONTINGENCIES

 Government Contracting

  More than 90% of the Company's business involves contracting with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed-price contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases it believes such adjustments are appropriate.

  Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The DCAA has been advised that (i) the TRP will retain the liability for all benefits accrued by the Company's employees through the date of the Distributions (the "Distribution Date"), (ii) the Company's employees will not accrue additional benefits under the TRP after the Distribution Date and (iii) no liabilities or assets of the TRP will be transferred from the TRP to any plan maintained by the Company. A determination of the ratio of assets to liabilities of the TRP attributable to the Company will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against the Company with respect to the amount, if any, by which the assets of the TRP attributable to the Company's employees are alleged to exceed the liabilities. New Tenneco, with the full cooperation of the Company, will defend against any claim by the Government, and in the event there is a determination that an amount is due to the Government, New Tenneco and the Company will share its obligation for such amount plus the amount of related defense expenses, in the ratio of 80% and 20%, respectively. Pending a final determination of any such claim, the Government may, absent an agreement with the Company to defer the payment of the amounts claimed, withhold all or a portion of all future progress payments due the Company under its government contracts until it has recovered its alleged share of the claimed amount plus interest. In the event of a claim by the Government, the Company will diligently seek a deferral agreement with the Government; however, there can be no assurance that the Company will be able to arrange such an agreement and thus avoid an offset against future progress payments pending a final determination. At this preliminary stage it is impossible to predict with certainty any eventual outcome regarding this matter, however, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

  In March 1995, the DCAA informed the Company that it would conduct a post-award audit of the contract to build the aircraft carrier Reagan (CVN-76). The audit concerns the Company's submission to the U.S. Navy of current, accurate and complete data relating to labor and overhead costs submitted in connection with the proposals and negotiations relating to the CVN-76 contract. The audit is ongoing and the DCAA has not issued its audit report. In discussions with the DCAA auditors, however, the DCAA auditors have indicated to Company management that the $2.5 billion CVN-76 contract should be reduced by approximately $122 million based on an alleged submission of defective cost and pricing data. In addition, in May 1996, the Company received a subpoena from the Inspector General of the Department of Defense requesting documents in connection with a joint inquiry being conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia, and the Naval Criminal Investigative Service. Like the DCAA audit,

                        THE BUSINESSES OF NEWPORT NEWS
the investigation appears to focus on whether data relating to labor and overhead costs that the Company supplied in connection with the proposals and negotiations relating to the CVN-76 contract were current, accurate and complete. The Government has not asserted any formal claims against the Company related to these CVN-76 contract matters. Based on the Company's present understanding of the focus of the inquiries, it is the Company's opinion that it has substantial defenses to claims that the government might potentially assert that the Company submitted cost or pricing data that was not current, accurate and complete for the CVN-76 contract. It is the Company's intention to vigorously assert these defenses in the event that the Government should assert such claims. Although the ultimate outcome cannot be predicted, based on the Company's present understanding of the claims the Government might assert, together with defenses the Company believes are available to it, management is of the opinion that the ultimate resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company.

  In addition, various government agencies may at any time be conducting other various investigations or making specific inquiries concerning the Company. The Company believes that the outcome of such other investigations and inquiries will not have a material adverse effect on the Company's financial condition or results of operations.

 Significant Estimates

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product rankers for affiliates of Eletson Corporation at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February, 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income; $56.6 million in 1996 ($26.2 million through June 30), $29.7 million in 1995 and $5.0 million in 1994. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates, although the Company currently believes it can complete the four ships within the current estimate of cost.

  In 1995, the Company entered into fixed price contracts with limited liability companies comprised principally of Hvide Partners, L.P. and an affiliate of Van Ommeren International BV to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on a aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them.

                        THE BUSINESSES OF NEWPORT NEWS

  Contracting with the U.S. Government can also result in the Company filing a Request for Equitable Adjustment ("REA") in connection with a contract. REAs represent claims against the U.S. Government for changes in the original contract specifications and resulting delays and disruption in contract performance. All major REAs filed by the Company in connection with its contracts, have been settled as of June 1996 for approximately the same amount recorded previously by the Company. Through 1995, costs of $18 million had been recognized on the Sealift REA in excess of the adjudicated REA price. Cost growth of $36 million that was not recoverable through that REA has been recognized in the first half of 1996. Due to uncertainties inherent in the estimation process these contract completion costs could be increased in the future by $0 to $10 million. The first of two Sealift ships was delivered in August 1996. Management expects this contract to be substantially complete by the end of the first quarter of 1997.

 Litigation

  The Company is also a defendant in other matters of varying nature. In the opinion of management, the outcome of these proceedings should not have a material adverse effect on the financial position or results of operations of the Company.

 Capital Commitments

  The Company estimates that expenditures aggregating approximately $90 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

 Lease Commitments

  The Company holds certain equipment under long-term operating leases. Future minimum lease payments under existing operating leases as of December 31, 1995, are $1 million for 1996.

  Rent expense recognized for the years ended December 31, 1995, 1994 and 1993, was $14 million, $14 million and $16 million, respectively.

                        THE BUSINESSES OF NEWPORT NEWS

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                   EARNINGS
                                                    BEFORE
                                                    INCOME    EARNINGS
                                                   TAXES &     BEFORE
                                                  CUMULATIVE CUMULATIVE
                                                  EFFECT OF  EFFECT OF
                                                  CHANGE IN  CHANGE IN
                                  NET   OPERATING ACCOUNTING ACCOUNTING   NET
(MILLIONS)                       SALES  EARNINGS  PRINCIPLE  PRINCIPLE  EARNINGS
----------                       ------ --------- ---------- ---------- --------
1996
1st Quarter..................... $  476   $ 41       $ 32       $19       $19
2nd Quarter.....................    439     40         32        18        18
                                 ------   ----       ----       ---       ---
                                 $  915   $ 81       $ 64       $37       $37
                                 ======   ====       ====       ===       ===
1995
1st Quarter..................... $  421   $ 44       $ 37       $20       $20
2nd Quarter.....................    424     46         39        21        21
3rd Quarter.....................    445     35         29        17        17
4th Quarter.....................    466     32         26        15        15
                                 ------   ----       ----       ---       ---
                                 $1,756   $157       $131       $73       $73
                                 ======   ====       ====       ===       ===
1994
1st Quarter..................... $  403   $ 48       $ 41       $23       $19
2nd Quarter.....................    464     53         46        28        28
3rd Quarter.....................    424     52         44        25        25
4th Quarter.....................    462     48         39        19        19
                                 ------   ----       ----       ---       ---
                                 $1,753   $201       $170       $95       $91
                                 ======   ====       ====       ===       ===

Reference is made to the Notes 1, 2 and 3 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Information Statement for items affecting quarterly results.

                                                                     SCHEDULE II

                         THE BUSINESSES OF NEWPORT NEWS

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COLUMN A                   COLUMN B        COLUMN C         COLUMN D  COLUMN E
------------------------------------------------------------------------------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER    DEDUCTIONS  AT END
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS    (NOTE)   OF YEAR
------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
   1995..................     $8        $--        $--        $ 8       $--
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1994..................     $2        $ 6        $--        $--       $ 8
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1993..................     $3        $ 2        $--        $ 3       $ 2
                             ===        ===        ===        ===       ===

Note: Includes uncollectible accounts, net of recoveries, on accounts previously written-off.

                                  APPENDIX E

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)(S) 251 (other than a merger effected pursuant to subsection (g) of (S) 251), 252, 254, 257, 258, 263, or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
  (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                APPENDIX F
Lazard Freres & Co. llc
 30 Rockefeller Plaza
 New York, N.Y. 10020
            ----

  Telephone (212) 632-6000                                        New York
  Facsimile (212) 632-6060
                                                             June 19, 1996
The Board of Directors

Tenneco Inc.

1275 King Street

Greenwich, CT 06831

Dear Members of the Board:

  We understand that Tenneco Inc. (the "Company") proposes to reorganize (the "Reorganization") itself by distributing to its shareholders all the shares of common stock of a new corporation ("Automotive/ Packaging") to be composed of the Company's automotive and packaging business and all the shares of common stock of a new corporation ("Newport News") to be composed of the Company's Newport News shipbuilding business, and immediately thereafter, pursuant to an Agreement and Plan of Merger dated as of June 19, 1996 (including the exhibits thereto, collectively the "Merger Agreement") between El Paso Natural Gas Company ("El Paso"), the Company and a newly formed wholly-owned subsidiary of El Paso ("El Paso Subsidiary"), merging (the "Merger") the Company (which at that point will be composed of the Company's energy business ("Energy") and certain discontinued operations and related contingent liabilities) with El Paso Subsidiary. In the Merger, the shares of the Common Stock, the $4.50 Cumulative Preferred Stock and the $7.40 Cumulative Preferred Stock of the Company will be converted into shares of common stock of El Paso as provided in the Merger Agreement. We understand that under certain circumstances set forth in the Merger Agreement, the consideration to be paid in connection with the Merger would consist of common stock and preferred stock of El Paso. The shares of common stock of Auotmotive/Packaging, Newport News and El Paso (or common and preferred stock of El Paso, as the case may be) to be received by shareholders of the Company in connection with the Reorganization are referred to herein collectively as the "Consideration".

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the Company of the Consideration. In connection with this opinion, we have:

    (i) Reviewed the financial terms and conditions of the form of the Distribution Agreement included as an exhibit to the Merger Agreement among the Company, Tenneco Interamerica Inc. and Automotive/ Packaging (including the exhibits thereto, collectively the "Distribution Agreement") pursuant to which shares of Automotive/Packaging and Newport News are to be distributed, the Debt Realignment Plan relating to the Reorganization attached as Exhibit B to the Merger Agreement (the "Debt Realignment Plan") and the Merger Agreement;

    (ii) Analyzed certain historical business and financial information relating to the Company and El Paso;

    (iii) Reviewed various financial forecasts and other data provided to us by the Company and El Paso relating to each of their respective businesses;

    (iv) Held discussions with members of the senior managements of the Company and El Paso with respect to the businesses and prospects of the Company and El Paso, respectively, the strategic objectives of each, and possible benefits which might be realized following the Reorganization;

    (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and El Paso;

    (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the businesses of the Company and in other industries generally;

    (vii) Reviewed the historical stock prices and trading volumes of the common stock of the Company and El Paso; and

    (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

  We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or El Paso. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and El Paso as to the future financial performance of the Company and El Paso. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

  Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In rendering our opinion, we have assumed that the Reorganization will be consummated on the terms described in the Distribution Agreement, the Debt Realignment Plan and the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory, corporate and other approvals and consents for the Reorganization will not have an adverse effect on Energy, Automotive/ Packaging, Newport News or El Paso. Specifically, we have assumed that the terms of any El Paso preferred stock that may be issued in connection with the Merger will be as contemplated in the Merger Agreement, including that it will trade at par upon its issuance and that the El Paso common stock and El Paso preferred stock will have the same value in the aggregate as the El Paso common stock would have had if the consideration in connection with the Merger consisted solely of El Paso common stock. We are not expressing any opinion as to the prices at which the shares of Automotive/Packaging, Newport News or El Paso will trade when issued to the Company's shareholders.

  We have also assumed that the distribution of shares of Automotive/Packaging and Newport News pursuant to the Distribution Agreement will be tax-free distributions under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), the Merger will qualify as a reorganization under
Section 368(a)(1)(B) of the Code and the other transfers described in the Corporate Restructuring Transaction (as defined in the Distribution Agreement) will qualify as tax-free transfers under Sections 332, 351, 355 and 368 of the Code.

  Lazard Freres & Co. llc is acting as financial advisor to the Company in connection with the Reorganization and will receive a fee for our services upon the occurrence of the Reorganization. We have in the past provided, and are currently providing, investment banking services to the Company and its affiliates, for which we have been or will be paid customary fees. Mr. W. Michael Blumenthal, a senior advisor to our firm, is a member of the Company's Board of Directors.

  Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, El Paso, any shareholders of the Company, Energy, Automotive/Packaging or Newport News or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

  Based on and subject to the foregoing, we are of the opinion that the Consideration is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          Lazard Freres & Co. llc

                                                /s/ Gerald Rosenfeld

                                          By  ____________________________

                                                   Gerald Rosenfeld

                                                  Managing Director

                                                                     APPENDIX G

           DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

        277 PARK AVENUE, NEW YORK, NEW YORK 10172 . (212) 892-3000

                                                             June 27, 1996

Board of Directors

El Paso Energy Corporation

One Paul Kayser Center

100 North Stanton Street

El Paso, TX 79901

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to El Paso Energy Corporation (the "Company") and its common shareholders of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of June 19, 1996, (the "Agreement") between the Company and Tenneco Inc. ("Tenneco"). Certain terms used herein have the meaning set forth in the Agreement.

  Pursuant to the Agreement, a wholly owned subsidiary of the Company will be merged (the "Merger") with and into Tenneco, subject to certain conditions. If
(i) the Merger is approved (the "Tenneco Stockholders' Approvals") by the holders of a majority of the outstanding shares of (a) common stock (the "Tenneco Common Stock"), par value $5.00 per share of Tenneco and (b) the $4.50 Cumulative Preferred Stock of Tenneco (the "$4.50 Preferred Stock") and the $7.40 Cumulative Preferred Stock of Tenneco (the "$7.40 Preferred Stock") (collectively, the "Tenneco Preferred Stock") voting together as a class, and
(ii) the issuance, pursuant to the Agreement, of additional shares of common stock (the "Company Common Stock"), par value $3.00 per share, is approved (the "Company Stockholders' Approval") by the holders of a majority of outstanding Company Common Stock, all issued and outstanding shares (other than shares being canceled pursuant to the Agreement) of Tenneco Common Stock and Tenneco Preferred Stock will be converted, on the terms and conditions set forth in the Agreement, into the right to receive shares of Company Common Stock having an aggregate value of $750 million, subject to adjustment, as provided in the Agreement. If, however, the Tenneco Stockholders' Approvals are obtained but Company Shareholders' Approval is not obtained, all issued and outstanding shares (other than shares being canceled pursuant to the Agreement) of Tenneco Common Stock and Tenneco Preferred Stock will be converted, on the terms and conditions set forth in the Agreement, into the right to receive an aggregate of 7 million shares of Company Common Stock and such number of shares of Adjustable Rate Cumulative Preferred Stock of the Company, which, together with such 7 million shares of Company Common Stock, will have an aggregate value of $750 million, subject to adjustment, as provided in the Agreement.

  As contemplated by the Agreement, prior to the Merger, Tenneco will distribute to the holders of Tenneco Common Stock all of its common equity interest in the Industrial Business and the Shipbuilding Business pursuant to the Distribution Agreement to be attached as Exhibit A to the Agreement (the "Spin-offs"). Additionally, the Agreement contemplates that Tenneco will issue $250 million of New Preferred Stock and at the effectiveness of the Merger have outstanding indebtedness of up to $2.4 billion which, along with certain liabilities associated with Tenneco's previously discontinued operations, will remain obligations of Tenneco following consummation of the Merger. The terms and conditions of the Merger, the Spin-offs and the transactions contemplated thereby are more fully described in the Agreement and the exhibits thereof.

  In arriving at our opinion, we have reviewed the Agreement dated as of June 19, 1996, and the exhibits thereto and financial and other information that was publicly available or furnished to us by the Company and Tenneco, including information provided during discussions with their respective managements and certain financial forecasts of Tenneco and the Company prepared by the management of Tenneco or the Company, as the case may be. In addition, we have (i) compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, (ii) reviewed prices paid in certain other business combinations (iii) reviewed the historical stock prices and trading volumes of the common stock of the Company and (iv) conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from the public sources, that was provided to us by the Company and Tenneco or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the views and judgments of the management of the Company as to (i) the impact of regulatory matters and customer relationships on the business of Tenneco, (ii) the amount of liabilities associated with Tenneco's previously discontinued operations and
(iii) the amount and timing of synergies achievable as a result of the Merger. In addition, we have assumed that (i) the Spin-offs, (ii) the Debt Realignment Plan and (iii) the offering and sale or distribution of the New Preferred Stock each are consummated prior to the Merger. With respect to the financial forecasts supplied to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Tenneco as to the future operating and financial performance of the Company and Tenneco. We have not assumed any responsibility for making any independent evaluation of Tenneco's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the recoverability of gas supply realignment costs of Tenneco or the amount of liabilities to be assumed by the Company related to the discontinued operations of Tenneco. We have not been requested to and do not express any opinion regarding the financial impact of the amounts recovered or assumed, as the case may be, on Tenneco or the Company and the effect, if any, of such actual amounts on the fairness to the Company from a financial point of view of the consideration to be paid in the proposed merger. In addition, we are expressing no opinion herein as to the prices at which the Company Common Stock or, if issued, the Adjustable Rate Preferred Stock, will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote in connection with the proposed Merger.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company pursuant to the Agreement is fair to the Company and its common shareholders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                                    /s/ Ralph Eads

                                          By: ____________________________

                                            Ralph Eads

                                            Managing Director

cc: Mr. Gary P. Cooperstein/FRIED, FRANK, ET AL

                                APPENDIX H

                                    FORM OF
                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                 TENNECO INC.

  TENNECO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

  FIRST: That at a meeting of the Board of Directors of the Company resolutions were adopted setting forth proposed amendments to the Certificate of Incorporation of said Company, as amended as of such date (the "Certificate of Incorporation"), declaring said amendments to be advisable and directing that the amendment be considered at a special meeting of the stockholders of the Company. The resolutions setting forth the proposed amendments are as follows:

  RESOLVED, that the Board of Directors of the Company hereby approves and declares it advisable that the Certificate of Incorporation of the Company be amended (the "Amendment") by (i) deleting Subsection 1 of Part II of Article FOURTH thereof in its entirety and inserting the paragraph set forth below in lieu thereof, (ii) deleting Subsections 2, 3 and 4 of Part II of Article FOURTH thereof in their entirety, and (iii) renumbering Subsection 5 of Part II of Article FOURTH thereof as Subsection 2:

  "1. The Board of Directors of the Company is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Junior Preferred Stock, for series of Junior Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Junior Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding."

  SECOND: That thereafter, pursuant to the resolution of its Board of Directors, (i) a special meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (the "DGCL"), at which meeting holders of a majority of the outstanding stock entitled to vote thereon (except for the holders of the Company's outstanding Junior Preferred Stock), as required by the DGCL and the Certificate of Incorporation, voted in favor of the amendment and (ii) the holders of the shares of the Company's outstanding Junior Preferred Stock unanimously consented, in accordance with
Section 228 of the DGCL, to the adoption of the amendment.

  THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

  IN WITNESS WHEREOF, said Tenneco Inc. has caused this Certificate to be
signed by [          ], as [              ], this   th day of     , 1996.

                                          TENNECO INC.


                                          By:__________________________________

                                      H-1